As filed with the Securities and Exchange Commission on February 22, 2006
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.
(Exact name of Registrant as specified in its charter)

Rio Han Holding Company
(Translation of Registrant’s name into English)

Federative Republic of Brazil	3721	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656 12227-901 – São José dos Campos, SP, Brazil 55-12-3927-1000
(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

National Registered Agents, Inc. 875 Avenue of the Americas, Suite 501 New York, NY 10001 1-800-767-1553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Richard S. Aldrich, Jr., Esq. Shearman & Sterling LLP Av. Brig. Faria Lima, 3400 04538-132 São Paulo-SP, Brazil

Approximate date of commencement of proposed offer to the public:  As soon as practicable after this registration statement becomes effective.

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Common Shares, no par value	337,177,111	U.S.$9.6578	U.S.$3,256,377,638.65	U.S.$348,433.63

(1)

290,029,360 of these common shares will initially be represented by the registrant’s American Depositary Shares (“ADSs”), each of which will represent four common shares, and which will be evidenced by American Depositary Receipts (“ADRs”).  A separate registration statement on Form F-6 will be filed to register the ADSs.  The remaining 38,503,014 common shares will not be represented by ADSs.  An additional 8,644,737 common shares will be issuable in exchange for preferred shares of Embraer in connection with the offering of exchangeable notes into preferred shares of Embraer by the Brazilian National and Social Development Bank, or BNDES.

(2)

Includes a maximum number of the registrant’s common shares expected to be issued to holders of ADSs of Embraer – Empresa Brasileira de Aeronáutica S.A. (“Embraer”), and to U.S. holders of common shares and preferred shares of Embraer in connection with the proposed restructuring and merger described in the accompanying prospectus.  The common shares to be issued in connection with the proposed restructuring and merger outside the United States to non-U.S. residents are not registered under this registration statement.

(3)

The proposed maximum aggregate offering price per common share (estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) and Rule 457(c) under the Securities Act) was calculated in accordance with the exchange ratio of one common share of the registrant to be exchanged for each common share or preferred share of Embraer held directly by a U.S. resident and the exchange ratio of one ADS of the registrant to be exchanged for each ADS of Embraer, in each case in connection with the proposed restructuring and merger described in the accompanying prospectus and based on (a) R$19.80, the average of the high and low prices of the common shares of Embraer, and R$20.45, the average of the high and low prices of the preferred shares of Embraer, as reported on the São Paulo Stock Exchange on February 17, 2006, converted into U.S. dollars based on an exchange rate of R$2.1182 = U.S.$1.00, as reported by the Central Bank (PTAX rate) on February 17, 2006 and (b) U.S.$38.70, the average of the high and low prices of the ADSs of Embraer as reported on the New York Stock Exchange on February 17, 2006.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  Rio Han Empreendimentos e Participações S.A. may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

Prospectus
Subject to Completion, dated ____________, 2006

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

          The Board of Directors of Embraer-Empresa Brasileira de Aeronáutica S.A., or Embraer, has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado segment of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or BOVESPA.

          The proposed restructuring will be implemented through a merger of companies under Brazilian law (incorporação de empresas), or merger, of Embraer with and into Rio Han Empreendimentos e Participações S.A., a holding company, or Rio Han.  As a result of the merger, Embraer will cease to exist and:

•	Rio Han will succeed to all of the rights and obligations of Embraer, and will change its legal name to Embraer-Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name;

•	each common share of Embraer (other than common shares held by Rio Han) will be exchanged for one common share of Rio Han, or Rio Han common share;

•	each preferred share of Embraer will be exchanged for one Rio Han common share, and Rio Han will be prohibited from issuing preferred shares;

•

each American Depositary Share of Embraer, or Embraer ADS, each of which represents four preferred shares of Embraer, will be exchanged for one American Depositary Share of Rio Han, or Rio Han ADS, each of which will represent four Rio Han common shares; and

•

the Golden Share, a special class of common share of Embraer held by the Federative Republic of Brazil, or the Brazilian Government, will be exchanged for a special class of common share, or Golden Share, of Rio Han.

          An extraordinary general meeting of Embraer shareholders will be held at Embraer’s principal executive offices at Avenida Brigadeiro Faria Lima, 2170, City of São José dos Campos, State of São Paulo, Brazil on [______] [__], 2006 at [__]:00 a.m., local time, to consider and vote upon the merger in accordance with the procedures described in this prospectus.

          Even though under Brazilian law holders of Embraer preferred shares and, consequently, Embraer ADSs, collectively, Embraer non-voting shares, do not have the right to vote on the merger, the Board of Directors of Embraer proposes to extend voting rights to all holders of preferred shares, including preferred shares represented by Embraer ADSs, in respect of all proposals relating to the merger, as described in this prospectus.

          NEITHER RIO HAN NOR EMBRAER IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND RIO HAN OR EMBRAER A PROXY.

          The Rio Han common shares to be issued to holders of Embraer common and preferred shares will be listed on the BOVESPA.  Rio Han will apply to list such shares on the Novo Mercado segment of the BOVESPA under the symbol “EMBR3.”  The Rio Han ADSs and the underlying common shares to be received by holders of Embraer ADSs will be listed on the New York Stock Exchange, or NYSE, under the symbol “ERJ.”

          You should read this prospectus carefully.  See the section entitled “Risk Factors” beginning on page 27 of this prospectus for a discussion of risks that you should consider when evaluating the transactions described in this prospectus.

          Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

          This prospectus is dated           , 2006 and is expected to be first made available to Embraer shareholders on or about that date.

i

           You should rely only on the information contained in this prospectus or on the information to which Rio Han and/or Embraer have referred you.  Rio Han and Embraer have not authorized anyone to provide you with different information.  The information contained in this prospectus or in any supplement accompanying this prospectus is only accurate at its respective date, and the business, results of operations and financial condition of Rio Han and Embraer may change thereafter.

PRESENTATION OF FINANCIAL INFORMATION

Rio Han Historical Financial Information

          Rio Han was formed on September 2, 2005 as a sociedade por ações de capital fechado (a “closed company”), and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005, Rio Han had no material assets or liabilities and had only recorded a capital of US$21.34 in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

          After the proposed restructuring and merger is implemented, Rio Han will prepare financial statements in accordance with U.S. GAAP, and, as currently done by Embraer, Rio Han will also present its primary U.S. GAAP financial statements in U.S. dollars.

          In addition, after implementation of the proposed restructuring and merger, and the subsequent listing of Rio Han as a public company with the Comissão de Valores Mobiliários, or CVM, Rio Han will be permitted for a limited period of time to prepare its financial statements in accordance with accounting practices adopted in Brazil (which include accounting practices derived from Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law) for certain purposes, such as providing reports to its Brazilian shareholders, filing financial statements with the CVM and determining dividend payments and other distributions and tax liabilities in Brazil.  These accounting practices are referred to in this prospectus as generally accepted accounting principles in Brazil, or Brazilian GAAP.

Embraer Historical Financial Information

          The historical financial information of Embraer included in this prospectus is derived from the following financial statements:

•

the consolidated financial statements of Embraer at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, audited by Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus;

•

the consolidated financial statements of Embraer at December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001, audited by Deloitte, that have not been included in this prospectus; and

•

the condensed consolidated financial statements of Embraer at and for the nine months ended September 30, 2005, subject to limited review by Deloitte, included in “Financial Statements” beginning on page F-1 of this prospectus.

          You should read Embraer’s selected historical financial information included in this prospectus in conjunction with (1) “Item 5. Operating and Financial Review and Prospects” and “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, (2) Embraer’s financial statements and related notes included in “Financial Statements” beginning on page F-1 of this prospectus, and (3) “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” beginning on page 74 of this prospectus.

          Embraer’s consolidated financial statements for the years ended December 2001, 2002, 2003 and 2004 have been prepared in accordance with U.S. GAAP.  Because Embraer exports more than 90% of its production and operates in an industry that uses the U.S. dollar as its currency of reference, Embraer’s management believes that the U.S. dollar is its functional currency and the most appropriate currency in which to present its financial statements.  As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or SFAS 52.

v

          Embraer’s consolidated financial statements at and for the year ended December 2000 have been prepared in accordance with Brazilian GAAP, stated in Brazilian reais and have been adjusted for the effects of inflation.  Previously, amount of net income and shareholders’ equity under Brazilian GAAP were reconciled to those that would have been reported under U.S. GAAP.

          For certain purposes, such as providing reports to its Brazilian shareholders, filing financial statements with the CVM and determining dividend payments and other distributions and tax liabilities in Brazil, Embraer has prepared and will, until the date the merger is completed, continue to be required to prepare financial statements in accordance with the Brazilian Corporate Law.  Embraer’s financial statements prepared in accordance with the Brazilian Corporate Law are not adjusted to account for the effects of inflation.

          As a result of the reconciliation of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income and shareholders’ equity as reported in Embraer’s consolidated historical financial statements presented herein differ from those included in its statutory accounting records.

Pro Forma Combined Financial Information

          Under U.S. GAAP, the merger of Embraer with and into Rio Han will be recorded using the historical carrying values of the assets and liabilities of Embraer.  The merger will be treated as a recapitalization that results in no change in accounting basis from the accounting basis of Embraer because, in accordance with U.S. GAAP, Embraer is regarded as the acquiring party for accounting purposes.  The creation of Rio Han, a holding company with no operations, and the subsequent merger with Embraer do not involve any new shareholders nor result in any one shareholder or group of shareholders obtaining unilateral control of Rio Han.

          As a result, Rio Han is not presenting pro forma combined financial information in this prospectus, with the exception of the unaudited pro forma earnings per share information of Embraer, giving pro forma effect to the proposed restructuring and merger contemplated in this prospectus.  The unaudited pro forma earnings per share information is included in “Summary Historical and Pro Forma Financial Information—Summary Comparative Per Share Data” beginning on page 24 of this prospectus.

          The unaudited pro forma earnings per share information of Embraer presented in this prospectus gives effect to estimates made by Embraer’s management and assumes that none of the holders of Embraer common shares will exercise their appraisal rights.

          The unaudited pro forma earnings per share data of Embraer was prepared for illustrative purposes only.  This information does not purport to represent what historical earnings per share Embraer would have had if the proposed restructuring and merger had occurred before such period or the future earnings per share that Rio Han will experience after the proposed restructuring and merger is implemented.

          References to “real,” “reais” or “R$” are to the legal currency of Brazil, and references to “U.S. dollars” or “US$” are to the legal currency of the United States.

CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING INFORMATION

          This prospectus includes forward-looking statements.  These forward-looking statements include, but are not limited to:  statements about the benefits of the proposed restructuring to Embraer and Embraer shareholders, including statements that the proposed restructuring will facilitate access to capital markets and increase financing resources for the development of new products and expansion programs and statements regarding the dispersed ownership and potential increase in liquidity of Rio Han common shares, and statements about the current conditions and future trends in the airline industry and business jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management of Embraer and other matters.

          These forward-looking statements are based largely on the current beliefs and expectations of Rio Han and Embraer about future events and financial trends affecting Embraer’s businesses and are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in Embraer’s markets;

•	changes in competitive conditions and in the general level of demand for Embraer’s products;

•	management’s expectations and estimates concerning Embraer’s future financial performance, financing plans and programs, and the effects of competition;

•

continued successful development and marketing of the Embraer 170/190 jet family, the line of business jets, including the new business jets for the light and very light categories, and defense aircraft;

•	Embraer’s level of debt;

•	anticipated trends in Embraer’s industry and its short- and long-term outlook for the 30-120 seat commercial aircraft market;

•	Embraer’s expenditure plans;

•	inflation and fluctuations in exchange rates;

•	Embraer’s ability to develop and deliver its products on a timely basis;

•	availability of sales financing for Embraer’s existing and potential customers;

•	existing and future governmental regulation; and

•	other risk factors as set forth under “Risk Factors” beginning on page 27 of this prospectus.

          The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements.  Rio Han and Embraer undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not occur.

          Actual results and performance could differ substantially from those anticipated in forward-looking statements as a result of various factors such as those risks described in this prospectus, including in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.  You should not place undue reliance on these forward-looking statements.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED RESTRUCTURING AND MERGER

Q:	What is the proposed restructuring and merger?

A:

The Board of Directors of Embraer-Empresa Brasileira de Aeronáutica S.A., or Embraer, has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado, a special trading segment of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or BOVESPA.

The proposed restructuring involves two steps:

•

the organization of Rio Han Empreendimentos e Participações S.A., a holding company, or Rio Han, and the transfer by Cia. Bozano, Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI, or PREVI, and Fundação Sistel de Seguridade Social, or SISTEL, the controlling shareholders of Embraer, of all of the Embraer common shares, or Embraer control shares, held by them subject to the Shareholders’ Agreement among Cia. Bozano, PREVI and SISTEL, dated July 24, 1997, or the Shareholders’ Agreement, to Rio Han—this step was completed on January 18, 2006; and

	•	the merger of companies under Brazilian law (incorporação de empresas), or merger, of Embraer with and into Rio Han.

Q:	Why has Embraer decided to propose the restructuring and merger?

A:

The proposed restructuring is intended to create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving its access to capital markets and increasing financing resources for the development of new products and expansion programs.  The Board of Directors of Embraer believes that the proposed restructuring will also benefit Embraer shareholders through:

	•	the extension of voting rights to all Embraer shareholders;

	•	the relinquishment of voting control by the current controlling shareholders of Embraer in favor of all Embraer shareholders;

	•	a potential increase in the liquidity of the shares to be received by Embraer shareholders in the merger resulting from the expected dispersed ownership of such shares; and

	•	the adoption of enhanced corporate governance practices and transparency standards.

Q:	What will happen to my Embraer common or preferred shares or ADSs?

A:

As a result of the merger, Embraer common and preferred shares (including preferred shares represented by Embraer ADSs, each of which represents four Embraer preferred shares) will be exchanged for Rio Han common shares (including common shares represented by Rio Han ADSs, each of which will represent four Rio Han common shares) as follows:

	•	each common share of Embraer (other than those held by Rio Han) will be exchanged for one Rio Han common share;

	•	each preferred share of Embraer will be exchanged for one Rio Han common share, and Rio Han will be prohibited from issuing preferred shares;

	•	each Embraer ADS will be exchanged for one Rio Han ADS; and

•

the Golden Share, a special class of common share held by the Federative Republic of Brazil, or the Brazilian Government, will be exchanged for a special class of common share, or Golden Share, of Rio Han.

Q:	What shareholder approvals are needed for the proposed restructuring and merger?

A:	Under the Brazilian Corporate Law, the merger must be approved by the shareholders of Rio Han and Embraer at their respective general meetings.

The Brazilian Government holds a Golden Share that gives the Brazilian Government a veto right over certain actions by Embraer, including the merger.  The representative of the Brazilian Government on the Board of Directors of Embraer has approved the proposed restructuring and merger, and the Brazilian Government has indicated to the Board of Directors of Embraer that it intends to vote in favor of the merger.

Q:	When and where is the extraordinary general meeting of Embraer shareholders to approve the merger?

A:

The extraordinary general meeting of Embraer shareholders to approve the merger will be held on [__________], 2006, at [__] a.m., local time, at Embraer’s principal executive offices at Avenida Brigadeiro Faria Lima, 2170, São José dos Campos, São Paulo, Brazil.  The general meeting of Rio Han shareholders to approve the merger will be held at Rio Han’s principal executive offices at Avenida Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656, São José dos Campos, São Paulo, Brazil, immediately following the extraordinary general meeting of Embraer shareholders.

Q:	Will holders of Embraer non-voting shares be entitled to vote at the extraordinary general meeting?

A:

Even though under the Brazilian Corporate Law holders of Embraer preferred shares and, consequently, Embraer ADSs do not have the right to vote on the merger, the Board of Directors of Embraer proposes to extend voting rights to all holders of preferred shares, including preferred shares represented by Embraer ADSs, or, collectively, The Embraer non-voting shares in respect of all proposals relating to the merger.  At the extraordinary general meeting of Embraer shareholders, holders of Embraer common shares will first be asked to consider and vote upon a proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all Embraer shareholders in respect of all proposals relating to the merger.  This first proposal must be approved by holders of a majority of the Embraer common shares present and voting at the extraordinary general meeting.  The Board of Directors of Embraer expects this first proposal to be approved because Rio Han and its shareholders Cia. Bozano, PREVI and SISTEL, which directly or indirectly hold 63.35% of the outstanding Embraer common shares, have indicated to the Board of Directors of Embraer that they intend to vote in favor of this first proposal.  If this first proposal is approved, all Embraer shareholders will have the right to vote upon all proposals relating to the merger.

Q:	What vote is required to approve the merger at the extraordinary general meeting?

A:

If the proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all Embraer shareholders is approved, then the merger must be approved by holders of more than 50% of the outstanding common and preferred shares of Embraer.

Q:	How will the vote for the approval of the merger be conducted at the extraordinary general meeting?

A:

The Board of Directors of Embraer has agreed that all Embraer shareholders (other than Rio Han, Cia. Bozano, PREVI and SISTEL and the directors and executive officers of Embraer), including the depositary of the Embraer ADSs that will vote as instructed by holders of ADSs, will vote before Rio Han, Cia. Bozano, PREVI, SISTEL and the directors and executive officers of Embraer on the proposals to approve the merger.  If the merger is rejected by holders of more than 50% of the outstanding common and preferred shares of Embraer (other than common or preferred shares held by Rio Han, Cia. Bozano, PREVI, SISTEL and the directors and executive officers of Embraer), then Rio Han, Cia. Bozano, PREVI and SISTEL will vote against the merger.  If the merger is not rejected as described in the preceding sentence, Rio Han, Cia. Bozano, PREVI and SISTEL will vote for the merger.

Q:	What is the record date for the extraordinary general meeting?

A:

Only Embraer shareholders who hold shares of record as of the close of business on [                     ], 2006 will be entitled to attend and, in the case of holders of Embraer non-voting shares only if the proposal to extend voting rights to all Embraer shareholders is approved, vote at the extraordinary general meeting.

Q:	Do I have to attend the extraordinary general meeting in person to vote?

A:

You must attend the extraordinary general meeting of Embraer shareholders in person or by proxy in order to vote.  See “Extraordinary General Meeting of Embraer Shareholders—How to Vote Your Embraer Shares and ADSs” beginning on page 33 of this prospectus for further details.

Q:	As a holder of Embraer ADSs, how do I vote?

A:

As a holder of Embraer ADSs, you are not entitled to attend the extraordinary general meeting in person, but instead may be represented at the meeting by the depositary of the Embraer ADSs, or the depositary, or its representative.  You should provide the depositary with timely voting instructions with respect to the preferred shares represented by your Embraer ADSs to enable the depositary to have such shares represented at the extraordinary general meeting.  The depositary has set [__] p.m. (New York City time) on [__________], 2006 as the record date for determining those holders of Embraer ADSs entitled to provide voting instructions.  See “Extraordinary General Meeting of Embraer Shareholders—How to Vote Your Embraer Shares and ADSs” and “Specific Considerations for Holders of Embraer ADS—Vote by Holders of Embraer ADSs” beginning on pages 33 and 68 of this prospectus, respectively.

Q:	Do I have appraisal rights in connection with the merger?

A:

Holders of record of Embraer common shares at the close of business on January 19, 2006, the date of the first announcement of the merger, are entitled to exercise appraisal or withdrawal rights (direito de recesso ou retirada), or appraisal rights, in connection with the merger.

If you held Embraer common shares of record at the close of business on January 19, 2006, you will have the right to elect to receive, instead of the Rio Han common shares to be issued in the merger, R$6.61 in cash per common share, being the shareholders’ equity per share of Embraer determined in accordance with Brazilian GAAP as of September 30, 2005, using the methodology described in the Valuation Report of Shareholders’ Equity of Embraer prepared by ACAL Consultoria e Auditoria S/S, or ACAL, dated as of January 18, 2006.  See “The Proposed Restructuring and Merger—Valuation Reports of ACAL—Summary of Valuation Report of Book Value of Embraer’s Shareholders’ Equity ” beginning on page 53 of this prospectus.

If you have appraisal rights, you must exercise your rights within 30 days of the publication of the minutes of the extraordinary general meeting of Embraer shareholders convened to approve the merger, or the appraisal rights period, otherwise your rights will lapse.  You cannot exercise your appraisal rights if you vote in favor of the merger.  See “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus for information on how to exercise your appraisal rights.

Under the Brazilian Corporate Law, holders of Embraer preferred shares and Embraer ADSs are not entitled to appraisal rights in connection with the merger.  See “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus.

Q:	Can the merger be unwound?

A:

Yes.  Under the Brazilian Corporate Law, if the management of Rio Han believes that the total value of the appraisal rights exercised by holders of Embraer common shares may put at risk the financial stability of Rio Han, the management may, within ten days after the end of the appraisal rights period, call an extraordinary general meeting of Rio Han shareholders to ratify or unwind the merger.

Q:	When will the merger be completed?

A:	The merger will be effective upon approval of the merger by the shareholders of Rio Han and Embraer at their respective meetings.

The merger will be completed only after the merger becomes irreversible, which will occur upon the earliest occurrence of any of the following events:

•

by the tenth day following the end of the appraisal rights period if management of Rio Han has not called an extraordinary general meeting of Rio Han shareholders to either ratify or unwind the merger;

• Rio Han waives its right to unwind the merger; or

•

management of Rio Han calls an extraordinary general meeting of Rio Han shareholders within ten days of the end of the appraisal rights period to either ratify or unwind the merger, and the merger is ratified.

Q:	As a holder of Embraer common or preferred shares, what should I do to receive my Rio Han common shares?

A:

As a holder of Embraer common or preferred shares, you will not need to do anything to receive your Rio Han common shares issued in the merger.  Upon the effectiveness of the merger, all Embraer common and preferred shares will automatically be exchanged for Rio Han common shares.  As Embraer shares are registered in book-entry form and Rio Han common shares will be registered in book-entry form, an entry or entries will be made by Banco Itaú S.A., the registrar of the Embraer share registry and the Rio Han share registry, in the Rio Han share registry to evidence the Rio Han common shares issued in the merger.  Holders of Embraer common or preferred shares will not receive certificates evidencing Rio Han common shares.  After the merger is completed, the registrar of the Rio Han share registry will provide a statement of shareholding to each registered holder of Rio Han common shares confirming their ownership of Rio Han common shares.

Q:	As a holder of Embraer ADSs, what should I do to receive my Rio Han ADSs?

A:

If you are a registered holder of Embraer ADSs, you will not need to take any action with respect to your Embraer ADSs.  If you hold your Embraer ADSs in book-entry form through the direct registration system maintained by JPMorgan Chase Bank, N.A., the depositary for the Embraer ADSs, an entry or entries will be made in the direct registration system after the effectiveness of the merger to evidence that your Embraer ADSs represent Rio Han common shares rather than Embraer preferred shares. If you hold certificates, commonly known as American Depositary Receipts, or ADRs, evidencing your Embraer ADSs, your ADRs will evidence your Rio Han ADSs after the effectiveness of the merger. In all cases, the number of Embraer ADSs you hold will remain unchanged. If you are not a registered holder of your Embraer ADSs but hold your Embraer ADSs in “street name” through a broker, bank, custodian or other nominee, you will not need to take any action unless your broker, bank, custodian or other nominee informs you otherwise.

Q:	Can I trade my Embraer shares during the appraisal rights period?

A:

Yes.  You may continue to trade your Embraer common or preferred shares under their existing ticker symbols on the BOVESPA until such time as Rio Han is registered as a public company with the CVM and the Rio Han common shares issued in the merger are listed on the BOVESPA.  Upon the effectiveness of the merger, Rio Han will apply to register as a public company with the CVM and to list the Rio Han common shares on the Novo Mercado segment of the BOVESPA under the ticker symbol “EMBR3.”  Rio Han anticipates the registration and listing process to be completed within approximately 60 days from the date of the filing of its applications with the CVM and the BOVESPA.  Holders of Embraer ADSs may continue to trade their Embraer ADSs under the ticker symbol “ERJ” on the NYSE until such time as the Rio Han ADSs are authorized for listing on the NYSE.  Rio Han expects that the Rio Han ADSs will be authorized for listing on the NYSE, subject to official notice of issuance, by the same time that Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA.

Q:	Will I have to pay brokerage commissions?

A:	You will not have to pay brokerage commissions if your shares are registered in your own name.

Q:	Who can help answer my questions?

A:	If you have any questions about the proposed restructuring or merger, you should contact:

Embraer
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos
São Paulo, Brazil
Attention: Investor Relations
Telephone (Brazil): +55 12 3927-4404
Telephone (US): +1 954 359-3721

SUMMARY

          The following summary highlights selected information from this prospectus and may not contain all the information that may be important to you.  To understand the proposed restructuring and merger more fully, you should read this entire prospectus carefully.  This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing in this prospectus, including Embraer’s condensed consolidated financial statements and the accompanying notes.

The Companies

Rio Han (see page 71)

Av. Brigadeiro Faria Lima, 2170
F-56, térreo, sala 2656
12227-901 – São José dos Campos
São Paulo, Brazil
Tel:  +55-12-3927-1000

          Rio Han was formed as a closed company under the laws of Brazil on September 2, 2005 under the name R.A.A.S.P.E. Empreendimentos e Participações S.A., which name was subsequently changed to Rio Han on January 12, 2006.

          The current share ownership of Rio Han (after giving effect to the transfer by Cia. Bozano, PREVI and SISTEL of the Embraer control shares to Rio Han on January 18, 2006) is as follows:

Shareholder	Number of common shares	Percentage of participation in the capital stock

Cia. Bozano	54,102,501	33.33%
PREVI	54,102,131	33.33%
SISTEL	54,102,131	33.33%
Total	162,306,763	100%

          Rio Han has not carried on any activities other than in connection with the proposed restructuring and merger.

Embraer (see page 72)

Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos
São Paulo, Brazil
Tel:  +55-12-3927-4440

          Embraer was incorporated as a publicly held company with private participation by the Brazilian Government in 1969, was privatized in 1994 and is currently a joint stock company duly organized under the laws of Brazil.  Embraer is one of the leading manufacturers of commercial aircraft in the world based on net sales of commercial aircraft, and has a global customer base.  Embraer’s focus is achieving customer satisfaction with a range of products addressing the commercial, business jet and defense aircraft markets.  Embraer is also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and has also sold aircraft to military forces in Europe and Latin America.

          For additional information about Embraer, including information regarding recent developments, see “The Companies—Information About Embraer” beginning on page 72 of this prospectus.

The Proposed Restructuring and Merger  (see page 35)

          The Board of Directors of Embraer has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado, a special trading segment of the BOVESPA.

          The proposed restructuring involves two steps:

1.	the organization of Rio Han and the transfer by Cia. Bozano, PREVI and SISTEL of the Embraer control shares to Rio Han—this step was completed on January 18, 2006; and

2.	the merger under Brazilian law of Embraer with and into Rio Han.

Organization of Rio Han and the Transfer of Embraer control shares to Rio Han (see page 71)

          Rio Han was formed on September 2, 2005 and has not carried on any activities other than in connection with the proposed restructuring and merger.

          On January 12, 2006, Cia. Bozano purchased all of the common shares representing the capital stock of Rio Han.  On January 13, 2006, PREVI and SISTEL each purchased from Cia. Bozano an amount of common shares to enable each of Cia. Bozano, PREVI and SISTEL to hold nearly equal amounts of Rio Han’s capital stock.  On January 18, 2006, Cia. Bozano, PREVI and SISTEL transferred all of the Embraer control shares (which represent 60% of Embraer’s common shares and 20.16% of Embraer’s total capital) to Rio Han in exchange for 162,306,263 Rio Han common shares (or 1.1153 Rio Han common shares for each Embraer control share).

          The exchange ratio for the transfer of the Embraer control shares to Rio Han was determined by the management of Rio Han and the management of Embraer and subsequently recommended for approval by the Conselho Fiscal (Audit Board) of Embraer. The exchange ratio was approved by the Board of Directors of Embraer based on, among other things, the Financial Analyses Regarding the Restructuring of the Capital Stock of Embraer prepared by Goldman Sachs & Co. together with Goldman Sachs & Companhia, collectively, Goldman Sachs, dated as of January 13, 2006.  See “The Proposed Restructuring and Merger—Financial Analyses of Goldman Sachs” beginning on page 43 of this prospectus for further details regarding the financial analyses. The exchange ratio for the transfer of the Embraer control shares to Rio Han reflects a premium of 9% when compared to the exchange ratio for the merger.  The Board of Directors of Embraer understands that Cia. Bozano, PREVI and SISTEL have a legitimate and justified expectation in receiving a premium on the transfer of the Embraer control shares to Rio Han as compensation for their relinquishment of voting control over Embraer in favor of all Embraer shareholders in connection with the proposed restructuring and merger.  See “Merger Agreement” beginning on page 59 of this prospectus for further details.

Merger of Embraer with and into Rio Han (see page 37)

          The proposed restructuring will be implemented through the merger of Embraer with and into Rio Han under the Brazilian Corporate Law.

          As a result of the merger, Embraer will cease to exist and:

•	Rio Han will succeed to all of the rights and obligations of Embraer, and will change its legal name to Embraer–Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name;

•

all of the assets and liabilities (including shareholders’ equity) of Embraer will be combined with the assets and liabilities (including shareholders’ equity) of Rio Han, and all of Embraer’s subsidiaries will become Rio Han’s subsidiaries;

•	each common share of Embraer (other than common shares held by Rio Han) will be exchanged for one Rio Han common share;

•	each preferred share of Embraer will be exchanged for one Rio Han common share, and Rio Han will be prohibited from issuing preferred shares;

•	each Embraer ADS will be exchanged for one Rio Han ADS; and

•	the Golden Share of Embraer held by the Brazilian Government will be exchanged for a Golden Share of Rio Han.

          Each common and preferred share of Embraer held by Cia. Bozano, PREVI or SISTEL not subject to the Shareholders’ Agreement will be exchanged for one Rio Han common share.

          Upon the effectiveness of the merger, the Shareholders’ Agreement will terminate and the new bylaws of Rio Han to be approved in connection with the merger will prohibit any shareholder or group of shareholders from exercising voting control over Rio Han.

          The ownership structure of Rio Han after the merger will be as follows:

Share Ownership After the Merger (see page 38)

          As of the date of this prospectus, holders of Embraer shares other than Rio Han hold approximately 79.84% in the aggregate of the total capital stock of Embraer.  As a result of the premium that will be realized by Cia. Bozano, PREVI and SISTEL by virtue of the exchange ratio for the transfer of the Embraer control shares to Rio Han when compared to the exchange ratio for the merger, and assuming no holders of Embraer common shares exercise their appraisal rights, holders of Embraer shares other than Rio Han will hold approximately 78.03% in the aggregate of the total capital stock of Rio Han after the merger.  See “The Proposed Restructuring and Merger—Share Ownership After the Merger” beginning on page 38 of this prospectus for further details on the financial impact of the merger on Embraer shareholders.

Reasons for the Proposed Restructuring and Merger  (see page 41)

          The proposed restructuring and merger is intended to create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving its access to capital markets and increasing financing resources for the development of new products and expansion programs.  See “The Proposed Restructuring and Merger—Reasons for the Proposed Restructuring and Merger” beginning on page 41 of this prospectus.  The Board of Directors of Embraer expects that the following benefits will result from the proposed restructuring:

Benefits to Embraer Shareholders:

•	the extension of voting rights to all Embraer shareholders;

•	the relinquishment of voting control by the current controlling shareholders of Embraer in favor of all Embraer shareholders;

•	a potential increase in the liquidity of the shares to be received by Embraer shareholders in the merger resulting from the expected dispersed ownership of such shares;

•	the adoption of enhanced corporate governance practices and transparency standards; and

•

for Cia. Bozano, PREVI and SISTEL, realization of a premium on the Embraer control shares transferred to Rio Han by virtue of the exchange ratio applicable to such transfer when compared to the exchange ratio applicable to the merger.

Benefits to the Brazilian Capital Markets:

•	the creation of the first major Brazilian company with dispersed ownership and simplified capital structure (only common shares) to be listed on the Novo Mercado; and

•	the creation of a new corporate governance benchmark for Brazilian public companies.

Benefits to the Brazilian Government:

•	the continuation of the rights of the Golden Share;

•	the assurance that a majority of the voting rights of Rio Han common shares will be held by Brazilian shareholders as provided in the Privatization Notice of Embraer;

•	the control over the concentration of Rio Han common shares in amounts equal to or greater than 35%;

•	the assurance of a dispersed capital structure due to the adoption of restrictions on voting rights contained in Rio Han’s proposed bylaws; and

•	the assurance that Rio Han will remain as a technological and industrial partner of the Brazilian Army.

The Board of Directors also considered the following potential effects arising from the proposed restructuring and merger:

•

the ownership percentage of holders of Embraer shares other than those subject to the Shareholders’ Agreement will be diluted as a result of the merger (assuming no holders of Embraer common shares exercise appraisal rights); and

•

holders of Embraer preferred shares (including preferred shares represented by Embraer ADSs) will no longer be entitled to receive a dividend per share at least 10% higher than any dividend conferred upon each Embraer common share.

Approval of the Conselho Fiscal (Audit Board) and of the Board of Directors of Embraer (see page 42)

          The Conselho Fiscal (Audit Board) of Embraer has reviewed the proposed restructuring and merger, including the Protocol and Justification of Merger of Embraer with and into Rio Han, dated January 19, 2006, and the valuation reports, financial analyses and proposed bylaws of Rio Han attached as exhibits thereto, or the Merger Agreement, and has unanimously recommended the submission of the Merger Agreement and the merger to an extraordinary general meeting of Embraer shareholders for approval.

          The Board of Directors of Embraer has also reviewed the proposed restructuring and merger, including the Merger Agreement and all exhibits thereto, and has unanimously approved the restructuring and merger, the terms of the Merger Agreement and all related documents, and has approved the submission of the Merger Agreement and the merger to an extraordinary general meeting of Embraer shareholders for approval.

          In determining whether to approve the proposed restructuring and merger, the Board of Directors of Embraer consulted with its senior management and legal counsel as well as its financial advisors, ACAL and Goldman Sachs, considered the approval of the Conselho Fiscal, and considered the respective strategic, financial and other considerations referred to under “The Proposed Restructuring and Merger—Reasons for the Proposed Restructuring and Merger” beginning on page 41 of this prospectus.

Conditions to the Merger (see page 37)

          The merger must be approved by the shareholders of Rio Han and Embraer at their respective meetings.  At their general meeting, Rio Han shareholders will be asked to vote upon, among other things, the following proposals:

•	the approval of the proposed bylaws for Rio Han;

•

the election of a transition Board of Directors to serve until the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008;

•	the ratification of the appointment of ACAL by the management of Rio Han to prepare the valuation reports of Embraer and Rio Han;

•	the approval of the valuation reports prepared by ACAL;

•	the approval of the Merger Agreement;

•	the approval of the merger of Embraer with and into Rio Han, pursuant to the terms of the Merger Agreement and related documents;

•	the increase of Rio Han’s capital as a result of the merger;

•	the approval of the renaming of Rio Han as Embraer – Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name; and

•

the restriction on transfers of Rio Han common shares by the current controlling shareholders of Rio Han and the management of Rio Han for a period of six months following the effectiveness of the merger.

          Rio Han expects that all of the resolutions submitted to Rio Han shareholders for approval at the general meeting of Rio Han shareholders will be approved because the current controlling shareholders of Rio Han have indicated to Rio Han and to the Board of Directors of Embraer that they intend to vote in favor of all of these proposals.

          The Brazilian Government holds a Golden Share that gives the Brazilian Government a veto right over certain actions by Embraer, including the merger.  The representative of the Brazilian Government on the Board of Directors of Embraer has approved the proposed restructuring and merger, and the Brazilian Government has indicated to the Board of Directors of Embraer that it intends to vote in favor of the merger at the extraordinary general meeting of Embraer shareholders called to approve the merger.

          No regulatory requirements, other than the filing of the minutes of the extraordinary general meeting of Embraer and general meeting of Rio Han shareholders approving the merger with the proper commercial registries, must be met, and no regulatory approvals must be obtained, in connection with the proposed restructuring and merger.

Extraordinary General Meeting of Embraer Shareholders Regarding the Merger (see page 32)

          When and Where.  The extraordinary general meeting of Embraer shareholders to approve the merger will be held on:

_________, 2006, _____ a.m., local time,
Avenida Brigadeiro Faria Lima, 2170,
City of São José dos Campos, State of São Paulo
Brazil

          Purpose of the Extraordinary General Meeting.  At the extraordinary general meeting of Embraer shareholders, holders of Embraer common shares will first be asked to consider and vote upon a proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all Embraer shareholders, regardless of the type of shares held by them, in respect of all proposals relating to the merger.  This first proposal must be approved by holders of a majority of the Embraer common shares present and voting at the extraordinary general meeting.  The Board of Directors of Embraer expects this first proposal to be approved because Rio Han and its shareholders Cia. Bozano, PREVI, and SISTEL, which directly or indirectly hold 63.35% of the outstanding Embraer common shares, have indicated to the Board of Directors of Embraer that they intend to vote in favor of this first proposal.

          If this first proposal is adopted, all Embraer shareholders will have the right to vote upon the following proposals relating to the merger:

•

the ratification of the appointment of ACAL and Goldman Sachs by the management of Embraer to prepare the valuation reports and financial analyses, respectively, regarding the proposed restructuring and merger;

•	the approval of the valuation reports prepared by ACAL and of the financial analyses prepared by Goldman Sachs;

•	the approval of the Merger Agreement; and

•	the approval of the merger of Embraer with and into Rio Han, pursuant to the terms of the Merger Agreement and related documents.

          Record Date; Quorum.  Only Embraer shareholders who hold shares of record as of the close of business, local time, on [_________________], 2006 will be entitled to attend and, in the case of holders of Embraer non-voting shares only if the first proposal is approved, vote at the extraordinary general meeting of Embraer shareholders to approve the merger.  The holders of record of Embraer ADSs as of [__] p.m. (New York City time) on [_________], 2006, the record date for the Embraer ADSs, will be entitled to provide the depositary for the Embraer ADSs with voting instructions in respect of the proposals to be considered at the extraordinary general meeting.

          A quorum of shares of Embraer common stock is necessary to hold a valid extraordinary general meeting of Embraer shareholders.  At first call, the holders of at least two-thirds of Embraer common shares issued and outstanding, present in person or represented by proxy, will constitute a quorum to hold the extraordinary general meeting.  In the event such quorum is not present, the extraordinary general meeting of Embraer shareholders may be held at second call, with the presence of any amount of holders of Embraer common shares issued and outstanding.

Vote Required for Approval of the Merger (see page 33)

          If the proposal to confer voting rights upon all Embraer shareholders is approved, all Embraer shareholders will have the right to vote on the merger and the merger must be approved by holders of more than 50% of the outstanding common and preferred shares of Embraer.

          The Board of Directors of Embraer has agreed that all Embraer shareholders (other than Rio Han, Cia. Bozano, PREVI and SISTEL and the directors and executive officers of Embraer), including the depositary of the Embraer ADSs that will vote as instructed by the holders of ADSs, will vote before Rio Han, Cia. Bozano, PREVI and SISTEL.  If the merger is rejected by holders of more than 50% of the outstanding common and preferred shares of Embraer (other than common or preferred shares held by Rio Han, Cia. Bozano, PREVI, SISTEL and the directors and executive officers of Embraer), then Rio Han, Cia. Bozano, PREVI and SISTEL will vote against the merger.  If the merger is not rejected as described in the preceding sentence, Rio Han, Cia. Bozano, PREVI and SISTEL will vote for the merger.

          At the close of business, local time, on February 20, 2006, directors and executive officers of Embraer beneficially owned, in the aggregate, 18 Embraer common shares and 2,417,681 Embraer preferred shares, representing approximately 0.22% of Embraer’s total capital stock.

Appraisal Rights (see page 56)

          Holders of record of Embraer common shares at the close of business on January 19, 2006, the date of the first announcement of the merger, are entitled to exercise appraisal rights in connection with the merger.

          If you held Embraer common shares of record at the close of business on January 19, 2006, you will have the right to elect to receive, instead of the Rio Han common shares to be issued in the merger, an amount in cash equal to R$6.61 per common share, being the shareholders’ equity per share of Embraer determined in accordance with Brazilian GAAP as of September 30, 2005, using the methodology described in the Valuation Report of Shareholders’ Equity of Embraer prepared by ACAL Consultoria e Auditoria S/S, or ACAL, dated as of January 18, 2006.  See “The Proposed Restructuring and Merger—Valuation Reports of ACAL—Summary of Valuation Report of Book Value of Embraer’s Shareholders’ Equity” beginning on page 53 of this prospectus.

          If you have appraisal rights, you must exercise your rights within 30 days of the publication of the minutes of the extraordinary general meeting of Embraer shareholders convened to approve the merger, or the appraisal rights period, otherwise your rights will lapse.  Embraer expects to publish the minutes of the extraordinary general meeting in the Vale Paraibano in São José dos Campos and in the Gazeta Mercantil in São Paulo on or about [________], 2006.  Embraer will furnish an English translation of the minutes of the extraordinary general meeting, which will specify the last date for the exercise of appraisal rights, on Form 6-K with the SEC (www.sec.gov) on the same date as their publication in Brazil and will also make an English translation of the minutes of the extraordinary general meeting available on its website (www.embraer.com.br).  For information on how to exercise your appraisal rights, see “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus.

          Under the Brazilian Corporate Law, holders of Embraer preferred shares and Embraer ADSs are not entitled to appraisal rights in connection with the merger.  See “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus.

Unwinding of the Merger (see page 57)

          Under the Brazilian Corporate Law, if the management of Rio Han believes that the total value of the appraisal rights exercised by holders of Embraer common shares may put at risk the financial stability of Rio Han, the management may, within ten days after the end of the appraisal rights period, call an extraordinary general meeting of Rio Han shareholders to ratify or unwind the merger.  Payment relating to the exercise of appraisal rights will not be due if the merger is unwound by Rio Han’s shareholders.

          The factors that may put at risk the financial stability of the enterprise will depend on the financial condition of Rio Han after the merger and the general economic environment in its markets at the time the appraisal rights are exercised.  These factors may include, but are not limited to, the cash balances of Rio Han, its ability to borrow funds or fund expansion plans and continuing operations, and compliance with existing contractual obligations, including financial covenants.  The decision to call the extraordinary general meeting of shareholders to ratify or unwind the merger is at the discretion of Rio Han’s management.

Financial Analyses of Goldman Sachs (see page 43)

          In connection with the merger, the Board of Directors of Embraer received certain financial analyses from Goldman Sachs for consideration in its determination of the exchange ratio for the transfer of the Embraer control shares to Rio Han and the exchange ratio for the merger.

           We urge you to read carefully the summary of the financial analyses set forth in “The Proposed Restructuring and Merger—Financial Analyses of Goldman Sachs” beginning on page 43 of this prospectus, which includes information on how to obtain copies of the full analyses.

Valuation Reports of ACAL (see page 49)

          In connection with the merger, Rio Han and Embraer retained ACAL to render valuation reports for the purpose of appraising:

•	the book value of the shareholders’ equity of Embraer in order to determine the capital increase of Rio Han that will result from the merger; and

•

the market value of the shareholders’ equity of Embraer and Rio Han in order to (i) compare the ratio between such values with the exchange ratio stipulated in the Merger Agreement and (ii) determine the appraisal value of the Embraer common shares.

          The valuation reports were based on the audited financial statements of Rio Han and Embraer as of September 30, 2005, prepared in accordance with Brazilian GAAP.  See “The Proposed Restructuring and Merger—Valuation Reports of ACAL” beginning on page 49 of this prospectus for further details.

          We urge you to read carefully the summary of the valuation reports set forth in “The Proposed Restructuring and Merger—Valuation Reports of ACAL” beginning on page 49 of this prospectus, which includes information on how to obtain copies of the full reports.

Opinion of Citigroup Global Markets Inc. (see page 54)

          In connection with the merger, the Board of Directors of Embraer received a written opinion from Citigroup Global Markets Inc., or Citigroup, dated February 15, 2006, as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of the Embraer non-voting shares (other than the controlling shareholders of Embraer and their respective affiliates), of the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares.  The full text of Citigroup’s written opinion is attached to this prospectus as Annex G.  We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken.  Citigroup’s opinion was provided to the Board of Directors of Embraer and relates only to the fairness, from a financial point of view, to the holders of the Embraer non-voting shares (other than the controlling shareholders of Embraer and their respective affiliates) of the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares.  Citigroup’s opinion does not address any other term, aspect or implication of the merger and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed merger.

Risk Factors (see page 27)

          Before making an investment decision, you should carefully consider the risk factors related to the proposed restructuring and the merger and also those related to Rio Han’s common shares and ADSs set forth in “Risk Factors” beginning on page 27 of this prospectus.

Tax Considerations (see page 102)

          There is no specific Brazilian legislation nor administrative or judicial precedent regarding the income tax consequences to investors resulting from a stock-for-stock merger.  Based on the opinion of its Brazilian tax counsel, Rio Han believes that the merger should not be subject to income tax pursuant to Brazilian law.  Rio Han’s Brazilian counsel believes that it is unlikely that the merger will be deemed to be a taxable transaction under Brazilian law, especially if a shareholder maintains, for Brazilian tax purposes, as the cost of acquisition of Rio Han’s common shares the cost of the acquisition of Embraer’s shares.  Gains resulting from the exercise of appraisal rights, however, will be taxable.  See “Risk Factors—Risks Relating to the Proposed Restructuring and Merger” beginning on page 27 of this prospectus and “Material Tax Considerations—Material Brazilian Tax Considerations” beginning on page 102 of this prospectus.  You are urged to consult your own tax advisor with respect to the personal tax consequences of the merger, which may vary for investors in different tax situations.

          Shearman & Sterling LLP, U.S. tax counsel to Embraer and Rio Han, is providing an opinion, based in part on customary representations and assumptions set forth therein, that the merger and resulting share exchange should qualify as one or more “reorganizations” for U.S. federal income tax purposes.  If the merger so qualifies as a “reorganization” pursuant to these provisions, the exchange of Embraer common shares, preferred shares and ADSs for Rio Han common shares and ADSs pursuant to the merger generally will be tax-free to U.S. holders of Embraer common shares, preferred shares and ADSs for such tax purposes.  See “Risk Factors—Risks Relating to the Proposed Restructuring and Merger” beginning on page 27 of this prospectus and “Material Tax Considerations—Material United States Federal Income Tax Considerations” beginning on page 104 of this prospectus.  You are urged to consult your own tax advisor with respect to your personal tax consequences of the merger, which may vary for investors in different tax situations.

Accounting Treatment of the Merger (see page 58)

          Under U.S. GAAP, the merger of Embraer with and into Rio Han will be recorded using the historical carrying values of the assets and liabilities of Embraer.  The merger will be treated as a recapitalization that results in no change in accounting basis from the accounting basis of Embraer because, in accordance with U.S. GAAP, Embraer is regarded as the acquiring party for accounting purposes.  The creation of Rio Han, a holding company with no operations, and the subsequent merger with Embraer do not involve any new shareholders nor result in any one shareholder or group of shareholders obtaining unilateral control of Rio Han.

Merger Agreement (see page 59)

          The Merger Agreement provides for the merger of Embraer with and into Rio Han, which will become the successor of Embraer and, by operation of law, assume all Embraer’s rights and obligations, under the Brazilian Corporate Law.  The Merger Agreement is described in more detail in “Merger Agreement” beginning on page 59 of this prospectus and is attached as Annex B to this prospectus.

Interests of Certain Persons in the Merger (see page 65)

          In considering how to vote, Embraer shareholders should be aware that certain members of the Embraer Board of Directors and the management of Embraer may have interests in the merger that differ from, or are in addition to, their interests as Embraer shareholders.  The Embraer Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the merger.  A summary of these interests, to the extent material, is set forth in “Interests of Certain Persons in, and Significant Shareholders of, Embraer and Rio Han” beginning on page 65 of this prospectus.

Management of Rio Han Before and After the Proposed Restructuring and Merger (see page 110)

          Rio Han is currently managed by two executive officers, Mr. Vitor Sarquis Hallack and Mr. Carlos Alberto Cardoso Moreira, both executive officers without specific title currently serving a term that will expire at the next general meeting of Rio Han shareholders.  Additional officers of Rio Han may be elected by its shareholders prior to the proposed restructuring and merger.

          Pursuant to Rio Han’s proposed bylaws, after the implementation of the proposed restructuring and merger, Rio Han will be managed by a Board of Directors comprised of 11 members and a board of officers with a minimum of four and a maximum of 11 members.  One of the members of the board of officers will be the Chief Executive Officer, or CEO, who will participate in meetings of the Board of Directors, but may not vote in respect of any resolution of the Board of Directors.  The members of the Board of Directors will be elected for two-year terms.  Rio Han’s proposed bylaws further provide that the Brazilian Government, as holder of the Golden Share, will be entitled to appoint one member of the Board of Directors.  In addition, Rio Han’s employees will be entitled to appoint two members of the Board of Directors:  (i) one as a representative of the Rio Han employees who are Rio Han shareholders and (ii) one as a representative of Rio Han employees who are not Rio Han shareholders.  Rio Han will have a permanent Conselho Fiscal, or audit board, which will comprise five members and an equal number of alternates.

          Rio Han’s proposed bylaws also contain a temporary provision, which will become effective immediately before approval of the proposed restructuring and merger, specifying that Rio Han will be managed by a transition Board of Directors of 11 members to be elected on the date of approval of the Rio Han proposed bylaws at the general meeting of Rio Han shareholders to approve the merger.  This transition Board of Directors will comprise 11 members, of whom:  (i) one will be the current CEO of Embraer, who will also serve as CEO of Rio Han for a limited period; (ii) one will be appointed by the Brazilian Government; (iii) two will be appointed by Embraer’s employees; (iv) one will be appointed by each of Cia. Bozano, PREVI and SISTEL; and (v) the remaining four will be independent board members, who will be appointed by Cia. Bozano, PREVI and SISTEL, as a group.  The term of office of the members of the transition Board of Directors elected on the date of approval of the Rio Han bylaws will be three years, until the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008.  The term of office of Rio Han’s Board of Directors will thereafter be two years.

          The current president and CEO of Embraer will be the Chairman of the transition Board of Directors pursuant to the temporary provision of Rio Han’s proposed bylaws.  As a result, Mr. Maurício Novis Botelho, currently president and CEO of Embraer, will be elected as Chairman of the Board of Directors, as well as the president and CEO of Rio Han, and will hold the office of CEO until the first meeting of the Board of Directors of Rio Han to be held after the annual general meeting of Rio Han shareholders that approves the financial statements for the fiscal year ended December 31, 2006 (at which time, a new CEO will be elected by the Board of Directors).

          See “Management of Rio Han Before and After the Proposed Restructuring and Merger” beginning on page 110 of this prospectus and “Description of Rio Han’s Capital Stock—Election of Board of Directors” beginning on page 126 of this prospectus for a detailed description of the rules and procedures regarding the nomination and election of Rio Han’s board members and executive officers.

Stock Exchange Listings (see page 57)

          Upon the effectiveness of the merger, Rio Han will apply to register as a public company with the CVM and to list the Rio Han common shares to be issued in the merger on the Novo Mercado segment of the BOVESPA under the ticker symbol “EMBR3,” which is currently the ticker symbol for the Embraer common shares.  Rio Han anticipates the registration and listing process to be completed within approximately 60 days from the date of the filing of its applications with the CVM and the BOVESPA.  Until Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA, holders of Embraer common and preferred shares may continue to trade their Embraer shares under their current ticker symbols “EMBR3” and “EMBR4,” respectively.

          Rio Han will also submit a listing application to the NYSE to list the Rio Han ADSs to be issued to holders of Embraer ADSs in the merger under the ticker symbol “ERJ,” which is currently the ticker symbol for the Embraer ADSs.  Until the Rio Han ADSs are authorized for listing on the NYSE, holders of Embraer ADSs may continue to trade their Embraer ADSs, without interruption, under their current ticker symbol.  Rio Han expects that the Rio Han ADSs will be authorized for listing on the NYSE, subject to official notice of issuance, by the same time that Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA.

Rights of the Golden Share (see page 125)

          All rights to which the Brazilian Government is entitled in its capacity as holder of the Golden Share pursuant to Embraer’s bylaws will be fully maintained in Rio Han’s proposed bylaws, including the right to appoint one member to Rio Han’s Board of Directors.

          In addition, Rio Han’s proposed bylaws provide that:

•

any shareholder or group of shareholders that acquires or becomes the holder of (i) 35% or more of the total shares issued by Rio Han or (ii) other rights over shares issued by Rio Han that represent more than 35% of its capital will be required to make a public tender offer to purchase all of the shares issued by Rio Han on the terms specified in Rio Han’s proposed bylaws or to sell all of such shareholders’ shares that exceed the 35% limit, in either case, as required by the Brazilian Government; and

•	the Brazilian Government will have veto powers in connection with certain matters contained in Rio Han’s bylaws.

          See “Description of Rio Han’s Capital Stock—Rights of the Golden Share” on page 125 of this prospectus for further details regarding the Golden Share.

Lock-up of Certain Shareholders (see page 63)

          Immediately after approval of the merger, a proposal will be submitted to the general meeting of Rio Han shareholders, as set forth in the Merger Agreement, to approve a restriction on transfers of Rio Han common shares by the current controlling shareholders of Rio Han and the management of Rio Han for a period of six months after the effectiveness of the merger.  Rio Han expects that this proposal will be approved at the meeting as the current controlling shareholders of Rio Han have indicated that they intend to vote in favor of this proposal.

Comparison of Rights of Holders of Embraer Preferred Shares and Rio Han Common Shares (see page 117)

          If you hold Embraer preferred shares or Embraer ADSs, once you receive Rio Han common shares or Rio Han ADSs, respectively, your rights as a shareholder of Rio Han will be different in certain respects from your current rights.  As a holder of Rio Han common shares, you may personally attend and vote at any and all general meetings of Rio Han shareholders, subject to certain limitations applicable to all Rio Han common shareholders, and you will receive the same amount of dividends per share payable to all other shareholders, instead of the current entitlement to dividends in an amount per share at least 10% higher than any dividend conferred upon each Embraer common share.  For a more detailed description of the rights of holders of Rio Han common shares, see “Description of Rio Han’s Capital Stock—Rights of Common Shares” beginning on page 117 of this prospectus.

Limitations on Voting Rights of Certain Rio Han Shareholders (see page 120)

          Rio Han’s proposed bylaws provide that, at any general meeting of Rio Han shareholders, no shareholder or group of shareholders may exercise votes representing more than 5% of the quantity of shares into which the capital stock of Rio Han is divided.  Votes that exceed this 5% threshold will not be counted.  For further information, see “Description of Rio Han’s Capital Stock—Limitations on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.

          In order to comply with the edital (invitation to bid) issued by the Brazilian Government in connection with the privatization of Embraer in 1994, which limited the participation in the voting capital of Embraer by non-Brazilian shareholders to 40%, Rio Han’s proposed bylaws provide that, at any general meeting of Rio Han shareholders, non-Brazilian shareholders may not exercise voting rights representing in total more than 2/3 of the total votes that can be exercised by the Brazilian shareholders present at such meeting.  The total number of votes that may be exercised by Brazilian shareholders and by non-Brazilian shareholders will be assessed after giving effect to the 5% voting limitation discussed above.  Votes of non-Brazilian shareholders that exceed this 2/3 threshold will not be counted.

          If the total vote of non-Brazilian shareholders at any general meeting of Rio Han shareholders exceeds 2/3 of the votes that may be exercised by the Brazilian shareholders present at such meeting, the number of votes of each non-Brazilian shareholder will be proportionately reduced so that the total vote of non-Brazilian shareholders does not exceed 2/3 of the total votes that can be exercised by Brazilian shareholders present at such meeting.  The objective of this 2/3 limitation is to ensure that Brazilian shareholders constitute a majority of the total votes cast at any general meeting of Rio Han shareholders and will effectively prevent the takeover of Rio Han by non-Brazilian shareholders.  The limitation applicable to Rio Han’s non-Brazilian shareholders only restricts voting rights without, however, preventing non-Brazilian shareholders from participating in the capital stock or receiving dividends based on their effective shareholding.  Therefore, rights such as the participation in the distribution of profits, participation in the net assets in case of liquidation, inspection of management’s activities, and preemptive rights in the subscription of new shares and convertible securities, as well as the right to exercise appraisal rights as provided by applicable law, shall not be affected.  See “Description of Rio Han’s Capital Stock—Limitation on the Voting Rights of Non-Brazilian Shareholders” beginning on page 121 of this prospectus for a further discussion of this limitation and examples of its application.

Mechanism to Promote Dispersed Ownership of Rio Han’s Shares (see page 128)

          Rio Han’s proposed bylaws contain provisions that have the effect of avoiding concentration of Rio Han shares in the hands of one investor or a small group of investors in order to promote more dispersed ownership of its shares.  These provisions require any shareholder or group of shareholders that acquires or becomes the holder of (i) 35% or more of the total shares issued by Rio Han or (ii) other rights over shares issued by Rio Han that represent more than 35% of its capital to make a public tender offer to purchase all of the shares issued by Rio Han on the terms specified in Rio Han’s proposed bylaws or to sell all of such shareholders’ shares that exceed the 35% limit, in either case, as required by the Brazilian Government.  For purposes of calculating the 35% limit, the calculation shall not include involuntary percentage increases resulting from the cancellation of treasury shares.

          Rio Han’s proposed bylaws will further require the mandatory disclosure, by means of a notice to Rio Han and to the exchanges on which its securities are traded, of the acquisition of shares that together with those already held by such shareholder exceed 5% of Rio Han’s total capital stock, subject to the potential suspension of all voting rights of the shares held by such shareholder, if a resolution is approved at a general meeting of Rio Han shareholders specially called by Rio Han’s management to discuss the matter.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

          The following information is provided to aid you in your analysis of the financial aspects of the proposed restructuring and merger.

          Rio Han was formed on September 2, 2005 as a closed company, and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005, Rio Han had no material assets or liabilities and had only recorded a capital of US$21.34 in accordance with U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

          The historical financial information of Embraer included in this prospectus is derived from the following financial statements:

•

the consolidated financial statements of Embraer at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004, audited by Deloitte Touche Tohmatsu Auditores Independentes, or Deloitte, included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus;

•

the consolidated financial statements of Embraer at December 31, 2000 and 2001 and for the years ended December 31, 2000 and 2001, audited by Deloitte, that have not been included in this prospectus; and

•

the condensed consolidated financial statements of Embraer at and for the nine months ended September 30, 2005, subject to limited review by Deloitte, included in “Financial Statements” beginning on page F-1 of this prospectus.

          This summary historical financial information should be read together with these financial statements.

          You should also read Embraer’s selected historical financial information included in this prospectus in conjunction with (1) “Item 5. Operating and Financial Review and Prospects” and “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, (2) Embraer’s financial statements and related notes included in “Financial Statements” beginning on page F-1 of this prospectus, and (3) “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” beginning on page 74 of this prospectus.

          Embraer’s consolidated financial statements for the years ended December 2001, 2002, 2003 and 2004 have been prepared in accordance with U.S. GAAP.  Because Embraer exports more than 90% of its production and operates in an industry that uses the U.S. dollar as its currency of reference, Embraer’s management believes that the U.S. dollar is its functional currency and the most appropriate currency in which to present its financial statements.  As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or SFAS 52.

          Embraer’s consolidated financial statements at and for the year ended December 2000 have been prepared in accordance with Brazilian GAAP, stated in Brazilian reais and adjusted for the effects of inflation.  Previously, amounts of net income and shareholders’ equity under Brazilian GAAP were reconciled to those that would have been reported under U.S. GAAP.

          Under U.S. GAAP, the merger of Embraer with and into Rio Han will be recorded using the historical carrying values of the assets and liabilities of Embraer.  The merger will be treated as a recapitalization that results in no change in accounting basis from the accounting basis of Embraer because, in accordance with U.S. GAAP, Embraer is regarded as the acquiring party for accounting purposes.  The creation of Rio Han, a holding company with no operations, and the subsequent merger with Embraer do not involve any new shareholders nor result in any one shareholder or group of shareholders obtaining unilateral control of Rio Han.

          As a result, Rio Han is not presenting pro forma combined financial information in this prospectus, with the exception of the unaudited pro forma earnings per share information of Embraer, giving pro forma effect to the proposed restructuring and merger contemplated in this prospectus.  The unaudited pro forma earnings per share information is included in “Summary Comparative Per Share Data” beginning on page 24 of this prospectus.

          The unaudited pro forma earnings per share information of Embraer presented in this prospectus gives effect to estimates made by Embraer’s management and assumes that none of the holders of Embraer common shares will exercise their appraisal rights.

          The unaudited pro forma earnings per share data of Embraer was prepared for illustrative purposes only.  This information does not purport to represent what historical earnings per share Embraer would have had if the proposed restructuring and merger had occurred before such period or the future earnings per share that Rio Han will experience after the proposed restructuring and merger is implemented.

Summary of Selected Historical Financial Information of Rio Han

          Rio Han was formed on September 2, 2005 as a closed company, and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005, Rio Han had no material assets and liabilities and had only recorded a capital of US$21.34 in accordance with U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

Summary of Selected Historical Financial Information of Embraer

	At and for the year ended December 31,					At and for the nine months ended September 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data)
Income Statement Data
Net sales	2,762,162	2,926,995	2,525,800	2,143,460	3,440,533	2,486,999	2,640,049
Cost of sales and services	(1,879,318)	(1,769,234)	(1,531,720)	(1,335,032)	(2,267,330)	(1,672,283)	(1,817,226)
Gross profit	882,844	1,157,761	994,080	808,428	1,173,203	814,716	822,823
Operating expenses
Selling expenses	(193,420)	(212,057)	(211,015)	(206,246)	(342,883)	(266,317)	(177,933)
Research and development	(69,593)	(99,566)	(158,499)	(173,216)	(44,506)	(5,435)	(62,095)
General and administrative expenses	(96,645)	(120,787)	(109,673)	(114,743)	(139,357)	(97,011)	(138,945)
Employee profit sharing	(41,770)	(43,746)	(25,222)	(20,399)	(61,199)	(42,956)	(35,166)
Other operating expense, net	(19,275)	(30,227)	(20,109)	(29,009)	(41,272)	(600)	(18,367)

Total operating expenses	(420,703)	(506,383)	(524,518)	(543,613)	(629,217)	(412,319)	(432,506)

Income from operations	462,141	651,378	469,562	264,815	543,986	402,397	390,317
Non-operating income (expense)
Interest income (expenses), net	(6,874)	47,502	80,456	(140,755)	(38,000)	4,548	(25,393)
Exchange loss, net	(24,637)	(148,637)	(135,647)	(16,500)	(12,218)	(4,968)	(19,520)
Other non-operating income (expenses), net	5,955	(8,426)	(1,394)	711	(117)	13	(725)

Total non-operating income (expense)	(25,556)	(109,561)	(56,585)	(156,544)	(50,335)	(407)	(45,638)

Income before income taxes	436,585	541,817	412,977	108,271	493,651	401,990	344,679
Income tax benefit (expenses)	(117,379)	(218,394)	(188,502)	27,990	(112,139)	(103,431)	(47,530)
Income before minority interest	319,206	323,423	224,475	136,261	381,512	298,559	297,149
Minority interest	1,522	(423)	(1,883)	(217)	(1,306)	(1,321)	(7,454)
Income before cumulative effect of accounting change	320,728	323,000	222,592	136,044	380,206	297,238	289,695
Cumulative effect of accounting change, net of tax		5,440	—	—	—	—	—

Net income	320,728	328,440	222,592	136,044	380,206	297,238	289,695

Earnings per share
Common share – basic (1) (3) (6)	0.55	0.48	0.30	0.18	0.50	0.39	0.38
Preferred share – basic (1) (3) (6)	0.61	0.53	0.33	0.20	0.55	0.43	0.41
ADS – basic (1) (3) (6)	2.43	2.11	1.32	0.79	2.18	1.72	1.64
Common share – diluted (2) (3) (6)	0.48	0.46	0.30	0.18	0.49	0.38	0.37
Preferred share – diluted (2) (3) (6)	0.53	0.50	0.33	0.20	0.54	0.42	0.41
ADS – diluted (2) (3) (6)	2.10	2.01	1.31	0.78	2.17	1.68	1.65
Dividends per share
Common share (3) (4) (5)	0.220623	0.235248	0.173256	0.088174	0.166520	0.166520	0.194306
Preferred share (3) (4) (5)	0.242686	0.258763	0.190578	0.096991	0.183169	0.183169	0.213737
ADS (3) (4) (5)	0.970744	1.035052	0.762312	0.387964	0.732676	0.732676	0.854948
Weighted averaged number of shares outstanding
Common share – basic (3)	242,544	242,544	242,544	242,544	242,544	242,544	242,544
Preferred share – basic (3)	308,401	402,035	454,414	471,228	474,994	475,411	478,219
Common share – diluted (3)	242,544	242,544	242,544	242,544	242,544	242,544	242,544
Preferred share – diluted (3)	392,954	433,386	459,415	474,840	479,217	479,822	481,746

	At and for the year ended December 31,					At and for the nine months ended September 30,

	2000	2001	2002	2003	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data)
Balance Sheet Data
Cash and cash equivalents	1,189,231	749,302	656,822	1,265,820	1,207,288	976,093
Temporary cash investments	—	—	—	4,320	153,488	821,515
Other current assets	920,278	1,816,046	1,856,301	2,076,726	2,514,733	2,998,589
Property, plant and equipment, net	254,965	366,481	436,715	402,663	381,265	399,372
Other long-term assets	528,942	628,958	1,335,626	2,331,006	1,825,625	1,829,251

Total assets	2,893,416	3,560,787	4,285,464	6,080,535	6,082,399	7,024,820

Short-term loans and financing	365,043	526,550	244,526	517,014	513,281	576,887
Other current liabilities	967,283	1,161,313	1,397,407	1,929,181	1,802,820	2,032,630
Long-term loans and financing	90,969	245,186	308,110	526,728	825,448	1,123,752
Other long-term liabilities	677,013	599,212	1,237,015	1,925,776	1,565,539	1,737,483
Minority interest	7,748	8,170	8,226	12,611	21,443	46,110
Shareholders’ equity	785,360	1,020,356	1,090,180	1,169,225	1,353,868	1,507,958

Total liabilities and shareholders’ equity	2,893,416	3,560,787	4,285,464	6,080,535	6,082,399	7,024,820

	For the year ended December 31,					For the nine months ended September 30,

	2000	2001	2002	2003	2004	2004	2005

	(In thousands of U.S. dollars, except per share/ADS data)
Other Financial Data
Net cash provided by (used in) operating activities	1,103,674	(207,388)	575,653	239,634	3,301	192,027	195,096
Net cash used in investing activities	(90,996)	(162,760)	(104,216)	(72,667)	(217,781)	(85,371)	(720,440)
Net cash provided by (used in) financing activities	(85,250)	134,379	(352,435)	403,791	105,220	7,374	206,832
Depreciation and amortization	30,596	46,417	55,602	58,877	59,685	44,250	52,190

(1)

Based on weighted average number of shares outstanding.  See Note 25 to Embraer’s consolidated financial statements included in Item 18 of the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

(2)

Based on weighted average number of shares outstanding and the effects of potentially dilutive securities.  See Note 25 to Embraer’s consolidated financial statements included in Item 18 of the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus

(3)	Restated to give effect to the issuance on March 1, 2002, in the form of a preferred share dividend, of 0.142106 new preferred share for each existing preferred or common share.
(4)	Includes interest on shareholders’ equity.
(5)

Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that distributions were approved during the period.  The dividends to the ADSs were adjusted from the total amount paid to the preferred shares multiplied by four.

(6)

In 2001, Embraer adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended.  As a result, Embraer recognized a gain of US$5.4 million, net of related taxes, as a cumulative effect of a change in accounting.  The following summarizes the earnings per share impact related to the adoption of SFAS No. 133.

2001

Effect of tax adjustments	—
Effect of cumulative effect of change In accounting	5,440

Total	5,440

Basic earnings per common share	0.01
Basic earnings per preferred share	0.01
Basic earnings per ADS	0.04
Diluted earnings per common share	0.01
Diluted earnings per preferred share	0.01
Diluted earnings per ADS	0.04

	At and for the year ended December 31,							At and for the nine months ended September 30,

	2000	2001	2002	2003		2004		2004		2005

Other Data:
Aircraft delivered during period (1):
To the Commercial Airline Market
EMB 120 Brasília	—	2	—	—		—		—		—
ERJ 145	112	104	82	57		87	(5)	64	(3)	40
ERJ 135	45	27	3	14		1	(1)	—		2
ERJ 140	—	22	36	16		—		—		—
EMBRAER 170	—	—	—	—		46		36		35	(1)
EMBRAER 175	—	—	—	—		—		—		9
EMBRAER 190	—	—	—	—		—		—		2
To the Defense Market
EMB 120 Brasília	—	—	—	—		—		—		—
Legacy 600	—	—	1	—		—		—		4
EMB 145	—	—	1	1		1		1		1
EMB 135	1	2	—	—		—		—		—
EMB 145 AEW&C/RS/MP	—	1	5	3		6		5		1
EMB 312 Tucano / AL-X	—	—	—	—		7		3		14
AM-X	1	—	—	—		—		—		—
To the Business Jet Market
Legacy 600	—	—	8	11	(2)	13		5		8
EMB 135	2	5	—	2		—
To the General Aviation Market
Light Propeller Aircraft	17	11	25	46		70		32		26

Total delivered	178	174	161	150		231		146		142

Aircraft in backlog at the end of period:
In the Commercial Airline Market (2)
EMB 120 Brasília	2	—	—	—		—		—		—
ERJ 145	261	159	109	144		66		109		16
ERJ 135	85	53	31	17		17		19		15
ERJ 140	133	152	116	20		20		20		20
EMBRAER 170	90	82	88	120		112		119		108
EMBRAER 175	—	—	—	—		15		—		13
EMBRAER 190	—	—	—	110		155		155		182
EMBRAER 195	30	30	30	15		15		15		29
In the Defense Market
EMB 145 AEW&C/RS/MP	12	15	10	7		1		2		—
EMB 312 Tucano/EMB 314 Super Tucano	—	86	86	76		69		73		55
EMB 145	2	1	—	1		—		—		—
EMB 135	2	1	—	—		—		—		—
EMBRAER 170	—	—	—	—		—		—		2
EMBRAER 190	—	—	—	—		—		—		1
Legacy 600	—	—	—	5		5		5		2
In the Business Jet Market
Legacy 600/EMB 135	29	66	58	27		4		23		12
In the General Aviation Market
Light Propeller Aircraft	—	—	—	11		25		45		8

Total backlog (in aircraft)	646	645	528	553		504		585		463

Total backlog (in millions)	11,421	10,693	9,034	10,591		10,097		11,048		10,415

(1)	Deliveries identified in parentheses correspond to aircraft delivered under operating leases.

(2)

Since September 30, 2005, Embraer has received five additional firm orders for its ERJ 145 regional jet family, 13 additional firm orders for its EMBRAER 170/190 jet family and 59 firm orders for its EMBRAER 170 aircraft were converted into 59 firm orders for the EMBRAER 190 aircraft.

Summary Comparative Per Share Data

          Set forth below is Embraer’s book value, cash dividend and income (loss) from continuing operations per share data on both a historical and an unaudited pro forma combined basis under U.S. GAAP.

          The unaudited pro forma earnings per share information of Embraer presented in this prospectus gives effect to estimates made by Embraer’s management and assumes that none of the holders of Embraer common shares will exercise their appraisal rights.

          The unaudited pro forma earnings per share data of Embraer was prepared for illustrative purposes only.  This information does not purport to represent what historical earnings per share Embraer would have had if the proposed restructuring and merger had occurred before such period or the future earnings per share that Rio Han will experience after the proposed restructuring and merger is implemented.

          Rio Han was formed on September 2, 2005 as a closed company and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005 Rio Han had no material assets or liabilities and had only recorded a capital of US$21.34 in accordance with U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

          Embraer’s per share information on a historical (U.S. GAAP) and on a pro forma basis for the nine months ended September 30, 2005 are summarized below.  The pro forma information gives effect to the restructuring and merger contemplated in this prospectus.  You should read this information in conjunction with Embraer’s historical financial statements and related notes contained in the report and other information of Embraer attached to this prospectus, and presented elsewhere in the prospectus.  You should not rely on the pro forma information as being indicative of the historical results Embraer would have had if the restructuring had occurred before such period or the future results that Rio Han will experience after the proposed restructuring and merger is implemented.

	Embraer

	Historical	Combined Pro Forma

Statement of Income Data – Year End December 31, 2002
Basic (loss)/earnings
Per Common Share:	0.30	0.31
Per Preferred Share:	0.33	—
Diluted (loss)/earnings
Per Common Share:	0.30	0.31
Per Preferred Share:	0.33	—
Dividend
Per Common Share:	0.17	0.21
Per Preferred Share:	0.19	—

	Embraer

	Historical	Combined Pro Forma

Statement of Income Data – Year End December 31, 2003
Basic (loss)/earnings
Per Common Share:	0.18	0.19
Per Preferred Share:	0.20	—
Diluted (loss)/earnings
Per Common Share:	0.18	0.19
Per Preferred Share:	0.20	—
Dividend
Per Common Share:	0.09	0.09
Per Preferred Share:	0.10	—

	Embraer

	Historical	Combined Pro Forma

Statement of Income Data – Year End December 31, 2004
Basic (loss)/earnings
Per Common Share:	0.50	0.52
Per Preferred Share:	0.55	—
Diluted (loss)/earnings
Per Common Share:	0.49	0.51
Per Preferred Share:	0.54	—
Dividend
Per Common Share:	0.17	0.28
Per Preferred Share:	0.18	—

	Embraer

	Historical	Combined Pro Forma

Balance Sheet Data as of December 31, 2004
Book value
Per Common Share:	1.88	1.84
Per Preferred Share:	1.87	—

	Embraer

	Historical	Combined Pro Forma

Statement of Income Data – Nine Months Ended September 30, 2005
Basic (loss)/earnings
Per Common Share:	0.38	0.39
Per Preferred Share:	0.41	—
Diluted (loss)/earnings
Per Common Share:	0.37	0.39
Per Preferred Share:	0.41	—
Dividend
Per Common Share:	0.19	0.19
Per Preferred Share:	0.21	—
Balance Sheet Data as of September 30, 2005
Book value
Per Common Share:	2.09	2.04
Per Preferred Share:	2.08	—

Comparative Per Share Market Data

          As Rio Han is a closed company, its common shares are not currently listed on the BOVESPA or any other securities exchange, and, therefore, there is no reported sale price of its shares.

          Embraer ADSs are listed on the NYSE under the symbol “ERJ.”  Each ADS represents four preferred shares.  In addition, Embraer preferred shares are traded on the BOVESPA under the symbol “EMBR4.”  Embraer common shares are traded on the BOVESPA under the symbol “EMBR3.”

          The table below sets forth the high and low sale prices of Embraer ADSs as reported on the NYSE, Embraer common shares as reported on the BOVESPA and Embraer preferred shares as reported on the BOVESPA, on a historical basis, on January 12, 2006, the last trading day prior to the Notice to the Market issued by Embraer on January 13, 2006, in response to rumors about the proposed restructuring and merger published in a local newspaper, and on [______] [__], 2006, the last practicable trading day before the date of this prospectus.

	January 12, 2006		[______] [__], 2006

	High	Low	High	Low

Embraer common shares (actual) (reais)	19.80	19.01
Embraer preferred shares (actual) (reais)	23.50	23.12
Embraer ADSs (actual) (US$)	40.79	39.99

          The market prices of the Embraer common and preferred shares and the Embraer ADSs are subject to fluctuation.  As a result, Embraer shareholders are urged to obtain current market quotations.

RISK FACTORS

          Before making an investment decision, you should carefully consider the risk factors set forth below.

Risks Relating to the Proposed Restructuring and Merger

          The controlling shareholders of Embraer may have actual or potential conflicts of interest with respect to the proposed restructuring and merger.

          The controlling shareholders of Embraer may have actual or potential conflicts of interest because they have the power to elect a majority of members of the Board of Directors of Embraer.  The controlling shareholders of Embraer have not negotiated the terms of the proposed restructuring and merger with any person acting on behalf of the minority shareholders of Embraer, with the exception of the Brazilian Government, as holder of the Golden Share and Dassault Aviation S.A., Thales S.A., European Aeronautic Defence and Space Company EADS N.V. and Safran S.A., or collectively, the European Aerospace and Defense Group.

          Your ownership percentage in Rio Han will, as a result of the proposed restructuring and merger, be less than your ownership percentage in Embraer.

           As of the date of this prospectus, holders of Embraer shares other than Rio Han hold approximately 79.84% in the aggregate of the total capital stock of Embraer.  Upon the completion of the merger, Cia. Bozano, PREVI and SISTEL will realize a premium of 9% on the Embraer control shares transferred to Rio Han by virtue of the exchange ratio applicable to such transfer when compared to the exchange ratio applicable to the merger.  As a result of this premium and assuming no holders of Embraer common shares exercise their appraisal rights, holders of Embraer shares other than Rio Han will hold approximately 78.03% in the aggregate of the total capital stock of Rio Han following the merger.

          The proposed restructuring and merger may not result in the benefits that Embraer is seeking to achieve, including improving access to capital markets and increasing financing resources for the development of new products and expansion programs.

           Embraer is proceeding with the proposed restructuring and merger because it believes that the restructuring and merger will create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving its access to capital markets and increasing financing resources for the development of new products and expansion programs.  However, the proposed restructuring and merger may not accomplish these objectives, because, even though the proposed restructuring and merger will simplify the capital structure of Embraer, any future offerings of Rio Han common shares will depend upon, among other things, Rio Han’s future performance, market conditions, investor interest and general economic, political and business conditions both in Brazil and abroad.

          If the proposed restructuring and merger is not implemented, the ability of Embraer to access capital markets and to fund the development of new products and expansion programs may be adversely affected.

          The development of new products and expansion programs by Embraer as well as the sustainability, growth and continuity of Embraer’s businesses and activities depend on the ability of Embraer to access capital markets and increase financing resources.  Embraer’s current capital structure, which restricts its ability to issue common shares or preferred shares in excess of the maximum 1/3 to 2/3 proportion permissible under Brazilian law, significantly limits its ability to access capital markets and increase financing resources.  As such, if the proposed restructuring and merger is not implemented, the ability of Embraer to access capital markets and to fund the development of new products and expansion programs may be adversely affected.

          The proposed restructuring and merger may not result in an increase in liquidity of the shares to be received by Embraer shareholders in the merger.

           Embraer believes that the proposed restructuring and merger will benefit Embraer shareholders through, among other things, a potential increase in liquidity of the shares to be received by such shareholders in the merger resulting from the expected dispersed ownership of such shares.  However, the proposed restructuring and merger may not result in an increase in liquidity of such shares, in which case Embraer shareholders may experience a decrease in their ability to sell such shares as compared to their ability to sell their Embraer shares or Embraer ADSs.

          The exercise of appraisal rights by holders of Embraer common shares could decrease Rio Han’s cash balances after the restructuring and merger and otherwise adversely affect its financial condition.

          As described in “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus, holders of Embraer common shares at the close of business on January 19, 2006 will be entitled to exercise appraisal rights in connection with the merger.  If holders of a significant number of Embraer common shares exercise their appraisal rights, the requirement to make large cash payments could decrease the cash balances of Rio Han, limit its ability to borrow funds or fund expansion plans or prevent it from complying with its contractual obligations, including financial covenants.  In addition, under the Brazilian Corporate Law, if the management of Rio Han believes that the total value of the appraisal rights exercised by Embraer common shares may put at risk the financial stability of Rio Han, the management of Rio Han may, within ten days after the end of the appraisal rights period, call an extraordinary general meeting of Rio Han shareholders to ratify or unwind the merger.

          There is no clear guidance under Brazilian law regarding the Brazilian income tax consequences to non-Brazilian investors resulting from a merger.

           There is no specific legislation, nor administrative or judicial precedent regarding the income tax consequences to Embraer shareholders resulting from a merger.  Based on the opinion of its Brazilian counsel, Rio Han believes that the merger should not be subject to income tax by a non-Brazilian holder of Embraer ADSs or by a U.S. holder of Embraer common or preferred shares that are registered as a foreign portfolio investment under Resolution 2,689/00 of the National Monetary Council or are registered as a foreign direct investment under Law No. 4,131/62.  Rio Han’s Brazilian counsel believes that it is unlikely that the merger will be deemed to be a taxable transaction under Brazilian law, particularly if the investor maintains as the cost of acquisition of Rio Han’s shares the cost of acquisition of Embraer’s shares, for Brazilian tax purposes.  However, capital gains by holders of Embraer common shares resulting from the exercise of appraisal rights will be taxable.

           In the event this position does not prevail and Brazilian tax authorities succeed in making a tax assessment regarding this matter, Rio Han would be liable to the Brazilian tax authorities for withholding and collecting the taxable capital gains of shareholders resident abroad, if any.  In no event would these shareholders be liable to Brazilian tax authorities.  However, Rio Han would be entitled to reimbursement from these shareholders.

          See “Material Tax Considerations—Material Brazilian Tax Considerations” beginning on page 102 of this prospectus for further details.

          The capital gain arising from a disposition of Rio Han common shares registered as a direct foreign investment in Brazil could be calculated based on the historical amount in Brazilian currency of the investment, rather than the amount in foreign currency registered with the Central Bank of Brazil.

          There is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank of Brazil as a direct investment.  Rio Han’s Brazilian counsel believes that the capital gains should be based on the positive difference between the cost of acquisition of the shares in the applicable foreign currency and the value of disposition of those shares in the same foreign currency.  Recent precedents issued by the Brazilian administrative court support this belief.  However, tax authorities are not bound by these precedents and, accordingly, may continue to assess taxpayers who adopt this line of interpretation.  For more details on the taxation of capital gains in Brazil, see “Material Tax Considerations—Material Brazilian Tax Considerations” beginning on page 102 of this prospectus.

          There is no clear guidance under U.S. federal income tax law regarding the U.S. income tax consequences to U.S. holders of Embraer shares and ADSs resulting from a merger.

          There are no judicial or administrative authorities under the U.S. federal income tax laws that directly address the specific circumstances of the merger and share exchange and thus the U.S. federal income tax consequences of the merger and share exchange are not entirely clear.  Shearman & Sterling LLP, U.S. tax counsel to Embraer and Rio Han, is providing an opinion, based in part on customary representations and assumptions set forth in such opinion and by analogy to existing authority, that the merger and resulting share exchange should qualify as one or more “reorganizations” for U.S. federal income tax purposes.  In the event the merger and share exchange so qualify, the exchange of Embraer common shares, preferred shares and ADSs for Rio Han common shares and ADSs pursuant to the merger generally will be tax-free for such purposes to exchanging U.S. Holders (for the definition of “U.S. Holders,” see “Material Tax Considerations—Material United States Federal Income Tax Considerations” beginning on page 104 of this prospectus) of Embraer common shares, preferred shares and ADSs.  If, however, contrary to the opinion of U.S. tax counsel, the merger and related exchange of shares does not qualify for tax-free reorganization treatment, then the share exchange will be taxable to U.S. Holders of Embraer shares and ADSs on the exchange of their Embraer shares or ADSs for Rio Han common shares or ADSs pursuant to the merger.

          For a discussion of certain other U.S. tax matters that may be relevant to U.S. Holders, including qualification of dividends on Rio Han common shares or ADSs paid to certain U.S. Holders for the maximum rate of 15% and the treatment of U.S. Holders in the event that Embraer or Rio Han is treated as a Passive Foreign Investment Company or PFIC, please refer to the discussion of Material United States Federal Income Tax Considerations.  See “Material Tax Considerations—Material United States Federal Income Tax Considerations” beginning on page 104 of this prospectus.

          Unless waivers are obtained on a timely basis, the merger may cause the acceleration of the debt payments under certain financing agreements entered into by Embraer or by its subsidiaries.

          A substantial number of financing agreements entered into by Embraer or by its subsidiaries, under which Embraer is a guarantor of such subsidiaries’ debt, contain clauses that provide for acceleration in the payment of such debt in the case of a direct or indirect change of control in Embraer or in the event Embraer ceases to exist.  Upon the effectiveness of the merger, if Embraer is not successful in obtaining waivers from the lenders under such financing agreements, debt payments under those financing agreements may be accelerated, which might have an adverse effect on Embraer’s and, after the effectiveness of the merger, Rio Han’s financial condition and results of operations.

Risks Relating to Rio Han’s Common Shares and ADSs

          The Brazilian Government has veto power over, among other things, change of control, change of corporate purpose and creation and alteration of defense programs, and the Brazilian Government’s interests could conflict with the interests of the holders of Rio Han common shares or Rio Han ADSs.

          The Brazilian Government currently holds one special class of Embraer’s common stock, called a “Golden Share,” and will continue to hold such a Golden Share in the capital of Rio Han.  The Golden Share carries veto power over, among other things, change of control, change of corporate purpose and creation and alteration of defense programs (whether or not the Brazilian Government participates in such programs).  The Brazilian Government may have an interest in vetoing transactions that may be in the interests of the holders of Rio Han common shares or Rio Han ADSs.

          Exchange controls and restrictions on remittances abroad may adversely affect the holders of Rio Han common shares or Rio Han ADSs.

          The Brazilian Government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil.  The Brazilian Government imposed remittance restrictions for a number of months in 1989 and early 1990.  These restrictions would hinder or prevent the conversion of dividends, distributions or the proceeds from any sale of Rio Han common shares, as the case may be, from reais into U.S. dollars and the remittance of the U.S. dollars abroad.  Rio Han cannot assure you that the Brazilian Government will not take similar measures in the future.  Holders of Rio Han common shares and Rio Han ADSs could be adversely affected by delays in, or refusals to grant, any required governmental approval for conversion of real payments and remittances abroad in respect of the Rio Han common shares, including common shares underlying the ADSs.  In the case of Rio Han ADSs, the depositary for the ADSs will hold the reais it cannot convert for the account of the holders of Rio Han ADSs who have not been paid.  The depositary will not invest the reais and will not be liable for interest on those amounts.

          If holders of Rio Han ADSs exchange their ADSs for the underlying common shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages.

          After the implementation of the proposed restructuring and merger, the Brazilian custodian for the Rio Han common shares will obtain an electronic certificate of registration from the Central Bank of Brazil permitting it to remit foreign currency abroad for payments of dividends and other distributions relating to the Rio Han common shares or upon the disposition of the Rio Han common shares.  If holders of Rio Han ADSs decide to exchange their ADSs for the underlying common shares, they will be entitled to continue to rely on the custodian’s electronic certificate of registration for five business days from the date of exchange.  Thereafter, such holders of ADSs may not be able to obtain and remit foreign currency abroad upon the disposition of, or distributions relating to, their Rio Han common shares unless they obtain their own electronic certificate of registration or register their investment in Rio Han common shares pursuant to Resolution No. 2,689, which entitles certain foreign investors to buy and sell securities on the BOVESPA.  Holders who do not qualify under Resolution No. 2,689 will generally be subject to less favorable tax treatment on gains with respect to their Rio Han common shares.  If holders of Rio Han ADSs attempt to obtain their own electronic certificate of registration, they may incur expenses or suffer delays in the application process, which could delay their ability to receive dividends or distributions relating to the Rio Han common shares or the return of their capital in a timely manner.  In addition, Rio Han cannot assure you that the custodian’s electronic certificate of registration or any certificate of foreign capital registration obtained by a holder of Rio Han ADSs will not be affected by future legislative or other regulatory changes, or that additional restrictions applicable to such holder, to the disposition of the underlying Rio Han common shares or to the repatriation of the proceeds from such disposition will not be imposed in the future.

          Substantial sales of Rio Han common shares after the merger could cause the price of Rio Han common shares to decrease.

          Cia. Bozano, PREVI and SISTEL, have agreed that they will not issue or transfer, for six months after the effectiveness of the merger, Rio Han common shares, or any securities convertible into, or exchangeable for, or that represent the right to receive, Rio Han common shares.  After this lock-up expires, common shares that they own will, subject to applicable law, be eligible for sale in the public market.  The market price of Rio Han’s common shares could drop if Cia. Bozano, PREVI or SISTEL sell a substantial amount of Rio Han common shares or the market perceives that they intend to sell all or some of their shares.

           Holders of Rio Han common shares and ADSs may not receive any dividends.

          According to Rio Han’s proposed bylaws, Rio Han must generally pay its shareholders at least 25% of its adjusted net income in the form of dividends.  This adjusted net income may be appropriated as allowed under the Brazilian Corporate Law and may not be available to be paid as dividends.  In addition, Rio Han may elect not to pay dividends to its shareholders in any particular fiscal year if its Board of Directors determines that it does not have sufficient adjusted net income (or accumulated retained earnings) to distribute dividends, or that the distribution of dividends would be incompatible with Rio Han’s financial condition at the time.  As Rio Han has been recently incorporated and has had no operations, it has not yet distributed any dividends.

          Rio Han’s proposed bylaws contain provisions that could discourage its acquisition or prevent or delay transactions that you may favor.

          Rio Han’s proposed bylaws contain provisions that have the effect of avoiding the concentration of its common shares in the hands of a small group of investors so as to promote the dispersed ownership of such shares.  These provisions require any shareholder or group of shareholders that acquires or becomes the holder of (i) 35% or more of the total shares issued by Rio Han or (ii) other rights over shares issued by Rio Han that represent more than 35% of its capital to make a public tender offer to purchase all of the shares issued by Rio Han on the terms specified in Rio Han’s proposed bylaws or to sell all of such shareholders’ shares that exceed the 35% limit, in either case, as required by the Brazilian Government.  If the request is approved, such shareholder or group of shareholders must commence the public tender offer within 60 days of the date of approval.  If the request is refused, such shareholder or group of shareholders must sell such number of common shares within 30 days so that the holding of such shareholder group of shareholders is less than 35% of Rio Han’s capital stock.  These provisions may have anti-takeover effects and may discourage, delay or prevent a merger or acquisition, including transactions in which Rio Han shareholders might otherwise receive a premium for their common shares.  See “Description of Rio Han’s Capital Stock—Mechanism to Promote Dispersed Ownership of Rio Han’s Shares” beginning on page 128 of this prospectus.

          Upon the implementation of the restructuring and merger, the absence of a single, controlling shareholder or group of controlling shareholders may leave Rio Han susceptible to shareholder disputes or other unanticipated developments.

          The absence of a single, controlling shareholder or group of controlling shareholders may create difficulties for Rio Han’s new shareholders to approve certain transactions, because the minimum quorum required by law for the approval of certain matters may not be reached.  Rio Han and other minority shareholders may not be afforded the same protections provided by the Brazilian Corporate Law against abusive measures taken by other shareholders and, as a result, may not be compensated for any losses incurred.  Any sudden and unexpected changes in Rio Han’s management team, changes in its corporate policies or strategic direction, takeover attempts or any disputes among shareholders regarding their respective rights may adversely affect Rio Han’s business and results of operations.

          Rio Han’s proposed bylaws contain provisions that limit the voting rights of certain shareholders including non-Brazilian shareholders.

          Rio Han’s proposed bylaws contain provisions that limit the right of a shareholder or group of shareholders to exercise voting rights in respect of more than 5% of the outstanding shares of Rio Han capital stock at any general meeting of shareholders.  See “Description of Rio Han’s Capital Stock—Limitation on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.

          Rio Han’s proposed bylaws also contain provisions that limit the right of non-Brazilian shareholders to exercise voting rights in respect of more than 2/3 of the voting rights that may be exercised by Brazilian shareholders present at any general meeting of shareholders.  This limitation will effectively prevent the takeover of Rio Han by non-Brazilian shareholders and limit the ability of non-Brazilian shareholders to effect control over Rio Han.  See “Description of Rio Han’s Capital Stock—Limitation on the Voting Rights of Non-Brazilian Shareholders” beginning on page 121 of this prospectus.

          Holders of Rio Han ADSs might be unable to exercise preemptive rights with respect to the underlying common shares.

           Holders of Rio Han ADSs may not be able to exercise the preemptive rights relating to the common shares underlying their ADSs unless a registration statement under the U.S. Securities Act of 1933, as amended, or the Securities Act, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available.  Rio Han is not obligated to file a registration statement with respect to the shares or other securities relating to these preemptive rights and Rio Han cannot assure holders of Rio Han ADSs that it will file any such registration statement.  Unless Rio Han files a registration statement or an exemption from registration applies, holders of its ADSs may receive only the net proceeds from the sale of their preemptive rights by the depositary or, if the preemptive rights cannot be sold, the rights will be allowed to lapse.

EXTRAORDINARY GENERAL MEETING OF EMBRAER SHAREHOLDERS

Extraordinary General Meeting

          Rio Han and Embraer have prepared this prospectus to provide Embraer shareholders with important information about the proposed restructuring, including important information about the merger, the Rio Han common shares (including common shares represented by Rio Han ADSs) to be issued to Embraer shareholders in the merger and the procedures to be followed by Embraer shareholders to attend and vote at the extraordinary general meeting of Embraer shareholders to approve the merger.

Date, Time, Place and Purpose of the Extraordinary General Meeting

          Embraer will hold the extraordinary general meeting of Embraer shareholders at [____] a.m., local time, on [__________], 2006, at Embraer’s principal executive offices at Avenida Brigadeiro Faria Lima, 2170, City of São José dos Campos, State of São Paulo, Brazil.

          Even though under Brazilian law holders of Embraer preferred shares and, consequently, Embraer ADSs, do not have the right to vote on the merger, the Board of Directors of Embraer proposes to extend voting rights to all holders of preferred shares, including preferred shares represented by Embraer ADSs, in respect of all proposals relating to the merger.  At the extraordinary general meeting of Embraer shareholders, holders of Embraer common shares will first be asked to consider and vote upon a proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all Embraer shareholders in respect of all proposals relating to the merger.  This first proposal must be approved by holders of a majority of the Embraer common shares present and voting at the extraordinary general meeting.  The Board of Directors of Embraer expects this first proposal to be approved because Rio Han and its shareholders Cia. Bozano, PREVI and SISTEL, which directly or indirectly hold 63.35% of the outstanding Embraer common shares, have indicated to the Board of Directors of Embraer that they intend to vote in favor of this first proposal.

          If this first proposal is approved, all Embraer shareholders will have the right to vote upon the following proposals relating to the merger:

•

the ratification of the appointment of ACAL and Goldman Sachs by the management of Embraer to prepare the valuation reports and the financial analyses, respectively, regarding the proposed restructuring and merger;

•	the approval of the valuation reports prepared by ACAL and the financial analyses prepared by Goldman Sachs;

•	the approval of the Merger Agreement; and

•	the approval of the merger of Embraer with and into Rio Han, pursuant to the terms of the Merger Agreement and related documents.

Record Date; Quorum

           Only Embraer shareholders who hold shares of record as of the close of business, local time, on [___________], 2006 will be entitled to attend and, in the case of holders of Embraer non-voting shares only if the first proposal is approved, vote at the extraordinary general meeting of Embraer shareholders to approve the merger.  The holders of record of Embraer ADSs as of [__] p.m. (New York City time) on [__________], 2006, the record date for the Embraer ADSs, will be entitled to provide the depositary for the Embraer ADSs with voting instructions in respect of the proposals to be considered at the extraordinary general meeting.  See “Specific Considerations for Holders of Embraer ADSs” beginning on page 68 of this prospectus for further details.

          At first call of the extraordinary general meeting, a quorum of at least two-thirds of Embraer common shares outstanding is necessary to hold the meeting.  If a quorum is not met at first call, the extraordinary general meeting may be held at second call, in accordance with the notice requirements of the Brazilian Corporate Law, regardless of the number of common shares represented.

Vote Required for Approval of the Merger

          The common shares of Embraer will first be asked to consider and vote upon a proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all Embraer shareholders, regardless of the type of shares held by them, in respect of all proposals relating to the merger.  This first proposal must be approved by holders of at least a majority of the Embraer common shares present and voting at the extraordinary general meeting.  If this first proposal is approved, the merger must be approved by holders of more than 50% of the outstanding common and preferred shares of Embraer.  The Board of Directors of Embraer has agreed that all Embraer shareholders (other than Rio Han, Cia. Bozano, PREVI, SISTEL and the directors and executive officers of Embraer), including the depositary of the Embraer ADSs that will vote as instructed by the holders of ADSs, will vote before Rio Han, Cia. Bozano, PREVI and SISTEL.  If the merger is rejected by holders of more than 50% of the outstanding common and preferred shares of Embraer (other than common or preferred shares held by Rio Han, Cia. Bozano, PREVI, SISTEL and the directors and executive officers of Embraer), then Rio Han, Cia. Bozano, PREVI and SISTEL will vote against the merger.  If the merger is not rejected as described in the preceding sentence, Rio Han, Cia. Bozano, PREVI and SISTEL will vote for the merger.

          NEITHER RIO HAN NOR EMBRAER IS ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND RIO HAN OR EMBRAER A PROXY.

          At the close of business, local time, on February 20, 2006, directors and executive officers of Embraer beneficially owned, in the aggregate, approximately 18 Embraer common shares and 1,592,399 Embraer preferred shares (including preferred shares represented by Embraer ADSs), representing approximately 0.22% of Embraer’s total capital stock.  See “Interests of Certain Persons in, and Significant Shareholders of, Rio Han and Embraer” beginning on page 65 of this prospectus.

How to Vote Your Embraer Shares and ADSs

           If the proposal to extend voting rights to all holders of preferred shares (including preferred shares represented by Embraer ADSs) is approved, each Embraer common or preferred share outstanding on the record date will entitle the holder thereof to one vote on each proposal submitted to Embraer shareholders at the extraordinary general meeting (other than the proposal to insert a temporary provision in the bylaws of Embraer to confer voting rights upon all shareholders of Embraer, regardless of the type of shares held by them, which will only be voted on by the holders of Embraer common shares).

          Vote by Holders of Embraer common or preferred shares

           Holders of Embraer common or preferred shares must attend the extraordinary general meeting of Embraer shareholders in person or by proxy in order to vote.  Embraer’s shareholders must present a statement issued by the registrar of the Embraer share registry confirming their shareholders’ equity at least 48 hours prior to the extraordinary general meeting in order to attend the extraordinary general meeting.  A shareholder may be represented at the extraordinary general meeting by a proxy granted within one year of the date of the meeting to any other shareholder, any director or officer of Embraer, a lawyer or a financial institution.  A proxy will be required to show original or certified copies of the documents that grant him or her powers of representation.  An investment fund must be represented by its manager (administrador).

          Embraer shareholders should contact the registrar of the Embraer share registry, see details below, for information on how to receive a statement confirming their sharholders’ equity.

Banco Itaú S.A.
Rua Boa Vista, 185 - 2º andar
01014-001 - São Paulo – SP
Brazil
Tel: +55 11 3247 3138 / 3247 3139
Fax: +55 11 3247 3141

          Any powers-of-attorney granting special powers of representation for representation at the extraordinary general meeting on behalf of a shareholder must be delivered to Embraer (Attention:  Investor Relations) at the address listed below at least 48 hours prior to the extraordinary general meeting.

Embraer
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos
São Paulo, Brazil
Attention: Investor Relations

          Vote by Holders of Embraer ADSs

          Holders of Embraer ADSs are not entitled to attend the extraordinary general meeting in person, but instead may be represented at the meeting by the depositary of the Embraer ADSs or its representative.  Holders of Embraer ADSs should provide the depositary with timely voting instructions with respect to the preferred shares represented by their Embraer ADSs to enable the depositary to have such shares represented at the extraordinary general meeting.  The depositary has set [___] p.m. (New York City time) on [___________], 2006 as the record date for determining those holders of Embraer ADSs entitled to provide voting instructions.  See “Specific Considerations for Holders of Embraer ADSs” beginning on page 68 of this prospectus for further details.

          Alternatively, holders of Embraer ADSs may, if they wish, attend the extraordinary general meeting in person (or nominate someone to attend on their behalf).  To do this, they must present their Embraer ADSs for cancellation and arrange for delivery of the underlying Embraer preferred shares, which, if registered in their name in a timely manner, will enable them to attend the extraordinary general meeting as a shareholder of Embraer.  Holders of Embraer ADSs should keep in mind the depositary’s fee of $5.00 per 100 ADS (or portion thereof) applicable to any and all cancellations thereof.  See “Specific Considerations for Holders of Embraer ADSs—Vote by Holders of Embraer ADSs” beginning on page 68 of this prospectus for further details.

          Vote by the Brazilian Government

          The Brazilian Government, which holds the Embraer “Golden Share,” a special class of common share that gives the Brazilian Government a veto right over certain transactions by Embraer, including the merger, has indicated to Embraer that it intends to vote in favor of the merger.

Questions About Voting Your Shares

          If you have any questions about how to vote your Embraer shares or provide instructions to the depositary of the Embraer ADSs, you may contact:

Embraer
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos
São Paulo, Brazil
Attention: Investor Relations
Telephone (Brazil): +55 12 3927-4404
Telephone (US): +1 954 359 3721

THE PROPOSED RESTRUCTURING AND MERGER

The Proposed Restructuring and Merger

          The Board of Directors of Embraer has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado, a special trading segment of the BOVESPA.  The proposed restructuring is intended to create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving its access to capital markets and increasing financing resources for the development of new products and expansion programs.

          The proposed restructuring involves two steps:

1.	the organization of Rio Han and the transfer by Cia. Bozano, PREVI and SISTEL of the Embraer control shares to Rio Han—this step was completed on January 18, 2006; and

2.	the merger under Brazilian law of Embraer with and into Rio Han.

Organization of Rio Han and the Transfer of Embraer control shares to Rio Han

          Rio Han was formed on September 2, 2005 and has not carried on any activities other than in connection with the proposed restructuring and merger.

          On January 12, 2006, Cia. Bozano purchased all of the common shares representing the capital stock of Rio Han.  On January 13, 2006, PREVI and SISTEL each purchased from Cia. Bozano an amount of common shares to enable each of Cia. Bozano, PREVI and SISTEL to hold nearly equal amounts of Rio Han’s capital stock.  On January 18, 2006, Cia. Bozano, PREVI and SISTEL transferred all of the Embraer control shares (which represent 60% of Embraer’s common shares and 20.16% of Embraer’s total capital) to Rio Han in exchange for 162,306,263 Rio Han common shares (or 1.1153 Rio Han common shares for each Embraer control share).

           The exchange ratio for the transfer of the Embraer control shares to Rio Han was determined by the management of Rio Han and the management of Embraer and subsequently recommended for approval by the Conselho Fiscal (Audit Board) of Embraer. The exchange ratio was approved by the Board of Directors of Embraer based on, among other things, the Financial Analyses Regarding the Restructuring of the Capital Stock of Embraer prepared by Goldman Sachs, dated as of January 13, 2006.  See “—Financial Analyses of Goldman Sachs” beginning on page 43 of this prospectus for further details regarding the financial analyses.  The exchange ratio for the transfer of the Embraer control shares to Rio Han reflects a premium of 9% when compared to the exchange ratio for the merger.  The Board of Directors of Embraer understands that Cia. Bozano, PREVI and SISTEL have a legitimate and justified expectation in receiving a premium on the transfer of the Embraer control shares to Rio Han as compensation for their relinquishment of voting control over Embraer in favor of all Embraer shareholders in connection with the proposed restructuring and merger.  See “Merger Agreement” beginning on page 59 of this prospectus for further details.

          The current ownership structure of Rio Han (after giving effect to the transfer by Cia. Bozano, PREVI and SISTEL of the Embraer control shares to Rio Han on January 18, 2006) is as follows:

          The current ownership structure of Embraer (after giving effect to the transfer by Cia. Bozano, PREVI and SISTEL of the Embraer control shares to Rio Han on January 18, 2006) is as follows:

Merger of Embraer with and into Rio Han

          The proposed restructuring will be implemented through the merger of Embraer with and into Rio Han under the Brazilian Corporate Law.  Under the Brazilian Corporate Law, the merger must be approved by both Rio Han and Embraer shareholders at their respective general meetings.

          The general meeting of Rio Han shareholders to approve the merger will be held at Rio Han’s principal executive offices at Avenida Brigadeiro Faria Lima, 2170, F-56, térreo, sala 2656, São José dos Campos, São Paulo, Brazil, immediately following the extraordinary general meeting of Embraer shareholders.  At their general meeting, Rio Han shareholders will be asked to vote upon, among other things, the following proposals:

•	the approval of the proposed bylaws for Rio Han;

•

the election of a transition Board of Directors to serve until the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008;

•	the ratification of the appointment of ACAL by the management of Rio Han to prepare the valuation reports of Embraer and Rio Han;

•	the approval of the valuation reports prepared by ACAL;

•	the approval of the Merger Agreement;

•	the approval of the merger of Embraer with and into Rio Han, pursuant to the terms of the Merger Agreement and related documents;

•	the increase of Rio Han’s capital as a result of the merger;

•	the approval of the renaming of Rio Han as Embraer – Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name; and

•

the restriction on transfers of Rio Han common shares by the current controlling shareholders of Rio Han and the management of Rio Han for a period of six months following the effectiveness of the merger.

          Rio Han expects that all of the resolutions submitted to Rio Han shareholders for approval at the general meeting of Rio Han shareholders will be approved because the current controlling shareholders of Rio Han have indicated to Rio Han and to the Board of Directors of Embraer that they intend to vote in favor of all of these proposals.

          In addition to approval by Rio Han and Embraer shareholders, the merger must also be approved by the Brazilian Government, as holder of the Golden Share, which gives the Brazilian Government a veto right over certain actions by Embraer, including the merger.  The Brazilian Government, as holder of the Golden Share, has a veto right in connection with the proposed restructuring and merger, because:  (i) there will no longer be a controlling shareholder of Embraer and (ii) the rights of the Golden Share to be issued by Rio Han will be different from the rights of the Golden Share currently held by the Brazilian Government.  The representative of the Brazilian Government on the Board of Directors of Embraer has approved the proposed restructuring and merger and the Brazilian Government has indicated to the Board of Directors of Embraer that it intends to vote in favor of the merger.

          As a result of the merger, Embraer will cease to exist and:

•	Rio Han will succeed to all of the rights and obligations of Embraer, and will change its legal name to Embraer-Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name;

•

all of the assets and liabilities (including shareholders’ equity) of Embraer will be combined with the assets and liabilities (including shareholders’ equity) of Rio Han, and all of Embraer’s subsidiaries will become Rio Han’s subsidiaries;

•	each common share of Embraer (other than common shares held by Rio Han) will be exchanged for one Rio Han common share;

•	each preferred share of Embraer will be exchanged for one Rio Han common share, and Rio Han will be prohibited from issuing preferred shares;

•	each Embraer ADS will be exchanged for one Rio Han ADS; and

•	the Golden Share of Embraer held by the Brazilian Government will be exchanged for a Golden Share of Rio Han.

          Each common and preferred share of Embraer held by Cia. Bozano, PREVI or SISTEL not subject to the Shareholders’ Agreement will be exchanged for one Rio Han common share.

          Upon the effectiveness of the merger, the Shareholders’ Agreement will terminate and the new bylaws of Rio Han to be approved in connection with the merger will prohibit any shareholder or group of shareholders from exercising voting control over Rio Han.

          The ownership structure of Rio Han after the merger will be as follows:

          Upon approval of Rio Han’s proposed bylaws at the general meeting of Rio Han shareholders, Rio Han will only be permitted to issue one class of common shares and will be prohibited from issuing preferred shares.  For a description of Rio Han’s common shares, see “Description of Rio Han’s Capital Stock—Limitations on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.

          Upon the effectiveness of the merger, Rio Han will be renamed Embraer - Empresa Brasileira de Aeronáutica S.A., Embraer’s current legal name, provided that such change of name is approved at the general meeting of Rio Han shareholders.

Share Ownership After the Merger

          As of the date of this prospectus, holders of Embraer shares other than Rio Han hold approximately 79.84% in the aggregate of the total capital stock of Embraer.  As a result of the premium that will be realized by Cia. Bozano, PREVI and SISTEL by virtue of the exchange ratio for the transfer of the Embraer control shares to Rio Han when compared to the exchange ratio for the merger, and assuming no holders of Embraer common shares exercise their appraisal rights, holders of Embraer shares other than Rio Han will hold approximately 78.03% in the aggregate of the total capital stock of Rio Han after the merger.

           The financial impact of the merger on Embraer shareholders will be as follows:

	Embraer Shares		Implied Exchange Ratio		Rio Han Shares		Implied Premium / (Dilution)

	Shares	Economic Stake (%)			Shares	Economic Stake (%)

Embraer control shares	145,527,000	20.16%	1.1153	x	162,306,763	21.97%	9.0%
Embraer shares held by Cia. Bozano, PREVI and SISTEL not subject to the Embraer Shareholders’ Agreement*	95,011,102	13.16%	1.0	x	95,011,102	12.86%	(2.3)%
All other Embraer shareholders (including holders of ADSs)	481,293,955	66.68%	1.0	x	481,293,955	65.16%	(2.3)%
Total	721,832,057	100%			738,611,820	100%	(2.3)%

*	Includes 8,896,920 Embraer preferred shares held by Bozano Holdings, Ltd.

Background of the Proposed Restructuring and Merger

          In the first quarter of 2004, Mr. Maurício Novis Botelho, Chief Executive Officer of Embraer, and Mr. Antonio Luiz Pizarro Manso, Chief Financial Officer of Embraer, decided to evaluate the possible restructuring of Embraer’s capital structure as a means of improving Embraer’s access to capital markets and increasing financing resources for the development of new products and expansion programs.

          In April 2004, at a meeting of the then controlling shareholders of Embraer, Cia. Bozano, PREVI and SISTEL to discuss the possible restructuring, Mr. Botelho was authorized to undertake further evaluation of the possible restructuring.

          On July 1, 2004, Goldman Sachs and Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, or Mattos Filho, were requested by Mr. Botelho and Mr. Manso to submit a proposal regarding the corporate structure of a possible restructuring and on July 15 2004, Goldman Sachs and Mattos Filho met with Mr. Botelho, Mr. Manso, Ms. Anna Cecília Bettencourt, Head of Capital Markets and Investor Relations of Embraer, and Mr. Carlos Rocha Villela, Execeutive Officer for Legal Matters of Embaer, to discuss their proposal.

          On July 18, 2004, Embraer retained Mattos Filho to advise on the Brazilian legal aspects of the possible restructuring.

          On August 10, 2004, a presentation regarding the proposed restructing was given by Goldaman Sachs and Mattos Filho to the then controlling shareholders of Embraer.  In attendance at this meeting was Mr. Vitor Sarquis Hallack, representing Cia. Bozano, Mr. Luiz Carlos Aguiar, representing PREVI, and Mr. Wilson Carlos Delfino, representing SISTEL.  At this meeting, the then controlling shareholders approved the retention of Goldman Sachs as financial advisor to Embraer in connection with the possible restructuring and to prepare financial analyses relating to the possible restructuring for the consideration of Board of Directors of Embraer.

          On August 18, 2004, Mr. Manso and Mr. Villela signed a mandate letter with Goldman Sachs as financial advisor to Embraer in connection with the possible restructuring.  This appointment was later ratified by the Board of Directors of Embraer at its meeting on January 19, 2006 and remains subject to approval by Embraer shareholders at their extraordinary general meeting convened to approve the merger.

          On or about the same date, Mr. Botelho and Mr. Manso authorized Mattos Filho to contact and retain Bulhões Pedreira, Bulhões Carvalho, Piva, Rosman e Souza Leão Advogados, Brazilian counsel, to advise on Brazilian legal aspects of the possible restructuring, an in particular on compliance with Embraer’s Privatisation Notice.

          On April 25 and 26, 2005, Ms. Bettencourt and representatives of Goldman Sachs, Messrs. Jairo Loureiro and Matheus Villares, met with representatives of SISTEL and PREVI, on the respective dates, to discuss the possible restructuring, including the proposed bylaws of Embraer to be adopted in connection with the possible restructuring.

          On August 10, 2005, at a meeting of the then controlling shareholders of Embraer, Cia. Bozano, PREVI and SISTEL approved the continued evaluation of the possible restructuring.

          On September 1, 2005, Embraer retained Shearman & Sterling LLP to advise on the U.S. legal aspects of the possible restructuring.

          In October 2005, a proposal regarding the restructuring of Embraer was presented by Mr. Mauricio Botelho to the Executive Officers of Embraer.

          On October 19, 2005, the Chief Executive Officer of PREVI, Mr. Sergio Rosa, presented the proposed restructuring transaction to the Board of Directors of PREVI, which approved in principle the proposal.  On October 21, 2005 the proposal was also presented to the Board of Directors of SISTEL, which subsequently sought the advice of a financial advisor to assist with its evaluation of the proposal.  Embraer also meet with the Brazilian Government, as holder of the Golden Share, to obtain its approval for the proposed restructuring.  Several meetings were held with representatives of the Brazilian Government, including with the President of Brazil, on October 18, 2005, the Minister of Finance, on October 24, 2005, and with Tenente Brigadeiro do Ar Luiz Carlos da Silva Bueno of the Brazilian Air Force, also on October 24, 2005.  During this same period, the proposed restructuring was presented to the President of the BOVESPA, the President of BNDES, and to representatives of Embraer’s strategic shareholders, the European Defence Group.

          On October 31, 2005, Embraer appointed ACAL to prepare the valuation reports of Embraer and Rio Han required under the Brazilian Corporate Law.  This appointment was later ratified by the Board of Directors of Embraer at its meeting on January 19, 2006, but remains subject to approval by Embraer shareholders at their extraordinary general meeting convened to approve the merger.

          On November 17, 2005, Mr. Manso met with members of the Ministry of Finance to discuss the proposed restructuring in more detail, including the effect that the proposed restructuring would have on the Golden Share.

          On November 18, 2005, Cia. Bozano and PREVI gave their approval for the proposed restructuring.

          On December 22, 2005, a meeting was held between the Treasury Secretary, Mr. Joaquim Levy, Treasury representatives and Mr. Manso and Ms. Bettencourt to provide Mr. Levy with more detailed information about the proposed restructuring.

          On January 13, 2006, Mr. Levy met with the then controlling shareholders of Embraer and representatives of Embraer to discuss the proposed restructuring.

          After taking into account the financial analyses regarding the proposed restructuring and merger prepared by Goldman Sachs, based on information provided by Embraer’s management, Embraer’s management met on January 13, 2006 to discuss a proposed exchange ratio for the Embraer control shares.  At a meeting held on January 13, 2006, Cia. Bozano, PREVI and SISTEL, after holding discussions with Embraer’s management and analyzing the applicable documents, accepted the proposal submitted by Embraer’s management and decided to call a meeting of the Board of Directors and of the Conselho Fiscal of Embraer to analyze the proposed restructuring.

          On January 13, 2006, a local newspaper, Valor Econômico, published an article disclosing certain details of the proposed restructuring.  On the same date, Embraer published a Notice to the Market informing that Embraer has been studying the possibility of adopting a new capital structure, and that the viability of the project was still being analyzed, and that it would promptly disclose details of the proposal should a new capital structure be proposed to its shareholders.

          On January 16, 2006, Embraer published a Notice to the Market informing the public that a meeting of the Board of Directors of Embraer had been called to analyze the proposed restructuring and merger and to approve all necessary documents and actions.

          On January 17, 2006, the Executive Committee of Embraer presented the proposed restructuring and merger to the Board of Directors of Embraer.

          In a meeting held on January 19, 2006, the Conselho Fiscal of Embraer was presented with and considered the proposal to implement the proposed restructuring and merger and the submission of the merger for approval by Embraer shareholders.  The Consehlo Fiscal unanimously recommended the approval of such proposals and the submission of such proposals to the Board of Directors.

          At a meeting held on January 19, 2006, which took place after the meeting of the Conselho Fiscal, the Board of Directors of Embraer was presented and considered the proposal to implement the proposed restructuring and merger and the submission of the merger for approval by Embraer shareholders.  In its meeting, the Board of Directors of Embraer discussed the details of the proposed restructuring and merger and its objectives, as well as the terms of the Merger Agreement regarding the merger of Embraer with and into Rio Han.  After such discussion and consideration, the Board of Directors of Embraer unanimously (1) approved the terms and conditions of the Merger Agreement and all other documents related to the merger, and its submission for the approval of the extraordinary general shareholders meeting of Embraer, (2) ratified the appointment of Goldman Sachs and ACAL and approved the financial analyses prepared by Goldman Sachs and the valuation reports prepared by ACAL, (3) approved the proposal of the merger of Embraer with and into Rio Han, including the exchange ratio of the shares of Embraer for the shares of Rio Han as a result of the merger, to be presented to the shareholders of Embraer, authorizing the Executive Officers to take all actions necessary to implement the merger, (4) approved the proposal to be presented to the extraordinary general meeting of Embraer shareholders, before the other items of the agenda, to include a temporary provision in the by-laws of the company, in order to extend voting rights to all of the Embraer shareholders regardless of the class or type of share held by them, (5) approved the terms of the notice to the market to be published by Embraer and (6) decided to call the extraordinary general meeting of Embraer shareholders to be held on March 31, 2006 to decide on all matters related to the merger.

          On January 19, 2006, the managements of Rio Han and Embraer executed the Merger Agreement, subject to approval by their respective shareholders at the [___________], 2006 extraordinary general meetings of Rio Han and Embraer shareholders.

          The merger remains subject to the approval of both Rio Han and Embraer shareholders at their respective general meetings scheduled to occur on [___________], 2006.  See “Extraordinary General Meeting of Embraer Shareholders Regarding the Merger—Vote Required for Approval of the Merger” for more information on the required vote at the extraordinary general meeting of Embraer shareholders to approve the merger.

Reasons for the Proposed Restructuring and Merger

          This discussion of the information and factors that the Board of Directors of Embraer considered in making its decision is not intended to be exhaustive but includes all material factors considered by the Board of Directors of Embraer.  In view of the wide variety of factors considered in connection with the evaluation of the proposed restructuring and merger and the complexity of these matters, the Board of Directors of Embraer did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors.  In addition, the individual members of the Board of Directors of Embraer may have given different weight to different factors.

          In reaching its decision to approve the proposed restructuring and merger and the terms of the Merger Agreement and all related documents, and the submission of the Merger Agreement and the merger to an extraordinary general meeting of Embraer shareholders for approval, the Board of Directors of Embraer carefully considered the following factors:

Creation of a solid foundation for the sustainability, growth and continuity of Embraer’s businesses and activities.  The development of new products and expansion programs by Embraer as well as the sustainability, growth and continuity of its businesses and activities depend on its ability to access capital markets and increase financings resources.  A simplified capital structure (only common shares) is expected to provide Embraer (through its successor Rio Han) with greater access to capital markets and increase financing resources because Embraer will be able to issue common shares without regard to the restrictions on the maximum proportion of common shares and preferred shares that can be issued under Embraer’s current capital structure and the Brazilian Corporate Law.

Increased capacity to obtain new resources and possibility of international expansion.  The proposed restructuring and merger is expected to enhance Embraer’s capacity to obtain new resources to fund its activities, and to enable Embraer to use its common shares as acquisition currency, for new acquisitions and to facilitate potential international expansions.

The extension of voting rights to all Embraer shareholders.  Currently, holders of Embraer preferred shares (including preferred shares represented by Embraer ADSs) do not have voting rights.  As a result of the proposed restructuring and merger, Embraer will adopt a simplified capital structure that will extend voting rights to all Embraer shareholders.

The relinquishment of voting control by the controlling shareholders of Embraer in favor of all Embraer shareholders.  In connection with the proposed restructuring and merger, Cia. Bozano, PREVI and SISTEL have agreed to terminate the Shareholders’ Agreement and relinquish voting control over Embraer in favor of all Embraer shareholders.  Following the implementation of the restructuring and merger, Cia. Bozano, PREVI and SISTEL will no longer have the ability to control the outcome of matters submitted to a vote of Embraer shareholders.  In addition to reducing their voting power, the restructuring and merger will result in a reduction in the controlling shareholders’ representation on the Board of Directors of Embraer.  Currently, Cia. Bozano, PREVI and SISTEL have six representatives on the Board of Directors of Embraer.  Until the annual general meeting of Embraer shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008, the controlling shareholders will each have the right to appoint one representative to the Board of Directors of Embraer.  Following the annual general meeting of Embraer shareholders in 2009, the controlling shareholders will no longer have the right to appoint any representative to the Board of Directors of Embraer.

A potential increase in the liquidity of the shares to be received by Embraer shareholders in the merger.  The proposed restructuring and merger is expected to result in a potential increase in the liquidity of the shares to be received by Embraer shareholders in the merger as a result of the expected dispersed ownership of such shares.

Adoption of enhanced corporate governance practices and transparency standards.  Upon implementation of the proposed restructuring and merger, all Embraer shareholders will have voting rights, Embraer will apply to list on the Novo Mercado segment of the BOVESPA and will, as a consequence, be subject to enhanced corporate governance practices and transparency standards.

Financial Analyses of Goldman Sachs.  The financial analyses, dated as of January 13, 2006, presented by Goldman Sachs to the Board of Directors of Embraer for its consideration of the proposed exchange ratio applicable to the transfer by the controlling shareholders of the Embraer control shares to Rio Han and the premium to be realized by such shareholders when compared to the exchange ratio for the merger.

          The Board of Directors of Embraer also carefully considered the following factors:

Benefits to the Brazilian Capital Markets:

•	the creation of the first major Brazilian company with dispersed ownership and simplified capital structure (only common shares) to be listed on the Novo Mercado; and

•	the creation of a new corporate governance benchmark for Brazilian public companies.

Benefits to the Brazilian Government:

•	the continuation of the rights of the Golden Share;

•	the assurance that a majority of the voting rights of Rio Han common shares will be held by Brazilian shareholders as provided in the Privatisation Notice of Embraer;

•	the control over the ownership of Rio Han common shares in amounts equal to or greater than 35%;

•	the assurance of a dispersed capital structure due to the adoption of restrictions on voting rights contained in Rio Han’s proposed bylaws; and

•	the assurance that Rio Han will remain as a technological and industrial partner of the Brazilian Army.

The Board of Directors also carefully considered the following potential effects arising from the proposed restructuring and merger:

•	the ownership percentage of holders of Embraer shares other than Rio Han will be diluted as a result of the merger (assuming no holders of Embraer common shares exercise appraisal rights); and

•

holders of Embraer preferred shares (including preferred shares represented by Embraer ADSs) will no longer be entitled to receive dividends at least 10% higher than dividends conferred upon each Embraer common share.

Delivery of Rio Han Common Shares and ADSs

          If you are a registered holder of Embraer common or preferred shares, you will not need to take any action with respect to your shares.  Upon the effectiveness of the merger, all Embraer common and preferred shares will automatically be exchanged for Rio Han common shares.  As Embraer shares are registered in book-entry form and Rio Han common shares will be registered in book-entry form, an entry or entries will be made by in the Rio Han share registry to evidence the Rio Han common shares issued in the merger.  You will not receive certificates evidencing you Rio Han common shares.  After the merger is completed, the registrar of the Rio Han share registry will provide a statement of shareholding to each registered holder of Rio Han common shares confirming their ownership of Rio Han common shares.

          If you are a registered holder to Embraer ADSs, you will not need to take any action with respect to your Embraer ADSs.  If you hold your Embraer ADSs in book-entry form through the direct registration system maintained by JPMorgan Chase Bank, N.A., the depositary for the Embraer ADSs, an entry or entries will be made in the direct registration system after the effectiveness of the merger to evidence that your Embraer ADSs represent Rio Han common shares rather than Embraer preferred shares.  If you hold ADRs evidencing your Embraer ADSs, your ADRs will evidence you Rio Han ADSs after the effectiveness of the merger.  In all cases, the number of Embraer ADSs you hold will remain unchanged.  If you are not a registered holder of your Embraer ADSs but hold your Embraer ADSs in “street name” through a broker, bank, custodian or other nominee, you will not need to take any action unless your broker, bank, custodian or other nominee informs you otherwise.

Approval of the Conselho Fiscal (Audit Board) and of the Board of Directors of Embraer Regarding the Merger

          The Conselho Fiscal (Audit Board) of Embraer has reviewed the proposed restructuring and merger, including the Merger Agreement, and the valuation reports and financial analyses and proposed bylaws of Rio Han attached as exhibits thereto, and has unanimously recommended the submission of the Merger Agreement and the merger to an extraordinary general meeting of Embraer shareholders for approval.

          The Board of Directors of Embraer has also reviewed the proposed restructuring and merger, including the Merger Agreement and all exhibits thereto, and has unanimously approved the proposed restructuring and merger and the terms of the Merger Agreement and all related documents, and has approved the submission of the Merger Agreement and the merger to an extraordinary general meeting of Embraer shareholders for approval.

          In determining whether to approve the proposed restructuring and merger, the Board of Directors of Embraer consulted with its senior management and legal counsel, as well as its financial advisors, ACAL and Goldman Sachs, considered the recommendation of the Conselho Fiscal, and considered the respective strategic, financial and other considerations referred to under “The Proposed Restructuring and Merger—Reasons for the Proposed Restructuring and Merger” beginning on page 41 of this prospectus.

          For more information on Embraer’s Audit Board and Board of Directors and their respective members, see “Item 6A. Directors and Senior Management” and “Item 6C. Conselho Fiscal” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Financial Analyses of Goldman Sachs

          General

          The financial analyses discussed herein have been prepared based on prospective financial information prepared by the management of Rio Han and Embraer.  Rio Han and Embraer do not as a matter of course make public projections as to future sales, earnings, or other results.  The prospective financial information used to prepare these analyses was not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information.

          Embraer retained Goldman Sachs to perform certain financial analyses with respect to Rio Han and Embraer in connection with the merger of Embraer with and into Rio Han.  On January 15, 2006, Goldman Sachs presented financial analyses, prepared as of January 13, 2006, to the Board of Directors of Embraer for its consideration in determining the proposed exchange ratio applicable to the shares of Embraer held by Cia. Bozano, PREVI and SISTEL.

          You should consider the following when reading the discussion of the financial analyses of Goldman Sachs below:

•

Rio Han urges you to read carefully the entire financial analyses of Goldman Sachs, which are contained in Annex C of this prospectus and are incorporated by reference in this summary and which you can obtain as described in “Where You Can Find More Information.”  The description of Goldman Sachs’ financial analyses set forth below is qualified in its entirety by reference to the full text of the analyses.

•

Goldman Sachs’ financial analyses were prepared for the exclusive use of the Board of Directors of Embraer in connection with its analysis of the merger, as described further below, and should not be used for any other purposes, including, without limitation, for the formation of capital under the terms of the Brazilian Corporate Law, including, but not limited to, Article 8 of such law.

•

The financial analyses were exclusively addressed to Embraer and do not address the underlying business decision by Embraer to engage in the merger and do not constitute a recommendation to Embraer and/or its shareholders (including, but not limited to, as to whether any Embraer shareholder should vote in favor of the merger or exercise any appraisal rights or other rights with respect to the merger).

          In rendering its financial analyses, Goldman Sachs:

•	reviewed certain internal financial analyses and forecasts for Embraer prepared and approved by its senior management;

•

reviewed publicly available financial statements for the nine months ended September 30, 2005 and for years ended December 31, 2004, 2003 and 2002 of Embraer, which were audited by Embraer’s independent auditors; and

•

reviewed certain other financial information with respect to Embraer, including, but not limited to, its cash and bank balances, loans and other debt obligations and hedging and contingencies provisions as of September 30, 2005, reflecting the best judgment of such auditors in accordance with generally accepted accounting procedures in Brazil.

          Goldman Sachs also held discussions with members of the senior management of Embraer with respect to its assessment of the past and current business operations, financial condition and prospects of Embraer.

          In preparing its financial analyses, Goldman Sachs assumed and relied, with Embraer’s express consent and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information reviewed by or discussed with it, and Goldman Sachs did not assume any responsibility to independently verify any of the information or to make an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of Embraer, nor did Goldman Sachs examine the solvency or fair value of Embraer under any laws concerning bankruptcy, insolvency or similar matters.  To this effect, Goldman Sachs assumed no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency or sufficiency of such information, for which Embraer is solely and exclusively responsible.  In addition, Goldman Sachs did not assume any obligation to conduct, and did not conduct, any physical inspection of Embraer’s properties or facilities.  With Embraer’s consent, Goldman Sachs assumed that the financial analyses and forecasts prepared by Embraer’s senior management were reasonably prepared on a basis reflecting best currently available estimates and judgments of Embraer.

          Goldman Sachs’ financial analyses assumed a stable macroeconomic scenario for Brazil.  The financial analyses and their results do not purport to reflect the prices at which Embraer or its securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of the merger.  Goldman Sachs is not an accounting firm and did not provide accounting or audit services in connection with the financial analyses.  In addition, because the financial analyses are based upon forecasts of future financial results, they are not necessarily indicative of actual subsequent results, which may be significantly more or less favorable than those suggested by the analyses.  Given, further, that these analyses are intrinsically subject to uncertainties and various events or factors outside the control of Embraer and Goldman Sachs, neither Goldman Sachs, nor any of its affiliates and representatives, assumed any responsibility or liability if subsequent results differ substantially from the projections presented in the financial analyses and made no representation or warranty with respect to such projections.

          Goldman Sachs’ financial analyses are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, January 13, 2006, the date of the financial analyses.  As a result, the financial analyses are valid exclusively as of that date, as subsequent events and developments may affect the conclusions reached in the analyses.  Goldman Sachs did not assume any obligation to update, review, revise or revoke the financial analyses as a result of any subsequent event or development.  With respect to the financial analyses, Embraer and its Board of Directors did not authorize Goldman Sachs to solicit, nor did Goldman Sachs solicit, any indication of interest from third parties to acquire, in whole or in part, any Embraer shares.  Therefore, the results determined in the financial analyses do not necessarily correspond to, and should not be construed as representative of, the prices at which Embraer could be sold in a third-party acquisition transaction, at which its shares or, where applicable, ADSs traded on the date of the financial analyses or traded at any subsequent time, or at which Embraer’s shares or ADSs will trade after the merger.

          In addition, the financial analyses (1) treat Embraer as a stand-alone operation, and therefore do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for Embraer, if any, which may arise from the consummation of the merger; and (2) do not address the treatment of the different classes of shares of Embraer, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of shares of Embraer.  In preparing the valuation analyses, in accordance with applicable laws and regulations, Goldman Sachs did not take into account (1) the tax consequences of the merger for the holders of Embraer shares or ADSs; and (2) the impact of any fees and expenses that may result from the consummation of the merger, including, but not limited to, those related to any depositary services that may be charged to the holders of Embraer ADSs.  The financial calculations contained in the valuation analyses may not always result in a precise sum due to rounding.

          The following are summaries of the material analyses conducted by Goldman Sachs in preparation of its financial analyses for Embraer, prepared as of January 13, 2006 and delivered on January 15, 2006, and do not purport to be complete descriptions of the analyses performed by Goldman Sachs.  The following summaries of financial analyses include information presented in tabular format.  You should read these tables together with the text of each summary.

Discounted Cash Flow Analysis

          Goldman Sachs performed a discounted cash flow analysis to generate a range of indicative equity values per share of Embraer treating Embraer as a stand-alone entity.  Analyses were performed as of September 30, 2005, based on a projection period from 2005 to 2014.  Unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) before financing costs were projected by Embraer in U.S. dollars and based on financial statements of Embraer in conformity with U.S. GAAP and therefore did not include any benefits or losses that may arise from the consummation of the merger.

          A range of illustrative enterprise values for Embraer was obtained by the sum of (i) the net present value calculated as of September 30, 2005 with respect to the unlevered free cash flows for the projection period and (ii) the net present value calculated as of September 30, 2005 with respect to the terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (assuming capital expenditures equal to depreciation and excluding temporary tax benefits). “Terminal Value” refers to the value of a particular asset at a specific future time.  “Present Value” refers to the current value of future cash flows (including terminal value) obtained by discounting such future cash flows (including terminal value) based on an interest rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors.  The present values of the unlevered free cash flows were calculated using a weighted average cost of capital (“WACC”) between 11.3% and 12.3%.  The perpetuity growth rate utilized for calculating the unlevered free cash flow was between 4% and 5%.

          The indicative equity values calculated for Embraer were determined by subtracting from the enterprise values previously calculated the total value of the net debt and minority interest, as set forth in the audited balance sheets as of September 30, 2005.  The indicative equity value per share for Embraer was determined by dividing the indicative equity value by the total number of shares outstanding, excluding treasury shares.  The analyses result in aggregate equity value indications for Embraer and do not allocate value between any classes of shares.  No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains.

          Based on these assumptions, the indicative per share equity values for Embraer ADRs ranged from US$39.90, assuming a perpetuity growth rate of 4% and a WACC of 12.3%, to US$48.90, assuming a perpetuity growth rate of 5% and a WACC of 11.3%.

          The results of Goldman Sachs’ analysis are set forth in the following table.

		Perpetuity Growth Rate

		4%	4.5%	5%

Weighted	11.3%	45.0	46.8	48.9
Average	11.6%	43.6	45.2	47.1
Cost of Capital	11.8%	42.3	43.8	45.5
	12.1%	41.1	42.5	44.0
	12.3%	39.9	41.2	42.7

          Based on these indicative ranges of per share equity values, Goldman Sachs also determined the ranges of implied premiums over the Embraer ADR market price, as follows:  a premium ranging from (3.1)% to 18.6% relative to the ADR price as of January 13, 2006; a premium ranging from (0.9)% to 21.4% relative to the preceding 30-day average ADR price; and a premium ranging from 1.6% to 24.4% relative to the preceding 60-day average ADR price.

Precedent Transactions Analysis — Share Reclassification Transactions

          Goldman Sachs reviewed selected transactions involving publicly traded corporations where two classes of stock of a single company with different voting rights were reclassified or combined into a single class of common stock.  Goldman Sachs divided these transactions into two groups:

•

Transaction With Relinquishment of Control.  Goldman Sachs reviewed four reclassification transactions occurring between June 2000 and September 2005 where the reclassification resulted in a relinquishment of control by a controlling shareholder.  The transactions in this group were:  Sotheby’s, Royal Group, Reader’s Digest, and Mitchell Energy.

•

Transactions Without Change of Control.  Goldman Sachs reviewed 13 reclassification transactions occurring between May 2001 and June 2005 and involving “high vote” and “low vote” shares but not involving a controlling shareholder.  The transactions in this group were:  Gartner, Inc., Gildan Activewear, MIPS Technologies, Jo-Ann Stores, Commonwealth Telephone Enterprises, Florida East Coast Industries, Home Capital Group, Cabot Oil & Gas, Freeport McMoran Copper & Gold, Conoco Phillips, Waddell & Reed Financial, Raytheon, and SAP.

          For each of the precedent reclassification transactions, Goldman Sachs determined the implied premium paid to the controlling shareholder or “high vote” shares by dividing the total value that those shares represented after the transaction by the total value that those shares represented before the transaction.  In transactions where a payment or a targeted repurchase was made by the company, Goldman Sachs added the cash component to the value received by the “high vote” shares or controlling shareholder, and adjusted the pro forma market capitalization of the company to reflect the cash payment and shares repurchased.  In transactions involving a controlling shareholder, Goldman Sachs determined that the implied premium paid to the controlling shareholder varied from 0% to 19.4%; in transactions involving “high vote” shares but no controlling shareholder, Goldman Sachs determined that the implied premium for “high vote” shares ranged from 0% to 8.2%, with 11 transactions having no implied premium.

          No company utilized in Goldman Sachs’ analysis of historical share reclassification transaction is identical to Embraer.  In this analysis, Goldman Sachs made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of the companies involved in these transactions.

Precedent Transactions Analysis — Aerospace and Defense Industry

          Goldman Sachs reviewed 16 private-market transactions in the aerospace and defense industry, involving changes of control, having transaction values in excess of US$500 million and occurring between December 1996 and September 2005.  These included the following transactions (in each case, the first named entity is the acquiring entity and the second named entity is the acquired entity in the transaction):  DRS Technologies / Engineered Support Systems Inc, Zodiac SA / C&D Aerospace Group, BAE Systems / United Defense Industries, Pratt & Whitney / Boeing Rocketdyne Propulsion and Power, Onex Corporation / Boeing Commercial Airplanes - Tulsa Div., Aurora Capital / K&F Industries, Meggitt/Carlyle / Dunlop Standard, BAE / Alvis, Finmeccanica / AgustaWestland, Kohlberg Kravis Roberts / MTU Aero Engines (Daimler Chrysler), Precision Castparts / SPS Technologies, DRS / Integrated Defense, Warburg Pincus / TransDigm, EU Consortium / Embraer, General Dynamics / Gulfstream and Boeing / McDonnell Douglas.

          Goldman Sachs derived the implied ratios of enterprise value to “LTM EBITDA” multiples resulting from these transactions, which ranged from 9.0x to 13.1x, with a median of 11.3x.  Goldman Sachs then applied these ratios to the corresponding LTM EBITDA figures for Embraer and translated the resulting range of per share prices into implied premiums over Embraer’s ADR price as of January 13, 2006, preceding 30-day average ADR price and preceding 60-day average ADR price.  These implied premiums ranged from (26.8)% to 6.3% relative to the ADR price as of January 13, 2006, (25.0)% to 8.8% relative to the 30-day average ADR price, and (23.2)% to 11.5% relative to the preceding 60-day average ADR price.  “LTM” refers to the preceding 12-month period for which relevant data is available and “EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

          No company utilized in Goldman Sachs’ analysis of certain selected private market transactions is identical to Embraer.  In evaluating these private market transactions, Goldman Sachs made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of the companies involved in these transactions.

Selected Companies Analysis

          Goldman Sachs reviewed and compared certain financial information for Embraer to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the aircraft manufacturing industry:

•	Boeing

•	Bombardier

•	EADS

          Goldman Sachs reviewed and compared certain financial information for Embraer to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the aircraft components industry:

•	BE Aerospace

•	Heico

•	Hexcel

•	K&F Industries

          Goldman Sachs reviewed and compared certain financial information for Embraer to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the aircraft manufacturing industry:

•	General Dynamics

•	Northrop Grumman

•	Raytheon

          Goldman Sachs calculated and compared various financial multiples and ratios and growth rates based on market data as of January 13, 2006 and estimates reported by “IBES” (the Institutional Brokerage Estimate System, a data service that compiles earnings estimates of securities research analysts), including certain enterprise value multiples (including LTM sales multiples and 2006 and 2007 EBITDA multiples), 2006 and 2007 price-to-earnings multiples, earnings per share long-term growth rates, 2007 price/earnings per share long-term growth rates, and LTM margins/EBITDA.  The multiples, ratios and growth rates for each of the selected companies were based on IBES estimates and the most recent publicly available information as of January 13, 2006.

          The following table presents the result of this analysis:

	Selected Companies

	Range (including Embraer)	Median (including Embraer)		Embraer

Aircraft Manufacturers / Components
Enterprise Value Multiples
• LTM Sales	0.5x-3.7x	1.8x		2.1	x
• LTM EBITDA	5.0-16.2	11.6		12.3
• 2006E EBITDA	6.3-15.6	9.1		9.8
• 2007E EBITDA	5.5-11.9	8.4		9.7
2006 P/E Multiples	13.8-23.5	19.9		17.3
2007 P/E Multiples	11.9-20.0	16.9		15.2
5-Year EPS Growth Rate	10%-18%	16%		16.7%
2007 P/E / 5-Year EPS Growth Rate	0.9x-1.7x	1.2	x	0.9	x
LTM/EBITDA Margins	6.1%-38.9%	14.7%		16.7%

Defense
Enterprise Value Multiples
• LTM Sales	0.8x-1.2x	1.1	x	2.1	x
• LTM EBITDA	8.8-11.0	10.4		12.3
• 2006E EBITDA	7.8-9.5	8.7		9.8
• 2007E EBITDA	8.0-9.0	8.1		9.7
2006 P/E Multiples	14.3-16.3	14.6		17.3
2007 P/E Multiples	13.2-14.1	13.2		15.2
5-Year EPS Growth Rate	10%-12.0%	10.3%		16.7%
2007 P/E / 5-Year EPS Growth Rate	1.2x-1.3x	1.3	x	0.9	x
LTM/EBITDA Margins	9.5%-11.9%	9.8%		16.7%

Share Exchange Analysis; Breakeven Analysis

          Assuming no change in the market value of the surviving entity following the merger, Goldman Sachs prepared illustrative pro forma analyses of the financial impact of the merger on the current shareholders of Embraer assuming a range of premiums from 0% to 20% being paid for the control shares relative to Embraer ADR price as of January 13, 2006.  Goldman Sachs determined that this range of control premiums would result in an implied price being paid for all the shares held by the control group (consisting of Cia. Bozano, PREVI and SISTEL) representing a premium ranging from 0% to 10.1% relative to the current market value of their shares (based on the preceding 60-day average Embraer ADR price of US$39.30, as of January 13, 2006), which, based on Embraer’s estimated 2006 EBITDA projections, implies estimated 2006 EBITDA multiples ranging from 10.3x to 11.4x.  Goldman Sachs also determined that this range of control premiums would result in an implied price being paid for all the shares held by minority shareholders representing a discount ranging from 0.0% to 5.1% relative to the current market value of their shares (based on the preceding 60-day average Embraer ADR price), which, based on Embraer’s estimated 2006 EBITDA projections, implies estimated 2006 EBITDA multiples ranging from 10.3x to 9.8x.

          On the basis of these determinations, Goldman Sachs computed illustrative breakeven analyses.  For the above-described range of premiums being paid for the control shares (ranging from 0% to 20% relative to the preceding 60-day average Embraer ADR), Goldman Sachs computed the corresponding required implied enterprise value to 2006 EBITDA multiple expansion, which ranged from 0.0x to 0.6x, that would yield a value to minority shareholders equal to the current value of their shares based on the preceding 60-day average Embraer ADR price.  For this same range of premiums being paid for the control shares, Goldman Sachs also computed the corresponding percentage increases in Embraer’s share price following the merger, which ranged from 0.0% to 5.3%, that would be required to yield a value to minority shareholders equal to the current value of their shares based on the preceding 60-day average Embraer ADR price.

          The preparation of financial analyses such as those conducted in the preparation of the financial analyses is a complex process that involves subjective judgment and is not susceptible to partial analysis or summary description.  In arriving at its conclusions, Goldman Sachs did not attribute any particular weight to any particular factor considered by it; rather, Goldman Sachs made qualitative judgments as to the importance and relevance of all the factors considered in the financial analyses.  Accordingly, Goldman Sachs believes that the financial analyses should be considered as a whole and that selecting portions of its analyses or the factors considered as part of those analyses could result in an incomplete and incorrect understanding of the conclusions of the financial analyses.  The results presented in the financial analyses refer solely to the merger of Embraer with and into Rio Han, and do not extend to any other present or future matters or transactions regarding Embraer, the economic group to which it belongs or the sector in which it operates.

          Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes.  Goldman Sachs was retained by Embraer on August 18, 2004.  Pursuant to the engagement letter entered into as of the same date between Embraer and Goldman Sachs, Goldman Sachs will receive a fee for its services.  Moreover, Embraer has agreed to reimburse Goldman Sachs’ expenses and indemnify it for certain liabilities that may arise as a result of this engagement.  Goldman Sachs also may provide investment banking services to Embraer and its affiliates in the future.  In connection with the above-described services, Goldman Sachs has received, and may receive, compensation.

          Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman Sachs and its affiliates may actively trade the debt and equity securities (or related derivative securities) of Embraer and its affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities.  Goldman Sachs does not have a direct interest in the merger; provided, however, that in accordance with usual market practice, part of the compensation payable by Embraer in connection with the services rendered by Goldman Sachs depends on the implementation of the merger.  Except as may result from the activities described in the first and second sentences of this paragraph, Goldman Sachs does not have a direct or indirect interest in Embraer.  Without limiting any other statement in this summary, to the best of Goldman Sachs’ knowledge, neither the controlling shareholders of Embraer nor the management of Embraer directed, limited, obstructed or otherwise took any action that compromised or could have compromised access to, or use or knowledge of, information, documents or work methodologies relevant to the quality of the financial analyses.

Valuation Reports of ACAL

          ACAL was retained by Rio Han and Embraer to render valuation reports for the purpose of appraising:  (i) the book value of the shareholders’ equity of Embraer as of September 30, 2005 in order to determine the capital increase of Rio Han that will result from the merger and (ii) the market value of the shareholders’ equity of Embraer and Rio Han as of September 30, 2005, as required by Article 264 of the Brazilian Corporate Law, in order to (i) compare the ratio between such values with the exchange ratio stipulated in the Merger Agreement and (ii) determine the appraisal value of the Embraer common shares.

          The valuation reports prepared by ACAL are subject to the assumptions and considerations set forth in such valuation reports and summarized in this prospectus.  The valuation reports prepared by ACAL were presented to the management of Rio Han and the Board of Directors of Embraer on January 18, 2006 for their evaluation of the proposed restructuring and merger.  The valuation reports are not intended to be and do not constitute a recommendation to any shareholder as to how such shareholder should vote on any matters relating to the merger.  ACAL did not make a recommendation with respect to the exchange ratio applicable to the transfer of the Embraer control shares to Rio Han or the exchange ratio for the merger.  Rio Han urges you to read carefully the entire valuation reports of ACAL, which are contained in Annexes D, E and F of this prospectus.

          The valuation reports were prepared according to the same criteria and the same base date (September 30, 2005) and were based on the financial statements of Embraer and Rio Han as of September 30, 2005.  The Embraer financial statements were audited for Brazilian law purposes and the consolidated financial statements were reviewed for U.S. law purposes by Deloitte.  The Rio Han financial statements were audited for Brazilian law purposes by ACAL.

          In connection with its preparation of the valuation reports, ACAL represented that:  (i) it had no direct or indirect interest in Embraer or Rio Han, and that there was no significant circumstance that may characterize a conflict of interest for the issuance of its report and (ii) there had been no attempt by Embraer’s controlling shareholders or management to direct, limit, hinder or perform any action that might have affected the access to and the use and knowledge of any information, assets, documents or work methodologies relevant to its conclusions.

Summary of Valuation Report of Market Value of Embraer’s Shareholders’ Equity

          ACAL prepared a valuation report of the market value of Embraer’s shareholders’ equity.  In its analysis, ACAL considered the nature of Embraer’s business as both an operating company and a holding company for its subsidiaries.  Determining the value of Embraer as a holding company entailed making independent valuations of the market value of Embraer’s subsidiaries and, accordingly, ACAL made valuations of Embraer Aircraft Holding, Embraer Liebherr Equipment Brazil, Embraer Representation LLC, Embraer Spain Holding Company and Harbim Embraer Aircraft Industrial Company.  ACAL determined the value of Embraer’s investment in its subsidiaries to be R$948,770,000, equal to 6.74% of Embraer’s total assets, which represented significant assets in the valuation of Embraer’s shareholders’ equity.

          ACAL utilized the equity method of accounting to determine the market value of Embraer’s net assets.  Equity accounting was also used to recognize adjustments to Embraer’s shareholders’ equity.  Equity accounting is used to determine the fair market value of specific assets, provide a basis for certain adjustments to net book value and serve as a starting point to estimate the liquidation value of a company as if the company would cease operations and be sold to a third party.  ACAL’s market value adjustment of Embraer’s net assets was calculated by taking into consideration the legal definitions and precepts of Article 264 of the Brazilian Corporate Law and the approach established in Article 183, § 1, of the Brazilian Corporate Law.  Under this latter provision, market value is determined:  (i) for raw materials and storeroom supplies, at the price at which they may be replaced through purchase in the market; (ii) for goods and rights intended for sale, at the net realization price through sales to the market, less taxes and other expenses necessary for the sale and the profit margin and (iii) for investments, at the net value at which they can be sold to third parties.

          ACAL’s valuation was also based on a limited review of Embraer’s financial statements as of September 30, 2005.

          ACAL preformed its review using Brazilian GAAP, which included tests on the accounting records necessary for determining the equity value of certain items at market value.  ACAL concluded that the financial statements of Embraer were prepared in accordance with all legal formalities, including the uniform and consistent observance of Brazilian GAAP.  In addition, Embraer’s financial statements had been examined by Deloitte as of September 30, 2005, whose Audit Report, dated November 10, 2005, was unqualified.

          In connection with its analysis, ACAL noted that Embraer’s financial statements, audited under Brazilian GAAP, as of September 30, 2005, contained the following provisions:

•	allowance for doubtful accounts;

•	provision for adjustment to realization value;

•	provision for depreciation; and

•	provision for amortization.

          In order to adjust Embraer’s financial statements to market value, ACAL made adjustments in the following accounts:

•	prepaid expenses;

•	deferred tax assets calculated on tax losses, available for offset against future income;

•	unamortized goodwill/negative goodwill on the acquisition of investments; and

•	deferred assets.

          The adjustments made by ACAL were as follows (amounts in reais):

Description	Value - R$1,000.00

Book Value of Shareholders’ Equity of EMBRAER as of 09/30/2005	4,771,726
(-) Debit Adjustments to Shareholders’ Equity:	(2,146,399)
Write-off of deferred income tax and social contribution (Current Assets)	(207,816)
Write-off of prepaid expenses (Current Assets)	(239,021)
Write-off of deferred income and social contribution taxes (Long-Term Liabilities)	(294,547)
Write-off of prepaid expenses (Long-Term Liabilities)	(151,442)
Write-off of deferred assets	(1,149,861)
Equity loss on adjustments to shareholders’ equity of Harbim	(134)
Equity loss on adjustments to shareholders’ equity of Liebherr	(31,048)
Equity loss on adjustments to shareholders’ equity of Aircraft	(23,128)
Equity loss on adjustments to shareholders’ equity of Aviation Europe	(3,370)
Write-off of unrecoverable escrow deposits	(46,032)
(+) Credit Adjustments to Shareholders’ Equity:	131,393
Equity gain on adjustments to shareholders’ equity of Spain Holding	50,903
Tools recorded in deferred charges	80,490

Shareholders’ Equity of EMBRAER adjusted to market value as of 09/30/2005	2,756,720

          Considering the above factors and in accordance with the requirements of the Brazilian Corporate Law, ACAL verified the accounting books and records that were used in creating Embraer’s balance sheet, which verifications were based on selective tests and sampling.

          Through ACAL’s examination of the relevant documents and its analysis, ACAL concluded that Embraer’s shareholders’ equity value, based on the equity value approach, was R$2,756,720,000.00, or R$3.22 per Embraer share, as of September 30, 2005.

Summary of Valuation Report of Market Value of Rio Han’s Shareholders’ Equity

          ACAL prepared a valuation report of the market value of Rio Han’s shareholders’ equity.  For the purpose of their report and in accordance with the requirements of the Brazilian Corporate Law, ACAL used the adjusted market value of the net assets of Rio Han, as of September 30, 2005, except for Rio Han’s interest in the 145,527,000 Embraer control shares transferred to Rio Han by Cia. Bozano, PREVI and SISTEL.  ACAL’s analysis contemplates Rio Han’s net assets as of September 30, 2005, as adjusted to reflect the transfer of the Embraer control shares to Rio Han on January 18, 2006.

          ACAL’s determination of the market value of Rio Han’s shareholders’ equity was also based on a limited review of Rio Han’s financial statements as of September 30, 2005, which were audited under Brazilian GAAP by ACAL.  ACAL’s review included tests on the accounting records necessary for determining Rio Han’s equity value at market value.  ACAL’s examinations found that Rio Han’s financial statements were prepared in accordance with all legal formalities, including uniform and consistent observance of Brazilian GAAP.

          In connection with its analysis, ACAL noted that Rio Han financial statements, audited under Brazilian GAAP, as of September 30, 2005, contained the following provisions:

•	allowance for doubtful accounts;

•	provision for adjustment to realization value;

•	provision for depreciation; and

•	provision for amortization.

          In order to adjust Rio Han’s financial statements to market price, ACAL made adjustments in the following accounts:

•	prepaid expenses;

•	deferred tax assets calculated on tax losses, available for offset against future income;

•	unamortized goodwill/negative goodwill on the acquisition of investments; and

•	deferred assets.

          The adjustments made by ACAL were as follows (amounts in reais):

Book Value of Shareholders’ Equity of RIO HAN as of 09/30/2005	50.00
(-) Debit Adjustments to Shareholders’ Equity	(406,240,912.29)
Adjustment to market price for the EMBRAER shares paid as capital	(406,240,912.29)
(+) Credit Adjustments to Shareholders’ Equity	962,017,269.89
EMBRAER control shares value - 20.16% of total capital	962,017,269.89

Shareholders’ Equity of Rio Han adjusted to market value as of 09/30/2005	555,776,407.60

          Considering the above factors and in accordance with the requirements of the Brazilian Corporate Law, ACAL verified the accounting books and records that were used in creating Rio Han’s balance sheet at September 30, 2005, which verifications were based on selective tests and by sampling.

          Through ACAL’s examination of the relevant documents and its analysis, ACAL concluded that Rio Han’s shareholders’ equity value, based on the equity value approach, was R$555,776,407.60, or R$3.42 per Rio Han share, on January 18, 2006.

Summary of Valuation Report of Book Value of Embraer’s Shareholders’ Equity

          ACAL prepared a valuation report of the book value of Embraer’s shareholders’ equity as of September 30, 2005.  ACAL’s analysis was conducted and the report was prepared in accordance with the rules and regulations of the CVM.

          In conducting its valuation, ACAL used the book valuation approach, as it considered such method to be the most appropriate in determining the value of a merger of companies of the same business group.  This approach was also considered appropriate by ACAL because Embraer’s shares had not been exposed to any fact or situation that may have caused the overvaluation of such shares.

          ACAL’s determination of the book value of Embraer’s shareholders’ equity was also based on a limited review of Embraer’s financial statements, audited under Brazilian GAAP as of September 30, 2005.  ACAL’s review included tests on the accounting records necessary for determining the book value of Embraer’s shareholders’ equity.  ACAL’s examination found that Embraer’s financial statements were prepared in accordance with all legal formalities, including the uniform and consistent observance of Brazilian GAAP.  In addition, the financial statements of Embraer and its subsidiaries were audited by Deloitte, as of September 30, 2005, whose opinion thereon, dated November 10, 2005, was unqualified.

          In accordance with the Brazilian Corporate Law, ACAL verified the accounting books and records that were used in the preparation of Embraer’s balance sheet.  Such verifications were based on selective tests and by sampling.

          Through ACAL’s examination of the relevant documents and its analysis, ACAL concluded that the shareholders’ equity, based on the book valuation report, of Embraer was R$4,771,725,554.66 or R$6.61 per Embraer share, as of September 30, 2005.

Opinion of Citigroup Global Markets Inc.

          Embraer requested that Citigroup evaluate the fairness, from a financial point of view, to the holders of the Embraer non-voting shares (other than the controlling shareholders of Embraer and their respective affiliates) of the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares.  Citigroup has delivered to the Board of Directors of Embraer a written opinion, dated February 15, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares was fair, from a financial point of view, to the holders of the Embraer non-voting shares (other than the controlling shareholders of Embraer and their respective affiliates).  Citigroup was not requested to, and it did not, make any written or oral presentation to the Board of Directors of Embraer, or otherwise provide the Board of Directors of Embraer with, any financial analyses in connection with the rendering of Citigroup’s opinion and, accordingly, such analyses were not reviewed, considered or relied upon by the Board of Directors of Embraer for purposes of its evaluation of the merger.

          The full text of Citigroup’s written opinion, dated February 15, 2006, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this prospectus as Annex G and is incorporated into this prospectus by reference.  Citigroup’s opinion was provided to the Board of Directors of Embraer and relates only to the fairness, from a financial point of view, to the holders of the Embraer non-voting shares (other than the controlling shareholders of Embraer and their respective affiliates) of the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares, does not address any other term, aspect or implication of the merger and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed merger.

          In arriving at its opinion, Citigroup:

•	reviewed the Merger Agreement;

•	held discussions with senior officers, directors and other representatives and advisors of Embraer concerning Embraer’s business, operations and prospects;

•	examined publicly available business and financial information relating to Embraer;

•	examined financial forecasts and other information and data relating to Embraer which were provided to or otherwise discussed with Citigroup by Embraer’s management;

•

reviewed the financial terms of the merger as described in the Merger Agreement in relation to, among other things, current and historical market prices of the Embraer non-voting shares and the common shares of Embraer (other than the Golden Share of Embraer held by the Brazilian Government and the common shares of Embraer held by Rio Han); the dividend preference attributable to the Embraer non-voting shares; historical returns on equity of the Embraer non-voting shares and the common shares of Embraer; historical and projected earnings and other operating data of Embraer; and Embraer’s capitalization and financial condition;

•

considered certain stock market information of certain other Brazilian publicly traded companies and, to the extent publicly available, the financial terms of share reclassifications and Brazilian change of control transactions which Citigroup considered relevant; and

•	conducted other analyses and examinations and considered other financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

          In rendering its opinion, Citigroup assumed and relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and on the assurances of Embraer’s management that it is not aware of any relevant information that was omitted or remained undisclosed to Citigroup.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citigroup relating to Embraer, Citigroup was advised by Embraer’s management and assumed, with Embraer’s consent, that the forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Embraer’s management as to the future financial performance of Embraer.  Citigroup assumed, with Embraer’s consent, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition has been or would be imposed that would have an adverse effect on Embraer, Rio Han or the merger.  Citigroup assumed, with Embraer’s consent, that neither Embraer nor Rio Han will incur any Brazilian income tax liabilities as a result of the merger.

          Citigroup’s opinion with respect to the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares related to the pro forma dilutive impact of the merger on the Embraer non-voting shares.  Citigroup’s opinion did not address any terms or other aspects or implications of the merger (other than the one-for-one exchange ratio provided for in the merger for the Embraer non-voting shares to the extent expressly specified in Citigroup’s opinion), including, without limitation, the number of common shares of Rio Han that have been or will be issued in the merger or related transactions in exchange for any securities of Embraer other than the Embraer non-voting shares or the relative fairness of such exchanges to the holders of Embraer non-voting shares.  Citigroup did not express any opinion as to the actual value of the common shares Rio Han or the Rio Han ADSs when issued or the prices at which the Embraer non-voting shares, the common shares of Embraer, the common shares of Rio Han or the Rio Han ADSs will trade or otherwise be transferable at any time.  Citigroup’s opinion does not address, and Citigroup did not consider, any operational, tax or other benefits, synergies, losses or costs, if any, that may result from the consummation of the merger.  Citigroup did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Embraer, and did not make any physical inspection of the properties or assets of Embraer.  Citigroup did not express any view as to, and its opinion did not address, Embraer’s underlying business decision to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Embraer or the effect of any other transaction in which Embraer might engage.  Citigroup was not requested to, and it did not, solicit third party indications of interest in the acquisition of Embraer or any securities of Embraer nor was Citigroup requested to, and it did not, participate in the negotiation or structuring of the merger.  Citigroup’s opinion was necessarily based on information available to Citigroup, and financial, stock market and other conditions and circumstances existing and disclosed to Citigroup, as of the date of its opinion.  Except as described above, Embraer imposed no other instructions or limitations on Citigroup with respect to the investigations made or procedures followed by Citigroup in rendering its opinion.

          The type and amount of consideration payable in the merger and related transactions was determined by Embraer and the decision to enter into the proposed merger and related transactions was solely that of the Board of Directors of Embraer.  Citigroup’s opinion should not be viewed as determinative of the views of the Board of Directors of Embraer or Embraer’s management with respect to the proposed merger or related transactions or with respect to the consideration payable in the merger or related transactions.

          Citigroup was engaged by Embraer solely for purposes of rendering an opinion in connection with the merger.  Pursuant to the terms of Citigroup’s engagement, Embraer has agreed to pay Citigroup for its opinion services a fee of US$400,000, which was payable in connection with the delivery of its opinion.  Embraer also has agreed to indemnify Citigroup and related persons against liabilities, including liabilities under the United States federal securities laws, arising out of its engagement.

          In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of Embraer, and in the future may actively trade or hold the securities of Rio Han, for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities.  Certain of Citigroup’s Brazilian affiliates in the past have provided and currently are providing corporate banking and other financial services to Embraer, and in the future may provide services to Rio Han, unrelated to the proposed merger, for which services such affiliates have received and expect to receive compensation.  In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with Embraer and affiliates of Embraer and Rio Han.

          Embraer selected Citigroup to deliver an opinion in connection with the merger based on Citigroup’s reputation and experience.  Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Appraisal Rights

          Holders of record of Embraer common shares at the close of business on January 19, 2006, the date of the first announcement of the merger, are entitled to exercise appraisal rights, in connection with the merger.

          If you held Embraer common shares of record at the close of business on January 19, 2006, you will have the right to elect to receive, instead of the Rio Han common shares to be issued in the merger, an amount in cash equal to R$6.61 in cash per common share, being the greater of (i) the shareholders’ equity per share of Embraer determined in accordance with Brazilian GAAP as of September 30, 2005, using the methodology described in the Valuation Report of Shareholders’ Equity of Embraer prepared by ACAL Consultoria e Auditoria S/S, or ACAL, dated as of January 18, 2006 and (ii) the market value of Embraer’s shareholders’ equity as of September 30, 2005, using the methodology described in the Valuation Report of Embraer’s Shareholders’ Equity prepared by ACAL, dated as of January 18, 2006.  See “The Proposed Restructuring and Merger—Valuation Reports of ACAL—Summary of the Valuation Report of Book Value of Embraer’s Shareholder’s Equity” beginning on page 53 of this prospectus.  As the extraordinary general meeting of Embraer shareholders will take place more than 60 days after the date of the last approved balance sheet, a shareholder may demand that their shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such meeting.

          If you have appraisal rights, you must exercise your rights within 30 days of the publication of the minutes of the extraordinary general meeting of Embraer shareholders convened to approve the merger, or the appraisal rights period, otherwise your rights will lapse.  Embraer expects to publish the minutes of the extraordinary general meeting in the Vale Paraibano in São José dos Campos and in the Gazeta Mercantil in São Paulo on or about [________], 2006.  Embraer will furnish an English translation of the minutes of the extraordinary general meeting to the SEC (www.sec.gov) on the same date as their publication in Brazil and will also make an English translation of the minutes of the extraordinary general meeting available on its website (www.embraer.com.br).

          You can exercise your appraisal rights by delivering written notice to Embraer (Attention: Investor Relations) prior to the expiration of the appraisal rights period at the following address:

Embraer
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos
São Paulo, Brazil
Attention: Investor Relations

          You cannot exercise your appraisal rights if you vote in favor of the merger.

          Under the Brazilian Corporate Law, holders of Embraer preferred shares and Embraer ADSs are not entitled to appraisal rights in connection with the merger.

Unwinding of the Merger

          Under the Brazilian Corporate Law, if the management of Rio Han believes that the total value of appraisal rights exercised by holders of Embraer common shares may put at risk the financial stability of Rio Han, the management may, within ten days after the end of the appraisal rights period, call an extraordinary general meeting of Rio Han shareholders to ratify or unwind the merger.

          The factors that may put at risk the financial stability of Rio Han will depend on the financial condition of Rio Han after the merger and the general economic environment in its markets at the time the appraisal rights are exercised.  These factors may include, but are not limited to, the cash balances of Rio Han, its ability to borrow funds or fund expansion plans and continuing operations, and compliance with existing contractual obligations, including financial covenants.  The decision to call the extraordinary general meeting of Rio Han shareholders to ratify or unwind the merger is at the discretion of Rio Han’s management.

          Payment relating to the exercise of appraisal rights will not be due if the merger is unwound by Rio Han’s shareholders.

Prospectus Availability

          Rio Han will make this prospectus available to (1) record holders of Embraer common and preferred shares who must receive this prospectus under the applicable U.S. federal securities laws, (2) holders of Embraer ADSs whose names appear on the list of record holders of ADSs maintained by the depositary and (3) brokers, banks and similar persons whose names, or the names of whose nominees, appear on Embraer’s shareholders’ list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmission to beneficial owners of Embraer ADSs.

Brokerage Commissions and Cancellation Fees

          You will not have to pay brokerage commissions if your Embraer shares or ADSs are registered in your name.  However, if your securities are held through a bank or broker or a custodian linked to a stock exchange, you should inquire as to whether any other transaction fee or service charges may be charged in connection with the merger.

Stock Exchange Listings

          Upon the effectiveness of the merger, Rio Han will apply to register as a public company with the CVM and to list the Rio Han common shares to be issued in the merger on the Novo Mercado segment of the BOVESPA under the ticker symbol “EMBR3,” which is currently the ticker symbol for the Embraer common shares.  Rio Han anticipates the registration and listing process to be completed within approximately 60 days from the date of the filing of its applications with the CVM and the BOVESPA.  Until Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA, holders of Embraer common and preferred shares may continue to trade their Embraer shares under their current ticker symbols “EMBR3” and “EMBR4,” respectively.

          Rio Han will also submit a listing application to the NYSE to list the Rio Han ADSs to be issued to holders of Embraer ADSs in the merger under the ticker symbol “ERJ,” which is currently the ticker symbol for the Embraer ADSs.  Until the Rio Han ADSs are authorized for listing on the NYSE, subject to official notice of issuance, holders of Embraer ADSs may continue to trade their Embraer ADSs under their current ticker symbol.  Rio Han expects that the Rio Han ADSs will be authorized for listing on the NYSE, subject to official notice of issuance, by the same time that Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA.

Accounting Treatment

          Under Brazilian GAAP, the merger will be accounted for considering net assets acquired at book value.

          Under U.S. GAAP, the merger of Embraer with and into Rio Han will be recorded using the historical carrying values of the assets and liabilities of Embraer.  The merger will be treated as a recapitalization that results in no change in accounting basis from the accounting basis of Embraer, because, in accordance with U.S. GAAP, Embraer is regarded as the acquiring party for accounting purposes.  The creation of Rio Han, a holding company with no operations, and the subsequent merger with Embraer do not involve any new shareholders nor result in any one shareholder or group of shareholders obtaining unilateral control of Rio Han.

Exchangeable Notes Issued by BNDES

          On June 19, 2001, Banco Nacional de Desenvolvimento Econômico e Social - BNDES, the Brazilian National and Social Development Bank, or BNDES, conducted a private offering of notes that are exchangeable into Embraer ADSs representing Embraer preferred shares currently owned by BNDES Participações S.A. - BNDESPAR, or BNDESPAR, a wholly owned subsidiary of BNDES.  The holders of the exchangeable notes have the right to acquire the Embraer ADSs at any time prior to June 18, 2006, which is the stated maturity of the notes.  In connection with the offering of such exchangeable notes, Embraer became a party to a registration rights agreement, pursuant to which it agreed, among other things, to register resales of the ADSs and underlying preferred shares relating to the exchangeable notes.  Embraer filed a resale registration statement on Form F-3 with the U.S. Securities and Exchange Commission, or SEC, on October 17, 2001.

          As a result of and after completion of the merger, Rio Han will be required to file a post-effective amendment to the Embraer resale registration statement in order to update the disclosure contained in the registration statement, because the bonds will be exchangeable into Rio Han ADSs representing Rio Han common shares held by BNDESPAR, under the same terms and conditions as under the 2001 offering made by BNDES.

MERGER AGREEMENT

          The following description of the material provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex B to and incorporated by reference into this prospectus.  All Embraer shareholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the merger.

Structure of the Merger

          The Merger Agreement provides for the merger of Embraer with and into Rio Han, which will become the successor of Embraer and, by operation of law, assume all of Embraer’s rights and obligations, pursuant to Articles 224, 225, 227 and 264 of the Brazilian Corporate Law.

          As a result of the merger, Embraer will cease to exist and:

•	each common share of Embraer (other than the common shares held by Rio Han) will be exchanged for one Rio Han common share;

•	each preferred share of Embraer will be exchanged for one Rio Han common share, and Rio Han will be prohibited from issuing preferred shares;

•	each Embraer ADS will be exchanged for one Rio Han ADS; and

•	the Golden Share issued by Embraer and held by the Brazilian Government will be exchanged for a Golden Share of Rio Han.

Rationale, Purpose and Interests of Embraer and Rio Han in the Implementation of the Proposed Restructuring and Merger

          The Merger Agreement provides that the proposed restructuring and merger is intended to create a basis for the sustainability, growth and continuity of the businesses and activities of Embraer, through its successor Rio Han.  This will be achieved by facilitating its access to capital markets and increasing financing resources for the development of new products and expansion programs.

          As set forth in the Merger Agreement, the management of Embraer expects that the following benefits to result from the proposed restructuring and merger:

•	Benefits to Embraer:

	•	enhance the capacity to attract resources to support its expansion programs because of increased access to capital markets; and

	•	potential use of Rio Han common shares as acquisition currency.

•	Benefits to Embraer Shareholders:

	•	extension of voting rights to all Embraer shareholders;

	•	potential increase in the liquidity of the shares to be received by Embraer shareholders in the merger resulting from the expected dispersed ownership of such shares;

	•	adoption of enhanced corporate governance practices and transparency standards; and

•

for Cia. Bozano, PREVI and SISTEL, realization of a premium on the Embraer control shares transferred to Rio Han by virtue of the exchange ratio applicable to such transfer when compared to the exchange ratio applicable to the merger, such premium being compensation for their agreement to relinquish their controlling ownership of Embraer and to terminate the Shareholders’ Agreement.

•	Benefits to the Brazilian Capital Markets:

•

creation of the first major Brazilian company with dispersed corporate control and adequate share capital structure to be listed on the Novo Mercado segment of the BOVESPA, creating a precedent for similar transactions; and

	•	creation of a new corporate governance benchmark.

•	Benefits to the Brazilian Government:

	•	maintenance of the rights attributed to the Golden Share and improvement of the conditions for its application;

	•	assurance that the majority of the voting rights of Rio Han will be held by Brazilian shareholders as provided in the Privatization Notice of Embraer;

	•	control over the concentration of equity interest in the capital stock of Rio Han equal to or greater than 35%;

	•	assurance of a dispersed capital structure due to the adoption of restrictions on voting rights contained in Rio Han’s proposed bylaws; and

	•	assurance that Rio Han will remain as a technological and industrial partner of the Brazilian Army.

Approval of the Merger

           The merger will be submitted to the extraordinary general meetings of Embraer and Rio Han shareholders to take place on [_______], 2006, which will be called and convened as set forth in the Brazilian Corporate Law and Embraer’s and Rio Han’s bylaws.

Valuation Reports and Financial Analyses

(i)	ACAL Consultoria e Auditoria S/S Valuation Reports

          Valuation Reports of Market Value of Shareholders’ Equity

          Pursuant to Article 264 of the Brazilian Corporate Law, valuation reports of the market value of shareholders’ equity of Embraer and Rio Han were prepared by ACAL for the purpose of calculating the amount per share that holders of Embraer common shares would be entitled to receive if they decided to exercise their appraisal rights.  These valuation reports were prepared according to the same criteria and the same base date (September 30, 2005) and were based on the financial statements of each company, dated September 30, 2005, audited under Brazilian GAAP.  For such purposes, ACAL accounted for the necessary adjustments in the balance sheet of Rio Han to reflect the transfer of the Embraer control shares into Rio Han’s capital stock on January 18, 2006, based on the following assumptions:

•	Rio Han holds the Embraer control shares as its sole assets; and

•	Rio Han does not have any liability or obligation that could adversely affect its net equity.

           See “The Proposed Restructuring and Merger—Valuation Reports of ACAL—Summary of Valuation Report of Market Value of Embraer Shareholders’ Equity” beginning on page 50 of this prospectus for further details.

          Valuation Report of Shareholders’ Equity of Embraer

          The capital increase of Rio Han resulting from the merger will be calculated based on the Valuation Report of Shareholders Equity of Embraer.  According to this valuation report, Embraer’s net equity on September 30, 2005 amounted to R$4,771,725,554.66.  See “The Proposed Restructuring and Merger—Valuation Reports of ACAL—Summary of Valuation Reports of Book Value of Embraer’s Shareholders’ Equity” beginning on page 53 of this prospectus for further details.

(ii)	Financial Analyses of Goldman Sachs

          In order to support the determination of the exchange ratio between the shares issued by Embraer for those issued by Rio Han, Goldman Sachs was retained by Embraer to undertake certain financial analyses regarding the proposed restructuring and merger.  The Merger Agreement provides that the management of each of Rio Han and Embraer understand that, among the several valuation methods addressed in the financial analyses undertaken by Goldman Sachs, a discounted cash flow analysis best reflected the value of Embraer and, consequently, of Rio Han, since the assets of Rio Han comprise solely the Embraer control shares.  See “The Proposed Restructuring and Merger—Financial Analyses of Goldman Sachs” beginning on page 43 of this prospectus for a more detailed discussion of the financial analyses undertaken by Goldman Sachs.

Exchange Ratio

          Since Rio Han:  (i) has the sole purpose to serve as a vehicle for implementation of the proposed restructuring and merger, (ii) has as its sole asset the Embraer control shares and (iii) does not have any liability or obligation of any kind which could adversely affect its net equity, the management of each of Rio Han and Embraer determined that each Embraer share or Embraer ADS not subject to the Shareholders’ Agreement would be exchanged for one Rio Han common share or Rio Han ADS, respectively.

Premium for Embraer Control Shares

          The Merger Agreement provides that based on, among other things, and taking into account:  (i) Goldman Sachs’ financial analyses and (ii) the recognition that Cia. Bozano, PREVI and SISTEL have a legitimate and justified expectation in receiving a premium on the Embraer control shares transferred by them to Rio Han, the management of each of Rio Han and Embraer determined that such transfer would be made at the ratio of 1.1153 common shares of Rio Han for each Embraer control share.  Each common or preferred share of Embraer (including preferred shares represented by Embraer ADSs) not subject to the Shareholders’ Agreement, regardless of the type of share, would be exchanged for one Rio Han common share or Rio Han ADS, respectively.

Capital Increase

          The Merger Agreement provides that Rio Han will undergo a capital increase to reflect its increased capital stock created by the transfer of the total amount of the capital stock of Embraer into Rio Han as a result of the merger.  Therefore, as a result of the merger and based on the valuation reports prepared by ACAL, the capital stock of Rio Han will be increased by R$3,809,708,284.77, from R$962,017,769.89 to R$4,771,726,054.66, and the number of shares issued by Rio Han to Embraer shareholders may vary if holders of Embraer common shares exercise their appraisal rights in connection with the merger.  Upon implementation of the merger, the capital stock of Rio Han will comprise 738,611,819 common shares and one Golden Share held by the Brazilian Government.

Holders of Embraer Preferred Shares

          As a result of the merger and the receipt of Rio Han common shares, holders of Embraer preferred shares will no longer have priority in capital reimbursement and in receiving dividends per share 10% higher than those granted to holders of Embraer common shares.  The holders of Rio Han common shares as a result of the merger will be entitled to all rights prescribed thereto in Rio Han’s bylaws.

          The Merger Agreement provides that the management of each of Rio Han and Embraer considers equitable the application of the same exchange ratio for the exchange of the common shares and preferred shares (including preferred shares of Embraer represented by ADSs) for Rio Han common shares (including common shares represented by ADSs) given that the equity losses suffered by holders of preferred shares (including preferred shares represented by ADSs) will be offset by the extension of voting rights to all Embraer shareholders.

Appraisal Rights

          Appraisal rights will only be available to holders of Embraer common shares because the Embraer common shares meet the requirements of Brazilian Corporate Law:  (1) such shares are considered illiquid and (2) more than 50% of such shares are held by controlling shareholders.  Pursuant to the Merger Agreement and the Brazilian Corporate Law, holders of Embraer common shares that vote against the merger at the meeting, abstain from voting or do not attend the extraordinary general meeting that approves the merger can exercise appraisal rights if they already hold shares of Embraer on January 19, 2006, the date of the first announcement of the merger. The appraisal right must be exercised within 30 days after the publication of the minutes of the extraordinary general meeting.

          As set forth in Article 264 of the Brazilian Corporate Law, the reimbursement to holders of Embraer common shares that exercise their appraisal rights will be made based on the greater of the following amounts:

•	Embraer’s book value, calculated on September 30, 2005; and

•	Embraer’s market value, calculated on September 30, 2005.

          Based on the valuation reports prepared per share by ACAL, the reimbursement price calculated on the basis of Embraer’s book value is R$6.61 per share, which exceeds Embraer’s market value of R$3.82 per share, in each case calculated as of September 30, 2005.

          The management of Rio Han may call a shareholders’ meeting to ratify or unwind the merger if the amount paid to Embraer common shareholders who exercise their appraisal rights would risk the financial stability of Rio Han after the merger.

Renaming of Rio Han

          Rio Han will be renamed “Embraer—Empresa Brasileira de Aeronáutica S.A.,” Embraer’s current name, upon the approval of such change in the name by Rio Han shareholders at the general meeting of such shareholders convened to approve the merger.

Rio Han Board of Directors

          Rio Han’s proposed bylaws provide that, after the proposed restructuring and merger, Rio Han’s Board of Directors will consist of 11 members and 11 alternates.  The Brazilian Government will have the right to appoint one director and one alternate by virtue of its Golden Share.  The employees of Rio Han will have the right to appoint two directors and two alternates.  The eight remaining directors and their alternates will be elected by Embraer shareholders at a general meeting.

          According to the Novo Mercado regulations, the members of Rio Han’s Board of Directors will serve a unified two-year term.  However, as an interim measure, the first term of Rio Han’s Board of Directors will be for three years, ending at the annual general meeting of Rio Han shareholders that approves the financial statements for the fiscal year ended December 31, 2008.  Additionally, the members of Rio Han’s Board of Directors to serve during this interim term will be elected at the extraordinary general meeting of Rio Han shareholders to approve the merger immediately prior to the proposal to approve the merger.  See “Management of Rio Han Before and After the Proposed Restructuring and Merger” beginning on page 110 of this prospectus for further details.

Chairman and Chief Executive Officer

          The shareholders of Rio Han will appoint Mr. Maurício Novis Botelho as the Chairman of Rio Han’s Board of Directors.  Mr. Botelho will also serve as CEO of Rio Han until the annual general meeting of Rio Han shareholders to approve the financial statements for the fiscal year ended December 31, 2006.  At this time, a new CEO will be elected by Rio Han’s Board of Directors and the proposed Rio Han bylaws will expressly forbid any executive officer from serving simultaneously as a Director of Rio Han.

Officers of Rio Han

          Rio Han’s Board of Directors will elect Rio Han’s officers.  The initial term of Rio Han’s officers will be three years and thereafter the officers will serve a term of two years.  Until the annual general meeting of Rio Han shareholders to be held in 2009, a majority vote of the members of Rio Han’s Board of Directors will be necessary to remove an executive officer.  Thereafter, pursuant to the proposed Rio Han bylaws, the dismissal of a member of the executive committee will require the affirmative vote of at least seven members of the Board of Directors.

Listing of Rio Han

          If the merger is approved at the general meeting of Rio Han shareholders convened for that purpose, a proposal for listing of Rio Han as a public company on the Novo Mercado segment of the BOVESPA will be submitted to Rio Han shareholders at the general meeting.  The listing of Rio Han will be implemented within 120 days of the general meeting.  The Rio Han ADSs and the underlying common shares to be received by holders of Embraer ADSs will be listed on the NYSE.

Lock-up of Controlling Shareholders

          If the merger is approved at the general meeting of Rio Han shareholders convened for that purpose, a proposal will be submitted to Rio Han shareholders, as set forth in the Merger Agreement, at such general meeting providing that the Rio Han common shares held by the current controlling shareholders of Rio Han and by the management of Rio Han will be subject to a lock-up whereby they cannot trade their common shares of Rio Han for six months.

Rio Han Bylaws

          Before the approval of the merger at the extraordinary general meeting of Rio Han shareholders, the current controlling shareholders of Rio Han will approve new bylaws for Rio Han substantially in the form attached as Annex H to this prospectus.

General Limitation on the Exercise of Voting Rights

          Pursuant to Rio Han’s proposed bylaws, the maximum number of votes allowed to any shareholder or group of shareholders at any general meeting of Rio Han shareholders is limited to 5% of the capital stock, regardless of the number of shares (including those represented by ADSs) held by such shareholder or group of shareholders. See “Description of Rio Han’s Capital Stock—Limitations on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus for further details.

Limitation on the Exercise of the Voting Rights of Non-Brazilian Shareholders

          Pursuant to Rio Han’s proposed bylaws, the total votes that may be cast by a non-Brazilian shareholder, or a group of non-Brazilian shareholders, in any general meeting of Rio Han shareholders, may not exceed 2/3 of the votes that may be exercised by Brazilian shareholders present at such meeting.  See “Description of Rio Han’s Capital Stock—Limitation on the Voting Rights of Non-Brazilian Shareholders” beginning on page 121 of this prospectus.

Requirement of a Public Tender Offer

          Pursuant to Rio Han’s proposed bylaws, the acquisition of more than 35% of Rio Han’s share capital by any shareholder or group of shareholders is subject to the approval of the Brazilian Government, as holder of the Golden Share.  Upon approval by the Brazilian Government, such increase in participation will require such shareholder or group of shareholders to make a public tender offer for all of Rio Han shares at a price calculated and based on the criteria established in the proposed bylaws.  See “Description of Rio Han’s Capital Stock—Mechanism to Promote Dispersed Ownership of Rio Han’s Shares” beginning on page 128 of this prospectus.

Rights of the Golden Share

          Rio Han’s proposed bylaws maintain the rights currently granted to the Brazilian Government, as holder of the Golden Share.  The proposed bylaws further assure that the Brazilian Government, as holder of the Golden Share, is granted a veto right over, among other things, any decision related to:  (i) changes in the limitations on the exercise of voting rights described above; (ii) statutory amendments involving changes to the rights granted to the Golden Share and (iii) statutory changes to the provisions related to the acquisition of equity interests equal to or higher than 35% of the capital stock.  See “Description of Rio Han’s Capital Stock—Rights of the Golden Share” on page 125 of this prospectus.

Monitoring of Equity Shareholders

          Pursuant to Rio Han’s proposed bylaws, Rio Han’s Officer of Investor Relations is responsible for monitoring changes in Rio Han’s shareholding composition and alerting the proper authorities of any violations of Rio Han’s bylaws.

Breaching of Legal and Statutory Provisions

          Any violations of the Brazilian Corporate Law or Rio Han’s proposed bylaws will, upon approval of Rio Han’s shareholders at a special shareholders’ meeting, result in the suspension of the violating shareholder’s voting rights.  Such suspension will cease as soon as the violation ceases.

General Provisions

          Upon approval of the merger by Embraer shareholders and Rio Han shareholders, the management of each of Embraer and Rio Han will register and publish all acts related to the proposed restructuring and merger.

          Any dispute arising from the Merger Agreement will be venued in São Paulo, Brazil.

INTERESTS OF CERTAIN PERSONS IN, AND SIGNIFICANT
SHAREHOLDERS OF, RIO HAN AND EMBRAER

Rio Han

          Rio Han has 162,306,763 common shares outstanding as of the date of this prospectus and at January 18, 2006.  Rio Han’s current shareholders are Cia Bozano, PREVI and SISTEL and its capital stock is divided among them in nearly equal amounts.

          In order to ensure stability during the proposed restructuring and merger and continuity of Embraer’s management guidelines, Rio Han’s proposed bylaws contain a temporary provision specifying that Rio Han’s Board of Directors will be appointed by the general meeting of Rio Han shareholders convened to approve the proposed restructuring and merger immediately prior to the proposal to approve the merger and will hold office for a term of three years, expiring at the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements of Rio Han for the fiscal year ending December 31, 2008.  Under this arrangement, each current Rio Han shareholder will appoint one representative to, and all current Rio Han shareholders, as a group, will appoint four other members of, the Rio Han transition Board of Directors.  See “Management of Rio Han Before and After the Proposed Restructuring and Merger” beginning on page 110 of this prospectus for further details.  If the proposed restructuring and merger is approved at the general meeting of Rio Han shareholders convened for that purpose, a proposal will be submitted to the general meeting of Rio Han shareholders, as set forth in the Merger Agreement, to approve a restriction on transfers of Rio Han common shares by the current controlling shareholders of Rio Han and the management of Rio Han for a period of six months following the effectiveness of the merger.

Embraer

          Embraer has total authorized capital of 1,500,000,000 shares, with a total aggregate of 721,831,057 shares outstanding at January 19, 2006.  Of this total, 242,544,448 are common shares (including the Golden Share held by the Brazilian Government) and 479,287,609 are preferred shares.  The table below sets forth the amount of Embraer shares held by each of Rio Han, Cia. Bozano, PREVI and SISTEL, as well as the amount of shares held by Embraer’s shareholders that owned 5% or more of the common shares or preferred shares of Embraer as of January 19, 2006:

	Common Shares		Preferred Shares		Total Shares

	Shares	(%)	Shares	(%)	Shares	(%)

Rio Han	145,527,000	60.00	—	—	145,527,000	20.16
Cia. Bozano(1)	—	—	18,786,588	3.92	18,786,588	2.60
PREVI(1)	8,134,690	3.35	59,037,178	12.32	67,171,868	9.31
SISTEL(1)	—	—	155,726	0.03	155,726	0.02
Bozano Holdings, Ltd.(2)	—	—	8,896,920	1.86	8,896,920	1.23
BNDESPAR(3)	3,488,893	1.44	43,223,686	9.02	46,712,579	6.47
Dassault Aviation(4)	13,744,186	5.67	1,953,132	**	15,697,318	2.17
Thales Airborne Systems(4)	13,744,186	5.67	1,953,132	**	15,697,318	2.17
EADS(4)	13,744,186	5.67	1,953,132	**	15,697,318	2.17
Safran(4)	7,276,332	3.00	1,034,010	**	8,310,342	1.15

**	Less than 1%.
(1)	One of the current controlling shareholders of Rio Han.
(2)	Bozano Holdings, Ltd. is held by Cia. Bozano.
(3)	BNDESPAR is a wholly owned subsidiary of Banco Nacional de Desenvolvimento Econômico e Social - BNDES, the government-owned national development bank of Brazil.
(4)	Member of the European Aerospace and Defense Group.

Shares Held by the Controlling Shareholders; Exchange Premium

          On January 18, 2006, Cia. Bozano, PREVI and SISTEL transferred all of the Embraer control shares (which represent 60% of Embraer’s common shares and 20.16% of Embraer’s total capital) to Rio Han in exchange for 162,306,263 Rio Han common shares (or 1.1153 Rio Han common shares for each  Embraer control share).  The exchange ratio for the transfer of the Embraer control shares to Rio Han reflects a premium of 9% when compared to the exchange ratio for the merger.  The Board of Directors of Embraer understands that Cia. Bozano, PREVI and SISTEL have a legitimate and justified expectation in receiving a premium on the transfer of the Embraer control shares to Rio Han as compensation for their relinquishment of voting control over Embraer in favor of all Embraer shareholders in connection with the proposed restructuring and merger.

          In addition to the 145,527,000 common shares of Embraer that Cia. Bozano, PREVI and SISTEL hold through Rio Han, PREVI holds additional common shares of Embraer not subject to the Shareholders’ Agreement and which are not held through Rio Han, which represented 3.35% of the common shares of Embraer outstanding as of January 19, 2006, and Cia. Bozano, PREVI and SISTEL also hold preferred shares of Embraer, which represented, in the aggregate, 18.13% of the preferred shares of Embraer outstanding as of January 19, 2006.  These shares, along with all of the other outstanding Embraer common and preferred shares (including those represented by Embraer ADSs) will be exchanged as a result of the proposed restructuring and merger and will be replaced by Rio Han common shares.

          Cia. Bozano, PREVI and SISTEL have each appointed two representatives to Embraer’s current Board of Directors.  For more information on the Board of Directors of Embraer, see “Item 6A. Directors and Senior Management” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.  According to Rio Han’s proposed bylaws, Rio Han will have a transition Board of Directors that will be appointed on the date of approval of the proposed restructuring and merger. The members of this transition Board of Directors will have a term of office of three years, until the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008.  Cia. Bozano, PREVI and SISTEL will each appoint one member of the transition Board of Directors of Rio Han and, as a group, will appoint an additional four independent members to the Rio Han transition Board of Directors.  Beginning after the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008, Rio Han’s Board of Directors will be appointed for two-year terms and Cia. Bozano, PREVI and SISTEL shall no longer have the right to permanent seats on Rio Han’s Board of Directors.  For further information on the transition Board of Directors of Rio Han and the election of members of Rio Han’s Board of Directors thereafter, see “Management of Rio Han Before and After the Proposed Restructuring and Merger—Board of Directors” on page 110 of this prospectus.

Brazilian Government—Golden Share

          In addition to holding 1,850,495 common shares of Embraer as of January 19, 2006, the Brazilian Government has been issued a “Golden Share” entitling it to appoint one member of the Embraer Board of Directors, as well as veto rights over the following corporate actions:

•	change of Embraer’s name and corporate purpose;

•	amendment to and/or extension of the Embraer logo;

•	creation and/or alteration of military programs whether or not involving the Brazilian Government;

•	third-party training in technology for military programs;

•	discontinuance of supply of military aircraft maintenance and replacement parts;

•	transfer of share control; and

•	changes to the list of corporate actions over which the Golden Share carries veto rights, to the structure and composition of the Board of Directors and to the rights conferred to the Golden Share.

          In addition to the member of the Embraer Board of Directors appointed through its Golden Share, the Brazilian Government currently has a second representative on the Embraer Board of Directors appointed by the holders of Embraer common shares.

          The Brazilian Government, through its indirect subsidiary, BNDES Participações S.A. - BNDESPAR, also holds additional common shares and preferred shares of Embraer, which represented 6.47% of Embraer's total capital stock as of January 19, 2006.

          With the exception of the Golden Share, that will be exchanged for a Golden Share of Rio Han as a result of the proposed restructuring and merger, all common shares and preferred shares of Embraer held directly or indirectly by the Brazilian Government will be exchanged as a result of the merger and will be replaced by Rio Han common shares.

Related Party Transactions

          Other than the proposed restructuring and merger, as of the date of this prospectus, Rio Han has not engaged in any transactions with its affiliates.

          In addition to the proposed restructuring and merger, Embraer has engaged in a number of transactions with its subsidiaries and the Brazilian Government, as described in “Item 7B. Related Party Transactions” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

SPECIFIC CONSIDERATIONS FOR HOLDERS OF EMBRAER ADSs

          Holders of Embraer ADSs should take into account the information contained in this section, in addition to other information contained in other sections of this prospectus related to the same subject matter, to understand their rights in the proposed restructuring and merger and what they should do in order to exercise these rights.

Voting Rights

          Even though under Brazilian Corporate Law holders of Embraer preferred shares and, consequently, Embraer ADSs do not have the right to vote on the merger, the Board of Directors of Embraer proposes to extend voting rights to all holders of preferred shares, including preferred shares represented by Embraer ADSs, in respect of all proposals relating to the merger.  If this proposal is approved, all Embraer shareholders will have the right to vote upon and, consequently, holders of Embraer ADSs will have the right to provide voting instructions to the depositary to vote upon all proposals relating to the merger.  See “Extraordinary General Meeting of Embraer Shareholders.”

Vote by Holders of Embraer ADSs

          Holders of Embraer ADSs are not entitled to attend the extraordinary general meeting in person, but instead may be represented at the meeting by the depositary or its representative.  The depositary will mail to the holders of Embraer ADSs a notice containing:

•	the information in the call notice for the extraordinary general meeting of Embraer shareholders;

•

a statement that each holder of Embraer ADSs will have the right to instruct the depositary to vote at the extraordinary general meeting of Embraer shareholders with respect to all proposals relating to the merger; and

•

a brief statement as to the manner in which such instructions may be given, including an express indication that instructions may be given to the depositary to give a discretionary proxy to a person designated by Embraer, if the case.

          Holders of Embraer ADSs should provide the depositary with timely voting instructions with respect to the preferred shares represented by their Embraer ADSs to enable the depositary to have such shares represented at the extraordinary general meeting.  The depositary has set [__] p.m. (New York City time) on [__], 2006 as the record date for determining those holders of Embraer ADSs entitled to provide voting instructions.  See “Extraordinary General Meeting of Embraer Shareholders—How to Vote Your Embraer Shares and ADSs” beginning on page 33 of this prospectus.

          Alternatively, holders of Embraer ADSs may, if they wish, attend the extraordinary general meeting in person (or nominate someone to attend on their behalf).  To do this, they must present their Embraer ADSs for cancellation and arrange for delivery of the underlying Embraer preferred shares, which, if registered in their name in a timely manner, will enable them to attend the extraordinary general meeting as a shareholder of Embraer.  Holders of Embraer ADSs should keep in mind the depositary’s fee of $5.00 per 100 ADS (or portion thereof) applicable to any and all cancellations thereof.

          The depositary will not exercise any voting discretion over any Embraer ADSs.  If no voting instructions or incomplete voting instructions are received by the depositary from any holder of Embraer ADSs, the depositary will not take any position with respect to such shares and, in accordance with the Brazilian Corporate Law, the shares represented by such ADSs, will be considered as being represented by a holder absent from the extraordinary general meeting of Embraer shareholders.

          Holders of Embraer ADSs that wish to surrender their ADSs and hold the underlying preferred shares in order to attend the extraordinary general meeting of Embraer shareholders in person will also be required to comply with the registration requirements set forth in Resolution No. 2,689 of the National Monetary Council and CVM Instruction No. 325, or Law 4,131/62.  See “Item 10D. Exchange Controls” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus for a description of these registration requirements.  In case holders of ADSs do not comply with these registration requirements, their investment in Embraer preferred shares will not be registered with the Central Bank of Brazil and therefore they may be subject to adverse tax treatment and to limitations on their ability to repatriate funds relating to this investment upon the sale of the preferred shares on the BOVESPA.  See “Item 3D. Risk Factors—Risks Relating to the Preferred Shares and ADSs—If holders of ADSs exchange the ADSs for preferred shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus and “Material Tax Considerations—Material Brazilian Tax Considerations—Taxation on Gains—Future Disposals of Rio Han Shares” on page 103 of this prospectus.

Appraisal Rights

          Under Brazilian law, holders of Embraer preferred shares and ADSs are not entitled to appraisal rights in connection with the merger because the Embraer preferred shares are liquid and dispersed in the Brazilian market.  See “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus for further details.

          As a result, if any holder of Embraer ADSs does not wish to exchange its Embraer ADSs for Rio Han ADSs, such holder may either sell its Embraer ADSs on the NYSE or, if the holder rather wishes to receive the underlying Embraer preferred shares, the holder will be required to surrender the Embraer ADSs to the depositary in sufficient time for cancellation and delivery of the underlying Embraer preferred shares to sell on the BOVESPA.  See “The Proposed Restructuring and Merger—Appraisal Rights” on page 56 of this prospectus.  Holders of Embraer ADSs should keep in mind the depositary’s fee of $5.00 per 100 ADSs (or portion thereof) applicable to any and all cancellations thereof.

          Holders of Embraer ADSs that wish to surrender their ADSs and hold the underlying preferred shares to thereafter sell on the BOVESPA will also be required to comply with the registration requirements set forth in Resolution No. 2,689 of the National Monetary Council and CVM Instruction No. 325, or Law 4,131/62.  See “Item 10D. Exchange Controls” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus for a description of these registration requirements.  In case holders of ADSs do not comply with these registration requirements, their investment in Embraer preferred shares will not be registered with the Central Bank of Brazil and therefore they may be subject to adverse tax treatment and to limitations on their ability to repatriate funds relating to this investment upon sale of the preferred shares on the BOVESPA.  See “Item 3D. Risk Factors—Risks Relating to the Preferred Shares and ADSs—If holders of ADSs exchange the ADSs for preferred shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus and “Material Tax Considerations—Material Brazilian Tax Considerations—Taxation on Gains—Future Disposals of Rio Han’s Shares” on page 103 of this prospectus.

Delivery and Trading of Rio Han ADSs

          Registered holders of Embraer ADSs will not need to take any action with respect to the Embraer ADSs held by them.  For holders of Embraer ADSs in book-entry form through the direct registration system maintained by the depositary, an entry or entries will be made in the direct registration system, after the effectiveness of the merger to evidence that the Embraer ADSs represent Rio Han common shares rather than Embraer preferred shares.  Certificates, or ADRs, evidencing ADSs, will evidence Rio Han ADSs after the effectiveness of the merger.  In all cases, the number of Embraer ADSs will remain unchanged.  Non-registered holders of Embraer ADSs that hold the ADSs in “street name” through a broker, bank, custodian or other nominee, will not need to take any action unless the broker, bank, custodian or other nominee informs otherwise.

          Holders of Embraer ADSs may continue to trade their Embraer ADSs under the ticker symbol “ERJ” on the NYSE until such time as the Rio Han ADSs are authorized for listing on the NYSE.  Rio Han expects that the Rio Han ADSs will be authorized for listing on the NYSE, subject to official notice of issuance, by the same time that Rio Han is registered as a public company with the CVM and the Rio Han common shares are listed on the BOVESPA.

EXCHANGE RATES

          Prior to March 14, 2005, there were two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market; and

•	the floating rate exchange market.

          Most trade and financial foreign-exchange transactions were carried out on the commercial rate exchange market.  These transactions included the purchase or sale of shares or payment of dividends or interest with respect to shares.  Foreign currencies could only be purchased in the commercial exchange market through a Brazilian bank authorized to operate in these markets.  In both markets, rates were freely negotiated.

          Resolution No. 3,265 by the National Monetary Council, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market, effective as of March 14, 2005.  All foreign exchange transactions must be carried out through institutions authorized to operate in the consolidated market and are subject to registration with the Central Bank of Brazil’s electronic registration system.  Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank of Brazil intervention.

          Since 1999, the Central Bank of Brazil has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably.  In the past, the Central Bank of Brazil has intervened occasionally to control unstable movements in foreign exchange rates.  Rio Han cannot predict whether the Central Bank of Brazil or the Brazilian Government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise.  The real may depreciate or appreciate against the U.S. dollar substantially in the future.  For more information on these risks, see “Item 3D. Risk Factors—Risks Relating to Brazil” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.

          The following tables set forth the commercial selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

	Exchange Rate of Reais to US$1.00

Year ended December 31,	Low	High	Average (1)	Period-end

2000	1.7234	1.9847	1.8925	1.9554
2001	1.9357	2.8500	2.3532	2.3204
2002	2.2709	3.9552	2.9309	3.5333
2003	2.8219	3.6623	3.0715	2.8892
2004	2.6544	3.2051	2.9265	2.6544
2005	2.1633	2.7621	2.4300	2.3407

	Exchange Rate of Reais to US$1.00

Month	Low	High

July 2005	2.2304	2.4656
August 2005	2.2767	2.4316
September 2005	2.2222	2.3623
October 2005	2.2222	2.2886
November 2005	2.1633	2.2516
December 2005	2.1800	2.3735
January 2006	2.2116	2.3460
February 2006 (through February 17)	2.1177	2.2210

Source: Central Bank.
(1)	Represents the daily average exchange rate during each of the relevant periods.

THE COMPANIES

Information About Rio Han

Overview

          Rio Han has not carried on any activities other than in connection with the proposed restructuring and merger and other than the Embraer common shares held by it, Rio Han currently does not have any material assets or operations.  As a result of the merger, Rio Han will combine its assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of Embraer, and will change its legal name to Embraer-Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name.

          Rio Han’s stated corporate purpose is to hold equity participations in any company or partnership in Brazil or abroad and to manage its own assets and interests.  After implementation of the merger, Rio Han’s corporate purpose will be amended to reflect Embraer’s current corporate purpose.  Rio Han’s principal executive offices are located at Av. Brigadeiro Faria Lima, 2,170, F-56, térreo, sala 2656, 12227-901 São José dos Campos, State of São Paulo, Brazil.

History

          Rio Han was formed as a closed company under the laws of Brazil, on September 2, 2005, under the name R.A.A.S.P.E. Empreendimentos e Participações S.A., which name was subsequently changed to Rio Han on January 12, 2006, and has not carried on any activities other than in connection with the proposed restructuring and merger.

          In connection with the proposed restructuring and merger, on January 12, 2006, Cia. Bozano purchased all of the common shares representing the capital stock of Rio Han.  On January 13, 2006, PREVI and SISTEL each purchased from Cia. Bozano, an amount of Rio Han common shares to enable each of Cia. Bozano, PREVI and SISTEL to hold nearly equal amounts of Rio Han’s capital stock.

          On January 18, 2006, Cia. Bozano, PREVI and SISTEL transferred all of the Embraer control shares (which represent 60% of Embraer’s common shares and 20.16% of Embraer’s total capital) to Rio Han in exchange for 162,306,263 Rio Han common shares (or 1.1153 Rio Han common shares for each Embraer control share).  The exchange ratio for the transfer of the Embraer control shares to Rio Han was determined by the management of Rio Han and the management of Embraer and subsequently recommended for approval by the Conselho Fiscal (Audit Board) of Embraer. The exchange ratio was approved by the Board of Directors of Embraer based on, among other things, the Financial Analyses Regarding the Restructuring of the Capital Stock of Embraer prepared by Goldman Sachs, dated as of January 13, 2006.  See “The Proposed Restructuring and Merger—Financial Analyses of Goldman Sachs” beginning on page 43 of this prospectus for further details regarding the financial analyses.  The exchange ratio for the transfer of the Embraer control shares to Rio Han reflects a premium of 9% when compared to the exchange ratio for the merger.  This premium was intended to compensate Cia. Bozano, PREVI and SISTEL for their agreement to relinquish voting control over Embraer in favor of all Embraer shareholders in connection with the proposed restructuring and merger.  See “Merger Agreement” beginning on page 59 of this prospectus for further details.

          Rio Han’s current shareholders are Cia. Bozano, PREVI and SISTEL and its capital stock is divided among them in nearly equal amounts.

Capital Stock

          The capital stock of Rio Han is solely represented by common shares.

          As of January 13, 2006, Rio Han’s capital stock consisted of a total of 500 outstanding common shares, without par value.  After the transfer of the Embraer control shares to Rio Han on January 18, 2006, its capital consisted of a total of 162,306,763 outstanding common shares, without par value.

          Rio Han will undergo a capital increase to reflect the increase in its capital stock created by the transfer of the capital stock of Embraer into Rio Han as a result of the merger.  Therefore, as a result of the merger and based on the valuation reports prepared by ACAL, the capital stock of Rio Han will be increased by R$3,809,708,284.77, from R$962,017,769.89 to R$4,771,726,054.66.  The number of shares issued by Rio Han to Embraer shareholders may vary based on the decision of the holders of Embraer common shares to exercise their appraisal rights in connection with the merger.  Upon implementation of the merger, the capital stock of Rio Han will comprise 738,611,819 common shares and one Golden Share held by the Brazilian Government.

Ownership Structure

          The ownership structure of Rio Han after the proposed restructuring and merger will be as follows:

Information About Embraer

General

          Embraer was incorporated as a publicly held company with private participation by the Brazilian Government in 1969, was privatized in 1994 and is currently a joint stock company duly organized under the laws of Brazil.  Embraer is one of the leading manufacturers of commercial aircraft in the world based on net sales of commercial aircraft, and has a global customer base.  Embraer’s focus is achieving customer satisfaction with a range of products addressing the commercial, business jet and defense aircraft markets.  Embraer is also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and has also sold aircraft to military forces in Europe and Latin America.

          For more information on Embraer, see — “ Recent Developments” below and “Item 4. Information on the Company” and “Item 8. Financial Information—Consolidated Statements and Other Financial Information—Legal Proceedings” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.  For additional information on our legal proceedings, see Note 7 to Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning an page F-1 of this prospectus.

          Embraer’s corporate purpose is to (1) design, manufacture and market aircraft and aerospace materials and their respective accessories, components and equipment in accordance with the highest technology and quality standards, (2) promote and carry out technical activities related to the production and maintenance of aerospace materials, (3) contribute towards the education of technical personnel required for the aerospace industry, and (4) conduct technological, industrial and commercial activities and services related to the aerospace industry.  Its principal executive offices are located at Av. Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, State of São Paulo, Brazil.  Embraer’s telephone number is 55-12-3927-4440.  Embraer maintains an Internet site at www.embraer.com.br.  Information contained on the Internet site is not a part of this prospectus.

Recent Developments

          In February 2005, Embraer signed a Memorandum of Understanding with the Indian Defense, Research and Development Organization to support the development of the Indian Air Force’s new Airborne Early Warning & Control system.  The new system is being based on the EMB 145 Intelligence, Surveillance, and Reconnaissance (ISR) platform.

          In March 2005, the Legacy 600 corporate jet received certification from the aviation authorities in Brazil, the U.S. and Europe to raise its service ceiling to 41,000 feet (12,500 meters).

          In January 27, 2005, Embraer announced that Embraer Aircraft Maintenance Services Inc. (EAMS) will build a new 70,000 square-feet facility at Nashville International Airport, (BNA) to add capacity and capability for maintenance of the fleet of Embraer aircraft in North America.

          In July 2005, the EMBRAER 170 aircraft and the EMBRAER 175 aircraft received certification from Transport Canada Civil Aviation (TCCA), Canada’s certification authority.

          In August 2005, the 100-seat EMBRAER 190 airliner was certified, on schedule, by the Brazilian certification authority, Centro Tecnico Aeroespacial, or CTA.  CTA certification was shortly followed by type certification for the EMBRAER 190 in the United States of America by the Federal Aviation Administration (FAA) in the beginning of September.  The first delivery of the EMBRAER 190 occurred on September 13, 2005.

          In October 2005, Embraer announced the delivery of its 100th EMBRAER 170/190 aircraft, 19 months after the delivery of its first EMBRAER 170 aircraft.  In December 2005, Finnair exercised four of its options to purchase EMBRAER 170 aircraft, converting them into EMBRAER 190 aircraft firm orders and the government of Colombia executed a contract for the purchase of 25 Super Tucano aircraft.

          In 2005, Embraer delivered 141 aircraft to the commercial, business and defense segments, 40 of which were delivered during the fourth quarter of the year.  At December 31, 2005, Embraer’s firm backlog in orders totaled US$10.4 billion, including 367 commercial aircraft.

          Pursuant to an agreement executed by Embraer in 2003 regarding the sale of 12 EMBRAER 170 aircraft, which provided for the trade-in of six ERJ 145 aircraft, Embraer accepted three ERJ 145 aircraft as a trade-in during 2005 and based on such agreement, an additional three ERJ 145 aircraft remained subject to trade-in options as of  December 31, 2005.

          The rating agencies, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies Inc., have awarded Embraer an investment grade rating in December 2005 and January 2006, respectively.

          In January 2006, the U.S. Army terminated the System Design and Development (SDD) contract with Lockheed Martin for the Aerial Common Sensor (ACS) program.  Embraer, which was part of the team led by Lockheed Martin, had been selected in August 2004 to supply the platform for the ACS.  Also in January 2006, Embraer announced an order for five ERJ 145 aircraft to China Eastern Airlines Wuhan Ltd.  The aircraft will be assembled at Embraer’s factory in China, Harbin Embraer.

          Embraer and U.S. Airways Group, Inc. reached an agreement in February, 2006 to convert a contract for 57 firm orders for the EMBRAER 170 aircraft into 25 firm orders for the  EMBRAER 190 aircraft and 32 additional firm orders for the EMBRAER 190 aircraft that remain subject to reconfirmation by US Airways.  The contract amendment also includes up to 50 options to purchase other aircraft in the EMBRAER 170/190 family.

          On February 15, 2006, Embraer announced that the EMBRAER 170 aircraft received certification from the CTA and the European Aviation Safety Agency to perform landing in low visibility and adverse weather conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          This discussion contains forward-looking statements that involve risks and uncertainties.  Rio Han’s and Embraer’s actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth (1) in “Cautionary Statements Concerning Forward Looking Information” and “Risk Factors” beginning on pages vii and 27, respectively, of this prospectus and elsewhere in this prospectus, and (2) “Introduction—Special Note Regarding Forward-Looking Statements,” “Item 3D. Risk Factors” and “Item 5.  Operating and Financial Review and Prospects” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.

Brazilian Economic Environment

          After the implementation of the merger, Embraer will cease to exist, Rio Han will succeed to all of the rights and obligations of Embraer and will combine its assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of Embraer.  Therefore, in addition to macroeconomic conditions that affect Rio Han’s business, its financial condition and results of operations will be directly affected by any events that impact Embraer’s business, financial condition and results of operations.  Events negatively affecting the commercial aviation industry and the ensuing negative effects on the U.S. economy have also adversely affected the global and Brazilian economies and securities markets, and have resulted in:

•	increased volatility in the market price of securities;

•	significant decline in corporate earnings estimates;

•	substantial losses in important industries, including the air transport and insurance industries; and

•	significant erosion of consumer confidence.

          As discussed below, the uncertainty surrounding the U.S., Brazilian and global economies could in turn lead to the Brazilian Government changing existing laws or regulations or imposing new ones, and/or the Central Bank of Brazil changing base interest rates, which could adversely affect Rio Han’s operations.

          The Brazilian Government frequently intervenes in the Brazilian economy and occasionally makes drastic changes in policy and regulations.  The Brazilian Government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports.  For example, the Brazilian Government has the authority, when a serious imbalance in Brazil’s balance of payments occurs, to impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies.  See “Risk Factors—Risks Relating to Rio Han’s Common Shares and ADSs—Exchange controls and restrictions on remittances abroad may adversely affect the holders of Rio Han common shares or Rio Han ADSs” beginning on page 30 of this prospectus.

          Changes in monetary, taxation, credit, tariff and other policies could adversely affect Embraer’s and, consequently, after the merger, Rio Han’s business, as could inflation, currency and interest rate fluctuations, social instability and other political, economic or diplomatic developments, as well as the Brazilian Government’s response to such developments.  See “Item 3D. Risk Factors—Risks Relating to Brazil” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.

          Rapid changes in Brazilian political and economic conditions that have occurred and may occur in the future will require continued emphasis on assessing the risks associated with Embraer’s and, consequently, after the merger, Rio Han’s activities and adjusting their business and operating strategy accordingly.  Future developments in Brazilian Government policies, including changes in the current policy and incentives adopted for financing the export of Brazilian goods, or in the Brazilian economy, over which Rio Han and Embraer have no control, may also materially adversely affect Embraer’s business and, as a result, after the merger, affect Rio Han’s business.  See “Item 3D. Risk Factors—Risks Relating to Brazil” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.

          Brazilian economic conditions may also be negatively affected by economic and political conditions elsewhere, particularly in other Latin American and emerging market countries.  Although economic conditions in such countries may differ significantly from economic conditions in Brazil, the reaction of investors to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers.  Crises in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

          Presidential elections were held in Brazil in 2002.  The country experienced a period of market turmoil in the second half of 2002 as investors feared that the victorious Labor Party would change the economic policies of the previous administration.  The real fluctuated significantly as a result, depreciating by 52.3% during the year and closing at R$3.5333 to US$1.00 on December 31, 2002.  Inflation for the year, as measured by the IGP-M, was 25.3% and real GDP grew by 1.9%.

          The current government has largely continued the macroeconomic policies of the previous administration, focusing on fiscal responsibility and the Brazilian economy has witnessed increased stability .  In 2003, investor confidence rebounded as a result and the real appreciated by 18.2% against the U.S. dollar to R$2.8892 per US$1.00 at December 31, 2003.

          Inflation in 2003, as measured by the IGP-M, decreased to 8.7%.  Brazil’s real GDP increased 0.5% in 2003, despite the constraints on economic growth caused by high interest rates that prevailed at the beginning of 2003 as the Central Bank of Brazil sought to combat inflationary pressures.

          In 2004, Brazil’s GDP increased 5.2% to US$559.6 billion and the country achieved a trade surplus of US$33.7 billion.  Inflation in 2004, as measured by the IGP-M, was 12.4%.  Interest rates continued to be maintained at high levels, with the CDI averaging 17.8% in 2004.

          Given the positive 2004 results, investor’s confidence continued to be strong in 2005.  The real appreciated by 8.1% and 11.8% against the U.S. dollar in 2004 and 2005, respectively, to R$2.3400 per US$1.00 at December 31, 2005.  In 2005, Brazil’s GDP increased 3.1% to US$734.4 billion and the country achieved a record trade surplus of US$44.8 billion.  Inflation in 2005, as measured by the IGP-M, was 1.2%.  Interest rates continued to be maintained at high levels, with the CDI averaging 19.0% in 2005.

Effects of Inflation and Currency Exchange Fluctuations

          Until the adoption of the Real Plan in July 1994, Brazil had for many years experienced very high, and generally unpredictable, rates of inflation and steady devaluation of its currency relative to the U.S. dollar.

          The following table sets forth, for the periods shown, Brazilian inflation as measured by the General Market Price Index and published annually by Fundação Getúlio Vargas and the devaluation or appreciation of the real against the U.S. dollar as measured by comparing the daily exchange rates published by the Central Bank of Brazil on the last day of each year:

	2000	2001	2002	2003	2004	2005

Inflation (General Market Price Index)	9.9%	10.4%	25.3%	8.7%	12.4%	1.2%
Devaluation (appreciation) (R$ vs. US$)	9.3%	18.7%	52.3%	(18.2)%	(8.1)%	(11.8)%

Inflation and exchange rate variations have had substantial effects on Embraer’s financial condition and results of operations and may continue to have those effects on Embraer’s and Rio Han’s financial condition and results of operations.  Inflation and exchange rate variations affect Embraer’s monetary assets and liabilities denominated in reais, which will, after the merger, affect Rio Han’s results of operations as a result.  The value of Embraer’s and Rio Han’s monetary assets and liabilities as expressed in U.S. dollars declines when the real devalues against the U.S. dollar and increases when the real appreciates.  In periods of devaluation of the real, Embraer reports a remeasurement loss on real-denominated monetary assets and a remeasurement gain on real-denominated monetary liabilities.

Recently Issued Accounting Pronouncements

          In November 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43.”  This Standard requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage to be recognized as current period charges.  Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility.  The provisions of this Standard shall apply prospectively and are effective for Embraer for inventory costs incurred after January 1, 2006.  While Embraer believes that this Standard will not have a material effect on its financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods and, as such, an estimate of the impact cannot be determined until the event occurs in future periods.

          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB No. 29.”  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  This Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued.  Retroactive application is not permitted.  Embraer and Rio Han have been applying this Statement, as necessary.

          In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.”  This interpretation clarifies that the term conditional asset retirement obligations as used in FASB No. 143 “Accounting for Asset Retirement Obligations” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability’s fair value can be reasonably estimated.  The Interpretation became effective on December 31, 2005.  Embraer has previously evaluated the application of FASB Statement No. 143 to its operations and concluded that no material effects would be expected.  Embraer and Rio Han considered this Interpretation in 2005 with respect to all conditional asset retirement obligations that arose and expect to continue applying this Interpretation as necessary.

          In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.”  SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles as if such principles had always been used.  The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings.  This statement became effective on January 1, 2006.  Embraer and Rio Han have started applying this statement as of January 1, 2006 as such changes in accounting principles occur.

           In July 2005, the FASB issued FSP No. APB 18-1, “Accounting By an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for Under The Equity Method in Accordance with APB Opinion No. 18 Upon a Loss of Significant Influence,” which requires that when equity method accounting ceases upon the loss of significant influence of an investee, the investor’s proportionate share of the investee’s other comprehensive income should be offset against the carrying value of the investment.  To the extent this results in a negative carrying value, the investor should adjust the carrying value to zero and record the residual balance through earnings.  Embraer and Rio Han have started applying this Statement in the fiscal period beginning January 1, 2006 as the need arises.

          In November 2005, the FASB issued FSP FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” which outlines a three-step model for identifying investment impairments in debt and equity securities within the scope of Statement 115 and cost-method investments.  The three steps involve (1) determining whether the investment is impaired, (2) evaluating whether the impairment is other-than-temporary, and (3) if the impairment is other-than-temporary, recognizing an impairment loss.  The FSP carries forward the disclosure requirements of issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”  Embraer and Rio Han have started applying this guidance as of January 1, 2006 as circumstances arise.

RIO HAN

Overview

          Rio Han was formed on September 2, 2005 as a closed company, and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005, Rio Han had no material assets or liabilities and had only recorded a capital of US$21.34, in accordance with U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

          Other than its holding of Embraer common shares, Rio Han currently does not have any material assets or operations.  As a result of the proposed restructuring and merger, Rio Han will succeed to all of the rights and obligations of Embraer, will combine its assets and liabilities (including shareholders’ equity) with the assets and liabilities (including shareholders’ equity) of Embraer, and will change its legal name to Embraer-Empresa Brasileira de Aeronáutica S.A., which is Embraer’s current legal name.

EMBRAER

Overview

          Embraer was incorporated as a publicly held company with private participation by the Brazilian Government in 1969, was privatized in 1994 and is currently a joint stock company duly organized under the laws of Brazil.  Embraer is one of the leading manufacturers of commercial aircraft in the world based on net sales of commercial aircraft, and has a global customer base.  Embraer’s focus is achieving customer satisfaction with a range of products addressing the commercial, business jet and defense aircraft markets.  Embraer is also the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and has also sold aircraft to military forces in Europe and Latin America.

Current Conditions and Future Trends in the Airline Industry and Business Jet Market

          The discussion below is based largely on the current beliefs and expectations of Embraer about future events, conditions and trends and are subject to risks and uncertainties, including the risks identified in “Cautionary Statement Concerning Forward Looking Information” and “Risk Factors” beginning on pages vii and 27, respectively, of this prospectus and in “Item 3D. Risk Factors” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.  In light of such risks and uncertainties, the conditions and trends described below may not occur.

          Commercial Aircraft

          The commercial aviation industry has been negatively impacted by a number of factors since 2001.  First, the U.S. and world economies experienced an economic downturn that began in 2001 and was characterized by rapid declines in securities markets, a decline in productivity and an increase in unemployment.  Second, the terrorist attacks of September 11, 2001 caused an immediate decline in airline travel and a high level of financial uncertainty among the worldwide airline industry.  In addition, airline travel decreased significantly in 2003 as a result of both the commencement of military action by the United States and other countries in Iraq and the concerns over outbreaks of severe acute respiratory syndrome (SARS) in Asia and Canada.  In response to these events, beginning in the fourth quarter of 2001, many airlines, including our largest customers, reduced their flight schedules for the long-term and announced significant lay-offs, and a number of airlines filed for bankruptcy protection.  As a result, over the past three years Embraer agreed to modify certain delivery schedules to adjust to the changes in its customers’ businesses and reduced scheduled commercial airline, business jet and government transportation aircraft deliveries.  Most recently, in 2004, Embraer reduced scheduled deliveries from 160 to 145 aircraft as a result of the US Airways Chapter 11 filing in September 2004.  Many airlines faced and continue to face increased competition, escalating insurance costs, increased security costs, credit downgrades, liquidity concerns and bankruptcy, and sharply higher fuel costs.  A further downturn in general economic conditions could result in further reduction in the passenger aircraft market and decreased orders for Embraer’s commercial aircraft.  See “Item 3D. Risk Factors—Risks Relating to Embraer—A downturn in the commercial airline market may reduce our sales and revenue, and consequently our profitability, in any given year” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          The U.S. and world economies have shown some signs of recovery starting in 2004 and through 2005.  Air travel demand is growing in all regions as a result of economic development, globalization, international trade, declining passenger fares and improved airline services.  According to the International Civil Aviation Organization, or ICAO, despite world economy downturn experienced from 2001 through 2003, world airlines experienced average traffic growth around 5% per year in the last 10 years.  Embraer believes that world air traffic demand will grow an average of 5.1% per year in the next 20 years and future demand will be supported by an average yearly growth of 3% in the world economy and stimulated by continued reductions in average ticket prices.  Embraer also believes that mature air travel markets, like the USA and Europe, will grow more slowly than the average world rate, decreasing their share of world traffic.  Embraer expects that China, assuring continued strong economic growth, and Asia Pacific, by liberalization, will represent one third of world traffic in 2025.

          Despite increased passenger demand, the airline industry is not experiencing increased fare prices because of the increased competition.  There is a fundamental change in the industry’s revenue structure due to the introduction and expansion of low-fare airlines in all regions.  Expansion of low-fare airlines and real-time availability of Internet fare information has led to a dramatic shift in consumer purchasing habits.  In the USA, these airlines increased their market share from 19% in 2000 to 27% in 2005 and in Europe, from 11% in 2000 to 19% in 2005.  Regional airlines are not facing the same level of competition from low-fare airlines because of their operations in low to medium density markets.  However, competition is expected to increase as low-fare airlines move into markets revived by regional airlines.  Embraer believes that the mid-capacity jets will be an important tool for these low-fare airlines in their expansion efforts.

          Embraer believes that the volatility in demand for air travel experienced between 2001 and 2003 has demonstrated that airlines need to more accurately match aircraft capacity to market demand.  Similarly, Embraer believes there is the need for aircraft that can be deployed strategically across a full range of seat capacities.  As airlines act to right-size their fleets to serve these needs, equipment distribution in fleets around the world will change.  Embraer expects this equipment distribution to take advantage of new and existing products in the 30-120 seat category.

          Embraer believes that the 30-60, 61-90 and 91-120 seat segments will play important but different roles in the airline industry.  Embraer also currently believes:

•

the 30-60 seat segment has grown significantly in the last few years and is reaching maturity with an established customer base.  This segment will continue to play an important role in the air transport system, by exploring new market opportunities, increasing frequencies on existing services and developing secondary markets in countries such as China, Mexico and Russia.  In 2005, nearly 3,000 routes were operated by 30-60 seats regional jets in the USA.  About 60% of those were served with fewer than two daily flights, indicating a potential for frequency increases in order to preserve market presence and reinforce competitive position.

•

the 61-90 seat segment will allow airlines to adjust aircraft capacity on high demand regional jet routes in order to sustain revenue growth and market share.  In the USA, nearly 10% of regional jet flights have more than five daily frequencies.  The loosening of Scope clauses — clauses in airline labor contracts which restrict use of regional jets — will enable regional airlines to operate higher capacity aircraft.  In addition, aircraft in this seat segment will also help airlines to right-size their mainline fleets by diminishing the need to operate larger jets with excess capacity.

•

the 91-120 seat segment will benefit those markets currently being served by old, over-sized or inefficient jet fleets and will relieve higher-capacity aircraft to serve large-market, high-volume city to city markets over longer routes.

          Embraer also believes that aircraft retirement will impact future fleet composition.  Embraer estimates that only 40% (1,598 jets) of the current fleet will still be operating in 2025.  Embraer expects that approximately 800 aircraft in the 60-120 seats segment (38% of the total fleet) are more than 20 years old and will need to be replaced in the coming years.  Similarly, Embraer estimates that there are several middle-aged aircraft in this segment that are not in serial production and will face early retirement.

          Embraer also expects that the world jet fleet in the 30-120 seats segment will increase from approximately 5,000 aircraft in 2005 to approximately 9,500 in 2025.  Embraer believes that during the next 20 years, 70% of projected new deliveries (approximately 5,500 units) will be added to sustain air transport growth and 30% (approximately 2,400) to replace aging equipment, with the greatest share of projected deliveries being for airlines operating in North America (mainly the USA) and Europe, which markets are expected to represent 71% of total deliveries in the next 20 years.

          Embraer forecasts that around 80% of projected deliveries in the next 20 years will be in the 61-120 seats segment as a result of the growth of regional airlines, replacement of aging aircraft, right-sizing requirements from network airlines and low-fare airlines expansion to mid-sized markets.

          Embraer also believes that the 30-60 seats segment has reached maturity and will require fewer new deliveries in the next ten years.  Embraer believes that demand for new 50-seater aircraft will increase in the 2016-2025 period mainly due to the replacement cycle of current regional jets in service.  The availability of used aircraft in this segment is restricting deliveries of new aircraft in the short and medium term.

          Business Jets

          Embraer believes the business jet market has been positively impacted by the worldwide economic recovery experienced since 2004.  According to the General Aviation Manufacturers Association (GAMA), deliveries in the business jet market increased by 30.4%, from 391 units in the first nine months of 2004 to 510 units in the first nine months of 2005.  In addition, according to GAMA, over the past five years, 941 jets in the smallest aircraft categories (entry and light) were delivered, representing 29% of the total deliveries in the business jet market.  The increasing demand for smaller planes that can be acquired at lower costs while still providing high levels of comfort and performance lead to creation of the very light jet segment.  Embraer believes that demand for business jets will continue to increase as economic conditions continue to improve.

Critical Accounting Estimates

          In connection with the preparation of Embraer’s condensed consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and those included in “Item 18. Financial Statements” included in the Annual Report on Form 20-F of Embraer for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, Embraer has relied on variables and assumptions derived from historical experience and various other factors that it deemed reasonable and relevant.  Although Embraer reviews these estimates and assumptions in the ordinary course of business, the portrayal of its financial condition and results of operations often requires its management to make judgments regarding the effects of matters that are inherently uncertain.  Actual results may differ from those estimated under different variables, assumptions or conditions.  See Note 3 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” included in the Annual Report on Form 20-F of Embraer for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, for a summary of the significant accounting policies and methods used in the preparation of these financial statements.  In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, Embraer has included below a brief discussion of its more significant accounting policies.

          Sales and Other Operating Revenues

          Embraer generally recognizes sales of its commercial and business aircraft as deliveries are made.  In its defense aircraft segment, Embraer performs work under long-term development contracts for the Brazilian government and other governments, and recognizes revenue in accordance with the percentage of completion method.  Revenue recognized under this method is based on actual costs incurred and an estimate of the total remaining costs to be incurred prior to completion of the contract.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Anticipated losses, if any, under these contracts are accrued when known and are recorded based on management’s estimate of such losses.

          Product Warranties

          Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts and software manufactured by us and/or by our risk-sharing partners.  Embraer recognizes warranty expense, as a component of selling expenses, at the time of sale based on the estimated amounts of warranty costs expected to be incurred, which are typically expressed as a percentage of the sales price of the aircraft.  These estimates are based on a number of factors, including Embraer’s historical warranty claim and cost experience, the type and duration of the warranty coverage, volume and mix of aircraft sold and in-service and warranty coverage available from the related suppliers.  The warranty period ranges from two years for spare parts to five years for components that are a part of the aircraft when sold.

          Guarantees and Trade-In Rights

          Embraer has provided sales incentives in the form of financial and residual value guarantees and trade-in rights related to its aircraft.  Embraer reviews the value of these commitments relative to the aircraft’s anticipated future fair value and, in the case of financial guarantees, the creditworthiness of the obligor.  Provisions and losses are recorded when and if payments become probable and are reasonably estimable.  Embraer estimates future fair value using third party appraisals of aircraft valuations, including information developed from the sale or lease of similar aircraft in the secondary market.  Embraer evaluates the creditworthiness of obligors for which it has provided credit guarantees by analyzing a number of factors, including third party credit ratings and estimated obligors’ borrowing costs.

          In accordance with FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” Embraer records third-party guarantees on its balance sheet at their fair value.  FIN 45 has the general effect of delaying the recognition of the portion of Embraer’s revenue sales that are accompanied by certain third-party guarantees.  These estimates of fair value are based on certain assumptions, including the probability of default by the ultimate obligor and the market value of the mortgaged assets.  As a result, actual losses under financial guarantees may differ from the amounts recognized on Embraer’s balance sheet, and, consequently, could negatively affect it’s future operating results.  As of September 30, 2004 and 2005, the fair value of guarantees recorded was US$3.8 million and US$5.0 million, respectively.

Basis of Presentation

          The following discussion is based on, and should be read in conjunction with, (1) Embraer’s consolidated financial statements and related notes prepared in accordance with U.S. GAAP included in “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus, and in “Financial Statements” beginning on page F-1 of this prospectus, as well as (2) the information set forth in “Presentation of Financial Information,” and “Summary of Selected Historical and Pro Forma Financial Information of Rio Han and Embraer—Summary of Selected Historical Financial Information of Embraer” contained elsewhere in this prospectus.

          Please see “Item 5. Operating and Financial Review and Prospects” and “Item 11. Quantitative and Qualitative Disclosures About Market Risk” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus for a discussion of Embraer’s operating and financial review and prospects regarding the fiscal years ended December 31, 2002, 2003 and 2004.

Operating Data

          The following chart sets forth statistical data concerning Embraer’s deliveries and backlog for its aircraft at the end of the respective periods.  Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized.  Embraer’s backlog consists of all firm orders that have not yet been delivered.  A firm order is a contractual commitment from a customer, customarily accompanied by a down payment, for which Embraer has reserved a place on one of its production lines.  See “—Trend Information” for certain information on Embraer’s firm orders and options.

	Year Ended December 31,					Nine Months Ended September 31,

	2002	2003		2004		2005

Commercial Airline
Deliveries (1)
ERJ 145	82	57		87	(5)	40
ERJ 135	3	14		1	(1)	2
ERJ 140	36	16		—		—
EMBRAER 170	—	—		46		35	(1)
EMBRAER 175	—	—		—		9
EMBRAER 190	—	—		—		2
Business Jet
Deliveries (1)	8	13	(2)	13		8
Other Operating Information
Total backlog (in millions)(2)	US$9,034	US$10,591		US$10,097		US$10,415

(1)	Deliveries identified by parentheses correspond to aircraft delivered under operating leases.
(2)

Since September 30, 2005, Embraer has received five additional firm orders for its ERJ 145 regional jet family, 13 additional firm orders for its EMBRAER 170/190 jet family and 59 firm orders for its EMBRAER 170 aircraft were converted into 59 firm orders for the EMBRAER 190 aircraft.

Net Sales

          Embraer generates revenue primarily from sales of commercial aircraft.  Embraer also generates revenue from the sale of defense aircraft, and from the sale of its Legacy 600 business jet.  Net sales of commercial and business aircraft are denominated in U.S. dollars.  Of defense net sales, approximately 85% are denominated in U.S. dollars and 15% are denominated in Brazilian Reais, but indexed to the U.S. dollar through price adjustment indexes.  Finally, Embraer generates revenue from its other related businesses, which include after-sales support (including the sale of spare parts, maintenance and repair, training and other product support services), operating leases and single-source supply of structural parts and mechanical and hydraulic systems to other aircraft manufacturers.

          Embraer generally recognizes revenue for the sale of its commercial and business aircraft when the aircraft is delivered to the customer.  Embraer customarily receives a deposit upon signing of the purchase agreement for the sale of its commercial and business aircraft and progress payments in the amount of 5% of the sales price of the aircraft 18 months, 12 months and six months before scheduled delivery.  For the EMBRAER 170/190 jet family, Embraer receives an additional 5% progress payment 24 months before scheduled delivery.  Embraer typically receives the remaining amount of the sales price upon delivery.  Payments in advance of delivery are recorded under advances from customers as a liability on Embraer’s balance sheet and, when Embraer delivers the aircraft, these payments are recorded as net sales.

          As a result of a decrease in the amounts available under the ProEx program in 1999, Embraer assisted some of its affected customers in restructuring their financing arrangements.  In cases in which Embraer was not able to restructure these arrangements, Embraer provided special price adjustments to these customers to maintain the effective interest rates in their original financing arrangements.

          Embraer’s sales contracts with its customers typically include adjustments to the purchase price of the aircraft based on an escalation formula, which reflects, in part, inflation in the United States.  The deposits, progress payments and option payments are generally non-refundable.  Once a customer decides to exercise an option, Embraer accounts for it as a firm order and begins to receive progress payments and recognize revenue upon delivery as discussed above.

          Embraer recognizes revenue from the sale of its defense aircraft, including the funding of the research and development for specific programs, in accordance with the percentage of completion method.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Embraer’s defense customers continue to provide customer advances, which are converted into revenue as Embraer achieves pre-determined stages of completion of the project, such as conception, development and design, and engineering, systems integration and customization.  These installments are generally non-refundable.

Cost of Sales and Services

          Embraer’s cost of sales and services consists primarily of:

•

Material—These costs are primarily U.S. dollar-denominated.  Substantially all of Embraer’s materials costs are covered by contracts with its suppliers.  Prices under these contracts are generally adjusted based on an escalation formula, which reflects, in part, inflation in the United States.

•	Labor—These costs are primarily real-denominated.

•

Depreciation—Embraer depreciates its property, plant and equipment over their useful lives, ranging from five to 48 years, on a straight-line basis.  On average, Embraer’s property, plant and equipment is depreciated over 13 years.

Trend Information

          The following table summarizes Embraer’s commercial airline sales order book at September 30, 2005 (also includes orders for the defense segment placed by state-run airlines such as Satena and Tame).  Embraer’s total firm order backlog at that date, including business jets and defense aircraft, was US$10.4 billion.

Airline Market	Firm Orders	Options	Deliveries	Firm Order Backlog

EMB 120 Brasília	352	—	352	—
ERJ 135	123	2	108	15
ERJ 140	94	20	74	20
ERJ 145	677	206	661	16
EMBRAER 170	191	133	81	110
EMBRAER 175	22	—	9	13
EMBRAER 190	185	219	2	183
EMBRAER 195	29	31	—	29

          The following tables set forth Embraer’s commercial airline order book at September 30, 2005 by aircraft type, customer and country.

          ERJ 135:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	40	40	—
British Midland (UK)	3	3	—
City Airline AB (Sweden)	2	2	—
ExpressJet (USA)	30	30	—
Flandair (France)	3	3	—
Jet Magic (Ireland)	1	1	—
Luxair (Luxembourg)	2	2	—
Pan Européenne (France)	1	1	—
Proteus (France)	3	3	—
Regional Airlines (France)	3	3	—
Republic Airways (USA)	15	15	—
South Africa Airlink (South Africa)	20	5	15

TOTAL	123	108	15

          ERJ 140:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	59	59	—
Midwest (USA)	20	—	20
Republic Airways (USA)	15	15	—

TOTAL	94	74	20

          ERJ 145:

Customer	Firm Orders	Delivered	Firm Order Backlog

Aerolitoral (Mexico)	5	5	—
Air Caraibes (Guadalupe)	2	2	—
Alitalia (Italy)	14	14	—
American Eagle (USA)	118	118	—
Axon (Greece)	3	3	—
British Midland (UK)	9	9	—
British Regional Airlines (UK)	23	23	—
Brymon (UK)	7	7	—
China Southern (China)	6	6	—

          ERJ 145:

Customer	Firm Orders	Delivered	Firm Order Backlog

China Eastern Jiangsu (China)	5	2	3
Cirrus (Germany)	1	1	—
ExpressJet (USA)	245	232	13
ERA (Spain)	2	2	—
Flandre Air (France)	5	5	—
GECAS (PB Air - Thailand)	2	2	—
KLM EXEL (Holand)	2	2	—
Lot Polish (Poland)	14	14	—
Luxair (Luxembourg)	9	9	—
Mesa (USA)	36	36	—
Portugalia (Portugal)	8	8	—
Proteus (France)	8	8	—
Regional (France)	15	15	—
Republic Airways (USA)	60	60	—
Rheintalflug (Austria)	3	3	—
Rio Sul (Brazil)	16	16	—
Satena (Colombia)	3	3	—
Sichuan (China)	5	5	—
Skyways (Sweden)	4	4	—
Swiss (Switzerland)	25	25	—
Trans States (USA)	22	22	—

TOTAL	677	661	16

          EMBRAER 170:

Customer	Firm Orders	Delivered	Firm Order Backlog

Alitalia (Italy)	6	6	—
Saudi Aarabian Airlines (Saudi Arabia)	15	—	15
Cirrus (Germany)	1	1	—
Finnair (Finland)	12	1	11
Gecas (USA)	8	6	2
Lot Polish (Poland)	6	6	—
Republic Airlines (USA)	39	32	7
Swiss (Switzerland)	15	—	15
US Airways (USA)	85	28	57
Paramount (India)	2	1	1
TAME (Ecuador)	2	—	2

TOTAL	191	81	110

          EMBRAER 175:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	15	9	6
Lot Polish (Poland)	4	—	4
Gecas (USA)	3	—	3

TOTAL	22	9	13

          EMBRAER 190:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	45	—	45
Copa Airlines (Panama)	12	—	12
Gecas (USA)	20	—	20
JetBlue (USA)	101	2	99
Regional (France)	6	—	6
TAME (Ecuador)	1	—	1

TOTAL	185	2	183

          EMBRAER 195:

Customer	Firm Orders	Delivered	Firm Order Backlog

Flybe (UK)	14	—	14
Swiss (Switzerland)	15	—	15

TOTAL	29	—	29

          For additional information regarding trends in Embraer’s business, see “Item 4B. Business Overview—Business Strategies” and “Item 5A. Operating Results—Current Conditions and Future Trends in the Airline Industry and Business Jet Market” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.  For risks affecting Embraer’s business, see “Item 3D. Risk Factors” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004, attached as Annex A to this prospectus.

Results of Operations

          Years Ended December 31, 2002, 2003 and 2004

          For a discussion of Embraer’s income statement and results of operation for the years ended December 31, 2002, 2003 and 2004, see “Item 5A. Operating Results—Results of Operations” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Nine Months Ended September 30, 2004 and 2005

          The following table presents income statement data by business segment for the nine months ended September 30, 2004 and 2005.

Summary Financial Data by Business

	Nine months ended September 30,

Operating income	2004	2005

Net sales-
Commercial Airline	1,952,188	1,912,766
Defense	277,054	306,766
Business Jet	94,514	154,764
Other related businesses	163,243	265,753

	2,486,999	2,640,049
Cost of sales and services-
Commercial Airline	(1,263,377)	(1,284,591)
Defense	(217,361)	(246,816)
Business Jet	(71,956)	(105,440)
Other related businesses	(119,589)	(180,379)

	(1,672,283)	(1,817,226)
Gross profit-
Commercial Airline	688,811	628,175
Defense	59,693	59,950
Business Jet	22,558	49,324
Other related businesses	43,654	85,374

	814,716	822,823
Operating expenses-
Commercial Airline	(137,465)	(123,646)
Defense	(42,261)	(52,390)
Business Jet	(63,711)	(91,845)
Other related businesses	(45,801)	(48,007)
Unallocated corporate expenses	(123,081)	(116,618)

	(412,319)	(432,506)
	402,397	390,317

The following table sets forth income statement information and such information as a percentage of our net sales, for the periods indicated.

	Nine Months ended September 30,

	2004		2005

	(in millions of U.S. dollars, except percentages)
Net sales	$2,487.0	100%	$2,640.0	100%
Cost of sales and services	(1,672.3)	67.2	(1,817.2)	68.8
Gross profit	814.7	32.8	822.8	31.2

Operating expense
Selling expenses	(266.3)	10.7	(177.9)	6.7
Research and development	(5.4)	0.2	(62.1)	2.4
General and administrative expenses	(97.0)	3.9	(139.0)	5.3
Employee profit sharing	(42.9)	1.7	(35.2)	1.3
Other operating expenses, net	(0.6)	0.1	(15.3)	0.6
Equity in income (loss) from affiliates	—	—	(3.1)	0.1

Income from operations	402.4	16.2	390.3	14.8
Non-operating income (expense)
Interest income (expenses), net	4.5	0.2	(25.4)	1.0
Exchange loss, net	(5.0)	0.2	(19.5)	0.7
Other non-operating income (expenses), Net	—	—	(0.7)	—

Income before income taxes	402.0	16.2	344.7	13.1
Income tax benefit (expenses)	(103.4)	4.2	(47.5)	1.8

Income before minority interest	298.6	12.0	297.1	11.3
Minority interest	(1.3)	0.1	(7.4)	0.3

Income before cumulative effect of accounting change	297.2	11.9	289.7	11.0
Cumulative effect of accounting change, net of tax	—	—	—	—

Net income	297.2	11.9%	289.7	11.0%

          Nine Months Ended September 30, 2005 Compared with Nine Months Ended September 30, 2004

          Net sales.  Net sales increased 6.2% from US$2,487.0 million in the first nine months of 2004 to US$2,640.0 million in the first nine months of 2005.  Net sales in the commercial airline segment decreased 2.0% from US$1,952.2 million in the first nine months of 2004 to US$1,912.8 million in the first nine months of 2005.  Business jet net sales increased 63.7% from US$94.5 million in the first nine months of 2004 to US$154.7 million in the first nine months of 2005.  Defense net sales increased 10.8% from US$277.0 million in the first nine months of 2004 to US$306.8 million in the first nine months of 2005.  Net sales from other related businesses increased 62.8% from US$163.2 million in the first nine months of 2004 to US$265.7 million in the first nine months of 2005.

          The decrease in commercial airline net sales is primarily due to a smaller volume of deliveries of aircraft of the ERJ 145 family partially offset by higher deliveries of aircraft of the EMBRAER 170/190 jet family in the first nine months of 2005, and also by a better product mix with a higher aggregated value due to the deliveries of aircraft of the EMBRAER 170/190 family.  In the first nine months of 2005 Embraer delivered 88 aircraft to the commercial airline market, compared to 100 aircraft delivered in the same period of 2004.

          The increase in business jet net sales resulted from a larger volume of deliveries of the executive version of the Legacy 600 in the first nine months of 2005.  In the first nine months of 2005 Embraer delivered eight Legacy 600 jets compared to five deliveries in the same period of 2004.

          The increase in defense net sales is primarily due to the deliveries of three Legacy 600 jets specially configured for authority transportation, commencement of the deliveries of the ALX  Super Tucano and the advancements made in the F-5 program for the Brazilian Air Force in the first nine months of 2005.

          The increase in net sales from other related businesses is mainly due to the acquisition of the Portuguese MRO facility OGMA - Oficinas Gerais de Manutenção in March 2005, and an increase in sales of spare parts, as a result of an increase in the number of aircraft in service.  See “Item 4A. History and Development of the Company—Strategic Alliance and Growth Opportunities—Joint Venture and Acquisitions” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus for further information.

          Cost of sales and services.  Cost of sales and services increased by 8.7% from US$1,672.3 million in the first nine months of 2004 to US$1,817.2 million in the first nine months of 2005, primarily due to a larger participation of the EMBRAER 170/190 family, with higher aggregated value, in our deliveries to the commercial airline market.  Cost of sales and services as a percentage of net sales increased to 68.8% in the first nine months of 2005, compared to 67.2% in the first nine months of 2004.

          Gross profit.  Gross profit increased by 1.0% from US$814.7 million in the first nine months of 2004 to US$822.8 million in the first nine months of 2005.  Embraer’s gross margin decreased from 32.8% in the first nine months of 2004 to 31.2% in the first nine months of 2005 primarily due to the production learning curve associated with the initial deliveries of the EMBRAER 175 and the EMBRAER 190 and to benefits provided to the launch customers of those aircraft.

          Operating expenses.  Operating expenses increased by 4.9% from US$412.3 million in the first nine months of 2004 to US$432.5 million in the first nine months of 2005, as compared to an increase in net sales of 6.2% in the same period.

          Research and development expenses in the first nine months of 2005 were US$62.1 million, compared to US$5.4 million in the first nine months of 2004, when the company recognized US$103.8 million from the risk-sharing partners’ contributions to the development of the EMBRAER 170/190 family.

          Selling expenses decreased 33.2% from US$266.3 million in the first nine months of 2004 to US$177.9 million in the first nine months of 2005.  That decrease resulted partially from the recovery of amounts related to guarantees on certain aircraft delivered upon the implementation of the financing structures for those aircraft.  Selling expenses are directly related to aircraft deliveries.

          General and administrative expenses increased 43.2% from US$97.0 million in the first nine months of 2004 to US$139.0 million in the first nine months of 2005, due to the effects on the real denominated administrative expenses resulting from the appreciation of the real during 2005 (approximately 80% of Embraer’s administrative expenses are denominated in reais) and from the expense of US$16.3 million related to the implementation of the SAP 4.7 Aerospace & Defense version.

          Other operating expenses, net increased from US$0.6 million in the first nine months of 2004 to US$15.3 million in the first nine months of 2005.

          Operating expenses as a percentage of net sales remained stable at the level of 16.6% in the first nine months of 2004 to 16.4% in the first nine months of 2005.

          Interest income (expenses), net.  Interest income (expenses), net, increased from a benefit of US$4.5 million in the first nine months of 2004 to an expense of US$25.4 million in the first nine months of 2005.  This increase is mainly due to higher debt levels and lower cash availability in the period.

          Exchange loss, net.  Exchange loss, net, increased from US$5.0 million in the first nine months of 2004 to US$19.5 million in the first nine months of 2005 mainly due to the 16.3% appreciation of the Brazilian real against the dollar in the first nine months of 2005.

          Income tax benefit (expenses).  Income tax expenses decreased from US$103.4 million in the first nine months of 2004 to US$47.5 million in the first nine months of 2005 mainly due to the appreciation of the real during the period, which negatively impacted translation effects by US$21.0 million compared to a positive translation effect of US$5.5 million in the first nine months of 2004.

          Net income.  As a result of the foregoing factors, Embraer’s net income decreased 2.5% from US$297.2 million in the first nine months of 2004 to US$289.7 million in the first nine months of 2005.  Net income decreased as a percentage of net sales.  In the first nine months of 2005, net income was 11.0% of net sales as compared to 11.9% in the first nine months of 2004.

Year Ended 2004 Compared with Year Ended 2003 and Year Ended 2003 Compared with Year Ended 2002

          For a discussion of Embraer’s results of operations for 2002 compared with 2003 and of Embraer’s results of operations for 2003 compared with 2004, see “Item 5A. Operating Results—Results of Operations—2004 Compared with 2003” and “Item 5A. Operating Results—Results of Operations—2003 Compared with 2002” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Research and Development

          Nine Months Ended September 30, 2004 and 2005

          Embraer incurs research and development costs related to its aircraft and aircraft components.  Embraer also incurs research and development costs that are not associated with the development of any particular aircraft.  Such costs include the implementation of quality assurance initiatives, production line productivity improvements and studies to determine the latest developments in technology and quality standards.  The research and development costs incurred by Embraer are divided into two categories, research and development expense and additions to fixed assets.  The research and development expense is the cost actually associated with the design and development of the aircraft less amounts earned from cash contribution from risk-sharing partners based on meeting performance milestones.  Under U.S. GAAP, these costs are expensed in the year in which they are incurred.  Additions to fixed assets relate solely to specialized equipment built by Embraer and required for the project.  These costs are treated as additions to property, plant and equipment.

          Embraer invests significantly in the development of new projects.  Total research and development expenses for the first nine months of 2005, including expenses related to the development of the EMBRAER 170/190 jet family, net of cash contributions provided by risk-sharing partners, were US$62.1 million compared to US$5.4 million in the first nine months of 2004.  Research and development costs as a percentage of net sales were 0.2% in the first nine months of 2004 and 2.4% in the first nine months of 2005.  The increased percentages for the period reflects principally the revenue recognition of US$103.8 million from Embraer’s risk-sharing partners in the first nine months of 2004 compared to US$45.6 million in the first nine months of 2005.  In 2005, Embraer expects its research and development costs to total approximately US$140.0 million.  Embraer does not record an expense for research and development of defense programs, as they are funded by the Brazilian Government and other government customers.  Most of Embraer’s research and development expenses are associated with a particular program, whether commercial, business jet or defense.

          Embraer receives additional funds from risk-sharing partners to fund its cash costs for its commercial research and development.  In addition, the Brazilian and other governments fund substantially all of Embraer’s defense research and development costs under long-term development contracts.

          Years Ended December 31, 2002, 2003 and 2004

          For a discussion of Embraer’s research and development costs for 2002, 2003 and 2004, see “Item 5C. Research and Development” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Liquidity and Capital Resources

          Embraer’s liquidity needs arise principally from research and development, capital expenditures, principal and interest payments on its debt, working capital requirements and distributions to shareholders.  Embraer generally relies on funds provided by operations, borrowings under its credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, capital increases to meet these needs.  Embraer believe that these sources of funds will be sufficient to fund its future liquidity needs, continue to develop the EMBRAER 170/190 jet family, develop its new business jets for the light and very light segments, make other planned capital expenditures and pay dividends.  However, Embraer’s customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of the economic downturn and the financial volatility in the airline industry.  In addition, Embraer’s risk-sharing partners’ cash contributions are refundable under certain limited circumstances and Embraer may need to find replacement sources of capital.

     Working Capital and Net Cash Provided by Operating Activities

          Nine Months Ended September 30, 2004 and 2005

          Embraer had a working capital surplus of US$1,559.4 million at December 31, 2004 and US$2,186.7 million at September 30, 2005.  Working capital increased mainly due to an increase in inventories because of the beginning of production of the EMBRAER 170/190 jet family and due to an increase in accounts receivable related to aircraft delivered for which sales financing arrangements were under a structuring process.

          Embraer generated net cash provided by operating activities of US$195.0 million at September 30, 2005, as compared to net cash provided by operating activities of US$192.0 million at September 30, 2004.

          Years Ended December 31, 2003 and 2004

          For a discussion of Embraer’s working capital and net cash provided by operating activities in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Working Capital and Net Cash Provided by Operating Activities” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Net Cash Used in Investing Activities

          Nine Months Ended September 30, 2004 and 2005

          Embraer’s net cash used in investing activities was US$720.4 million in the first nine months of 2005 compared to US$85.4 million in the same nine months of 2004.  The increase in 2005 was mainly due to US$670.3 million related to temporary cash investments.  As part of Embraer’s analysis of variable interest entities under FIN 46-R, it concluded that the private investment funds used by Embraer to invest in underlying investments included US$119.2 million in debt securities, which Embraer would have accounted for as cash equivalents prior to FIN 46-R, that should be included in temporary cash investments.  In 2004, this amount of debt securities totaled US$106.7 million.  See Note 3 to Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and also Note 6 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Years Ended December 31,  2003 and 2004

          For a discussion of Embraer’s net cash used in investing activities in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Net Cash Used in Investing Activities” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Capital Expenditures

          Nine Months Ended September 30, 2004 and 2005

          Embraer recorded additions to property, plant and equipment of US$50.4 million in the first nine months of 2005 and US$34.0 million in the first nine months of 2004.  These expenditures related to construction of facilities, improvements to Embraer’s plant and production facilities and modifications for the production of new aircraft models.

          Embraer currently expects investments in property, plant and equipment to total approximately US$59.0 million in 2005 and an additional US$76.0 million in 2006, primarily related to the production of the EMBRAER 170/190 jet family, and new business jet market aircraft, the Phenom 100 and the Phenom 300, as well as Embraer’s defense aircraft.

          Years Ended December 31, 2003 and 2004

          For a discussion of Embraer’s capital expenditures in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Capital Expenditures” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Cash Provided by (Used in) Financing Activities and Total Debt

          Nine Months Ended September 30, 2004 and 2005

          Embraer’s net cash provided by (used in) financing activities increased from US$7.4 million in the first nine months of 2004 to US$206.8 million in the first nine months of 2005.  The increase was primarily due to a decrease in repayments of loans and a decrease in payments of dividends and interest on shareholders’ equity.

          At September 30, 2005, Embraer had total debt of US$1,700.6 million under its financing arrangements described in “—Credit Facilities and Lines of Credit” beginning on page 92 of this prospectus, 66.1% of which consisted of long-term debt and 33.9% of which consisted of short-term debt.  In comparison, Embraer had total debt of US$1,338.7 million at December 31, 2004 and US$1,169.2 million at September 30, 2004, consisting of 61.6% and 63.4% of long-term debt, respectively.  Embraer’s total debt increased from September 30, 2004 to September 30, 2005 largely due to new borrowings.

          Total debt consists of amounts recorded as loans and financing on Embraer’s balance sheet and excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purposes entities, or SPEs.  In structured financings, an SPE purchases an aircraft from Embraer, pays Embraer the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer.  A third-party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third party.  Embraer may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process.  According to FIN 46-R (“Consolidation of Variable Interest Entities an interpretation of ARB 51”), an enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both.  Therefore, Embraer has been consolidating certain SPEs owned by third parties where it is the primary beneficiary.  See Note 9 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” of the Annual Report of Embraer on Form 20-F for Fiscal Year Ended December 31, 2004 attached as Annex A of this prospectus.

          The effect of consolidating these SPEs resulted in non-recourse and recourse debt at September 30, 2005, reflected as a separate line item on Embraer’s balance sheet, of US$933.8 million, collateralized accounts receivable of US$0.5 million and US$346.1 million accounted for as customer and commercial financing.  US$734.1 million of this debt is non-recourse and Embraer has no actual obligation for such debt as debtor or guarantor, other than potentially under existing financial guarantees for the financed aircraft.  The remaining US$199.7 million of debt is recourse to Embraer as a result of pending equity contributions and is secured by a pledge of a deposit with a financial institution.  The non-recourse and recourse debt is collateralized by the collateralized accounts receivable and by the financed aircraft and, as a result, Embraer does not anticipate a net cash outflow related to Embraer’s non-recourse debt in the future.  These financing transactions do not materially affect Embraer’s income statement and cash flow data since the terms of the leases and the loans are substantially the same.

          Years Ended December 31, 2003 and 2004

          For a discussion of Embraer’s cash provided by (used in) financing activities and total debt in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Credit Facilities and Lines of Credit

     Long-term Facilities

          Nine Months Ended September 30, 2004 and 2005

          Embraer maintains credit facilities with BNDES in a total amount of US$10.8 million outstanding at September 30, 2005, US$3.3 million of which is currently short-term.  Embraer also maintains credit facilities with Fundo de Investimento em Estudo e Pesquisa, or FINEP, in a total amount of US$9.7 million outstanding at September 30, 2005, all of which is related to the purchase of fixed assets for the expansion of Embraer’s subsidiary ELEB Embraer Liebherr Equipamentos do Brasil S.A.  The total amounts borrowed under the BNDES and FINEP credit facilities are due May 2011 and June 2010, respectively.  Amounts borrowed from BNDES are secured by first and second mortgages on Embraer’s properties in Brazil.  The interest rates on these facilities range from TJLP plus 1.0% to TJLP plus 6.0% per annum.  For BNDES borrowings, we also paid fees at the rate of 0.35% of the sales price of 420 ERJ 145 aircraft sold between January 1, 1997 and August 1, 2002.

          Embraer has a credit facility with the Tokyo Branch of The Chase Manhattan Bank under which it borrowed the Japanese Yen equivalent of US$150.0 million, principally to fund its purchase of aircraft component parts, of which the Japanese Yen equivalent of US$65.9 million remained outstanding as of September 30, 2005.  This loan matures in December 2006 and bears an interest rate equal to the twelve-month Japanese interbank deposit rate, or JIBOR, plus 1.1% per annum.

          On September 20, 2002, Embraer secured a US$100.0 million credit facility with Mitsui & Co., Ltd. and borrowed the full amount available thereunder, of which US$80.1 million remained outstanding as of September 30, 2005.  This loan matures in 2009 and bears interest at an interest rate of LIBOR plus 2.15%.  The facility is guaranteed by Unibanco - União de Bancos Brasileiros SA. and provides that, if Embraer fails to maintain a minimum of 100 firm orders during the duration of the facility, Mitsui & Co. Ltd has the right to declare all amounts outstanding under the facility due and payable.

          Embraer also has a US$100.0 million credit facility with Santander Central Hispano Benelux S.A. fully disbursed to fund Embraer’s purchases of wings and other equipment from Gamesa.  As of September 30, 2005, US$63.5 million was outstanding under the facility, which bears interest at a fixed rate of 4.49% per annum with a final maturity in February 2009.

          In July 2003, Embraer signed a credit agreement with Sumitomo Mitsui Banking Corp. and other lenders providing for a term loan of US$200.0 million, at a cost of LIBOR plus 2.97% per annum with a final maturity in June 2010, to purchase materials for the manufacture of the EMBRAER 170/190 jet family.  Embraer borrowed the full amount under this facility in July 2003, of which US$204.3 million remained outstanding as of September 30, 2005.

          In April 2004, Embraer entered into credit agreements with Banco do Brasil S.A. for an import financing facility of US$50 million, at a fixed rate of 5.63% per annum with final maturity in April 2007.  Embraer has borrowed the full amount of the facility, of which US$53.4 million remained outstanding as of September 30, 2005.  Embraer subsequently entered into another credit agreement with Banco do Brasil S.A. on May 31, 2005 of US$21 million, at a fixed rate of 7% per annum with final maturity in May 2011, of which US$21.6 million remained outstanding as of September 30, 2005.

          In May 2004, Embraer entered into credit agreements with ABN Amro Bank for a working capital and import financing facility of US$71.0 million, at a fixed rate of 7.19% per annum with final maturity in May 2009.  Embraer has borrowed the full amount of the facility, of which US$73.1 million remained outstanding as of September 30, 2005.

          In March 2005, Embraer entered into a credit agreement with Bladex - Banco Latinoamericano de Exportaciones S.A., for an import financing facility of US$51.0 million, at a cost of LIBOR plus 1.88% per annum with final maturity in September 2010, of which US$52.6 million remained outstanding as of September 30, 2005.

          In April 2005, Embraer entered into an Export Credit Note with Banco Votorantim of US$50 million, at a fixed rate of 7.81% per annum with final maturity in April 2010, of which US$51.8 million remained outstanding as of September 30, 2005.

          In June 2005, Embraer entered into an IFC - International Finance Corporation A/B Loan Secured Facility for a total amount of US$180.0 million, which includes the A loan for up to US$35.0 million, the B1 loan for up to US$60.0 million and a B2 loan for up to US$85.0 million.  The terms of the loans are 12, ten and eight years, respectively, and the loans bear interest at a average cost of six-month LIBOR plus 2.9% per annum.  The facility is secured by a combination of mortgages on Embraer’s main industrial facility in Brazil, three EMBRAER 170/190 pre-series aircraft and a bank account pledge agreement in an amount equivalent to 12 months interest coverage.  In addition to the customary covenants and restrictions, including, but not limited to, those that require Embraer to maintain defined debt liquidity and interest expense coverage ratios, the facility will have covenants related to compliance with IFC general environmental, health and safety guidelines.  Embraer has also agreed to a mandatory pre-payment provision, which limits its net revenues generated by selling and supporting offensive attack aircraft to 12.5% of its total net revenues.

          Embraer has various other loans and credit agreements with aggregate outstanding borrowings of US$330.8 million at September 30, 2005, of which US$48.3 million were allocated to Embraer’s subsidiaries.

          Each of Embraer’s long-term financing arrangements includes customary covenants and restrictions, including those that require Embraer to maintain defined debt liquidity and interest expense coverage ratios, with which Embraer was in compliance at September 30, 2005 and none of which are expected to have a material effect on Embraer’s business.  See Note 6 of Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and also Note 19 to Embraer’s consolidated financial statements included in the Annual Report of Embraer on Form 20-F for Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Years Ended December 31, 2003 and 2004

          For a discussion of Embraer’s long-term credit facilities and lines of credit in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt—Credit Facilities and Lines of Credit—Long-Term Facilities” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Short-term Facilities

          Nine Months Ended September 30, 2004 and 2005

          Embraer obtains short-term financing primarily from Brazilian banks in the form of advances against exchange contracts that it enters into with those banks relating to payments it is entitled to receive within a period of not more than 360 days prior to delivery of aircraft.  At September 30, 2005, Embraer had US$247.9 million outstanding under these arrangements.

          In June 2005, Embraer negotiated with BNDES a short term pre-export credit financing for an amount up to US$400 million, of which US$165.4 million remained outstanding as of September 30, 2005.  This financing was fully settled on November 25, 2005.

          Embraer has various other short-term loans with aggregate outstanding borrowings of US$195.6 million at September 30, 2005, of which US$85.0 million was allocated to its subsidiaries to finance working capital requirements.  See Note 6 of Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and also Note 19 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” in the Annual Report of Embraer on Form 20-F for Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus for further information on Embraer’s short-term financing arrangements.

          Years Ended December 31, 2003 and 2004

          For a discussion of Embraer’s short-term credit facilities and lines of credit in 2003 and 2004, see “Item 5B. Liquidity and Capital Resources—Cash Provided by (Used in) Financing Activities and Total Debt—Credit Facilities and Lines of Credit—Short-Term Facilities” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Capital Contributions and Issuances of Capital Stock

     Nine Months Ended September 30, 2004 and 2005

          During the first nine months of 2005, Embraer received capital contributions in the aggregate amount of US$6.9 million, representing the issuance of preferred shares upon the exercise of options.  In addition, through September 30, 2005, 2,421,870 preferred shares were issued upon the exercise of options at an average weighted exercise price of R$7.02 per share.

     Year Ended December 31, 2004

          For a discussion of the capital contributions to and issuances of capital stock by Embraer during 2004, “Item 5B. Liquidity and Capital Resources—Capital Contributions and Issuances of Capital Stock” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Off-Balance Sheet Arrangements

          Embraer participates in a number of off-balance sheet arrangements, principally relating to trade-in obligations and financial and residual value guarantees.  Embraer also has a number of swap transactions that are described in “—Quantitative and Qualitative Disclosures about Market Risk” beginning on page 97 of this prospectus.

          In addition to the off-balance sheet arrangements discussed below, Embraer was also contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to it in the future, according to defined price rules.  These repurchase commitments were cancelled in 2004 pursuant to formal amendments entered into with the holders of such options.

     Trade-in Obligations

          Nine Months Ended September 30, 2004 and 2005

          In connection with the signing of a purchase contract for new aircraft, Embraer may provide trade-in options to its customers.  These options provide a customer with the right to trade in existing aircraft upon the purchase of a new aircraft.  At September 30, 2005, four commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery.  The trade-in price is determined in the manner discussed in “—Critical Accounting Estimates—Guarantees and Trade-In Rights” on page 80 of this prospectus for commercial jets.  Embraer may be required to accept trade-ins at prices that are above the then-market price of the aircraft, which would result in financial loss for Embraer when it resells the aircraft.  Based on Embraer’s current estimates and third party appraisals, Embraer believes that any aircraft accepted for trade-in could be sold without any material gain or loss.  In 2005, Embraer accepted three ERJ 145 aircraft for trade-in.

          Year Ended December 31, 2004

          For a discussion of Embraer’s trade-in obligations in 2004, see “Item 5E. Off-Balance Sheet Arrangements—Trade-in Obligations” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Financial and Residual Value Guarantees

          Nine Months Ended September 30, 2005

          Embraer has guaranteed the financial performance of a portion of the financing for, and the residual value of, some of its aircraft that have already been delivered.  Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of Embraer’s aircraft under their financing arrangements to mitigate default-related losses.  These guarantees are collateralized by the financed aircraft.

          Assuming all customers supported by financial guarantees defaulted on their aircraft financing arrangements, and also assuming Embraer was required to pay the full aggregate amount of outstanding residual value guarantees and was not able to remarket any of the aircraft to offset its obligations, Embraer’s maximum exposure under these guarantees (less provisions and liabilities) would have been US$2.1 billion as of September 30, 2005.  For further discussion of these off-balance sheet arrangements, see Note 9 of Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and also Note 34 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          At September 30, 2005, Embraer had US$246.7 million deposited in escrow accounts as collateral for financing and residual value guarantees of certain aircraft sold.  If the guarantor of the debt (an unrelated third party) is required to pay the creditors of such financing arrangement or the residual value guarantee, the guarantor has the right to withdraw from the escrow account.  Based on current figures, Embraer calculates that the proceeds from the sale or lease of the covered aircraft (based on resale value as of September 30, 2005) and from other offsetting collections, such as cash deposits, is lower than its exposure by US$11.9 million.  The deposited amounts will be released when the financing contracts mature (from 2013 to 2021) if no default by the buyers of the aircraft occurs or the aircraft market price is above the residual value guarantee.

          The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by Embraer.  In order to earn a better interest rate on such guarantee deposits, at September 30, 2005, Embraer had invested part of the US$246.7 million deposited in escrow accounts in fourteen-year structured notes in the total amount of US$123.4 million with the depositary bank, which generated interest in the amount of US$5.0 million in 2005 that was added to the principal amount and recognized in its consolidated statements of income and comprehensive income.  At December 31, 2004 the amount invested in these structured notes was US$42.2 million.  This yield enhancement was obtained through a credit default swap (CDS) transaction, which provides to the note holder the right of early redemption of the note in case of a credit event by Embraer.  Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date.  Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

          Embraer’s residual value guarantees typically ensure that in the 15th year after delivery, the relevant aircraft will have a residual market value of 18% to 25% of the original sale price.  In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, Embraer will bear the difference between the guaranteed residual value and the market value of the aircraft at the time of exercise.  Embraer’s exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions.

          For a discussion of the risks related to Embraer’s trade-in obligations and Embraer’s financial and residual value guarantee obligations, see “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future” included in the Annual Report of Embraer on Form 20-F for Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Embraer continually re-evaluates its risk under its guarantees and trade-in obligations based on a number of factors, including the estimated future market value of its aircraft based on third-party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers.  See Note 9 to Embraer’s condensed interim consolidated financial statements included in “Financial Statements” beginning on page F-1 of this prospectus and also Note 9 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, for a further discussion of these off-balance sheet arrangements.

          Year Ended December 31, 2004

          For a discussion of Embraer’s financial and residual value guarantees in 2004, see “Item 5E. Off-Balance Sheet Arrangements—Financial and Residual Value Guarantees” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Contractual Obligations

     Nine Months Ended September 30, 2005

          The following table and discussion provide additional disclosure regarding Embraer’s material contractual obligations and commercial commitments as of September 30, 2005.

Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 – 5 years	More than 5 years

Loans and expected interest	US$1,700.6	US$576.9	US$686.5	US$351.1	US$86.2
Capital lease obligations	5.6	2.9	2.6	—	—
Operating leases	9.6	2.5	2.2	0.5	4.5
Purchase obligations	630.8	630.8	—	—	—
Other long-term liabilities	1,594.3	74.8	816.5	220.3	482.5

Total	US$3,940.9	US$1,287.9	US$1,507.8	US$571.9	US$573.2

          The above table does not reflect contractual commitments related to trade-in options and financial and residual value guarantees discussed in “—Off-Balance Sheet Arrangements” beginning on page 94 of this prospectus.  See “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Purchase obligations consist of trade accounts payable and insurance payables.

          Other long-term liabilities include recourse and non-recourse debt in the total amount of US$612.4 million that relates to obligations of Embraer’s consolidated SPEs.  The above table does not reflect any information about Embraer’s derivative instruments, which are discussed more fully in “—Quantitative and Qualitative Disclosures About Market Risk” beginning on page 97 of this prospectus.

     Year Ended December 31, 2004

          For a discussion of Embraer’s contractual obligations at December 31, 2004, see “Item 5F. Tabular Disclosure of Contractual Obligations” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

Quantitative and Qualitative Disclosure About Market Risk

          Embraer is exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates.  Embraer has established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk.  These procedures include the monitoring of Embraer’s levels of exposure to each market risk, including an analysis based on a forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities.  Embraer may also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce its exposure to exchange rate risk.

          The following sections address the significant market risks associated with Embraer’s financial activities.

     Interest Rate Risk

          Nine Months Ended September 30, 2005

          Embraer’s exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of Embraer’s U.S. dollar-denominated and real-denominated monetary liabilities, principally its short- and long-term debt obligations.  Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense.  Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

          Embraer’s short- and long-term debt obligations totaled US$1,700.6 million at September 30, 2005 and were denominated in U.S. dollars, Brazilian reais, Japanese yen and Euros.  Of the total amount of debt denominated in U.S. dollars, US$1,412.2 million, approximately US$759.3 million was fixed rate.  The remaining floating rate U.S. dollar-denominated debt was indexed to either six-month or 12-month LIBOR.  Of the US$189.7 million of our Brazilian reais-denominated debt, US$183.5 million bears interest at a variable rate based on the TJLP, the long-term interest rate in Brazil.  The TJLP ranged from 9.75% per annum to 10% per annum during 2005.  Embraer also maintains a subsidiary line of credit in an amount of US$6.0 million which bears interest at a variable rate based on the CDI, the interbank deposit rate in Brazil.  All of Embraer’s US$65.9 million of Japanese yen-denominated debt was floating rate indexed to the Japanese interbank deposit rate, or JIBOR.  All of Embraer’s Euro-denominated debt, totaling US$31.5 million, was fixed rate.

          The table below provides information about Embraer’s short- and long-term debt obligations as of September 30, 2005 that are sensitive to changes in interest rates and foreign currency exchange rates.

	Weighted Average Interest Rate September 30, 2005

		Total Outstanding Amount	Outstanding Amount By Year of Maturity As of September 30,
									Total Fair Value
			2006	2007	2008	2009	2010	Thereafter

	(in thousands of US dollars, except percentages)
Short-Term Debt and Current Portion of Long-Term Debt
U.S. dollars (LIBOR indexed)	6.39%	48,146	48,146	—	—	—	—	—	56,089
U.S. dollars (fixed rate)	5.62%	317,888	317,888	—	—	—	—	—	325,228
Reais (TJLP indexed)	11.94%	168,649	168,649	—	—	—	—	—	173,599
Reais (CDI indexed)	14.04%	145	145	—	—	—	—	—	206
Euro (fixed rate)	3.63%	7,423	7,423	—	—	—	—	—	8,918
Japanese yen (JIBOR indexed)	1.14%	33,272	33,272	—	—	—	—	—	34,627
GBPounds (fixed rate)	4.07%	1,365	1,365	—	—	—	—	—	1,365

Total short-term debt		576,887	576,887	—	—	—	—	—	600,032

Long-Term Debt
U.S. dollars (LIBOR indexed)	6.39%	604,735	—	40,650	141,204	144,523	144,512	133,845	770,527
U.S. dollars (fixed rate)	5.62%	441,385	—	13,998	180,005	123,134	48,800	75,449	518,531
Reais (TJLP indexed)	11.94%	14,833	—	3,596	3,533	2,525	1,575	3,604	19,645
Reais (CDI indexed)	14.04%	6,051	—	—	6,051	—	—	—	8,616
Euro (fixed rate)	3.63%	24,084	—	—	2,408	4,817	4,817	12,042	48,420
Japanese yen (JIBOR indexed)	1.14%	32,665	—	32,665	—	—		—	33,995
Japanese yen (fixed rate)	0.00%	—	—	—	—	—	—	—	—

Total long-term debt		1,123,752	—	90,909	333,202	274,998	199,703	224,941	1,399,734

Total debt		1,700,639	576,887	90,909	333,202	274,998	199,703	224,941	1,999,766

          In order to manage interest rate risk on its monetary liabilities, Embraer has entered into a number of swaps, which effectively convert part of its fixed and floating interest rate U.S. dollar-denominated debt into CDI-based reais-denominated obligations.  Specifically, as of September 30, 2005, Embraer had effectively converted US$37.0 million of its U.S. dollar fixed interest rate debt into CDI-based reais, which, together with Embraer’s US$6.2 million subsidiary line originally bearing interest at CDI-based reais, totals the equivalent of US$43.2 million of CDI-based reais-denominated obligations.  The weighted average interest rate of these CDI-based obligations for the first nine months of 2005 was 12.59%.  Through these swaps, Embraer has also effectively converted the yen equivalent of US$65.9 million of its yen-denominated floating interest rate debt to an equivalent amount of U.S. dollar obligations with a fixed interest rate of 4.35% per annum.  In addition, using swaps transactions Embraer has effectively converted US$605.9 million of its U.S. LIBOR indexed debt to U.S. fixed rate debt.  The weighted average fixed interest rate of these obligations for the first nine months of 2005 was 8.05% per annum.  These swaps did not affect the maturity or amortization schedule of Embraer’s existing debt.

          These swaps are not accounted for as hedging transactions under U.S. GAAP.  Nevertheless, they are recorded at fair value on Embraer’s balance sheet, and Embraer recognized an unrealized loss of US$27.4 million as of September 30, 2005 as part of interest income (expenses), net.  For further information about the terms of these swap transactions, including notional amount, maturity date and fair value gains and losses, see Note 31 to Embraer’s consolidated financial statements included in “Item 18. Financial Statements” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

          Embraer does not currently have any derivative instruments that limit its exposure to changes in the TJLP because it believes that its total exposure, combined with the relatively low volatility of the TJLP, is unlikely to have a material effect on Embraer.

          The table below provides information about Embraer’s short- and long-term debt obligations as of September 30, 2005, after considering the effects of the above-mentioned derivative transactions.

	Weighted Average Interest Rate September 30, 2005

			Outstanding Amount By Year of Maturity As of September 30,
		Total Outstanding Amount
									Total Fair Value
			2006	2007	2008	2009	2010	Thereafter

	(in thousands of US dollars, except percentages)
Short-Term Debt and Current Portion of Long-Term Debt
U.S. dollars (LIBOR indexed)	5.18%	1,296	1,296	—	—	—	—	—	1,055
U.S. dollars (fixed rate)	6.08%	384,121	384,121	—	—	—	—	—	400,075
Reais (CDI indexed)	12.59%	14,034	14,034	—	—	—	—	—	15,020
Reais (TJLP indexed)	12.22%	168,649	168,649	—	—	—	—	—	173,599
Euro (fixed rate)	3.48%	7,423	7,423	—	—	—	—	—	8,918
GBPounds (fixed rate)	4.07%	1,365	1,365	—	—	—	—	—	1,365

Total short-term debt		576,887	576,887	—	—	—	—	—	600,032

Long-Term Debt
U.S. dollars (LIBOR indexed)	5.18%	45,644	—	4,814	20,659	10,090	10,080	—	50,028
U.S. dollars (fixed rate)	6.08%	1,010,039	—	98,210	287,073	243,907	175,477	205,402	1,248,385
Reais (CDI indexed)	12.59%	29,152	—	3,750	19,527	5,875	—	—	33,256
Reais (TJLP indexed)	12.22%	14,833	—	3,596	3,533	2,525	1,575	3,604	19,645
Euro (fixed rate)	3.68%	24,084	—		2,408	4,817	4,817	12,042	48,420

Total long-term debt		1.123,752	—	110,370	333,202	267,214	191,919	221,048	1,399,734

Total debt		1,700,639	576,887	110,370	333,202	267,214	191,919	221,048	1,999,766

          In addition, as of September 30, 2005, US$46.9 million of Embraer’s U.S. dollar-indexed liabilities were exposed to LIBOR fluctuations.

          Year Ended December 31, 2004

          For a discussion of Embraer’s quantitative and qualitative disclosure about interest rate risk in 2004, see “Item 11. Quantitative and Qualitative Disclosure About Market Risk—Interest Rate Risk” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

     Foreign Currency Risk

          Nine Months Ended September 30, 2005

          In managing its foreign currency risk, Embraer focuses on balancing its non-U.S. dollar-denominated assets against its non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to its forecasts of future cash flows.  Beyond the foreign currency exposure related to its debt obligations as summarized above, Embraer also has other assets and liabilities denominated in currencies other than the U.S. dollar.  These assets and liabilities are primarily cash and cash equivalents, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in Brazilian reais.  The effects on such assets and liabilities of the appreciation or devaluation of foreign currencies against the U.S. dollar result in foreign exchange gains (losses) is recognized on Embraer’s income statement as interest income (expenses), net.

          The table below provides information about Embraer’s assets and liabilities exposed to foreign currency risk as of September 30, 2005 as well as the derivative transactions outstanding at the same date:

		Outstanding Amount by Year of Maturity As of September 30,

	Total Outstanding Amount	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value

	(in thousands of US dollars, except percentages)
ASSETS
Cash and cash equivalents
In Reais	288,675	288,675	—	—	—	—	—	288,675	288,675
In Euro	11,162	11,162	—	—	—	—	—	11,162	11,162
In CNY	22,506	22,506	—	—	—	—	—	22,506	22,506
Investments and temporary cash investments
In Reais	121,848	121,848	—	—	—	—	—	121,848	121,848
Trade accounts receivable			—	—	—	—	—	—	—
In Reais	34,260	34,260	—	—	—	—	—	34,260	34,260
In Euro	107,982	107,982	—	—	—	—	—	107,982	107,982
Deferred income taxes
In Reais	237,218	133,374	37,519	37,519	28,806	—	—	237,218	237,218
In Euro	1,121	1,121	—	—	—	—	—	1,121	1,121
Other assets			—	—	—	—	—
In Reais	107,532	75,773	31,759	—	—	—	—	107,532	107,532
In Euro	2,810	2,394	416	—	—	—	—	2,810	2,810
Total Assets in Reais	789,533	653,930	69,278	37,519	28,806	—	—	789,533	—
Total Assets in Euro	123,075	122,659	416	—	—	—	—	123,075	—
Total Assets in CNY	22,506	22,506	—	—	—	—	—	—	—
LIABILITIES
Loans and financing
In Reais	189,678	168,793	3,596	9,584	2,525	1,575	3,605	189,678	202,067
In Euro	31,507	7,423	2,408	4,817	4,817	4,817	7,225	31,507	31,507
In Japanese Yen	65,937	33,272	32,665					65,937	65,937
In GBPounds	1,365	1,365						1,365	1,365
Trade accounts payable
In Reais	25,388	25,388						25,388	25,388
In Euro	34,285	34,285						34,285	34,285
Advances from customers
In Reais	16,559	16,559						16,559	16,559
Other payables & accrued liabilities
In Reais	109,594	104,039	5,555					109,594	109,594
In Euro	7,404	7,404						7,404	7,404
Taxes and payroll charges payable
In Reais	80,501	31,401	14,612	14,612	7,418	2,280	10,178	80,501	80,501
In Euro	4,339	4,339						4,339	4,339
In CNY	22,766	22,766						22,766	22,766
Accrued taxes on income
In Reais	1,923	1,923						1,923	1,923
In Euro	3,048	3,048						3,048	3,048
Deferred income tax liabilities
In Reais	215,878	98,981	42,235	42,235	32,427			215,878	215,878
In Euro	43,990	43,990						43,990	43,990
Accrued dividends
In Reais	46,597	46,597						46,597	46,597
Contingencies
In Reais	593,418	77,304	503,014	5,057	3,536	4,507		593,418	593,418
In Euro	237	237						237	237
Total Liabilities in Reais	1,279,536	570,985	569,012	71,488	45,906	8,362	13,783	1,279,536	—
Total Liabilities in Euro	124,810	100,726	2,408	4,817	4,817	4,817	7,225	24,810	—
Total Liabilities in Japanese Yen	65,937	33,272	32,665	—	—	—	—	65,937	—
Total Liabilities in CNY	22,766	22,766	—	—	—	—	—	22,766	—
Total Liabilities in GBPounds	1,365	1,365	—	—	—	—	—	1,365	—
Total exposure in Reais	(490,005)	82,942	(499,734)	(33,969)	(17,100)	(8,361)	(13,783)	(490,003)	—
Total exposure in Euro	(1,736)	21,931	(1,922)	(4,817)	(4,817)	(4,817)	(7,225)	(1,735)	—
Total exposure in Japanese Yen	(65,937)	(33,272)	(32,665)	—	—	—	—	(65,937)	—
Total exposure in CNY	(260)	(260)	—	—	—	—	—	(260)	—
Total exposure in GBPounds	(1,365)	(1,365)	—	—	—	—	—	(1,365)	—

		Outstanding Amount by Year of Maturity As of September 30,

	Total Outstanding Amount	2006	2007	2008	2009	2010	Thereafter	Total	Fair Value

	(in thousands of US dollars, except percentages)
DERIVATIVE INSTRUMENTS
Cross-currency interest rate swap contracts (US$Floating v. US$Fixed)
Notional amount	335,301	61,811	88,434	80,028	80,028	25,000	—	—	(2,567)
Average interest paid in US$	8.05%
Average interest received in US$	Libor+2.65%
Cross-currency interest rate swap contracts (US$ v. R$)
Notional amount	33,700	17,266	11,646	4,788	—	—	—	—	(21,553)
Average interest paid in R$	60.28% do CDI
Average interest received in US%	5.14%
Cross-currency interest rate swap contracts (Yen v. US$)
Notional amount	67,083	33,541	33,541	—	—	—	—	—	(3,314)
Average interest paid in US$	4.31%
Average interest received in JPY	Jibor+1.05%
Net exposure of assets/liabilities
In Reais	(523,703)	65,679	(511,380)	(38,757)	(17,100)	(8,362)	(13,783)	—	(523,703)
In Euro	(1,735)	21,933	(1,992)	(4,817)	(4,817)	(4,817)	(7,225)	(1,736)	(1,735)
In Japanese Yen	(1,146)	(269)	(876)	—	—	—	—	—	(1,146)
In CNY	(260)	(260)	—	—	—	—	—	—	(260)
In GBPounds	(1,365)	(1,365)	—	—	—	—	—	—	(1,365)

          Year Ended December 31, 2004

          For a discussion of Embraer’s quantitative and qualitative disclosure about foreign exchange risk in 2004, see “Item 11. Quantitative and Qualitative Disclosure About Market Risk—Foreign Exchange Risk” included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus.

MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes material Brazilian and United States tax considerations relating to the proposed restructuring and merger, your exchange of shares and your ownership of Rio Han shares or ADSs following the merger.  This discussion does not purport to be a complete analysis of all tax considerations in those countries and does not address tax treatment of shareholders under the laws of other countries.  Shareholders who are resident in countries other than Brazil and the United States, along with shareholders that are resident in those two countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them, and whether the proposed merger and share exchange is taxable to them under these laws.

Material Brazilian Tax Considerations

          The following discussion is the opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, the Brazilian counsel of Rio Han and Embraer, as to the material tax considerations to you of the merger.  It is based on Brazilian law and practice as applied and interpreted as of the date of this prospectus, which are subject to change at any time.  There is currently no treaty for the avoidance of double taxation between Brazil and the United States.  The following discussion mainly summarizes the principal Brazilian tax consequences of the transactions described in this prospectus to a holder not deemed to be domiciled in Brazil for Brazilian tax purposes, or a Non-Brazilian Holder.  This discussion does not address all possible Brazilian tax consequences relating to the merger and does not address all the Brazilian tax considerations that may be applicable to any particular Non-Brazilian Holder.  You should consult your own tax advisor with respect to the personal tax consequences of the merger, which may vary for investors in different tax situations.  Despite the absence of specific provisions in Brazilian tax legislation with respect to the merger, Rio Han believes that the merger should not be subject to income tax pursuant to Brazilian Law.  Brazilian counsel believes that it is unlikely that the merger is deemed to be a taxable transaction under Brazilian law if the investor maintains as cost of acquisition of Rio Han’s shares the cost of acquisition of Embraer’s shares for Brazilian tax purposes.  However, the exercise of appraisal rights is a taxable transaction.

          Taxation on Gains—Merger.  The merger should not be subject to income tax pursuant to Brazilian law.  Brazilian counsel is of the opinion that the merger should not be a taxable event for Brazilian income tax purposes based on the fact that in the merger the shareholder only exchanges its shares, although there is a lack of authority on this matter.  Rio Han believes it is unlikely that the transaction should be subject to Brazilian tax, if the investor maintains as the cost of acquisition of Rio Han’s shares the same cost of acquisition of Embraer’s shares, for Brazilian tax purposes.  The merger provided for in the Brazilian Corporate Law is solely intended to transfer all of the net worth of one company - which company will be immediately extinguished - into another company that will succeed the merged company in all its rights and liabilities; therefore, there is no voluntary act by the shareholder.  Nevertheless, in case these arguments do not prevail, the transaction will be treated as a disposal of Embraer’s shares carried out off the Brazilian stock exchanges and, accordingly, subject to income tax in Brazil pursuant to the rules applicable to disposals of Rio Han’s shares, as described below (see “Taxation on Gains—Future Disposals of Rio Han’s Shares”).  Please note that, if the merger is subject to income tax and if the Brazilian tax authorities succeed upon a tax assessment regarding this matter, Rio Han would be responsible for withholding and collecting the capital gains tax, if any.  Notwithstanding this, Rio Han reserves the right to seek reimbursement of any amounts spent with respect to such assessment.

          Taxation on Gains—Exercise of Appraisal Rights.  Gains that may be realized through the exercise of appraisal rights would be subject to income tax in Brazil, following the rules applicable to disposals of Rio Han’s shares carried out off the Brazilian stock exchanges, as described below (see “—Taxation on Gains—Future Disposals of Rio Han’s Shares”).

          Taxation on Gains—Future Disposals of Rio Han’s Shares.  In case of future disposal of the common shares received upon the merger, eventual gains realized by Non-Brazilian Holder would be taxed in Brazil, as follows:

(i)          in case of disposal to another Non-Brazilian Holder, Brazilian income tax would apply at 15%, except in the case where the beneficiary is located in a tax haven jurisdiction (“Tax Haven Holder”)—i.e., a country or location that does not impose income tax or where the income tax rate is lower than 20% or where the local legislation imposes restrictions on disclosing the shareholding composition or the ownership of the investment—in which case the applicable rate would be 25%.  There may be arguments to challenge the imposition of the Brazilian income tax on this transaction.  Nevertheless, because the provision is very recent and has not been tested before Brazilian Courts, Rio Han may not predict whether this position will prevail in the future;

(ii)         in case of transactions carried out on the Brazilian stock exchanges by any Non-Brazilian Holder, the gains would be subject to income tax at a rate of 15%, except in case of an investor who entered the country (i.e., made its investments) under Resolution 2,689/00 of the National Monetary Council Regulations (“2,689 Non-Brazilian Holder”) and is not a Tax Haven Holder, in which the investor would benefit from a tax exemption and gains would not be subject to income tax in Brazil;

(iii)        in case of transactions carried out off the Brazilian stock exchanges by any Non-Brazilian Holder (including a 2,689/00 Non-Brazilian Holder), the applicable withholding tax rate would be 15%, except for all Tax Haven Holders, who would be subject to a 25% rate.

          Except for an investor considered to be a 2,689 Non-Brazilian Holder but not a Tax Haven Holder, as of January 1, 2005, a withholding income tax of 0.005% will be assessed on the sales price or other disposition value of shares sold or disposed of in transactions carried out on a Brazilian stock exchange.  The withholding tax can be offset against the 15% income tax due on the gains (as described on item (i) above) and must be withheld by one of the following entities:  (i) the agent receiving the sale or disposition order from the client; (ii) the stock exchange responsible for registering the transactions; or (iii) the entity responsible for the settlement and payment of the transactions.

          The current preferential treatment for 2,689 Non-Brazilian Holders, when applicable, may be extinguished in the future.

          Gain on the disposal of shares is measured by the difference between the amount in Brazilian currency realized on the sale or exchange and the acquisition cost of the shares sold.  If such acquisition cost is registered with the Central Bank of Brazil in foreign currency, there are arguments to sustain the position that no income tax is due on the exchange variation for the period of the investment.  Notwithstanding the above, there is uncertainty concerning the currency to be used for the purposes of calculating the cost of acquisition of shares registered with the Central Bank of Brazil, and, therefore, whether such arguments will prevail in Brazilian courts in the future.  This view has been supported by recent precedents issued by Brazilian administrative courts.  However, tax authorities are not bound by these precedents and, accordingly, may continue to assess taxpayers who adopt this line of interpretation.

          Shareholders’ Compensation.  Taxation of dividends and interest on capital of Rio Han shareholders will be the same as was applicable to Embraer’s shareholders.

          (A) Taxation of Dividends.  Dividends paid by Rio Han in cash or in kind from profits generated on or after January 1, 1996 to a Non-Brazilian Holder in respect of its common shares will not be subject to Brazilian withholding tax.  As Rio Han has been recently incorporated, it has not yet generated any profits.

          (B) Distributions of Interest on Capital.  Brazilian corporations may make payments to shareholders characterized as interest on capital as an alternative to making dividend distributions.  The rate of interest may not be higher than the federal government’s long-term interest rate, or the TJLP, as determined by the Central Bank from time to time.  The total amount distributed as interest on capital may not exceed the greater of (i) 50% of net income (after the deduction of the provision for social contribution on net profits but before taking the distribution and any deductions for corporate income tax) for the year in respect of which the payment is made or (ii) 50% of retained earnings for the year prior to the year in respect of which the payment is made.  Payments of interest on capital are approved by the shareholders on the basis of recommendations of the company’s board of directors.  In accordance with the bylaws to be adopted after the approval of the merger, Rio Han’s Board of Directors will approve the payment of interest on capital, subject to ratification at the shareholders’ meeting.

          Distributions of interest on capital paid to Brazilian and non-Brazilian holders of common shares are deductible by Rio Han for Brazilian corporate tax purposes, as long as the limits described above are observed.  Payments to Non-Brazilian Holders are subject to Brazilian withholding income tax at the rate of 15% or 25% for Tax Haven Holders.

          Amounts paid as interest on capital (net of applicable withholding tax) may be treated as payments in respect of the dividends Rio Han is obligated to distribute to its shareholders in accordance with its bylaws (estatutos) and the Brazilian Corporate Law.  Distributions of interest on capital in respect of the common shares may be converted into U.S. dollars and remitted outside of Brazil, subject to applicable exchange controls.

          No assurance can be given that the Board of Directors of Rio Han will recommend that future distributions of profits will be made by means of interest on capital.  Whether the Board of Directors of Rio Han will recommend the distribution of profits by means of interest on capital or dividends will depend on Rio Han’s tax position and corporate/tax legislation in force on the date of the recommendations.

          Other Brazilian Taxes.  The merger will not trigger to the Non-Brazilian Holder any Brazilian inheritance, gift or succession taxes (Imposto sobre transmissão causa mortis e doações - ITCMD) or Contribution on Financial Transfers (Contribuição Provisória sobre Movimentação Financeira- CPMF) or Tax on Financial Transactions (Imposto sobre Operações Financeiras- IOF), except in the case of exercise of appraisal rights, in which case CPMF may apply.  Some Brazilian states impose ITCMD on gifts or bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such states.

          Law No. 8,894, dated as of June 21, 1994, created the IOF, which may be imposed on any transaction involving bonds and securities, even if the transaction includes Brazilian stock, futures or commodities exchanges, as well as exchange currency transactions.  The rate of IOF with respect to transactions involving shares is currently zero, although the executive branch may increase the rate up to 1.5% per day of the terms of the securities, but only with respect to future transactions.  The current applicable rate for almost all foreign currency exchange transactions is also zero.  Notwithstanding this, the Ministry of Finance may increase the rate at any time, up to 25%.  However, it may only do so with respect to future transactions.

          CPMF is a tax imposed on bank account debits at a rate of 0.38%.  Constitutional Amendment No. 42/2003 approved the continued imposition of the CPMF tax until December 31, 2007.  The burden of the CPMF tax is borne by the holder of the bank account (in this case, Embraer) and the responsibility for the CPMF tax collection is of the financial institution that carries out the relevant financial transaction.

Material United States Federal Income Tax Considerations

          The following discussion, subject to the limitations and conditions set forth herein, describes the material U.S. federal income tax considerations to U.S. Holders (as defined below) in exchanging Embraer common shares, preferred shares or ADSs for Rio Han common shares or ADSs pursuant to the proposed merger and to U.S. Holders in owning Rio Han common shares and ADSs following the merger.  The discussion is only applicable to U.S. Holders that hold common shares, preferred shares or ADSs of Embraer and that will hold common shares or ADSs of Rio Han received as a result of the merger as capital assets (generally for investment purposes).  This discussion does not address all aspects of U.S. federal income taxation that may be applicable to a U.S. Holder subject to special treatment under U.S. federal income tax law (including, but not limited to, banks, tax-exempt organizations, insurance companies and dealers in securities or foreign currency, partnerships or other pass-through entities, holders who have a functional currency other than the U.S. dollar, holders that hold Embraer common shares, preferred shares or ADSs, or that will hold Rio Han common shares or ADSs, as part of a hedge, straddle or conversion transaction, holders that own, directly, indirectly, or constructively, 10% or more of the total combined voting power of the stock in Embraer or Rio Han and holders who acquired shares pursuant to the exercise of an employee stock option or otherwise as compensation).

          In addition, there is no discussion of state, local or non-U.S. tax consequences of the exchange of ADSs or shares pursuant to the merger or ownership of Rio Han common shares or ADSs.  The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, rulings and other pronouncements of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof.  Such authorities may be repealed, revoked or modified (with possible retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

          Shareholders are urged to consult their own independent tax advisors concerning the U.S. federal tax consequences of the ADS or share exchange pursuant to the proposed merger and the ownership of Rio Han common shares and ADSs in light of their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

          As used herein, the term “U.S. Holder” means a beneficial holder of Embraer common shares, Embraer preferred shares or ADSs representing Embraer preferred shares (and, after the proposed merger, Rio Han common shares or ADSs representing Rio Han common shares) that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

          If a partnership holds Embraer common shares, preferred shares or ADSs or following the proposed merger common shares or ADSs of Rio Han, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A U.S. Holder that is a partner of a partnership holding such common shares, preferred shares or ADSs is urged to consult its tax advisors regarding the tax consequences of the proposed merger and the ownership of Rio Han common shares or ADSs.

          In general, for U.S. federal income tax purposes, a U.S. Holder who is a beneficial owner of an ADS will be treated as the owner of the underlying shares that are represented by such ADS.  Deposits or withdrawals of underlying shares by U.S. Holders for ADSs will not be subject to U.S. federal income tax.

The Proposed Merger

          Consequences of the Proposed Merger

          Shearman & Sterling LLP, U.S. tax counsel to Rio Han and Embraer, is providing an opinion that the proposed merger and exchange of shares pursuant thereto should qualify as one or more tax-free “reorganizations” within the meaning of Section 368(a) of the Code.  This opinion is based in part on customary representations and on the assumptions stated to or referred to therein, including the accuracy of the representations made to such tax counsel by Rio Han and Embraer and no adverse change in U.S. federal income tax law.  If any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. tax consequences of the proposed share exchange and merger could be adversely affected.  The determination by U.S. tax counsel as to whether the proposed exchange and merger qualify for reorganization treatment for purposes of Section 368(a) of the Code depends upon the facts and law existing at the effective time of the merger.  In addition, the opinion of U.S. tax counsel is not binding on the IRS or on the United States courts.

          You should also be aware that there are no administrative or judicial precedents directly addressing the circumstances of the proposed merger and exchange of shares and that no advance U.S. federal income tax ruling has been (or will be) sought from the IRS regarding the tax consequences of the transactions described herein.  Consequently, there is no assurance that the IRS or the United States courts will agree with the analysis set forth herein.  If the proposed merger and exchange of shares pursuant thereto do not qualify as a tax-free reorganization, the exchange of Embraer common shares, preferred shares or ADSs for Rio Han common shares or ADSs will be taxable to U.S. Holders.

          The following discussion assumes that the proposed merger and share exchange qualifies for reorganization treatment, and is subject to the discussion under “—Ownership of Rio Han Common Shares and ADSs—Passive Foreign Investment Company Rules and Embraer” below.

          No gain or loss will be recognized by a U.S. Holder of Embraer common shares, preferred shares or ADSs  upon such U.S. Holder’s receipt solely of Rio Han common shares or ADSs in exchange for Embraer common shares, preferred shares or ADSs pursuant to the proposed merger.  The aggregate tax basis of Rio Han common shares or ADSs received by each U.S. Holder in the proposed merger will be the same as the aggregate tax basis of the Embraer common shares, preferred shares or ADSs surrendered by such U.S. Holder in exchange therefor.  The holding period of Rio Han common shares or ADSs received by each U.S. Holder in the proposed merger will include the period for which the Embraer common shares, preferred shares or ADSs surrendered in exchange therefor were considered to be held.

          Passive Foreign Investment Company Rules and Embraer

          Notwithstanding the foregoing, under proposed Treasury Regulations, if Embraer was a Passive Foreign Investment Company (“PFIC”) during a year when a U.S. Holder held Embraer shares, the exchange of Embraer common shares, preferred shares or ADSs for Rio Han common shares or ADSs by such holder could be treated as a taxable exchange to such U.S. Holder owning such shares or ADSs when Embraer was a PFIC, unless one of the limited exceptions set forth in the proposed Treasury Regulations applies to the proposed merger and share exchange.  As discussed further below, however, Embraer does not believe that it has been a PFIC and further believes that it will not be a PFIC for the current tax year.

          Reporting Requirements

          With respect to the Rio Han common shares or ADSs you receive as a result of the proposed merger and exchange of shares, you will be required to retain records pertaining to the merger and exchange of shares.  Under Treasury Regulations, you also are required to file with your United States federal income tax return for the tax year in which the proposed merger occurs, a reorganization information statement setting forth certain facts relating to the merger and share exchange.  You are urged to consult your own tax advisor concerning this requirement.

          Shareholder Appraisal Rights

          U.S. Holders of Embraer common shares who exercise their appraisal rights will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in exchange for their Embraer common shares and the adjusted tax basis of such U.S. Holder in such Embraer common shares.  Such gain or loss should be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder has held the Embraer common shares for more than one year as of the date of the exchange.

          U.S. Holders of Embraer’s preferred shares or ADSs will not be entitled to appraisal rights.  A U.S. Holder of ADSs that chooses not to participate in the merger and instead surrenders its ADSs for cancellation and receives the underlying Embraer preferred shares will not be taxable on the receipt of such preferred shares.  A subsequent sale of the preferred shares for cash will generally be taxable as described for a U.S. Holder exercising appraisal rights.

          Any gain or loss recognized by a U.S. Holder will generally be gain or loss from U.S. sources for U.S. foreign tax credit purposes.  Consequently, if a Brazilian withholding tax or capital gains tax is imposed pursuant to the exercise of a U.S. Holder’s appraisal rights, or pursuant to a sale of Embraer preferred shares or ADSs, U.S. Holders who do not have significant foreign source income might not be able to derive effective U.S. foreign tax credit benefit in respect of such Brazilian withholding tax or capital gains tax.  The rules relating to foreign tax credits, including the amount of foreign income taxes that may be claimed as a credit in any given year, are complex and subject to limitations.  You are urged to consult your own tax advisor regarding the application of the foreign tax credit rules to your particular circumstances.

          Backup Withholding

          In general, cash payments received by U.S. Holders from the sale of Embraer shares for cash paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder may be subject to backup withholding at a current maximum rate of 28%, unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS.

Ownership of Rio Han Common Shares or ADSs

          Distributions on Rio Han Common Shares or ADSs

          Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distributions (including distributions of notional interest charges attributed to shareholders’ equity) paid to U.S. Holders of Rio Han common shares or ADSs (including Brazilian withholding taxes imposed on such distribution) will be treated as a dividend under Section 301 of the Code, to the extent paid out of current or accumulated earnings and profits of Rio Han and its predecessor as determined under U.S. federal income tax principles.  Such a dividend will be includable in the gross income of a U.S. Holder as ordinary income on the date received by the U.S. Holder.  To the extent that the amount of any distribution exceeds Rio Han’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Rio Han common shares or ADSs, and thereafter as capital gain.

          As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes under Section 316 of the Code.

          Dividends paid by Rio Han will not be eligible for the dividends received deduction allowed to corporations under the Code.

          The amount of any dividend paid in reais will equal the U.S. dollar value of the reais calculated by reference to the exchange rate in effect on the date the dividend is received by the U.S. Holder regardless of whether the reais are converted into U.S. dollars.  If the reais received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the reais equal to its U.S. dollar value on the date of receipt.  Any gain or loss realized on a subsequent conversion or other disposition of the reais will be treated as U.S. source ordinary income or loss for U.S. federal income tax purposes.

          Pursuant to Section 901 of the Code, a U.S. Holder will be entitled, subject to a number of complex limitations and conditions (including those discussed in Section 904 of the Code), to claim a U.S. foreign tax credit in respect of any Brazilian withholding taxes imposed on dividends received on Rio Han’s common shares or ADSs.  U.S. Holders who do not elect to claim a credit for foreign taxes may instead claim a deduction in respect of such Brazilian withholding taxes (in accordance with Sections 164 and 275 of the Code).  Dividends received with respect to the common shares or ADSs will be treated as foreign source income for U.S. federal income tax purposes, subject to various classifications and other limitations.  The rules relating to computing foreign tax credits are complex, and U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits with respect to any Brazilian withholding taxes in regards of dividends paid on Rio Han’s common shares or ADSs.

          Distributions of additional common shares to U.S. Holders with respect to their common shares or ADSs that are made as part of a pro rata distribution to all shareholders of Rio Han generally will not be subject to U.S. federal income tax.

          Subject to certain exceptions for short-term and hedged positions, the amount of dividends received by certain U.S. holders (including individuals) prior to January 1, 2009 with respect to the Rio Han common shares or ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.”  Dividends paid on the Rio Han common shares or ADSs will be treated as qualified dividend income if (i) the Rio Han common shares or ADSs are readily tradable on an established securities market in the United States and (ii) neither Embraer nor Rio Han was in the year prior to the year in which the dividend was paid, and is not in the year in which the dividend is paid, a PFIC.  Under current guidance issued by the IRS, the ADSs of Rio Han should qualify as readily tradable on an established securities market in the United States so long as they are listed on the NYSE, but no assurances can be given that the Rio Han ADSs will be or remain readily tradable under future guidance.  In the case of Rio Han common shares held directly by U.S. Holders and not underlying an ADS, it is not clear whether dividends paid with respect to such shares will represent “qualified dividend income.”  U.S. Holders holding Rio Han common shares directly and not through an ADS are urged to consult their own tax advisors.

          Based on its audited financial statements as well as relevant market and shareholder data, Embraer does not believe that it was a PFIC for United States federal income tax purposes with respect to its 2005 taxable year.  In addition, based on each of Embraer’s and Rio Han’s audited or projected financial statements and current expectations regarding the value and nature of each company’s assets, the sources and nature of each company’s income, and relevant market and shareholder data, neither Embraer nor Rio Han anticipate becoming a PFIC for either company’s 2006 taxable year.  However, because these determinations are based on the nature of each company’s income and assets from time to time, involve the application of complex tax rules, and since neither company’s view is binding on the courts or the IRS, no assurances can be provided that either Embraer or Rio Han will not be considered a PFIC for the current, or any past or future tax year.  Certain potential application of the PFIC rules is further discussed below.

          The U.S. Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs and intermediaries though whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends.  Because such procedures have not yet been issued, it is not clear whether Rio Han will be able to comply with them.  Holders of Rio Han common shares and ADSs should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

          Sale, Exchange or Other Taxable Disposition of Rio Han Common Shares or ADSs

          Subject to the discussion below under “—Passive Foreign Investment Company Rules” for U.S. federal income tax purposes, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of Rio Han common shares or ADSs in an amount equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s adjusted tax basis (determined in United States dollars) in the Rio Han common shares or ADSs.  Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the common shares or ADSs have a holding period of more than one year.  Certain U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains.  The deductibility of capital losses is subject to limitations under the Code.

          Any gain or loss recognized by a U.S. Holder will generally be treated as U.S. source gain or loss for U.S. federal income tax purposes.  Consequently, and as discussed under “—Shareholder Appraisal Rights” on page 106 of this prospectus, a U.S. Holder may not be able to use any foreign tax credits arising from any Brazilian withholding tax imposed on the sale, exchange or other taxable disposition of Rio Han common shares or ADSs unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

          Passive Foreign Investment Company Rules

          If, during any taxable year of a non-U.S. corporation, 75% or more of the corporation’s gross income consists of certain types of “passive” income, or the average value during a taxable year of the “passive assets” of the corporation (generally assets that generate passive income) is 50% or more of the average value of all the corporation’s assets, the corporation will be treated as a PFIC under U.S. federal income tax law.  If a corporation is treated as a PFIC, a U.S. Holder may be subject to increased tax liability upon the sale of its stock, or upon the receipt of certain dividends, unless such U.S. Holder makes an election to be taxed currently on its pro rata portion of the corporation’s income, whether or not such income is distributed in the form of dividends, or otherwise makes a “mark-to-market” election with respect to the corporation’s stock as permitted by the Code.  In addition, as discussed above, a U.S. Holder would not be entitled to (if otherwise eligible for) the preferential reduced rate of tax payable on certain dividend income.  As stated above, although no assurances can be given, based on Embraer’s and Rio Han’s operations, projections and business plans and the other items discussed above, neither Embraer nor Rio Han believe that it was or currently is a PFIC, and does not expect to become a PFIC for its 2006 taxable year.

          Any U.S. Holder who owns common shares or ADSs during any taxable year that Rio Han is a PFIC would be required to file IRS Form 8621.  U.S. Holders are urged to consult their own tax advisors regarding the potential application of the PFIC rules to the common shares or ADSs and the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should Rio Han be considered a PFIC for any taxable year.

          Backup Withholding

          In general, dividends on common shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of common shares or ADSs, paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder may be subject to backup withholding at a current maximum rate of 28% unless the holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a refund or a credit against the U.S. Holder’s U.S. federal income tax liability provided the required information is provided to the IRS.

MANAGEMENT OF RIO HAN BEFORE AND AFTER THE PROPOSED
RESTRUCTURING AND MERGER

          Rio Han is currently managed by two executive officers, Mr. Vitor Sarquis Hallack and Mr. Carlos Alberto Cardoso Moreira, both executive officers without specific title, currently serving a term that will expire at the next general meeting of Rio Han shareholders.  Additional officers of Rio Han may be elected by its shareholders prior to the proposed restructuring and merger.

          Pursuant to Rio Han’s proposed bylaws, after the implementation of the proposed restructuring and merger, Rio Han will be managed by a Board of Directors composed of 11 members and a board of officers with a minimum of four and a maximum of 11 members, one of which shall be the CEO of Rio Han, who will participate in meetings of the Board of Directors, but may not vote in respect of any resolution of the Board of Directors.  Rio Han will have a permanent Conselho Fiscal, which will be composed of five members and an equal number of alternates.

Board of Directors

          Rio Han’s Board of Directors will ordinarily meet four times a year and extraordinarily when called by the Chairman or by the majority of members of the board.  The Board of Directors will have responsibility, among other things, for establishing Rio Han’s general business policies and for electing its executive officers and supervising their management.

          Rio Han’s proposed bylaws contain a temporary provision, which will become effective immediately before approval of the proposed restructuring and merger, specifying that Rio Han’s Board of Directors appointed on the date of approval of the Rio Han proposed bylaws at the general meeting of Rio Han shareholders to approve of the proposed merger will hold office for three years, expiring at the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements of Rio Han for the fiscal year ended December 31, 2008, or the transition Board of Directors.

          The transition Board of Directors will be composed of 11 members, of whom:  (i) one will be Mr. Maurício Novis Botelho, the current president and CEO of Embraer, who will be appointed as Chairman of the transition Board of Directors of Rio Han until the annual general meeting of Rio Han shareholders in 2009; (ii) one will be appointed by the Brazilian Government; (iii) two will be appointed by Embraer’s employees; (iv) one will be appointed by each of Cia. Bozano, PREVI and SISTEL; and (v) the remaining four will be independent board members, who will be appointed by Cia. Bozano, PREVI and SISTEL, as a group.

          Beginning after the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements of Rio Han for the fiscal year ended December 31, 2008, Rio Han’s Board of Directors will be appointed for two-year terms by Rio Han’s shareholders.  Rio Han’s proposed bylaws will contain certain rules and procedures regarding the nomination and election of board members, as well as limitations on the maximum number of votes attributed to each shareholder (including Embraer’s current controlling shareholders) or group of shareholders to certain thresholds.  See “Description of Rio Han’s Capital Stock” beginning on page 117 of this prospectus for further information regarding the nomination procedures and limitations on voting rights.

          Rio Han’s current controlling shareholders shall no longer have the right to permanent seats on Rio Han’s Board of Directors.  Beginning after the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements of Rio Han for the fiscal year ended December 31, 2008, there will be only three permanent members on Rio Han’s Board of Directors:  (i) one to be appointed by the Brazilian Government, as holder of the Golden Share, and (ii) two to be appointed by the company’s employees.  The remaining eight directors will be elected in accordance with the slate voting and cumulative voting rules contained in the bylaws.  See “Description of Rio Han’s Capital Stock—Election of Board of Directors” beginning on page 126 of this prospectus for a detailed description of the rules and procedures regarding the nomination and election of Rio Han’s board members.  The Brazilian Corporate Law requires each director to hold at least one Rio Han share.  There is no mandatory retirement age for Rio Han’s directors.

          Under the rules of the Novo Mercado, the members of the Rio Han Board of Directors will agree to comply with the Novo Mercado Regulations and to the rules of the BOVESPA Arbitration Chamber before taking office and for such purpose will execute a Term of Agreement of Management(Termo de Anvência dos Administradores).

Executive Officers

          Rio Han is currently managed by two executive officers, Mr. Vitor Sarquis Hallack and Mr. Carlos Alberto Cardoso Moreira, both executive officers without specific title, currently serving a term that will expire at the next general meeting of Rio Han shareholders.  Rio Han’s executive officers are responsible for the day-to-day management of the company.  The executive officers have individual responsibilities established by Rio Han’s bylaws and the Brazilian Corporate Law.  The business address of each of Rio Han’s executive officers is the address of its principal executive offices.  The current executive officers of Rio Han have been elected by the shareholders and may be removed by the shareholders before the expiration of their term.  Additional officers of Rio Han may be elected by its shareholders prior to the proposed restructuring and merger.

          After the implementation of the proposed restructuring and merger, Rio Han’s board of officers will be composed of the current executive officers of Embraer, each (other than the CEO) with a term of office until the meeting of Rio Han’s Board of Directors to be held following the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements of Rio Han for the fiscal year ended December 31, 2008.  After the 2009 annual general meeting of Rio Han shareholders, the terms of office for members of Rio Han’s Board of Directors and for its executive officers will be made a unified two years, reelection being allowed.

          Until the annual general meeting of Rio Han shareholders to be held in 2009, a majority vote of the members of Rio Han’s Board of Directors will be necessary to remove an officer.  After the annual general meeting of Rio Han shareholders, a vote of at least seven members of Rio Han’s Board of Directors will be necessary to remove an officer.

          As a transition measure, the current President and CEO of Embraer will become Rio Han’s President and CEO, who will concurrently hold the office of Chairman of Rio Han’s Board of Directors until the end of the original term of office of Embraer’s board of officers in 2007, when he will resign from his position as CEO of Rio Han.  At that time, a new CEO will be elected by Rio Han’s Board of Directors and the proposed Rio Han bylaws expressly forbid any executive officer from also serving at the same time as a director of Rio Han. Rio Han’s proposed bylaws contain a provision that the CEO of Rio Han will participate in meetings of the Board of Directors, but may not vote in respect of resolutions of the Board of Directors.

          After the 2007 annual general meeting of Rio Han shareholders, no person may simultaneously serve as a member of Rio Han’s Board of Directors and as an executive officer of Rio Han.

          Under the rules of the Novo Mercado, the Rio Han executive officers must agree to comply with the Novo Mercado Regulations and to the rules of the BOVESPA Arbitration Chamber before taking office and for such purpose will execute a Term of Agreement of Management (Termo de Anvência dos Administradores).

          Current Officers of Rio Han—Before the Merger

          Set forth below are the names, ages, positions and brief biographical descriptions of Rio Han’s executive officers at January 31, 2006:

Name	Age	Position	Year First Elected

Vitor Sarquis Hallack	52	Executive Director	2006
Carlos Alberto Cardoso Moreira	45	Executive Director	2006

          Vitor Sarquis Hallack.  Mr. Hallack has been with the Bozano Group since 1993.  He is an executive officer of Cia. Bozano and a board member and an executive officer of Bozano Holdings Ltd.  From April 1998 to May 2000, he was an executive officer of Banco Bozano Simonsen S.A.  Prior to joining Cia. Bozano, Mr. Hallack was the officer in charge of new business development and chief financial officer of Companhia Vale do Rio Doce—CVRD, a mining company, from December 1990 to March 1993.  Mr. Hallack is a representative of Cia. Bozano, and his business address is Rua Visconde de Ouro Preto, 5, 10th floor, 22250-180 Rio de Janeiro, RJ, Brazil.

          Carlos Alberto Cardoso Moreira.  Mr. Moreira has been an Executive Officer of Investments and Financing at SISTEL since June 2000.  He served as Officer of Institutional Clients for Banco BMC S/A in São Paulo from June 1992 to November 1999 and as Resident Vice President of Citibank, N.A. in São Paulo from May 1988 to May 1992.  In addition, Mr. Moreira is a member of the board of directors of the World Trade Center/SP Enterprise, a real estate company, and a member of the board of directors of Companhia Paulista de Força e Luz - CPFL, a utility company.  Mr. Moreira is a representative of SISTEL, and his business address is SEP Sul, Quadra 702/902 – Conj. B, Bloco A, Ed. Gal. Alencastro, 2nd floor, 70390-025 Brasília, DF, Brazil.

          Officers of Rio Han—After the Merger

          Set forth below are the names, ages, positions and brief biographical descriptions of the executive officers of Embraer at January 31, 2006 who will become executive officers of Rio Han after the restructuring and merger:

Name	Age	Position

Maurício Novis Botelho	63	President and CEO
Antonio Luiz Pizarro Manso	61	Executive Vice-President Corporate and Chief Financial Officer
Satoshi Yokota	64	Executive Vice-President—Development and Industry
Frederico Pinheiro Fleury Curado	44	Executive Vice-President—Civil Aircraft
Luiz Carlos Siqueira Aguiar	42	Executive Vice-President—Defense Market
Horácio Aragonés Forjaz	54	Executive Vice-President—Corporate Communications
Artur Aparecido V. Coutinho	57	Executive Vice-President—Procurement and Industrial Operations

          Maurício Novis Botelho.  Mr. Botelho has been President and CEO of Embraer since September 1995, as well as an executive officer and/or chairman of the board of several of Embraer’s subsidiaries.  Prior to joining Embraer, Mr. Botelho served as CEO of OTL - Odebrecht Automação & Telecomunicações Ltda., also known as OTL and later named Stelar Telecom, a telecommunications company, from 1988 to 1995.  He also served as CEO of CMW Equipamentos S.A., or CMW, an industrial automation company, from 1985 to 1995.  He was also the CEO of STL - Engenharia de Sistemas Ltda., also known as STL, a project engineering company, from 1985 to 1995, a partner in Soluções Integradas PROLAN Ltda., also known as PROLAN, a corporate network company, from 1994 to 1995, and executive vice-president of TENENGE - Técnica Nacional de Engenharia Ltda., or TENENGE, a construction company, during 1992.  During 1995, Mr. Botelho was an executive officer of Cia. Bozano.  Mr. Botelho is also a board member of Embraer under Embraer’s bylaws, which provide that its CEO is automatically a member of the Board of Directors, and his business address is the address of Embraer’s principal executive offices.

          Antonio Luiz Pizarro Manso.  Mr. Manso has been Executive Vice-President Corporate since 2001, and Chief Financial Officer of Embraer since 1995.  Mr. Manso is also a director and/or president of several of Embraer’s subsidiaries.  Prior to joining Embraer, Mr. Manso was the administrative and financial officer of STL from 1986 to 1995 and of CMW from 1986 to 1995 and served as a member of the board of directors of CMW during 1995.  He was also the chief financial officer of OTL from 1989 to 1995, the financial officer of TENENGE during 1992 and the chief financial officer of PROLAN from 1994 to 1995.

          Satoshi Yokota.  Prior to becoming Executive Vice-President—Development and Industry of Embraer in 1997, Mr. Yokota held several other positions at Embraer, including Programs and Commercial Contracts Officer during 1995 and 1996 and Programs Officer from 1992 to 1995.  Mr. Yokota is also the chairman of the board of directors of ELEB, one of Embraer’s subsidiaries.

          Frederico Pinheiro Fleury Curado.  Prior to becoming Executive Vice-President—Civil Aircraft of Embraer in 1998, Mr. Curado was Embraer’s Executive Vice-President—Planning and Organizational Development from 1997 to August 1998.  Prior to that, he held several different positions at Embraer in the areas of manufacturing, procurement, information technology, contracts and sales.  Mr. Curado is also a director and/or secretary of several of Embraer’s subsidiaries.

          Luiz Carlos Siqueira Aguiar.  Mr. Aguiar has been an executive officer of PREVI since February 2003.  From August 2000 to February 2003, he was an officer of Banco do Brasil.  He also served as Deputy Manager of Banco do Brasil in New York from February 1997 to August 2000.  He was previously a member of the board of directors of Seguradora Brasileira de Crédito a Exportação, a Brazilian trade finance insurance company, from May 2001 to February 2003.  Since April 2003 and July 2003, respectively, he has served as Deputy Chairman of the board of directors of Companhia Paulista de Força e Luz - CPFL, a utility company, and as a member of the Financing Committee of Companhia Vale do Rio Doce - CVRD, a mining company.  Mr. Aguiar was elected as a board member and Chairman of the board in April 2004, as a representative of PREVI.  In December 2005, Mr. Aguiar resigned from the Board of Directors and was appointed Embraer’s Executive Vice President for the Defense Market.

          Horácio Aragonés Forjaz.  Prior to becoming Executive Vice-President—Corporate Communications of Embraer in 2001, Mr. Forjaz was Executive Vice-President—Planning and Organizational Development of Embraer from 1998 to 2001, and prior to 1998, he was Embraer’s engineering officer.  From 1995 to 1997, Mr. Forjaz was the operational director of Compsis—Computadores e Sistemas Ltda., a systems engineering and software company, and from 1975 to 1995, he held several different positions at Embraer in the areas of engineering and systems design.

          Artur Aparecido V. Coutinho.  Prior to becoming Executive Vice-President—Procurement and Industrial Operations in 2005, Mr. Coutinho was Embraer’s Vice-President responsible for marketing, sales and customer support activities in North America from January 2003 to March 2005.  From February 2000 to December 2002, he was Vice-President—Customer Service.  Prior to that, Mr. Coutinho held several different positions at Embraer in the areas of marketing, training and quality control.

Audit Board (Conselho Fiscal)

          Rio Han does not currently have a Conselho Fiscal, or audit board, but will establish one upon the approval of Rio Han’s proposed bylaws.

          Under the Brazilian Corporate Law, the Conselho Fiscal is a corporate body independent of management and a company’s external auditors.  A Conselho Fiscal has not typically been equivalent to or comparable with a U.S. audit committee; the Conselho’s primary responsibility has been to monitor management’s activities, review the financial statements, and report its findings to the shareholders.  However, pursuant to an exemption under the new SEC rules regarding the audit committees of listed companies, a foreign private issuer is not required to have a separate audit committee composed of independent directors if it has an audit board established and selected pursuant to home country legal or listing provisions expressly requiring or permitting such a board and such board meets certain requirements.  Pursuant to this exemption, after the proposed restructuring and merger, Rio Han’s Conselho Fiscal will be able to exercise the required duties and responsibilities of a U.S. audit committee to the extent permissible under Brazilian Corporate Law.  To comply with the rules and regulations of the SEC, the audit board must meet the following standards:  it must be separate from the Board of Directors, its members must not be elected by management, no executive officer may be a member, and Brazilian law must set forth standards for the independence of the members.  In addition, in order to qualify for the exemption, the audit board must, to the extent permitted by Brazilian law:

•

be responsible for the appointment, retention, compensation and oversight of the external auditors (including the resolution of disagreements between management and the external auditors regarding financial reporting);

•

be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties; and

•	receive appropriate funding from the company for payment of compensation to the external auditors, for any advisors and ordinary administrative expenses.

          As a foreign private issuer that will become subject to the SEC regulations, Rio Han has decided to establish its Conselho Fiscal to comply with the exemption requirements.  The new regulations regarding Rio Han’s Conselho Fiscal will become effective at the time of approval of Rio Han’s proposed bylaws, which will be at the general meeting of Rio Han shareholders to approve the merger.   Rio Han’s proposed bylaws set forth certain additional responsibilities of the Conselho Fiscal.  The Conselho Fiscal and the Board of Directors will also adopt an additional charter that delegates to the Conselho Fiscal the duties and responsibilities of a U.S audit committee to the extent permitted under the Brazilian Corporate Law.  Because the Brazilian Corporate Law does not permit the Board of Directors to delegate responsibility for the appointment, retention and compensation of the external auditors and does not provide the board or the Conselho Fiscal with the authority to resolve disagreements between management and the external auditors regarding financial reporting, the Conselho Fiscal cannot fulfill these functions.  Therefore, in addition to its oversight responsibilities, the Conselho Fiscal may only make recommendations to the Board of Directors with respect to the appointment, retention and compensation of the external auditors, and with regard to resolution of disagreements between management and the external auditors, the Conselho Fiscal may only make recommendations to management and the Board of Directors.

          Under the Brazilian Corporate Law, the Conselho Fiscal may not contain members who are members of the Board of Directors or the executive committee, or who are employees of Rio Han or employees of a controlled company or of a company of this group, or a spouse or relative of any member of Rio Han’s management.  In addition, the Brazilian Corporate Law requires that Conselho Fiscal members receive a remuneration of at least 10% of the average amount paid to each executive officer.  The Brazilian Corporate Law requires a Conselho Fiscal to be composed of a minimum of three and a maximum of five members and their respective alternates.  Under the rules of the Novo Mercado, the members of the Conselho Fiscal shall agree to comply with the Novo Mercado Regulations and to the rules of the BOVESPA Arbitration Chamber before taking office and for such purpose will execute a Term of Agreement of Management (Termo de Anvência dos Administradores).

          After the proposed restructuring and merger, Rio Han’s Conselho Fiscal will be composed of five members who will be elected at the annual general meeting of Rio Han shareholders, with terms lasting until the next annual shareholders’ meeting after their election.  Under the Brazilian Corporate Law, in the event a company acquires control of Rio Han, minority shareholders that in the aggregate hold at least 10% of the voting shares also have the right to elect separately one member of the Conselho Fiscal.

          Set forth below are the names, ages and positions of the members of Embraer’s Conselho Fiscal (and their respective alternates) at January 31, 2006, that management of Embraer expects will be appointed to Rio Han’s Conselho Fiscal at the general meeting of Rio Han shareholders to approve the merger.

Name	Age	Position	Year First Elected

Jorge Khalil Miski	45	Effective member	2004
Maria da Salete Medeiros	56	Alternate	2005
Geraldo Humberto de Araujo (1)	53	Effective member	2004
Tarcísio Luiz Silva Fontenele(1)	42	Alternate	2001
José Mauro Laxe Vilela(2)	57	Effective member	2003
Alberto Carlos Monteiro dos Anjos(2)	42	Alternate	2003
Taiki Hirashima	64	Effective member	2004
Guillermo Oscar Braunbeck	32	Alternate	2005
Celene Carvalho de Jesus(3)	49	Effective member	2003
Herbert Veneziano Oliveira (3)	54	Alternate	2005

(1)	Employed by SISTEL.
(2)	Employed by Cia. Bozano.
(3)	Employed by PREVI.

Executive Committee

          Rio Han’s proposed bylaws sets forth that, after the proposed restructuring and merger, its Board of Directors will be advised by an executive committee with a term of office of two years, reelection being permitted.  The members of the executive committee and their alternates will be elected by the Board of Directors.

Compensation of Directors and Executive Officers

          In September 2005, at the time of its formation, Rio Han approved an annual global remuneration of R$1,000.00 to be paid to the members of its management in 2005.  As of the date of this prospectus, Rio Han has not yet made any payments to its executive officers.

          The aggregate compensation (including benefits in kind granted) that Rio Han will pay in 2006 to members of the Board of Directors, Conselho Fiscal and the executive officers for services in all capacities and the amount that Rio Han will set aside for the payment of pension benefits to its executive officers will be determined at the general meeting of Rio Han shareholders to approve the merger.  The members of Rio Han’s Board of Directors and Conselho Fiscal will not receive any pension benefits.

          At the annual general meeting of Embraer shareholders held on April 18, 2005, Embraer’s shareholders approved an annual global remuneration of R$39 million to be paid to the members of the Board of Directors, Conselho Fiscal and the executive officers for services in all capacities.

          At January 19, 2006, none of Rio Han’s executive officers had any financial or other interests in any transaction involving Rio Han that was not in the ordinary course of its business.  The current officers of Rio Han are also officers of Rio Han’s controlling shareholders, which will be receiving Rio Han common shares as a result of the proposed restructuring and merger.

Contracts Between Rio Han and its Directors and Officers

          None of Rio Han’s current officers is party to an employment contract providing for benefits upon termination of employment or a party to any material contract with Rio Han.  All Embraer’s current executive officers that will become Rio Han’s executive officers after the proposed restructuring and merger are party to an employment agreement setting forth the rights and obligations of the executive officers.  None of these employment agreements provide for benefits upon termination of employment.  Rio Han does not expect to execute any such agreements providing for benefits upon termination of employment with its directors to take office as a result of the proposed restructuring and merger.

Share Ownership of Directors and Executive Officers

          At February 20, 2006, the directors and executive officers of Embraer owned, in the aggregate, 18  Embraer common shares and 2,417,681 Embraer preferred shares representing approximately 0.22 % of Embraer’s total capital stock, which will be exchanged for Rio Han common shares as a result of the proposed restructuring and merger.

Stock Option Plan

          After the proposed restructuring and merger, Rio Han will adopt the Embraer stock option plan that is currently in force.  The stock option plan will be for Rio Han’s management and employees, including those of its subsidiaries, subject to restrictions based on continuous employment with Embraer and subsequently with Rio Han for at least two years.  The five-year term for the granting of options under the plan expired on May 31, 2003.

          Under the terms of the plan, Embraer was authorized to grant options to purchase up to 25,000,000 preferred shares over the five-year period from the date of the first grant.  As of the end of this five-year period, Embraer had granted options for an aggregate of 20,237,894 preferred shares, including 662,894 options granted in connection with its preferred stock dividend in 2002, at a weighted average exercise price of R$6.17 per share.  The options granted to each employee vest as follows:  30% after three years from the date granted, an additional 30% after four years and the remaining 40% after five years.  Employees may exercise their options for up to seven years from the date they are granted.  At December 31, 2005, 16,039,015 of the total options granted had been exercised.  Of the total number of options granted, options to purchase an aggregate of 7,799,470 preferred shares have been granted to Embraer’s executive officers at a weighted average exercise price of R$4.95 per share, of which 6,170,000 were exercised during the period from June 1, 2001 through December 31, 2005.

Profit Sharing Plan

          Embraer implemented a profit sharing plan in 1998 that ties employee profit sharing to dividend payments.  The profit sharing plan will be adopted by Rio Han after the proposed restructuring and merger.  Every time Rio Han will pay dividends to its shareholders, it will also pay a profit sharing participation of 25% of the amount of the dividend payment to employees who have achieved goals established at the beginning of the applicable year.

          Under the plan, Rio Han may pay additional amounts of up to an additional 5% of such dividend payment to employees who have performed exceptionally, on a discretionary basis.  Rio Han believes that this policy encourages individual employees to meet production goals.  In April 2005, Embraer’s Board of Directors approved certain changes to the profit sharing plan related to the additional 5% distribution to exceptionally performing employees.  These changes were based on recommendations made by an Advisory Committee of the Board of Directors, which was formed in April 2004 for the purpose of reviewing Embraer’s policies with regard to compensation and profit sharing.

          The new policy, which will be adopted by Rio Han, provides that the additional distribution of up to 5% to exceptionally performing employees will be limited to an amount equal to 50% of Rio Han’s net income for the fiscal year, adjusted for certain cash flow events, to be distributed in cash after Rio Han’s annual shareholders’ meeting at which its annual financial statements are approved.  For certain high level employees, two-thirds of the distribution will be distributed in cash on the same date and the remaining one-third will allocated as “virtual common shares” and payments related thereto will be made over a three-year period, using a weighted average price formula.  As a result, the value of these payments will be tied to the future market performance of Rio Han’s common shares.

          For the 2002, 2003 and 2004 fiscal years and for the nine months ended September 30, 2005, Embraer distributed to employees US$25.2 million, US$20.4 million, US$61.2 million and US$35.2 million, respectively.

DESCRIPTION OF RIO HAN’S CAPITAL STOCK

          The BOVESPA has suggested amendments be made to the proposed bylaws of Rio Han to explicitly state certain rules of the Novo Mercado that will be applicable to Rio Han’s capital stock.  The proposed bylaws of Rio Han may be amended to reflect such suggested amendments, which address, among other things, provisions relating to changes of control, the going private process and delisting from the Novo Mercado segment of the BOVESPA, each in a context of a company with dispersed share ownership.  Embraer is discussing the possible amendments with the BOVESPA and will issue a notice to the market if the proposed bylaws of Rio Han, attached as Annex H to this prospectus, are amended to reflect any comments of the BOVESPA.

          Set forth below is a description of Rio Han’s capital stock.  The following description is a summary of (1) the proposed bylaws of Rio Han that, if approved at the general meeting of Rio Han shareholders convened to approve the merger, will be in effect upon implementation of the merger, (2) the relevant provisions of the Brazilian Corporate Law, (3) the relevant rules and regulations of the CVM and (4) the relevant rules of the Novo Mercado applicable to Rio Han’s capital stock.

          This description does not purport to be complete and is qualified by reference to Rio Han’s proposed bylaws attached as Annex H to this prospectus and by reference to the Brazilian Corporate Law, the rules and regulations of the CVM and the rules of the Novo Mercado.  Copies of such documents are available, without charge, to any person, including any beneficial owner of Embraer shares to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 153 of this prospectus.  As a result of the listing of Rio Han’s common shares on the Novo Mercado, Rio Han will not be able to issue preferred shares and, accordingly,  this section does not refer to Brazilian statutory rights conferred upon holders of preferred shares.

General

          Rio Han is a closed company organized under Brazilian law.  Its registered office is located in the City of São José dos Campos, State of São Paulo, Brazil.  Rio Han is duly registered with the Commercial Registry of the State of São Paulo under NIRE No. 35.300.325.761.

Capital Stock

          The capital stock of Rio Han is solely represented by common shares.

          As of September 2, 2005, the date of its incorporation, Rio Han’s capital stock consisted of a total of 500 outstanding common shares, without par value.  After the transfer of the Embraer control shares to Rio Han on January 18, 2006, its capital consisted of a total of 162,306,763 outstanding common shares, without par value.  Upon implementation of the merger, Rio Han’s share capital will be increased by R$3,809,708,284.77, corresponding to the value of the assets and liabilities of Embraer to be transferred to Rio Han pursuant to the merger.  Rio Han’s capital stock will consist of a total of 738,611,819 outstanding common shares, without par value, and one Golden Share held by the Brazilian Government.  Rio Han’s proposed bylaws authorize the Board of Directors of Rio Han to increase the capital stock up to a total of 1,000,000,000 new common shares.  Rio Han’s proposed bylaws provide that shareholders must approve any capital increase in excess of this amount.

Corporate Purposes and Name Change

          Rio Han’s stated corporate purpose is to hold equity participations in any company or partnership in Brazil or abroad and to manage its own assets and interests.  Upon implementation of the merger, Rio Han’s corporate purpose will be amended to reflect Embraer’s current corporate purpose and its name will be changed to Embraer-Empresa Brasileira de Aéronáutica S.A.

Rights of Common Shares

          At general meetings of Rio Han’s shareholders, each share of common stock is generally empowered with one vote.  Pursuant to Rio Han’s proposed bylaws and its BOVESPA listing agreement in connection with the listing of its shares on the Novo Mercado, Rio Han cannot issue shares without voting rights or with restricted voting rights.

          The Brazilian Corporate Law and Rio Han’s proposed bylaws require that all general meetings of Rio Han’s shareholders will be called by publication of a notice in the Diário Oficial do Estado de São Paulo, the official government publication of the State of São Paulo, and in a newspaper of general circulation in the city in which Rio Han’s principal place of business is located, currently the Vale Paraibano in São José dos Campos, at least 30 days prior to the meeting, and in another newspaper of general circulation in São Paulo, where the BOVESPA is located, currently the Gazeta Mercantil.  The quorum to hold general meetings of Rio Han’s shareholders at first call is the presence of shareholders representing 35% of the common shares; at second call the meetings can be held with the presence of shareholders representing 25% of the common shares; and at third call the meeting can be held with the presence of any number of shareholders.  For a discussion of the limitations on voting rights of certain shareholders, see “—Limitations on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.

          In addition, the Brazilian Corporate Law and Rio Han’s proposed bylaws provide that holders of common shares are entitled to dividends or other distributions made in respect of Rio Han’s common shares ratably in accordance with their respective participation in the total amount of Rio Han’s outstanding shares.  See “—Dividends and Distribution of Profits—Payment of Dividends” beginning on page 118 of this prospectus for a more complete description of payment of dividends and other distributions on Rio Han’s common shares.

          Upon Rio Han’s liquidation, holders of common shares are entitled to share its remaining assets, after payment of all liabilities, ratably in accordance with their respective participation in the total amount of Rio Han’s outstanding shares.  Holders of Rio Han’s common shares are not obligated to subscribe to future capital increases and are generally entitled to preemptive rights to subscribe to new shares as provided by the Brazilian Corporate Law.  See “—Preemptive Rights” on page 127 of this prospectus.

          According to the Brazilian Corporate Law, neither Rio Han’s proposed bylaws nor actions taken at a shareholders’ meeting may deprive a shareholder of the following rights:

•	the right to participate in the distribution of profits;

•	the right to participate equally and ratably in any remaining residual assets in the event of liquidation of the company;

•

preemptive rights in the event of issuance of shares, convertible debentures or warrants, except in some specific circumstances under Brazilian law described in “—Preemptive Rights” on page 127 of this prospectus;

•	the right to supervise the management of Rio Han in accordance with Article 109 of the Brazilian Corporate Law; and

•	the right to appraisal rights in the cases specified in the Brazilian Corporate Law, which are described in “—Redemption and Appraisal Rights” beginning on page 127 of this prospectus.

Dividends and Distribution of Profits

Amounts Available for Distribution

          At each annual general meeting of Rio Han shareholders, the Rio Han Board of Directors is required to recommend how net profits for the preceding fiscal year are to be allocated.  For purposes of the Brazilian Corporate Law, net profits are defined as net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in Rio Han’s profits.  In accordance with the Brazilian Corporate Law and Rio Han’s proposed bylaws, the amount available for dividend distribution is the amount equal to net profits less any amounts allocated from such net profits to:

•	the legal reserve;

•	a contingency reserve for anticipated losses; and

•	an unrealized revenue reserve.

          In accordance with the Brazilian Corporate Law, Rio Han is required to maintain a legal reserve, to which it must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of paid-in capital.  However, Rio Han is not required to make any allocations to its legal reserve in respect of any fiscal year in which the legal reserve, when added to Rio Han’s other established capital reserves, would exceed 30% of its capital.  Net losses, if any, may be charged against the legal reserve.

          The Brazilian Corporate Law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting.  First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years.  Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs.  Second, if the amount of unrealized revenue exceeds the sum of:

•	the legal reserve;

•	the investment and working capital reserve;

•	retained earnings; and

•	the contingency reserve for anticipated losses,

such excess may be allocated to an unrealized revenue reserve.  Under the Brazilian Corporate Law, unrealized revenue is defined as the sum of:

•	price-level restatement of balance sheet accounts;

•	the share of equity earnings of affiliated companies; and

•	profits from installment sales to be received after the end of the next succeeding fiscal year.

           According to Rio Han’s proposed bylaws and subject to shareholder approval, Rio Han’s Board of Directors may allocate up to 75% of its adjusted net income to an investment and working capital reserve.  The reserve may not exceed 80% of Rio Han’s capital.  The purpose of the investment and working capital reserve is to make investments in fixed assets or increase working capital.  This reserve may also be used to amortize debts.  Rio Han may also grant a participation in its net income to its management and employees.  However, the allocation to the investment and working capital reserve or the participation of management and employees cannot reduce the mandatory distributable amount (discussed below).  Otherwise, the amount in excess of capital must be used to increase capital or be distributed as a cash dividend.  The balance of the investment and working capital reserve may be used:

•	in the deduction of accumulated losses, whenever necessary;

•	in the distribution of dividends, at any time;

•	in the redemption, withdrawal, purchase or open market repurchase of shares, as authorized by law; and

•	to increase capital, including by means of an issuance of new shares.

          The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of the allocations of revenues to or from the unrealized revenue reserve.  The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian Corporate Law.

Mandatory Distribution

          The Brazilian Corporate Law generally requires that the bylaws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distributable amount.

          The mandatory distribution set forth in Rio Han’s proposed bylaws is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share.  The Brazilian Corporate Law, however, permits a company to suspend the mandatory distribution of dividends if the Board of Directors and the Conselho Fiscal report to the general meeting of shareholders that the distribution would be inadvisable in view of the company’s financial condition.  This suspension is subject to approval of holders of common shares.  In this case, Rio Han’s Board of Directors shall file a justification for such suspension with the CVM.  Profits not distributed by virtue of the suspension mentioned above shall be attributed to a special reserve and, if not absorbed by subsequent losses, shall be paid as dividends as soon as the financial condition of such company permits such payments.

Payment of Dividends

          Rio Han is required by the Brazilian Corporate Law and by its proposed bylaws to hold an annual general meeting of its shareholders by the end of the fourth month after the end of each fiscal year at which, among other things, the shareholders have to decide on the payment of an annual dividend.  The payment of annual dividends is based on the financial statements prepared for the relevant fiscal year.  Under the Brazilian Corporate Law, dividends generally are required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared.  A shareholder has a three-year period from the dividend payment date to claim dividends (or interest payments) in respect of its shares, after which the unclaimed dividends revert to Rio Han.

          The Brazilian Corporate Law and Rio Han’s proposed bylaws permit a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders.  Rio Han’s proposed bylaws provide that the Board of Directors may declare interim dividends based on the preexisting and accumulated profits.  Rio Han’s proposed bylaws also permit it to prepare financial statements semiannually and for shorter periods.  Rio Han’s Board of Directors may approve the distribution of dividends calculated with reference to those financial statements.  However, such dividends cannot exceed the amount of capital reserves.

          In general, shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil.  Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs.  Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995.  For a discussion of certain tax matters relating to the proposed restructuring and merger, see “Material Tax Considerations” beginning on page 102 of this prospectus.

Limitations on the Voting Rights of Certain Holders of Common Shares

          Rio Han’s proposed bylaws provide that, at any general meeting of Rio Han’s shareholders, no shareholder or group of shareholders may exercise votes representing more than 5% of the quantity of shares into which the capital stock of Rio Han is divided.  Votes that exceed this 5% threshold will not be counted.

          For purposes of Rio Han’s proposed bylaws, two or more shareholders of Rio Han are considered to be a “group of shareholders” if:

•	they are parties in a voting agreement;

•	one of them is, directly or indirectly, a controlling shareholder or controlling parent company of the other, or the others;

•	they are companies directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders; or

•

they are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking (a) with the same administrators or managers, or further (b) whose administrators or managers are companies that are directly or indirectly controlled by the same person/entity, or group of persons/entities, which may or may not be shareholders.

          In the case of investment funds having a common administrator, only funds with policies of investment and of exercise of voting rights at shareholders’ meetings that fall under the responsibility of the administrator on a discretionary basis will be considered to be a group of shareholders.

          In addition, shareholders represented by the same proxy, administrator or representative on any account at any general meeting of Rio Han’s shareholders will be considered to be a group of shareholders, except for holders of Rio Han ADSs when represented by the relevant depositary.  All signatories to a shareholders’ agreement that addresses the exercise of voting rights will also be considered to be a group of shareholders for purposes of the foregoing limitation.

          This limitation on the voting rights of certain holders of common shares is illustrated in the following table:

Equity Interest of Shareholder or Group of Shareholders	Voting Rights as a Percentage of Rio Han’s Capital Stock

1%	1%
2%	2%
3%	3%
4%	4%
5%	5%
>5%	5%

Limitation on the Voting Rights of Non-Brazilian Shareholders

          In accordance with the edital (invitation to bid) issued by the Brazilian Government in connection with the privatization of Embraer in 1994, voting participation of non-Brazilian holders of Embraer common shares was limited to 40% of Embraer common shares.  There is no similar limitation on Embraer’s non-voting preferred shares.

          Rio Han’s proposed bylaws provide that, at any general meeting of Rio Han shareholders, non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than 2/3 of the total votes of all of the Brazilian shareholders present at such meeting.  The total number of votes that may be exercised by Brazilian shareholders and by non-Brazilian shareholders will be assessed after giving effect to the 5% voting limitation described in “—Limitation on the Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.  Votes of non-Brazilian shareholders that exceed this 2/3 threshold will not be counted.  If the total vote of non-Brazilian shareholders at any general meeting of Rio Han shareholders exceeds 2/3 of the votes that may be exercised by the Brazilian shareholders present at such meeting, the number of votes of each non-Brazilian shareholder will be proportionately reduced so that the total vote of non-Brazilian shareholders does not exceed 2/3 of the total votes that can be exercised by Brazilian shareholders present at such shareholders’ meeting.

          The fraction of 2/3 effectively limits the voting rights of non-Brazilian shareholders and groups of non-Brazilian shareholders to 40% of the total share capital of Rio Han.  The objective of this limitation is to ensure that Brazilian shareholders constitute a majority of the total votes cast at any general meeting of Rio Han shareholders.  This limitation will effectively prevent the takeover of Rio Han by non-Brazilian shareholders and limit the ability of non-Brazilian shareholders to effect control over Rio Han.

          For purposes of Rio Han’s proposed bylaws, the following are considered to be “Brazilian shareholders”:

•	Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;

•

legal private entities organized under the laws of Brazil that have their administrative head offices in Brazil and (a) do not have a foreign controlling parent company, unless the parent company meets the requirements of clause (b) of this item, and (b) are controlled, directly or indirectly, by one or more Brazilian individuals, whether native or naturalized, resident in Brazil or abroad; and

•

investment funds or clubs organized under the laws of Brazil that have their administrative head office in Brazil and whose managers and/or quotaholders holding the majority of their quotas are persons/entities referred to above.

          A Brazilian shareholder will be required to provide evidence to Rio Han and the depositary for the book-entry registry that such shareholder satisfies the foregoing requirements and only after such evidence is given will such shareholder be included in the records of Brazilian shareholders.

          For purposes of Rio Han’s proposed bylaws, “non-Brazilian shareholders” are considered to be persons or legal entities, investment funds or clubs and any other entities not comprised of Brazilian shareholders and that cannot evidence that they satisfy the requirements to be considered Brazilian shareholders.

          A “group of shareholders” as defined above will be considered to be non-Brazilian whenever one or more of its members is a non-Brazilian shareholder.

          The effect of this limitation on the voting rights of non-Brazilian shareholders (i.e., their participation) is illustrated in the following table, where the column “Non-Brazilian Shareholder Participation” indicates the maximum percentage of votes a non-Brazilian shareholder may cast:

Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Participation (% of capital stock)	Non-Brazilian Shareholder Participation(1)

90%	10%	10%
80%	20%	20%
70%	30%	30%
60%	40%	40%
59%	41%	39.33%
50%	50%	33.33%
40%	60%	26.67%
30%	70%	20%
20%	80%	13.33%
10%	90%	6.67%

(1)	Number of votes calculated based on 2/3 of the Brazilian shareholders’ votes.

           The tables below illustrate, in different situations, the voting system that will apply at shareholders’ meetings of Rio Han.

Example 1

          All Brazilian shareholders hold less than 5% and non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.  This example shows a situation where the general restriction for non-Brazilian shareholders does not affect the voting ratio.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	5%	1.00
Brazilian B	5	5	5	5%	1.00
Brazilian C	5	5	5	5%	1.00
Brazilian D	5	5	5	5%	1.00
Brazilian E	5	5	5	5%	1.00
Brazilian F	5	5	5	5%	1.00
Brazilian G	5	5	5	5%	1.00
Brazilian H	5	5	5	5%	1.00
Brazilian I	5	5	5	5%	1.00
Brazilian J	5	5	5	5%	1.00
Brazilian K	5	5	5	5%	1.00
Brazilian L	5	5	5	5%	1.00
Total Brazilians	60	60	60	60%	1.00
Non-Brazilians[1]	40	40	40[2]	40%	1.00
Total	100	100	100	100%	1.00

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5% of Rio Han’s capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 60 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 40 votes.

Example 2

           One Brazilian shareholder holds more than 5% of Rio Han’s capital, the other Brazilian shareholders hold 5% and non-Brazilian shareholders hold a total of 50%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	20	5	5	8.57%	0.25
Brazilian B	5	5	5	8.57%	1.00
Brazilian C	5	5	5	8.57%	1.00
Brazilian D	5	5	5	8.57%	1.00
Brazilian E	5	5	5	8.57%	1.00
Brazilian F	5	5	5	8.57%	1.00
Brazilian G	5	5	5	8.57%	1.00
Total Brazilians	50	35	35	60%	1.00
Non-Brazilians[1]	50	50	23.3[2]	40%	0.47
Total	100	85	58.3	100%	0.58

(1)

Assumes that no individual non-Brazilian shareholder holds more than 5% of Rio Han’s capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 35 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 23 votes.

Example 3

          No Brazilian shareholders hold more than 5% of Rio Han’s capital, a non-Brazilian shareholder holds 30% and other non-Brazilian shareholders hold a total of 40%, but without any individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	5	5	5	10%	1.00
Brazilian B	5	5	5	10%	1.00
Brazilian C	5	5	5	10%	1.00
Brazilian D	5	5	5	10%	1.00
Brazilian E	5	5	5	10%	1.00
Brazilian F	5	5	5	10%	1.00
Total Brazilians	30	30	30	60%	1.00
Non-Brazilian A	30	5	2.2[2]	4.4%	0.07
Non-Brazilians[1]	40	40	17.8[2]	35.6%	0.44
Total	100	75	50	100%	0.50

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of Rio Han’s capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 30 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 20 votes, proportionally divided between Non-Brazilian A and the other non-Brazilians.

Example 4

          Two Brazilian shareholders holding more than 5% of Rio Han’s capital, three Brazilian shareholders holding 5% and non-Brazilian shareholders holding a total of 30%, but without individual holdings higher than 5%.

Shareholder	% Shares Attending	Effective Votes After 5% Vote Restriction	Effective Votes After Non-Brazilian Restriction	% of Valid Votes	Vote Ratio (Votes/Share)

Brazilian A	30	5	5	12%	0.17
Brazilian B	25	5	5	12%	0.20
Brazilian C	5	5	5	12%	1.00
Brazilian D	5	5	5	12%	1.00
Brazilian E	5	5	5	12%	1.00
Total Brazilians	70	25	25	60%	1.00
Non-Brazilians[1]	30	30	16.7[2]	40%	0.56
Total	100	55	41.7	100%	0.42

(1)

Assumes that no individual non-Brazilian shareholder (except Non-Brazilian A) holds more than 5% of Rio Han’s capital.  If a non-Brazilian shareholder holds more than 5% of capital, such shareholder will also be subject to the 5% voting restriction on such holding.

(2)	2/3 of 25 (total votes of the Brazilian shareholders after application of the 5% voting restriction) equals 16.7 votes.

Disclosure of Significant Interest

          The Rio Han proposed bylaws provide that all shareholders or groups of shareholders will be required to disclose, through notice to Rio Han and to the stock exchanges on which its securities are traded, the acquisition of shares that, together with those already held by them, exceed 5% of the capital stock of Rio Han.  A violation of this disclosure obligation could result in the suspension of rights, including voting rights, by a resolution of shareholders at a shareholders’ meeting.

Rights of the Golden Share

          The Golden Share will be held by the Brazilian Government.  The Golden Share will be entitled to the same voting rights as the holders of common shares.  In addition, the Golden Share will grant the Brazilian Government veto rights over the following matters:

•	change of the corporate name or business purpose of Rio Han;

•	alteration and/or application of Rio Han’s logo;

•	creation and/or alteration of military programs (whether or not involving Brazil);

•	development of third parties’ skills in technology for military programs;

•	interruption of the supply of maintenance and replacement parts for military aircraft;

•	transfer of equity control of Rio Han;

•

any amendments to the list of corporate actions over which the Golden Share carries veto rights,  including the right of the Brazilian Government to appoint one member and alternate to Rio Han’s Board of Directors and the right of Embraer’s employees to appoint two members and their respective alternates to Rio Han’s Board of Directors, and to the rights conferred to the Golden Share; and

•

changes to certain provisions of Rio Han’s bylaws pertaining to voting restrictions, rights of the Golden Share and the mandatory tender offer requirements applicable to holders of 35% or more of Rio Han’s outstanding shares.

          The matters listed above are subject to prior approval by Rio Han’s Board of Directors and the affirmative vote within 30 days of the director appointed by the Brazilian Government, as holder of the Golden Share.  Such matters are also subject to prior notice to the Brazilian Ministry of Finance.  In the absence of an affirmative vote within 30 days of the director appointed by the Brazilian Government, the matter will be deemed to have been rejected by Rio Han’s Board of Directors.

Form and Transfer

          As Rio Han’s common shares will be registered in book-entry form after the proposed restructuring and merger, the transfer of shares will be governed by Article 35 of the Brazilian Corporate Law.  This article provides that a transfer of shares is effected by an entry made by the registrar, in its books, by debiting the share account of the transferor and crediting the share account of the transferee.  The registrar will also perform all the services of safe-keeping and transfer of shares and related services for Rio Han.

          Transfers of shares by a non-Brazilian shareholder are made in the same way and executed by that shareholder’s local agent on the shareholder’s behalf except that if the original investment was registered with the Central Bank of Brazil pursuant to Resolution No. 2,689, the non-Brazilian shareholder must also seek amendment, if necessary, through its local agent, of the electronic registration to reflect the new ownership.

          The BOVESPA operates as a central clearing system.  A holder of Rio Han common shares may choose, in such holder’s discretion, to participate in this system and all common shares elected to be put into this system will be deposited in the custody of the BOVESPA (through a Brazilian institution duly authorized to operate by the Central Bank of Brazil and having a clearing account with the BOVESPA).  The fact that such common shares are held in the custody of the BOVESPA will be reflected in Rio Han’s register of shareholders.  Each participating shareholder will, in turn, be registered in Rio Han’s register of beneficial shareholders maintained by the BOVESPA and will be treated in the same way as registered shareholders.

Board of Directors

          Rio Han’s proposed bylaws contain a temporary provision which will become effective immediately before approval of the proposed restructuring and merger specifying that Rio Han will be managed by a Board of Directors of 11 members appointed on the date of approval of the Rio Han proposed bylaws at the general meeting of Rio Han shareholders to approve the proposed restructuring and merger.  This transition Board of Directors will consist of 11 members, of whom:  (i) one will be the current CEO of Embraer, who will also serve as CEO for a limited period; (ii) one will be appointed by the Brazilian Government; (iii) two will be appointed by Embraer’s employees; (iv) one will be appointed by each of Cia. Bozano, PREVI, and SISTEL; and (v) the remaining four will be independent board members, appointed by Cia. Bozano, PREVI and SISTEL, as a group.  The term of office of the members of the transition Board of Directors will be three years, until the annual general meeting of Rio Han shareholders in 2009 to approve the financial statements for the fiscal year ended December 31, 2008.  See “Management of Rio Han Before and After the Proposed Restructuring and Merger—Board of Directors” on page 110 of this prospectus for more information.  Thereafter, the members of the Board of Directors will be elected for a uniform term of two years.  Under the rules of the Novo Mercado, the members of the Rio Han Board of Directors will agree to comply with the Novo Mercado Regulations and the rules of the BOVESPA Arbitration Chamber before taking office.

          The Brazilian Corporate Law requires each director to hold at least one Rio Han common share.  There is no mandatory retirement age for Rio Han’s directors.

          The current president and CEO of Embraer will be the Chairman of the transition Board of Directors pursuant to the temporary provision of Rio Han’s proposed bylaws.  As a result, Mr. Maurício Novis Botelho, currently president and CEO of Embraer, will be elected as Chairman of the Board of Directors, as well as the president and CEO of Rio Han and will hold the office of CEO until the first meeting of the Board of Directors of Rio Han to be held after the annual general meeting of Rio Han shareholders in 2007 to approve the financial statements for the fiscal year ended December 31, 2006 (at which time a new CEO will be elected by the Board of Directors).  Rio Han’s proposed bylaws provide that the Brazilian Government, as the holder of the Golden Share, will be entitled to appoint one member of the Board of Directors.  See “—Rights of the Golden Share” on page 125 of this prospectus for more information.  In addition, Rio Han’s proposed bylaws provide that its employees will be entitled to appoint two members of the Board of Directors.  The remaining eight members will be elected in accordance with the slate voting and cumulative voting rules contained in the bylaws.  At least 20% of the members of the Rio Han Board of Directors must be independent directors, as defined in the Novo Mercado Regulations.

Election of Board of Directors

          The election of members of the Board of Directors of Rio Han, absent a request to adopt a cumulative voting system, will be conducted under a system of slate voting whereby voting will be based on a slate of directors and no voting will be allowed on individual candidates.  According to Rio Han’s proposed bylaws, the current members of the board at the time of the election will always be candidates as a slate for a new term of office.  A person may participate in two or more different slates.  Each shareholder may only vote on one slate and the slate that receives the highest number of votes shall be declared elected.

          Any shareholder has a right to propose and submit other slates of members for election to the Board of Directors, other than the slate of members provided according to Rio Han’s proposed bylaws.  Rio Han’s proposed bylaws also contain a provision whereby a shareholder that intends to appoint one or more members of the Board of Directors, other than the current members of the Board of Directors, must notify the company in writing at least ten days prior to the general meeting at which the members of the Board of Directors will be elected, providing Rio Han with the name and resume of the candidate.  In case Rio Han receives such a notification, it must disclose receipt and the contents of such notification (i) immediately, electronically, to CVM and BOVESPA and (ii) through a press release to its shareholders that must also be available on Rio Han’s website, within at least eight days before the date of the general meeting.

          Alternatively, the election of members of the Board of Directors may be conducted under a system of cumulative voting.  According to the regulations of the CVM and the bylaws of Rio Han, as of the registration of Rio Han as a public company, adoption of a resolution for cumulative voting depends on a written request by shareholders representing at least 5% of capital stock, submitted at least 48 hours in advance of the time for which the general shareholders’ meeting has been called.  Under the cumulative voting system, each share is entitled to the same number of votes as the number of board members to be elected (subject to the restriction on shareholders holding greater than 5% of the common shares and restrictions on non-Brazilian shareholders), and each shareholder is entitled to concentrate votes in just one member or to distribute the votes among more than one or all of the members.  Any vacant offices not filled due to a tie in the voting will be subject to a new vote, under the same process.

Preemptive Rights

          Each of Rio Han’s shareholders has a general preemptive right to subscribe for shares, or securities convertible into shares, in the event of any capital increase, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of Rio Han’s capital stock.  Shareholders have 30 days to exercise their preemptive rights.  Preemptive rights are negotiable.  According to the Brazilian Corporate Law and Rio Han’s proposed bylaws, the Board of Directors may, in its discretion, eliminate the preemptive rights of shareholders in the event that Rio Han issues shares, debentures convertible into shares, or subscription warrants that will be offered either through BOVESPA or a share exchange or in a public offering, or through an exchange of shares in a public offering, the purpose of which is to acquire control of another company, as established by applicable law.

          In the event of a capital increase by means of the issuance of new shares, holders of Rio Han ADSs would, except under the circumstances described above, have preemptive rights to subscribe for any class of Rio Han’s newly issued shares.  However, a holder may not be able to exercise the preemptive rights relating to the common shares underlying the ADSs unless a registration statement under the Securities Act is effective with respect to those shares to which the rights relate or an exemption from the registration requirements of the Securities Act is available.  See “Risk Factors—Risks Relating to Rio Han’s Common Shares and underlying ADSs—Holders of Rio Han ADSs might be unable to exercise preemptive rights with respect to the common shares” beginning on page 27 of this prospectus.  Rio Han is not obligated to file such registration statement.

Redemption and Appraisal Rights

          According to Rio Han’s proposed bylaws, common shares will not be redeemable.

          The Brazilian Corporate Law provides that, under limited circumstances, a shareholder has the right to withdraw his equity interest from the company and to receive payment for the portion of shareholder’s equity attributable to his equity interest.  This appraisal right may be exercised by dissenting or non-voting shareholders of Rio Han in the event that at least half of all voting shares outstanding authorize Rio Han to:

•	reduce the mandatory distribution of dividends;

•	change Rio Han’s corporate purpose;

•	merge into or consolidate with another company, subject to the conditions set forth in the Brazilian Corporate Law;

•	in the case of a public company, transfer all of Rio Han’s shares to another company or receive shares of another company in a merger of shares;

•	acquire control of another company at a price which exceeds the limits set forth in the Brazilian Corporate Law;

•	participate in a centralized group of companies as defined in the Brazilian Corporate Law and subject to the conditions set forth therein; or

•

conduct a spin-off that results in (a) a change of Rio Han’s corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined in the Brazilian Corporate Law.

          In addition, in the event that the entity resulting from a merger, or a consolidation or a spin-off of a listed company, fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their appraisal rights.

          Appraisal rights lapse 30 days after publication of the minutes of the relevant general meeting of shareholders.  Rio Han would be entitled to reconsider any action giving rise to appraisal rights within ten days following the expiration of such rights if the exercise of appraisal rights would jeopardize its financial stability.

          The Brazilian Corporate Law contains provisions that restrict appraisal rights and allow companies to redeem their shares at their economic value, subject to certain requirements.  As Rio Han’s proposed bylaws currently do not provide that its shares would be redeemable at their economic value, Rio Han’s shares would be redeemable at their book value, determined on the basis of the last balance sheet approved by the shareholders.  If the general meeting giving rise to appraisal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such meeting.

          According to the Brazilian Corporate Law, in the event of consolidation, merger, merger of shares, participation in a group of companies, or acquisition of control of another company, the right to withdraw does not apply if the shares in question meet certain tests relating to market liquidity and float.  Shareholders would not be entitled to exercise appraisal rights if their shares are a component of a general stock index in Brazil or abroad and shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

Mechanism to Promote Dispersed Ownership of Rio Han’s Shares

          Rio Han’s proposed bylaws contain provisions that have the effect of avoiding concentration of its shares in the hands of an investor or a small group of investors, in order to promote more dispersed ownership of its shares.  To this end, these provisions place certain obligations on a shareholder or group of shareholders that becomes a holder of 35% or more of Rio Han’s total capital stock, or an Acquiring Shareholder.  Not later than 15 days after a shareholder becomes an Acquiring Shareholder, such Shareholder must submit a request to the Brazilian Government, through the Ministry of Finance, to make a public tender offer to acquire all of Rio Han’s capital stock.  The Brazilian Government will have full discretion to accept or deny this request.  The Acquiring Shareholder may not purchase any additional shares until the Brazilian Government provides its opinion on the public offer.  If the request is accepted by the Brazilian Government, the Acquiring Shareholder must make a public offer for all shares within 60 days of acceptance.  The offer must be made in accordance with the CVM and the BOVESPA regulations and the provisions of Rio Han’s bylaws.  If the request is denied by the Brazilian Government the Acquiring Shareholder must sell all shares such Acquiring Shareholder owns in excess of 35% of Rio Han’s total capital stock within 30 days.  Failure to comply with these provisions will subject the Acquiring Shareholder to the potential suspension of all voting rights inherent to the shares held by it, if a resolution to such effect is approved at a general meeting of Rio Han shareholders called by Rio Han’s management.  These provisions are not applicable to shareholders who become holders of 35% or more of Rio Han’s total capital stock in certain transactions specified in Rio Han’s bylaws as, for example, cancellation of common shares of Rio Han held in treasury.

          The public tender offer must be (i) directed to all Rio Han’s shareholders, (ii) made through an auction to take place on the BOVESPA, (iii) launched at a set price calculated in accordance with the procedure set forth below, (iv) paid upfront, in Brazilian currency, (v) made so as to assure equal treatment to all shareholders, (vi) irrevocable and not subject to any changes after publication of the bidding offer, and (vii) based on a valuation report to be prepared in accordance with the rules set forth in Rio Han’s proposed bylaws and in applicable CVM rules and regulations.

          The price to be offered for the shares in such public tender offer shall be calculated as follows:

•	Tender Offer Price = Value of the Share + Premium,

where:

•	“Tender Offer Price” corresponds to the acquisition price for each share issued by Rio Han in the public offering of shares provided hereunder.

•	“Value of the Share” corresponds to the greater of:

(i) the highest unit quotation obtained for the shares issued by Rio Han during the 12-month period prior to the tender offer among values recorded on any stock exchange on which the shares were traded;

(ii) the highest price paid by the Acquiring Shareholder, during the 36-month period prior to the tender offer, for a share or tranche of shares issued by Rio Han;

(iii)

the amount equivalent to 14.5 times the Consolidated Average EBITDA of Rio Han, as defined below, reduced by the net consolidated indebtedness of Rio Han, divided by the total number of shares issued by Rio Han; or

(iv)

the amount equivalent to 0.6 times the amount of firm backlog orders of Rio Han, according to the last information disclosed by the latter, reduced by the net consolidated indebtedness of Rio Han, divided by the total number of shares issued by Rio Han.

•	“Premium” corresponds to 50% of the Value of the Share.

“Consolidated EBITDA of Rio Han” is the consolidated operating profit of Rio Han before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the audited restated statements for the most recent complete fiscal year of Rio Han.

“Average Consolidated EBITDA of Rio Han” is the arithmetic average of the consolidated EBITDAs of Rio Han for the two most recent complete fiscal years.

          The launch of a public tender offer does not preclude Rio Han or any other Rio Han shareholder from launching a competing public tender offer, in accordance with applicable regulations.

Arbitration

          Any disputes or controversies relating to the listing rules of the Novo Mercado, Rio Han’s bylaws, the Brazilian Corporate Law, the rules published by the CMN, the Central Bank, the CVM, any shareholders’ agreement filed at Rio Han’s headquarters, and other rules applicable to the Brazilian capital markets in general, must be submitted to arbitration conducted in accordance with the Rules of the Market Arbitration Chamber established by the BOVESPA.  According to Chapter 12 of such Rules, the parties may consensually agree to use another arbitration chamber or center to resolve their disputes.  Any shareholder that becomes a holder of shares representing control of Rio Han must agree to comply with the rules of the BOVESPA Arbitration Chamber within 30 days of the acquisition of the shares. These provisions will not apply, however, in the event of a dispute or controversy related to the member of the Board of Directors elected by the Brazilian Government or to a dispute or controversy deriving from the Golden Share.

Going Private Process

          Rio Han may become a private company only if Rio Han or its controlling shareholders conduct a public tender offer to acquire all of Rio Han’s outstanding shares subject to prior approval of the public offer by the Brazilian Government, as holder of the Golden Share, and in accordance with the rules and regulations of the Brazilian Corporate Law and the CVM regulations and rules of the Novo Mercado, if applicable.  The minimum price offered for the shares in the public tender offer will correspond to the economic value of such shares, as determined by a valuation report issued by a specialized firm.

          The valuation report must be prepared by a specialized and independent firm of recognized experience chosen by the shareholders representing the majority of the outstanding shares (excluding, for such purposes, the shares held by the controlling shareholder, its partner and any dependents included in the income tax statement, should the controlling shareholders be an individual, treasury shares, shares held by Rio Han’s affiliates and by other companies that are a part of its economic group, as well as blank votes) from a list of three institutions presented by Rio Han’s Board of Directors. All the expenses and costs incurred in connection with the preparation of the valuation report must be paid for by the controlling shareholder.

          Shareholders holding at least 10% of Rio Han’s outstanding shares may require its management to call a special meeting of Rio Han’s shareholders to determine whether to perform another valuation using the same or a different valuation method.  This request must be made within 15 days following the disclosure of the price to be paid for the shares in the public offering.  The shareholders who make such request, as well as those who vote in its favor, must reimburse Rio Han for any costs involved in preparing the new valuation, if the new valuation price is not higher than the original valuation price.  If the new valuation price is higher than the original valuation price, the public offering must be made at the higher price.  If Rio Han’s shareholders determine to take Rio Han private and at that time Rio Han is controlled by a shareholder holding less than 50% of its total capital stock or by a shareholder that is not a member of a group of shareholders (as defined in its bylaws), Rio Han must conduct the public tender offer, within the limits imposed by law.  In this case, Rio Han may only purchase shares from shareholders that have voted in favor of Rio Han becoming a private company after purchasing all shares from the other shareholders that did not vote in favor of such deliberation and that have accepted the public tender offer.

Delisting from the Novo Mercado

          At any time, Rio Han may delist its shares from the Novo Mercado, provided that shareholders representing the majority of its shares approve the action and that at least 30 days’ written notice is given to the BOVESPA.  The decision of the shareholders must specify if the delisting will occur because the securities will no longer be traded on the Novo Mercado, or because Rio Han is going private.  Rio Han’s delisting from the Novo Mercado will not result in the loss of its registration as a public company on the BOVESPA.

          If Rio Han delists from the Novo Mercado, by decision taken at a shareholders’ meeting, any controlling shareholder or group of controlling shareholders at the time, if any, must conduct a public offering for the acquisition of its outstanding shares, within a period of 90 days if Rio Han delists in order for its shares to be tradable outside the Novo Mercado, or within a period of 120 days if Rio Han delists as a result of a corporate reorganization in which the surviving company is not listed on the Novo Mercado.  The price per share shall be equivalent to the economic value of those shares as determined in a valuation report prepared by a specialized and independent company of recognized experience, which will be chosen at a shareholders’ meeting from a list of three institutions presented by Rio Han’s Board of Directors, by an absolute majority of the votes of the shareholders of its outstanding shares present at the meeting (excluding, for such purposes, the shares held by any controlling shareholder or group of shareholders at the time, if any, its partners and dependents included in its income tax statement, should the controlling shareholder be an individual, treasury shares, shares held by Rio Han’s affiliates and by other companies that are a part of its economic group, as well as blank votes).  All the expenses and costs incurred in connection with the preparation of the valuation report must be paid by the controlling shareholder.

          If Rio Han is subject to widespread control at the time of its delisting from the Novo Mercado, either for its shares to be traded outside the Novo Mercado or as a result of a corporate reorganization, the shareholders that voted in favor of such deliberation must conduct a public tender offer for the acquisition of Rio Han’s shares.

          Pursuant to Rio Han’s proposed bylaws, Rio Han may also be delisted if the BOVESPA decides to suspend trading of its shares on the Novo Mercado due to its non-compliance with the Novo Mercado Regulations.  In this case, the Chairman of the Board of Directors must call a shareholders’ meeting, within two days of the determination by the BOVESPA, in order to replace all members of Rio Han’s Board of Directors.  If the Chairman of the Board of Directors does not call the shareholders’ meeting, any shareholder may do so.  The new Board of Directors will be responsible for the compliance with the requirements that resulted in the delisting.

          Additionally, if Rio Han is delisted from the Novo Mercado (i) because a decision taken at a general meeting of Rio Han shareholders resulted in non-compliance with the Novo Mercado Regulations, the public tender offer must be conducted by the shareholders that voted in favor of the deliberation, or (ii) as a result of Rio Han’s non-compliance with the Novo Mercado Regulations resulting from acts of its management, Rio Han must conduct the public tender offer in order to become a private company, within the limits imposed by law.

          According to the Novo Mercado Regulations, in the event of a transfer of Rio Han’s shareholding control within 12 months following its delisting from the Novo Mercado, the selling controlling shareholders and the acquirer must offer to acquire the remaining shares for the same price and terms offered to the selling controlling shareholders, adjusted for inflation.

          If Rio Han’s shares are delisted from the Novo Mercado, Rio Han will not be permitted to have shares listed on the Novo Mercado for a period of two years after the delisting date, unless there is a change in control in Rio Han after its delisting from the Novo Mercado.

          According to the Novo Mercado Regulations, the BOVESPA may issue complementary rules to regulate the public offering in the event of delisting in case a company has dispersed ownership.

SUMMARY COMPARISON OF SHAREHOLDER RIGHTS

          The following summary does not purport to be a complete statement of the rights of the holders of Rio Han common shares under Rio Han’s proposed bylaws or the rights of the Embraer common and preferred shareholders under Embraer’s bylaws.  This summary lists certain of the material differences but is not meant to be relied upon as an exhaustive list of the differences between Embraer common shares and Embraer preferred shares, and Rio Han common shares or a detailed description of the provisions discussed, and is qualified in its entirety by reference to the bylaws of Embraer, the proposed bylaws of Rio Han, the Brazilian Corporate Law, the rules and regulations of the CVM, the Novo Mercado Regulations and the information included in this prospectus and in the documents attached to this prospectus.

          The material rights of holders of Rio Han ADSs are summarized in “Description of Rio Han American Depositary Receipts” beginning on page 137 of this prospectus.

Comparison of Rights of Holders of Embraer Common Shares and Rio Han Common Shares

	Rights of Holders of Embraer Common Shares	Rights of Holders of Rio Han Common Shares

Voting	Each Embraer common share entitles its holder to one vote in the resolutions of a general meeting.	Each Rio Han common share entitles its holder to one vote in the resolutions of a general meeting.

Certain resolutions and acts of the shareholders and management of Embraer are subject to the veto of the Brazilian Government, as holder of the Golden Share.

In the resolutions of the general meeting:  (1) no shareholder or group of shareholders, whether Brazilian or non-Brazilian, may exercise voting rights representing more than 5% of the number of shares into which the capital stock is divided; and (2) non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than 2/3 of the total of the votes conferred on the entirety of Brazilian shareholders present.

Certain resolutions and acts of the shareholders and management of Rio Han will be subject to the veto of the Brazilian Government, as holder of the Golden Share.

Maximum Shareholder Votes	None.	No shareholder or group of shareholders, whether Brazilian or non-Brazilian, may exercise voting rights representing more than 5% of Rio Han’s total capital stock.

Non-Brazilian Shareholder Voting

Ownership of Embraer common shares by non-Brazilians is limited to 40% of all Embraer common shares.  Non-Brazilian shareholders holding Embraer common shares, within the 40% limitation, have full voting rights.

Non-Brazilian shareholders and groups of non-Brazilian shareholders may not exercise voting rights representing more than 2/3 of the total of the votes conferred on the entirety of Brazilian shareholders present at the general meeting of Rio Han shareholders.

	Rights of Holders of Embraer Common Shares	Rights of Holders of Rio Han Common Shares

Dividends	Shareholders are entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, subject to certain adjustments.	Shareholders are entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, subject to certain adjustments.

Number of Directors; Qualifications	The Board of Directors will consist of at least nine and no more than 18 directors and their respective alternates, all of whom must be shareholders.	The Board of Directors will consist of 11 members and their respective alternates, all of whom must be shareholders.

Term of Directors	The directors will be elected at a general meeting for a term of three years, reelection being permitted.

The Board of Directors will initially have a term of office of three years, until the annual general meeting in 2009 that approves the financial statements for the fiscal year ended December 31, 2008.  After such meeting, the term of office of the Board of Directors will be for two years, reelection being allowed.

Removal of Directors and Filling of Vacancies

In the event of impairment or a vacancy in the office of a member of the Board of Directors, his alternate will assume office until such impairment ceases or, in the event of a vacancy, until the first general meeting subsequent thereto is held, which general meeting will establish a definitive alternate for the remaining term of office.  In case of simultaneous or successive vacancies in the offices of an effective director and his respective alternate, the Board of Directors will convene a general meeting to fill such offices.

As already provided by the Brazilian Corporate Law and, therefore, applicable to holders of Rio Han common shares, whenever the election is conducted under the cumulative voting process, the dismissal of any member of the Board of Directors at a general meeting will immediately result in the dismissal of all the other members, thus requiring a new election; in other cases of vacancy, if there is no alternate, the entire Board of Directors will stand for election at the next general meeting.

Any vacant offices that have not been filled, due to a tie, will be subject to a new voting, under the same process, after adjustment is made to the number of votes entitled to each shareholder based on the number of seats to be filled.

Election of Directors

In the election of the directors, the general meeting will first establish, by a majority vote, the number of directors to be elected that are not otherwise allocated as representatives of a certain person or group.  If the process of cumulative voting has not been requested, the general meeting will vote by means of a candidates roll previously registered with the presiding board, which candidates roll will assure the shareholders that hold, whether individually or in block, 20% or more of the Embraer common shares have the right to appoint two effective directors and their respective alternates.

Unless a 5% shareholder invokes the cumulative voting provision, the election of directors will be conducted under a system of slate voting, whereby voting on individual candidates will not be allowed; provided, however, that any shareholder who wishes to do so must appoint candidates at least ten days prior to the general meeting of shareholders at which the members of the Board of Directors will be elected.

	Rights of Holders of Embraer Common Shares	Rights of Holders of Rio Han Common Shares

As already provided by the Brazilian Corporate Law and, therefore, applicable to holders of Rio Han common shares, shareholders representing at least 5% of the corporate capital may request the election of directors by cumulative voting if notice is given to the company no later than 48 hours prior to the date for which the general meeting has been called.

Each shareholder will have the right to cumulate their votes for one candidate and the respective alternate, or to distribute them among several candidates.  The candidate(s) and respective alternate(s) that receive the higher number of votes will be declared elected.

Quorum of Shareholders for a General Meeting

The quorum for convening a general meeting on first call is the presence of shareholders representing at least 25% of the voting capital; on second call, it will be convened with the presence of any number of shares.

The quorum for convening a general meeting on first call is the presence of shareholders representing at least 35% of the capital stock, except if the law requires a higher quorum; and on second call is the presence of shareholders representing at least 25% of the capital stock; and, on third call, the presence of any number of shareholders.

Notice of Shareholders’ Meetings	The first call of a general meeting will be made 15 days in advance, and the second call will be eight days in advance of the general meeting.

A general meeting will be called by the Board of Directors or, as provided by law, by shareholders or by the Conselho Fiscal, the first call being published at least 30 days in advance of the general meeting counting from the date of the first publication of the notice; if the meeting is not held because of a lack of quorum, a notice of second call will be published at least 15 days in advance of the general meting; and, if again the meeting is not held, the third call will be published at least eight days in advance of the general meeting.

Compulsory Acquisition of a Majority Shareholder	None.

Any shareholder or group of shareholders that acquires or becomes the holder, for any reason of:  (i) 35% or more or the total shares issued by Rio Han; or (ii) of other rights, including beneficial ownership and trust, over shares issued by Rio Han that represent more than 35% of its capital, or an Acquiring Shareholder, will submit to the Brazilian Government, as holder of the Golden Share, through the Brazilian Ministry of Finance, a request to make a public tender offer for acquisition of all shares issued by Rio Han.  If the request is denied, the Acquiring Shareholder, within a period of 30 days as of communication of the denial, must sell all of the shares that exceed the 35% limit.

Rights of Holders of Embraer Common Shares	Rights of Holders of Rio Han Common Shares

During the period between the request to make the public tender offer and the reply from the Brazilian Government, the Acquiring Shareholder may not acquire or sell any shares or convertible securities issued by Rio Han.

The price to be paid for each Rio Han common share in the public tender offer must be equal to or greater than the amount obtained by the following formula:

“Acquisition Price” = Value of the Share + 50% Premium

“Value of the Share” = the greater value between:  (i) the highest unit quotation of the shares issued by Rio Han during the 12-month period prior to conducting the public tender offer recorded on any stock exchange in which the shares were traded; (ii) the highest price paid by the Acquiring Shareholder during the 36-month period prior to the public tender offer for a share or tranche of shares issued by Rio Han; (iii) the amount equivalent to 14.5 times the consolidated average EBITDA of Rio Han (determined in accordance with the bylaws), reduced by the net consolidated indebtedness of Rio Han, divided by the total number of shares issued; and (iv) the amount equivalent to 0.6 times the amount of firm backlog orders of Rio Han, according to the last information disclosed by Rio Han, reduced by the net consolidated indebtedness of Rio Han, divided by the total number of shares issued by Rio Han.

Comparison of Rights of Holders of Embraer Preferred Shares and Rio Han Common Shares

          As holders of Embraer preferred shares will become holders of Rio Han common shares and, accordingly, will have voting rights, holders of Embraer preferred shares should read the description of the rights of holders of Rio Han common shares in order to understand the new rights attaching to the shares they will be receiving in the proposed restructuring merger.  See “—Comparison of Rights of Holders of Embraer Common Shares and Rio Han Common Shares.”  Below is a summary comparison of the material changes in the rights that will result from holders of Embraer preferred shares becoming holders of Rio Han common shares.

	Rights of Holders of Embraer Preferred Shares	Rights of Holders of Rio Han Common Shares

Voting	Preferred shares are not entitled to vote at a general meeting. Preferred shareholders may attend a general meeting and take part in the discussion of matters presented at the meeting.	Each Rio Han common share entitles its holder to one vote in the resolutions of a general meeting.

In the resolutions of the general meeting:  (1) no shareholder or group of shareholders, whether Brazilian or non-Brazilian, may exercise voting rights representing more than 5% of the number of shares into which the capital stock is divided; and (2) the set of non-Brazilian shareholders and groups of shareholders may not exercise voting rights representing more than 2/3 of the total of the votes conferred on the entirety of Brazilian shareholders present.

Certain resolutions and acts of the shareholders and management of Rio Han are subject to the veto of the Brazilian Government, as holder of the Golden Share.

Dividends

Preferred shares are entitled to the receipt of dividends per share at least 10% higher than those conferred to each common share.  Shareholders will be entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, subject to certain adjustments.

There is no dividend preference among shareholders.  The shareholders will be entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, subject to certain adjustments.

Priority in Capital Stock Reimbursements	Preferred shares are entitled to at least a 10% premium over that received by common shares in the event of a reimbursement of capital.	There is no preference among shareholders in the event of a reimbursement of capital.

DESCRIPTION OF RIO HAN AMERICAN DEPOSITARY RECEIPTS

American Depositary Receipts

          After effectiveness of the merger, an entry or entries will be made in the Rio Han share registry by the registrar of the Rio Han share registry to evidence the record ownership of Rio Han common shares to be issued as a result of the merger and represented by Rio Han ADSs by the custodian, as agent of JPMorgan Chase Bank, N.A., the depositary of the Rio Han ADSs.  Each Rio Han ADS will represent an ownership interest in four Rio Han common shares.  At the time the entry is made to evidence ownership of the Rio Han common shares by the custodian, the Embraer ADSs will be deemed to represent Rio Han common shares rather than Embraer preferred shares.

          In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which has not been distributed directly to you.  Unless specifically requested by holders of ADSs, all ADSs will be issued on the books of the depositary in book-entry form and periodic statements will be mailed to holders of ADSs that reflect their ownership interest in such ADSs.  In this description of ADSs, references to American depositary receipts or ADRs shall include the statements holders of ADSs will receive which reflects their ownership of ADSs.

          The depositary’s office is located at 4 New York Plaza, New York, NY, 10004.

          ADR holders may hold ADSs either directly or indirectly through their broker or other financial institution.  If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder.  This description assumes you hold your ADSs directly.  If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section.  You should consult with your broker or financial institution to find out what those procedures are.

          Because the depositary’s nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.  The obligations of the depositary and its agents are set out in the deposit agreement.  The deposit agreement and the ADSs are governed by New York law.

          The following is a summary of the material terms of the deposit agreement.  Because it is a summary, it does not contain all the information that may be important to you.  For more complete information, you should read the entire deposit agreement and the form of ADR, which contains the terms of your ADSs.  You can read a copy of the deposit agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.  For further information on how you may obtain a copy of the deposit agreement, see “Where You Can Find More Information” on page 153 of this prospectus.

Share Dividends and Other Distributions

          How will I receive dividends and other distributions on the shares underlying my ADSs?

          Rio Han may make various types of distributions with respect to its securities.  The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement.  You will receive these distributions in proportion to the number of underlying securities your ADSs represent.

          Except as stated below, to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash.  The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  If this conversion is not possible or if any approval from the Brazilian Government is needed and cannot be obtained, the deposit agreement allows the depositary to distribute reais only to those ADR holders to whom it is possible to do so.  It will hold the reais it cannot convert for the account of the ADR holders who have not been paid.  It will not invest the reais on behalf of the ADR holders and it will not be liable for the interest.  Before making a distribution, any withholding taxes that must be paid under Brazilian law will be deducted.  If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares.  In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares.  Only whole ADSs will be issued.  Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares.  In the case of a distribution of rights to subscribe for additional shares or other rights, if Rio Han provides satisfactory evidence that the depositary may lawfully distribute such rights, the depositary will distribute warrants or other instruments representing such rights.  However, if Rio Han does not furnish such evidence, the depositary may:

	•	sell such rights if practicable and distribute the net proceeds as cash; or

	•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

Rio Han has no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•

Other Distributions.  In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

          If the depositary determined that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may choose any practicable method of distribution for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

          Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents.  Fractional cents will be withheld without liability for interest thereon and dealt with by the Depositary in accordance with its then current practices.

          The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

          There can be no assurances that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period.

Deposit, Withdrawal and Cancellation

          How does the depositary issue ADSs?

          As the Rio Han common shares will be registered in book-entry form, the depositary will issue ADSs if and when an entry or entries are made in the Rio Han share registry by the registrar of the Rio Han share registry to evidence the record ownership of Rio Han common shares by the custodian, as agent of the depositary.

          After the effectiveness of the merger, and following the entry or entries in the Rio Han share registry by the registrar, evidencing record ownership by the custodian of the Rio Han common shares to be issued as a result of the merger and represented by Rio Han ADSs, the Embraer ADSs will be deemed to represent Rio Han common shares rather than Embraer preferred shares.

          Shares deposited in the future with the custodian must be accompanied by certain delivery documentation, including instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made.

          The custodian will hold all deposited shares (including those being deposited by or on Rio Han’s behalf in connection with the merger to which this prospectus relates) for the account of the depositary.  ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement.  The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares.  The deposited shares and any such additional items are referred to as “deposited securities.”

          Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled.  All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name.  An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

          How do ADR holders cancel an ADS and obtain deposited securities?

          When ADR holders turn in their ADSs at the depositary’s office, or when they provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares at the custodian’s office or effect delivery by such other means as the depositary deems practicable, including transfer to an account of an accredited financial institution on behalf of the ADR holder.  At the risk, expense and request of the ADR holder, the depositary may deliver deposited securities at such other place as the ADR holder may request.

          The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing Rio Han’s transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

          This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

          The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of Rio Han common shares or other deposited securities, or

•	for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR,

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the deposit agreement.

Voting Rights

          How do ADR holders vote?

          If the depositary asks ADR holders to provide it with voting instructions, ADR holders may instruct the depositary how to exercise the voting rights for the shares that underlie the ADSs.  After receiving voting materials or notice of any meeting or solicitation of consents or proxies of shares and ADSs from Rio Han, the depositary will promptly notify the ADR holders of any shareholder meeting or solicitation of consents or proxies.  This notice will state such information as is contained in the voting materials and describe how ADR holders may instruct the depositary to exercise the voting rights for the shares which underlie the holder’s ADSs.  For instructions to be valid, the depositary must receive them in the manner and on or before the date specified.  The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as the ADR holders.  The depositary will only vote as instructed by ADR holders.  The depositary will not itself exercise any voting discretion.  Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

          There is no guarantee that ADR holders will receive voting materials in time to instruct the depositary to vote and it is possible that ADR holders, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

          Will ADR holders be able to view reports from Rio Han?

          The depositary will make available for inspection by ADR holders any written communications (or English translations or summaries thereof) from Rio Han that are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.  Rio Han will furnish these communications in English when so required by any rules or regulations of the SEC.

          Additionally, if Rio Han makes any written communications generally available to holders of its shares, including the depositary or the custodian, and requests the depositary to provide them to ADR holders,  the depositary will mail copies of them, or, at its option, English translations or summaries of them to ADR holders.

Fees and Expenses

          What fees and expenses will ADR holders be responsible for paying?

          ADR holders will be charged a fee for each issuance of ADSs, including issuances resulting from distributions of shares, rights and other property, and for each surrender of ADSs in exchange for deposited securities.  The fee in each case is $5.00 for each 100 ADSs (or any portion thereof) issued or surrendered.

          The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by Rio Han or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of $0.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement;

•

to the extent not prohibited by the rules of any stock exchange or interdealer quotation system upon which the ADSs are traded, a fee of US$0.02 per ADS (or portion thereof) per year for services performed, by the depositary in administering Rio Han’s ADR program (which fee shall be assessed against holders of ADRs as of the record date set by the depositary not more than once each calendar year and shall be payable in the manner described in the next succeeding provision);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of Rio Han shares or other deposited securities (which charge shall be assessed against registered holders of Rio Han ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;

•	stock transfer or other taxes and other governmental charges;

•	cable, telex and facsimile transmission and delivery charges incurred at the request of ADR holders;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

such fees and expenses as are incurred by the depositary (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

          Rio Han will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between it and the depositary.  The fees described above may be amended from time to time.

Payment of Taxes

          ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution.  If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities and deduct the amount owing from the net proceeds of such sale.  In either case the ADR holder remains liable for any shortfall.  Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations).  If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

          By holding an ADR or an interest therein, the ADR holder will be agreeing to indemnify Rio Han, the depositary, its custodian and any of their respective directors, employees, agents and Affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained in respect of, or arising out of, the ADSs.

Reclassifications, Recapitalizations and Mergers

          If Rio Han takes certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of Rio Han’s assets, then the depositary may choose to:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Resignation or Removal

          The depositary may resign as depositary by 60 days prior written notice of its election to do so delivered to Rio Han, or be removed as depositary by Rio Han with 60 days prior written notice of such removal delivered to the depositary.

Amendment and Termination

          How may the deposit agreement be amended?

          Rio Han may agree with the depositary to amend the deposit agreement and the ADSs without the consent of the ADR holders for any reason.  ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or prejudices any substantial existing right of ADR holders.  If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment.  Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, Rio Han and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or ADR holders otherwise receive notice. No amendment, however, will impair the right of ADR holders to surrender their ADSs and receive the underlying securities.

          How may the deposit agreement be terminated?

          The depositary may terminate the deposit agreement by giving the ADR holders at least 30 days’ prior notice, and it must do so at Rio Han’s request.  The deposit agreement may be terminated on the removal of the depositary for any reason.  After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities.  As soon as practicable after the expiration of six months from the termination date, the depositary will sell the deposited securities which remain and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs.  After making such sale, the depositary shall have no obligations except to account for such proceeds and other cash.  The depositary will not be required to invest such proceeds or pay interest on them.

Limitations on Obligations and Liability to ADR holders

          Limits on Rio Han’s obligations and the obligations of the depositary; limits on liability to ADR holders and holders  of ADSs

          Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, the depositary and its custodian may  require ADR holders to pay, provide or deliver:

•

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the ADR;

•

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, or legal or beneficial ownership and the nature of such interest, information relating to the registration of the shares on the books maintained by or on behalf of Rio Han for the transfer and registration of shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADR, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

          The deposit agreement expressly limits the obligations and liability of the depositary, Rio Han and its respective agents.  Neither Rio Han nor the depositary nor any such agent will be liable if:

•

present or future law, rule or regulation of the United  States, the Federative Republic of Brazil or any other country,  or of any  governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of Rio Han’s charter, any act of God, war, terrorism or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it or them (including, without limitation, voting);

•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;

•	it performs its obligations without gross negligence or bad faith;

•

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information; or

•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs.  Rio Han and its agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required.  The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADSs or otherwise to the extent such information is requested or required by or pursuant to any lawful authority, including, without limitation, laws, rules, regulations, administrative or judicial process, banking, securities or other regulators.

          The depositary will not be responsible for failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote.  In no event shall the depositary or any of its agents be liable for any indirect, special, punitive or consequential damages.

          The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

          To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions Rio Han may provide in respect thereof.  Rio Han reserves the right to request ADR holders to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit Rio Han to deal with them directly as a holder of deposited securities and, by holding an ADS or an interest therein, ADR holders will be agreeing to comply with such instructions.

Requirements for Depositary Actions

          Rio Han, the depositary or the custodian may refuse to

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise), until the following conditions have been met:

• the holder has paid all taxes, governmental charges, and fees and expenses as required in the deposit agreement;

• the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•

the holder has complied with such regulations as the depositary may establish under the deposit agreement, including those regulations which Rio Han informs the depositary in writing are necessary to facilitate compliance with any applicable rules or regulations of the Central Bank of Brazil or the SEC.

          The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the deposit agreement provides otherwise), if the register for ADRs or any deposited securities is closed or the depositary decides it is advisable to do so.

Books of Depositary

          The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary = s direct registration system.  ADR holders may inspect such records at such office during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.  Such register may be closed from time to time, when deemed expedient by the depositary.

          The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.  These facilities may be closed from time to time, to the extent not prohibited by law.

Pre-release of ADSs

          The depositary may issue ADSs prior to the deposit with the custodian of shares (or rights to receive shares).  This is called a pre-release of the ADS.  A pre-release is closed out as soon as the underlying shares (or rights to receive shares from Rio Han or from any registrar, transfer agent or other entity recording share ownership or transactions) are delivered to the depositary.  The depositary may pre-release ADSs only if the depositary has received collateral for the full market value of the pre-released ADSs (marked to market daily); and each recipient of pre-released ADSs agrees in writing that he or she,

•	owns the underlying shares,

•	assigns all rights in such shares to the depositary,

•	holds such shares for the account of the depositary and

•	will deliver such shares to the custodian as soon as practicable, and promptly if the depositary so demands.

          In general, the number of pre-released ADSs will not evidence more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs).  However, the depositary may change or disregard such limit from time to time as it deems appropriate.  The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

Appointment

          In the deposit agreement, each holder and each person holding an interest in ADSs, upon effectiveness of the merger or acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement shall be deemed for all purposes to (a) be a party to and bound by the terms of the deposit agreement and the applicable ADR(s), and (b) appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

MARKET INFORMATION

Market Price of Rio Han and Embraer Shares

          Rio Han common shares are not currently listed on any stock exchange.

          Embraer’s common and preferred shares are currently listed and traded on the BOVESPA under the ticker symbols “EMBR3” and “EMBR4,” respectively.  Embraer’s ADSs (representing preferred shares) are listed and traded on the NYSE under the ticker symbol “ERJ.”  Each Embraer ADS represents four preferred shares of Embraer.  JPMorgan Chase Bank, N.A. is Embraer’s depositary and issues the ADRs evidencing Embraer’s ADSs.

          The following table shows, for the periods indicated, the high and low of the last reported closing prices per Embraer common share, preferred share and ADS for the periods indicated.  Common and preferred share prices are as reported on the BOVESPA, and ADS prices are as reported on the NYSE.

	Price in U.S. dollars per ADS

	High	Low

2000:
Year end (from July 20)	39.75	18.50
2001:
Year end	45.50	11.45
2002:
Year end	25.01	12.85
2003:
First quarter	16.27	9.15
Second quarter	20.26	12.38
Third quarter	22.48	17.18
Fourth quarter	35.45	21.42
Year end	35.45	9.15
2004:
First quarter	36.81	28.11
Second quarter	32.57	23.28
Third quarter	29.62	25.33
Fourth quarter	33.66	24.18
Year end	36.81	23.28
2005:
First quarter	35.00	29.70
Second quarter	33.95	28.71
Third quarter	39.00	30.37
Fourth quarter	41.78	36.20
Year end	41.78	28.71
Month ended:
January 31, 2005	41.63	38.74
February 28, 2005 (through February 17)	40.40	37.00

	Nominal reais per preferred share

	High	Low

2000:
Year end (from July 20)	18.30	7.20
2001:
Year end	25.45	7.65
2002:
Year end	15.30	11.20
2003:
First quarter	14.05	8.10
Second quarter	14.33	9.84
Third quarter	16.47	12.90
Fourth quarter	25.70	15.39
Year end	25.70	8.10
2004:
First quarter	26.43	20.30
Second quarter	23.50	18.30
Third quarter	22.20	18.20
Fourth quarter	22.50	17.10
Year end	26.43	17.10
2005:
First quarter	23.30	19.80
Second quarter	20.75	17.90
Third quarter	22.19	18.50
Fourth quarter	23.73	20.12
Year end	23.73	17.90
Month ended:
January 31, 2005	23.68	21.55
February 28, 2005 (through February 17)	22.51	19.90

	Nominal reais per common share

	High	Low

2000:
Year end (from July 20)	11.69	6.23
2001:
Year end	17.51	5.91
2002:
Year end	14.00	5.91
2003:
First quarter	12.50	7.00
Second quarter	11.57	8.18
Third quarter	12.50	10.20
Fourth quarter	19.30	11.72
Year end	19.30	7.00
2004:
First quarter	20.30	16.10
Second quarter	18.69	13.30
Third quarter	16.60	13.30
Fourth quarter	16.13	12.31
Year end	20.30	12.31
2005:
First quarter	17.90	14.40
Second quarter	16.00	13.50
Third quarter	16.50	14.18
Fourth quarter	18.50	14.90
Year end	18.50	13.50

	Nominal reais per common share

	High	Low

Month ended:
January 31, 2005	22.90	17.41
February 28, 2005 (through February 17)	21.70	19.08

Dividend History

          As Rio Han was recently formed, it has not yet made any payment of dividends or interest on shareholders’ equity to its shareholders.

          The table below summarizes the history of payments of dividends and interest on shareholders’ equity of Embraer for the periods indicated.  Interest on shareholders’ equity is a form of distribution on shares that is deductible by the payer for Brazilian tax purposes.  The table sets forth in reais the historical payments of dividends and historical payments of interest on shareholders’ equity Embraer has made to its shareholders, including amounts paid per common share and preferred share, translated into U.S. dollars at the prevailing selling rate for reais into U.S. dollars at the commercial rate on each of the respective dates that the dividends were approved.

Date of approval	Period in which profits were generated	Total amount of Distribution		Total amount per Share

				Common Share		Preferred Share

		(R$in millions)	(US$in millions) (3)	R$	US$(3)	R$	US$(3)
September 18, 1998(1)	First two quarters of 1998	21.3	17.9	0.000419	0.000354	0.000461	0.000389
March 30, 1999(1)	Remaining two quarters of 1998	33.9	19.7	0.000667	0.000387	0.000734	0.000426
September 28, 1999(1)	First two quarters of 1999	36.8	19.1	0.073000	0.037975	0.080000	0.041617
January 31, 2000(1)	Remaining two quarters of 1999	86.7	48.1	0.171700	0.095262	0.188900	0.104805
March 24, 2000(2)	First quarter of 2000	19.6	11.2	0.038200	0.021862	0.042000	0.024037
June 16, 2000(2)	Second quarter of 2000	19.9	11.0	0.038640	0.021467	0.042500	0.023611
July 6, 2000(1)	First two quarters of 2000	79.6	44.8	0.154730	0.087182	0.170200	0.095898
September 22, 2000(2)	Third quarter of 2000	27.7	15.0	0.048310	0.026203	0.053140	0.028822
December 15, 2000(2)	Fourth quarter of 2000	33.5	17.1	0.058390	0.029861	0.064220	0.032842
March 16, 2001(1)	Remaining two quarters of 2000	107.5	49.7	0.187400	0.086695	0.206130	0.095360
March 16, 2001(2)	First quarter of 2001	33.8	15.7	0.059030	0.027308	0.064930	0.030038
June 13, 2001(2)	Second quarter of 2001	41.4	18.0	0.063230	0.027433	0.069550	0.030175
September 14, 2001(1)	First two quarters of 2001	123.1	46.1	0.186780	0.069921	0.205460	0.076914
September 14, 2001(2)	Third quarter of 2001	48.4	18.1	0.073353	0.027460	0.080690	0.030206
December 15, 2001(2)	Fourth quarter of 2001	57.1	24.6	0.086490	0.037274	0.095150	0.041006
March 19, 2002(1)	Remaining two quarters of 2001	100.0	43.0	0.132623	0.057077	0.145888	0.062785
March 19, 2002(2)	First quarter of 2002	58.9	25.4	0.077770	0.033470	0.085540	0.036814
June 14, 2002(2)	Second quarter of 2002	59.5	20.9	0.078590	0.027634	0.086440	0.030394
September 13, 2002(2)	Third quarter of 2002	66.3	17.0	0.087400	0.022440	0.096130	0.024681
December 13, 2002(2)	Fourth quarter of 2002	70.0	19.8	0.092090	0.026063	0.101310	0.028673
December 13, 2002(2)	1998 and 1999	72.5	20.5	0.095360	0.026989	0.104890	0.029686
June 16, 2003(2)	First two quarters of 2003	76.7	26.7	0.100870	0.035122	0.110950	0.038632
December 12, 2003(2)	Remaining two quarters of 2003	118.5	41.0	0.155230	0.053728	0.170750	0.059099
March 12, 2004(2)	First quarter of 2004	101.0	34.7	0.132230	0.045462	0.145450	0.050007
June 25, 2004 (2)	Second quarter of 2004	160.0	51.5	0.209230	0.067331	0.230150	0.074063
September 20, 2004 (2)	Third quarter of 2004	160.0	55.9	0.209130	0.073158	0.230050	0.080476
December 17, 2004 (2)	Fourth quarter of 2004	164.1	61.8	0.214270	0.080723	0.235700	0.088796
March 11, 2005 (2)	First quarter of 2005	106.5	39.9	0.138920	0.052104	0.152810	0.057314
June 3, 2005 (2)	Second quarter of 2005	110.8	47.1	0.144500	0.061479	0.158950	0.067627

Date of approval	Period in which profits were generated	Total amount of Distribution		Total amount per Share

				Common Share		Preferred Share

		(R$ in millions)	(US $in millions) (3)	R$	US$(3)	R$	US$(3)
September 16, 2005 (2)	Third quarter of 2005	113.5	51.1	0.147770	0.066497	0.162540	0.073144
December 19, 2005 (2)	Fourth quarter of 2005	112.9	48.2	0.146870	0.062746	0.161550	0.069018

(1)	Represents dividend payments.
(2)	Represents interest on shareholders’ equity.
(3)	Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that the dividends were approved.

Trading on the BOVESPA

          In 2000, the BOVESPA was reorganized through the execution of memoranda of understanding by the Brazilian stock exchanges.  Under the memoranda, all securities are now traded only on the BOVESPA, with the exception of electronically traded public debt securities and privatization auctions, which are traded on the Rio de Janeiro Stock Exchange.

          When shareholders trade in common and preferred shares on the BOVESPA, the trade is settled in three business days after the trade date without adjustment of the purchase price for inflation.  The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.  Delivery of and payment for shares are made through the facilities of the CBLC - Companhia Brasileira de Liquidação e Custódia.

          The BOVESPA is a nonprofit entity owned by its member brokerage firms.  Trading on the BOVESPA is limited to member brokerage firms and a limited number of authorized nonmembers.  The BOVESPA has two open outcry trading sessions each day from 11:00 a.m. to 1:30 p.m. and from 2:30 p.m. to 5:45 p.m., São Paulo time, except during daylight savings time in the United States.  During daylight savings time in the United States, the sessions are from 10:00 a.m. to 1:00 p.m. and from 2:00 p.m. to 4:45 p.m., São Paulo time, to closely mirror the NYSE trading hours.  Trading is also conducted between 11:00 a.m. and 6:00 p.m., or between 10:00 a.m. and 5:00 p.m. during daylight savings time in the United States, on an automated system known as the Computer Assisted Trading System (Sistema de Negociação Assistida por Computador) on the BOVESPA and on the National Electronic Trading System (Sistema Eletrônico de Negociação Nacional).  This system is a computerized system that links electronically with the seven smaller regional exchanges.  The BOVESPA also permits trading from 6:45 p.m. to 7:30 p.m. on an online system connected to traditional and internet brokers called the “after market.”  Trading on the after market is subject to regulatory limits on price volatility and on the volume of shares transacted through internet brokers.  There are no specialists or officially recognized market makers for Rio Han’s shares in Brazil.

          In order to better control volatility, the BOVESPA adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of the BOVESPA fall below the limits of 10% or 15%, respectively, in relation to the index registered in the previous trading session.

          The BOVESPA is significantly less liquid than the NYSE or other major exchanges in the world.  As of December 31, 2005, the aggregate market capitalization of the 381 companies listed on the BOVESPA was equivalent to approximately R$1,128.5 billion (US$482.1 billion), and the 10 largest companies listed on the BOVESPA represented approximately 51.8% of the total market capitalization of all listed companies.  By comparison, as of December 31, 2005, the aggregate market capitalization of the 2,775 companies listed on the NYSE was approximately US$21.4  trillion, and the 10 largest companies listed on the NYSE represented approximately 10.3% of the total market capitalization of all listed companies.  Although any of the outstanding shares of a listed company may trade on the BOVESPA, in most cases fewer than half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by government entities or by one principal shareholder.

          Trading on the BOVESPA by a holder not deemed to be domiciled in Brazil, for Brazilian tax and regulatory purposes, a non-Brazilian holder, is subject to certain limitations under Brazilian foreign investment legislation.  With limited exceptions, non-Brazilian holders may only trade on Brazilian stock exchanges in accordance with the requirements of Resolution No. 2,689, of January 26, 2000, or Resolution No. 2,689, of the National Monetary Council (Conselho Monetário Nacional), or CMN.  Resolution No. 2,689 requires that securities held by non-Brazilian holders be maintained in the custody of, or in deposit accounts with, financial institutions and be registered with a clearinghouse.  Such financial institutions and clearinghouses must be duly authorized to act as such by the Central Bank and the CVM.  In addition, Resolution No. 2,689 requires non-Brazilian holders to restrict their securities trading to transactions on Brazilian stock exchanges or qualified over-the-counter markets.  With limited exceptions, non-Brazilian holders may not transfer the ownership of investments made under Resolution No. 2,689 to other non-Brazilian holders through a private transaction.  See “Material Tax Considerations—Material Brazilian Tax Considerations” beginning on page 102 of this prospectus for a description of certain tax benefits extended to non-Brazilian holders who qualify under Resolution No. 2,689.

Novo Mercado Corporate Governance Practices

          In 2000, the BOVESPA introduced three special listing segments, known as Levels 1 and 2 of Differentiated Corporate Governance Practices and the New Market (Novo Mercado), aiming at fostering a secondary market for securities issued by Brazilian companies with securities listed on the BOVESPA, by prompting such companies to follow good practices of corporate governance.  The listing segments were designed for the trading of shares issued by companies voluntarily undertaking to abide by corporate governance practices and disclosure requirements in addition to those already imposed by Brazilian law.  These rules generally increase shareholders’ rights and enhance the quality of information provided to shareholders.

          To become a Level 1 (Nível 1) company, in addition to the obligations imposed by current Brazilian law, an issuer must agree to (a) ensure that shares of the issuer representing 25% of its total capital are effectively available for trading, (b) adopt offering procedures that favor widespread ownership of shares whenever making a public offering, (c) comply with minimum quarterly disclosure standards, (d) follow stricter disclosure policies, including regarding contracts with related parties, material contracts and transactions made by controlling shareholders, directors and officers involving securities issued by the issuer, (e) submit any existing shareholders’ agreements and stock option plans to the BOVESPA, and (f) make a schedule of corporate events available to shareholders.

          To become a Level 2 (Nível 2) company, in addition to the obligations imposed by current Brazilian law, an issuer must agree to (a) comply with all of the listing requirements for Level 1 companies, (b) grant tag-along rights for all shareholders in connection with a transfer of control of the company, offering the same price paid per share for controlling block common shares and 80% of the price paid per share of controlling block preferred shares, (c) grant voting rights to holders of preferred shares in connection with certain corporate restructurings and related party transactions, such as (i) any transformation of the company into another corporate form, (ii) any merger, consolidation or spin-off of the company, (iii) approval of any transactions between the company and its controlling shareholder, including parties related to the controlling shareholder, (iv) approval of any valuation of assets to be delivered to the company in payment for shares issued in a capital increase, (v) appointment of an expert firm to ascertain the fair value of the company in connection with any deregistration and delisting tender offer, and (vi) any changes to these voting rights, (d) have a board of directors comprised of at least five members, of which 20% must be independent directors, with a term limited to two years, (e) prepare annual financial statements in English, including cash flow statements, in accordance with international accounting standards, such as U.S. GAAP or International Financial Reporting Standards, (f) if it elects to delist from the Level 2 segment, hold a tender offer by the company’s controlling shareholder (the minimum price of the shares to be offered will be determined by an appraisal process), and (g) adhere exclusively to the rules of the BOVESPA Arbitration Chamber for resolution of disputes between the company and its investors.

          To be listed on the Novo Mercado, an issuer must meet all of the requirements described above, in addition to (a) issuing only voting shares and (b) granting tag-along rights for all shareholders in connection with a transfer of control of the company, offering the same price paid per share for controlling block common shares.  Rio Han will be listed on the Novo Mercado segment.

Regulation of the Brazilian Securities Market

          The Brazilian securities markets are regulated by the CVM, which has regulatory authority over the stock exchanges and securities markets, as well as by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions.  The Brazilian securities markets are governed by Law No. 10,198 dated February 14, 2001, Law No. 10,303 dated October 31, 2001, known as Law No. 10,303, and Law No. 10,411 dated February 26, 2002, which introduced new concepts and several changes to Law No. 6,385 dated December 7, 1976, as amended and supplemented, the principal law governing the Brazilian securities markets, by the Brazilian Corporate Law, and by regulations issued by the CVM, the CMN and the Central Bank.  These laws and regulations, among others, provide for disclosure requirements applicable to issuers of traded securities, criminal sanctions for insider trading and price manipulation, and protection of minority shareholders.  They also provide for licensing and oversight of brokerage firms and governance of Brazilian stock exchanges.  However, the Brazilian securities markets are not as highly regulated and supervised as U.S. securities markets.

          Under the Brazilian Corporate Law, a company is either publicly held, a companhia aberta, or privately held, a companhia fechada.  All listed companies are registered with the CVM and are subject to reporting and regulatory requirements.  A company registered with the CVM may trade its securities either on the BOVESPA or in the Brazilian over-the-counter market.  Shares of companies listed on the BOVESPA may not simultaneously trade on the Brazilian over-the-counter market.  The shares of a listed company may also be traded privately, subject to several limitations.  To be listed on the BOVESPA, a company must apply for registration with the BOVESPA and the CVM.

          The trading of securities on the BOVESPA may be halted at the request of a company in anticipation of a material announcement.  Trading may also be suspended on the initiative of the BOVESPA or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a significant event or has provided inadequate responses to inquiries by the CVM or the BOVESPA.

          Trading on the BOVESPA by non-residents of Brazil is subject to limitations under Brazilian foreign investment and tax legislation.  The Brazilian custodian for the preferred shares underlying the ADSs must, on behalf of the depositary for the ADSs, obtain registration from the Central Bank to remit U.S. dollars abroad for payments of dividends, any other cash distributions, or upon the disposition of the shares and sales proceeds therefrom.  If you exchange your ADSs for ordinary shares, you will be entitled to continue to rely on the custodian’s electronic certificate of foreign capital registration for five business days after the exchange.  Thereafter, you may not be able to obtain and remit abroad non-Brazilian currency upon the disposition of or distributions relating to the ordinary shares, and will be subject to a less favorable tax treatment on gains with respect to the ordinary shares, unless you obtain a new electronic certificate of foreign capital registration or qualify under Brazilian foreign investment regulations that entitle some foreign investors to buy and sell shares on the BOVESPA without obtaining separate electronic certificates of foreign capital registration.  See “Description of Rio Han’s Capital Stock—Limitations on the Voting Rights of Certain Holders of Common Shares” beginning on page 120 of this prospectus.

Disclosure Requirements

          Pursuant to CVM Rule No. 358, of January 3, 2002, the CVM revised and consolidated the requirements regarding the disclosure and use of information related to material facts and acts of publicly held companies, including the disclosure of information on the trading and acquisition of securities issued by publicly held companies.

          These requirements include provisions that:

•

establish the concept of a material fact that gives rise to reporting requirements.  Material facts include decisions made by the controlling shareholders, resolutions of the general meeting of shareholders and of management of the company, or any other facts related to the company’s business (whether occurring within the company or otherwise somehow related thereto) that may influence the price of its publicly traded securities, or the decision of investors to trade such securities or to exercise any of such securities’ underlying rights;

•

specify examples of facts that are considered to be material, which include, among others, the execution of shareholders’ agreements providing for the transfer of control, the entry or withdrawal of shareholders that maintain any managing, financial, technological or administrative function with or contribution to the company, and any corporate restructuring undertaken among related companies;

•	oblige the investor relations officer, controlling shareholders, other officers, directors, members of the audit committee and other advisory boards to disclose material facts;

•	require simultaneous disclosure of material facts to all markets in which the corporation’s securities are admitted for trading;

•	require the acquiror of a controlling stake in a corporation to publish material facts, including its intentions as to whether or not to de-list the corporation’s shares, within one year;

•	establish rules regarding disclosure requirements in the acquisition and disposal of a material stockholding stake; and

•	restrict the use of insider information.

WHERE YOU CAN FIND MORE INFORMATION

          As Rio Han is a closed company, it is not subject to the informational requirements of the CVM and the Brazilian stock exchanges.

          Embraer is subject to the informational requirements of the CVM and the Brazilian stock exchanges and files reports and other information relating to its business, financial condition and other matters with the CVM and Brazilian stock exchanges.  You may read these reports, statements and other information at the public reference facilities maintained in São Paulo.  Some Embraer filings with the CVM are also available at the website maintained by the CVM at http://www.cvm.gov.br.

          Rio Han has filed a registration statement on Form F-4 to register under the U.S. Securities Act of 1933, as amended, the Rio Han common shares (including common shares represented by Rio Han ADSs) to be received in the proposed merger by U.S. holders of Embraer common shares, Embraer preferred shares and Embraer ADSs.  This document is part of that registration statement on Form F-4 and constitutes a prospectus of Rio Han.  In accordance with SEC rules and regulations, this document does not contain all the information set forth in the registration statement or the exhibits to the registration statement.

          Embraer is subject to the periodic reporting and other informational requirements of the U.S. Exchange Act of 1934, as amended.  Accordingly, Embraer is required to file or furnish reports and other information with the SEC.  Investors may inspect and copy reports and other information filed by Embraer at the public reference facilities maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549, and at the SEC’s Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.  Investors may obtain copies of these materials upon written request from the SEC’s Public Reference Section at 100 F Street N.E., Washington, D.C. 20549, at prescribed rates.  Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the charges for mailing copies of the documents Embraer has filed.  Investors may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.  In addition to the public reference facilities maintained by the SEC and the NYSE, investors may obtain the registration statement, upon written request, from the depositary for the Embraer ADSs at its corporate trust office located at 60 Wall Street, New York, New York.

          Neither Rio Han nor Embraer has authorized any person to give any information or to make any representation in connection with the proposed restructuring and merger other than the information contained in this prospectus, and if any person gives you other information or makes a representation in connection with the proposed restructuring and merger, that information or representation must not be relied on.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

          Rio Han is a closed company organized under the laws of Brazil.  Other than the Embraer control shares held by Rio Han, it currently does not have any material assets or operations.  After the proposed restructuring and merger, with the transfer of all of Embraer’s assets and liabilities to Rio Han, substantially all of the assets of Rio Han will be located in Brazil.  All of Rio Han’s directors and officers and some of the advisors named herein reside in Brazil.  As a result, it may not be possible for investors to effect service of process within the United States upon Rio Han or such other persons or to enforce against them or Rio Han in U.S. courts judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

          Rio Han has been advised by its Brazilian legal counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of U.S. courts for civil liabilities based upon U.S. federal securities laws may be, subject to the requirements described below, enforced in Brazil.  A judgment against Rio Han or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice.  That confirmation will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

•	is issued by a competent court after proper service of process is made in accordance with Brazilian law;

•	is final and therefore not subject to appeal;

•	is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese; and

•	is not contrary to Brazilian national sovereignty, public policy or public morality.

Rio Han has been further advised by its Brazilian counsel that:

•

original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts will enforce liabilities in such actions against Rio Han’s directors, its officers and the advisors named herein; and

•	the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching Rio Han’s assets is limited by provisions of Brazilian law.

          A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment.  The bond must have a value sufficient to satisfy the payment of court fees and the defendant’s attorney fees, as determined by a Brazilian judge.  This requirement does not apply to the enforcement judgments that have been duly confirmed by the Brazilian Federal Supreme Court.

EXCHANGE CONTROL AND OTHER LIMITATIONS AFFECTING SHAREHOLDERS

          There are no restrictions on ownership of Rio Han common shares or ADSs by individuals or legal entities domiciled outside Brazil.  However, the right to convert dividend payments and proceeds from the sale of preferred shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank.

          Pursuant to Brazilian law, investors may invest in the common shares and the preferred shares under Resolution No. 2,689, of January 26, 2000, of the National Monetary Council.  The rules of Resolution No. 2,689 allow foreign investors to invest in almost all financial assets and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that some requirements are fulfilled.  In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities domiciled or headquartered abroad.

          Pursuant to the rules, foreign investors must:  (1) appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment; (2) complete the appropriate foreign investor registration form; (3) register as a foreign investor with the CVM; and (4) register the foreign investment with the Central Bank.

          Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.  In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM.

          Under Resolution No. 2,689, foreign investors registered with the CVM may buy and sell shares on the BOVESPA without obtaining a separate certificate of registration for each transaction.  Investors under these regulations are also generally entitled to favorable tax treatment.

          Annex V to Resolution No. 1,289, as amended, of the National Monetary Council, also known as the Annex V Regulations, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers.

          In connection with Rio Han common shares to be represented by ADSs, an electronic registration will be issued in the name of the depositary with respect to the ADSs and will be maintained by the custodian on behalf of the depositary.  This electronic registration will be carried out through the Central Bank Information System-SISBACEN.  Pursuant to the registration, the custodian and the depositary will be able to convert dividends and other distributions with respect to the common shares to be represented by ADSs into foreign currency and remit the proceeds outside Brazil.  In the event that holders of ADSs exchange such ADSs for common shares, they will be entitled to continue to rely on the depositary’s registration for five business days after the exchange.  Thereafter, they must seek to obtain their own electronic registration.  Unless the common shares are held pursuant to Resolution No. 2,689 by a duly registered investor or a holder of common shares who applies for and obtains a new certificate of registration, that holder may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, the common shares.  In addition, if the foreign investor resides in a “tax haven” jurisdiction or is not an investor registered under Resolution No. 2,689, the investor will be subject to less favorable Brazilian tax treatment than a holder of ADSs.  See “Risk Factors—Risks Relating to the Rio Han Common Shares and ADSs—If holders of Rio Han ADSs exchange their ADSs for the underlying common shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages” on page 30 of this prospectus and “Material Tax Considerations—Brazilian Material Tax Considerations—Taxation on Gains—Future Disposals of Rio Han’s Shares” on page 103 of this prospectus.

LEGAL MATTERS

          The validity of the Rio Han common shares (including those represented by Rio Han ADSs) to be issued pursuant to the proposed restructuring and merger has been passed upon by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados.  Certain material Brazilian tax consequences of the proposed restructuring and merger have been passed upon by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados and certain material United States tax consequences of the proposed restructuring and merger have been passed upon by Shearman & Sterling LLP.

EXPERTS

          The consolidated financial statements of Embraer included in the Annual Report of Embraer on Form 20-F for the Fiscal Year Ended December 31, 2004 attached as Annex A to this prospectus, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement to which this prospectus is a part, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

DEALER PROSPECTUS DELIVERY OBLIGATIONS

Until [______] [__], 2006, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

FINANCIAL STATEMENTS

Rio Han

          Rio Han was formed on September 2, 2005, and has not carried on any activities other than in connection with the proposed restructuring and merger.  At September 30, 2005, Rio Han had no material assets and liabilities and had only recorded a capital of US$21.34 in accordance with U.S. GAAP.  As a result, Rio Han has not prepared any historical financial statements at and for the one month ended September 30, 2005.

Embraer

Index to Condensed Interim Consolidated Financial Statements of Embraer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Management of
Embraer – Empresa Brasileira de Aeronáutica S.A.
São Paulo - SP

1.

We have reviewed the accompanying condensed interim consolidated balance sheet of Embraer – Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of September 30, 2005, and the related condensed interim consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the nine-month periods ended September 30, 2005 and 2004. These interim financial statements are the responsibility of the Company’s management.

2.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole.  Accordingly, we do not express such an opinion.

3.

Based on our review, we are not aware of any material modifications that should be made to such condensed interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

4.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Embraer – Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of December 31, 2004, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated May 25, 2005, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed interim consolidated balance sheet as of December 31, 2004 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ DELOITTE TOUCHE TOHMATSU AUDITORES INDEPENDENTES

Deloitte Touche Tohmatsu Auditores Independentes São Paulo, Brazil

November 10, 2005 (January 19, 2006 as to Note 12)

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEET-(UNAUDITED)
(In thousands of U.S. dollars – US$)

ASSETS	Notes	December 2004	September 2005

CURRENT ASSETS
Cash and cash equivalents		1,207,288	976,093
Temporary cash investments	3	153,488	821,515
Trade accounts receivable, net	4	566,127	787,227
Collateralized accounts receivable		70,599	50,787
Inventories	5	1,408,608	1,571,026
Deferred income taxes	10	104,417	125,077
Other assets		364,982	464,472

Total current assets		3,875,509	4,796,197

LONG TERM ASSETS
Trade accounts receivable	4	119,678	2,970
Customer and commercial financing		319,587	346,104
Collateralized accounts receivable		769,441	789,740
Inventories	5	19,674	29,965
Property, plant and equipment, net		381,265	399,372
Investments		48,267	31,681
Deferred income taxes	10	262,403	311,474
Other assets		286,575	317,317

Total long-term assets		2,206,890	2,228,623

TOTAL ASSETS		6,082,399	7,024,820

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED BALANCE SHEET- (UNAUDITED)
(In thousands of U.S. dollars – US$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	December 2004	September 2005

CURRENT LIABILITIES
Loans and financing	6	513,281	576,887
Non-recourse and recourse debt		351,405	321,322
Capital lease obligation		2,437	2,931
Trade accounts payable		556,492	614,080
Advances from customers		375,548	438,477
Other payables and accrued liabilities		310,269	409,569
Taxes and payroll charges payable		34,355	58,539
Contingencies	7	89,589	77,541
Deferred income taxes	10	14,997	56,441
Accrued taxes on income		12,769	7,133
Accrued dividends		54,959	46,597

Total current liabilities		2,316,101	2,609,517

LONG-TERM LIABILITIES
Loans and financing	6	825,448	1,123,752
Non-recourse and recourse debt		654,291	612,436
Capital lease obligations		1,464	2,638
Advances from customers		103,615	106,621
Contribution from suppliers		140,037	107,648
Taxes and payroll charges payable		14,148	47,130
Other payables and accrued liabilities		108,071	151,729
Deferred income taxes	10	157,817	188,660
Contingencies	7	386,096	520,621

Total long-term liabilities		2,390,987	2,861,235

MINORITY INTEREST		21,443	46,110

SHAREHOLDERS’ EQUITY
Statutory capital-
Preferred (without par value, 1,000,000,000 shares authorized; 478, 219,290 shares issued and outstanding at September 30, 2005 (December 31, 2004 – 475,797,420 shares)		756,138	935,653
Common (without par value, 500,000,000 shares authorized; 242,544,448 shares issued and outstanding at September 30, 2005 and December 31, 2004)		240,201	240,201
Special common share (R$1 par value, 1 share authorized, issued and outstanding at September 30, 2005 and December 31, 2004)		—	—
Additional paid-in capital		8,353	8,353
Legal reserve		111,443	111,443
Retained earnings (restricted)		234,849	213,374
Accumulated other comprehensive income (loss)		2,884	(1,066)

Total shareholders’ equity		1,353,868	1,507,958

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,082,399	7,024,820

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)
(In thousands of U.S. dollars – US$, except earnings per share )

	Notes	Nine-months ended September 30,

		2004	2005

GROSS SALES
Foreign market		2,309,285	2,453,531
Domestic market		183,978	193,724
Sales deductions		(6,264)	(7,206)

NET SALES		2,486,999	2,640,049
Cost of sales and services		(1,672,283)	(1,817,226)

GROSS PROFIT		814,716	822,823

OPERATING INCOME (EXPENSES)
Selling expenses		(266,317)	(177,933)
Research and development		(5,435)	(62,095)
General and administrative expenses		(97,011)	(138,945)
Employee profit sharing		(42,956)	(35,166)
Other operating expenses, net		(600)	(18,367)

INCOME FROM OPERATIONS		402,397	390,317

Interest income (expenses), net		4,548	(25,393)
Foreign exchange remeasurement loss, net		(4,968)	(19,520)
Other non-operating income (expenses), net		13	(725)

INCOME BEFORE INCOME TAXES		401,990	344,679
Income tax benefit (expenses)	10	(103,431)	(47,530)

INCOME BEFORE MINORITY INTEREST		298,559	297,149
Minority interest		(1,321)	(7,454)

NET INCOME		297,238	289,695
OTHER COMPREHENSIVE INCOME
Cumulative translation adjustment		625	(3,950)

COMPREHENSIVE INCOME		297,863	285,745

EARNINGS PER SHARE
Basic-
Common		0,39	0.38
Preferred		0.43	0.41
Diluted-
Common		0.38	0.37
Preferred		0.42	0.41
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands)
Basic-
Common		242,544	242,544
Preferred		475,411	478,219
Diluted-
Common		242,544	242,544
Preferred		479,822	481,746

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS-(UNAUDITED)
(In thousands of U.S. dollars – US$)

	Nine months ended September 30,

	2004	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	192,027	195,096

CASH FLOWS FROM INVESTING ACTIVITIES
Temporary cash investments	—	(670,266)
Additions to property, plant and equipment	(34,058)	(50,387)
Other	(51,313)	213

Net cash used in investing activities	(85,371)	(720,440)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loans	(592,588)	(777,356)
Proceeds from borrowings	729,721	1,126,232
Dividends and/or interest on capital paid	(128,459)	(146,953)
Other	(1,300)	4,909

Net cash provided by financing activities	7,374	206,832

Effect of foreign exchange rate changes on cash and cash equivalents	9,575	87,317

Net increase (decrease) in cash and cash equivalents	123,605	(231,195)

Cash and cash equivalents, at beginning of period	1,265,820	1,207,288

Cash and cash equivalents, at end of period	1,389,425	976,093

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONDENSED INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY-(UNAUDITED)
(In thousands of U.S. dollars – US$, except number of shares)

	Capital				Additional paid-up capital Stock option	Legal reserve	Retained earnings	Accumulated other comprehensive (loss) income	Total

	Common		Preferred

	Shares	Amount	Shares	Amount

BALANCE AS OF DECEMBER 31, 2004	242,544,448	240,201	475,797,420	756,138	8,353	111,443	234,849	2,884	1,353,868

Capital increase	—	—	2,421,870	6,934	—	—	—	—	6,934
Capitalization of reserves	—	—	—	—	—	—		—	—
Net income	—	—	—	—	—	—	289,695	—	289,695
Legal reserve	—	—	—	172,581	—	—	(172,581)	—	—
Dividends / Interest on equity	—	—	—	—	—	—	(138,589)	—	(138,589)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(3,950)	(3,950)
BALANCE AS OF SEPTEMBER 30, 2005	242,544,448	240,201	478,219,290	935,653	8,353	111,443	213,374	(1,066)	1,507,958

The accompanying notes are an integral part of these condensed interim consolidated financial statements

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed interim consolidated financial statements of EMBRAER-Empresa Brasileira de Aeronautica S.A.(the “Company”) for the nine-month periods ended September 30, 2004 and 2005 are based upon accounting policies and methods consistent with those used and described in the Company’s annual report. In the opinion of management, these financial statements include all adjustments, consisting only of normal recurring results of operations and cash flows for the periods presented. The results for the first nine months of the year may not necessarily be indicative of the results to be expected for the entire year.

The unaudited condensed interim consolidated financial statements do not include all the disclosures required by US GAAP and therefore should be read in conjunction with the most recent annual financial statements.

The financial information has been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which differ in certain respects from accounting principles applied by the Company in its financial statements with Brazilian Accounting (“BRGAAP”).

A substantial portion of the Company’s sales is destined for export and a substantial level of financing is denominated in U.S. dollars (US$). The Company presents its financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 - “Foreign Currency Translation”. The Company’s Board of Directors and management have historically considered the U.S. dollar as its functional currency as the U.S. dollar has been, and remains in their opinion, the currency in which the Company principally operates. Accordingly, the Company’s management has concluded that the functional currency is currently the U.S. dollar.

For subsidiaries for which the particular functional currency is other than the U.S. dollar, asset and liability accounts are translated into the Company’s reporting currency using exchange rates in effect at the date of the balance sheet and income and expense items are translated using weighted average exchange rates. Resulting translation adjustments are reported in a separate component of shareholders’ equity, as a cumulative translation adjustment - CTA.

2.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43.”  This Standard requires abnormal amounts of idle facility expenses, freight, handling costs, and spoilage to be recognized as current period charges. Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility.  The provisions of this Standard shall apply prospectively and are effective for us for inventory costs incurred after January 1, 2006. While the Company believe that Standard will not have a material effect on its financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods, and as such, an estimate of the impact cannot be determined until the event occurs in future periods.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB No. 29.”  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The Statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued.  Retroactive application is not permitted.  Management will apply this Statement in the event exchanges of nonmonetary assets occur after December 31, 2005.

In March 2005, the FASB issued FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations”.  This interpretation clarifies that the term conditional asset retirement obligations as used in FASB No. 143 “Accounting for Asset Retirement Obligations” refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal  obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event. This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability ´s fair value can be reasonably estimated. The Interpretation is effective on December 31, 2005.  Management has previously evaluated the application of FASB Statement No. 143 to its operations and concluded that no material effects would be expected.  Management will consider this Interpretation in 2005 in the event a conditional asset retirement obligation arises. Embraer considered this Interpretation in 2005 with respect to all conditional asset retirement obligations that arose and expect to continue applying this Interpretation as necessary.

In June 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  SFAS 154 requires retrospective application to financial statements of prior periods for changes in accounting principles as if such principles had always been used. The cumulative effect of the change is reflected in the carrying value of assets and liabilities as of the first period presented and the offsetting adjustments are recorded to opening retained earnings. This statement is effective January 1, 2006. The Company will apply this statement as of January 1, 2006 as such changes in accounting principles occur.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In July 2005, the FASB issued FSP No. APB 18-1, “Accounting By an Investor for Its Proportionate Share of Accumulated Other Comprehensive Income of an Investee Accounted for Under The Equity Method in Accordance with APB Opinion No. 18 Upon a Loss of Significant Influence”,  requires that when equity method accounting ceases upon the loss of significant influence of an investee, the investor’s proportionate share of the investee’s other comprehensive income should be offset against the carrying value of the investment. To the extent this results in a negative carrying value, the investor should adjust the carrying value to zero and record the residual balance through earnings. The Company will apply this Statement in the fiscal period beginning January 1, 2006 as the need arises.

In November 2005, the FASB issued FSP FAS 115-1, “The Meaning of Other–Than-Temporary Impairment and Its Application to Certain Investments”, which outlines a three-step model for identifying investment impairments in debt and equity securities within the scope of Statement 115 and cost-method investments. The three steps involve (1) determining whether the investment is impaired, (2) evaluating whether the impairment is other-than- temporary, and (3) if the impairment is other-than-temporary, recognizing an impairment loss. The FSP carries forward the disclosure requirements of issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The Company will begin applying this guidance as of January 1, 2006 as circumstances arise.

3.	TEMPORARY CASH INVESTMENTS

	December 31, 2004	September 30, 2005

Temporary cash investments	153,488	821,515

	153,488	821,515

At December 31, 2004 and September 30, 2005, the Company held investments in private investment funds primarily comprised of debentures issued by private companies and notes issued by the Brazilian federal government. The securities included in the portfolio of the private investment funds have daily liquidity and are marked to market on a daily basis, with changes in the fair value reflected in results of operations.

These private investment funds do not have significant financial obligations. Any financial obligations are limited to service fees to the asset management company employed to execute investment transactions, audit fees and other similar expenses. There are no consolidated assets of the Company that are collateral for these obligations and the creditors of the funds do not have recourse against the general credit of the Company.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

4.	TRADE ACCOUNTS RECEIVABLE

	December 31, 2004	September 30, 2005

Commercial	528,691	488,221
Defense
- Brazilian Air Force	43,216	105,646
- Other	26,792	45,763
Other related businesses	110,603	200,321

	709,302	839,951
Less allowance for doubtful accounts receivable	23,497	49,754

	685,805	790,197

Less - current portion	566,127	787,227
Long-term portion	119,678	2,970

The allowance for doubtful accounts is summarized as follows:

	December 31, 2004	September 30, 2005

Beginning balance	24,259	23,497
Write-offs	(6,033)	(8,053)
Additions	5,271	34,310

Ending balance	23,497	49,754

5.	INVENTORIES

	December 31, 2004	September 30, 2005

Finished goods	91,180	117,840
Work-in-process (i)	628,036	725,829
Raw materials	648,578	736,988
Inventory in transit	110,198	102,073
Advances to suppliers	28,837	14,177
Exchange pool	33,922	45,419
Allowances for obsolescence and depreciation of exchange pool inventories	(112,469)	(141,335)

	1,428,282	1,600,991
Less- Current portion	1,408,608	1,571,026

Long-term portion	19,674	29,965

(i)

Including $197,339 related to 12 pre-series aircraft ($199,655 in December, 2004 - 14 aircraft) of the EMBRAER 170/190 family and one Legacy, which were in construction or in use under the certification campaign.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The allowance for obsolescence and depreciation of exchange pool inventories is summarized as follows:

	December 31, 2004	September 30, 2005

Allowance:
Beginning balance	88,352	112,469
Additions (including OGMA)	32,085	38,732
Write-off	(7,968)	(9,866)

Ending balance	112,469	141,335

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

6.	LOANS AND FINANCING

Summary

Description	Final Maturity	Currency	Annual interest rate - %	December 31, 2004	September 30, 2005

Foreign Currency
Materials acquisition	2011	U.S. dollar	4.12 to 8.05; LIBOR plus 1.75 to 2.70	372,418	511,384
	2006	Japanese yen	JIBOR plus 1.05	72,513	65,937
Export financing	2010	U.S. dollar	7.81	—	51,833
Advances on foreign exchange contracts	2006	U.S. dollar	3.00 to 3.73	48,035	247,911
Project development	2016	U.S. dollar	LIBOR + 3.50; BNDES basket of currencies plus 3.00	4,165	182,566
Working capital	2011	Euro	3.47 to 3.5 Euribor 6m plus 1.5	6,094	31,507
	2010	U.S. dollar	3.87 to 7.08; LIBOR plus 2.15 to 2.97	496,277	418,458
	2006	GBP	4.07%	—	1,365
Property and equipment additions	2005	U.S. dollar	10.15	2,485	—

Subtotal				1,001,987	1,510,961

Local Currency
Project development	2011		TJLP plus 1.00 to 6.00	19,545	14,912
Export financing	2006		TJLP plus 2.2	310,702	165,441
Working capital	2007		115% of the CDI	5,085	6,196
Property and equipment additions	2010		TJLP plus 3.00 to 4,35	1,410	3,129

Subtotal				336,742	189,678

Total debt				1,338,729	1,700,639
Less Current portion				513,281	576,887

Long-term portion				825,448	1,123,752

LIBOR means London Interbank Offered Rate

The annualized TJLP (Government nominal long-term interest rate), fixed quarterly, was 9.75% at September 30, 2005 (December 30, 2004 – 9.75%)

JIBOR means Japanese Interbank Offered Rate

GBP means British Pounds, the currency used in the Great Britain

CDI means Interbank Deposits Certificate

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The foreign currency exchange rates (expressed in units per US$1.00) related to the above debt instruments were as follows:

	December 31, 2004	September 30, 2005

Brazilian reais	2.6544	2.2222
Euro	1.3612	1.2020
Japanese yen	102.5510	113.5400
GBP	—	1.7631

Maturities of long-term debt, including accrued interest, are as follows:

Year	September 30, 2005

2006	67,829
2007	339,770
2008	278,935
2009	202,813
2010 and thereafter	234,405

1,123,752

The table below provides the weighted average interest rates on loans by currency as of December 31, 2004 and September 30, 2005:

	December 31, 2004	September 30, 2005

U.S. dollars	5.75%	5.72%
Brazilian reais	12.35%	12.28%
Japanese yen	1.14%	1.14%
Euro	2.80%	3.48%
GBP	—	4.07%

Of the total $1,700,639 indebtedness of the Company as of September 30 2005, $302,458 is collateralized. Of this collateralized amount, $130,718 is related to mortgages on real estate, $91,613 is related to mortgages on machinery, equipment and inventories and $80,127 is guaranteed with bank guarantees.

Restrictive covenants

Loan agreements with certain financial institutions, representing $889,132 at September 30, 2005 (2004 - $639,832), $803,489 of which was classified as long-term (2004 - $563,790), contain certain restrictive covenants, in connection with usual market practices, which require that the ratio between net debt and EBITDA (earnings before interest, taxes, depreciation and amortization - measured using BR GAAP figures for all institutions except for IFC which uses USGAAP figures) ratio cannot be higher than 3:1, the debt service coverage based on the ratio between EBITDA and net financial expenses ratio (IFC – financial expenses ratio) must be higher than 3:1 and EMBRAER shareholders` equity must be higher than US$2.3 billion.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

In addition, there are other general restrictions related to financial leverage levels, subsidiaries’ level of indebtedness, new pledges of assets, significant changes in ownership control of the Company, sale of assets, dividend payments in case of financing defaults and transactions with affiliates. Under a specific financing contract, there is also a requirement that the Company must have at least 100 firm orders of new aircraft in its backlog.

As of September 30, 2005, the Company was in compliance with all the restrictive covenants.

7.	CONTINGENCIES

Based on a case by case analysis of each issue and consultation with its outside legal counsel, the Company has recognized provisions for probable losses for its legal proceedings involving tax, labor and civil matters, as shown below:

	December 31, 2004	September 30, 2005

Labor contingencies (i)	15,738	20,274
Tax contingencies (ii)	458,047	575,523
Civil	1,900	2,365

	475,685	598,162
Less-Current portion	89,589	77,541

Long-term portion	386,096	520,621

(i)

The labor lawsuits relate to claims brought by unions on behalf of employees or by individuals, in which former employees are individually claiming overtime, productivity premiums, reinstatement, allowances, and retroactive salary increases and adjustments.

A lawsuit claiming a retroactive salary increase was brought by the labor union in June 1991 in the name of all employees of the Company until November 1990. The objective of the claim is to make the salary increase granted by the Company in January and February 1991 retroactive to November and December 1990, through an agreement with the employees’ union. As of September 30, 2005, approximately 97% of current and former employees have agreed to settlements. Another claim relates to monetary restatements of “Plano Collor” and “Plano Verão”(Brazilian economic plans) of the FGTS (severance pay fund) penalty paid by the Company for employees dismissed between December 1988 and April 1990.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

(ii)

The Company is challenging in court the merit and constitutionality of several taxes and has obtained writs of mandamus or injunctions to avoid payments of such taxes. While awaiting a final decision on each of those cases, the Company is recognizing as expense the total amount of the obligation and accruing interest calculated at the SELIC (Central Bank overnight rate) on those liabilities, as it would be required to do if the Company is unsuccessful in these lawsuits. Considering the actual stage of the lawsuits, the Company and its tax consultants and legal counsel reassessed the timeframe of each lawsuit, classifying part of such liabilities in long-term. SELIC represented a nominal variation of 14.12% in September 30, 2005 (2004 - 16.25%). The principal taxes under discussion in court are as follows:

•

The Company is contesting in court certain changes in the rates and rules for the calculation of the PIS (tax on revenue) and COFINS (tax on revenue), determined by Law nº 9.718/98 and Law Decrees nºs 2.445 and 2449/88. The Company obtained a judicial decision suspending the payment of the related taxes and has accrued since then the total amount of $169,779 (2004 - $129,622).

•

The Company is required to pay the government a tax called SAT (Workers Compensation Insurance) at a rate of 3% of wages. In December 1998, the Company obtained a preliminary injunction to reduce the tax rate from 3% to 1%, and the difference has been accrued in the amount of $44,177 (2004 - $26,670).

•

In April 1999, the Company obtained a writ of mandamus to offset tax payments (INSS - social security contribution), which were made in August, September and October 1989, against future payments due to a rate increase from 10% to 20%, which was considered unconstitutional. The amount of $26,319 (2004 - $59,014) was accrued as of September 30, 2005.

•

IPI (federal VAT) - The Company is claiming the right to offset IPI credit on the acquisition of non-taxable or zero-rate raw materials against income and social contribution taxes. The amount of such taxes accrued as of September 30, 2005 is $150,658 (2004 - $114,404).

•

The Company is challenging the payment of social contribution tax on export sales and in 2003 obtained a favorable court decision. While awaiting a final and definitive decision from higher Brazilian courts, the Company is accruing the total contingency, amounting to $143,971 as of September 30, 2005 (2004 - $102,800).

8.	EARNINGS PER SHARE

Because the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings. Effective January 1, 1997, preferred shareholders are entitled to receive per share dividends of at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share, allocated undistributed earnings differ for each calculation.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to common shareholders is computed by deducting distributed and undistributed net income available to preferred shareholders from net income. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends, including the premiums accrued related to redeemable preferred stock) from net income.

Diluted earnings per share is computed similarly to basic earnings per share except that the outstanding shares are increased to include the number of additional shares that would have been outstanding if the potential dilutive shares attributable to stock options had been issued during the respective periods, utilizing the treasury stock method.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The computation of basic and diluted earnings per share is as follows:

	Nine-months ended Sept 30,

	2004			2005

	Common	Preferred	Total	Common	Preferred	Total

Basic numerator:
Actual dividends declared/paid	45,046	97,125	142,171	43,735	94,854	138,589
Basic allocated undistributed earnings	49,132	105,935	155,067	47,685	103,421	151,106

Allocated net income available for common and preferred shareholders	94,179	203,059	297,238	91,420	198,275	289,695

Basic denominator:
Weighted average shares	242,544	475,411		242,544	478,219

Basic earnings per share	0,39	0,43		0,38	0,41

Diluted numerator:
Actual dividends declared/paid	44,763	97,408	142,171	43,515	95,074	138,589
Diluted allocated undistributed earnings	48,823	106,244	155,067	47,445	103,661	151,106

	93,586	203,652	297,238	90,961	198,735	289,695
Allocated net income available for common and preferred shareholders	93,586	203,652	297,238	90,961	198,735	289,695

Allocated diluted net income available for common and preferred shareholders	93,586	203,652	297,238	90,961	198,735	289,695

Diluted denominator:
Weighted average shares outstanding	242,544	475,411		242,544	478,219
Dilutive effects of stock options (a)	—	4,411		—	3,526

Diluted weighted average shares	242,544	479,822		242,544	481,746

Diluted earnings per share	0.38	0.42		0.37	0.41

(a)	For purposes of computing diluted earnings per share, outstanding stock options are assumed to be converted into common and preferred shares using the treasury stock method.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

9.	OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company participates in certain off-balance sheet arrangements, including guarantees, repurchase obligations, trade-in and product warranty commitments, as discussed below:

Guarantees

Financial guarantees are triggered if customers do not perform their obligation to serve the debt during the term of the financing under the relevant financing arrangements. Financial guarantees provide credit support to the guaranteed party to mitigate default-related losses. The underlying assets collateralize these guarantees. The value of the underlying assets may be adversely affected by an economic or industry downturn. Upon an event of default, the Company usually is the agent for the guaranteed party for the refurbishment and remarketing of the underlying asset. The Company may be entitled to a fee for such remarketing services. Typically a claim under the guarantee shall be made only upon surrender of the underlying asset for remarketing.

Residual Value Guarantees provide a third party with a specific guaranteed asset value at the end of the financing agreement. In the event of a decrease in market value of the underlying asset, the Company shall bear the difference between the specific guaranteed amount and the actual fair market value. The Company’s exposure is mitigated by the fact that, in order to benefit from the guarantee, the guaranteed party has to make the underlying assets meet tight specific return conditions.

The following table provides quantitative data regarding the Company’s guarantees to third parties. The maximum potential payments represent the worst-case scenario, and do not necessarily reflect the results expected by the Company. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets the Company could liquidate or receive from other parties to offset its payments under guarantees.

Description	Dec 2004	Sep 2005

Maximum financial guarantees	1,710,251	1,780,135
Maximum residual value guarantees	835,760	872,873
Mutually exclusive exposure (*)	(418,094)	(422,838)
Provisions and liabilities recorded	(97,718)	(99,974)

Off-balance sheet exposure	2,030,199	2,130,196
Estimated proceeds from performance guarantees and underlying assets	2,038,344	2,118,254

(*)

In the event both guarantees were issued for the same underlying asset, the residual value guarantees can only be exercised if the financial guarantees have expired without having been triggered, and therefore, their distinct effects have not been combined to calculate the maximum exposure.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

As of December 31, 2004 and September 30, 2005, the Company maintained escrow deposits in the total amount of $231,051 and $246,673, respectively, in favor of third parties for whom it has provided financial and residual value guarantees in connection with certain aircraft sales financing structures.

The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by the Company.  In order to earn a better interest rate on such guarantee deposits, in 2005, we had structured notes in the amount of $123,400 (2004 - $42,200) with the depositary bank, which generated interest in the amount of $5,029  in 2005 (2004 - $731) that was added to the principal amount and recognized in our consolidated statements of income and comprehensive income.  This yield enhancement was obtained through a credit default swap (CDS) transaction which provides to the note holder the right of early redemption of the note in case of a credit event by the Company.  Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date. Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

Aircraft Repurchase Options

The Company was contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to the Company in the future, according to defined price rules. These repurchase commitments were canceled in 2004 pursuant to formal amendments entered into with the holders of such options.

Aircraft Trade-In Options

In connection with the signing of a purchase contract for new aircraft, the Company may provide trade-in options to its customers.  These options provide a customer with the right to trade-in existing aircraft upon the purchase of a new aircraft.  As of September 30, 2005, four commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery. The trade-in price is based on third-party appraisals related to the forecasted fair value to each specific aircraft.

Product Warranties

The Company provides product warranties in conjunction with certain product sales.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts, and software manufactured by the Company. Warranty expense related to aircraft and parts is recognized at the time of sale based on estimated amounts of warranty costs anticipated to be incurred, typically expressed as a percentage of revenue. These estimates are based on factors that include, among other things, historical warranty claim and cost experience, warranty coverage available from suppliers, type and duration of warranty coverage, and the volume and mix of aircraft sold and in service. The warranty period typically ranges from two to five years.

The following table summarizes changes in product and performance provisions during 2005, which are included in other payables and accrued liabilities:

(US$ million)	December 31, 2004	Additions	Reductions for payments made/reversals	At September 31, 2005

Product warranties	76,088	22,308	(8,759)	89,637
Product improvement liabilities	38,392	6,786	(5,900)	38,278

10.	INCOME TAXES

The following is an analysis of the income tax expense:

	Nine-Months ended September 30,

	2004	2005

Current	(96,982)	(43,740)
Deferred-
Temporary differences-
Additions	273	(4,943)
Tax loss carryforwards
Utilized to offset taxable income for the year	(6,278)	(1,397)
Change in valuation allowance	(444)	2,550

Total deferred	(6,449)	(3,790)

Income tax (expense)	(103,431)	(47,530)

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following is a reconciliation of the reported income tax expense (benefit) and the amount calculated by applying the combined statutory tax rate:

	Nine-Months ended September 30,

	2004	2005

Income before taxes as reported in the accompanying consolidated financial statements	401,990	344,679
Combined statutory income tax rate	34%	34%

Tax expense at statutory income tax rate	136,677	117,191
Permanent differences:
Nondeductible expenses	935	1,513
Translation effects	5,470	(21,018)
Dividends paid as interest on capital	(48,338)	(47,362)
Change in valuation allowance for deferred tax assets	(444)	(2,550)
Reversal of tax incentives	—	(1,123)
Other	9,131	879

Income tax expense (benefit) as reported in the income statement	103,431	47,530

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

The Company’s deferred tax assets and liabilities are comprised of tax loss carry forwards and effects resulted from temporary differences as follows:

	December 31, 2004	September 30, 2005

Deferred tax assets on:
Tax loss carryforwards (i)	15,167	13,770
Temporary differences:
Accrual for product warranties and improvements	38,619	43,831
Accrued taxes other than taxes on income	70,802	87,093
Deferred charges, except research and development	123,865	155,271
Other accrued expenses not deductible for tax purposes	73,439	72,903
Difference in bases of property, plant and equipment	8,646	9,966
Inventory allowances	21,803	30,308
Post-retirement benefits accrual	883	883
Other	26,122	32,501
Valuation allowance (ii)	(12,526)	(9,975)

Total deferred tax assets	366,820	436,551

Deferred tax liabilities on:
Temporary differences:
Difference in bases of property, plant and equipment	(20,319)	(26,873)
Research and development	(131,534)	(166,499)
Other	(20,961)	(51,729)

Total deferred tax liabilities	(172,814)	(245,101)

Net deferred tax asset	194,006	191,450

(i)	Tax loss carryforwards are derived from:

	December 31, 2004	September 30, 2005

Brazilian entities	2,641	3,795
Foreign subsidiaries	12,526	9,975

Total	15,167	13,770

Tax losses originated from the Brazilian entities do not have expiration dates but utilization is limited to 30% of the taxable income for each period.

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

(ii) Valuation allowance relates to tax loss carry forwards of foreign subsidiaries, which cannot be offset against taxable income in Brazil.

Management believes that the recorded valuation allowance reduces deferred tax assets to an amount that is more likely than not to be realized. Based on internal studies and projections, management believes that the present net amounts should be realized within five years.

11.	SEGMENT INFORMATION

The Company is organized based on the products and services it offers. Under this organizational structure, the Company operates in the following four principal segments: commercial airline, defense, business jet and other related businesses.

The following table provides geographic information regarding net sales. The geographic allocation is based on the location of the operator of the aircraft.

	Nine-Months ended September 30,

Net sales by geographic area	2004	2005

The Americas without Brazil-
Commercial Airline	1,759,590	1,629,137
Defense	71,866	16,424
Business Jet	53,714	113,764
Other related businesses	79,063	104,488

	1,964,233	1,863,813
Brazil-
Commercial Airline	—	—
Defense	185,684	209,825
Other related businesses	37,315	37,997

	222,999	247,822
Europe-
Commercial Airline	135,022	173,586
Defense	19,503	5,380
Business Jet	19,800	41,000
Other related businesses	44,542	119,751

	218,867	339,717
Others-
Commercial Airline	57,576	110,042
Defense	—	75,137
Business Jet	21,000	—
Other related businesses	2,324	3,518

	80,900	188,697

Total	2,486,999	2,640,049

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

	Nine-Months ended September 30,

Operating income	2004	2005

Net sales-
Commercial Airline	1,952,188	1,912,766
Defense	277,054	306,766
Business Jet	94,514	154,764
Other related businesses	163,243	265,753

	2,486,999	2,640,049
Cost of sales and services-
Commercial Airline	(1,263,377)	(1,284,591)
Defense	(217,361)	(246,816)
Business Jet	(71,956)	(105,440)
Other related businesses	(119,589)	(180,379)

	(1,672,283)	(1,817,226)
Gross profit-
Commercial Airline	688,811	628,175
Defense	59,693	59,950
Business Jet	22,558	49,324
Other related businesses	43,654	85,374

	814,716	822,823
Operating expenses-
Commercial Airline	(137,465)	(123,646)
Defense	(42,261)	(52,390)
Business Jet	(63,711)	(91,845)
Other related businesses	(45,801)	(48,007)
Unallocated corporate expenses	(123,081)	(116,618)

	(412,319)	(432,506)
Income from operations	402,397	390,317

The following tables present other information about the Company’s operating segments:

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIODS ENDED SEPTEMBER 30, 2004, 2005 AND THE YEAR ENDED
DECEMBER 31, 2004
(In thousands of U.S. dollars, unless otherwise stated)

	Nine-Months ended September 30,

Property, plant and equipment, net	2004	2005

Commercial Airline	59,471	66,961
Defense	65,220	43,750
Other related businesses	11,956	8,120
Unallocated	244,618	280,541

Total	381,265	399,372

	Nine-Months ended September 30,

Advances from customers	2004	2005

Commercial Airline	346,737	390,696
Defense	87,731	49,187
Business Jet	17,180	54,837
Other related businesses	27,515	50,378

Total	479,163	545,098

12.	SUBSEQUENT EVENTS

At a meeting held on January 19, 2006, the Board of Directors of Embraer has approved a restructuring of Embraer that consists of the adoption of a new capital structure and listing on the Novo Mercado segment of the São Paulo Stock Exchange (Bolsa de Valores de São Paulo), or BOVESPA. In order to be implemented, the proposal will be submitted for approval in an extraordinary general meeting of Embraer shareholders, scheduled to be held March 31, 2006. The proposed restructuring is intended to create a basis for the sustainability, growth and continuity of Embraer’s businesses and activities by simplifying the capital structure of Embraer and thereby improving access to capital markets and increasing financing resources for the development of new products and expansion programs.

* * *

ANNEX A

As filed with the Securities and Exchange Commission on June 30, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 20-F

☐ REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended: December 31, 2004

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from [ ] to [ ]

Commission file number 1-15102

EMBRAER-EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
(Exact name of Registrant as specified in its charter)

EMBRAER – Brazilian Aviation Company Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil
(Jurisdiction of Incorporation)

Avenida Brigadeiro Faria Lima, 2170 12227-901 São José dos Campos, São Paulo, Brazil
(Address of principal executive offices)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class:	Name of each exchange on which registered:

Preferred shares, without par value	New York Stock Exchange*
American Depositary Shares (as evidenced by American Depositary Receipts), each representing four preferred shares	New York Stock Exchange

*	Not for trading purposes, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the Securities and Exchange Commission.

Securities registered or to be registered pursuant to Section 12(g) of the Act.
None.

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.
None.

          Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report:

242,544,448 common shares, without par value
475,797,420 preferred shares, without par value

          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒	No ☐

          Indicate by check mark which financial statement item the registrant has elected to follow.

Item 17   ☐   Item 18   ☒

INTRODUCTION

          In this annual report, “Embraer,” “we,” “us” or “our” refer to Embraer-Empresa Brasileira de Aeronáutica S.A. and its consolidated subsidiaries (unless the context otherwise requires).  All references herein to the “real,” “reais” or “R$” are to the Brazilian real, the official currency of Brazil.  All references to “US$,” “dollars” or “U.S. dollars” are to United States dollars.

Presentation of Financial and Other Data

Financial Data

          Our audited financial statements at December 31, 2003 and 2004 and for the years ended December 31, 2002, 2003 and 2004 are included in this annual report and have been audited by Deloitte Touche Tohmatsu.

          Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.  Because we export more than 90% of our production and operate in an industry that uses the U.S. dollar as its currency of reference, our management believes that the U.S. dollar is our functional currency and the most appropriate currency in which to present our financial statements.  Accordingly, we decided to present our primary U.S. GAAP financial statements in U.S. dollars.  As a result, amounts for all periods presented have been remeasured into U.S. dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52, or SFAS 52.

          Prior to 2001, we presented our financial statements in accordance with accounting principles generally accepted in Brazil, or Brazilian GAAP, stated in Brazilian reais and adjusted for the effects of inflation.  Previously, amounts of net income and shareholders’ equity under Brazilian GAAP were reconciled to those that would have been reported under U.S. GAAP.  Our financial statements and financial data presented herein and prepared in accordance with U.S. GAAP do not reflect the effects of inflation.

          Pursuant to SFAS 52 as it applies to us, non-monetary assets and liabilities, including inventories, property, plant and equipment, accumulated depreciation and shareholders’ equity, are remeasured at historical rates of exchange, while monetary assets and liabilities denominated in currencies other than U.S. dollars are remeasured at period-end rates.  Export sales invoiced in currencies other than the U.S. dollar are remeasured at the respective exchange rate on the date of sale.  Cost of sales and services, depreciation and other expenses relating to assets remeasured at historical exchange rates are calculated based on the U.S. dollar values of such assets, and other non-U.S. dollar statement of income accounts are remeasured at the rate prevailing on the date of the charge or credit to income.

          In our 2002, 2003 and 2004 financial statements, gains or losses resulting from the remeasurement of the financial statements and from foreign currency transactions have been reported in the consolidated statement of income as single line items.

          For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the Comissão de Valores Mobiliários, or CVM, the Brazilian securities commission, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law.  Our financial statements prepared in accordance with the Brazilian Corporate Law are not adjusted to account for the effects of inflation.

          As a result of the remeasurement of amounts to the functional currency and other adjustments related to the differences in accounting principles between U.S. GAAP and Brazilian GAAP, the amounts of net income and shareholders’ equity as reported in our consolidated financial statements presented herein differ from those included in our statutory accounting records.

Other Data

          Some of the financial data contained in this annual report reflects the effect of rounding.  Aircraft ranges are indicated in nautical miles.  One nautical mile is equal to approximately 1.15 ordinary or “statute” miles, or approximately 1.85 kilometers.  Aircraft speeds are indicated in nautical miles per hour, or knots, or in Mach, which is a measure of the speed of sound.  The term “regional jets” refers to narrow body jet aircraft with 30-60 passenger seats.  The term “mid-capacity jets” refers to jet aircraft with 70-120 passenger seats.  All of our regional and mid-capacity jet aircraft are sold in the commercial airline segment.  As used in this annual report, the term “commercial aircraft,” as it applies to Embraer, refers to our regional jets and mid-capacity jets.  The terms “very light jet” and “light jet” refer to business jets that carry from 6 to 8 passengers and up to 9 passengers, respectively, that are designed for short take-off distances.

          We calculate the value of our backlog by considering all firm orders that have not yet been delivered.  A firm order is a firm commitment from a customer, represented by a signed contract, customarily accompanied by a down payment, where we have reserved a place on one of our production lines.  Every time we refer to our backlog in this annual report, we only make reference to firm orders and not to options.  When we refer in this annual report to the number or value of regional aircraft, we exclude one EMB 145 and two EMB 135s delivered to the Belgian government in 2001, one EMB 145 delivered to the Belgian government in 2002, one EMB 135 aircraft delivered to the Greek government in 2000, and two EMB 145s delivered to Satena Airline, a state-owned Colombian airline, in 2003 and 2004.  These aircraft have been included in our defense data.

Special Note Regarding Forward-Looking Statements

          This annual report includes forward-looking statements, within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, principally in Items 3 through 5 and Item 11 of this annual report.  We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting our business.  These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•

continued successful development and marketing of the EMBRAER 170/190 jet family, our line of business jets, including the new business jets for the light and very light categories, and our defense aircraft;

•	our level of debt;

•	anticipated trends in our industry and our short- and long-term outlook for the 30-120 seat commercial aircraft market;

•	our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation; and

•	other risk factors as set forth under “Item 3D. Risk Factors.”

          The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements.  We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this annual report might not occur.  Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

PART I

ITEM 1.     IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

                         Not applicable.

ITEM 2.     OFFER STATISTICS AND EXPECTED TIMETABLE

                         Not applicable.

ITEM 3.     KEY INFORMATION

3A.     Selected Financial Data

          The following table presents our selected financial and other data at and for each of the periods indicated.  The selected financial data at December 31, 2003 and 2004 and for the three years ended December 31, 2004 are derived from our consolidated U.S. GAAP financial statements audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, included elsewhere in this annual report.  The selected financial data presented for all other periods have been derived from our U.S. GAAP financial statements audited by Deloitte Touche Tohmatsu.

	At and for the year ended December 31,

	2000		2001		2002		2003		2004

	(in thousands, except per share/ADS data)
Income Statement Data
Net sales	US$	2,762,162	US$	2,926,995	US$	2,525,800	US$	2,143,460	US$	3,440,533
Cost of sales and services		(1,879,318)		(1,769,234)		(1,531,720)		(1,335,032)		(2,267,330)
Gross profit		882,844		1,157,761		994,080		808,428		1,173,203
Operating expenses
Selling expenses	US$	(193,420)	US$	(212,057)	US$	(211,015)	US$	(206,246)	US$	(342,883)
Research and development		(69,593)		(99,566)		(158,499)		(173,216)		(44,506)
General and administrative expenses		(96,645)		(120,787)		(109,673)		(114,743)		(139,357)
Employee profit sharing		(41,770)		(43,746)		(25,222)		(20,399)		(61,199)
Other operating expense, net		(19,275)		(30,227)		(20,109)		(29,009)		(41,272)

Total operating expenses	US$	(420,703)	US$	(506,383)	US$	(524,518)	US$	(543,613)	US$	(629,217)

Income from operations	US$	462,141	US$	651,378	US$	469,562	US$	264,815	US$	543,986
Non-operating income (expense)
Interest income (expenses), net	US$	(6,874)	US$	47,502	US$	80,456	US$	(140,755)	US$	(38,000)
Exchange loss, net		(24,637)		(148,637)		(135,647)		(16,500)		(12,218)
Other non-operating income (expenses), net		5,955		(8,426)		(1,394)		711		(117)

Total non-operating income (expense)	US$	(25,556)	US$	(109,561)	US$	(56,585)	US$	(156,544)	US$	(50,335)

Income before income taxes	US$	436,585	US$	541,817	US$	412,977	US$	108,271	US$	493,651
Income tax benefit (expenses)	US$	(117,379)	US$	(218,394)	US$	(188,502)	US$	27,990	US$	(112,139)
Income before minority interest	US$	319,206	US$	323,423	US$	224,475	US$	136,261	US$	381,512
Minority interest		1,522		(423)		(1,883)		(217)		(1,306)
Income before cumulative effect of accounting change	US$	320,728	US$	323,000	US$	222,592	US$	136,044	US$	380,206
Cumulative effect of accounting change, net of tax		—		5,440		—		—		—

Net income	US$	320,728	US$	328,440	US$	222,592	US$	136,044	US$	380,206

Earnings per share
Common share – basic (1) (3) (6)	US$	0.55	US$	0.48	US$	0.30	US$	0.18	US$	0.50
Preferred share – basic (1) (3) (6)		0.61		0.53		0.33		0.20		0.55
ADS – basic (1) (3) (6)		2.43		2.11		1.32		0.79		2.18
Common share – diluted (2) (3) (6)		0.48		0.46		0.30		0.18		0.49
Preferred share – diluted (2) (3) (6)		0.53		0.50		0.33		0.20		0.54
ADS – diluted (2) (3) (6)		2.10		2.01		1.31		0.78		2.17
Dividends per share
Common share (3) (4) (5)	US$	0.220623	US$	0.235248	US$	0.173256	US$	0.088174	US$	0.166520
Preferred share (3) (4) (5)		0.242686		0.258763		0.190578		0.096991		0.183169
ADS (3) (4) (5)		0.970744		1.035052		0.762312		0.387964		0.732676
Weighted averaged number of shares outstanding
Common share – basic (3)		242,544		242,544		242,544		242,544		242,544
Preferred share – basic (3)		308,401		402,035		454,414		471,228		474,994
Common share – diluted (3)		242,544		242,544		242,544		242,544		242,544
Preferred share – diluted (3)		392,954		433,386		459,415		474,840		479,217
Balance Sheet Data
Cash and cash equivalents	US$	1,189,231	US$	749,302	US$	656,822	US$	1,265,820	US$	1,207,288
Temporary cash investments		—		—		—		4,320		153,488
Other current assets		920,278		1,816,046		1,856,301		2,076,726		2,514,733
Property, plant and equipment, net		254,965		366,481		436,715		402,663		381,265
Other long-term assets		528,942		628,958		1,335,626		2,331,006		1,825,625

Total assets	US$	2,893,416	US$	3,560,787	US$	4,285,464	US$	6,080,535	US$	6,082,399

Short-term loans and financing		365,043		526,550		244,526		517,014		513,281
Other current liabilities		967,283		1,161,313		1,397,407		1,929,181		1,802,820
Long-term loans and financing		90,969		245,186		308,110		526,728		825,448
Other long-term liabilities		677,013		599,212		1,237,015		1,925,776		1,565,539
Minority interest		7,748		8,170		8,226		12,611		21,443
Shareholders’ equity		785,360		1,020,356		1,090,180		1,169,225		1,353,868

Total liabilities and shareholders’ equity	US$	2,893,416	US$	3,560,787	US$	4,285,464	US$	6,080,535	US$	6,082,399

	At and for the year ended December 31,

	2000		2001		2002		2003		2004

	(in thousands, except per share /ADS data)
Other Financial Data
Net cash provided by (used in) operating activities	US$	1,103,674	US$	(207,388)	US$	575,653	US$	239,634	US$	3,301
Net cash used in investing activities		(90,996)		(162,760)		(104,216)		(72,667)		(217,781)
Net cash provided by (used in) financing activities		(85,250)		134,379		(352,435)		403,791		105,220
Depreciation and amortization		30,596		46,417		55,602		58,877		59,685

(1)	Based on weighted average number of shares outstanding. See Note 25 to our consolidated financial statements.
(2)	Based on weighted average number of shares outstanding and the effects of potentially dilutive securities. See Note 25 to our consolidated financial statements.
(3)	Restated to give effect to the issuance on March 1, 2002, in the form of a preferred share dividend, of 0.142106 new preferred share for each existing preferred or common share.
(4)	Includes interest on shareholders’ equity.
(5)

Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that distributions were approved during the period.  The dividends to the ADSs were adjusted from the total amount paid to the preferred shares multiplied by four.

(6)

In 2001, we adopted SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” as amended.  As a result, we recognized a gain of US$5.4 million, net of related taxes, as a cumulative effect of a change in accounting.  The following summarizes the earnings per share impact related to the adoption of SFAS No. 133.

2001

Effect of tax adjustments	—
Effect of cumulative effect of change in accounting	5,440

Total	5,440

Basic earnings per common share	0.01
Basic earnings per preferred share	0.01
Basic earnings per ADS	0.04
Diluted earnings per common share	0.01
Diluted earnings per preferred share	0.01
Diluted earnings per ADS	0.04

	2000		2001		2002		2003		2004

Other Data:
Aircraft delivered during period (1):
To the Commercial Airline Market
EMB 120 Brasília		—		2		—		—		—
ERJ 145		112		104		82		57		87	(5)
ERJ 135		45		27		3		14		1	(1)
ERJ 140		—		22		36		16		—
EMBRAER 170		—		—		—		—		46
To the Defense Market
EMB 120 Brasília		—		—		—		—		—
Legacy		—		—		1		—		—
EMB 135		1		2		—		—		—
EMB 145		—		1		1		1		1
EMB 145 AEW&C/RS/MP		—		—		5		3		6
EMB 312 Tucano / AL-X		—		—		—		—		7
AM-X		1		—		—		—		—
To the Business Jet Market
Legacy		—		—		8		11 (2)		13
EMB 135		2		5		—		2		—
To the General Aviation Market
Light Propeller Aircraft		17		11		25		46		70

Total delivered		178		174		161		150		231

Aircraft in backlog at the end of period:
In the Commercial Airline Market (2)
EMB 120 Brasília		2		—		—		—		—
ERJ 145		261		159		109		144		66
ERJ 135		85		53		31		17		17
ERJ 140		133		152		116		20		20
EMBRAER 170		90		82		88		120		112
EMBRAER 175		—		—		—		—		15
EMBRAER 190		—		—		—		110		155
EMBRAER 195		30		30		30		15		15
In the Defense Market
EMB 145 AEW&C/RS/MP		12		15		10		7		1
EMB 312 Tucano/EMB 314
Super Tucano		—		86		86		76		69
EMB 145		2		1		—		1		—
EMB 135		2		1		—		—		—
Legacy		—		—		—		5		5
In the Business Jet Market
Legacy/EMB 135		29		66		58		27		4
In the General Aviation Market
Light Propeller Aircraft		—		—		—		11		25

Total backlog (in aircraft)		646		645		528		553		504

Total backlog (in millions)	US$	11,421	US$	10,693	US$	9,034	US$	10,591	US$	10,097

(1)	Deliveries identified by parentheses were aircraft delivered under operating leases.
(2)	Since December 31, 2004, we have received 5 additional firm orders for our ERJ 145 regional jet family and 72 additional firm orders for our EMBRAER 170/190 jet family.

Exchange Rates

          Prior to March 4, 2005, there were two principal legal foreign exchange markets in Brazil:

•	the commercial rate exchange market, and

•	the floating rate exchange market.

          Most trade and financial foreign exchange transactions were carried out on the commercial rate exchange market.  These included the  purchase or sale of shares or payment of dividends or interest with respect to shares.  Foreign currencies could only be purchased in the commercial exchange market through a Brazilian bank authorized to buy and sell currency in these markets.  In both markets, rates were freely negotiated.

          Resolution No. 3,265 by the National Monetary Council, dated March 4, 2005, consolidated the foreign exchange markets into one single foreign exchange market, effective as of March 14, 2005.  All foreign exchange transactions are now carried out through institutions authorized to operate in the consolidated market and are subject to registration with the Central Bank’s electronic registration system.  Foreign exchange rates continue to be freely negotiated, but may be influenced by Central Bank intervention.

          Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably.  In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates.  We cannot predict whether the Central Bank or the Brazilian government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise.  The real may depreciate or appreciate against the U.S. dollar substantially in the future.  For more information on these risks, see “Item 3D. Risk Factors —Risks Relating to Brazil.”

          The following table sets forth the commercial selling rate, expressed in reais per U.S. dollar, for the periods indicated.

	Exchange Rate of Reais to US$1.00

	Low	High	Average (1)	Period-end

Year ended December 31,
2000	1.7234	1.9847	1.8295	1.9554
2001	1.9357	2.8500	2.3532	2.3204
2002	2.2709	3.9552	2.9309	3.5333
2003	2.8219	3.6623	3.0715	2.8892
2004	2.6544	3.2051	2.9265	2.6544

	Exchange Rate of Reais to US$1.00

	Low	High

Month ended
December 31, 2004	2.6544	2.7867
January 31, 2005	2.6248	2.7222
February 28, 2005	2.5621	2.6320
March 31, 2005	2.6011	2.7621
April 30, 2005	2.5195	2.6598
May 31, 2005	2.3784	2.5146
June 30, 2005 (through June 27)	2.3703	2.4891

Source: Central Bank.
(1) Represents the daily average exchange rate during each of the relevant periods.

          We will pay any cash dividends and make any other cash distributions with respect to the preferred shares in Brazilian currency.  Accordingly, exchange rate fluctuations may affect the U.S. dollar amounts received by the holders of ADSs on conversion by the depositary of such distributions into U.S. dollars for payment to holders of ADSs.  Fluctuations in the exchange rate between the real and the U.S. dollar may also affect the U.S. dollar equivalent of the real price of the preferred shares on the São Paulo Stock Exchange.

3B.     Capitalization and Indebtedness

           Not applicable.

3C.     Reasons for the Offer and Use of Proceeds

           Not applicable.

3D.     Risk Factors

Risks Relating to Embraer

          A downturn in the commercial airline market may reduce our sales and revenue, and consequently our profitability, in any given year.

          We expect that a substantial portion of our sales in the near future will be derived from sales of commercial aircraft, particularly the ERJ 145 regional jet family and the EMBRAER 170/190 jet family.  Historically, the market for commercial aircraft has been cyclical due to a variety of factors that are both external and internal to the air travel industry, including general economic conditions.

          The commercial aviation industry has been negatively impacted by a number of factors since 2001.  First, the U.S. and world economies experienced an economic downturn that began in 2001 and was characterized by rapid declines in securities markets, a decline in productivity and an increase in unemployment.  Second, the terrorist attacks of September 11, 2001 caused an immediate decline in airline travel and a high level of financial uncertainty among the worldwide airline industry.  In addition, airline travel decreased significantly in 2003 as a result of both the commencement of military action by the United States and other countries in Iraq and the concerns over outbreaks of severe acute respiratory syndrome (SARS) in Asia and Canada.  In response to these events, beginning in the fourth quarter of 2001, many airlines, including our largest customers, reduced their flight schedules for the long-term and announced significant lay-offs, and a number of airlines filed for bankruptcy protection.  As a result, over the past three years, we have agreed to modify certain delivery schedules to adjust to the changes in our customers’ businesses and reduced scheduled commercial airline, business jet and government transportation aircraft deliveries.  Most recently, in 2004, we reduced scheduled deliveries from 160 to 145 aircraft following the US Airways Chapter 11 filing in September 2004.  We have also re-evaluated our risk exposure related to aircraft valuations and customer credit risk, which resulted in charges to income.  Although the U.S. and world economies have shown some signs of recovery starting in 2004, many airlines continue to face increased competition, escalating insurance costs, increased security costs, credit downgrades, liquidity concerns and bankruptcy, and sharply higher fuel costs.  A further downturn in general economic conditions could result in further reduction in the passenger aircraft market and decreased orders for our commercial aircraft.

          We cannot, at this time, predict the magnitude or duration of the impact that the above events will have on the airline industry as a whole and on our business in particular.  If one of our customers experiences a business downturn, cannot obtain financing or otherwise seeks to limit its capital expenditures, that customer could defer or cancel its purchase of our commercial aircraft or change its operating requirements.  Because our commercial aircraft represent the majority of our net sales, sales of our other products would not be able to offset a reduction in sales of our commercial aircraft.  Future delays or decreases in the number of commercial aircraft delivered in any year would likely reduce our sales and revenue, and consequently our profitability, for that year.

          We depend on a small number of key customers and key suppliers, the loss of any of which could harm our business.

          Civil aircraft.  As of March 31, 2005, 30% of our firm orders in backlog for the ERJ 145 regional jet family were attributable to ExpressJet.  In addition, at the same date, 73% of our firm orders in backlog for the EMBRAER 170/190 jet family were attributable to JetBlue Airways, Air Canada, and US Airways, which filed for bankruptcy protection in September 2004.  In May 2005, US Airways announced a proposed merger with America West Airlines.  We do not yet know the impact that such merger, if consummated, would have on our current backlog or future sales. Prior to the fourth quarter of 2004, 63% of our firm orders in backlog for the Legacy were from Swift Aviation Services.  We cancelled these orders in the fourth quarter of 2004 pursuant to the terms of such contract.  We believe that we will continue to depend on a limited number of large customers, the loss of any one of which could reduce our sales and reduce our market share.  Fewer sales could reduce our profitability.

          Increasingly, the commercial airline industry is experiencing consolidation and alliances through mergers and acquisitions and code-sharing arrangements.  Although it is expected that such consolidations and alliances may result in the creation of more stable and competitive airlines, they may also have the effect of reducing the number of our customers and, possibly, the number of purchases of our aircraft through cost reduction programs or otherwise.

          Defense aircraft.  The Brazilian Air Force is our largest customer of defense aircraft products.  Sales to the Brazilian government accounted for 67.3% of our defense sales for the year ended December 31, 2004.  A decrease in defense spending by the Brazilian government due to defense spending cuts, general budgetary constraints or other factors that are out of our control could decrease our defense sales and defense research and development funding.  We cannot assure you that the Brazilian government will continue to purchase aircraft or services from us in the future at the same rate or at all.

          Key suppliers.  Our risk-sharing partners develop and manufacture significant portions of our aircraft, including the engines, hydraulic components, avionics, wings, interior and parts of the fuselage and tail.  Once risk-sharing partners have been selected and program development and aircraft production have begun, it is difficult to substitute these partners.  In some cases, the aircraft are designed specifically to accommodate a particular component, such as the engines, which cannot be substituted by another manufacturer without significant delays and expense.  This dependence makes us susceptible to the risks of performance, product quality and financial condition of these risk-sharing partners.

          We cannot assure you that we will not experience significant delays in obtaining key equipment in our manufacturing process in the future.  Although we work closely with and monitor the production process of our risk-sharing partners and suppliers, the failure of our risk-sharing partners and other major suppliers to meet our performance specifications, quality standards or delivery schedules could affect our ability to deliver new aircraft to customers in a timely manner.

          Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future.

          A portion of our aircraft firm orders is subject to significant contingencies, both before and after delivery.  Prior to delivery, some of our purchase contracts may be terminated, or all or a portion of a particular firm order may be canceled, for different reasons, including:

•	extended delays in delivering aircraft or failure to obtain certification of the aircraft or otherwise meet performance milestones and other requirements;

•

failure of a customer to receive financing, when required, with respect to any aircraft at the scheduled delivery date, in which case the customer can cancel the order for the particular aircraft to be delivered or terminate the contract with respect to all undelivered aircraft; or

•	production rate shortfalls.

          Our customers may also reschedule deliveries, particularly during an economic downturn.  A substantial number of cancellations or extensions of delivery schedules could reduce our sales and revenue for a given year, which in turn would reduce our cash flow.

          In connection with the signing of a purchase contract for new aircraft, we may provide trade-in options to our customers.  These options provide a customer with the right to trade in existing aircraft upon the purchase of a new aircraft.  At December 31, 2004, six commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in upon delivery.  The trade-in price is determined in the manner discussed above for commercial jets.  We may be required to accept trade-ins at prices that are above the then-market price of the aircraft, which would result in financial loss for us when we remarket the aircraft.  In 2004, we were not required to accept any aircraft for trade in.

          We have guaranteed the financial performance of a portion of the financing for, and the residual value of, some of our aircraft that have already been delivered.  Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of our aircraft under their financing arrangements to mitigate default-related losses.  These guarantees are collateralized by the financed aircraft.

          Our residual value guarantees typically ensure that, in the 15th year after delivery, the relevant aircraft will have a residual market value of 18% to 25% of the original sale price.  In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference between the guaranteed residual value and the market value of the aircraft at the time of exercise.

          Assuming all customers supported by off-balance sheet financial guarantees defaulted on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding residual value guarantees and we were not able to remarket any of the aircraft to offset our obligations, our maximum exposure under these guarantees (less provisions and liabilities) would have been US$2.0 billion as of December 31, 2004.  For further discussion of these off-balance sheet arrangements, see Note 34 to our consolidated financial statements.  We have deposited US$231.1 million in escrow accounts to secure a portion of our financial guarantees.  Based on current estimates, we believe that the proceeds from the sale or lease of the covered aircraft (based on resale value as of December 31, 2004) and from other offsetting collections, such as cash deposits, would exceed our exposure by US$8.1 million.  Although we believe that the estimated value of the covered aircraft, on an aggregate basis, is currently sufficient to cover our exposure, we may be obligated to make substantial payments that are not recoverable through proceeds from aircraft sales or leases, particularly if the future value of the relevant aircraft is significantly lower than the guaranteed amount or financing defaults occur with respect to a significant portion of our aircraft.  The value of the underlying aircraft is more likely to decrease and third parties are more likely to default during economic downturns.

          We recorded a charge against income in an amount of US$16.0 million in 2004, based on our risk assessment, on an individual aircraft basis, for the issued guarantees.  We continually re-evaluate our risk for the financial guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third party appraisals, including information developed from similar aircraft remarketing in the secondary market, and the credit rating for the customers.  Any future decrease in the market value of the aircraft covered by trade-in rights or financial guarantees would decrease our ability to recoup the amounts payable to satisfy our obligations and cause us to incur additional charges to income.  If we are required to pay amounts related to such guarantees, we may not have sufficient cash or other financial resources available to do so and may need to seek financing to fund these payments.  We cannot assure you that then-prevailing market conditions would allow us to resell or lease the underlying aircraft at its anticipated fair value or in a timely manner.  Consequently, honoring our trade-in or financial guarantee obligations could require us to make significant cash disbursements in a given year, which, in turn, would reduce our cash flow in that year.

          Any decrease in Brazilian government-sponsored customer financing, or increase in government-sponsored financing that benefits our competitors, may decrease the cost-competitiveness of our aircraft.

          Historically, when purchasing our aircraft, our customers have benefited from export financing incentives provided by Brazilian government-sponsored export programs.  The most important of these government programs is a system of interest rate adjustments called the Programa de Financiamento às Exportações, or Export Financing Program, known as the ProEx program.

          In the past, the Canadian government has initiated proceedings at the World Trade Organization, or WTO, accusing the Brazilian government of granting prohibited export subsidies relating to sales of aircraft to foreign purchasers under the ProEx program.  The Brazilian government has countered, accusing the Canadian government of granting prohibited export subsidies to the Canadian aircraft industry. The Brazilian government ultimately amended the ProEx program so that any ProEx payments would not decrease the effective interest rate below the interest rate permitted by the WTO, but only after the WTO granted Canada the authority to impose up to US$1.4 billion in trade sanctions over five to six years against Brazil.  Canada has not yet imposed sanctions.  We cannot predict what form, if any, these sanctions will take and whether such sanctions will adversely affect our business.  In addition, as a result of a Brazilian government proceeding against Canada, the dispute settlement body of the WTO authorized Brazil to apply retaliatory measures against Canada in the amount of US$248.0 million.

          Although the ProEx program is currently in compliance with WTO rules, other export financing programs available to our customers may be subject to challenge in the future.  If the ProEx program or another similar program is not available in the future, or if its terms are substantially reduced, our customers’ financing costs could be higher and our cost-competitiveness in the regional jet market could decrease.

          The Brazilian and Canadian governments have entered into negotiations regarding government support for aircraft exports.  We cannot assure you that any agreement will be reached.  Any future subsidies supporting Bombardier or any of our other major competitors may cause the cost-competitiveness of our aircraft to suffer and our sales to decline.

          Brazilian government budgetary constraints could reduce amounts available to our customers under government-sponsored financing programs.

          In addition to the ProEx program, we rely on the BNDES-exim program, also a government-sponsored financing program, to assist customers with financing.  This program provides our customers with direct financing for Brazilian exports of goods and services.  From 1996 through 2004, approximately 44% of the total value of our export sales was subject to financing by the BNDES-exim program.  As government-sponsored programs, the ProEx program and the BNDES-exim program rely on funds allocated from the Brazilian national budget.  Therefore, the funds available to our customers under these programs will be affected by currency fluctuations and other political and economic developments in Brazil and the international capital markets.  See “—Risks Relating to Brazil.”  For example, a recent decrease in the amounts available under the ProEx program caused us to make other financing arrangements for affected customers.  In addition, from time to time, government-sponsored financing programs such as BNDES-exim can be subject to challenge.  We cannot assure you that the Brazilian government will continue to sponsor and/or fund these programs or that funds under these or other similar programs will be available to our customers.  The loss or significant reduction of funds available under one or either of these programs, without an adequate substitute, could lead to fewer sales and has caused and may continue to cause us to compensate our customers for their additional financing costs, resulting in lower profitability for Embraer.

          We may face a number of challenges resulting from the development of new products and the possible pursuit of strategic growth opportunities.

          As we continue to develop new products, we may need to reallocate existing resources and coordinate with new suppliers and risk-sharing partners. From time to time, there is significant competition within the aviation industry for skilled personnel in general and engineers in particular.  To the extent such competition reoccurs, we may be unable to recruit the necessary number of highly skilled engineers and other personnel we require.  Failure to coordinate our resources in a timely manner or to attract and retain skilled personnel could impede our development efforts and cause delays in production and deliveries of our aircraft, which would delay recognition of revenue.

          We may pursue strategic growth opportunities, including joint ventures, acquisitions or other transactions, to expand our business or enhance our products and technology.  We may face a number of challenges, including difficulties in identifying appropriate candidates, assimilating their operations and personnel and maintaining internal standards and controls, as well as the diversion of our management’s focus from our ongoing business.  We cannot assure you that we will be able to meet these challenges or that our business will not face disruptions.

          We may have to refund cash contributions after the development of the EMBRAER 170/190 jet family if certification for each of these aircraft is not obtained.

          Our risk-sharing partners have contributed in cash to us a total of US$245.1 million for the development of the EMBRAER 170/190 jet family as of December 31, 2004.  Cash contributions become non-refundable upon the achievement of certain developmental milestones.  As of December 31, 2004, US$120.3 million of these cash contributions had become non-refundable. If we cancel the development and production of any of the remaining aircraft in the EMBRAER 170/190 jet family because we are unable to obtain certification or for other non-market related reasons, we may be obligated to refund US$124.8 million of the total cash contributions.  Upon the expected conclusion of the certification of the EMBRAER 190 in the third quarter of 2005, an additional US$37.5 million of these cash contributions will become became non-refundable.  If we require additional financing and we are unable to obtain it, we will not be able to continue to develop and market the remaining aircraft in our EMBRAER 170/190 jet family.

          We face significant international competition, which may adversely affect our market share.

          The worldwide commercial aircraft manufacturing industry is highly competitive.  We are one of the leading manufacturers of commercial aircraft in the world, along with The Boeing Company, Airbus Industrie and Bombardier Inc., all of which are large international companies.  Certain of these competitors have greater financial, marketing and other resources than we do.  Although we have achieved a significant share of the market for our commercial aircraft products, we cannot assure you that we will be able to maintain this market share.  Our ability to maintain market share and remain competitive in the commercial aircraft market over the long term requires continued technological and performance enhancements to our products.  Our primary competitor in the regional and mid-capacity jet markets is Bombardier Inc., a Canadian company, which has significant technological capabilities, financial and marketing resources and benefits from government-sponsored export subsidies.  In addition, other international aircraft manufacturers, including The Boeing Company and Airbus Industrie, produce or are developing aircraft at the high end of the 70-120 seat segment, in which our EMBRAER 170/190 jet family will compete, thereby increasing the competitive pressures in that segment.  These companies also have significant technological capabilities and greater financial and marketing resources.

          Some of our competitors may also reach the market before we do, allowing them to establish a customer base and making our efforts to gain greater market share more difficult.  For example, in 2001, Bombardier commenced delivery of its 70-seat regional jet prior to the initial deliveries of the EMBRAER 170.  As a relatively new entrant to the business jet market, we also face significant competition from companies with longer operating histories and established reputations in this industry.  We cannot assure you that we will be able to compete successfully in our markets in the future.

          We may have to make significant payments as a result of unfavorable outcomes of pending challenges to various taxes and payroll charges.

          We have challenged the constitutionality of the nature of and modifications in rates and the increase in the calculation base of certain Brazilian taxes and payroll charges.  Interest on the total amount of these unpaid taxes and payroll charges accrues monthly based on the Selic rate, the key lending rate of the Central Bank, and we make an accrual as part of the interest income (expenses), net item of our statements of income.  As of December 31, 2004, we had obtained preliminary injunctions for not paying or recovering past payments in the total amount, including interest, of US$432.5 million, which is included as a liability on our balance sheet.  We are awaiting a final decision in these proceedings.  We cannot assure you that we will prevail in these proceedings or that we will not have to pay significant amounts, including interest, to the Brazilian government in the future as payment for these liabilities.  For an additional discussion of these liabilities, see Note 18 to our consolidated financial statements.

Risks Relating to the Commercial Aircraft Industry

          Scope clause restrictions in airline pilot contracts may limit demand for regional and mid-capacity jets in the U.S. market.

          A key limiting factor in demand for regional and mid-capacity jets is the existence of scope clauses contained in airline pilot contracts.  These scope clauses are union-negotiated restrictions on the number and/or size of regional and mid-capacity jets that a particular carrier may operate.  Current scope clause restrictions, which are more prevalent in the United States, include restrictions on the number of seats, weight of aircraft and number of 50-70 seat commercial aircraft in an airline’s fleet.  As a result, our opportunities for near-term growth in the U.S. regional jet market in the 40-59 and 60-80 seat segments may be limited.  The continuation or further tightening of scope clauses could also lead some of our customers who have purchased options to acquire our regional and mid-capacity jets not to exercise those options.  We cannot assure you that current restrictions will be lessened, or will not be expanded, including by amending these scope clauses to cover larger-sized commercial aircraft.  Furthermore, although scope clauses are less prevalent outside the United States, we cannot assure you that scope clauses will not become more prevalent or restrictive, or that some other form of restriction will not take effect, in Europe or in other markets.

          We are subject to stringent certification requirements and regulation, which may prevent or delay our obtaining certification in a timely manner.

          Our products are subject to regulation in Brazil and in each jurisdiction where our customers are located.  The aviation authorities in Brazil and in other countries in which our customers are located, including the Brazilian aviation authority, the U.S. Federal Aviation Authority, or FAA, the Joint Aviation Authority of Europe, or JAA, and the European Aviation Safety Agency, or EASA, must certify our aircraft before we can deliver them.  We cannot assure you that we will be able to obtain certification of our aircraft on a timely basis or at all.  If we fail to obtain a required certification from an aviation authority for any of our aircraft, that aviation authority would prohibit the use of that aircraft within its jurisdiction until certification has been obtained.  In addition, complying with the requirements of the certification authorities can be both expensive and time-consuming.

          Changes in government regulations and certification procedures could also delay our start of production as well as entry into the market.  We cannot predict how future laws or changes in the interpretation, administration or enforcement of laws will affect us.  We may be required to spend significantly more money to comply with these laws or to respond to these changes.

          Any catastrophic events involving our aircraft could adversely affect our reputation and future sales of our aircraft, as well as the market price of the preferred shares and the ADSs.

          We believe that our reputation and the safety record of our aircraft are important selling points for our aircraft.  We design our aircraft with backup systems for major functions and appropriate safety margins for structural components.  However, the safe operation of our aircraft depends to a significant degree on a number of factors largely outside our control, including our customers’ proper maintenance and repair of our aircraft and pilot skill.  Due to our relative position in the aircraft market and because we have focused on products in the regional and mid-capacity jet segments, the occurrence of one or more catastrophic events involving one of our aircraft could adversely affect our entire commercial jet family as well as our reputation and future sales and also the market price of the preferred shares and the ADSs.

Risks Relating to Brazil

          Brazilian political and economic conditions have a direct impact on our business and the trading price of our preferred shares and the ADSs.

          The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic  changes in policy and regulations.  The Brazilian government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports.  Our business, financial condition, results of operations and the trading price of the preferred shares and the ADSs may be adversely affected by changes in policy or regulations at the federal, state or municipal level involving or affecting factors such as:

•	interest rates;

•	exchange controls;

•	currency fluctuations;

•	inflation;

•	liquidity of domestic capital and lending markets;

•	tax policies; and

•	other political, diplomatic, social and economic developments in or affecting Brazil.

          Uncertainty over whether the Brazilian government will implement changes in policy or regulation affecting these or other factors in the future may contribute to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and securities issued abroad that are supported by Brazilian issuers.

          These and other future developments in the Brazilian economy and governmental policies may adversely affect us and our business and results of operations and may adversely affect the trading price of our preferred shares and ADSs.

          Inflation and government efforts to combat inflation may contribute significantly to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets and, consequently, may adversely affect the market value of the preferred shares and the ADSs.

          Brazil has in the past experienced extremely high rates of inflation in the past.  More recently, Brazil’s annual rate of inflation was 10.4% in 2001, 25.3% in 2002, 8.7% in 2003 and 12.4% in 2004 (as measured by Índice Geral de Preços – Mercado or the IGP-M).  Inflation, and certain government actions taken to combat inflation, have in the past had significant negative effects on the Brazilian economy.  Actions taken to combat inflation, coupled with public speculation about possible future governmental actions, have contributed to economic uncertainty in Brazil and heightened volatility in the Brazilian securities markets.

          Future Brazilian government actions, including interest rate decreases, intervention in the foreign exchange market and actions to adjust or fix the value of the real may trigger increases in inflation.  If Brazil experiences high inflation again in the future, our operating expenses and borrowing costs may increase, our operating and net margins may decrease and, if investor confidence decreases, the price of the preferred shares and ADSs may fall.

          Exchange rate instability may adversely affect our financial condition and results of operations and the market price of the preferred shares and the ADSs.

          Although most of our net sales and debt are U.S. dollar-denominated, the relationship of the real to the value of the U.S. dollar, and the rate of depreciation of the real relative to the prevailing rate of inflation, may adversely affect us.

          As a result of inflationary pressures, among other factors, the Brazilian currency has devalued periodically during the last four decades.  Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations, periodic mini-devaluations during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets.  Although over long periods depreciation of the Brazilian currency generally has correlated with the rate of inflation in Brazil, devaluation over shorter periods has resulted in significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar and other currencies.

          The real depreciated against the U.S. dollar by 9.3% in 2000 and 18.7% in 2001.  In 2002, the real depreciated 52.3% against the U.S. dollar, due in part to political uncertainty surrounding the Brazilian political elections and the global economic slowdown.  Although the real appreciated 18.2%, 8.1% and 10.5% against the U.S. dollar in 2003, 2004 and the first five months of 2005, respectively, no assurance can be given that the real will not depreciate or be devalued against the U.S. dollar again.

          Historically, depreciations in the real relative to the U.S. dollar have also created additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary government policies to curb aggregate demand.  On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the current account and the balance of payments, as well as dampen export-driven growth.  Depreciations generally curtail access to foreign financial markets and may prompt government intervention, including recessionary governmental policies.  Depreciations of the real relative to the U.S. dollar would also reduce the U.S. dollar value of distributions and dividends on the ADSs and may also reduce the market value of the preferred shares and the ADSs.

          Developments and perceptions of risk in other countries, especially emerging market countries, may adversely affect the trading price of Brazilian securities, including the preferred shares and the ADSs.

          The market value of securities of Brazilian issuers is affected to varying degrees by economic and market conditions in other countries, including other Latin American and emerging market countries.  Although economic conditions in such countries may differ significantly from economic conditions in Brazil, the reaction of investors to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers.  Crises in other emerging market countries may diminish investor interest in securities of Brazilian issuers, including ours.  This could adversely affect the trading price of the ADSs and our preferred shares, and could also make it more difficult for us to access the capital markets and finance our operations in the future on acceptable terms or at all.

Risks Relating to the Preferred Shares and the ADSs

          Exchange controls and restrictions on remittances abroad may adversely affect the holders of our ADSs.

          The Brazilian government may impose temporary restrictions on the conversion of Brazilian currency into foreign currencies and on the remittance to foreign investors of proceeds from their investments in Brazil.  The Brazilian government imposed remittance restrictions for a number of months in 1989 and early 1990.  These restrictions would hinder or prevent the conversion of dividends, distributions or the proceeds from any sale of preferred shares, as the case may be, from reais into U.S. dollars and the remittance of the U.S. dollars abroad.  We cannot assure you that the Brazilian government will not take similar measures in the future.  Holders of our ADSs could be adversely affected by delays in, or refusals to grant, any required governmental approval for conversion of real payments and remittances abroad in respect of the preferred shares underlying the ADSs.  In such a case, the depositary for the ADSs will hold the reais it cannot convert for the account of the ADR holders who have not been paid.  The depositary will not invest the reais and will not be liable for interest on those amounts.

          If holders of ADSs exchange the ADSs for preferred shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages.

          The Brazilian custodian for the preferred shares has obtained an electronic certificate of registration from the Central Bank permitting it to remit foreign currency abroad for payments of dividends and other distributions relating to the preferred shares or upon the disposition of the preferred shares.  If holders of ADSs decide to exchange their ADSs for the underlying preferred shares, they will be entitled to continue to rely on the custodian’s electronic certificate of registration for five business days from the date of exchange.  Thereafter, such holders of ADSs may not be able to obtain and remit foreign currency abroad upon the disposition of, or distributions relating to, the preferred shares unless they obtain their own electronic certificate of registration or register their investment in the preferred shares pursuant to Resolution No. 2,689, which entitles certain foreign investors to buy and sell securities on the São Paulo Stock Exchange.  Holders who do not qualify under Resolution No. 2,689 will generally be subject to less favorable tax treatment on gains with respect to the preferred shares.  If holders of ADSs attempt to obtain their own electronic certificate of registration, they may incur expenses or suffer delays in the application process, which could delay their ability to receive dividends or distributions relating to the preferred shares or the return of their capital in a timely manner.  In addition, we cannot assure you that the custodian’s electronic certificate of registration or any certificate of foreign capital registration obtained by a holder of ADSs will not be affected by future legislative or other regulatory changes, or that additional restrictions applicable to such holder, to the disposition of the underlying preferred shares or to the repatriation of the proceeds from such disposition will not be imposed in the future.

          The relative volatility and illiquidity of the Brazilian securities markets may substantially limit the ability of holders of our preferred shares or ADSs to sell the preferred shares underlying the ADSs at the price and time they desire.

          Investing in securities, such as the preferred shares or the ADSs, of issuers from emerging market countries, including Brazil, involves a higher degree of risk than investing in securities of issuers from more developed countries.

          The Brazilian securities markets are substantially smaller, less liquid, more concentrated and more volatile than major securities markets in the United States and other jurisdictions, and are not as highly regulated or supervised as some of these other markets.  The relatively small market capitalization and illiquidity of the Brazilian equity markets may substantially limit the ability of holders of our preferred shares or ADSs to sell the preferred shares underlying the ADSs at the price and time desired.

          There is also significantly greater concentration in the Brazilian securities markets than in major securities markets in the United States.  See “Item 9C. Markets—Trading on the São Paulo Stock Exchange.”

          Because we are subject to different corporate rules and regulations as a Brazilian company, holders of our ADSs have fewer and less well-defined shareholders’ rights.

          Our corporate affairs are governed by our bylaws and Brazilian Corporate Law, which differ from the legal principles that would apply if we were incorporated in a jurisdiction in the United States, such as Delaware or New York, or in other jurisdictions outside Brazil.  As a result, the holders of the ADSs or the holders of our preferred shares may have fewer and less well-defined rights under Brazilian Corporate Law with which to protect their interests against actions by our Board of Directors and our principal shareholders than under the laws of those jurisdictions outside Brazil.

          Although Brazilian Corporate Law imposes restrictions on insider trading and price manipulation, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities markets or markets in other jurisdictions.  In addition, rules and policies against self-dealing and regarding the preservation of minority shareholder interests may be less well-defined and enforced in Brazil than in the United States, putting holders of the preferred shares and ADSs at a potential disadvantage. Corporate disclosures may be less complete or informative than what may be expected of a U.S. public company.  Specifically, among other differences when compared to, for example, Delaware general corporation law, Brazilian Corporate Law and practice has less detailed and well-established rules and judicial precedents relating to the review of management decisions against duty of care and duty of loyalty standards in the context of corporate restructurings, transactions with related parties and sale-of-business transactions.  In addition, Brazilian Corporate Law provides that shareholders must hold 5% of the outstanding share capital of a corporation to have standing to bring shareholders’ derivative suits, and shareholders ordinarily do not have standing to bring a class action.

          Also, in accordance with Brazilian Corporate Law, holders of our preferred shares, and therefore our ADSs, are not entitled to vote at meetings of our shareholders except in limited circumstances.  See “Item 10B. Memorandum and Articles of Incorporation—Description of Capital Stock—Voting Rights of the Preferred Shares.”

          The Brazilian government has veto power over, among other things, change of control, change of corporate purpose and creation and alteration of defense programs, and our controlling shareholders act in concert to control Embraer; their interests could conflict with the interests of the holders of ADSs.

          The Brazilian government holds one special class of our common stock, called a “golden share,” which carries veto power over, among other things, change of control, change of corporate purpose and creation and alteration of defense programs (whether or not the Brazilian government participates in such programs).  In addition, under the terms of a shareholders’ agreement, our controlling shareholders—Cia. Bozano, Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI, also known as PREVI, and Fundação SISTEL de Seguridade Social, also known as SISTEL—act in concert to vote 60% of the outstanding shares of our common stock, allowing them to elect a majority of the members of our Board of Directors and to determine the outcome of any actions requiring shareholder approval, including corporate reorganizations and the timing and payment of future dividends.  The Brazilian government may have an interest in vetoing transactions that may be in the interests of the holders of the ADSs.  Our controlling shareholders may have an interest in pursuing acquisitions, dispositions, financings or similar transactions that could conflict with the interests of the holders of the ADSs.

          The sale of a substantial number of preferred shares, or the belief that this may occur, could decrease the trading price of the preferred shares and the ADSs; holders of our preferred shares and/or ADSs may not be able to sell their securities at or above the price they paid for them.

          Sales of a substantial number of preferred shares, or the belief that this may occur, could decrease the trading price of our preferred shares and our ADSs.  As of December 31, 2004, we had 475,797,420 preferred shares outstanding.  Of this amount, holders of exchangeable notes that were issued in June 2001 by Banco Nacional de Desenvolvimento Econômico e Social—BNDES, the Brazilian National and Social Development Bank, also known as BNDES, have the right to acquire, at any time prior to the maturity of the notes, an aggregate of 2,756,270 ADSs, representing 11,025,080 preferred shares currently owned by BNDES Participações S.A.—BNDESPAR, also known as BNDESPAR, a wholly owned subsidiary of BNDES, subject to adjustment.  As a consequence of the issuance of preferred shares or sales by existing shareholders, the market price of the preferred shares and, by extension, the ADSs may decrease significantly.  As a result, the holders of our ADSs and/or preferred shares may not be able to sell their securities at or above the price they paid for them.

          Our share price may be affected by potential dilution of our preferred shares and the ADSs.

          The issuance of preferred shares pursuant to our stock option plan could substantially dilute the preferred shares.  Under the terms of our stock plan, we were authorized to grant options to purchase up to 25,000,000 preferred shares over the five-year period from the date of the first grant of options pursuant to the plan.  As of the end of this five-year period in May 2003, we had granted options for an aggregate of 20,237,894 preferred shares, including 662,894 options granted in connection with our preferred stock dividend in 2002.  No additional options may be granted pursuant to the plan.  The options granted to each employee generally vest as follows:  30% after three years from the date granted, an additional 30% after four years and the remaining 40% after five years.  Employees may exercise their options for up to seven years from the date they are granted.  As of December 31, 2004, options representing 12,548,826 preferred shares have been exercised and options representing 4,785,678 preferred shares are exercisable in 2005.

          Holders of our ADSs might be unable to exercise preemptive rights with respect to the preferred shares.

          Holders of our ADSs may not be able to exercise the preemptive rights relating to the preferred shares underlying their ADSs unless a registration statement under the Securities Act is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available.  We are not obligated to file a registration statement with respect to the shares or other securities relating to these preemptive rights and we cannot assure holders of our ADSs that we will file any such registration statement.  Unless we file a registration statement or an exemption from registration applies, holders of our ADSs may receive only the net proceeds from the sale of their preemptive rights by the depositary or, if the preemptive rights cannot be sold, the rights will be allowed to lapse.

ITEM 4.     INFORMATION ON THE COMPANY

4A.     History and Development of the Company

General

          Embraer-Empresa Brasileira de Aeronáutica S.A. is a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration.  Originally formed in 1969 by the Brazilian government, we were privatized in 1994.  In connection with our privatization, we were transformed into a publicly held corporation and we operate under the Brazilian Corporate Law.  Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil.  Our telephone number is 55-12-3927-1216.  Our agent for service of process in the United States is our subsidiary, Embraer Aircraft Holding, Inc., with offices at 276 S.W. 34th Street, Ft. Lauderdale, Florida 33315.

          We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a public company that produces aircraft for commercial, business jet and defense purposes.  Through our evolution, we have obtained, developed and enhanced our engineering and technological capabilities through our own development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects.  We have applied these capabilities that we gained from our defense business to develop our commercial aircraft business.

          Our first regional aircraft was the Bandeirante, a 19-passenger twin-engine non-pressurized turboprop aircraft initially designed to service the transport needs of the Brazilian Air Force.  This aircraft was certified in 1973.  The Bandeirante was followed by the development of the EMB 120 Brasília, which was certified in 1985 and is a high performance, pressurized turboprop commercial aircraft seating up to 30 passengers that was designed to serve the longer routes and higher passenger traffic of the growing regional aircraft market.  Drawing upon the design of the EMB 120 Brasília and the jet technology acquired in our development of the AM-X, a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial use.  This family is comprised of three aircraft, which seat up to 37, 44 and 50 passengers.  The first member of the ERJ 145 family, the ERJ 145, was certified in 1996.  We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to serve the aircraft market’s trend towards larger, higher volume and longer range jets.  The first member of this family, the EMBRAER 170, was certified in February 2004 and its derivative, the EMBRAER 175, was certified by the Brazilian aviation authority in December 2004 and by EASA in January 2005.  We are also marketing and selling the Legacy, a line of business jets in the super-midsize category based on our ERJ 135 platform, and recently launched new products in the very light and light jet categories.  For the defense market, we also offer a line of intelligence, surveillance and reconnaissance aircraft based on the ERJ 145 regional jet.

Strategic Alliance and Growth Opportunities

Strategic Alliance with European Aerospace and Defense Group

          On November 5, 1999, a group consisting of Aerospatiale Matra, currently known as European Aeronautic, Defense and Space Company N.V., or EADS, Dassault Aviation, Thomson-CSF, currently referred to by its trade name Thales™, and Société Nationale d’Étude et de Construction de Moteurs d’Aviation, or SNECMA, which we refer to collectively as the European Aerospace and Defense Group, purchased as a group 20% of the outstanding common stock of Embraer from our existing common shareholders, a majority of which was from our controlling shareholders.  We believe that this alliance will continue to assist us in the development of defense business solutions.  For example, we have integrated Thales™ mission systems and electronic equipment in some of our EMB 145 AEW&C aircraft.  In addition, in March 2005, we and EADS formed a consortium to acquire a 65% interest in OGMA- Indústria Aeronáutica de Portugal S.A., or OGMA.

Joint Ventures and Acquisitions

          In 2000, we entered into a joint venture with Liebherr International AG to develop and manufacture landing gear and high precision hydraulic equipment and provide related services for Embraer and other clients around the world.  In connection with this joint venture, we formed a new subsidiary, ELEB - Embraer Liebherr Equipamentos do Brasil S.A.

          In March 2002, we acquired the operating assets of Celsius Aerotech Inc. in Nashville, Tennessee from Reliance Aerotech Inc. in order to provide full service maintenance and repair services for our commercial and business aircraft in the United States.

          In December 2002, we entered into a joint venture with Harbin Aircraft Industry (Group) Co., Ltd. and Hafai Aviation Industry Co., Ltd., subsidiaries of China Aviation Industry Corp. II, or AVIC II, to provide for the assembly, sale and after-sale support of the ERJ 145 regional jet family in China.  We own 51% of the equity of the joint venture company, Harbin Embraer Aircraft Industry Company Ltd.

          In December 2004, a consortium formed by Embraer and EADS was selected to acquire OGMA.  The consortium acquired 65% of OGMA’s shares in March 2005 through a newly created holding company, AIRHOLDING, SGPS, S.A., with Embraer holding 99% of the equity in the holding company and EADS holding the remaining 1%.  In the future, EADS has the option to increase its interest in this company up to 30%.  OGMA is a major representative of the aviation industry in Europe, offering services that cover the maintenance and repair of civil and military aircraft, engines and parts, assembly of structural components and engineering support.

Research and Development Costs and Capital Expenditures

          Research and development costs, including the development of the EMBRAER 170/190 jet family, were US$158.5 million in 2002, US$173.2 million in 2003 and US$44.5 million in 2004, net of cash contributions provided by risk-sharing partners.  Research and development costs as a percentage of net sales were 6.3% in 2002, 8.1% in 2003 and 1.3% in 2004.  The increase in research and development costs as a percentage of our net sales in 2003 reflects principally the costs related to the EMBRAER 170/190 jet family.  The decrease in the percentage in 2004 reflects principally the contributions from our risk-sharing partners in the amount of US$108.6 million.  In 2005, we expect our research and development costs to total approximately US$120.0 million, not including contributions from our risk-sharing partners.  We do not record an expense for research and development of defense programs as they are funded by the Brazilian government and other government customers.  Most of our research and development expenses are associated with a particular program, whether commercial or business jets.

          In May 2005, we announced our plans to expand our business jet product portfolio with jets for the very light and light categories.  Total research and development and capital expenditures relating to the new jets is expected to be approximately US$235.0 million.  We expect this program will be funded by risk-sharing partners, financial institutions and our own cash generation.  As the very light jet is expected to enter service in mid-2008 and the light jet is expected to enter service in mid-2009, we do not expect a significant portion of these funds to be expended in 2005.

          Our investments in property, plant and equipment totaled US$111.0 million in 2002, US$64.7 million in 2003, and US$50.1 million in 2004.  These investments are related mainly to construction of facilities, improvements to our plant and production facilities and modifications for the production of new aircraft models.  In 2005 and 2006, we expect investments in property, plant and equipment to total approximately US$78.0 million and US$59.0 million, respectively, which will primarily be related to construction of facilities, improvements to our plant and production facilities for the production of the EMBRAER 170/190 jet family, as well as our defense aircraft and business jets.

4B.     Business Overview

          We are one of the leading manufacturers of commercial aircraft in the world, based on 2004 net sales of commercial aircraft, with a global customer base.  Our focus is achieving customer satisfaction with a range of products addressing the Airline, Defense and Business aircraft markets.  Our commercial airline business accounted for 75.0% of our net sales in 2004.  We are the leading supplier of defense aircraft for the Brazilian Air Force based on number of aircraft sold, and we have also sold aircraft to military forces in Europe and Latin America.  Our defense business accounted for 10.6% of our net sales in 2004.  We have developed a line of business jets based on one of our regional jet platforms and recently launched new business jets in the very light and light categories.  Our business jet business accounted for 7.1% of our net sales in 2004.  Providing high quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term relationships with our customers.  Other related businesses, which includes customer services, accounted for 7.3% our net sales in 2004.  For the year ended December 31, 2004, we generated net sales of US$3,440.5 million, of which more than 90% was U.S. dollar-denominated.  On March 31, 2005, we had a total firm backlog in orders of US$9.9 billion, including 383 commercial jets.

Our Strengths

          We believe that our primary strengths are:

          Leading Commercial Aircraft Manufacturer with a Global Customer Base.  We are a leading manufacturer of 30-to 120-seat jets with a strong global customer base.  We have sold our regional and mid-capacity jets to 41 customers in 22 countries.  Our customers include some of the largest, major, regional and low-cost airlines in the world.

          Aircraft Design; Cost and Operating Efficiency.  We conceive, develop and manufacture aircraft to provide our customers with reduced operating, maintenance and training costs due to the similarity and efficiency in design and the commonality of parts among jets within a family.  These similarities enable us to significantly reduce our design, development and production costs and pass these savings along to our customers in our sales price.  These similarities also reduce the development time of our aircraft.

          Strategic Risk-Sharing Partners.  With respect to our commercial and business jet aircraft, we developed strategic relationships with key risk-sharing partners.  These risk-sharing partners develop and manufacture significant portions of the systems and components of our aircraft and contribute their own funds to research and develop these systems and components, thereby reducing our development costs.  These risk-sharing partners also fund a portion of our development costs through direct contributions of cash or materials.  We believe that these strategic relationships enable us to lower our development costs and risks, improve our operating efficiency, enhance the quality of our products and reduce the number of our suppliers.

          Benefits of Funded Development of Defense Products.  Research and development costs related to defense aircraft historically have been funded in large part by Brazilian government contracts and have had an important role in our engineering and industrial development.  For instance, the AM-X program developed for the Brazilian Air Force established the basic knowledge for the ERJ 145 jet family developed a decade later.  In addition, we sell proven defense products developed for the Brazilian Air Force to other military forces.

          Flexibility of Production to Meet Market Demands.  We believe the flexibility of our production processes and our operating structure, including our risk-sharing partnerships that are designed to minimize costs, allow us to increase or decrease our production in response to market demand without significantly impacting our margins.

          Experienced and Highly Skilled Workforce.  Our employees are experienced and highly skilled.  Approximately 25% of our workforce is comprised of engineers.  Due to the high level of knowledge and skill possessed by our employees, we are able to efficiently pursue new programs and provide our customers with differentiated technical expertise and guidance.

Business Strategies

          Looking for business growth and to increase our profitability, our strategy is to continue to offer our customers cost-effective, high quality, reliable aircraft and services.  The key elements of our strategy are the following:

          Continuing to Market our Commercial Aircraft.  We are fully committed to continuing to market our ERJ 145 regional jet family and aggressively marketing our mid-capacity platform, the EMBRAER 170/190 jet family.  The ERJ 145 regional jet family is the backbone of our operations, with almost 900 units in operation and a history of good service.  We believe that airlines can continue to benefit from this regional jet family, which we believe has assisted our customers over the last nine years in pursuing their goal of achieving profitable operations.  We believe a significant market opportunity exists for the EMBRAER 170/190 jet family with regional airlines that are expanding their fleet, increasing their penetration into higher density markets and adding longer routes, and also with major and low-cost airlines that are right-sizing their fleet in order to adjust capacity to meet demand in less dense routes.  Additionally, we believe that our commercial aircraft will provide us with significant opportunities to increase our competitiveness by offering our customers a full range of jets in the 30- to 120-passenger seat category.

          Strengthening our Position in the Business Jet Market.  We have developed the Legacy, a line of business jets based on the ERJ 135 regional jet.  Since the launch of the Legacy in 2000 and its entry into service in 2002, we have endeavored to understand and respond to market and customer needs, continually improving the product and customer support.  The knowledge accrued resulted in significant enhancements while creating the right conditions for us to identify new opportunities in the business aviation market.  In May 2005, we expanded our product portfolio to complement the Legacy offering with jets for the very light and light categories.  These business jets can provide companies, including fractional ownership companies, individuals and the emerging business of air taxi companies a cost-effective and personalized alternative to commercial airline travel.

          Increasing Penetration into the Defense Market.  We plan to develop and market additional defense products and thereby increase sales in this segment of our business.  We intend to increase our participation in the international defense market by actively marketing our existing products initially developed for the Brazilian Air Force, including our EMB 145 Intelligence, Surveillance and Reconnaissance aircraft and the Super Tucano (ALX).

          Continuing Focus on Customer Satisfaction and Support.  We believe that our focus on customer satisfaction is fundamental to our entrepreneurial success and our business strategy.  Providing high quality customer support is a key element of our customer focus and is critical to our ability to maintain long-term relationships with our customers.  As the number of our aircraft in operation continues to grow, we have increased our commitment to providing our customers with an appropriate level of after-sale support, including technical assistance, pilot and maintenance training and spare parts, as demonstrated by the acquisition in 2002 of a Nashville, Tennessee maintenance, repair and overhaul (MRO) facility, and the acquisition of OGMA, an MRO facility in Portugal, the contract for which was signed and announced in December 2004 and became effective in March 2005.  We intend to continue to focus on providing our customers with high quality customer support.

          Reviewing Strategic Growth Opportunities and Enhancing Existing Relationships.  We intend to review strategic growth opportunities, which may include joint ventures and acquisitions, and other strategic transactions and enhance our existing relationship and strategic alliance with the European Aerospace and Defense Group.  For example, we recently increased our customer service capabilities with the acquisition of OGMA through a consortium led by us with EADS’ participation.

Commercial Airline Business

          We design, develop and manufacture a variety of commercial aircraft.  Our commercial airline business is our primary business, accounting for 75.0% of our net sales for the year ended December 31, 2004.

Products

          We developed the ERJ 145, a 50-passenger twin turbofan-powered regional jet, introduced in 1996, to address the growing demand among regional airlines for medium-range jet-powered aircraft.  After less than two years of development, the ERJ 135, a 37-passenger regional jet based on the ERJ 145, was introduced in July 1999.  In addition, we developed the 44-seat ERJ 140 as part of the ERJ 145 regional jet family, which we began delivering in the second half of 2001.  We believe that the ERJ 145 regional jet family provides the comfort, range and speed of a jet at costs comparable to turboprop aircraft.  We are continuing to develop our 70-108 seat platform, the EMBRAER 170/190 jet family, to serve the trend in the commercial airline market toward larger, faster and longer range jets and to further diversify our strength in the jet market.  We continue to analyze new aircraft demand in the jet market to determine potentially successful modifications to aircraft we already produce.

          ERJ 145 Regional Jet Family

          The ERJ 145 is a twin turbofan-powered regional jet accommodating up to 50 passengers.  This jet was developed in response to the increasing demand from the regional airline industry for an aircraft that offered more speed, comfort and capacity than a turboprop.  The ERJ 145 was certified by the Brazilian aviation authority in November 1996, the FAA in December 1996, the European aviation authority in May 1997, the Australian aviation authority in June 1998 and the Chinese aviation authority in December 2000.  We began delivering the ERJ 145 in December 1996.

          The development of the ERJ 145 aircraft was partially based on the EMB 120 Brasília and has approximately 30% commonality in terms of parts and components with that aircraft, including the nose section and cabin.  The ERJ 145 has a maximum cruising speed of Mach .78, or 450 knots, and a maximum fully loaded range of 1,060 nautical miles in its standard version.  The ERJ 145 is equipped with engines built by Rolls-Royce Allison.  These engines are designed to operate 10,000 flight hours between major overhauls and operate at a low fuel cost.  In addition, the ERJ 145 is equipped with sophisticated flight instruments, such as engine-indication instruments, crew-alert systems and digital flight control systems, produced by Honeywell.

          The ERJ 145 is also available in a long-range, or LR, version, and, in response to customer requests, we have developed an extra-long-range, or XR, version of the aircraft.  The ERJ 145 LR features a larger fuel tank, more powerful engines and greater range than the standard version.  The ERJ 145 LR, which was certified by the Brazilian aviation authority, the FAA and the European aviation authority in 1998, and by the Chinese aviation authority in November 2000, uses engines that deliver 15% more thrust, allowing the fully loaded aircraft to operate on routes of up to 1,550 nautical miles.  The ERJ 145 XR features a new and updated turbofan engine, increased capacity fuel tanks and winglets.  The ERJ 145 XR, which was certified by the Brazilian aviation authority in August 2002 and by the FAA in October 2002, offers reduced fuel consumption, a maximum fully loaded range of 2,000 nautical miles and enhanced operational capabilities for hot weather and at high altitudes.  Deliveries of the ERJ 145 LR began in February 1998, and deliveries of the ERJ 145 XR began in October 2002.

          The ERJ 135 is a 37-seat regional jet based on the same design as the ERJ 145 and is manufactured on the same production line.  The ERJ 135 has approximately 96% commonality in terms of parts and components with the ERJ 145, resulting in reduced spare parts requirements and permitting the utilization of the same ground support equipment for customers that use both aircraft.  The ERJ 135 was certified by the Brazilian aviation authority in June 1999, by the FAA in July 1999 and by the European aviation authority in October 1999.  Deliveries of the ERJ 135 began in July 1999.

               The ERJ 135 has a maximum operating speed of Mach .78, or 450 knots, and a maximum fully loaded range of 1,330 nautical miles in its standard version.  The ERJ 135 uses the same engines, sophisticated flight instruments, digital flight control systems and body design as the ERJ 145.  The ERJ 135’s fuselage is 11.6 feet shorter than the ERJ 145’s.  The ERJ 135 is also available in a long-range, or LR, version, which features a larger fuel tank, more powerful engines and significantly greater maximum fully loaded range (l,700 nautical miles) than the standard version.  The LR version received certification simultaneously with the standard version and began deliveries in August 1999.

          We developed the ERJ 140 in response to customer requests.  The ERJ 140 is a 44-seat regional jet based on the same design as the ERJ 135 and is manufactured on the same production line as the ERJ 145 and ERJ 135.  The ERJ 140 has approximately 96% commonality with the ERJ 145 and ERJ 135, providing our customers with significant maintenance and operational benefits.  The ERJ 140 was certified by the Brazilian aviation authority in June 2001 and by the FAA in July 2001.  The ERJ 140 has a maximum fully loaded range of 1,230 nautical miles in its standard version.  The ERJ 140 is available in a long-range, or LR, version, which features a larger fuel tank, more powerful engines and significantly greater maximum fully loaded range (1,630 nautical miles) than the standard version.  We began delivering the ERJ 140 in July 2001.

          The ERJ 145 regional jet family allows for standardized pilot certification and maintenance procedures.

          EMBRAER 170/190 Jet Family

          The EMBRAER 170/190 jet family provides our customers with a choice of four aircraft in the mid-capacity passenger range.  The EMBRAER 170 is a 70-78 seat jet and the EMBRAER 175 is a 78-86 seat jet, while the EMBRAER 190 series will include the 98-106 seat EMBRAER 190 and the 108-118 seat EMBRAER 195.

          The EMBRAER 170 was certified by the Brazilian aviation authority, the FAA, the JAA, EASA and the authority of Poland in February 2004, and deliveries of the EMBRAER 170 began in March 2004.  The EMBRAER 175 was certified by the Brazilian aviation authority in December 2004 and by EASA in January 2005.  The EMBRAER 190 made its maiden flight in March 2004, and the EMBRAER 195 made its maiden flight in December 2004.  We are currently conducting the flight test campaigns for both aircraft.  We expect to receive certification for the EMBRAER 190 in the third quarter of 2005 and for the EMBRAER 195 by mid-2006.

          We designed the EMBRAER 170/190 jet family to maximize the benefits of commonality, with aircraft in the family sharing approximately 89% of the same components.  The high level of commonality in this new jet family lowered our development costs and shortened our development period.  We anticipate that this commonality will lead to significant savings to our customers in the form of easier training, less expensive parts and maintenance and lower operational costs.  Due to differences in size and weight, the EMBRAER 170/190 jet family will not share the same wing design.  This new mid-capacity jet family has engines fixed under its main wings—a design intended to enhance power, improve fuel economy and minimize turnaround times.  All of the aircraft models of this family are powered by engines manufactured by General Electric and contain state-of-the-art avionics manufactured by Honeywell.

          The EMBRAER 170/190 jet family’s principal features are:

•

Performance.  All four jets in the EMBRAER 170/190 jet family have a maximum cruising speed of Mach .82.  The EMBRAER 170 and the EMBRAER 175 have maximum fully loaded ranges of 1,700 and 1,600 nautical miles, respectively, and each is available in long-range, or LR, versions, with maximum fully loaded ranges of 2,000 and 1,800 nautical miles, respectively.  The EMBRAER 190 and EMBRAER 195 have maximum fully loaded ranges of 1,700 and 1,500 nautical miles, respectively, and will be available in LR versions with maximum fully loaded ranges of 2,300 and 2,100 nautical miles, respectively.

•	Ground servicing. The under-wing engine design and the existence of four doors, two in the front and two in the back, provide for enhanced accessibility and efficiency of ground services.

•

Cabin and cargo space.  We have enhanced passenger safety and comfort in the EMBRAER 170/190 jet family.  The aircraft’s “double-bubble” design enables a four-abreast cabin, a wide aisle, greater interior space and headroom and a larger baggage compartment than the existing mid-capacity jets of our competitors, including those mid-capacity jets that are in the development stage.

          EMB 120 Brasília

          The EMB 120 Brasília is a pressurized twin wing-mounted turboprop aircraft that accommodates up to 30 passengers.  The EMB 120 Brasília was developed in response to the regional aircraft industry’s demand for a high-speed and fuel-efficient 30-seat regional aircraft.  The EMB 120 Brasília was certified by the FAA in May 1985 and by the Brazilian aviation authority in July 1985.  Since its introduction in 1985 and through December 31, 2004, we have delivered 352 EMB 120 Brasílias for the regional market and five EMB 120 Brasílias for the defense market.  We currently manufacture the EMB 120 Brasília only upon customer request.

Customers

          While we have focused our efforts on the U.S. and European markets to date, we also have customers in the Middle East and Asia, including China.  We have achieved a diverse, global customer base for our aircraft, principally in the commercial airline market.  Our major customers of commercial aircraft include some of the largest regional and low-cost airlines in the world.  As of March 31, 2005, our largest customers are JetBlue Airways, US Airways, ExpressJet and Republic Airlines.  For a discussion of these significant customer relationships, see “Item 3D. Risk Factors—Risks Relating to Embraer—We depend on a small number of key customers and key suppliers, the loss of any of which could harm our business.”

          We generally sell our commercial aircraft pursuant to contracts with our customers on a fixed-price basis, adjusted by an escalation formula that reflects, in part, inflation in the United States.  These contracts generally include an option for our customers to purchase additional aircraft for a fixed option price, subject to adjustment based on the same escalation formula.  In addition, our contracts provide for after-sales spare parts and services, as well as warranties of our aircraft and spare parts.  Other provisions for specific aircraft performance and design requirements are negotiated with our customers.  Finally, some of our contracts contain cancellation provisions and trade-in options and financial and residual value guarantees.  See “Item 3D. Risk Factors—Risks Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future” for a more detailed discussion of these provisions.

Sales and Marketing

          Our current marketing strategy is based upon our assessment of the worldwide commercial airline market and our assessment of the current and future needs of our customers.  We actively market our aircraft to airlines and regional affiliates of major airlines through our regional offices in the United States, Europe and Asia.  Our success depends to a significant extent on our ability to discern our customers’ needs, including needs for customer service and product support, and to fill those needs in a timely and efficient manner while maintaining the high quality of our products.  Our market and airline analysts focus on the long-term trends of the market, competitive analysis, product enhancement planning and airline analysis.  In terms of direct marketing to our customers, we rely heavily on addressing the media, as well as participating in air shows and other cost-effective events that enhance customer awareness and brand recognition.  We have regional sales offices in Le Bourget, France, Ft. Lauderdale, Florida, Beijing, China and Singapore.  We sell our ERJ 145 regional jet family in the Chinese market exclusively through our joint venture in China, which has secured 11 orders from Chinese airlines since the beginning of 2004.

Production, New Orders and Options

          Prior to starting production or development of a new project, we secure letters of intent representing future orders for a significant number of aircraft.  We typically begin taking orders and building backlog two years before we begin producing a new aircraft model, aiming to receive a significant number of orders before we deliver the initial aircraft.  Once an order is taken, we reserve a place for that order on the production line, ensuring that we will maintain production sufficient to meet demand.  Once a place is reserved on the production line, we are able to give customers delivery dates for their orders.

          We include an order in backlog once we have received a firm commitment, represented by a signed contract.  Our backlog excludes options and letters of intent for which definitive contracts have not been executed.

For the sales of our commercial aircraft, we customarily receive a deposit upon signing of the purchase agreement and progress payments in the amount of 5% of the sales price of the aircraft 18 months before scheduled delivery, another 5% twelve months before scheduled delivery and another 5% six months before scheduled delivery.  For the EMBRAER 170/190 jet family, we receive an additional 5% progress payment 24 months before scheduled delivery.  We typically receive the remaining amount of the sales price upon delivery of the aircraft.  The deposits and the progress payments are generally non-refundable if orders are cancelled.

          Our options generally provide our customers the right to purchase an aircraft in the future at a fixed price and on a specified delivery date, subject to escalation provisions, under a purchase contract.  Once a customer decides to exercise an option, we account for it as a firm order.  On occasion, we have extended the exercise date for our options and renegotiated the delivery schedule of firm orders.  On occasion, we have also allowed customers to convert their firm orders or options for one aircraft into firm orders or options for another aircraft within the same commercial jet family.

Competition

          We generally face competition from major manufacturers in the international aircraft market.  Each category of our products faces competition of a different nature and generally from different companies.  Some of our competitors have greater financial, marketing and other resources than we do.  In the 30- to 60-seat category, the main competitor of the ERJ 135 and the EMB 120 Brasília aircraft is the De Havilland DHC-8-200, a turboprop aircraft.  The main competitors of the ERJ 145 regional jet family are:

•	the CRJ-100/200/440, manufactured by Bombardier;

•	the 328Jet, previously developed and manufactured by Fairchild Dornier and now manufactured to order by Avcraft Aviation LLC;

•	the ATR-42, manufactured by ATR G.I.E., a joint project of Italy’s Alenia Aerospaziale and EADS; and

•	the DHC-8-300, manufactured by De Havilland.

          Only Bombardier’s CRJ-100/200/440 aircraft are jets.  Fairchild Dornier filed for bankruptcy protection in April 2002, and the 328Jet is currently marketed and manufactured to order by Avcraft Aviation LLC.  Given the success of our regional jet family and the significant barriers to entry into the market, due principally to the high development costs of a new model and the extensive and time-consuming development cycle of a new jet, we believe that we are well-positioned to increase our market share for the ERJ 145 regional jet family.

          We face our strongest competition in the 61- to 90- and 91- to 120-seat categories.  Currently, there are three aircraft in the first segment:  De Havilland’s DHC-8-400, a 72-seat turboprop, ATR’s ATR72, a 72-seat turboprop, and Bombardier’s CRJ-700, a 70-seat regional jet, which was first delivered in January 2001.  Bombardier has also launched the larger CRJ-900 aircraft, which seats 85 passengers and began deliveries in January 2003.  In the 91- to 120-seat category, Airbus developed a 100-plus-seat jet, the A318, which was certified by the JAA in May 2003.  Boeing has announced that it will close the production line of its 100-seat 717 twinjet in 2006, but it will still compete in this segment with the 737-600.  Embraer is the only manufacturer that offers a complete line of products in both segments.

          The key competitive factors in the markets in which we participate include design and technological strength, aircraft operational costs, price of aircraft, including financing costs, customer service and manufacturing efficiency.  We believe that we will be able to compete favorably on the basis of our aircraft performance, low operating costs, product development experience, global customer base, market acceptance, cabin design and aircraft price.

Defense Business

          We design, develop, integrate and manufacture a wide range of defense products, principally transport, training, light attack and surveillance aircraft.  We are the leading supplier of defense aircraft to the Brazilian Air Force based on the total number of aircraft in its current fleet.  We also have sold defense aircraft to military forces of 16 other countries in Europe and Latin America, including the United Kingdom, France, Greece and Mexico.  At December 31, 2004, we had sold 529 defense aircraft to the Brazilian government and 532 defense aircraft to other military forces.  Our defense business accounted for 10.6% of our net sales for the year ended December 31, 2004.

Products

          Tucano Family; AL-X

          The Tucano is a single engine turboprop aircraft used for pilot training and armed reconnaissance missions.  Although no longer manufactured, over 650 EMB 312 Tucanos are in operation in 15 air forces worldwide, including those of Brazil, the United Kingdom, France, Argentina, Egypt, Colombia, Paraguay, Peru and Venezuela.

          We have also developed the Super Tucano, which has a light attack version, known as the AL-X (Aeronave Leve de Ataque, or Light Attack Aircraft).  The Super Tucano and the AL-X offer an engine with twice the power of the Tucano’s standard engine, fighter standard avionics, ejection seats, an on-board oxygen-generating system and enhanced range and external loads capability.  The AL-X was developed under a contract with the Brazilian Air Force, with FINEP (Financiadora de Estudos e Projetos) providing US$21.7 million in research and development debt financing, of which US$1.4 million was outstanding as of December 31, 2004.  The AL-X has sophisticated navigation and attack systems, night operations capability and the ability to operate under severe weather conditions.  We have received firm orders for 76 AL-X aircraft and an additional 23 options from the Brazilian Air Force.  The first delivery of the AL-X was made to the Brazilian Air Force in December 2003 and an additional seven aircraft were delivered in 2004.  These aircraft are expected to be used for advanced pilot training and for defense operations in the Amazon region of Brazil in connection with the Brazilian government’s SIVAM (Sistema de Vigilância da Amazônia, or System for the Surveillance of the Amazon) program.

          EMB 145 AEW&C; EMB 145 RS; EMB 145 MP

          We have configured a special version of the ERJ 145 with an advanced early warning and control system to create the EMB 145 AEW&C, with ground remote sensing capability to create the EMB 145 RS, and with marine remote sensing capability to create the EMB 145 MP.  The EMB 145 AEW&C’s advanced phased-array radar and mission system, developed by Ericsson, is capable of conducting surveillance and providing air traffic control in support of aviation authorities.  The EMB 145 RS is designed to carry out ground surveillance and environmental protection activities using advanced synthetic aperture radar, capable of providing day/night and all weather images of the ground over large areas, with multi-spectral sensors developed by subcontractors in the United States.  The EMB 145 MP is designed to carry out maritime patrol and anti-submarine warfare missions, using maritime and ground surveillance radar, electro-optical sensors, and communications and other surveillance equipment developed by Ericsson and Thales™.  We, Ericsson and Thales™are jointly marketing these aircraft worldwide.  In February 2001, the Mexican government ordered one EMB 145 AEW&C aircraft and two EMB 145 MP aircraft, which were delivered in 2004.  At December 31, 2003, the Brazilian government had ordered a total of eight EMB 145 AEW&C/RS aircraft to conduct surveillance and monitor ground activities in the Amazon region, all of which were delivered as of such date.  The Greek government, through the Hellenic Air Force, ordered four EMB 145 AEW&C aircraft in October 1999 for use in the Greek government’s aerospace early warning and control system, two of which were delivered in 2004 and two of which were delivered in 2005.

          AM-X; AMX-T

          The AM-X is a subsonic ground attack and close air support aircraft developed under an international cooperation agreement with Alenia Un Azienda Finmecanica S.p.A. and Aermacchi Aeronautica Macchi S.p.A. and sponsored by the Brazilian and Italian governments.  Under the agreement, each of the parties is responsible for key systems of the aircraft.  The AM-X is assembled in both Brazil and Italy.  Embraer and the Italian partners supply each other with different key components and systems of the aircraft. In addition, Embraer and the Italian partners are each free to market the aircraft independently, and each receives 100% of the proceeds of its sales.  Approximately 170 AM-X aircraft are currently in operation in the air forces of Brazil and Italy, 55 of which were sold by us.

          We have also developed, with the participation of Alenia and Aermacchi, the AMX-T, an enhanced version of the AM-X, currently being offered internationally.  The AMX-T program operates under the same principles as the AM-X program, with the exception that Alenia’s role is greater than Aermacchi’s, which participates only as a subcontractor.  In September 1999, we won the bid for a US$70.0 million contract for the sale of AMX-Ts to the Venezuelan government.

          Authority Transport Aircraft

          We are marketing our Legacy line of business jets, modified to meet added security needs, to the Brazilian and other governments.  We entered into a contract with the Belgian Air Force for two EMB 135s and two EMB 145s modified to transport government officials, of which two EMB 135s and one EMB 145 were delivered in 2001 and one EMB 145 was delivered in 2002.  In 1999, we entered into a contract with the Greek government through the Hellenic Air Force for one EMB 135 aircraft for special transportation and support needs, which was delivered in 2000, and one Legacy, which was delivered in 2002.  In addition, in 2003, Satena Airline, the state-owned Colombian airline, ordered two EMB 145s, which were delivered in December 2003 and January 2004.  We also have a contract with the Indian government for the sale of five Legacy aircraft in a special configuration.

Other Projects and Activities

          In December 2000, we were selected by the Brazilian government to perform a structural and electronics upgrade of the Brazilian Air Force’s F-5 fighter jets.  As the prime contractor, we are integrating multi-mode radar, advanced navigation and attack systems and enhanced self-protection systems into the existing aircraft under a program known as “F-5BR.”  The first upgraded aircraft was presented to the Brazilian Air Force in 2003.

           In March 2002, we formed a consortium with Dassault, Thales™ and SNECMA and submitted a bid on the development and manufacture of new fighter jets for the Brazilian Air Force.  In December 2004, the validity of the submitted proposals expired, and the Brazilian government has not renewed the bidding process for this program.

          In August 2004, we were selected as part of a team led by Lockheed Martin to supply the U.S. Army with a next-generation battlefield surveillance system known as Aerial Common Sensor (ACS).  Under the original selection, we were selected to supply the platform, which was expected to be based on the ERJ/EMB 145 regional jet and be produced at Embraer’s proposed facility in Jacksonville, Florida.  The final contracting process is still under discussion.

Competition

          Our defense products face competition from various manufacturers, many of which have greater financial, marketing and other resources than we do.  The Super Tucano and the AL-X compete with the Pilatus PC-9M and PC-21 and the Raytheon T-6A and T-6B.  The EMB 145 AEW&C competes against the Northrop-Grumman E-2C II Hawkeye 2000.  In addition, Boeing is developing the B737 AEW&C aircraft, with advanced warning and remote sensor capabilities, for the Australian and Turkish Air Forces.  The AM-X/AMX-T competes with the British Aerospace Hawk-100, the Aermacchi MB-339FD and the Aero Vodochody L-159.

Business Jet Business

          We have developed a line of business jets, the Legacy, based on our ERJ 135 regional jet.  We are marketing the line of business jets to companies, including fractional ownership companies, and high net-worth individuals.  Our business jet segment accounted for 7.1% of our net sales for the year ended December 31, 2004, resulting from the delivery of 13 Legacy jets.

          The Legacy was designed to provide customers with a cost-effective alternative to commercial airline travel.  We offer the Legacy in two versions:  executive and corporate shuttle.  The executive version features a highly customized interior based on the customer’s specific requirements.  The corporate shuttle version is partially customized and is generally intended to have business class-type seating and in-flight office design features.  Both versions have a maximum cruising speed of Mach .8, or 470 knots.

          We developed the Legacy by building upon our regional jet design and manufacturing experience.  For example, with the exception of the interior of the aircraft, the fuel tank, controller and indication system and the winglets, the Legacy has the same components as the ERJ 135 and is capable of being manufactured on the same production line.  Furthermore, the corporate shuttle version of the Legacy does not require separate FAA, European aviation authority or Brazilian aviation authority approval.  The executive version of the Legacy was certified by the Brazilian aviation authority in December 2001, by the JAA in July 2002 and by the FAA in August 2002.

          In May 2005, we announced our plans to expand our business jet product portfolio with jets for the very light and light categories.  Our entry into the very light and light categories was approved by our Board of Directors in April.  Total research and development and capital expenditures relating to the new jets is expected to be approximately US$235.0 million.  We expect this program will be funded by risk-sharing partners, financial institutions and our own cash generation.  Embraer’s very light jet will carry from six to eight people and be powered by Pratt & Whitney Canada’s PW617F engine and is expected to enter service in mid-2008.  The light jet will carry up to nine people and have a larger fuselage and wingspan and longer range than the very light jet.  It will be powered by Pratt & Whitney Canada’s PW535E engine and is expected to enter service in mid-2009.  Pratt & Whitney Canada is one of our risk-sharing partners for this program.  We expect to select other risk-sharing partners by the end of 2005.

          We face significant competition from companies with longer operating histories and established reputations in the business jet industry.  Many of these manufacturers have greater financial, marketing and other resources than we do.  Competitors with the Legacy include aircraft produced by Dassault Aviation, Bombardier Inc. and General Dynamics and Raytheon.  Competitors in the light and very light jet categories include Cessna Aircraft Co., Raytheon and Eclipse.

          We take orders and build backlog for the Legacy in the same manner as our commercial aircraft.  We include an order in backlog once we have received a firm commitment, represented by a signed contract.  We customarily receive a deposit at the time of order, three 5% progress payments and full payment of the balance due upon delivery, in the same manner as for our commercial aircraft.  We generally receive US$100,000 for each option to purchase a business jet.  The terms of these options are substantially the same as the terms of our commercial aircraft options.

Other Related Businesses

          We also provide after-sales customer support services and manufacture and market spare parts for the aircraft we produce.  Activities in this segment include the sale of spare parts, maintenance and repair, training and other product support services, as well as revenues related to aircraft leased to customers primarily through our leasing subsidiary.  In addition, we provide structural parts and mechanical and hydraulic systems to Sikorsky Corporation for its production of helicopters.  We also manufacture, on a limited basis and upon customer request, general aviation propeller aircraft, such as executive aircraft and crop dusters, also known as light aircraft.  Our other related businesses accounted for 7.3% of our net sales for the year ended December 31, 2004.

After-Sales Customer Support; Spare Parts Business

          We also provide after-sales customer support services and manufacture and market spare parts for the fleets of our commercial, business and defense customers.  Our after-sales customer support and spare parts business falls into several categories:

•	field support;

•	material support, which includes spare parts sales and distribution;

•	product warranty and repair administration;

•	technical support, which includes engineering support, maintenance engineering and technical publications; and

•	training.

          This business is expected to continue to grow as the number of our aircraft in service increases.  Our customers require aircraft manufacturers and their suppliers to maintain adequate spare parts and ground support equipment inventories for a period of 10 years after the production of the last aircraft of the same type, or until fewer than five aircraft are operated in scheduled commercial air transport service.  We recently established a pooling program that allows customers to exchange used parts for new or refurbished parts.

Subcontracting

          We provide subcontracting services to Sikorsky Corporation in connection with the development and manufacture of the landing gear, fuel system and fuel tanks for the S-92 Helibus helicopter.  We also act as a risk-sharing partner to Sikorsky.  The contracts expire in 2015.

General Aviation Aircraft

          We build general aviation propeller aircraft.  These aircraft include a six-passenger aircraft that is produced only on demand for use by corporations and by air-taxi companies.  At December 31, 2004, we had delivered a total of 2,326 of these aircraft.  The last delivery of this type of aircraft was in 2000.  We also developed a crop duster aircraft pursuant to specifications of the Brazilian Ministry of Agriculture.  These aircraft are produced only on demand.  Through December 31, 2004, we had delivered a total of 978 of these aircraft, including 70 in 2004.  We had 25 crop duster aircraft in backlog at December 31, 2004.

Aircraft Operating Lease Activities

          We established a subsidiary in 2002, ECC Leasing Co. Ltd., or ECC, responsible for managing and remarketing certain aircraft, such as pre-series aircraft that are not otherwise sold after the completion of the certification process for such aircraft type, aircraft that we may accept as a result of the exercise by customers of trade-in options, and aircraft that we may reacquire in connection with our financial guarantees.  As of December 31, 2004, ECC and two other subsidiaries had a total portfolio of 24 aircraft, 14 of which were under operating leases.

Markets

          The following table sets forth our net sales by line of business and geographic region of the end users of our aircraft for the periods indicated.

	Year ended December 31,

	2002		2003		2004

	(in millions of dollars)
Commercial Airline:
Americas (excluding Brazil)	US$	1,772.2	US$	1,457.8	US$	2,189.4
Europe		290.5		68.6		296.9
Brazil		—		—		—
Other		47.6		—		93,2

Total	US$	2,110.3	US$	1,526.4	US$	2,579.5

Business Jet
Americas (excluding Brazil)		86.6		139.2		204.9
Europe		58.3		36.2		—
Other		—		—		40.8

Total	US$	144.9	US$	175.4	US$	245.7

Defense
Americas (excluding Brazil)		13.3		106.6		92.1
Europe		73.5		52.6		20.9
Brazil		40.5		102.5		246.1
Other		—		0.7		6.6

Total	US$	127.3	US$	262.4	US$	365.7

Other Related Businesses
Americas (excluding Brazil)		78.2		94.7		130.1
Europe		43.2		65.3		54.4
Brazil		20.1		18.5		51.3
Other		1.8		0.8		13.8

Total	US$	143.3	US$	179.3	US$	249.6

Joint Ventures

          We entered into a joint venture with Liebherr International AG to develop and manufacture landing gear and high precision hydraulic equipment and provide related services for Embraer and other clients around the world.  In connection with this joint venture, we formed a new subsidiary, ELEB, to which we transferred all of our landing gear manufacturing activities, the employees and some liabilities related to those activities.  On May 22, 2000, Liebherr International AG, acting in coordination with its subsidiary, Liebherr Aerospace Lindenberg GmbH, and through its Brazilian affiliate, purchased 40% of the capital stock of ELEB.  Liebherr-Aerospace SAS is our risk-sharing partner responsible for designing, developing and manufacturing the landing gear assemblies for the EMBRAER 170/190 jet family.

          In addition, we entered into a joint venture in December 2002 with Harbin Aircraft Industry (Group) Co., Ltd. and Hafai Aviation Industry Co., Ltd., subsidiaries of China Aviation Industry Corp. II, or AVIC II, to provide for the manufacture, sale and after-sale support of the ERJ 145 regional jet family.  We own 51% of the equity of the joint venture company, Harbin Embraer Aircraft Industry Company Ltd.  We have licensed to the joint venture the exclusive rights to produce, sell and provide support for the ERJ 145 regional jet family in the Chinese markets, and we contributed US$12.4 million in cash, tooling and inventory to the joint venture.  Our joint venture partners have contributed the land use rights in Harbin, China and contributed US$10.8 million in cash and facilities to the joint venture.  The roll-out for the first ERJ 145 manufactured by the joint venture occurred in December 2003, and the joint venture entered into its first sales contract for six aircraft to China Southern Airlines in February 2004.  In March 2005, we entered into a second sales contract for five aircraft with China Eastern Airlines.

Suppliers and Components; Risk-Sharing Arrangements

          We do not manufacture all of the parts and components used in the production of our aircraft.  More than 80% of the production costs of our ERJ 145 regional jet family, EMBRAER 170/190 family and Legacy business aircraft, depending on aircraft model, consist of materials and equipment purchased from our risk-sharing partners and other major suppliers.  Risk-sharing arrangements with suppliers of key components enable us to focus on our core business:  design and production of commercial aircraft.  Risk-sharing arrangements are those in which suppliers are responsible for the design, development and manufacture of major components or systems of our aircraft, such as wings, tail or fuselage.  Our risk-sharing partners, therefore, must invest their own money in research and development and share the risk and success of our products with us.

          In our commercial and business aircraft business, we rely on risk-sharing partners to supply vital components of our aircraft, such as the engines, hydraulic components, avionics, wings, sections of the fuselage and portions of the tail.  Once we select our risk-sharing partners and program development and aircraft production begins, it is difficult to substitute these partners.  In some cases, our aircraft are designed specifically to accommodate a particular component, such as the engines, which cannot be substituted by another manufacturer without significant delay and expense.  This dependence makes us susceptible to the performance, quality and financial condition of these risk-sharing partners.

ERJ 145 Regional Jet Family

          Risk-sharing partners.  We entered into risk-sharing arrangements with the following four suppliers in connection with the development and production of the ERJ 145 regional jet family:

•

Grupo Auxiliar Metalúrgico S.A., or Gamesa, a Spanish company owned by Iberdrola S.A., a European power utility, and Banco Bilbao Vizcaya, a large Spanish financial institution, supplies the wings, engine nacelles and main landing-gear doors;

•	Sonaca S.A.—Société Nationale de Constructions Aerospatiales, a Belgian company, supplies portions of the central and rear fuselages, the service, main and baggage doors and engine pylons;

•	ENAER—Empresa Nacional de Aeronáutica, a Chilean company, supplies the vertical fin, horizontal stabilizers and elevators; and

•	C&D Aerospace, Inc., a U.S. company, supplies the cabin and cargo compartment interiors.

          Our risk-sharing partners generally receive payment for supplied components within three to five months after delivery of the components to us.  The partnering relationship with these suppliers results in lower production costs and higher product quality for the ERJ 145 regional jet family.  In addition, our line of business jets benefits from the risk-sharing arrangements with Gamesa, Sonaca and ENAER.  The interior of the executive version of the Legacy is provided by The Nordam Group, Inc. and Duncan Aviation, Inc.

          Other major suppliers.  We have also entered into other agreements with numerous European, American, Canadian and Brazilian suppliers to provide key components for a number of our products, including the ERJ 145 regional jet family.  These supply arrangements cover systems and components such as engines, avionics, landing gear and flight control systems.  Our major suppliers include, among other companies, Rolls-Royce Allison, Parker Hannifin Corp., BF Goodrich Co., United Technologies Corp. - Hamilton Sundstrand Division, Honeywell, Rosemount Aerospace and Alcoa Inc.

          We select suppliers on the basis of, among other factors, technical performance and quality of their products, production capacity, prior relationship and financial condition.  We have had continuing relationships with most of our major suppliers since production of the Bandeirante aircraft began in 1975.  We have entered into purchase agreements with our major suppliers, which cover our requirements for five to ten years of production.  We are not obligated to purchase a minimum amount of materials annually under any of these supply contracts.  Our ongoing supplier relationships depend on cooperation, performance and the maintenance of competitive pricing.

EMBRAER 170/190 Jet Family

          We are continuing to develop the EMBRAER 170/190 jet family together with risk-sharing partners that supply key systems for the aircraft.  Our supplier arrangements for the EMBRAER 170/190 jet family differ from the ERJ 145 regional jet family in that we use fewer suppliers.  In the EMBRAER 170/190 jet family, each risk-sharing partner is responsible for the development and production of aircraft systems, such as the landing gear, the hydraulic system and the flight control system, rather than individual components, and fewer components are supplied by companies that are not risk-sharing partners.  The assumption of responsibility for systems by our risk-sharing partners lowers our capital expenditures, which thereby decreases our development risks and increases our operating efficiency by reducing the number of suppliers per product and cutting production costs.  It also shortens development and production time.  The primary risk-sharing partners for the EMBRAER 170/190 jet family are the following:

•	General Electric supplies CF34-8E/l0E turbofan engines and designs, develops and manufactures the engine nacelles;

•	Honeywell supplies the avionics systems;

•	Liebherr is responsible for designing, developing and manufacturing the landing gear assemblies;

•	Kawasaki, a Japanese company, develops and manufactures the aircraft wing stub, engine pylon, fixed landing and trailing edge assemblies, flaps, spoilers and the wing’s flight control surfaces;

•

Hamilton Sundstrand, a U.S. company and a wholly owned subsidiary of United Technologies Corp., develops and produces the aircraft’s tail core, auxiliary power unit, electrical systems and the air management system;

•	Sonaca is responsible for the aircraft’s wing slats;

•	Gamesa is responsible for the rear fuselage and the vertical and horizontal tail surfaces;

•	Latecoere, a French company, manufactures two of the three fuselage sections;

•	C&D Aerospace designs, develops and manufactures the aircraft interior; and

•	Grimes Aerospace Company, a U.S. company and a wholly owned subsidiary of AlliedSignal Inc., develops and manufactures the exterior and cockpit lighting.

          Our risk-sharing partners have contributed in cash to us a total of US$245.1 million for the development of the EMBRAER 170/190 jet family as of December 31, 2004.  Cash contributions become non-refundable upon the achievement of certain developmental milestones.  As of December 31, 2004, US$120.3 million of these cash contributions had become non-refundable.  If we cancel the development and production of any of the remaining aircraft in the EMBRAER 170/190 jet family because we are unable to obtain certification or for other non-market related reasons, we may be obligated to refund US$124.8 million of the total cash contributions.  Upon the expected conclusion of the certification of the EMBRAER 190 in the third quarter of 2005, an additional US$37.5 million of these cash contributions will become non-refundable.  We generally do not need to refund these contributions as a result of insufficient market demand.  We believe that these financial commitments are a strong endorsement of our aircraft design and our ability to execute our business plan.

          Furthermore, some of the risk-sharing partners for the EMBRAER 170/190 jet family have assumed a broader role in other aspects of the program by providing sales financing and residual guarantees, rather than simply supplying us with aircraft components.

Business Jets

          The risk-sharing partners for our Legacy business jet are the same as those for our ERJ 145 jet family.  There will be risk-sharing partners for the light and very light business jets: Pratt & Whitney Canada, the supplier of the engines, and others, who will be selected by the end of 2005.

Customer Service and Product Support

          Customer satisfaction and service is critical to our success.  Through our customer focus, we aim to enhance customer loyalty and, ultimately, increase sales.  We will continue to focus on the development of closer, long-term relationships with our customers by meeting their aircraft requirements, providing after-sale support and spare parts and meeting maintenance requirements.  We identify at the time of purchase the appropriate level of after-sale regional or on-site customer support and coordinate regional inventory levels to address expected spare parts and maintenance requirements.  To maintain and increase our responsiveness, we have established five support centers worldwide.  We provide technical assistance, support and distribution to our Brazilian and other Latin American customers through our facility in São José dos Campos.  In March 2002, we established a distribution center in Beijing, China, together with China Aviation Supplies Import and Export Corporation (CASC).  We also intend to provide support services through our joint venture in China for aircraft sold by the joint venture.  In addition, we operate a maintenance, repair and overhaul facility in Nashville, Tennessee, and a maintenance, repair and overhaul facility in Alverca, Portugal.  We provide full service maintenance and repair services for our commercial and business aircraft at these service centers, enhancing our level of service to our customers in the United States and Europe.

          We have dedicated teams in the United States, Europe and Brazil to focus exclusively on enhancing customer support.  In addition, for each of our key customers, we have assigned senior relationship managers that are responsible for enhancing our relationships with these customers.  We also provide direct field support with on-site technical representatives at several of our major customers’ facilities.  These on-site representatives are assigned to major customers prior to the first delivery of their aircraft and provide advice on maintenance and operation.  They also monitor our customers’ spare parts needs and maintain customers’ inventories.

          We operate support centers that are available 24 hours a day, seven days per week, in our São José dos Campos facility, as well as in Ft. Lauderdale, Florida, and Le Bourget, France.  We train pilots, co-pilots, flight attendants and mechanics at these locations.  We operate advanced flight simulators for our ERJ 145 regional jet family and for the Legacy at our Florida facility under an agreement with FlightSafety International, Inc., a business specializing in flight simulation.  We have entered into an agreement with GE Capital Aviation Training Limited, or GECAT, a joint venture between General Electric Company and Thales™, whereby GECAT provides training for the EMBRAER 170/190 jet family on a non-exclusive basis.  We also provide field service and on-the-job training for airline personnel.  For example, we routinely dispatch one of our pilots to fly with an operator’s crew during the introduction of an aircraft into a customer’s regular routes.  We also provide technical publications with up-to-date technical information on our aircraft.

Aircraft Financing Arrangements

          We generally do not provide long-term financing directly to our customers.  We assist our customers in obtaining financing arrangements through different sources such as leasing arrangements and the BNDES-exim program.  In addition, we help our customers qualify for the ProEx program.  On a case-by-case basis, we have provided interim financing, at market rates, to customers who have completed or are negotiating other financing arrangements and have not received funding in time for delivery.  We have also provided guarantees for a portion of the financing of aircraft for certain of our customers.  See Notes 8, 9 and 34 to our consolidated financial statements.

          The BNDES-exim program, a Brazilian government-sponsored program, provides our customers with direct financing for Brazilian exports of goods and services.  From 1996 through 2004, approximately 44% of the total value of our export sales was financed by the BNDES-exim program.

          In addition to the BNDES-exim program, we also assist customers in their aircraft financing through other arrangements, including leasing arrangements, principally through leasing companies, U.S. leveraged leases, U.K. tax leases and French tax leases.  These arrangements accounted for approximately 47% of the total value of our export sales from 1996 through 2004.  Leasing arrangements through leasing companies generally involve the purchase by a leasing company of our aircraft under a customer’s purchase contract and the lease of that aircraft to that customer.  In leveraged leasing transactions, an investor will borrow a portion of the aircraft purchase price from a third party lender, which can also be BNDES-exim, purchase our aircraft and lease it to our customer.  See Note 9 to our consolidated financial statements.

          Our customers also benefit from the ProEx program, a Brazilian government-sponsored program of interest rate adjustments.  Under the ProEx program, which is intended to offset Brazil’s country risk, foreign customers that buy selected products made in Brazil, such as our aircraft, receive the benefits of interest rate discounts.  A substantial percentage of our customers benefit from the ProEx program.  See “Item 3D. Risk Factors—Risks Relating to Embraer—Any decrease in Brazilian government-sponsored customer financing, or increase in government-sponsored financing that benefits our competitors, may decrease the cost-competitiveness of our aircraft.”

Intellectual Property

          Our intellectual property, which includes designs, trade secrets, know-how and trademarks, is important to our business.  We hold trademarks over our name and symbol, and the names of our aircraft, some of which are registered and some of which are in the process of registration in a number of countries, including Brazil, the United States, Canada, Singapore, Hong Kong, China, European Union and Japan.  At December 31, 2004, we had 47 trademarks.  Our registered trademarks are generally renewed at the end of their validity period, which usually runs from 10 years from the date of application for registration.  We do not believe that the loss of any of our trademarks would have a material impact on our business or results of operations.

Government Regulation and Aircraft Certification

          We are subject to regulation by regulatory aviation agencies, both in Brazil and abroad.  These agencies principally regulate the certification of aircraft and aircraft manufacturers.  Besides certification in Brazil, we must obtain certification in each jurisdiction in which our aircraft operate commercially.  The competent authority for the certification of our aircraft in Brazil is the Departamento de Aviação Civil, or DAC (Civil Aviation Department), through the Centro Técnico Aeroespacial, or CTA (Aerospace Technical Center) under the Ministry of Defense.  The Brazilian Congress is considering a proposed law to create a regulatory agency, Agência Nacional de Aviação Civil, or ANAC (National Civil Aviation Agency), which, if approved, will become the principal Brazilian authority for the regulation, supervision and certification of aircraft, aircraft parts, manufacturers and operations.  The aviation authorities in other countries include the FAA in the United States, the recently created EASA for European Union, or EU, countries and the JAA for the other European countries.  Some countries simply validate and complement the Brazilian aviation authority’s original certification, in accordance with their own rules.  The Brazilian aviation authority has a bilateral certification agreement with the FAA under which the FAA certification requirements are covered by the Brazilian certification process.  This cooperation among regulatory authorities leads to faster certification.

          The ERJ 145 was certified to operate in the United States and Brazil in the last quarter of 1996, in Europe in the second quarter of 1997, in Australia in June 1998 and, for the LR version, in China in November 2000.  The ERJ 145 XR version was certified by the Brazilian aviation authority in August 2002 and by the FAA in October 2002.  The ERJ 135 was certified by the Brazilian aviation authority in June 1999, by the FAA in July 1999 and by the European aviation authority in October 1999.  The ERJ 140 was certified by the Brazilian aviation authority in June 2001 and by the FAA in July 2001.  The executive version of the Legacy was certified by the Brazilian aviation authority in December 2001, by the JAA in July 2002 and by the FAA in August 2002.  The EMBRAER 170 was certified by the Brazilian aviation authority, the FAA, EASA, the JAA and the authority of Poland in February 2004.  The EMBRAER 175 was certified by the Brazilian aviation authority in December 2004 and by EASA in January 2005.

          Once an aircraft is certified by the CTA and FAA, some authorities, such as those in Australia and Mexico, ratify the certification.  Other countries, such as Canada, require compliance with their own specific national requirements before certification.  In Europe, since September 2003, EASA has become the regulatory authority for EU countries, including Germany, Italy, France, the United Kingdom, Spain and The Netherlands.  Most of the remaining non-EU countries, such as Switzerland, still operate under the rules of the JAA.  The JAA is not a certification authority, but rather is an advisory organization that makes recommendations to the non-EU national authorities.  A recommendation by the JAA is a requirement for certification of an aircraft by most of these authorities.  Before the creation of EASA, 27 national authorities were JAA members.  As EASA is a new organization, it is currently using the JAA technical structure and following the JAA’s recommendations for issuance of EASA type certificates for aircraft.

          Aircraft certification is an ongoing process.  Any change in the design of any of our aircraft must be approved by the Brazilian authority.  Significant changes may require a separate certification by other authorities.  Changes in the aircraft certification requirements do not require recertification of an aircraft already certified, but significant safety improvements may be imposed by the authorities through operational rules or airworthiness directives.

4C.	Organizational Structure

          Our operations are conducted by Embraer-Empresa Brasileira de Aeronáutica S.A. as the controlling and principal operating company.  We have a number of direct and indirect subsidiaries, none of which are considered significant.  A complete list of our subsidiaries has been filed as Exhibit 8.1 to this annual report.

4D.	Property, Plants and Equipment

          We own our headquarters and plant, located in São José dos Campos.  Significant portions of our facilities in São José dos Campos are subject to mortgages held by BNDES.  We lease, own or have the right to use the following properties:

Location	Purpose	Approximate square footage	Owned/ Leased		Lease Expiration

São José dos Campos, SP, Brazil	Headquarters, principal manufacturing facility and support center	5,902,102	Owned		—
São José dos Campos, SP, Brazil (Eugênio de Mello)	Manufacturing facility	3,658,884	Owned		—
Botucatu, SP, Brazil	Manufacturing facility	222,000	Owned		—
Harbin, China	Manufacturing facility	258,067	Owned	(1)	—
Gavião Peixoto, SP, Brazil	Testing and manufacturing facilities	191,648,512	(2)		—
São Paulo, SP, Brazil	Administrative offices	5,245	Leased		2007
Ft. Lauderdale, Florida, U.S.A.	Support center	91,500	Leased		2020
West Palm Beach, Florida, U.S.A. (3)	Engineering offices	16,800	Leased		2005
Nashville, Tennessee, U.S.A.	Aircraft maintenance and support center	316,128	Leased		2018, 2028
Alverca, Portugal (4)	Aircraft maintenance and support center	417,000	Leased		2035
Le Bourget, France	Support center	33,500	Leased		2008
Beijing, China	Representative offices	1,709	Leased		2004
Singapore	Representative offices	2,239	Leased		2004

(1)	Land owned pursuant to a land use rights certificate.
(2)

We currently have a temporary authorization from the State of São Paulo to use the land and expect to receive a concession for the land as soon as legal formalities are satisfied.  The facilities are owned by Embraer.

(3)	This facility was closed in May 2005.
(4)	We acquired this facility as of March 2005.

Production

          The actual manufacture of an aircraft consists of three principal stages:  fabrication of primary parts, assembly of major components and final assembly.  Primary parts include metal sheets and plates (produced from die-cast molds, stretch forming or various chemical treatments), parts produced using computerized and non-computerized machines, and pre-fabricated parts.  The primary parts are then joined, or mated, with one another to produce the aircraft’s major components, which are in turn joined to create the aircraft’s basic structure.  In the final assembly stage, the aircraft’s various operating systems (such as wiring and electronics) are installed into the structure and tested.

          Production facilities for our commercial, business and defense aircraft are located in São José dos Campos in the State of São Paulo, Brazil.  We reduced the aircraft production time of our regional jet aircraft from eight months in 1996 to 3.1 months in 2004.  From December 31, 1999 to December 31, 2000, we increased our production from 12 to 16 ERJ 145 family aircraft per month.  At March 31, 2001, our production rate was 16 aircraft per month.  In response to decreased market demand after the September 11, 2001 terrorist attacks and the related global economic slowdown, we decreased our production to 11 aircraft per month and, in 2003, decreased it further to nine aircraft per month.  Production time for our EMBRAER 170 aircraft has been reduced from approximately seven months at the beginning of its production in March 2004 to approximately 4.1 months at the end of 2004.  We have the flexibility to increase production in the future in response to increased demand.  To accommodate our production of the ERJ 145 regional jet family and our EMBRAER 170/190 jet family, as well as any production of our business jets, we have expanded our production facilities and acquired new facilities and will continue to coordinate with our risk-sharing partners to accommodate any future production needs.

          We built a new facility in Gavião Peixoto, in the State of São Paulo, Brazil, to enhance our flight testing capabilities and provide a final assembly line for our defense and business aircraft.  As of December 31, 2004, we had invested US$51.5 million in the construction of this new facility.  This facility has been operational since November 2002 and consists of a runway and other features to handle our development of supersonic aircraft technology.  We are also conducting our flight tests for the EMBRAER 170/190 jet family and have a fully operational business jet interior factory at Gavião Peixoto.

          In September 2000, we purchased a new facility in São José dos Campos in the State of São Paulo, Brazil, where we currently manufacture small parts and components for our aircraft.  Our China joint venture has constructed a production facility for the ERJ 145 jet family in Harbin, China.

Environmental Matters

          Most environmental regulation in Brazil is established at the state rather than at the federal or municipal level, with environmental authorities in most states granting operating permits to individual facilities rather than through general regulations.  We have all material permits required to operate our business.  The terms of these operating permits are reviewed every year and we are in compliance with our permits.  In addition, we adhere internally to international ISO 14000 environmental standards.  In 2002, 2003 and 2004, we invested US$1.0 million, US$1.7 million and US$2.6 million, respectively, in environmental matters and we expect to spend approximately US$3.3 million on environmental matters in 2005 for expenditures relating to the portion of construction of new facilities and modification of existing facilities relating to environmental compliance and improvements.

OGMA

          During the process of due diligence prior to the acquisition of OGMA, we identified some industrial processes that did not meet environmental and occupational safety standards.  As part of the negotiations, it was agreed with EMPORDEF, the seller, that (i) Embraer would spend 1.9 million euros - the amount estimated by the parties to be the amount necessary to bring the industrial processes into environmental and occupational safety compliance over a three-year period, (ii) the seller would indemnify OGMA for any losses due to environmental claims over the same three-year period, (iii) Embraer’s liability for pre-acquisition environmental claims would be limited to 4.1 million euros, and (iv) any liability for other pre-acquisition environmental and occupational safety claims in excess of 4.1 million euros would be paid by the seller.

Insurance

          We insure all of our plants and equipment for loss and replacement.  We also carry insurance to cover all potential damages to our own fleet of aircraft, including those occurring during commercial and demonstration flights.  In addition, we maintain a comprehensive aviation products liability policy, which covers damages arising out of the manufacture, distribution, sale and servicing of our aircraft and parts.  We have been increasing our coverage for aviation products liability as our fleet has grown.  We also carry natural disaster and business interruption insurance covering property damage and the related loss of gross income, as defined in the policy, and additional expenses, such as those incurred by us to offset the loss of production and delivery of aircraft due to partial or total interruption of our business because of material losses caused by an accident.  We consider the amounts of our insurance coverage to be typical for a company of our size and adequate to meet all foreseeable risks associated with our operations.

          We also maintain officers’ and directors’ liability insurance in the total amount of US$50.0 million.  This insurance covers our officers and directors for liabilities resulting from wrongful acts, including any act or omission committed or attempted by any officer or director acting in his or her capacity as officer or director or any matter claimed against an officer or director solely by reason of his or her serving in such capacity.

ITEM 5.     OPERATING AND FINANCIAL REVIEW AND PROSPECTS

          This discussion should be read in conjunction with our consolidated financial statements and notes thereto and other financial information included elsewhere in this annual report.  This annual report contains forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Item 3D. Risk Factors” and the matters set forth in this annual report generally.

          Except as otherwise indicated, all financial information in this annual report has been prepared in accordance with U.S. GAAP and presented in U.S. dollars.  For certain purposes, such as providing reports to our shareholders located in Brazil, filing financial statements with the Comissão de Valores Mobiliários, or CVM, the Brazilian securities commission, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with the Brazilian Corporate Law.

5A.	Operating Results

Current Conditions and Future Trends in the Airline Industry and Business Jet Market

Commercial Aircraft

          The commercial aviation industry has been negatively impacted by a number of factors since 2001.  First, the U.S. and world economies experienced an economic downturn that began in 2001 and was characterized by rapid declines in securities markets, a decline in productivity and an increase in unemployment.  Second, the terrorist attacks of September 11, 2001 caused an immediate decline in airline travel and a high level of financial uncertainty among the worldwide airline industry.  In addition, airline travel decreased significantly in 2003 as a result of both the commencement of military action by the United States and other countries in Iraq and the concerns over outbreaks of severe acute respiratory syndrome (SARS) in Asia and Canada.  In response to these events, beginning in the fourth quarter of 2001, many airlines, including our largest customers, reduced their flight schedules for the long-term and announced significant lay-offs, and a number of airlines filed for bankruptcy protection.  As a result, over the past three years we have agreed to modify certain delivery schedules to adjust to the changes in our customers’ businesses and reduced scheduled commercial airline, business jet and government transportation aircraft deliveries.  Most recently, in 2004, we reduced scheduled deliveries from 160 to 145 aircraft following the US Airways Chapter 11 filing in September 2004.  We have also re-evaluated our risk exposure related to aircraft valuations and customer credit risk, which resulted in charges to income.  Although the U.S. and world economies have shown some signs of recovery starting in 2004, many airlines continue to face increased competition, escalating insurance costs, increased security costs, credit downgrades, liquidity concerns and bankruptcy, and sharply higher fuel costs.  A further downturn in general economic conditions could result in further reduction in the passenger aircraft market and decreased orders for our commercial aircraft.  See “Item 3D. Risk Factors—Risks Relating to Embraer—A downturn in the commercial airline market may reduce our sales and revenue, and consequently our profitability, in any given year.”

          We believe that the recent volatility in demand for air travel has demonstrated that airlines need to match aircraft capacity to market demand more accurately.  Similarly, we believe there is the need for aircraft that can be deployed strategically across a full range of seat capacities.  As airlines act to right-size their fleets to serve these needs, equipment distribution in fleets around the world will change.  We expect this equipment distribution to take advantage of new and existing products in the 30-120 seat category.  We believe that the 30-60, 61-90 and 91-120 seat segments will play important but different roles.  We currently believe:

•

airlines will continue to deploy 30-60 seat aircraft to expand hub areas, increase frequencies, explore new market opportunities, stimulate demand, develop secondary hubs, replace turboprops and fly non-stop, point-to-point routes;

•

the 61-90 seat segment will allow airlines to add capacity in markets where the natural growth of regional jet routes requires larger jets.  Aircraft in this seat segment will also help airlines to right-size their mainline fleets by diminishing the need for larger jets operating with excess capacity; and

•

the 91-120 seat segment will benefit those markets currently being served by old, over-sized or inefficient jet fleets and will relieve higher-capacity aircraft to serve large-market, high-volume city pairs over longer routes.

          We also believe that aircraft retirement will impact future fleet composition.  We estimate that during the next 20 years, nearly 2,000 aircraft in the 30-120 seat segment are scheduled to be retired.  Among existing aircraft in the 61-90 seat segment, we estimate that 87% will be out of service by 2024.  Similarly, we estimate that 82% of the aircraft in the 91-120 seat segment will be retired during the same period.

          We expect that in the near future, 61-90 and 91-120 seat segments will account for most of the projected deliveries, with North America maintaining the greatest share of total deliveries, followed by Europe.

          We expect low-fare airlines, which traditionally have focused on short- and medium-haul routes and which have been relatively successful during the recent industry downturn, to continue to expand their market penetration in the low-density and low-capacity markets independently of alliances.  We believe that the mid-capacity jets will be an important tool for these low-fare airlines in their expansion efforts.

Business Jets

          We believe the business jet market has been positively impacted by the worldwide economic recovery experienced in 2004.  According to the General Aviation Manufacturers Association (GAMA), deliveries in the business jet market increased by 14.1%, from 518 units in 2003 to 591 units in 2004.  In addition, according to GAMA, over the past five years, 936 jets in the smallest aircraft categories (entry and light) were delivered, representing 29% of the total deliveries in the business jet market.  The increasing demand for smaller planes that can be acquired at lower costs while still providing high levels of comfort and performance lead to creation of the very light jet segment.  We believe that demand for business jets will continue to increase as economic conditions continue to improve.

Brazilian Economic Environment

          The recent events negatively affecting the commercial aviation industry and the ensuing negative effects on the U.S. economy have also adversely affected the global and Brazilian economies and securities markets, and have resulted in:

•	increased volatility in the market price of securities;

•	significant decline in corporate earnings estimates;

•	substantial losses in important industries, including the air transport and insurance industries; and

•	significant erosion of consumer confidence.

          As discussed below, the uncertainty surrounding the U.S., Brazilian and global economies could in turn lead to the Brazilian government changing existing laws or regulations or imposing new ones, and/or the Central Bank changing base interest rates, which could adversely affect our operations.

          The Brazilian government frequently intervenes in the Brazilian economy and occasionally makes drastic  changes in policy and regulations.  The Brazilian government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports.  For example, the Brazilian government has the authority, when a serious imbalance in Brazil’s balance of payments occurs, to impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies. Changes in monetary, taxation, credit, tariff and other policies could adversely affect our business, as could inflation, currency and interest rate fluctuations, social instability and other political, economic or diplomatic developments, as well as the Brazilian government’s response to such developments.  See “Item 3D. Risk Factors—Risks Relating to Brazil.”

          Rapid changes in Brazilian political and economic conditions that have occurred and may occur in the future will require continued emphasis on assessing the risks associated with our activities and adjusting our business and operating strategy accordingly.  Future developments in Brazilian government policies, including changes in the current policy and incentives adopted for financing the export of Brazilian goods, or in the Brazilian economy, over which we have no control, may materially adversely affect our business.  See “Item 3D. Risk Factors—Risks Relating to Brazil.”

          Brazilian economic conditions may also be negatively affected by economic and political conditions elsewhere, particularly in other Latin American and emerging market countries.  Although economic conditions in such countries may differ significantly from economic conditions in Brazil, the reaction of investors to developments in these other countries may have an adverse effect on the market value of securities of Brazilian issuers.  Crises in other emerging market countries have at times significantly affected the availability of credit in the Brazilian economy and resulted in considerable outflows of funds and declines in the amount of foreign currency invested in Brazil.

          Since presidential elections were held in Brazil in 2002, the Brazilian economy has moved towards increased stability.  The country went through a period of market turmoil in the second half of 2002 as investors feared that the Labor Party would change the economic policies of the previous administration. The real fluctuated significantly as a result, depreciating by 52.3% during the year and closing at R$3.5333 to US$1.00 on December 31, 2002.  Inflation for the year, as measured by the IGP-M, was 25.3% and real GDP grew by 1.9%.

          The Labor Party’s administration has continued the macroeconomic policies of the previous administration, focusing on fiscal responsibility.  In 2003, investor confidence rebounded as a result and the real appreciated by 18.2% against the U.S. dollar to R$2.8892 per US$1.00 at December 31, 2003.  Inflation in 2003, as measured by the IGP-M, decreased to 8.7%.  However, Brazil’s real GDP increased 0.5%, despite the high interest rates that prevailed at the beginning of 2003 to combat inflationary pressures, which also acted to constrain economic growth.

          During 2004, Brazil’s GDP increased 5.2% to US$559.6 billion and the country achieved a trade surplus of US$33.7 billion, its highest trade surplus ever.  Inflation in 2004, as measured by the IGP-M, was 12.4%.  Interest rates continued to be high, with the CDI averaging 17.8% in 2004.

Effects of Inflation and Currency Exchange Fluctuations

          Until July 1994, Brazil had for many years experienced high, and generally unpredictable, rates of inflation and steady devaluation of its currency relative to the U.S. dollar.  The following table sets forth, for the periods shown, Brazilian inflation as measured by the General Market Price Index and published annually by Fundação Getúlio Vargas and the devaluation of the real against the U.S. dollar as measured by comparing the daily exchange rates published by the Central Bank on the last day of each year:

	2000	2001	2002	2003	2004

Inflation (General Market Price Index)	9.9%	10.4%	25.3%	8.7%	12.4%
Devaluation (appreciation) (R$ vs. US$)	9.3%	18.7%	52.3%	(18.2)%	(8.1)%

          Inflation and exchange rate variations have had, and may continue to have, substantial effects on our financial condition and results of operations.  Inflation and exchange rate variations affect our monetary assets and liabilities denominated in reais.  The value of such assets and liabilities as expressed in U.S. dollars declines when the real devalues against the U.S. dollar and increases when the real appreciates.  In periods of devaluation of the real, we report (a) a remeasurement loss on real-denominated monetary assets and (b) a remeasurement gain on real-denominated monetary liabilities.

Critical Accounting Estimates

          In connection with the preparation of the financial statements included in this annual report, we have relied on variables and assumptions derived from historical experience and various other factors that we deemed reasonable and relevant.  Although we review these estimates and assumptions in the ordinary course of business, the portrayal of our financial condition and results of operation often requires our management to make judgments regarding the effects of matters that are inherently uncertain.  Actual results may differ from those estimated under different variables, assumptions or conditions.  Note 3 to our consolidated financial statements includes a summary of the significant accounting policies and methods used in the preparation of these financial statements.  In order to provide an understanding about how management forms its judgments about future events, including the variables and assumptions underlying the estimates, and the sensitivity of those judgments to different variables and conditions, we have included below a brief discussion of our more significant accounting policies.

Sales and Other Operating Revenues

          We generally recognize sales of our commercial and business aircraft as deliveries are made.  In our defense aircraft segment, we perform work under long-term development contracts for the Brazilian government and other governments, and we recognize revenue in accordance with the percentage of completion method.  Revenue recognized under this method is based on actual costs incurred and an estimate of the total remaining costs to be incurred prior to completion of the contract.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Anticipated losses, if any, under these contracts are accrued when known and are recorded based on management’s estimate of such losses.

Product Warranties

          Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts and software manufactured by us and/or by our risk-sharing partners.  We recognize warranty expense, as a component of selling expenses, at the time of sale based on the estimated amounts of warranty costs expected to be incurred, which are typically expressed as a percentage of the sales price of the aircraft.  These estimates are based on a number of factors, including our historical warranty claim and cost experience, the type and duration of the warranty coverage, volume and mix of aircraft sold and in service and warranty coverage available from the related suppliers.  The warranty period ranges from two years for spare parts to five years for components that are a part of the aircraft when sold.

Guarantees and Trade-In Rights

          We have provided sales incentives in the form of financial and residual value guarantees and trade-in rights related to our aircraft.  We review the value of these commitments relative to the aircraft’s anticipated future fair value and, in the case of financial guarantees, the creditworthiness of the obligor.  Provisions and losses are recorded when and if payments become probable and are reasonably estimable.  We estimate future fair value using third party appraisals of aircraft valuations, including information developed from the sale or lease of similar aircraft in the secondary market.  We evaluate the creditworthiness of obligors for which we have provided credit guarantees by analyzing a number of factors, including third party credit ratings and estimated obligors’ borrowing costs.

          In accordance with FASB of Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others,” we record third-party guarantees on our balance sheet at their fair value.  FIN 45 has the general effect of delaying the recognition of the portion of our revenue sales that are accompanied by certain third-party guarantees.  These estimates of fair value are based on certain assumptions, including the probability of default by the ultimate obligor and the market value of the mortgaged assets.  As a result, actual losses under financial guarantees may differ from the amounts recognized on our balance sheet, and, consequently, could negatively affect future operating results.  During 2003 and 2004, the fair value of guarantees recorded was US$12.2 million and US$11.9 million, respectively.

Overview

Basis of Presentation

          The consolidated financial statements have been prepared in accordance with U.S. GAAP.  See “Introduction—Presentation of Financial and Other Data—Financial Data” for a discussion of factors affecting our financial data.

Operating Data

          The following chart sets forth statistical data concerning our deliveries and backlog for our aircraft at the end of the respective periods.  Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized.  Our backlog consists of all firm orders that have not yet been delivered.  A firm order is a contractual commitment from a customer, customarily accompanied by a down payment, for which we have reserved a place on one of our production lines.  See “Item 5D. Trend Information” for certain information on our firm orders and options.

	2002		2003			2004

Commercial Airline
Deliveries (1)
ERJ 145		82		57			87	(5)
ERJ 135		3		14			1	(1)
ERJ 140		36		16			—
EMBRAER 170		—		—			46
Defense
Deliveries		7		4			1
Business Jet
Deliveries (1)		8		13	(2)		13
Other Operating Information
Total backlog (in millions)(2)	US$	9,034	US$	10,591		US$	10,097

(1)	Deliveries identified by parentheses were aircraft delivered under operating leases.
(2)	Since December 31, 2004, we have received 5 additional firm orders for our ERJ 145 regional jet family and 72 additional firm orders for our EMBRAER 170/190 jet family.

Net Sales

          We generate revenue primarily from sales of commercial aircraft.  We also generate revenue from the sale of defense aircraft, and from the sale of our Legacy business jets.  Net sales of commercial and business aircraft are denominated in U.S. dollars.  Of defense net sales, approximately 84% are denominated in U.S. dollars and 16% are denominated in Brazilian Reais, but indexed to the U.S. dollar through price adjustment indexes.  Finally, we generate revenue from our other related businesses, which include after-sales support (including the sale of spare parts, maintenance and repair, training and other product support services), operating leases and single-source supply of structural parts and mechanical and hydraulic systems to other aircraft manufacturers.

          We generally recognize revenue for the sale of our commercial and business aircraft when the aircraft is delivered to the customer.  We customarily receive a deposit upon signing of the purchase agreement for the sale of our commercial and business aircraft and progress payments in the amount of 5% of the sales price of the aircraft 18 months, 12 months and six months before scheduled delivery.  For the EMBRAER 170/190 jet family, we receive an additional 5% progress payment 24 months before scheduled delivery.  We typically receive the remaining amount of the sales price upon delivery.  Payments in advance of delivery are recorded under advances from customers as a liability on our balance sheet and, when we deliver the aircraft, these payments are recorded as net sales.

          As a result of a decrease in the amounts available under the ProEx program in 1999, we assisted some of our affected customers in restructuring their financing arrangements.  In cases in which we were not able to restructure these arrangements, we provided special price adjustments to these customers to maintain the effective interest rates in their original financing arrangements.

          Our sales contracts with our customers typically include adjustments to the purchase price of the aircraft based on an escalation formula which reflects, in part, inflation in the United States.  The deposits, progress payments and option payments are generally non-refundable.  Once a customer decides to exercise an option, we account for it as a firm order and we begin to receive progress payments and recognize revenue upon delivery as discussed above.

          We recognize revenue from the sale of our defense aircraft, including the funding of the research and development for specific programs, in accordance with the percentage of completion method.  Certain contracts contain provisions for the redetermination of price based upon future economic conditions.  Our defense customers continue to provide customer advances, which are converted into revenue as we achieve pre-determined stages of completion of the project, such as conception, development and design, and engineering, systems integration and customization.  These installments are generally non-refundable.

Cost of Sales and Services

          Our cost of sales and services consists primarily of:

•

Material—These costs are primarily U.S. dollar-denominated.  Substantially all of our materials costs are covered by contracts with our suppliers.  Prices under these contracts are generally adjusted based on an escalation formula which reflects, in part, inflation in the United States.

•	Labor—These costs are primarily real-denominated.

•

Depreciation—We depreciate our property, plant and equipment over their useful lives, ranging from five to 48 years, on a straight-line basis.  On average, our property, plant and equipment is depreciated over 13 years.

Recent Developments

          On May 16, 2005, we announced our unaudited financial results for the first quarter of 2005.  We delivered 30 aircraft, compared to 23 aircraft delivered in the first quarter of 2004.

          Our net sales for the quarter were US$763.3 million, an increase of 21.9% compared to the same period in 2004.  Commercial airline net sales increased 30.5%, from US$443.2 million in the first quarter of 2004 to US$578.2 million in the first quarter of 2005, due to an increase in commercial aircraft deliveries.  Net sales to the business jet market in the first quarter of 2005 were US$33.1 million.  In the first quarter of 2004, we did not recognize any sales in our business jet segment.  Net sales to the defense market decreased 40% from US$130.7 million in the first quarter 2004 to US$78.8 million in the first quarter of 2005.  Other related businesses segment, which includes customer service, net sales increased 40.0% from US$52.3 million in the first quarter of 2004 to US$73.2 million in the first quarter of 2005.

          Costs of sales and services for the quarter totaled US$495.3 million, compared to US$424.2 million in the first quarter of 2004, resulting in a gross margin of 35.1%, compared to 32.3% in the first quarter of 2004.  Gross margin increased as a result of the improvements in the learning curve associated with the commencement of the production of the EMBRAER 170.

          Operating expenses for the first quarter of 2005 were US$143.5 million, compared to US$49.0 million in the first quarter of 2004.  This increase was mainly due to the recognition as operating income in the first quarter of 2004 of US$88.7 million in payments previously received from our risk-sharing partners as a result of the fulfillment of certain contractual milestones in the development of the EMBRAER 170/190 jet family, compared to US$5.6 million in such payments in the first quarter of 2005.

          As a result, our net income for the first quarter of 2005 was US$96.5 million, compared to US$103.3 million in the first quarter of 2004.  Net income as a percentage of net sales was 12.6%, compared to 16.5% in the first quarter of 2004.

Results of Operations

          The following table presents income statement data by business segment.

Summary Financial Data by Business

	Operating Income

	Year ended December 31,

	2002		2003		2004

	(in millions of dollars)
Net sales:
Commercial Airline	US$	2,110.3	US$	1,526.4	US$	2,579.4
Defense		127.3		262.4		365.8
Business Jet		144.9		175.4		245.7
Other related businesses		143.3		179.3		249.6

		2,525.8		2,143.5		3,440.5
Cost of sales and services:
Commercial Airline		(1,243.9)		(924.9)		(1,613.0)
Defense		(79.5)		(205.8)		(291.4)
Business Jet		(104.6)		(124.4)		(181.5)
Other related businesses		(103.7)		(79.9)		(181.4)

		(1,531.7)		(1,335.0)		(2,267.3)
Gross profit:
Commercial Airline		866.4		601.5		966.4
Defense		47.8		56.6		74.4
Business Jet		40.3		51.0		64.2
Other related businesses		39.6		99.4		68.2

		994.1		808.5		1,173.2
Operating expenses:
Commercial Airline		(335.6)		(345.7)		(348.1)
Defense		(15.7)		(15.7)		(59.8)
Business Jet		(28.4)		(38.6)		(28.6)
Other related businesses		(31.2)		(34.1)		(36.4)
Unallocated corporate expenses		(113.6)		(109.6)		(156.3)

		(524.5)		(543.7)		(629.2)

Income from operations	US$	469.6	US$	264.8	US$	544.0

          The following table sets forth income statement information, and such information as a percentage of our net sales, for the periods indicated.

	Year ended December 31,

	2002			2003			2004

	(in millions of dollars, except percentages)
Net sales	US$	2,525.8	100.0%	US$	2,143.4	100.0%	US$	3,440.5	100.0%
Cost of sales and services		(1,531.7)	60.6		(1,335.0)	62.3		(2,267.3)	65.9

Gross profit		994.1	39.4		808.4	37.7		1,173.2	34.1
Operating expense
Selling expenses		(211.0)	8.4		(206.2)	9.6		(342.9)	10.0
Research and development		(158.5)	6.3		(173.2)	8.1		(44.5)	1.3
General and administrative expenses		(109.7)	4.3		(114.7)	5.3		(139.4)	4.1
Employee profit sharing		(25.2)	1.0		(20.4)	1.0		(61.2)	1.8
Other operating expenses, net		(20.1)	0.8		(29.1)	1.4		(41.3)	1.2

Income from operations		469.6	18.6		264.8	12.3		544.0	15.8
Non-operating income (expense)
Interest income (expenses), net		80.5	3.2		(140.8)	6.6		(38.0)	1.1
Exchange loss, net		(135.6)	5.4		(16.5)	0.8		(12.2)	0.4
Other non-operating income (expenses), net		(1.5)	—		0.7	—		(0.1)	—

Income before income taxes		413.0	16.4		108.2	5.0		493.7	14.3
Income tax benefit (expenses)		(188.5)	7.5		28.0	1.3		(112.1)	3.3

Income before minority interest		224.5	8.9		136.2	6.3		381.5	11.1
Minority interest		(1.9)	0.1		(0.2)	—		(1.3)	—

Income before cumulative effect of accounting change		222.6	8.8		136.0	6.3		380.2	11.1
Cumulative effect of accounting change, net of tax		—	—		—	—		—	—

Net income	US$	222.6	8.8%	US$	136.0	6.3%	US$	380.2	11.1%

2004 Compared with 2003

          Net sales.  Net sales increased 60.5% from US$2,143.4 million in 2003 to US$3,440.5 million in 2004.  Net sales in the commercial airline segment increased 69.0% from US$1,526.4 million in 2003 to US$2,579.4 million in 2004.  Business jet net sales increased 40.1% from US$175.4 million in 2003 to US$245.7 million in 2004.  Defense net sales increased 39.4% from US$262.4 million in 2003 to US$365.8 million in 2004.  Net sales from other related businesses increased 39.2% from US$179.3 million in 2003 to US$249.6 million in 2004.

          The increase in commercial airline sales is primarily due to a larger volume of aircraft deliveries to the commercial airline market in 2004 and a product mix with a higher value as a consequence of the commencement of the EMBRAER 170 deliveries.  The increase in business jet net sales resulted from a product mix with a higher value as a consequence of the larger volume of deliveries of the executive version of the Legacy in 2004.  The increase in defense net sales is primarily due to the commencement of the serial production of the ALX and the advancements made in the F-5 program for the Brazilian Air Force in 2004.  The increase in net sales from other related businesses is mainly due to an increase in sales of spare parts, as a result of an increase in the number of aircraft in service.

          Cost of sales and services.  Cost of sales and services increased 69.8% from US$1,335.0 million in 2003 to US$2,267.3 million in 2004, primarily due to the increase in number of aircraft delivered to the commercial airline market during 2004.  Cost of sales and services as a percentage of net sales increased to 65.9% in 2004, compared to 62.3% in 2003.

          Gross profit.  Our gross profit increased 45.1% from US$808.4 million in 2003 to US$1,173.2 million in 2004, primarily as a result of the increase in deliveries in the commercial airline market.  Our gross margin decreased from 37.7% in 2003 to 34.1% in 2004 primarily due to the production learning curve associated with the initial deliveries of the EMBRAER 170 and to benefits provided to the launch customers of this aircraft.

          Operating expenses.  Operating expenses increased by 15.7% from US$543.6 million in 2003 to US$629.3 million in 2004, as compared to an increase in net sales of 60.5% in the same period.

          Research and development expenses in 2004 were US$44.5 million, compared to US$173.2 million in 2003.  This decrease in research and development expenses was attributable to US$108.6 million in payments previously received from the Company’s risk sharing partners related to certification of the EMBRAER 170 and EMBRAER 175 and the fulfillment of certain contractual milestones, which occurred in 2004.

          Selling expenses increased 66.2% from US$206.2 million in 2003 to US$342.9 million in 2004.  Selling expenses are directly related to aircraft deliveries.

           General and administrative expenses increased 21.5% from US$114.7 million in 2003 to US$139.4 million in 2004, due to the effects on the real-denominated administrative expenses resulting from the appreciation of the real during 2004 (approximately 80% of our administrative expenses are denominated in reais) and due to employee salary adjustments of approximately 9% in 2004.

          Other operating expense, net increased 42.0% from US$29.1 million in 2003 to US$41.3 million in 2004, of which US$21.6 million was related to a tax fine provision related to taxes and payroll charges under legal dispute.

          As a result of the foregoing factors, operating expenses as a percentage of net sales decreased from 25.4% in 2003 to 18.3% in 2004.

          Interest income (expenses), net.  Interest income (expenses), net, decreased from an expense of US$140.8 million in 2003 to an expense of US$38.0 million in 2004, primarily related to losses of US$99.5 million on derivative financial transactions in 2003 compared to gains on derivative financial transactions of US$36.8 million in 2004, partially offset by a US$12.0 million expense related to allowance for debentures investments and mark-to-market investments.  See Note 21 to our consolidated financial statements.

          Exchange loss, net.  Exchange loss, net, decreased from US$16.5 million in 2003 to US$12.2 million in 2004.  These amounts reflect the remeasurement of non-U.S. dollar-denominated assets and liabilities into U.S. dollars.

          Income tax benefit (expenses).  Income tax increased from a benefit of US$28.0 million in 2003 to a provision of US$112.1 million in 2004 as a result of recognition of interest on shareholders’ equity of US$204.0 million distributed in 2004 compared to US$67.5 million distributed in 2003, which distributions are deductible for tax purposes.

          Net income.  As a result of the foregoing factors, our net income increased 179.6% from US$136.0 million in 2003 to US$380.2 million in 2004.  Net income increased as a percentage of net sales.  In 2004, net income was 11.1% of net sales as compared to 6.3% in 2003.

2003 Compared with 2002

          Net sales.  Net sales decreased 15.1% from US$2,525.8 million in 2002 to US$2,143.4 million in 2003.  Net sales in the commercial airline segment decreased 27.7% from US$2,110.3 million in 2002 to US$1,526.4 million in 2003.  Defense net sales increased 106.1% from US$127.3 million in 2002 to US$262.4 million in 2003.  Business jet net sales increased 21.0% from US$144.9 million in 2002 to US$175.4 million in 2003.  Net sales from other related businesses increased 25.1% from US$143.3 million in 2002 to US$179.3 million in 2003.

          The decrease in commercial airline sales is primarily due to fewer aircraft deliveries to the commercial airline market in 2003 as a consequence of the continuing worldwide airline crisis.  The increase in business jet net sales resulted from increased deliveries of the Legacy in 2003.  The increase in net sales from other related businesses is mainly due to an increase in sales of spare parts, as a result of an increase in aircraft in service, partially offset by our customers’ continued cost cutting measures, as well as an increase in sales revenues related to operating leases.  The increase in defense net sales is primarily due to the recognition of sales under the Mexican and Greek government programs for the EMB 145 and AEW&C, and under the Brazilian government’s programs for the EMB 145 AEW&C, ALX and F-5.

          Cost of sales and services.  Cost of sales and services decreased 12.8% from US$1,531.7 million in 2002 to US$1,335.0 million in 2003, due to the reduction in number of aircraft delivered to the commercial airline market during 2003, partially offset by an increase in costs in the defense and business jet segments.  Cost of sales and services as a percentage of net sales increased slightly to 62.3% in 2003, compared to 60.6% in 2002.

          Gross profit.  Our gross profit decreased 18.7% from US$994.1 million in 2002 to US$808.4 million in 2003, primarily as a result of the reduction in deliveries in the commercial airline market.  As a result of the decline in cost of sales and services, our gross margin decreased from 39.4% in 2002 to 37.7% in 2003.

          Operating expenses.  Operating expenses increased by 3.6% from US$524.5 million in 2002 to US$543.6 million in 2003.  This increase was attributable primarily to an increase of 9.2% in research and development from US$158.5 million in 2002 to US$173.2 million in 2003, principally related to higher development costs for the EMBRAER 170/190, which is approaching the later stages of development, and to improvements to our business jets.  Research and development is presented net of contributions from suppliers, which are earned based on meeting specified milestones.

          In 2003, selling expenses were relatively stable as compared to 2002.  As a percentage of net sales, selling expenses increased from 8.4% in 2002 to 9.6% in 2003 despite lower deliveries, due to an increase in the non-cash charge related to financial guarantees of US$26.2 million and an increase of US$12.6 million related to salaries and benefits attributable to the new commercial aircraft sales force structure created to support the EMBRAER 170/190, offset by a decrease of US$23.9 million in our provision for product warranties, as well as a US$31.2 million decrease in customer training and technical assistance expenses.  The increase of US$26.2 million in our non-cash charge was caused by the effect of the economic downturn in the airline industry on our risk analysis of financial guarantees.

          General and administrative expenses increased 4.6% from US$109.7 million in 2002 to US$114.7 million in 2003, due to the effects on the real-denominated portion of this item resulting from the 18.2% appreciation of the real during 2003, offset by a 19.1% decrease in profit sharing related to the reduction in net income and dividends.  Other operating expense, net, increased US$9.0 million, due to an expense of US$10.1 million primarily related to an expense associated with a repossession of certain aircraft intended for Indigo, which had its contract cancelled in August 2003.

          Operating expenses as a percentage of net sales increased from 20.8% in 2002 to 25.4% in 2003, primarily as a result of the decrease in net sales combined with the increases in research and development expenses as well as the non-cash charge for guarantees and the expenses associated with the repossession.

          Interest income (expenses), net.  Interest income (expenses), net, decreased from US$80.5 million in 2002 to an expense of US$140.8 million in 2003, despite higher average cash balances available in 2003, primarily related to losses of US$99.5 million on derivative financial transactions and a US$25.9 million expense related to net monetary and exchange variations due to the effects of the appreciation of the real on net liabilities in foreign currency, primarily taxes and payroll charges in dispute.  See Notes 17, 18 and 21 to our consolidated financial statements.

          Exchange loss, net.  Exchange loss, net, decreased from US$135.6 million in 2002 to US$16.5 million in 2003.  These amounts reflect the remeasurement of non-U.S. dollar-denominated assets and liabilities into U.S. dollars and the decrease in net assets denominated in reais, partially offset by a higher rate of appreciation of the reais in 2003.

          Income tax benefit (expenses).  Income tax decreased from a provision of US$188.5 million in 2002 to a benefit of US$28.0 million in 2003 as a result of a US$22.9 million benefit from payments of interest attributed to shareholders’ equity and a US$49.7 million benefit related to foreign exchange gain/loss on translation to U.S. dollars, which, in accordance with U.S. GAAP, is our functional currency.  Our statutory tax rate in 2002 and 2003 was 34%.

          Net income.  As a result of the foregoing factors, our net income decreased 38.9% from US$222.6 million in 2002 to US$136.0 million in 2003.  Net income decreased as a percentage of net sales.  In 2003, net income was 6.3% of net sales as compared to 8.8% in 2002.

5B.	Liquidity and Capital Resources

          Our liquidity needs arise principally from research and development, capital expenditures, principal and interest payments on our debt, working capital requirements and distributions to shareholders.  We generally rely on funds provided by operations, borrowings under our credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, capital increases to meet these needs.  We believe that these sources of funds will be sufficient to fund our future liquidity needs, continue to develop the EMBRAER 170/190 jet family, develop our new business jets for the light and very light segments, make other planned capital expenditures and pay dividends.  However, our customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of the economic downturn and the financial volatility in the airline industry.  In addition, our risk-sharing partners’ cash contributions are refundable under certain limited circumstances and we may need to find replacement sources of capital.

Working Capital and Net Cash Provided by Operating Activities

          We had a working capital surplus of US$900.7 million at December 31, 2003 and US$1,559.4 million at December 31, 2004.  Working capital increased mainly due to an increase in inventories as a result of increased inventories for the EMBRAER 170/190 jet family and due to an increase in accounts receivable related to aircraft delivered for which sales financing arrangements are under a structuring process.

          We generated net cash provided by operating activities of US$3.3 million in 2004, as compared to net cash provided by operating activities of US$239.6 million, and US$575.7 million, respectively, in 2003 and 2002.  Net cash provided by operating activities decreased in 2004 primarily as a result of an increase in our accounts receivable and customer and commercial financing and an increase in our inventories, partially offset by an increase in our trade accounts payable.

Net Cash Used in Investing Activities

           Our net cash used in investing activities was US$217.8 million in 2004 compared to US$72.7 million in 2003 and US$104.2 million in 2002.  The increase in 2004 was mainly due to US$158.7 million related to temporary cash investments.  As part of our analysis of variable interest entities under FIN 46-R, we concluded that the private investment funds used by us to invest in underlying investments included US$106.7 million in debt securities, which we would have accounted for as cash equivalents prior to FIN 46-R, that should be included in temporary cash investments. In 2003, this amount of debt securities totaled US$92.9 million.  See Note 6 to our consolidated financial statements.

Capital Expenditures

          We recorded additions to property, plant and equipment of US$50.1 million in 2004, US$64.8 million in 2003 and US$111.0 million in 2002.  These expenditures related to construction of facilities, improvements to our plant and production facilities and modifications for the production of new aircraft models.

          We currently expect investments in property, plant and equipment to total approximately US$78.0 million in 2005 and an additional US$59.0 million in 2006, primarily related to the production of the EMBRAER 170/190 jet family, as well as our defense aircraft and business jets.

Cash Provided by (Used in) Financing Activities and Total Debt

          Our net cash provided by (used in) financing activities decreased from net cash provided by financing activities of US$403.8 million in 2003 to net cash provided by financing activities of US$105.2 million in 2004.  The decrease was primarily due to an increase in repayments of loans and an increase in payments of dividends and interest on shareholders’ equity, partially offset by an increase in proceeds from borrowings.  Our net cash provided by (used in) financing activities increased from net cash used in financing activities of US$352.4 million in 2002 to net cash provided by financing activities of US$403.8 million in 2003, mainly due to a decrease in repayments of loans and a decrease in payments of dividends and interest on shareholders’ equity.

          At December 31, 2004, we had total debt of US$1,338.7 million under our financing arrangements described below, 61.7% of which consisted of long-term debt and 38.3% of which consisted of short-term debt.  In comparison, we had total debt of US$1,043.7 million at December 31, 2003 and US$552.6 million at December 31, 2002, consisting of 50.5% and 55.8% of long-term debt, respectively.  Our total debt increased from 2003 to 2004 largely due to new borrowings.

          Total debt consists of amounts recorded as loans and financing on our balance sheet and excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purposes entities, or SPEs.  In structured financings, an SPE purchases an aircraft from us, pays us the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer.  A third-party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third party.  We may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process.  According to FIN 46-R (“Consolidation of Variable Interest Entities an interpretation of A RB 51”), an enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both.  Therefore, we have been consolidating certain SPEs owned by third parties where we are the primary beneficiary.  See Note 9 to our consolidated financial statements.

          The effect of consolidating these SPEs resulted in non-recourse and recourse debt at December 31, 2004, reflected as a separate line item on our balance sheet, of US$1,005.7 million, collateralized accounts receivable of US$840.0 million and US$105.5 million accounted for as customer and commercial financing.  US$779.3 million of this debt is non-recourse and we have no actual obligation for such debt as debtor or guarantor, other than potentially under existing financial guarantees for the financed aircraft.  The remaining US$226.4 million of debt is recourse to us as a result of pending equity contributions and is secured by a pledge of a deposit with a financial institution.  The non-recourse and recourse debt is collateralized by the collateralized accounts receivable and by the financed aircraft and, as a result, we do not anticipate a net cash outflow related to our non-recourse debt in the future.  These financing transactions do not materially affect our income statement and cash flow data since the terms of the leases and the loans are substantially the same.  See Notes 8, 9 and 30 to our consolidated financial statements.

Credit Facilities and Lines of Credit

Long-term facilities

          We maintain credit facilities with BNDES in a total amount of US$16.4 million outstanding at December 31, 2004, US$ 10.7 million of which is currently in short-term, and of which US$9.0 million is related to the development of the ERJ 145, and with FINEP in a total amount of US$8.7 million outstanding at December 31, 2004, of which US$1.5 million is related to the development costs of the AL-X.  The total amounts borrowed under the BNDES and FINEP credit facilities are due October 2008 and November 2009, respectively.  Amounts borrowed from BNDES are secured by first, second and third mortgages on our properties in Brazil.  The interest rates on these facilities range from TJLP plus 3.0% to TJLP plus 5.5% per annum.  For BNDES borrowings, we also paid fees at the rate of 0.35% of the sales price of 420 ERJ 145s sold between January 1, 1997 and August 1, 2002.

          We have a credit facility with the Tokyo Branch of The Chase Manhattan Bank under which we borrowed the Japanese yen equivalent of US$150.0 million, principally to fund our purchase of aircraft component parts, of which US$72.5 million remained outstanding as of December 31, 2004.  This loan matures in December 2006 and bears an interest rate equal to the twelve-month Japanese interbank deposit rate, or JIBOR, plus 1.1% per annum.

          In September 2002, we secured a US$100.0 million credit facility with Mitsui & Co., Ltd. and borrowed the full amount available thereunder, of which US$101.2 million remained outstanding as of December 31, 2004.  This loan matures in September 2009 and bears interest at an interest rate of LIBOR plus 2.15%.  The facility is guaranteed by Unibanco – União de Bancos Brasileiros S.A. and provides that, if we fail to maintain a minimum of 100 firm orders during the duration of the facility, Mitsui & Co. Ltd. has the right to declare all amounts outstanding under this facility due and payable.

          We also have a US$100.0 million credit facility with Santander Central Hispano Benelux S.A., fully disbursed to fund our purchases of wings and other equipment from Gamesa.  As of December 31, 2004, US$78.5 million was outstanding under this facility, which bears interest at a fixed rate of 4.49% per annum with a final maturity in February 2009.

          In July 2003, we signed a credit agreement with Sumitomo Mitsui Banking Corp. and other lenders providing for a term loan of US$200.0 million, at a rate of LIBOR plus 2.97% per annum with a final maturity in June 2010, to purchase materials for the manufacture of the EMBRAER 170/190 jet family.  We borrowed the full amount under this facility in July 2003, of which US$200.9 million remained outstanding as of December 31, 2004.

          In April 2004, we entered into a credit agreement with Banco do Brasil S.A. for an import financing facility for US$50.0 million, at a fixed rate of 5.63% per annum with final maturity in April 2007.  We have borrowed the full amount of the facility, of which US$51.6 million remained outstanding as of December 31, 2004.

          In May 2004, we entered into a credit agreement with ABN Amro Bank for US$71.0 million, at a fixed rate of 7.19% per annum with final maturity in May 2009.  We have borrowed the full amount of the facility, of which US$74.3 million remained outstanding as of December 31, 2004.

          We have various other loans and credit agreements with aggregate outstanding borrowings of US$336.0 million at December 31, 2004, of which US$114.4 million was allocated to our subsidiaries.

          Each of our long-term financing arrangements includes customary covenants and restrictions, including those that require us to maintain defined debt liquidity and interest expense coverage ratios, with which we were in compliance at December 31, 2004 and none of which are expected to have a material effect on our business.  See Note 19 to our consolidated financial statements for further information on these financing arrangements.

          In June 2005, we entered into an IFC – International Finance Corporation A/B Loan Secured Facility for a total amount of US$180.0 million, which includes the A loan for up to US$35.0 million, the B1 loan for up to US$60.0 million and a B2 loan for up to US$85.0 million.  The terms of the loans are 12, 10 and eight years, respectively, and the loans bear interest at a average rate of six-month LIBOR plus 2.9% per annum.  The facility will be secured by a combination of mortgages on Embraer’s main industrial facility in Brazil, three EMBRAER 170/190 pre-series aircraft and a bank account pledge agreement an amount equivalent to 12 months interest coverage.  In addition to the customary covenants and restrictions, including but not limited to those that require us to maintain defined debt liquidity and interest expense coverage ratios, the facility will have covenants related to compliance with IFC general environmental, health and safety guidelines.  Embraer has also agreed to a mandatory pre-payment provision which limits our net revenues generated by selling and supporting offensive attack aircraft to 12.5% of our total net revenues.

Short-term facilities

          We obtain short-term financing primarily from Brazilian banks in the form of advances against exchange contracts that we enter into with those banks relating to payments we are entitled to receive within a period of not more than 360 days prior to delivery of aircraft.  At December 31, 2004, we had US$48.0 million outstanding under these arrangements.  In October 2004, we negotiated with BNDES a short-term pre-export credit financing for an amount up to US$400.0 million, of which US$310.7 million remained outstanding as of December 31, 2004.  This amount was fully repaid in January 2005.

          We have various other short-term loans with aggregate outstanding borrowings of US$39.8 million at December 31, 2004, of which US$26.6 million was allocated to our subsidiaries to finance working capital requirements.  See Note 19 to our consolidated financial statements for further information on our short-term financing arrangements.

Capital Contributions and Issuances of Capital Stock

          During 2004, we received capital contributions in the aggregate amount of US$3.2 million, representing the issuance of preferred shares upon the exercise of options.  During 2004, we issued 2,296,285 preferred shares at a weighted average exercise price of R$4.15 per share.  In addition, through June 22, 2005, 1,948,235 preferred shares were issued upon the exercise of options at an average exercise price of R$7.07 per share.

Recently Issued Accounting Pronouncements - Not Yet Adopted

          At its March 31, 2004 meeting, the Emerging Issues Task Force (EITF) reached final consensus on EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share.”  Typically, a participating security is entitled to share in a company’s earnings, often via a formula tied to dividends on the company’s common stock.  The issue clarifies what is meant by the term participating security, as used in Statement 128.  When an instrument is deemed to be a participating security, it has the potential to significantly reduce basic earnings per common share because the two-class method must be used to compute the instrument’s effect on earnings per share.  The consensus also covers other instruments whose terms include a participation feature.  The consensus also addresses the allocation of losses.  If undistributed earnings must be allocated to participating securities under the two-class method, losses should also be allocated.  However, EITF 03-6 limits this allocation only to situations when the security has (1) the right to participate in the earnings of the company, and (2) an objectively determinable contractual obligation to share in net losses of the company.  The consensus reached in EITF 03-6 is effective for fiscal periods beginning after March 31, 2004 (effectively the second fiscal quarter for calendar year-end companies).  EPS in prior periods must be retroactively adjusted in order to comply with the consensus decisions reached in EITF 03-6.  We do not expect that this consensus will have any impact on our calculation of basic and diluted EPS.

          In September 2004, the FASB issued FSP EITF Issue 03-1-1, which delayed the effective date of paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”  Paragraphs 10-20 of EITF Issue No. 03-1 give guidance on how to evaluate and recognize an impairment loss that is other-than-temporary.  Application of these paragraphs has been deferred pending issuance of proposed FSP Issue 03-1a.  We are analyzing whether the adoption of this new EITF will have any significant impact on our financial position, results of operations or cash flows.

          In November 2004, the FASB issued SFAS No. 151, “Inventory Costs - an amendment of ARB No. 43.” This Standard requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to be recognized as current period charges.  Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility.  The provisions of this Standard apply prospectively and are effective for us for inventory costs incurred after January 1, 2006.  While we believe this Standard will not have a material effect on our financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods, and as such, an estimate of the impact cannot be determined until the event occurs in future periods.

          In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets,” an amendment of APB No. 29.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  The Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued.  Retroactive application is not permitted.  We will apply this Statement in the event exchanges of non-monetary assets occur after December 31, 2005.

          In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payments” or SFAS 123R.  This statement eliminated the option to apply the intrinsic value measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees” to stock compensation awards issued to employees.  Rather, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award.  That cost will be recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period (usually the vesting period).  SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date.  SFAS 123R will be effective for our fiscal year ending December 31, 2006.  We have not yet quantified the effect of the future adoption of SFAS 123R on a going forward basis.

          In March 2005, the FASB issued Interpretation No. 47.  This interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No.143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity.  The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability’s fair value can be reasonably estimated.  The Interpretation is effective no later than the end of the fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises).  We previously evaluated the application of FASB Statement No. 143 to our operations and concluded that no material effects would be expected.  We will consider this Interpretation in 2005 in the event a conditional asset retirement obligation arises.

          In May 2005, the FASB issued Statement No. 154.  This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.  The Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Contrary to Opinion 20 that previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle, this Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.  When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable.  This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate.  This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability.  This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued.  We will apply this statement in the event that exchanges of non-monetary assets occur in fiscal periods beginning after December 15, 2005.

5C.	Research and Development

          We incur research and development costs related to our aircraft and aircraft components.  We also incur research and development costs that are not associated with the development of any particular aircraft.  Such costs include the implementation of quality assurance initiatives, production line productivity improvements and studies to determine the latest developments in technology and quality standards.  The research and development costs incurred by Embraer are divided into two categories, research and development expense and additions to fixed assets.  The research and development expense is the cost actually associated with the design and development of the aircraft less amounts earned from cash contribution from risk-sharing partners based on meeting performance milestones.  Under U.S. GAAP, these costs are expensed in the year in which they are incurred.  Additions to fixed assets relate solely to specialized equipment built by us and required for the project.  These costs are treated as additions to property, plant and equipment.

          We invest significantly in the development of new projects.  Total research and development expenses for 2002, 2003 and 2004, including expenses related to the development of the EMBRAER 170/190 jet family, were US$158.5 million, US$173.2 million and US$44.5 million, respectively, net of cash contributions provided by risk-sharing partners.  Research and development costs as a percentage of net sales were 6.3% in 2002, 8.1% in 2003 and 1.3% in 2004.  The decrease in the percentage in 2004 reflects principally the contributions from our risk-sharing partners in the amount of US$108.6 million.  In 2005, we expect our research and development costs to total approximately US$120.0 million.  We do not record an expense for research and development of defense programs as they are funded by the Brazilian government and other government customers.  Most of our research and development expenses are associated with a particular program, whether commercial, business jet or defense.

          We receive additional funds from risk-sharing partners to fund our cash costs for our commercial research and development.  In addition, the Brazilian and other governments fund substantially all of our defense research and development costs under long-term development contracts.

5D.	Trend Information

          The following table summarizes our commercial airline sales order book at March 31, 2005.  Our total firm order backlog at that date, including business jets and defense aircraft, was US$9.9 billion (US$10.1 billion at December 31, 2004).

Commercial Airline Market	Firm Orders	Options	Deliveries	Firm Order Backlog

EMB 120 Brasília	352	—	352	—
ERJ 135	123	2	108	15
ERJ 140	94	20	74	20
ERJ 145	681	211	634	47
EMBRAER 170	172	137	56	116
EMBRAER 175	15	—	—	15
EMBRAER 190	155	230	—	155
EMBRAER 195	15	20	—	15

The following tables set forth our commercial airline order book at March 31, 2005 by aircraft type, customer and country.

          ERJ 135:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	40	40	—
British Midland (UK)	3	3	—
City Airline AB (Sweden)	2	2	—
ExpressJet (USA)	30	30	—
Flandair (France)	3	3	—
Jet Magic (Ireland)	1	1	—
Luxair (Luxembourg)	2	2	—
Pan Européenne (France)	1	1	—
Proteus (France)	3	3	—
Regional Airlines (France)	3	3	—
Republic Airways (USA)	15	15	—
South Africa Airlink (South Africa)	20	5	15

TOTAL	123	108	15

          ERJ 140:

Customer	Firm Orders	Delivered	Firm Order Backlog

American Eagle (USA)	59	59	—
Midwest (USA)	20	—	20
Republic Airways (USA)	15	15	—

TOTAL	94	74	20

          ERJ 145:

Customer	Firm Orders	Delivered	Firm Order Backlog

Aerolitoral (Mexico)	5	5	—
Air Caraibes (Guadalupe)	2	2	—
Alitalia (Italy)	14	14	—
American Eagle (USA)	118	107	11
Axon (Greece)	3	3	—
British Midland (UK)	9	9	—
British Regional Airlines (UK)	23	23	—
Brymon (UK)	7	7	—
China Southern (China)	6	6	—
China Eastern Jiangsu (China)	5	—	5
Cirrus (Germany)	1	1	—
ExpressJet (USA)	245	221	24
ERA (Spain)	2	2	—
Flandre Air (France)	7	5	2
GECAS (PB Air - Thailand)	2	2	—
KLM EXEL (Holand)	2	2	—
Lot Polish (Poland)	14	14	—
Luxair (Luxembourg)	9	9	—
Mesa (USA)	36	36	—
Portugalia (Portugal)	8	8	—
Proteus (France)	11	8	3
Regional (France)	17	15	2
Republic Airways (USA)	60	60	—
Rheintalflug (Austria)	3	3	—
Rio Sul (Brazil)	16	16	—
Sichuan (China)	5	5	—
Skyways (Sweden)	4	4	—
Swiss (Switzerland)	25	25	—
Transtates (USA)	22	22	—

TOTAL	681	634	47

          EMBRAER 170:

Customer	Firm Orders	Delivered	Firm Order Backlog

Alitalia (Italy)	6	6	—
Cirrus (Germany)	1	1	—
Finnair (Finland)	12	—	12
Gecas (USA)	8	4	4
Lot Polish (Poland)	6	4	2
Republic Airline (USA)	39	16	23
Swiss (Switzerland)	15	—	15
US Airways (USA)	85	25	60

TOTAL	172	56	116

          EMBRAER 175:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	15	—	15

TOTAL	15	—	15

          EMBRAER 190:

Customer	Firm Orders	Delivered	Firm Order Backlog

Air Canada (Canada)	45	—	45
Copa (Panama)	10	—	10
Jet Blue (USA)	100	—	100

TOTAL	155	—	155

          EMBRAER 195:

Customer	Firm Orders	Delivered	Firm Order Backlog

Swiss (Switzerland)	15	—	15

TOTAL	15	—	15

          For additional information regarding trends in our business, see “Item 4B. Business Overview-Business Strategies” and “Item 5A. Operating Results-Current Conditions and Future Trends in the Airline Industry and Business Jet Market.”  For risks affecting our business, see “Item 3D. Risk Factors.”

5E.	Off-Balance Sheet Arrangements

          We participate in a number of off-balance sheet arrangements, principally relating to trade-in obligations and financial and residual value guarantees.  We also have a number of swap transactions that are described in “Item 11. Quantitative and Qualitative Disclosures about Market Risk.”

          In addition to the off-balance sheet arrangements discussed below, we were also contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to us in the future, according to defined price rules.  These repurchase commitments were cancelled in 2004 pursuant to formal amendments entered into with the holders of such options.

Trade-in Obligations

          In connection with the signing of a purchase contract for new aircraft, we may provide trade-in options to our customers.  These options provide a customer with the right to trade in existing aircraft upon the purchase of a new aircraft.  At December 31, 2004, six commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery.  The trade-in price is determined in the manner discussed above for commercial jets.  We may be required to accept trade-ins at prices that are above the then-market price of the aircraft, which would result in financial loss for us when we resell the aircraft.  Based on our current estimates and third party appraisals, we believe that any aircraft accepted for trade-in could be sold without any material gain or loss.  In 2004, we were not required to accept any aircraft for trade-in.

Financial and Residual Value Guarantees

          We have guaranteed the financial performance of a portion of the financing for, and the residual value of, some of our aircraft that have already been delivered.  Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of our aircraft under their financing arrangements to mitigate default-related losses.  These guarantees are collateralized by the financed aircraft.

          Assuming all customers supported by financial guarantees defaulted on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding residual value guarantees and we were not able to remarket any of the aircraft to offset our obligations, our maximum exposure under these guarantees (less provisions and liabilities) would have been US$2.0 billion as of December 31, 2004.  For further discussion of these off-balance sheet arrangements, see Note 34 of our consolidated financial statements.

          We have US$231.1 million deposited in escrow accounts as collateral for financing and residual value guarantees of certain aircraft sold.  If the guarantor of the debt (an unrelated third party) is required to pay the creditors of such financing arrangement or the residual value guarantee, the guarantor has the right to withdraw from the escrow account.  Based on current estimates, we believe that the proceeds from the sale or lease of the covered aircraft (based on resale value as of December 31, 2004) and from other offsetting collections, such as cash deposits, would exceed our exposure by US$8.1 million.  The deposited amounts will be released when the financing contracts mature (from 2013 to 2021) if no default by the buyers of the aircraft occurs or the aircraft market price is above the residual value guarantee.

          The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by the Company.  In order to earn a better interest rate on such guarantee deposits, in 2004, we structured a fourteen-year US$42.2 million note with the depositary bank, which generated interest in the amount of US$7.3 million in 2004 that was added to the principal amount and recognized in our consolidated statements of income and comprehensive income.  This yield enhancement was obtained through a credit default swap (CDS) transaction which provides to the note holder the right of early redemption of the note in case of a credit event by the Company.  Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date.  Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.  See Note 11 to our consolidated financial statements.

          Our residual value guarantees typically ensure that in the 15th year after delivery, the relevant aircraft will have a residual market value of 18% to 25% of the original sale price.  In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference between the guaranteed residual value and the market value of the aircraft at the time of exercise.  Our exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions.

          For a discussion of the risks related to our trade-in obligations and our financial and residual value guarantee obligations, see “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future.”

          We continually re-evaluate our risk under our guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers.  See Note 34 to our consolidated financial statements for a further discussion of these off-balance sheet arrangements.

5F.	Tabular Disclosure of Contractual Obligations

          The following table and discussion provide additional disclosure regarding our material contractual obligations and commercial commitments as of December 31, 2004.

Contractual Obligations	Total		Less than 1 year		1 - 3 years		3 - 5 years		More than 5 years

Loans	US$	1,338.7	US$	513.3	US$	498.7	US$	299.6	US$	27.1
Capital lease obligations		4.5		2.8		1.7		—		—
Operating leases		8.8		2.4		2.4		0.4		3.6
Purchase obligations		565.5		562.1		3.4		—		—
Other long-term liabilities		1,575.4		84.4		791.7		224.7		474.6

Total	US$	3,492.9	US$	1,165.0	US$	1,297.9	US$	524.7	US$	505.3

          The above table does not reflect contractual commitments related to trade-in options and financial and residual value guarantees discussed in “Item 5E. Off-Balance Sheet Arrangements” above.  See “Item 3D. Risk Factors—Risk Relating to Embraer—Our aircraft sales are subject to cancellation provisions and trade-in options and financial and residual value guarantees that may reduce our cash flow or require us to make significant cash disbursements in the future.”

          Purchase obligations consist of trade accounts payable and insurance payables.

          Other long-term liabilities include recourse and non-recourse debt in the total amount of US$654.3 million that relates to obligations of our consolidated SPEs.  The above table does not reflect any information about our derivative instruments, which are discussed more fully in “Item 11. Quantitative and Qualitative Disclosures About Market Risk.”

ITEM 6.     DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

6A.	Directors and Senior Management

          We are managed by our Conselho de Administração, or Board of Directors, composed of at least nine and at most eighteen members, and our Diretoria, or committee of officers, composed of at least four members (each an executive officer).  We have a permanent Conselho Fiscal, or audit board, which is composed of five members.

Board of Directors

          Our Board of Directors ordinarily meets four times a year and extraordinarily when called by the chairman or by the majority of members of the board.  It has responsibility, among other things, for establishing our general business policies and for electing our executive officers and supervising their management.

          Our bylaws provide that the Chief Executive Officer of Embraer is automatically a member of the Board of Directors.  As a result, Maurício Novis Botelho, currently President and Chief Executive Officer of Embraer, is a member of the Board of Directors.  Our controlling shareholders, Cia. Bozano, PREVI and SISTEL, have entered into a shareholders’ agreement which provides that when they appoint members of our Board of Directors at shareholders’ meetings, they will each appoint two representatives (and alternates), and together they will vote to elect two representatives (and alternates) of the European Aerospace and Defense Group and one representative (and alternate) of the Brazilian government.  This representative of the Brazilian government is in addition to the representative that the Brazilian government is entitled to appoint directly as the holder of a common share of a special class, the “golden share.”  See “Item 7A. Major Shareholders-Voting Rights-Shareholders’ Agreement” for more information on the shareholders’ agreement.  In addition, our bylaws provide that our employees are entitled to two representatives (and alternates) on our Board of Directors, who are elected at the annual shareholders’ meeting.

          All members of the Board of Directors serve three-year terms.  The term of the mandate of the current members of the board expires in April 2007.  Set forth below are the names, ages, positions and brief biographical descriptions of the members of the Board of Directors at April 18, 2005.

Name	Age	Position	Year First Elected

Luiz Carlos Siqueira Aguiar	42	Chairman of the Board of Directors	2004
Vitor Sarquis Hallack	52	Deputy Chairman of the Board of Directors	1995
Henrique Pizzolato	52	Member of the Board of Directors	2003
Carlyle Wilson	76	Member of the Board of Directors	2000
Carlos Alberto Cardoso Moreira	45	Member of the Board of Directors	2004
Wilson Carlos Duarte Delfino	58	Member of the Board of Directors	2004
Maurício Novis Botelho	62	President and Chief Executive Officer and Member of the Board of Directors	2000
Neimar Dieguez Barreiro	60	Member of the Board of Directors	2004
Rubens Antonio Barbosa	66	Member of the Board of Directors	2004
François Regis Yves Marie Gayet	60	Member of the Board of Directors	2005
Christian Paul Maurice Gras	47	Member of the Board of Directors	2004
Paulo Cesar de Souza Lucas	45	Member of the Board of Directors	1999
Claudemir Marques de Almeida	52	Member of the Board of Directors	2004

          Luiz Carlos Siqueira Aguiar.  Mr. Aguiar has been an executive officer of PREVI since February 2003.  From August 2000 to February 2003, he was an officer of Banco do Brasil.  He also served as Deputy Manager of Banco do Brasil in New York from February 1997 to August 2000.  He was previously a member of the board of directors of Seguradora Brasileira de Crédito a Exportação, a Brazilian trade finance insurance company, from May 2001 to February 2003.  Since April 2003 and July 2003, respectively, he has served as Deputy Chairman of the board of directors of Companhia Paulista de Força e Luz – CPFL, a utility company, and as a member of the Financing Committee of Companhia Vale do Rio Doce – CVRD, a mining company.  Mr. Aguiar was elected as a board member and chairman of the board in April 2004, as a representative of PREVI, and his business address is Praia do Botafogo, 501, 4th floor, 22250-040 Rio de Janeiro, RJ, Brazil.

          Vitor Sarquis Hallack.  Mr. Hallack has been with the Bozano Group since 1993.  He is an executive officer of Cia. Bozano and a board member and an executive officer of Bozano Holdings Ltd.  From April 1998 to May 2000, he was an executive officer of Banco Bozano Simonsen S.A.  Prior to joining Cia. Bozano, Mr. Hallack was the officer in charge of new business development and the chief financial officer of Companhia Vale do Rio Doce – CVRD, a mining company, from December 1990 to March 1993.  Mr. Hallack is a representative of Cia. Bozano, and his business address is Rua Visconde de Ouro Preto, 5, 10th floor, 22250-180 Rio de Janeiro, RJ, Brazil.

          Henrique Pizzolato.  Mr. Pizzolato has been the Marketing and Communications Officer for Banco do Brasil since February 2003.  From June 1998 to May 2002, he was the Director of Social Security at PREVI.  He was also a member of the Board of Banco do Brasil from 1993 to 1996.  In addition, Mr. Pizzolato was a member of the board of directors of Telecentrosul and Brasil Telecom, telecommunications companies, from 1999 to 2000.  He is a representative of PREVI, and his business address is SBS Quadro 1, Bloco C, Lote 32, Edifício Sede 3, 19th floor, 70073-901 Brasilia, DF, Brazil.

          Carlyle Wilson.  Mr. Wilson has been with the Bozano group since 1972.  Mr. Wilson is an executive officer of Cia. Bozano and a board member of Bozano Holdings Ltd.  Since 1992, Mr. Wilson has been a board member of Berneck Aglomerados, a wood fiber-board manufacturing company.  In addition, since 1980, Mr. Wilson has been a board member of Bozano, Simonsen Centros Comerciais S.A., a shopping center administration company, and since 1986 he has been a board member of GD Empreendimentos Imobiliários S.A., a real estate company.  From January 1995 to January 2000, Mr. Wilson was an alternate board member of Embraer.  Mr. Wilson is a representative of Cia. Bozano, and his business address is Rua Visconde de Ouro Preto, 5, 10th floor, 22250-180 Rio de Janeiro, RJ, Brazil.

          Wilson Carlos Duarte Delfino.  Mr. Delfino has been the acting President and Chief Executive Officer of SISTEL since January 2004, and has also served as Executive Officer of Planning, Controlling, and Administrative Offices of SISTEL since March 2000.  Previously, Mr. Delfino served as Assistant to the Executive Officer responsible for the Coordination of the Committee of Investments of SISTEL from September 1993 to September 1994 and as Manager of the Investment Analysis Department of SISTEL from October 1994 to March 2000.  He has also been a member of the board of directors of Paranapanema, a mining company, since April 1998.  Mr. Delfino is a representative of SISTEL, and his business address is SEP Sul, Quadra 702/902 – Conj. B, Bloco A, Ed. Gal. Alencastro, 2nd floor, 70390-025 Brasília, DF, Brazil.

          Carlos Alberto Cardoso Moreira.  Mr. Moreira has been an Executive Officer of Investments and Financing at SISTEL since June 2000.  He served as Officer of Institutional Clients for Banco BMC S/A in São Paulo from June 1992 to November 1999 and as Resident Vice President of Citibank N.A. in São Paulo from May 1988 to May 1992.  In addition, Mr. Moreira is a member of the board of directors of the World Trade Center/SP Enterprise, a real estate company, and a member of the board of directors of Companhia Paulista de Força e Luz – CPFL, a utility company.  Mr. Moreira is a representative of SISTEL, and his business address is the same as Mr. Delfino’s above.

          Maurício Novis Botelho.  Mr. Botelho has been President and Chief Executive Officer of Embraer since September 1995, as well as an executive officer and/or chairman of the board of several of Embraer’s subsidiaries.  Mr. Botelho served as chief executive officer of OTL – Odebrecht Automação & Telecomunicações Ltda., also known as OTL and later named Stelar Telecom, a telecommunications company, from 1988 to 1995.  He also served as chief executive officer of CMW Equipamentos S.A., or CMW, an industrial automation company, from 1985 to 1995.  He was also the chief executive officer of STL – Engenharia de Sistemas Ltda., also known as STL, a project engineering company, from 1985 to 1995, a partner in Soluções Integradas PROLAN Ltda., also known as PROLAN, a corporate network company, from 1994 to 1995, and executive vice-president of TENENGE – Técnica Nacional de Engenharia Ltda., or TENENGE, a construction company, during 1992.  During 1995, Mr. Botelho was an executive officer of Cia. Bozano.  Mr. Botelho is a board member pursuant our bylaws, which provides that our Chief Executive Officer is automatically a member of the Board of Directors, and his business address is the address of our principal executive offices.

          Neimar Deiguez Barreiro.  Mr. Barreiro has been a Brigadier Major in the Brazilian Air Force since July 2001 and the Secretary of Economy and Financing of the Brazilian Air Force since August 2001.  He is also the representative of the Air Force in the Interministerial Follow-up Group of the Strengthening Program of Control of the Brazilian Air Space.  He has served in the Brazilian Air Force since 1963.  He is the representative of the Brazilian government, through the government’s ownership of the common share of a special class, the “golden share,” and his business address is Esplanada dos Ministérios, Bloco M, 3rd floor, room 05, 70045-900 Brasília, DF, Brazil.

          Rubens Antonio Barbosa.  Mr. Barbosa served as the Brazilian Ambassador to the United States from 1999 to 2004.  From 1994 to 1999, he served as the Brazilian Ambassador to the Court of St. James.  Mr. Barbosa also served as the President of the Association of Coffee Producing Countries – APPC from 1994 to 1999 in London, and has held several positions in the Brazilian government’s Foreign Affairs Division, including, most recently, General Subsecretary for Regional Integration, External Commerce and Economic Affairs for the Ministry of External Relations from December 1991 to December 1993 and Brazilian Coordinator for Mercosul-Southern Cone Common Market from August 1991 to December 1993.  Mr. Barbosa is the representative of the Brazilian government and was elected by our shareholders.  His business address is Av. Brigadeiro Faria Lima, 2055, 9th floor, conjunto 92, 01452-001 São Paulo, SP, Brazil.

          François Gayet. Mr. Gayet has been Senior Vice President Marketing and Sales of Thales™ since 2004.  He joined Thales™ in 1975, and during his career has held several managing and executive positions including Senior Vice President of the Naval Systems Business Group, Senior Vice President France Defense, Chairman and CEO of Thales, Inc, and Chairman of Thales North America (TNA).  Mr. Gayet is a representative of the European Aerospace and Defense Group and his business address is 45 Rue de Villiers, 92526 Neuly-sur-Seine Cedex, France.

          Christian Paul Maurice Gras.  Mr. Gras has been Senior Vice President for Latin America for the European Aeronautic, Defense and Space Company since 2003.  Previously, he served as Executive Vice President Customer Support of Eurocopter SAS from September 2000 to December 2002, as Chief Executive Officer of the American Eurocopter Corporation from 1997 to 2000 and as Chief Executive Officer of the Eurocopter subsidiary in Mexico and President of Marketing and Customer Support from 1994 to 1996, all of which are helicopter manufacturing corporations.  Mr. Gras has also served as a board member for France Trade Advisor (CCE), a trade organization, since 1996.  He is a representative of the European Aerospace and Defense Group, and his business address is Av. Cidade Jardim, 400, 16th floor, Ed. Dacon, 01454-000 São Paulo, SP, Brazil.

          Paulo Cesar de Souza Lucas.  Mr. Lucas has participated in our strategic planning division since 1998 and was the coordinator of Embraer’s implementation of the modernization and cost-reduction strategy from 1990 to 1996.  Mr. Lucas has been working at Embraer for more than 16 years and is a representative of our shareholder employees.  Mr. Lucas’ business address is the address of our principal executive offices.

          Claudemir Marques de Almeida.  Mr. Almeida has been an employee of Embraer since 1987, and currently holds the position of Aeronautic Supervisor I.  He previously served as a member the Board of Directors from January 1995 to April 2001.  Mr. Almeida is the representative our non-shareholder employees, and his business address is the address of our principal executive offices.

Executive Officers

          Our executive officers are responsible for our day-to-day management.  The executive officers have individual responsibilities established by our bylaws and by the Board of Directors.  The business address of each of our executive officers is the address of our principal executive offices.

          The executive officers are elected by the Board of Directors for a three-year term, and any executive officer may be removed by the Board of Directors before the expiration of his term.  Set forth below are the names, ages, positions and brief biographical descriptions of our executive officers at April 18, 2005:

Name	Age	Position	Year First Elected

Maurício Novis Botelho	62	President and Chief Executive Officer	1995
Antonio Luiz Pizarro Manso	60	Executive Vice-President Corporate and Chief Financial Officer	1995
Satoshi Yokota	64	Executive Vice-President—Development and Industry	1997
Frederico Pinheiro Fleury Curado	43	Executive Vice-President—Civil Aircraft	1997
Romualdo Monteiro de Barros	56	Executive Vice-President—Defense Market	1997
Horácio Aragonés Forjaz	53	Executive Vice-President—Corporate Communications	1998
Artur Aparecido V. Coutinho	56	Executive Vice-President—Procurement and Industrial Operations	2005

          Maurício Novis Botelho.  For a biographical description of Mr. Botelho, please see “—Board of Directors.”

          Antonio Luiz Pizarro Manso.  Mr. Manso has been Executive Vice-President Corporate since 2001, and Chief Financial Officer of Embraer since 1995.  Mr. Manso is also a director and/or president of several of Embraer’s subsidiaries.  Mr. Manso was the administrative and financial officer of STL from 1986 to 1995 and of CMW from 1986 to 1995 and served as a member of the board of directors of CMW during 1995.  He was also the chief financial officer of OTL from 1989 to 1995, the financial officer of TENENGE during 1992 and the chief financial officer of PROLAN from 1994 to 1995.

          Satoshi Yokota.  Prior to becoming Executive Vice-President—Development and Industry of Embraer in 1997, Mr. Yokota held several other positions at Embraer, including Programs and Commercial Contracts Officer during 1995 and 1996 and Programs Officer from 1992 to 1995.  Mr. Yokota is also the chairman of the board of directors of ELEB, one of Embraer’s subsidiaries.

          Frederico Pinheiro Fleury Curado.  Prior to becoming Executive Vice-President—Civil Aircraft of Embraer in 1998, Mr. Curado was our Executive Vice-President—Planning and Organizational Development from 1997 to August 1998.  Prior to that, he held several different positions at Embraer in the areas of manufacturing, procurement, information technology, contracts and sales.  Mr. Curado is also a director and/or secretary of several of Embraer’s subsidiaries.

          Romualdo Monteiro de Barros.  Prior to becoming Executive Vice-President—Defense Market of Embraer in 1997, Mr. Barros was the officer responsible for business development at OTL, later named Stelar Telecom, a telecommunications company, from 1994 to 1997.

          Horácio Aragonés Forjaz.  Prior to becoming Executive Vice-President—Corporate Communications of Embraer in 2001, Mr. Forjaz was Executive Vice-President—Planning and Organizational Development of Embraer from 1998 to 2001, and prior to 1998, he was our engineering officer.  From 1995 to 1997, Mr. Forjaz was the operational director of Compsis—Computadores e Sistemas Ltda., a systems engineering and software company, and from 1975 to 1995, he held several different positions at Embraer in the areas of engineering and systems design.

          Artur Aparecido V. Coutinho.  Prior to becoming Executive Vice-President—Procurement and Industrial Operations in 2005, Mr. Coutinho was Embraer’s Vice-President responsible for marketing, sales and customer support activities in North America from January 2003 to March 2005.  From February 2000 to December 2002, he was Vice-President—Customer Service.  Prior to that, Mr. Coutinho held several different positions at Embraer in the areas of marketing, training and quality control.

6B.	Compensation

          For the fiscal year ended December 31, 2004, the aggregate compensation (including benefits in kind granted) that we paid to members of the Board of Directors, the Conselho Fiscal and the executive officers for services in all capacities was approximately US$7.0 million.  In addition, in 2004, we set aside approximately US$0.1 million for the payment of pension benefits to our executive officers.  The members of our Board of Directors and Conselho Fiscal do not receive any such benefits.  The board members, Conselho Fiscal members and executive officers did not receive any compensation (including benefits in kind) from any of our subsidiaries.  At December 31, 2004, none of the board members, Conselho Fiscal members or executive officers had any financial or other interests in any transaction involving Embraer which was not in the ordinary course of our business.

          In addition, at June 22, 2005, the board members and executive officers owned an aggregate of 18 common shares and 3,836,737 preferred shares.

Stock Option Plan

          At a special shareholders’ meeting held on April 17, 1998, we approved a stock option plan for management and employees, including those of our subsidiaries, subject to restrictions based on continuous employment with us for at least two years.  The five-year term for the granting of options under the plan expired on May 31, 2003.

          Under the terms of the plan, we were authorized to grant options to purchase up to 25,000,000 preferred shares over the five-year period from the date of the first grant.  As of the end of this five-year period, we had granted options for an aggregate of 20,237,894 preferred shares, including 662,894 options granted in connection with our preferred stock dividend in 2002, at a weighted average exercise price of R$6.17 per share.  The options granted to each employee vest as follows:  30% after three years from the date granted, an additional 30% after four years and the remaining 40% after five years.  Employees may exercise their options for up to seven years from the date they are granted.  At December 31, 2004, 12,548,826 of the total options granted had been exercised, and an additional 1,948,235 options had been exercised as of June 22, 2005.  Of the total number of options granted, options to purchase an aggregate of 7,799,470 preferred shares have been granted to our executive officers at a weighted average exercise price of R$4.95 per share, of which 6,170,000 were exercised during the period from June 1, 2001 through June 22, 2005.

Profit Sharing Plan

          We implemented a profit sharing plan in 1998 that ties employee profit sharing to dividend payments.  Every time we pay dividends to our shareholders, we also pay a profit sharing participation of 25% of the amount of the dividend payment to employees who have achieved goals established at the beginning of the year.

          Under the plan, we may pay additional amounts of up to an additional 5% of such dividend payment to employees who have performed exceptionally, on a discretionary basis.  We believe that this policy encourages individual employees to meet our production goals.  In April 2005, our Board of Directors approved certain changes to our profit sharing plan related to the additional 5% distribution to exceptionally performing employees. These changes were based on recommendations made by an Advisory Committee of the Board of Directors, which was formed in April 2004 for the purpose of reviewing the company’s policies with regard to compensation and profit sharing.

          The new policy provides that the additional distribution of up 5% to exceptionally performing employees will be limited to an amount equal to 50% of our net income for the fiscal year, adjusted for certain cash flow events, to be distributed in cash after our annual General Shareholders’ meeting at which our annual financial statements are approved.  For certain high level employees, two-thirds of the distribution will be distributed in cash on the same date and the remaining one-third will allocated as “virtual preferred shares” and payments related thereto will be made over a three-year period, using a weighted average price formula.  As a result, the value of these payments will be tied to the future market performance of our preferred shares.

          For the 2002, 2003 and 2004 fiscal years, we distributed to employees US$25.2 million, US$20.4 million and US$61.2 million, respectively.

6C.	Board Practices

          All members of our Board of Directors serve three-year terms and the terms of all current members expire in April 2007.  See “Item 6A. Directors and Senior Management—Board of Directors” for the year each of the members of our Board of Directors was first elected.

          The executive officers are elected by the Board of Directors for a three-year term, and any executive officer may be removed by the Board of Directors before the expiration of his term.  See “Item 6.A. Directors and Senior Management—Executive Officers” for the year each of our executive officers was first elected.

          None of our directors or executive officers is party to an employment contract providing for benefits upon termination of employment.

Conselho Fiscal

          Under the Brazilian Corporate Law, the Conselho Fiscal is a corporate body independent of management and a company’s external auditors.  A Conselho Fiscal has not typically been equivalent to or comparable with a U.S. audit committee; its primary responsibility has been to monitor management’s activities, review the financial statements, and report its findings to the shareholders.  However, pursuant to an exemption under the new SEC rules regarding the audit committees of listed companies, a foreign private issuer is not required to have a separate audit committee composed of independent directors if it has a board of auditors established and selected pursuant to home country legal or listing provisions expressly requiring or permitting such a board and such board meets certain requirements.  Pursuant to this exemption, our Conselho Fiscal can exercise the required duties and responsibilities of a U.S. audit committee to the extent permissible under Brazilian Corporate Law.  To comply with the new SEC rules, the board of auditors must meet the following standards:  it must be separate from the full board, its members must not be elected by management, no executive officer may be a member, and Brazilian law must set forth standards for the independence of the members.  In addition, in order to qualify for the exemption, the board of auditors must, to the extent permitted by Brazilian law:

•

be responsible for the appointment, retention, compensation and oversight of the external auditors (including the resolution of disagreements between management and the external auditors regarding financial reporting);

•

be responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties; and

•	receive appropriate funding from the company for payment of compensation to the external auditors, for any advisors and ordinary administrative expenses.

          As a foreign private issuer, we decided to modify our Conselho Fiscal to comply with the exemption requirements.  Our Board of Directors approved the delegation to the Conselho Fiscal of certain additional responsibilities and the Conselho Fiscal and the Board of Directors adopted an additional charter that delegates to the Conselho Fiscal the duties and responsibilities of a U.S audit committee to the extent permitted under Brazilian Corporate Law.  We expect to be in compliance with the exemption requirements on or before July 31, 2005.  Because Brazilian Corporate Law does not permit the Board of Directors to delegate responsibility for the appointment, retention and compensation of the external auditors and does not provide the board or the Conselho Fiscal with the authority to resolve disagreements between management and the external auditors regarding financial reporting, the Conselho Fiscal cannot fulfill these functions. Therefore, in addition to its oversight responsibilities, the Conselho Fiscal may only make recommendations to the Board of Directors with respect to the appointment, retention and compensation of the external auditors, and with regard to resolution of disagreements between management and the external auditors, the Conselho Fiscal may only make recommendations to management and the board.

          Under the Brazilian Corporate Law, the Conselho Fiscal may not contain members who are members of the Board of Directors or the executive committee, or who are employees of Embraer or employees of a controlled company or of a company of this group, or a spouse or relative of any member of our management.  In addition, the Brazilian Corporate Law requires that Conselho Fiscal members receive a remuneration at least 10% of the average amount paid to each executive officer.  The Brazilian Corporate Law requires a Conselho Fiscal to be composed of a minimum of three and a maximum of five members and their respective alternates.

          Our Conselho Fiscal is composed of five members who are elected at the annual shareholders’ meeting, with terms lasting until the next annual shareholders’ meeting after their election.  Under the Brazilian Corporate Law, holders of preferred shares have the right to elect separately one member of the Conselho Fiscal.  Also, under the Brazilian Corporate Law, minority groups of shareholders that hold at least 10% of the voting shares also have the right to elect separately one member of the Conselho Fiscal.  In any event, however, the common shareholders have the right to elect the majority of the members of the Conselho Fiscal.  Set forth below are the names, ages and positions of the members of our Conselho Fiscal and their respective alternates, as of April 18, 2005, the date of the last annual shareholders’ meeting.

Name	Age	Position	Year First Elected

Jorge Khalil Miski	45	Effective member	2004
Maria da Salete Medeiros	56	Alternate	2005
Geraldo Humberto de Araujo (1)	53	Effective member	2004
Tarcísio Luiz Silva Fontenele(1)	42	Alternate	2001
José Mauro Laxe Vilela(2)	57	Effective member	2003
Alberto Carlos Monteiro dos Anjos(2)	42	Alternate	2003
Taiki Hirashima	64	Effective member	2004
Guillermo Oscar Braunbeck	32	Alternate	2005
Celene Carvalho de Jesus(3)	49	Effective member	2003
Herbert Veneziano Oliveira (3)	54	Alternate	2005

(1)	Employed by SISTEL.
(2)	Employed by Cia. Bozano.
(3)	Employed by PREVI.

Advisory Committee

          In April 2004, our Board of Directors established an Advisory Committee with a term of 18 months with the task of reviewing the company’s policies regarding the compensation and profit sharing for our executive officers and making recommendations for the revision of such policies.  The three-member Committee was composed of two members of our Board of Directors and one alternate member of our Board of Directors.  The members of the Advisory Committee and their alternates were as follows:  Vitor Sarquis Hallack (alternate: Carlyle Wilson), Wilson Carlos Duarte Delfino (alternate: Carlos Alberto Cardoso Moreira) and Maysa Oliveira da Volta (alternate: Luiz Carlos Siqueira Aguiar).  The term of the Committee was shortened to twelve months and terminated by the Board of Directors on April 20, 2005, as the Committee accomplished the purpose for which it had been created.  On the same date, the Board of Directors established a Special Committee, composed of the same members as the Advisory Committee, with the purpose of performing such functions as described in our by-laws.

6D.	Employees

          The table below sets forth the number of our employees by category as of the dates indicated.

	At December 31,

	2002	2003	2004

Production Process	5,844	6,109	7,857
Research and Development	2,726	3,054	3,386
Administrative – Production Support	955	996	879
Administrative – Corporate	2,702	2,782	2,536

Total	12,227	12,941	14,658

          Approximately 94.3% of our workforce is employed in Brazil.  Most of our technical staff is trained at leading Brazilian engineering schools, including the Instituto Tecnológico Aeronáutico, known as the ITA, located in São José dos Campos.  A small percentage of our employees belong to one of two different labor unions, the Sindicato dos Metalúrgicos (Union of Metallurgical Workers) or the Sindicato dos Engenheiros do Estado de São Paulo (Union of Engineers of the State of São Paulo).  Overall, union membership as a percentage of total workforce has declined significantly in past years.  At December 31, 2004, approximately 83.6% of our employees were non-union.  We believe that relations with our employees are good.

          We actively support the training and professional development of our employees.  We have established a program at our facility in São José dos Campos to provide newly graduated engineers with specialized training in aerospace engineering.

6E.	Share Ownership

          At June 22, 2005, the board members and executive officers owned an aggregate of 18 common shares and 3,836,737 preferred shares.  None of the officers or directors individually own more than 1% of the outstanding common shares or preferred shares.  As of June 22, 2005, our executive officers also owned options to purchase an aggregate of 1,629,470 preferred shares at per-share purchase prices ranging from R$8.11 to R$23.00.  As of the same date, none of our directors owned any options to purchase shares of common or preferred stock.

          See “Item 6B. Compensation—Stock Option Plan” for a description of our stock option plan applicable to our management and employees, including those of our subsidiaries.

ITEM 7.      MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

7A.	Major Shareholders

          We have total authorized capital of 1,500,000,000 shares, with a total aggregate of 720,290,103 shares issued and outstanding at June 22, 2005.  Of this total, 242,544,448 are common shares (including one special “golden share” held by the Brazilian government) and 477,745,655 are non-voting preferred shares.  The following table sets forth share ownership information for each of our shareholders that beneficially owns 5% or more of any class of our equity securities and for our executive officers and board members at June 22, 2005, including 4,220,311 preferred shares underlying the options exercisable within 60 days of the date of this annual report.

	Common Shares		Preferred Shares		Total Shares

	Shares	(%)	Shares	(%)	Shares	(%)

PREVI(1)	56,873,379	23.5	59,037,178	12.2	115,910,557	16.0
SISTEL(2)	48,508,890	20.0	182,316	**	48,691,206	6.7
Cia. Bozano(3)	48,509,220	20.0	18,786,588	3.9	67,295,808	9.3
Bozano Holdings Ltd.(3)	—	—	8,896,920	1.8	8,896,920	1.2
BNDESPAR(4)	3,488,893	1.4	45,831,196	9.5	49,320,089	6.8
Dassault Aviation(5)	13,744,186	5.6	1,953,132	**	15,697,318	2.1
Thales™(5)	13,744,186	5.6	1,953,132	**	15,697,318	2.1
EADS(5)	13,744,186	5.6	1,953,132	**	15,697,318	2.1
SNECMA(5)	7,276,332	3.0	1,034,010	**	8,310,342	1.1
União Federal/Brazilian Government(6)	1,850,495	**	499,416	**	2,349,911	**
Officers and directors as a group(7)	18	**	5,083,471	**	5,083,489	**
Other(8)	34,804,663	14.4	336,755,475	69.9	371,560,138	51.3

Total	242,544,448		481,965,966		724,510,414

Percentage of total shares outstanding.		33.5		66.5		100.0

**	Less than 1%.
(1)	Banco do Brasil Employee Pension Fund, also known as PREVI, was founded in 1904 as a pension fund for the employees of Banco do Brasil S.A, which is controlled by the Brazilian government.
(2)

SISTEL Social Security Foundation, also known as SISTEL, was founded in 1977 as part of the Telebrás system, which, prior to its recent privatization, consisted of the Brazilian government-owned telecommunications companies.

(3)

Cia. Bozano and Bozano Holdings Ltd. are owned and controlled by Julio Bozano.  All preferred shares owned by Cia. Bozano and Bozano Holdings Ltd. have been pledged in favor of Banco Santander Central Hispano, S.A. in connection with its acquisition from Cia. Bozano of substantially all of the capital stock of Banco Meridional S.A.

(4)	BNDESPAR is a wholly owned subsidiary of Banco Nacional de Desenvolvimento Econômico e Social—BNDES, the government-owned national development bank of Brazil.
(5)	Member of the European Aerospace and Defense Group.
(6)	The Brazilian government also holds the “golden share.”
(7)	The number of preferred shares includes 1,246,734 preferred shares underlying options which are exercisable within 60 days of the date of this annual report.
(8)	The number of preferred shares includes 2,973,577 preferred shares underlying options which are exercisable within 60 days of the date of this annual report.

          Other than as discussed in “Item 4. Information on the Company-History and Development of the Company,” there have been no significant changes in percentage ownership by any major shareholder in the past three years.

          On June 22, 2005, we had 21,941 holders, either directly or through ADSs, of preferred shares, and 3,147 holders of record of common shares.  On June 22, 2005, an aggregate of 279,943,364 preferred shares were held, either directly or through ADSs, by 177 record holders, including DTC, in the United States.

Voting Rights

Voting Rights of the Common Shares

          Each common share entitles the holder thereof to one vote at our annual and special shareholders’ meetings.

Shareholders’ Agreement

          Each of Cia. Bozano, PREVI and SISTEL, our controlling shareholders, has agreed to comply with the terms of a shareholders’ agreement entered into on July 24, 1997, as amended, which governs matters relating to their equity ownership of Embraer for a ten-year term and can be successively renewed for five-year terms.  According to the shareholders’ agreement, when appointing the members of our Board of Directors at shareholders’ meetings, our controlling shareholders have agreed to appoint two representatives (and alternates) of each one of the controlling shareholders and to vote together to elect two representatives (and alternates) of the European Aerospace and Defense Group and one representative (and alternate) of the Brazilian government.

          Our controlling shareholders have also agreed in the shareholders’ agreement that the Chairman of our Board of Directors will be chosen by agreement among them every 18 months and that the Chairman shall be one of their representatives.  In the event that our controlling shareholders cannot agree on who will be the Chairman of the board, the order in which their representatives will take turns as Chairman shall be decided by lottery.

          In accordance with the shareholders’ agreement, our controlling shareholders may not sell, assign, contribute as capital, pledge or in any other way transfer, dispose of or create a lien on the common shares tied to control of Embraer held by them, except as provided for in the shareholders’ agreement or if the transaction is previously authorized in writing by the other parties.  According to the shareholders’ agreement, if any controlling shareholder wishes to sell, assign, transfer or in any way dispose of part or all of its common shares tied to control of Embraer, whether or not together with other shares of Embraer of any kind or class, the other controlling shareholders shall have a right of first refusal to acquire the shares being offered.

          The shareholders’ agreement provides that our controlling shareholders shall meet or shall manifest their position by fax or any other electronic means in connection with any shareholders’ meeting or meeting of the Board of Directors, as the case may be, when any of the following matters involving us or any of our subsidiaries shall be decided:

•	amendment to the bylaws, except when required by law;

•	increase of capital by subscription, creation of a new class of shares, change in the characteristics of the existing shares or reduction of capital;

•	issuance of debentures convertible into shares, subscription warrants and options for the purchase of shares;

•	merger or spin-off;

•	liquidation, dissolution and voluntary acts of financial reorganization;

•	acquisition or sale of participation in other companies, except special purpose companies that are necessary or desirable in our business of selling aircraft;

•	establishment of a dividend policy which differs from that provided for in the bylaws as the minimum dividend;

•	approval of new investments and/or financing and/or sale of investments in an amount higher than that agreed upon by the parties from time to time;

•	approval and change of long-term business plans;

•	determination of the remuneration of, and participation in our profits by, our managers;

•	selection, hiring and firing of our executive officers;

•	choosing our external auditors;

•	granting liens on, or guarantees in favor of, real or personal property or obligations of management except for those necessary or desirable in our business of manufacturing and selling aircraft;

•	sale of a substantial part of our permanent assets; and

•	use of profits.

          The shareholders’ agreement also states that our controlling shareholders will vote in favor of maintaining and increasing our strategic relationship with the Brazilian Armed Forces, particularly with the Brazilian Air Force, in order to assure that we continue to prioritize our relationship with Brazil, without prejudice to our other corporate interests.

Golden Share

          The golden share is held by the Federative Republic of Brazil.  The golden share is entitled to the same voting rights as the holders of common shares.  In addition, the golden share entitles the holder thereof to veto rights over the following corporate actions:

•	change of our name and corporate purpose;

•	amendment to and/or extension of our logo;

•	creation and/or alteration of military programs (whether or not involving Brazil);

•	third party training in technology for military programs;

•	discontinuance of the supply of military airplane maintenance and replacement parts;

•	transfer of share control; and

•	any change to the list of corporate actions over which the golden share carries veto power, to the structure and composition of the Board of Directors, and to the rights conferred to the golden share.

Voting Rights of the Preferred Shares

          Preferred shares do not entitle the holder to vote except as set forth below.  However, holders of preferred shares are entitled to attend meetings of shareholders and to participate in the discussion of matters submitted for consideration.

          The Brazilian Corporate Law requires that non-voting preferred shares which are entitled to receive fixed or minimum dividends shall acquire voting rights in the event a company fails to pay, from one to three consecutive fiscal years as established in the bylaws, the fixed or minimum dividend to which such shares are entitled.  Because our preferred shares are not entitled to fixed or minimum dividends, they cannot acquire voting rights under this rule.  However, our preferred shares are entitled to their share of any mandatory dividend distributions that we make.  See “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy—Amounts Available for Distribution.”

          Any change in the preference or rights of preferred shares, or the creation of a class of shares having priority or preference over preferred shares, requires approval by at least half of all outstanding voting shares and either (1) prior approval of holders of a majority of the outstanding preferred shares at a special meeting of holders of preferred shares or (2) subsequent ratification by holders of a majority of the outstanding preferred shares.  In such special meetings, each preferred share will entitle the holder thereof to one vote.

          Pursuant to the recent amendments to the Brazilian Corporate Law, shareholders that together hold preferred shares representing at least 10% of our total share capital are entitled to appoint a member of our Board of Directors.  To date, none of our directors has been appointed by our preferred shareholders.

7B.	Related Party Transactions

          We have engaged in a number of transactions with our subsidiaries and the Brazilian government, as described below.  According to the shareholders’ agreement, our controlling shareholders will not permit us to engage in transactions or arrangements with any of our affiliates on a basis or terms less favorable to us than would be obtainable at that time from an unaffiliated third party in an arm’s-length transaction or other arrangement.

Brazilian Government

          The Brazilian government, principally through the Brazilian Air Force, has participated in the development of Embraer since its inception.  For the years ended December 31, 2002, 2003 and 2004, the Brazilian government accounted for approximately 2.1%, 4.4% and 7.1% of our net sales, respectively.  We expect to continue to be the primary source of new aircraft and spare parts and services for the Brazilian government.  For a description of our transactions with the Brazilian government, see “Item 4B. Business Overview—Defense Business.”

          The Brazilian government plays a key role as:

•	a source for research and development debt financing through technology development institutions such as FINEP and BNDES; and

•	an export support agency through BNDES.

          See “Item 4B. Business Overview—Aircraft Financing Arrangements,” “Item 3D. Risk Factors—Risks Relating to Embraer—Any decrease in Brazilian government-sponsored customer financing, or increase in government-sponsored financing that benefits our competitors, may decrease the cost-competitiveness of our aircraft” and “Item 3D. Risk Factors—Risks Relating to Embraer—Brazilian government budgetary constraints could reduce amounts available to our customers under government-sponsored financing programs.”

          We maintain credit facilities with BNDES and FINEP, primarily to fund development costs of the ERJ 145 and AL-X, pursuant to which US$16.4 million and US$8.7 million, respectively, was outstanding at December 31, 2004.  Amounts borrowed from BNDES are secured by first, second and third mortgages on Embraer’s properties in Brazil.  The interest rates under our FINEP credit facility range from TJLP plus 4.0% to TJLP plus 6.0% per annum.  The interest rates under our BNDES credit facility range from TJLP plus 2.4% to TJLP plus 5.5%, plus fees at the rate of 0.35% of the sales price of 420 ERJ 145s sold between January 1, 1997 and August 1, 2002.  In addition to the long-term facility we have with BNDES, in October 2004 we negotiated with BNDES a short-term pre-export credit financing for an amount up to US$400 million, of which US$310.7 million was outstanding as of December 31, 2004.  This amount was fully repaid in January 2005.

          The Brazilian government has been an important source of export financing for our customers through the BNDES-exim program, administered by BNDES.

          In connection with a private offering of exchangeable notes by BNDES completed on June 19, 2001, we became party to a registration rights agreement pursuant to which we agreed, among other things, to register resales of the ADSs and underlying preferred shares relating to the exchangeable notes.  We agreed to indemnify the initial purchasers of these notes and holders selling under our resale registration statement against certain liabilities under the Securities Act, or to contribute to payments that they may be required to make in respect of those liabilities.

          In February and March 1999, we sold a total of 83,330 debentures with a principal amount of R$1,800 per debenture with a term of seven years, mostly to BNDESPAR, a wholly owned subsidiary of BNDES.  We coupled each debenture with 100 detachable subscription warrants issued in five series.  Each warrant entitled its holder to subscribe for ten preferred shares or, under some limited circumstances, ten common shares of Embraer. In February 2000, holders exercised 833,500 of these subscription warrants, resulting in our issuing 8,335,000 preferred shares at an issue price of R$2.1998 per share.  After that date, BNDESPAR became the only holder of subscription warrants.  In July 2000, BNDESPAR exercised 105,700 of the subscription warrants, resulting in our issuing 1,057,000 preferred shares at an issue price of R$2.4769 per share.  On May 3, 2001, BNDESPAR exercised its remaining 7,393,800 warrants in exchange for 73,938,000 preferred shares at an issue price of R$2.4769 per share.

          Banco do Brasil S.A., which is owned by the Brazilian government, administers the ProEx program, which enables some of our customers to receive the benefit of interest discounts.  We have also entered into numerous financing transactions with Banco do Brasil S.A. and its affiliates.  At December 31, 2002, 2003 and 2004, we maintained cash investments of US$84.1 million, US$534.0 million and US$688.0 million, respectively, with Banco do Brasil S.A. and several of its affiliates.  We also had outstanding borrowings from Banco do Brasil S.A. and several of its affiliates, which at December 31, 2002, 2003 and 2004 equaled US$212.7 million, US$375.2 million and US$382.1 million, respectively.  In addition, BB Banco de Investimento, S.A., an affiliate of Banco do Brasil S.A., was an underwriter in a secondary offering in Brazil, completed on June 19, 2001, in which some of our shareholders sold an aggregate of 6,900,000 of our preferred shares.

European Aerospace and Defense Group

          We have also entered into commercial transactions with the European Aerospace and Defense Group for the purchase of certain equipment and services in the ordinary course of our business in the total amount of US$11.8 million in 2002, US$14.5 million in 2003 and US$3.7 million in 2004.

          See Note 30 to our consolidated financial statements for more information regarding related party transactions.

7C.	Interests of Experts and Counsel

          Not applicable.

ITEM 8.     FINANCIAL INFORMATION

8A.	Consolidated Statements and Other Financial Information

          See “Item 3A. Selected Financial Data” and “Item 18. Financial Statements.”

Legal Proceedings

          We have some individual labor lawsuits, several of which have already been settled, but we are awaiting the decision of the Brazilian labor courts on others.  We do not believe that any liabilities related to these individual lawsuits would have a material adverse effect on our financial condition or results of operations.

          We have challenged the constitutionality of the nature of and modifications in rates and the increase in the calculation base of certain Brazilian taxes and payroll charges in order to obtain writs of mandamus or injunctions to avoid payments or recover past payments.  Interest on the total amount of unpaid taxes and payroll charges accrues monthly based on the Selic rate, the key lending rate of the Central Bank, and we make an accrual as part of the interest income (expenses), net item of our statements of income.  As of December 31, 2004, we had obtained preliminary injunctions for not paying or recovering past payments in the total amount, including interest, of US$432.5 million, which is included as a liability on our balance sheet.  See “Item 3D. Risk Factors—Risks Relating to Embraer—We may have to make significant payments as a result of unfavorable outcomes of pending challenges to certain taxes and payroll charges” and Note 18 to our consolidated financial statements for a further discussion of these challenges.

          In addition, we are involved in other legal proceedings, including tax disputes, all of which are in the ordinary course of business.  Our management does not believe that any of these other proceedings, if adversely determined, would materially or adversely affect our business, financial condition or results of operations.  See Note 18 to our consolidated financial statements for a further discussion of the legal proceedings we face.

Dividends and Dividend Policy

Amounts Available for Distribution

          At each annual shareholders’ meeting, the Board of Directors is required to recommend how net profits for the preceding fiscal year are to be allocated.  For purposes of the Brazilian Corporate Law, net profits are defined as net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and any amounts allocated to employees’ and management’s participation in our profits.  In accordance with the Brazilian Corporate Law and our bylaws, the amounts available for dividend distribution are the amounts equal to our net profits less any amounts allocated from such net profits to:

•	the legal reserve;

•	a contingency reserve for anticipated losses; and

•	an unrealized revenue reserve.

          We are required to maintain a legal reserve, to which we must allocate 5% of net profits for each fiscal year until the amount for such reserve equals 20% of our paid-in capital.  However, we are not required to make any allocations to our legal reserve in respect of any fiscal year in which it, when added to our other established capital reserves, exceeds 30% of our capital.  Net losses, if any, may be charged against the legal reserve.  At December 31, 2004, the balance of our legal reserve was US$111.4 million, which was equal to 11.2% of our paid-in capital at December 31, 2004.

          The Brazilian Corporate Law also provides for two additional, discretionary allocations of net profits that are subject to approval by the shareholders at the annual meeting.  First, a percentage of net profits may be allocated to a contingency reserve for anticipated losses that are deemed probable in future years.  Any amount so allocated in a prior year must be either reversed in the fiscal year in which the loss was anticipated if such loss does not in fact occur, or written off in the event that the anticipated loss occurs.  Second, if the amount of unrealized revenue exceeds the sum of:

•	the legal reserve;

•	the investment and working capital reserve;

•	retained earnings; and

•	the contingency reserve for anticipated losses,

such excess may be allocated to an unrealized revenue reserve.  Under the Brazilian Corporate Law, unrealized revenue is defined as the sum of:

•	price-level restatement of balance sheet accounts;

•	the share of equity earnings of affiliated companies; and

•	profits from installment sales to be received after the end of the next succeeding fiscal year.

          According to our bylaws and subject to shareholder approval, our Board of Directors may allocate at least 5% of our net income to an investment and working capital reserve.  The purpose of the investment and working capital reserve is to make investments in fixed assets or increase our working capital.  This reserve may also be used to amortize our debts.  We may also grant a participation in our net income to our management and employees. However, the allocation to the investment and working capital reserve or the participation of our management and employees cannot reduce the mandatory distributable amount (discussed below).  The balance of the investment and working capital reserve plus the balance of other profit reserves (except the contingency reserve for anticipated losses and the unrealized revenue reserve) may not be higher than our capital.  Otherwise, the amount in excess of our capital must be used to increase our capital or be distributed as a cash dividend.  The balance of the investment and working capital reserve may be used:

•	in the deduction of accumulated losses, whenever necessary;

•	in the distribution of dividends, at any time;

•	in the redemption, withdrawal, purchase or open market repurchase of shares, as authorized by law; and

•	to increase our capital, including by means of an issuance of new shares.

          The amounts available for distribution may be further increased by a reversion of the contingency reserve for anticipated losses constituted in prior years but not realized, or further increased or reduced as a result of the allocations of revenues to or from the unrealized revenue reserve.  The amounts available for distribution are determined on the basis of financial statements prepared in accordance with the Brazilian Corporate Law method.

Mandatory Distribution

          The Brazilian Corporate Law generally requires that the bylaws of each Brazilian corporation specify a minimum percentage of the amounts available for distribution by such corporation for each fiscal year that must be distributed to shareholders as dividends, also known as the mandatory distributable amount.  Under our bylaws, the mandatory distributable amount has been fixed at an amount equal to not less than 25% of the amounts available for distribution, to the extent amounts are available for distribution.  On May 5, 1997, Law No. 9,457 became effective, granting holders of preferred stock not carrying a right to fixed or minimum dividends, such as our preferred shares, a statutory right to receive dividends in an amount per share of at least 10% more than the amount per share paid to holders of common stock.

          The mandatory distribution is based on a percentage of adjusted net income, not lower than 25%, rather than a fixed monetary amount per share.  The Brazilian Corporate Law, however, permits a publicly held company, such as Embraer, to suspend the mandatory distribution of dividends if the Board of Directors and the audit committee report to the shareholders’ meeting that the distribution would be inadvisable in view of the company’s financial condition.  This suspension is subject to approval of holders of common shares.  In this case, the Board of Directors shall file a justification for such suspension with the CVM.  Profits not distributed by virtue of the suspension mentioned above shall be attributed to a special reserve and, if not absorbed by subsequent losses, shall be paid as dividends as soon as the financial condition of such company permits such payments.  As our preferred shares are not entitled to a fixed or minimum dividend, our ability to suspend the mandatory distribution of dividends applies to the holders of preferred shares and, consequently, to the holders of ADSs.

Payment of Dividends

          We are required by the Brazilian Corporate Law and by our bylaws to hold an annual shareholders’ meeting by the end of the fourth month after the end of each fiscal year at which, among other things, the shareholders have to decide on the payment of an annual dividend.  The payment of annual dividends is based on the financial statements prepared for the relevant fiscal year.  Under the Brazilian Corporate Law, dividends generally are required to be paid within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared.  A shareholder has a three-year period from the dividend payment date to claim dividends (or interest payments) in respect of its shares, after which the amount of the unclaimed dividends reverts to us.

          The Brazilian Corporate Law permits a company to pay interim dividends out of preexisting and accumulated profits for the preceding fiscal year or semester, based on financial statements approved by its shareholders.  According to our bylaws, the shareholders may declare, at any time, interim dividends based on the preexisting and accumulated profits, provided the mandatory dividend has already been distributed to the shareholders.  Our bylaws also permit us to prepare financial statements semiannually and for shorter periods.  Our Board of Directors may approve the distribution of dividends calculated with reference to those financial statements, even before they have been approved by the shareholders.  However, such dividends cannot exceed the amount of capital reserves.

          In general, shareholders who are not residents of Brazil must register with the Central Bank to have dividends, sales proceeds or other amounts with respect to their shares eligible to be remitted outside of Brazil.  The preferred shares underlying our ADSs will be held in Brazil by Banco Itaú S.A., also known as the custodian, as agent for the depositary, which will be the registered owner on the records of the registrar for our shares.  Our current registrar is Banco Itaú.  The depositary electronically registered the preferred shares underlying our ADSs with the Central Bank and, therefore, is able to have dividends, sales proceeds or other amounts with respect to these shares eligible to be remitted outside Brazil.

          Payments of cash dividends and distributions, if any, will be made in Brazilian currency to the custodian on behalf of the depositary, which will then convert such proceeds into U.S. dollars and will cause such U.S. dollars to be delivered to the depositary for distribution to holders of ADSs.  Under current Brazilian law, dividends paid to shareholders who are not Brazilian residents, including holders of ADSs, will not be subject to Brazilian withholding income tax, except for dividends declared based on profits generated prior to December 31, 1995.  See “Item 10E. Taxation—Brazilian Tax Consequences.”

History of Dividend Payments and Dividend Policy and Additional Payments on Shareholders’ Equity

          We did not pay dividends from 1988 through 1997 because we did not have net profits for any year during that period.  On January 16, 1998, we reduced our capital in order to offset our accumulated deficit.  As a result, we were then able to distribute profits achieved in 1998.

          Law No. 9,249, dated December 26, 1995, as amended, provides for distribution of interest on net worth to shareholders as an alternative form of payment to shareholders.  Such interest is limited to the daily pro rata variation of the TJLP and cannot exceed the greater of:

•

50% of net income (after taking into account the provisions for the Contribuição Social Sobre o Lucro Líquido, or Social Contribution on Net Profits, or CSLL, but before taking into account such distribution and any deductions for income taxes) for the period in respect of which the payment is made; or

•	50% of the sum of retained earnings and profit reserves as of the beginning of the year in respect of which the payment is made.

          Distribution of interest on net worth may also be accounted for as a tax-deductible expense.  Any payment of interest on shareholders’ equity to holders of ADSs or preferred shares, whether or not they are Brazilian residents, is subject to Brazilian withholding income tax at the rate of 15% or 25% if the beneficiary is resident in a tax haven.  See “Item 10E. Taxation—Brazilian Tax Consequences.”  The amount paid to shareholders as interest on net worth, net of any withholding tax, may be included as part of any mandatory distributable amount.  Under Brazilian law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received by them, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on net worth, is at least equal to the mandatory distributable amount.  When we distribute interest on net worth, and that distribution is not accounted for as part of the mandatory distribution, Brazilian withholding tax will apply.  All payments to date were accounted for as part of the mandatory distribution.

          The following table sets forth the historical payments of dividends and historical payments of interest on shareholders’ equity we have made to our shareholders.

Date of approval	Period in which profits were generated	Total amount of Distribution

		(R$ in millions)	(US$ in millions) (3)
September 18, 1998(1)	First two quarters of 1998	21.3	17.9
March 30, 1999(1)	Remaining two quarters of 1998	33.9	19.7
September 28, 1999(1)	First two quarters of 1999	36.8	19.1
January 31, 2000(1)	Remaining two quarters of 1999	86.7	48.1
March 24, 2000(2)	First quarter of 2000	19.6	11.2
June 16, 2000(2)	Second quarter of 2000	19.9	11.0
July 6, 2000(1)	First two quarters of 2000	79.6	44.8
September 22, 2000(2)	Third quarter of 2000	27.7	15.0
December 15, 2000(2)	Fourth quarter of 2000	33.5	17.1
March 16, 2001(1)	Remaining two quarters of 2000	107.5	49.7
March 16, 2001(2)	First quarter of 2001	33.8	15.7
June 13, 2001(2)	Second quarter of 2001	41.4	18.0
September 14, 2001(1)	First two quarters of 2001	123.1	46.1
September 14, 2001(2)	Third quarter of 2001	48.4	18.1
December 15, 2001(2)	Fourth quarter of 2001	57.1	24.6
March 19, 2002(1)	Remaining two quarters of 2001	100.0	43.0
March 19, 2002(2)	First quarter of 2002	58.9	25.4
June 14, 2002(2)	Second quarter of 2002	59.5	20.9
September 13, 2002(2)	Third quarter of 2002	66.3	17.0
December 13, 2002(2)	Fourth quarter of 2002	70.0	19.8
December 13, 2002(2)	1998 and 1999	72.5	20.5
June 16, 2003(2)	First two quarters of 2003	76.7	26.7
December 12, 2003(2)	Remaining two quarters of 2003	118.5	41.0
March 12, 2004(2)	First quarter of 2004	101.0	34.7
June 25, 2004 (2)	Second quarter of 2004	160.0	51.5
September 20, 2004 (2)	Third quarter of 2004	160.0	55.9
December 17, 2004 (2)	Fourth quarter of 2004	164.1	61.8
March 11, 2005 (2)	First quarter of 2005	106.5	39.9

(1)	Represents dividend payments.
(2)	Represents interest on shareholders’ equity.
(3)	Translated from nominal reais into U.S. dollars at the commercial selling rates in effect on the dates that the dividends were approved.

          Further, on June 3, 2005, our Board of Directors approved the payment of interest on shareholders’ equity for the second quarter of 2005 in the total amount of R$110.8 million, which translated using the exchange rate on June 3, 2005 is equivalent to US$46.1 million.

          On March 1, 2002, we issued 88,430,168 preferred shares in the form of a stock dividend to each holder of common and preferred shares at that date, at the rate of 0.142106 new preferred shares for each existing share.

          We intend to declare and pay dividends and/or interest on shareholders’ equity, as required by the Brazilian Corporate Law and our bylaws.  Our Board of Directors may approve the distribution of dividends and/or interest on shareholders’ equity, calculated based on our semiannual or quarterly financial statements.  The declaration of annual dividends, including dividends in excess of the mandatory distribution, requires approval by the vote of the majority of the holders of our common stock.  The amount of any distributions will depend on many factors, such as our results of operations, financial condition, cash requirements, prospects and other factors deemed relevant by our Board of Directors and shareholders.  Within the context of our tax planning, we may in the future continue to determine that it is to our benefit to distribute interest on shareholders’ equity.

8B.	Significant Changes

          No significant changes or events have occurred after the close of the balance sheet date at December 31, 2004, other than the events already described in this annual report.

          For a summary of our announced unaudited financial results for the first quarter of 2005, see “Item 5A. Operating Results—Recent Developments.”

ITEM 9.     THE OFFER AND LISTING

9A.	Offer and Listing Details

          Our ADSs are listed on the New York Stock Exchange, or NYSE, under the symbol “ERJ.”  In addition, our preferred shares are traded on the São Paulo Stock Exchange under the symbol “EMBR4.”  Each ADS represents four preferred shares.

          The reported high and low closing sale prices in U.S. dollars for the ADSs on the NYSE for the periods indicated are set forth in the following table:

	Price in U.S. dollars per ADS

	High	Low

2000:
Year end (from July 20)	39.75	18.50
2001:
Year end	45.50	11.45
2002:
Year end	25.01	12.85
2003:
First quarter	16.27	9.15
Second quarter	20.26	12.38
Third quarter	22.48	17.18
Fourth quarter	35.45	21.42
Year end	35.45	9.15
2004:
First quarter	36.81	28.11
Second quarter	32.57	23.28
Third quarter	29.62	25.33
Fourth quarter	33.66	24.18
Year end	36.81	23.28
Month ended:
December 31, 2004	33.66	27.65
January 31, 2005	33.31	29.79
February 29, 2005	35.00	30.83
March 31, 2005	34.40	29.70
April 30, 2005	31.85	28.71
May 31, 2005	30.55	29.05
June 30, 2005 (through June 27)	33.95	30.37

          The table below sets forth, for the periods indicated, the reported high and low closing sale prices in nominal reais for preferred shares on the São Paulo Stock Exchange.  The common shares are also listed and traded on the São Paulo Stock Exchange.

	Nominal reais per preferred share

	High	Low

2000:
Year end	18.30	7.20
2001:
Year end	25.45	7.65
2002:
Year end	15.30	11.20
2003:
First quarter	14.05	8.10
Second quarter	14.33	9.84
Third quarter	16.47	12.90
Fourth quarter	25.70	15.39
Year end	25.70	8.10
2004:
First quarter	26.43	20.30
Second quarter	23.50	18.30
Third quarter	22.20	18.20
Fourth quarter	22.50	17.10
Year end	26.43	17.10
Month ended:
December 31, 2004	22.50	18.80
January 31, 2005	22.20	19.80
February 28, 2005	22.64	20.09
March 31, 2005	23.30	20.00
April 30, 2005	20.75	18.00
May 31, 2005	18.70	17.90
June 30, 2005 (through June 27)	20.70	18.05

          On June 22, 2005, we had 21,941 holders, either directly or through ADSs, of preferred shares, and 3,147 holders of record of common shares.  On June 22, 2005, an aggregate of 279,943,364 preferred shares were held, either directly or through ADSs, by 177 record holders, including DTC, in the United States.

          On June 27, 2005, the closing sale price for our preferred shares on the São Paulo Stock Exchange was R$19.15 which is equivalent to US$32.14 per ADS.  On the same date, the closing sale price for our ADSs on the New York Stock Exchange was US$32.22.  The ADSs are issued under a deposit agreement and JPMorgan Chase Bank serves as depositary under that agreement.

9B.	Plan of Distribution

          Not applicable.

9C.	Markets

Trading on the São Paulo Stock Exchange

          On January 27, 2000, protocols were signed in order to merge the nine Brazilian stock exchanges.  Pursuant to the protocols, publicly traded Brazilian companies’ securities are traded on the São Paulo Stock Exchange, and Brazilian government debt securities are traded on, and privatization auctions are carried out at, the Rio de Janeiro Stock Exchange.  Trading on each exchange is limited to member brokerage firms and a limited number of authorized non-members.  The CVM and the São Paulo Stock Exchange have discretionary authority to suspend trading in shares of a particular issuer.  Trading in securities listed on the São Paulo Stock Exchange may be effected off the exchange, although such trading is limited.

          The preferred shares are listed and traded on the São Paulo Stock Exchange.  Trades in our preferred shares on the São Paulo Stock Exchange settle in three business days after the trade date.  Delivery of and payment for shares is made through the facilities of the CBLC—Companhia Brasileira de Liquidação e Custódia, the clearinghouse for the São Paulo Stock Exchange, which maintains accounts for member brokerage firms.  The seller is ordinarily required to deliver the shares to the exchange on the second business day following the trade date.

          In order to better control volatility, the São Paulo Stock Exchange adopted a “circuit breaker” system pursuant to which trading sessions may be suspended for a period of 30 minutes or one hour whenever the indices of this stock exchange fall below the limit of 10% and 15%, respectively, in relation to the index registered in the previous trading session.

          The São Paulo Stock Exchange is less liquid than the NYSE and other major exchanges in the world.  The São Paulo Stock Exchange had an aggregate market capitalization of approximately US$341.4 billion at December 31, 2004.  In comparison, the NYSE had a market capitalization of approximately US$12.7 trillion at the same date.  Although any of the outstanding shares of a listed company may trade on the São Paulo Stock Exchange, in most cases less than one-half of the listed shares are actually available for trading by the public, the remainder being held by small groups of controlling persons, by governmental entities or by one principal shareholder.  At June 22, 2005, we accounted for approximately 1.9% of the market capitalization of all listed companies on the São Paulo Stock Exchange.

          There is also significantly greater concentration in the Brazilian securities markets than in the NYSE or other major exchanges.  During the one-year period ended December 31, 2004, the ten largest companies listed on the São Paulo Stock Exchange represented approximately 48.1% of the total market capitalization of all listed companies and the 10 largest companies listed on the NYSE represented approximately 19.5% of the total market capitalization of all listed companies.

          Trading on the São Paulo Stock Exchange by non-residents of Brazil is subject to limitations under Brazilian foreign investment legislation.

Regulation of Brazilian Securities Markets

          The Brazilian securities markets are regulated by the CVM, which has regulatory authority over stock exchanges and the securities markets generally, and by the Central Bank, which has, among other powers, licensing authority over brokerage firms and regulates foreign investment and foreign exchange transactions.

          Under the Brazilian Corporate Law, a corporation is either public (companhia aberta), like us, or closely held (companhia fechada).  All public companies, including us, are registered with the CVM and are subject to reporting requirements.  Our shares are listed and traded on the São Paulo Stock Exchange and may be traded privately subject to limitations.

          We have the option to ask that trading in our securities on the São Paulo Stock Exchange be suspended in anticipation of a material announcement.  Trading may also be suspended on the initiative of the São Paulo Stock Exchange or the CVM, among other reasons, based on or due to a belief that a company has provided inadequate information regarding a material event or has provided inadequate responses to the inquiries by the CVM or the São Paulo Stock Exchange.

          The Brazilian securities law, the Brazilian Corporate Law and the regulations issued by the CVM, the National Monetary Council and the Central Bank provide for, among other things, disclosure requirements, restrictions on insider trading and price manipulation, and protection of minority shareholders.  However, the Brazilian securities markets are not as highly regulated and supervised as the U.S. securities.

          Trading on the São Paulo Stock Exchange by non-residents of Brazil is subject to limitations under Brazilian foreign investment and tax legislation.  The Brazilian custodian for our preferred shares and the depositary for our ADSs have obtained an electronic certificate of registration from the Central Bank to remit U.S. dollars abroad for payments of dividends, any other cash distributions, or upon the disposition of the shares and sales proceeds thereto.  In the event that a holder of ADSs exchanges ADSs for preferred shares, the holder will be entitled to continue to rely on the depositary’s electronic certificate of registration for five business days after the exchange.  Thereafter, the holder may not be able to obtain and remit U.S. dollars abroad upon the disposition of the preferred shares, or distributions relating to the preferred shares, unless the holder obtains a new electronic certificate of registration or registers its investment in the preferred shares under Resolution No. 2,689.

9D.	Selling Shareholders

Not applicable.

9E.	Dilution

Not applicable.

9F.	Expenses of the Issue

Not applicable.

ITEM 10.     ADDITIONAL INFORMATION

10A.	Share Capital

Not applicable.

10B.	Memorandum and Articles of Association

          Set forth below is certain information concerning our capital stock, and a brief summary of certain significant provisions of our bylaws and the Brazilian Corporate Law.  This description does not purport to be complete and is qualified by reference to our bylaws and to Brazilian law.

Corporate Purposes

          We are a joint stock company with a principal place of business and jurisdiction in the city of São José dos Campos, São Paulo, Brazil, governed mainly by our bylaws and the Brazilian Corporate Law.  Our corporate purpose, as stated in our bylaws, is to (1) design, manufacture and market aircraft and aerospace materials and their respective accessories, components and equipment in accordance with the highest technology and quality standards, (2) promote and carry out technical activities related to the production and maintenance of aerospace materials, (3) contribute towards the education of technical personnel required for the aerospace industry and (4) conduct technological, industrial and commercial activities and services related to the aerospace industry.

Description of Capital Stock

General

          At December 31, 2004, our capital stock consisted of a total of 718,341,868 outstanding shares, without par value, of which 242,544,448 were common shares, including one special class of common share known as the “golden share,” held by the Brazilian government, and 475,797,420 were preferred shares.  Our bylaws authorize the Board of Directors to increase the capital stock up to 500,000,000 common shares and up to 1,000,000,000 preferred shares without seeking specific shareholder approval.  All our outstanding shares are fully paid.  Our shareholders must approve at a shareholders’ meeting any capital increase that exceeds the above-referenced authorized amounts.  Under the Brazilian Corporate Law, however, the number of non-voting preferred shares may not exceed two-thirds of the total number of shares.  According to the edital (invitation to bid) issued by the Brazilian government in connection with our privatization in 1994, non-Brazilians may not hold in excess of 40% of our common shares.  There is no similar restriction on ownership of our preferred shares.

Common Shares

          Each common share entitles the holder thereof to one vote at our annual and special shareholders’ meetings.  The Brazilian Corporate Law and our bylaws require that all our shareholders’ meetings be called by publication of a notice in the Diário Oficial do Estado de São Paulo, the official government publication of the State of São Paulo, and in a newspaper of general circulation in the city in which our principal place of business is located, currently São José dos Campos, at least fifteen days prior to the meeting.  The quorum to hold shareholders’ meetings on first call is generally 25% of the shares entitled to vote, and on second call the meetings can be held with the presence of any number of the shares entitled to vote.

          According to the Brazilian Corporate Law, the common shares are entitled to dividends in proportion to their share of the amount available for distribution, subject to any preference of the preferred shares.  See “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” for a more complete description of payment of dividends on our shares.  In addition, upon any liquidation of the company, the common shares are entitled to return of capital in proportion to their share of our net worth, also subject to the preference of the preferred shares.

Preferences of Preferred Shares

          According to our bylaws, the preferred shares are non-voting except under limited circumstances and, upon any liquidation of the Company, are entitled to priority over the common shares in the return of capital in proportion to their share of our net worth.  In addition, according to our bylaws, the preferred shares are not entitled to fixed or minimum dividend payments.  However, under the Brazilian Corporate Law, preferred shares not entitled to fixed or minimum dividend payments are entitled to receive dividends in an amount per share that is 10% greater than the dividends payable on our common shares.  See “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy” for a more complete description of mandatory annual distributions on our preferred stock.

Golden Share

          The golden share is held by the Federative Republic of Brazil.  For a discussion of the rights to which the golden share is entitled, see “Item 7A. Major Shareholders—Voting Rights—Golden Share.”

Voting Rights of the Preferred Shares

          Preferred shares do not entitle the holder to vote except as set forth below.  However, holders of preferred shares are entitled to attend meetings of shareholders and to participate in the discussion of matters submitted for consideration.

          The Brazilian Corporate Law requires that non-voting preferred shares which are entitled to receive fixed or minimum dividends shall acquire voting rights in the event a company fails to pay, from one to three consecutive fiscal years as established in the bylaws, the fixed or minimum dividend to which such shares are entitled.  Because our preferred shares are not entitled to fixed or minimum dividends, they cannot acquire voting rights under this rule.  However, our preferred shares are entitled to their share of any mandatory dividends distributions that we make.  See “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy—Amounts Available for Distribution.”

          Any change in the preference or rights of preferred shares, or the creation of a class of shares having priority or preference over preferred shares, requires approval by at least half of all outstanding voting shares and either (1) prior approval of holders of a majority of the outstanding preferred shares at a special meeting of holders of preferred shares or (2) subsequent ratification by holders of a majority of the outstanding preferred shares.  The meeting may be called by publication of a notice in the Diário Oficial do Estado de São Paulo and in a newspaper of general circulation in the city in which our principal place of business is located, currently São José dos Campos, at least fifteen days prior to the meeting.  In such special meetings, each preferred share will entitle the holder thereof to one vote.

Conversion Rights

          Our common shares do not have the right to convert into preferred shares.

Form and Transfer

          As our shares are in registered book-entry form, the transfer of shares is governed by the rules of Article 35 of the Brazilian Corporate Law.  This Article provides that a transfer of shares is effected by an entry made by Banco Itaú S.A., also known as the registrar, in its books, by debiting the share account of the transferor and crediting the share account of the transferee.  Banco Itaú also performs all the services of safe-keeping and transfer of shares and related services for us.

          Transfers of shares by a foreign investor are made in the same way and executed by that investor’s local agent on the investor’s behalf except that if the original investment was registered with the Central Bank pursuant to Resolution No. 2,689, the foreign investor must also seek amendment, if necessary, through its local agent, of the electronic registration to reflect the new ownership.

          The São Paulo Stock Exchange operates as a central clearing system.  A holder of our shares may choose, in its discretion, to participate in this system and all shares elected to be put into this system will be deposited in the custody of the São Paulo Stock Exchange (through a Brazilian institution duly authorized to operate by the Central Bank and having a clearing account with the São Paulo Stock Exchange).  The fact that those shares are held in the custody of the São Paulo Stock Exchange will be reflected in our register of shareholders.  Each participating shareholder will, in turn, be registered in our register of beneficial shareholders maintained by the São Paulo Stock Exchange and will be treated in the same way as registered shareholders.

Board of Directors

          Under the Brazilian Corporate Law, the members of a company’s board of directors must be shareholders of the company.  There is no requirement as to the number of shares an individual must own in order to act as a member of the Board of Directors.

          According to the Brazilian Corporate Law, our officers and directors are prohibited from voting on, or acting in, matters in which their interests conflict with ours.

          Our bylaws provide that the shareholders are responsible for determining the global remuneration of the members of our management bodies.  Our Board of Directors is responsible for dividing such remuneration among the members of management.  There are no specific provisions regarding the directors’ power to vote on their compensation in the absence of an independent quorum.

          With respect to the borrowing powers of the Board of Directors, the Board of Directors has the power to authorize the borrowing of funds, either in the form of bonds, notes, commercial papers or other instruments of regular use in the market.  Other financing arrangements, including bank loans, may be entered into by us upon the joint signatures of (i) two executive officers, (ii) one officer and one attorney-in-fact, or (iii) two attorneys-in-fact.

          There is no requirement under the Brazilian Corporate Law or our bylaws that directors retire upon reaching a certain age.  In addition, our bylaws do not provide for the re-election of directors at staggered intervals.

          For a discussion of our Board of Directors, see “Item 6A. Directors and Senior Management—Board of Directors” and “Item 6C. Board Practices.”

Limitations on Share Ownership

          According to the edital (invitation to bid) issued by the Brazilian government in connection with our privatization in 1994, non-Brazilians may not hold in excess of 40% of our common shares.  There is no similar restriction on ownership of our preferred shares.  However, foreign investments must be registered with the Central Bank and/or CVM, as the case may be.  See “Item 10D. Exchange Controls.”  In addition, there are no legal limitations on the rights of non-resident or foreign shareholders to exercise their voting rights as shareholders.

          There are no provisions in our bylaws with respect to the disclosure of share ownership.  Notwithstanding, the Brazilian Corporate Law states that a corporation shall provide information regarding its share registry book to any person, provided that such information is necessary to protect any rights or clarify situations involving interests of (i) the requesting person, (ii) a shareholder or (iii) the securities market.

Changes to the Brazilian Corporate Law

          The Brazilian Congress enacted Law No. 10,303 on October 31, 2001, which modified several provisions of the Brazilian Corporate Law and became effective with respect to us in March 2002.  According to this law, preferred shareholders who own at least 10% of the total share capital of a company and common shareholders who own at least 15% of the total common shares of a company are each are entitled to elect, in a separate election, a representative to the Board of Directors.  If preferred shareholders and common shareholders cannot separately achieve the 10% and 15% levels, respectively, preferred shareholders and common shareholders who together own at least 10% of the total share capital of a company will be entitled to elect, in a separate election, a representative to the Board of Directors.  Law 10,303 also modified the minimum rights attributed to preferred shares, appraisal rights, share redemption procedures and requirements for the disclosure of trades by insiders.

Significant Differences between our Corporate Governance Practices and NYSE Corporate Governance Standards

          We are subject to the NYSE corporate governance listing standards.  As a foreign private issuer, the standards applicable to us are considerably different than the standards applied to U.S. listed companies.  Under the NYSE rules, we are required only to:  (i) have an audit committee or audit board, pursuant to an applicable exemption available to foreign private issuers, that meets certain requirements, as discussed below, (ii) provide prompt certification by our chief executive officer of any material non-compliance with any corporate governance rules, and (iii) provide a brief description of the significant differences between our corporate governance practices and the NYSE corporate governance practice required to be followed by U.S. listed companies.  The discussion of the significant differences between our corporate governance practices and those required of U.S. listed companies follows below.

Majority of Independent Directors

          The NYSE rules require that a majority of the board must consist of independent directors.  Independence is defined by various criteria, including the absence of a material relationship between the director and the listed company.  Brazilian law does not have a similar requirement.  Under Brazilian law, neither our Board of Directors nor our management is required to test the independence of directors before their election to the board.  However, both the Brazilian Corporate Law and the CVM have established rules that require directors to meet certain qualification requirements and that address the compensation and duties and responsibilities of, as well as the restrictions applicable to, a company’s executive officers and directors.  While our directors meet the qualification requirements of the Brazilian Corporate Law and the CVM, we do not believe that our directors would be considered independent under the NYSE test for director independence.

          The Brazilian Corporate Law and our bylaws require that our directors be elected by our shareholders at a general shareholders’ meeting.  Six of our directors are elected by, and represent, our controlling shareholders, two are nominated by, and represent, our minority shareholders, one is nominated and elected by the Brazilian government, as holder of the “golden share,” one is nominated by the Brazilian government and elected by our shareholders as another Brazilian government representative, one is our chief executive officer, acting ex officio pursuant to our bylaws, and the two remaining directors, nominated by the employees, are elected by our shareholders as employee representatives on our board.

Executive Sessions

          NYSE rules require that the non-management directors must meet at regularly scheduled executive sessions without management.  The Brazilian Corporate Law does not have a similar provision.  According to the Brazilian Corporate Law, up to one-third of the members of the board of directors can be elected from management.  Maurício Novis Botelho, our president and chief executive officer, is a member of our Board of Directors.  The remaining non-management directors are not expressly empowered to serve as a check on management and there is no requirement that those directors meet regularly without management.  As a result, the non-management directors on our board do not typically meet in executive session.

Nominating/Corporate Governance Committee

          NYSE rules require that listed companies have a Nominating/Corporate Governance Committee composed entirely of independent directors and governed by a written charter addressing the committee’s required purpose and detailing its required responsibilities, which include, among other things, identifying and selecting qualified board member nominees and developing a set of corporate governance principles applicable to the company.  We are not required under applicable Brazilian law to have a Nominating Committee/Corporate Governance Committee, and accordingly, to date, have not established such a committee.  Pursuant to our bylaws, our nominees for director are selected by the controlling shareholders, minority shareholders, the Brazilian government and our employees, as described above in “—Majority of Independent Directors.”  The directors are then elected by our shareholders at a general shareholders’ meeting.  Our corporate governance practices are adopted by the entire board.

Compensation Committee

          NYSE rules require that listed companies have a Compensation Committee composed entirely of independent directors and governed by a written charter addressing the committee’s required purpose and detailing its required responsibilities, which include, among other things, reviewing corporate goals relevant to CEO compensation, evaluating CEO performance and approving CEO compensation levels and recommending to the board non-CEO compensation, incentive-compensation and equity-based plans.  We are not required under applicable Brazilian law to have a Compensation Committee.  Under the Brazilian Corporate Law, the total amount available for compensation of our directors and executive officers and for profit-sharing payments to our executive officers is established by our shareholders at the annual general meeting.  The Board of Directors is then responsible for determining the individual compensation and profit sharing of each executive officer, as well as the compensation of our board and committee members.  In making such determinations, the board reviews the performance of the executive officers, including the performance of our CEO.  Maurício Novis Botelho, our chief executive officer and member of our Board of Directors, typically excuses himself from discussions regarding his performance and compensation.

          In April 2004, our Board of Directors established an Advisory Committee with a term of 18 months with the task of reviewing the company’s policies regarding the compensation and profit sharing for our executive officers and making recommendations for the revision of such policies.  The Committee completed its review by April 2005.  As it was a temporary committee, it did not operate pursuant to a written charter.  For a further discussion of our Advisory Committee, see “Item 6C. Board Practices—Advisory Committee.”

Audit Committee

          NYSE rules require that listed companies have an audit committee that (i) is composed of a minimum of three independent directors who are all financially literate, (ii) meets the SEC rules regarding audit committees for listed companies, (iii) has at least one member who has accounting or financial management expertise and (iv) is governed by a written charter addressing the committee’s required purpose and detailing its required responsibilities.  However, as a foreign private issuer, we need only to comply with the requirement that the audit committee, or audit board in our case, meet the SEC rules regarding audit committees for listed companies.  The Brazilian Corporate Law requires companies to have a non-permanent Conselho Fiscal composed of three to five members who are elected at the general shareholders’ meeting.  The Conselho Fiscal operates independently from management and from a company’s external auditors.  Its main function is to monitor the activities of management, examine the financial statements of each fiscal year and provide a formal report to our shareholders.

          We have a permanent Conselho Fiscal that consists of five members and five alternates and which has ordinary meetings at least every two months.  The members of our Conselho Fiscal are all financially literate and one member has accounting expertise that qualifies him as an audit committee financial expert.  In order to comply with the exemption requirements that allow our Conselho Fiscal to act as an audit committee pursuant to SEC rules, our Board of Directors approved the delegation to the Conselho Fiscal of certain additional responsibilities and the Conselho Fiscal and the Board of Directors adopted an additional charter that delegates to the Conselho Fiscal the duties and responsibilities of a U.S audit committee to the extent permitted under Brazilian Corporate Law.  For a further discussion of our Conselho Fiscal, see “Item 6C. Board Practices—Conselho Fiscal.”

Shareholder Approval of Equity Compensation Plans

          NYSE rules require that shareholders be given the opportunity to vote on all equity compensation plans and material revisions thereto, with limited exceptions.  Under the Brazilian Corporate Law, shareholders must approve all stock option plans.  In addition, any issuance of new shares that exceeds our authorized share capital is subject to shareholder approval.

Corporate Governance Guidelines

          NYSE rules require that listed companies adopt and disclose corporate governance guidelines.  We have not adopted any formal corporate governance guidelines beyond those required by applicable Brazilian law.  We have adopted and observe a disclosure policy, our Policy on Publicizing Acts or Relevant Facts, which requires the public disclosure of all relevant information pursuant to guidelines set forth by the CVM, as well as an insider trading policy, our Policy on Securities Transactions, which, among other things, establishes black-out periods and requires insiders to inform management of all transactions involving our securities.

Code of Business Conduct and Ethics

          NYSE rules require that listed companies adopt and disclose a code of business conduct and ethics for directors, officers and employees, and promptly disclose any waivers of the code for directors or executive officers.  Applicable Brazilian law does not have a similar requirement.  However, in April 2004, we adopted a Code of Ethics and Conduct applicable to our officers, directors and employees worldwide, including at the subsidiary level.  We believe this code substantially addresses the matters required to be addressed pursuant to the NYSE rules.  A copy of our Code of Ethics and Conduct has been filed as Exhibit 11.1 to this annual report.  For a further discussion of our Code of Ethics and Conduct, see “Item 16B. Code of Ethics.”

Internal Audit Function

          NYSE rules require that listed companies maintain an internal audit function to provide management and the audit committee with ongoing assessments of the company’s risk management processes and system of internal control.  Our internal audit function is the responsibility of our risk and internal controls office, under the supervision of the Chief Financial Officer, assuring the necessary independence and competence to assess the design of our internal control over financial reporting, as well as to test its effectiveness as required by Section 404 of the Sarbanes-Oxley Act of 2002.

10C.	Material Contracts

Joint Venture with Liebherr International AG

          We entered into a joint venture with Liebherr International AG to develop and manufacture landing gear and high precision hydraulic equipment and provide related services for Embraer and other clients around the world.  In connection with this joint venture, we formed a new subsidiary, ELEB, to which we transferred all of our landing gear manufacturing activities, the employees and some liabilities related to those activities on December 1, 1999.  On May 22, 2000, Liebherr International AG, acting in coordination with its subsidiary, Liebherr Aerospace Lindenberg GmbH, and through its Brazilian affiliate, purchased 40% of the capital stock of ELEB.  Liebherr-Aerospace SAS is our risk-sharing partner responsible for designing, developing and manufacturing the landing gear assemblies for the new EMBRAER 170/190 jet family.

10D.	Exchange Controls

          There are no restrictions on ownership of our preferred shares by individuals or legal entities domiciled outside Brazil.  However, the right to convert dividend payments and proceeds from the sale of preferred shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation which generally requires, among other things, the registration of the relevant investment with the Central Bank.

          Pursuant to Brazilian law, investors may invest in the preferred shares under Resolution No. 2,689, of January 26, 2000, of the National Monetary Council.  The rules of Resolution No. 2,689 allow foreign investors to invest in almost all financial assets and to engage in almost all transactions available in the Brazilian financial and capital markets, provided that some requirements are fulfilled.  In accordance with Resolution No. 2,689, the definition of foreign investor includes individuals, legal entities, mutual funds and other collective investment entities domiciled or headquartered abroad.

          Pursuant to the rules, foreign investors must:  (1) appoint at least one representative in Brazil with powers to perform actions relating to the foreign investment; (2) complete the appropriate foreign investor registration form; (3) register as a foreign investor with the CVM; and (4) register the foreign investment with the Central Bank.

          Securities and other financial assets held by foreign investors pursuant to Resolution No. 2,689 must be registered or maintained in deposit accounts or under the custody of an entity duly licensed by the Central Bank or the CVM.  In addition, securities trading is restricted to transactions carried out in the stock exchanges or organized over-the-counter markets licensed by the CVM.

          Under Resolution No. 2,689, foreign investors registered with the CVM may buy and sell shares on the São Paulo Stock Exchange without obtaining a separate certificate of registration for each transaction.  Investors under these regulations are also generally entitled to favorable tax treatment.

          Annex V to Resolution No. 1,289, as amended, of the National Monetary Council, also known as the Annex V Regulations, provides for the issuance of depositary receipts in foreign markets in respect of shares of Brazilian issuers.

          In connection with both equity offerings of our preferred shares, an electronic registration was issued in the name of the depositary with respect to the ADSs and is maintained by the custodian on behalf of the depositary.  This electronic registration was carried out through the Central Bank Information System-SISBACEN.  Pursuant to the registration, the custodian and the depositary are able to convert dividends and other distributions with respect to the preferred shares represented by ADSs into foreign currency and remit the proceeds outside Brazil.  In the event that a holder of ADSs exchanges such ADSs for preferred shares, the holder will be entitled to continue to rely on the depositary’s registration for five business days after the exchange.  Thereafter, a holder must seek to obtain its own electronic registration.  Unless the preferred shares are held pursuant to Resolution No. 2,689 by a duly registered investor or a holder of preferred shares who applies for and obtains a new certificate of registration, that holder may not be able to convert into foreign currency and remit outside Brazil the proceeds from the disposition of, or distributions with respect to, the preferred shares.  In addition, if the foreign investor resides in a “tax haven” jurisdiction or is not an investor registered under Resolution No. 2,689, the investor will be subject to less favorable Brazilian tax treatment than a holder of ADSs.

          See “Item 3D. Risk Factors—Risks Relating to the Preferred Shares and the ADSs-If holders of ADSs exchange the ADSs for preferred shares, they risk losing the ability to remit foreign currency abroad and Brazilian tax advantages” and “Item 10E. Taxation—Brazilian Tax Consequences.”

Preemptive Rights

          Each of our shareholders has a general preemptive right to subscribe for shares, or securities convertible into shares, in the event of any capital increase, in proportion to its shareholding, except in the event of the grant and exercise of any option to acquire shares of our capital stock.  A period of at least 30 days following the publication of notice of the issuance of shares or securities convertible into shares is allowed for exercise of the right, and the right is negotiable.  According to the Brazilian Corporate Law and our bylaws, the Board of Directors may, in its discretion, eliminate the preemptive rights of the shareholders in the event that we issue shares, debentures convertible into shares, or subscription warrants that will be offered either through a stock exchange or in a public offering, or through an exchange of shares in a public offering, the purpose of which is to acquire control of another company, as established by law.

          In the event of a capital increase by means of the issuance of new shares, holders of ADSs, or of preferred shares, would, except under the circumstances described above, have preemptive rights to subscribe to any class of our newly issued shares.  However, a holder may not be able to exercise the preemptive rights relating to the preferred shares underlying the ADSs unless a registration statement under the Securities Act is effective with respect to those shares to which the rights relate or an exemption from the registration requirements of the Securities Act is available.  See “Item 3D. Risk Factors—Risks Relating to the Preferred Shares and the ADSs—Holders of our ADSs might be unable to exercise preemptive rights with respect to the preferred shares.”

Redemption and Right of Withdrawal

          According to our bylaws, our common shares and preferred shares are not redeemable.

          The Brazilian Corporate Law provides that, under limited circumstances, a shareholder has the right to withdraw his equity interest from the company and to receive payment for the portion of shareholder’s equity attributable to his equity interest.  This right of withdrawal may be exercised by dissenting or non-voting shareholders of Embraer (including any holder of preferred shares) in the event that at least half of all voting shares outstanding authorize us to:

•	create preferred shares or to increase disproportionately an existing class of preferred shares relative to the other class of shares, unless such action is provided for or authorized by the bylaws;

•

modify a preference, privilege or condition of redemption or amortization conferred on one or more classes of preferred shares, or to create a new class with greater privileges than the existing classes of preferred shares;

•	reduce the mandatory distribution of dividends;

•	change our corporate purpose;

•	merge into or consolidate with another company, subject to the conditions set forth in the Brazilian Corporate Law;

•

transfer all of our shares to another company or receive shares of another company in order to make the company whose shares were transferred a wholly owned subsidiary of such other company, known as incorporação de ações;

•	acquire control of another company at a price which exceeds the limits set forth in the Brazilian Corporate Law;

•	participate in a centralized group of companies as defined under the Brazilian Corporate Law and subject to the conditions set forth therein; or

•

conduct a spin-off that results in (a) a change of our corporate purposes, except if the assets and liabilities of the spun-off company are contributed to a company that is engaged in substantially the same activities, (b) a reduction in the mandatory dividend or (c) any participation in a centralized group of companies, as defined under the Brazilian Corporate Law.

          In addition, in the event that the entity resulting from a merger, or incorporação de ações, as described above, or a consolidation or a spin-off of a listed company fails to become a listed company within 120 days of the shareholders’ meeting at which such decision was taken, the dissenting or non-voting shareholders may also exercise their right of withdrawal.

          In the cases mentioned in the first and second bullet points above, only holders of shares adversely affected by the changes described therein may withdraw their shares.  The right of withdrawal lapses 30 days after publication of the minutes of the relevant shareholders’ meeting.  In the first two cases mentioned above, however, the resolution is subject to the prior approval or subsequent ratification by holders of a majority of the outstanding preferred shares, which must be obtained at a special meeting held within one year.  In such cases, the 30-day term is counted from the date the minutes of the special meeting are published.  We would be entitled to reconsider any action giving rise to withdrawal rights within ten days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize our financial stability.

          The Brazilian Corporate Law contains provisions that restrict withdrawal rights and allow companies to redeem their shares at their economic value, subject to certain requirements.  As our bylaws currently do not provide that our shares would be redeemable at their economic value, our shares would be redeemable at their book value, determined on the basis of the last balance sheet approved by the shareholders.  If the shareholders’ meeting giving rise to withdrawal rights occurs more than 60 days after the date of the last approved balance sheet, a shareholder may demand that its shares be valued on the basis of a new balance sheet that is as of a date within 60 days of such shareholders’ meeting.

          According to the Brazilian Corporate Law, in events of consolidation, merger, incorporação de ações, participation in a group of companies, and acquisition of control of another company, the right to withdraw does not apply if the shares in question meet certain tests relating to market liquidity and float.  Shareholders would not be entitled to withdraw their shares if the shares are a component of a general stock index in Brazil or abroad and shares held by persons unaffiliated with the controlling shareholder represent more than half of the outstanding shares of the relevant type or class.

10E.	Taxation

          This summary contains a description of certain Brazilian and U.S. federal income tax consequences of the purchase, ownership and disposition of preferred shares or ADSs by a holder, also called a U.S. holder, that is the beneficial owner of preferred shares or ADSs and that is an individual citizen or resident alien of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of preferred shares or ADSs, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase preferred shares or ADSs.  In particular, this summary deals only with U.S. holders that will hold preferred shares or ADSs as capital assets and does not address the tax treatment of U.S. holders that own or are treated as owning 10% or more of our voting shares or that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, individual retirement and other tax deferred accounts, tax-exempt organizations, persons that will hold preferred shares or ADSs as a position in a “straddle,” a “hedging transaction” or a “conversion transaction” for tax purposes, and persons that have a “functional currency” other than the U.S. dollar.  Further, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of preferred shares or ADSs, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.  A holder of preferred shares or ADSs that is a partnership and partners in such partnership should consult their tax advisors.  This summary is based upon the tax laws of Brazil and the United States as in effect on the date of this annual report, which are subject to change, possibly with retroactive effect, and to differing interpretations.

          Although there presently is no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in such a treaty.  No assurance can be given, however, as to if or when a treaty will enter into force or how it will affect the U.S. holders of preferred shares or ADSs.

Brazilian Tax Consequences

          General.  The following discussion summarizes the material Brazilian tax consequences of the acquisition, ownership and disposition of preferred shares or ADSs, as the case may be, by a holder that is not domiciled in Brazil, also called a non-Brazilian holder, for purposes of Brazilian taxation.

          Taxation of Dividends.  Dividends, including stock dividends and other dividends paid in property, paid by us to the depositary in respect of the ADSs, or to a non-Brazilian holder in respect of the preferred shares, are currently not subject to income withholding tax, provided that they are paid out of profits generated as of January 1, 1996 (or out of reserves derived therefrom).  We do not have retained earnings generated prior to January 1, 1996 (or reserves out of such earnings).

          Taxation of Gains.  According to Law No. 10,833, enacted on December 29, 2003, the disposition of assets located in Brazil by a non-Brazilian holder, whether to another non-Brazilian holder or to a Brazilian holder, may be subject to taxation in Brazil.

          Although we believe that the ADSs do not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833/03, considering the general and unclear scope of this new law and the lack of any judicial court rulings in respect thereof, we are unable to predict whether such understanding will ultimately prevail in the courts of Brazil.

          The deposit of preferred shares in exchange for ADSs may be subject to Brazilian capital gains tax at the rate of 15% or 25%, in case of a non-Brazilian holder located in a tax haven jurisdiction (as defined below), if the acquisition cost of the preferred shares is lower than (1) the average price per preferred share on a Brazilian stock exchange on which the greatest number of such shares were sold on the day of deposit or (2) if no preferred shares were sold on that day, the average price on the Brazilian stock exchange on which the greatest number of preferred shares were sold in the fifteen trading sessions immediately preceding such deposit.  In such a case, the difference between the average price of the preferred shares, calculated as above and the corresponding acquisition cost, will be considered a capital gain.  Such taxation is not applicable in case of investors registered under Resolution No. 2,689 which are not located in a tax haven jurisdiction (as defined below).  The withdrawal of ADSs in exchange for preferred shares is not subject to Brazilian tax.  However, if this non-Brazilian holder does not register under Resolution No. 2,689, it will be subject to the less favorable tax treatment described below.

          Non-Brazilian holders are generally subject to income tax imposed at a rate of 15% on gains realized on sales or exchanges of the preferred shares, if the transaction is carried out outside of any Brazilian stock, future or commodities exchange.  Gains realized by a non-Brazilian holder upon redemption of preferred shares will be treated as a gain from the disposition of such shares to a Brazilian resident occurring outside of any Brazilian stock, future and commodities exchange and, accordingly, will be subject to tax at a rate of 15%.  In both cases, if the non-Brazilian holder is resident or domiciled in a tax haven jurisdiction (as defined below), the income tax rate will be 25%.

          Non-Brazilian holders are subject to income tax imposed at a rate of 15% on gains realized on sales or exchanges of preferred shares that occur on the Brazilian exchanges and to a withholding tax of 0.005% on the value of the transaction (to be offset against tax due on eventual capital gains) unless such a sale is made by a non-Brazilian holder which is not resident in a tax haven jurisdiction (as defined below) and (1) such sale is made within five business days of the withdrawal of such preferred shares in exchange for ADSs and the proceeds thereof are remitted abroad within such five-day period or (2) such sale is made under Resolution No. 2,689 by registered non-Brazilian holders who obtain registration with the CVM.  In these two cases, the gains realized are exempt from income tax.  The “gain realized” is the difference between the amount in reais realized on the sale or exchange and the acquisition cost measured in reais, without any correction for inflation, of the shares sold.  There is no assurance that the current preferential treatment for holders of the ADSs and some non-Brazilian holders of the preferred shares under Resolution No. 2,689 will continue or will not change in the future.

          Any exercise of preemptive rights relating to the preferred shares will not be subject to Brazilian taxation.  Any gain on the sale or assignment of preemptive rights relating to our preferred shares by the depositary on behalf of holders of our ADSs will be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of preferred shares.

          Taxation on Interest on Shareholders’ Equity.  Any payment of interest on shareholders’ equity (see “Item 8A. Consolidated Statements and Other Financial Information—Dividends and Dividend Policy—History of Dividend Payments and Dividend Policy and Additional Payments on Shareholders’ Equity”) to holders of ADSs or preferred shares, whether or not they are Brazilian residents, is subject to Brazilian withholding tax at the rate of 15% at the time Embraer records such liability, whether or not the effective payment has been made at that time.  In the case of non-Brazilian residents that are resident in a tax haven jurisdiction (as defined below), the applicable rate for income tax is 25%.  Current Brazilian Corporate Law establishes that a notional interest charge attributed to shareholders’ equity can either be accounted for as part of the mandatory dividend or not.  In the event that the payment of such interest is accounted for as part of the mandatory dividend, we would be required to pay an additional amount to ensure that the net amount received by the shareholders, after the income tax, is at least equal to the minimum mandatory dividend.  The distribution of interest attributed to shareholders’ equity would be proposed by our Board of Directors and subject to subsequent declaration by the shareholders at a general meeting.

          Taxation of Foreign Exchange Transactions (“IOF/Câmbio”).  Pursuant to Decree No. 4,494 of December 3, 2002, the conversion into Brazilian currency of proceeds received by a Brazilian entity from a foreign investment in the Brazilian securities market (including those in connection with an investment in preferred shares or the ADSs and those under Resolution No. 2,689) and the conversion into foreign currency of proceeds received by a non-Brazilian holder is subject to a tax on exchange transactions known as IOF/Câmbio, the rate of which is currently 0% for most cases.  However, according to Law No. 8,894/94, the Minister of Finance has the power to increase the IOF/Câmbio rate at any time to a maximum of 25%, but only in relation to future exchange transactions.

          Taxation on Bonds and Securities Transactions (“IOF/Títulos”).  Law No. 8,894/94 created the Tax on Bonds and Securities Transactions, or IOF/Títulos, which may be imposed on any transactions involving bonds and securities, even if these transactions are performed on the Brazilian stock, futures or commodities exchange.  The applicable rate of this tax is currently 0% for most transactions, although the executive branch may increase such rate up to 1.5% per day, but only with respect to future transactions.

          Other Brazilian Taxes.  There are no Brazilian inheritance, gift or succession taxes applicable to the ownership, transfer or disposition of preferred shares or ADSs by a non-Brazilian holder, except for gift and inheritance taxes which are levied by some states of Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil within such state to individuals or entities resident or domiciled within such state in Brazil.  There are no Brazilian stamp, issue, registration, or similar taxes or duties payable by holders of preferred shares or ADSs.

          Transactions on Bank Accounts (“CPMF”).  As a general rule, the Contribuição Provisória sobre Movimentação Financeira, the tax on transactions on bank accounts, or CPMF, is imposed on any debit to bank accounts.  Therefore, transactions by the depositary or by holders of preferred shares that involve the transfer of Brazilian currency through Brazilian financial institutions could be subject to the CPMF tax.  Currently, the funds transferred to Brazil to acquire shares on the Brazilian stock exchange are exempted from the CPMF.  When a non-Brazilian holder transfers the proceeds from the sale or assignment of preferred shares by an exchange transaction, the CPMF tax is levied on the amount to be remitted abroad in reais.  If we have to perform any exchange transaction in connection with ADSs or preferred shares, we will also be subject to the CPMF tax.  The CPMF tax is generally imposed on bank account debits, at the current rate of 0.38%.  The CPMF tax will be in effect until December 31, 2007.  In the event we perform any exchange transaction in connection with ADSs or preferred shares, we will be responsible for collecting the CPMF tax.

          Beneficiaries Resident or Domiciled in Tax Havens or Low Tax Jurisdictions.  Law No. 9,779, dated as of January 1, 1999, states that, with the exception of limited prescribed circumstances, income derived from operations by a beneficiary resident or domiciled in a country considered a tax haven is subject to withholding income tax at the rate of 25%.  Tax havens are considered to be countries which do not impose any income tax or which impose such tax at a maximum rate of less than 20%, or where the internal legislation imposes restrictions on the disclosure of the shareholders’ composition or the ownership of the investment. Accordingly, if the distribution of interest attributed to shareholders’ equity is made to a beneficiary resident or domiciled in a tax haven jurisdiction, the applicable income tax rate will be 25% instead of 15%.  Capital gains are subject to this 25% tax, except if the transaction is conducted on the Brazilian stock exchange, in which case they will be subject to income tax imposed at a rate of 15% and to a withholding tax of 0.005% on the value of the transaction (to be offset against tax due on eventual capital gains).  See “—Taxation of Gains.”

U.S. Federal Income Tax Consequences

          In general, for U.S. federal income tax purposes, U.S. holders that are beneficial owners of ADSs will be treated as the beneficial owners of the preferred shares represented by those ADSs.

          Taxation of Dividends.  Distributions with respect to the preferred shares or the ADSs (other than distributions in redemption of the preferred shares subject to Section 302(b) of the U.S. Internal Revenue Code of 1986 (also called the Code) or in a liquidation of Embraer) (including distributions of notional interest charges attributed to shareholders’ equity, as described above in “—Brazilian Tax Consequences—Taxation on Interest on Shareholders’ Equity”) will, to the extent made from current or accumulated earnings and profits of Embraer as determined under U.S. federal income tax principles, constitute dividends for U.S. federal income tax purposes.  Whether such current or accumulated earnings and profits will be sufficient for all such distributions on the preferred shares or ADSs to qualify as dividends for U.S. federal income tax purposes depends on the future profitability of Embraer and other factors, many of which are beyond our control.  To the extent that such a distribution exceeds the amount of Embraer’s earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. holder’s adjusted tax basis in the preferred shares or ADSs, and thereafter as capital gain (provided that the preferred shares or ADSs are held as capital assets).  As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.  Cash dividends (including amounts withheld in respect of Brazilian taxes) paid with respect to:

•	the preferred shares generally will be includible in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the U.S. holder; or

•	the preferred shares represented by ADSs generally will be includible in the gross income of a U.S. holder as ordinary income on the day on which the dividends are received by the depositary;

and, in either case, these dividends will not be eligible for the dividends received deduction allowed to corporations, but may be taxed at a preferential rate, as discussed in the next paragraph.

          Subject to certain exceptions for short-term and hedged positions, the amount of dividends received by certain U.S. holders (including individuals) prior to January 1, 2009 with respect to the ADSs will be subject to taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.”  Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid, a passive foreign investment company (“PFIC”).  Under current guidance recently issued by the Internal Revenue Service (“IRS”), the ADSs should qualify as readily tradable on an established securities market in the United States so long as they are listed on the New York Stock Exchange, but no assurances can be given that the ADSs will be or remain readily tradable under future guidance.  Based on our audited financial statements as well as relevant market and shareholder data, we believe that we were not a PFIC for United States federal income tax purposes with respect to our 2004 taxable year.  In addition, based on our audited financial statements and current expectations regarding the value and nature of our assets, the sources and nature of our income, and relevant market and shareholder data, we do not anticipate becoming a PFIC for our 2005 taxable year.  However, because these determinations are based on the nature of our income and assets from time to time, as well as involving the application of complex tax rules, and since our view is not binding on the courts or the IRS, no assurances can be provided that we will not be considered a PFIC for the current, or any past or future tax year.  The potential application of the PFIC rules to our operations is further discussed below.

          Based on existing IRS guidance, it is not entirely clear whether dividends received with respect to the preferred shares will be treated as qualified dividends, because the preferred shares are not themselves listed on a United States exchange.  In addition, the United States Treasury Department has announced its intention to promulgate additional procedures pursuant to which holders of ADSs or preferred stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends.  Because such procedures have not yet been issued, we are not certain that we will be able to comply with them.  You should consult your own tax advisors regarding the availability of the preferential dividend tax rate in the light of your own particular circumstances.

          Dividends paid in reais will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the day they are received by the U.S. holder, in the case of preferred shares, or the depositary, in the case of preferred shares represented by ADSs, regardless of whether the payment is in fact converted to U.S. dollars.

          If dividends paid in reais are converted into U.S. dollars on the day they are received by the U.S. holder or the depositary, as the case may be, U.S. holders should not be required to recognize foreign currency gain or loss in respect of the dividend income.  Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in the gross income of a U.S. holder through the date such payment is converted into dollars (or otherwise disposed of) will be treated as U.S. source ordinary income or loss.  However, U.S. holders should consult their own tax advisors regarding the treatment of any foreign currency gain or loss if any reais received by the U.S. holder or the depositary are not converted into U.S. dollars on the date of receipt.

          Dividends received by most U.S. holders will constitute foreign source “passive income” or, in the case of some U.S. holders such as banks, “financial services income” for U.S. foreign tax credit purposes.  U.S holders should note, however, that recently enacted legislation eliminates the “financial services income” category with respect to taxable years beginning after December 31, 2006.  Under this legislation, the foreign tax credit limitation categories will be limited to “passive category income” and “general category income.”  Subject to limitations under U.S. federal income tax law concerning credits or deductions for foreign taxes, the Brazilian withholding tax will be treated as a foreign income tax eligible for credit against a U.S. holder’s U.S. federal income tax liability (or at a U.S. holder’s election, may be deducted in computing taxable income).  The rules with respect to foreign tax credits are complex and U.S. holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.  The IRS has expressed concern that intermediaries in connection with depository arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by U.S. persons who are holders of depositary shares.  Accordingly, investors should be aware that the discussion above regarding the availability of foreign tax credits for Brazilian withholding tax on dividends paid with respect to preferred shares represented by ADSs could be affected by future action taken by the IRS.

          Section 305 of the Code provides special rules for the tax treatment of preferred stock.  According to the U.S. Treasury Regulations under that section, the term “preferred stock” generally refers to stock which enjoys limited rights and privileges (generally associated with specified dividend and liquidation priorities), but does not participate in corporate growth to any significant extent.  While the preferred shares have some preferences over our common shares, the preferred shares are not fixed as to dividend payments or liquidation value; thus, it is not entirely clear whether the preferred shares will be treated as “preferred stock” or “common stock” within the meaning of section 305 of the Code.  If the preferred shares are treated as “common stock” for purposes of section 305, distributions to U.S. holders of additional shares of such “common stock” or preemptive rights relating to such “common stock” with respect to their preferred shares or ADSs that are made as part of a pro rata distribution to all our shareholders likely will not be treated as dividend income for U.S. federal income tax purposes.  On the other hand, if the preferred shares are treated as “preferred stock” within the meaning of section 305, then, in addition to being taxable on cash distributions as described above, a U.S. holder will be taxable on distributions of additional shares or preemptive rights (including amounts withheld in respect of any Brazilian taxes).  In that event, the amount of such distribution (and the basis of the new shares or preemptive rights so received) will equal the fair market value of the shares or preemptive rights on the date of distribution.

          Taxation of Capital Gains.  Deposits and withdrawals of preferred shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

          Gain or loss realized by a U.S. holder on the sale, redemption or other taxable disposition of preferred shares or ADSs will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between such U.S. tax holder’s adjusted basis in the preferred shares or the ADSs and the amount realized (including the gross amount of the proceeds of the sale or other taxable disposition before the deduction of any Brazilian tax) on the taxable disposition.  Capital gains of individuals derived with respect to capital assets held for more than one year may be eligible for various reduced rates of taxation.  For example, for capital assets held for over one year and sold or exchanged on or after May 2, 2003 but in taxable years beginning before January 1, 2009, the maximum rate of tax generally will be 15% (rather than the higher rates of tax generally applicable to items of ordinary income).  The deductibility of capital losses is subject to limitations.  Any gain or loss realized by a U.S. holder will generally be treated as a U.S. source gain or loss for U.S. foreign tax credit purposes.

          If a Brazilian withholding tax is imposed on the sale or disposition of preferred shares or ADSs (see “—Brazilian Tax Consequences”), the amount realized by a U.S. holder will include the gross amount of the proceeds of such sale or disposition before deduction of the Brazilian withholding tax.  The availability of U.S. foreign tax credits for these Brazilian taxes and any Brazilian taxes imposed on distributions that do not constitute dividends for U.S. tax purposes is subject to various limitations and involves the application of rules that depend on a U.S. holder’s particular circumstances.  U.S. holders are urged to consult their own tax advisors regarding the application of the U.S. foreign tax credit rules to their investment in, and disposition of, preferred shares or ADSs.

          Passive Foreign Investment Companies.  If, during any taxable year of a non-U.S. corporation, 75% or more of the corporation’s gross income consists of certain types of “passive” income, or the average value during a taxable year of the “passive assets” of the corporation (generally assets that generate passive income) is 50% or more of the average value of all the corporation’s assets, the corporation will be treated as a PFIC under U.S. federal income tax law.  If a corporation is treated as a PFIC, a U.S. holder may be subject to increased tax liability upon the sale of preferred shares or ADSs, or upon the receipt of certain dividends, unless such U.S. holder makes an election to be taxed currently on its pro rata portion of the corporation’s income, whether or not such income is distributed in the form of dividends, or otherwise makes a “mark-to-market” election with respect to the corporation’s stock as permitted by the Code.  In addition, as discussed above, a U.S. holder would not be entitled to (if otherwise eligible for) the preferential reduced rate of tax payable on certain dividend income.  As stated above, although no assurances can be given, based on our operations and business plans and the other items discussed above, we do not believe that we are currently a PFIC, and do not expect to become a PFIC for our 2005 taxable year.

          Information Reporting and Backup Withholding.  Information reporting requirements will apply to dividends in respect of the preferred shares or ADSs or the proceeds received on the sale, exchange, or redemption of the preferred shares or ADSs paid within the United States (and, in some cases, outside of the United States) to U.S. holders other than some exempt recipients (such as corporations), and a 28% backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number or to report interest and dividends required to be shown on its federal income tax returns.  The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

10F.	Dividends and Paying Agents

Not applicable.

10G.	Statements by Experts

Not applicable.

10H.	Documents on Display

          We are subject to the periodic reporting and other informational requirements of the Exchange Act.  Accordingly, we are required to file reports and other information with the U.S. Securities and Exchange Commission, or the SEC.  You may inspect and obtain copies, at prescribed rates, of reports and other information filed by us with the SEC at its Public Reference Room maintained at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330.  You may also inspect and copy this material at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          We file our annual report on Form 20-F, including our financial statements, and other reports, including our reports on Form 6-K, electronically with the SEC.  These filings are available at www.sec.gov.  We also file financial statements and other periodic reports electronically with the CVM at their website, www.cvm.gov.br.  Copies of our annual reports on Form 20-F and documents referred to in this annual report and our bylaws will be available for inspection upon request at our headquarters at Av. Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil.

10I.	Subsidiary Information

Not required.

ITEM 11.     QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

          We are exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates.  We have established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk.  These procedures include the monitoring of our levels of exposure to each market risk, including an analysis based on forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities.  We may also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce our exposure to exchange rate risk.  The following sections address the significant market risks associated with our financial activities.

Interest Rate Risk

          Our exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of our U.S. dollar-denominated and real-denominated monetary liabilities, principally our short- and long-term debt obligations.  Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense.  Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

          Our short- and long-term debt obligations totaled US$1,338.7 million at December 31, 2004 and were denominated in U.S. dollars, Brazilian reais, Japanese yen and Euros.  Of the total amount of debt denominated in U.S. dollars, US$923.4 million, approximately US$499.2 million was fixed rate.  The remaining floating rate U.S. dollar-denominated debt was indexed to either six-month or 12-month LIBOR.  Of the US$336.7 million of our Brazilian reais-denominated debt, US$331.7 million bears interest at a variable rate based on the TJLP, the long-term interest rate in Brazil.  The TJLP ranged from 9.75% per annum to 10% per annum during 2004.  We also maintain a subsidiary line of credit in an amount of US$5.0 million which bears interest at a variable rate based on the CDI, the interbank deposit rate in Brazil.  All of our US$72.5 million of Japanese yen-denominated debt was the floating rate indexed to the Japanese interbank deposit rate, or JIBOR.  All of our Euro-denominated debt, totaling US$6.1 million, was fixed rate.

          The table below provides information about our short- and long-term debt obligations as of December 31, 2004 that are sensitive to changes in interest rates and foreign currency exchange rates.

	Weighted Average Interest Rate 2004	Total Out standing Amount		Outstanding Amount By Year of Maturity												Total Fair Value

				2005		2006		2007		2008		2009		Thereafter

	(in thousands, except percentages)
Short Term Debt
U.S. dollars (LIBOR indexed)	5.23%	US$	46,019	US$	46,019		—		—		—		—		—	US$	46,815
U.S. dollars (fixed rate)	6.17%		105,079		105,079		—		—		—		—		—		102,658
Reais (TJLP indexed)	12.22%		319,791		319,791		—		—		—		—		—		315,915
Reais (CDI indexed)	20.64%		20		20		—		—		—		—		—		21
Euro (fixed rate)	2.80%		6,094		6,094		—		—		—		—		—		6,116
Japanese yen (JIBOR indexed)	1.14%		36,278		36,278		—		—		—		—		—		34,851

Total short-term debt		US$	513,281	US$	513,281		—		—		—		—		—	US$	506,376

Long Term Debt
U.S. dollars (LIBOR indexed)	5.23%	US$	378,192		—	US$	62,040	US$	110,743	US$	90,300	US$	90,108	US$	25,000	US$	380,046
U.S. dollars (fixed rate)	6.17%		394,089		—		99,238		179,511		74,325		41,015		—		361,432
Reais (TJLP indexed)	12.22%		11,867		—		2,791		3,062		2,494		1,415		2,105		10,764
Reais (CDI indexed)	20.64%		5,066		—		—		5,066		—		—		—		5,324
Japanese yen (JIBOR indexed)	1.14%		36,235		—		36,235		—		—		—		—		34,809

Total long-term debt			825,448		—		200,304		298,382		167,119		132,538		27,105		792,375

Total debt		US$	1,338,729	US$	513,281	US$	200,304	US$	298,382	US$	167,119	US$	132,538	US$	27,105	US$	1,298,751

          In order to manage interest rate risk on our monetary liabilities, we have entered into a number of swaps, which effectively convert part of our fixed and floating interest rate U.S. dollar-denominated debt into CDI-based reais-denominated obligations.  Specifically, as of December 31 2004, we had effectively converted US$10.7 million of our U.S. dollar floating interest rate debt and US$46.8 million of our U.S. dollar fixed interest rate debt into CDI-based reais, which, together with our US$5.0 million subsidiary line originally bearing interest at CDI-based reais, totals the equivalent of US$62.5 million of CDI-based reais denominated obligations.  The weighted average interest rate of these CDI-based obligations for 2004 was 12.59%.  Through these swaps, we have also effectively converted the yen equivalent of US$72.5 million of our yen-denominated floating interest rate debt to an equivalent amount of U.S. dollar obligations with a fixed interest rate of 4.31% per annum.  In addition, using swaps transactions we have effectively converted US$366.4 million of our U.S. LIBOR indexed debt to U.S. fixed rate debt.  The weighted average fixed interest rate of these obligations for 2004 was 7.78% per annum.  These swaps did not affect the maturity or amortization schedule of our existing debt.

          These swaps are not accounted for as hedging transactions under U.S. GAAP.  Nevertheless, they are recorded at fair value on our balance sheet, and we recognized an unrealized loss of US$13.1 million as of December 31, 2004 as part of interest income (expenses), net.  For further information about the terms of these swap transactions, including notional amount, maturity date and fair value gains and losses, see Note 31 to our consolidated financial statements.

          We do not currently have any derivative instruments that limit our exposure to changes in the TJLP because we believe that our total exposure, combined with the relatively low volatility of the TJLP, is unlikely to have a material effect on our company.

          The table below provides information about our short and long-term debt obligations as of December 31, 2004, after considering the effects of the above-mentioned derivative transactions.

	Weighted Average Interest Rate 2004	Total Out standing Amount		Outstanding Amount By Year of Maturity												Total Fair Value

				2005		2006		2007		2008		2009		Thereafter

	(in thousands, except percentages)
Short Term Debt
U.S. dollars (LIBOR indexed)	5.18%	US$	4,192	US$	4,192		—		—		—		—		—	US$	4,427
U.S. dollars (fixed rate)	6.08%		158,549		158,549		—		—		—		—		—		155,034
Reais (TJLP indexed)	12.22%		319,791		319,791		—		—		—		—		—		315,915
Reais (CDI indexed)	12.59%		24,655		24,655		—		—		—		—		—		24,884
Euro (fixed rate)	2.80%		6,094		6,094		—		—		—		—		—		6,094

Total short-term debt		US$	513,281	US$	513,281		—		—		—		—		—	US$	506,376

Long Term Debt
U.S. dollars (LIBOR indexed)	5.18%	US$	42,891		—	US$	230	US$	22,310	US$	10,271	US$	10,080		—	US$	38,180
U.S. dollars (fixed rate)	6.08%		732,796		—		183,806		254,468		148,479		121,043		25,000		706,393
Reais (TJLP indexed)	12.22%		11,867		—		2,791		3,062		2,494		1,415		2,105		10,764
Reais (CDI indexed)	12.59%		37,894		—		13,477		18,542		5,875		—		—		37,039

Total long-term debt			825,448		—		200,304		298,382		167,119		132,538		27,105		792,375

Total debt		US$	1,338,729	US$	513,281	US$	200,304	US$	298,382	US$	167,119	US$	132,538	US$	27,105	US$	1,298,751

          In addition, as of December 31, 2004, US$ 47.1 million of our U.S. dollar-indexed liabilities were exposed to LIBOR fluctuations.

Foreign Currency Risk

          In managing our foreign currency risk, we focus on balancing our non-U.S. dollar-denominated assets against our non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to our forecasts of future cash flows.  Beyond the foreign currency exposure related to our debt obligations as summarized above, we also have other assets and liabilities denominated in currencies other than the U.S. dollar. These assets and liabilities are primarily cash and cash equivalents, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in Brazilian reais.  The effects on such assets and liabilities of the appreciation or devaluation of foreign currencies against the U.S. dollar result in foreign exchange gains (losses) recognized on our income statement as interest income (expenses), net.

          The table below provides information about our assets and liabilities exposed to foreign currency risk as of December 31, 2004 as well as the derivative transactions outstanding at the same date:

	Total outstanding amount		Outstanding Amount by Year of Maturity												Total FairValue

			2005		2006		2007		2008		2009		Thereafter

	(in thousands, except percentages)
ASSETS
Cash and cash equivalents
In Reais	US$	477,190	US$	477,190		—		—		—		—		—	US$	477,190
In Euro		1,550		1,550		—		—		—		—		—		1,550
Investments and temporary cash investments
In Reais		108,200		108,200		—		—		—		—		—		108,200
In Euro		15,417		—		15,417		—		—		—		—		15,417
Trade accounts receivable
In Reais		19,195		19,195		—		—		—		—		—		19,195
In Euro		31,094		31,094		—		—		—		—		—		31,094
Deferred income taxes
In Reais		185,055		72,460		112,595		—		—		—		—		185,055
In Euro		1,268		1,268		—		—		—		—		—		1,268
Other assets
In Reais		124,881		102,783		22,098		—		—		—		—		124,881
In Euro		1,894		1,207		687		—		—		—		—		1,894
Total Assets in Reais	US$	914,521	US$	779,828	US$	134,693		—		—		—		—		—
Total Assets in Euro	US$	51,223	US$	35,119	US$	16,104		—		—		—		—		—
LIABILITIES
Loans and financing
In Reais	US$	336,742	US$	319,810	US$	2,791	US$	8,128	US$	2,494	US$	1,414	US$	2,105	US$	332,024
In Euro		6,094		6,094		—		—		—		—		—		6,116
In Japanese Yen		72,513		36,278		36,235		—		—		—		—		69,660
Trade accounts payable
In Reais		21,944		21,944		—		—		—		—		—		21,944
In Euro		21,070		21,070		—		—		—		—		—		21,070
Advances from customers
In Reais		14,034		14,034		—		—		—		—		—		14,034
Other payables & accrued liabilities
In Reais		109,444		104,793		4,651		—		—		—		—		109,444
In Euro		9,097		9,097		—		—		—		—		—		9,097
Taxes and payroll charges payable
In Reais		31,757		17,609		14,148		—		—		—		—		31,757
In Euro		3,288		3,288		—		—		—		—		—		3,288
Accrued taxes on income
In Reais		5,922		5,922		—		—		—		—		—		5,922
In Euro		5,332		5,332		—		—		—		—		—		5,332
Deferred income tax
In Reais		141,919		15,112		126,807		—		—		—		—		141,919
Accrued dividends
In Reais		54,959		54,959		—		—		—		—		—		54,959
Contingencies
In Reais		475,685		89,589		386,096		—		—		—		—		475,685
Total Liabilities in Reais	US$	1,192,406	US$	643,772	US$	534,493	US$	8,128	US$	2,494	US$	1,414	US$	2,105		—
Total Liabilities in Euro	US$	44,881	US$	44,881		—		—		—		—		—		—
Total Liabilities in Japanese Yen	US$	72,513	US$	36,278	US$	36,235		—		—		—		—		—
Total exposure in Reais	US$	(277,885)	US$	136,057	US$	(399,800)	US$	(8,128)	US$	(2,494)	US$	(1,414)	US$	(2,105)		—
Total exposure in Euro	US$	6,342	US$	(9,762)	US$	16,104		—		—		—		—		—
Total exposure in Japanese Yen	US$	(72,513)	US$	(36,278)	US$	(36,235)		—		—		—		—		—

	Total outstanding amount		Outstanding Amount by Year of Maturity												Total FairValue

			2005		2006		2007		2008		2009		Thereafter

	(in thousands, except percentages)
DERIVATIVE INSTRUMENTS
Cross-currency interest rate swap contracts (US$ Floating v.US$ Fixed)
Notional amount	US$	363,705	US$	28,405	US$	61,810	US$	88,434	US$	80,028	US$	80,028	US$	25,000	US$	(4,120)
Average interest paid in US$		7.78%
Average interest received in US$		Libor+3.06%
Cross-currency interest rate swap contracts (US$ v. R$)
Notional amount	US$	52,486	US$	23,329	US$	12,723	US$	11,646	US$	4,788		—		—	US$	(14,585)
Average interest paid in R$	66.21% of CDI
Average interest received in US%		5.55%
Cross-currency interest rate swap contracts (Yen v. US$)
Notional amount	US$	67,082	US$	33,541	US$	33,541		—		—		—		—	US$	5,615
Average interest paid in US$		4.31%
Average interest received in JPY		Jibor+1.05%
Net exposure of assets/liabilities
In Reais	US$	(330,371)	US$	112,727	US$	(412,523)	US$	(19,774)	US$	(7,282)	US$	(1,414)	US$	(2,105)		—
In Euro	US$	6,342	US$	(9,762)	US$	16,104		—		—		—		—		—
In Japanese Yen	US$	5,430	US$	2,737	US$	2,694		—		—		—		—		—

ITEM 12.       DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

          Not applicable.

PART II

ITEM 13.       DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

          No matters to report.

ITEM 14.       MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE
                       OF PROCEEDS

          No matters to report.

ITEM 15.       CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

          Our president and chief executive officer, Maurício Novis Botelho, and our executive vice-president corporate and chief financial officer, Antonio Luiz Pizarro Manso, after evaluating, together with management, the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) as of December 31, 2004, the end of the period covered by this report, have concluded that, as of such date, our disclosure controls and procedures were adequate and effective to ensure that material information relating to us and our consolidated subsidiaries would be made known to them by others within our company and our consolidated subsidiaries.

Changes in Internal Control over Financial Reporting

          There were no changes in our company’s internal control over financial reporting that occurred during the period covered by this annual report that have materially affected, or are reasonably likely to materially affect, our company’s internal control over financial reporting.

ITEM 16A.          AUDIT COMMITTEE FINANCIAL EXPERT

          Our Board of Directors has determined that Taiki Hirashima, a member of our Conselho Fiscal, is an “audit committee financial expert” as defined by current SEC rules.  For a discussion of the role of our Conselho Fiscal, see “Item 6C. Board Practices—Conselho Fiscal.”

ITEM 16B.          CODE OF ETHICS

          Our Board of Directors has adopted a Code of Ethics and Conduct applicable to our directors, officers and employees worldwide, including our principal executive officer, principal financial officer and controller.  A copy of our Code of Ethics and Conduct has been filed as Exhibit 11.1 to this annual report.

ITEM 16C.          PRINCIPAL ACCOUNTANT FEES AND SERVICES

          The following table sets forth by category of service the total fees for services performed by Deloitte Touche Tohmatsu during the fiscal years ended December 31, 2003 and December 31, 2004:

	2003		2004

	(in thousands)
Audit Fees	US$	1,022	US$	1,238
Audit-Related Fees		375		—
Tax Fees		556		693
All Other Fees		—		147

Total	US$	1,953	US$	2,078

Audit Fees

          Audit fees in 2004 and 2003 consisted of the aggregate fees billed by Deloitte Touche Tohmatsu in connection with the audit of our annual financial statements under Brazilian GAAP, which are published in Brazil, and our annual financial statements under U.S. GAAP and for the review of our financial information included in our annual report on Form 20-F, reviews of quarterly financial statements, which are submitted on Form 6-K, and statutory audits of our subsidiaries.

Audit-Related Fees

          Audit-related fees in 2003 consisted of the aggregate fees billed by Deloitte Touche Tohmatsu in connection with the review of our internal control system and assistance in complying with the requirements of the Sarbanes-Oxley Act of 2002.

Tax Fees

          Tax fees in 2004 and 2003 consisted of the aggregate fees billed by Deloitte Touche Tohmatsu in connection with services for tax compliance and tax advice, mainly comprised of the review of income tax returns in the several jurisdictions in which we operate and assistance with other tax filings in foreign jurisdictions, as well as assistance to our tax committee to ensure compliance with Brazilian tax requirements.

All Other Fees

          Other fees paid to Deloitte Touche Tohmatsu in 2004 consisted of the aggregate fees billed primarily in connection with human resources related consulting services.  We did not pay any other fees to Deloitte Touche Tohmatsu in 2003 other than those described above.

Pre-Approval Policies and Procedures

          Our Board of Directors approves all audit, audit-related services, tax services and other services provided by Deloitte Touche Tohmatsu.  Any services provided by Deloitte Touche Tohmatsu that are not specifically included within the scope of the audit must be pre-approved by our Board of Directors in advance of any engagement.  Pursuant to Rule 2-01 of Regulation S-X, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement.  In 2003 and 2004, none of the fees paid to Deloitte Touche Tohmatsu were approved pursuant to the de minimis exception.

ITEM 16D.          EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

          Under the listed company audit committee rules of the NYSE and the SEC, effective July 31, 2005, we must comply with Exchange Act Rule 10A-3, which requires that we either establish an audit committee composed of members of the Board of Directors that meets specified requirements or designate and empower our Conselho Fiscal to perform the role of the audit committee in reliance on the exemption set forth in Exchange Act Rule 10A-3(c)(3).  We expect to be in compliance with the exemption requirements on or before July 31, 2005.  In our assessment, our Conselho Fiscal will be able to act independently in performing the responsibilities of an audit committee under the Sarbanes-Oxley Act of 2002 and to satisfy the other requirements of Exchange Act Rule 10A-3.  For a further discussion of our Conselho Fiscal and the audit committee exemption, see “Item 6C. Board Practices—Conselho Fiscal.”

ITEM 16E.          PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

          In 2004, neither we nor any affiliated purchaser purchased or repurchased any of our equity securities.

PART III

ITEM 17.          FINANCIAL STATEMENTS

          We have responded to Item 18 in lieu of responding to this item.

ITEM 18.          FINANCIAL STATEMENTS

          Our consolidated financial statements, together with the Independent Auditors’ Report thereon, are filed as part of this annual report and are located following the signature page hereof.

ITEM 19.          EXHIBITS

Exhibit Number	Description

1.1	Bylaws of Embraer (English translation).

2.1	Shareholders’ Agreement dated July 24, 1997, as amended, together with an English translation, incorporated herein by reference to Exhibit 9.1 to Embraer’s Registration Statement No. 333-12220.

2.2

Form of Deposit Agreement among Embraer, Morgan Guaranty Trust Company of New York, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the Form of American Depositary Receipts, incorporated herein by reference to Exhibit 4.1 to Embraer’s Registration Statement No. 333-12220.

2.3

The registrant hereby agrees to furnish to the Commission, upon request, copies of certain instruments defining the rights of holders of long-term debt of the kind described in Item 2(b)(i) of the Instructions as to Exhibits in Form 20-F.

4.1*	Shareholders’ Agreement executed by Embraer and Liebherr International AG on May 22, 2000, incorporated herein by reference from Exhibit 10.5 to Embraer’s Registration Statement No. 333-12220.

4.2

Lease Agreement, as amended, between the Paris Airport and Embraer, dated as of January 1, 1999, together with an English translation, incorporated herein by reference from Exhibit 10.6 to Embraer’s Registration Statement No. 333-12220.

4.3

Lease Agreement, as amended, between Howard County and Embraer Aircraft Corporation, dated as of April 21, 1998, incorporated herein by reference from Exhibit 10.6 to Embraer’s Registration Statement No. 333-12220.

8.1	List of Embraer’s subsidiaries.

11.1	Code of Ethics and Conduct, incorporated herein by reference from Exhibit 11.1 to Embraer’s Annual Report on Form 20-F for the fiscal year ended December 31, 2003.

12.1	Rule 13a-14(a)/15d-14(a) Certification of Chief Executive Officer.

12.2	Rule 13a-14(a)/15d-14(a) Certification of Chief Financial Officer.

13.1	Section 1350 Certification of Chief Executive Officer.

13.2	Section 1350 Certification of Chief Financial Officer.

23.1	Consent of Deloitte Touche Tohmatsu.

*	Embraer has been granted confidential treatment for portions of this Exhibit. Accordingly, portions thereof have been omitted and were filed separately with the Commission.

SIGNATURES

          The Registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

Date: June 30, 2005	By:	/s/ MAURICIO NOVIS BOTELHO

	Name:	Maurício Novis Botelho
	Title:	President and Chief Executive Officer

Date: June 30, 2005	By:	/s/ ANTONIO LUIZ PIZARRO MANSO

	Name:	Antonio Luiz Pizarro Manso
	Title:	Executive Vice-President Corporate and Chief Financial Officer

A-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Management of
EMBRAER - Empresa Brasileira de Aeronáutica S.A.
São Paulo – SP

 1. We have audited the accompanying consolidated balance sheets of EMBRAER - Empresa Brasileira de Aeronáutica S.A. (a Brazilian Corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity  and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

2. We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

3. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of EMBRAER - Empresa Brasileira de Aeronáutica S.A. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with generally accepted accounting principles in the United States of America.

Deloitte Touche Tohmatsu Auditores Independentes
São Paulo, Brazil

May 25, 2005

A-F-2

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003
(In thousands of U.S. dollars – US$)

ASSETS	Notes	2003	2004

CURRENT ASSETS
Cash and cash equivalents	5	1,265,820	1,207,288
Temporary cash investments	6	4,320	153,488
Trade accounts receivable, net	7	356,401	566,127
Collateralized accounts receivable	9	102,110	70,599
Inventories	10	1,158,060	1,408,608
Deferred income taxes	27	115,395	104,417
Other assets	11	344,760	364,982

Total current assets		3,346,866	3,875,509

LONG TERM ASSETS
Trade accounts receivable	7	—	119,678
Customer and commercial financing	8	155,003	319,587
Collateralized accounts receivable	9	1,648,849	769,441
Inventories	10	14,770	19,674
Property, plant and equipment, net	13	402,663	381,265
Investments	12	36,814	48,267
Deferred income taxes	27	207,659	262,403
Other assets	11	267,911	286,575

Total long-term assets		2,733,669	2,206,890

TOTAL ASSETS		6,080,535	6,082,399

The accompanying notes are an integral part of these consolidated financial statements.

A-F-3

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2004 AND 2003
(In thousands of U.S. dollars – US$)

LIABILITIES AND SHAREHOLDERS’ EQUITY	Notes	2003	2004

CURRENT LIABILITIES
Loans and financing	19	517,014	513,281
Non-recourse and recourse debt	9	360,645	351,405
Capital lease obligation	20	5,283	2,437
Trade accounts payable		404,065	556,492
Advances from customers	16	448,648	375,548
Other payables and accrued liabilities	15	336,185	310,269
Taxes and payroll charges payable	17	21,632	34,355
Contingencies	18	301,906	89,589
Deferred income taxes	27	12,532	14,997
Accrued taxes on income		1,724	12,769
Accrued dividends		36,561	54,959

Total current liabilities		2,446,195	2,316,101

LONG-TERM LIABILITIES
Loans and financing	19	526,728	825,448
Non-recourse and recourse debt	9	1,390,314	654,291
Capital lease obligations	20	2,772	1,464
Advances from customers	16	110,539	103,615
Contribution from suppliers	14	234,958	140,037
Taxes and payroll charges payable	17	14,321	14,148
Other payables and accrued liabilities	15	34,406	108,071
Deferred income taxes	27	112,005	157,817
Contingencies	18	26,461	386,096

Total long-term liabilities		2,452,504	2,390,987

MINORITY INTEREST		12,611	21,443

SHAREHOLDERS’ EQUITY	23
Statutory capital-
Preferred (without par value, 1,000,000,000 shares authorized; 475,797,420 shares issued and outstanding at December 31, 2004; 2003 – 473,501,135 shares)		688,039	756,138
Common (without par value, 500,000,000 shares authorized; 242,544,447 shares issued and outstanding at December 31, 2003 and 2004)		207,014	240,201
Special common share (R$1 par value, 1 share authorized, issued and outstanding at December 31, 2003 and 2004)		—	—
Additional paid-up capital		8,353	8,353
Legal reserve		87,368	111,443
Retained earnings		180,741	234,849
Accumulated other comprehensive income (loss)		(2,290)	2,884

Total shareholders’ equity		1,169,225	1,353,868

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		6,080,535	6,082,399

The accompanying notes are an integral part of these consolidated financial statements.

A-F-4

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of U.S. dollars – US$, except earnings per share )

	Notes	2002	2003	2004

GROSS SALES
Foreign market		2,493,313	2,052,828	3,170,832
Domestic market		58,342	105,825	282,287
Sales deductions		(25,855)	(15,193)	(12,586)

NET SALES		2,525,800	2,143,460	3,440,533
Cost of sales and services		(1,531,720)	(1,335,032)	(2,267,330)

GROSS PROFIT		994,080	808,428	1,173,203

OPERATING INCOME (EXPENSES)
Selling expenses		(211,015)	(206,246)	(342,883)
Research and development		(158,499)	(173,216)	(44,506)
General and administrative expenses		(109,673)	(114,743)	(139,357)
Employee profit sharing		(25,222)	(20,399)	(61,199)
Other operating expenses, net	28	(20,109)	(29,009)	(41,272)

INCOME FROM OPERATIONS		469,562	264,815	543,986

Interest income (expenses), net	21	80,456	(140,755)	(38,000)
Exchange loss, net	29	(135,647)	(16,500)	(12,218)
Other non-operating income (expenses), net		(1,394)	711	(117)

INCOME BEFORE INCOME TAXES		412,977	108,271	493,651
Income tax benefit (expenses)	27	(188,502)	27,990	(112,139)

INCOME BEFORE MINORITY INTEREST		224,475	136,261	381,512
Minority interest		(1,883)	(217)	(1,306)

NET INCOME		222,592	136,044	380,206
OTHER COMPREHENSIVE INCOME
Cumulative translation adjustment		(7,263)	6,546	5,174

COMPREHENSIVE INCOME		215,329	142,590	385,380

EARNINGS PER SHARE	25
Basic-
Common		0.2998	0.1788	0.4970
Preferred		0.3298	0.1967	0.5467
Diluted-
Common		0.2976	0.1779	0.4940
Preferred		0.3274	0.1957	0.5434
WEIGHTED AVERAGE SHARES (in thousands)
Basic-
Common		242,544	242,544	242,544
Preferred		454,414	471,228	474,994
Diluted-
Common		242,544	242,544	242,544
Preferred		459,415	474,840	479,217

The accompanying notes are an integral part of these consolidated financial statements.

A-F-5

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of U.S. dollars – US$)

	2002	2003	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	222,592	136,044	380,206
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,602	58,877	59,685
Allowance for doubtful accounts	1,436	4,531	908
Provision for inventory obsolescence	22,061	(18,042)	32,085
Loss on property, plant and equipment disposals	1,119	1,113	178
Deferred income taxes	21,054	(35,676)	4,511
Accrued interest in excess of interest paid (paid in excess of accrued)	(9,684)	15,504	(30,276)
Equity in unconsolidated subsidiary	(388)	(51)	—
Minority interest	1,883	217	1,306
Exchange loss, net	135,647	16,500	12,218
Other	(7,245)	10,624	(3,508)
Changes in assets and liabilities:
Trade accounts receivable and customer & commercial financing, net	(193,837)	300,836	(266,652)
Inventories	138,890	(234,434)	(348,770)
Other assets	(153,573)	(246,336)	(16,355)
Trade accounts payable	57,522	35,737	136,554
Other payables and accrued liabilities	111,192	54,221	45,791
Accrued taxes on income	5,047	(47,857)	10,497
Contribution from suppliers	91,830	(487)	(94,921)
Advances from customers	13,024	54,304	(80,024)
Taxes and payroll charges payable	62,306	117,703	12,549
Contingencies	(825)	16,306	147,319

Net cash provided by operating activities	575,653	239,634	3,301

CASH FLOWS FROM INVESTING ACTIVITIES
Temporary cash investments held for trading	—	—	(158,677)
Sales of property, plant and equipment	790	2,395	163
Business acquisitions	(13,178)	—	—
Escrow deposits for pending business acquisition	—	—	(15,417)
Additions to property, plant and equipment	(111,030)	(64,765)	(50,075)
Additions to investments, net	19,202	(10,297)	6,225

Net cash used in investing activities	(104,216)	(72,667)	(217,781)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of loans	(1,071,452)	(427,246)	(1,295,315)
Proceeds from borrowings	862,036	902,955	1,587,504
Dividends and/or interest on capital paid	(134,421)	(67,483)	(185,537)
Proceeds from issuance of shares	1,194	3,960	3,250
Payments of capital lease obligations	(9,792)	(8,395)	(4,682)

Net cash provided by (used in) financing activities	(352,435)	403,791	105,220

Effect of exchange rate changes on cash and cash equivalents	(211,482)	38,240	50,728

Net increase (decrease) in cash and cash equivalents	(92,480)	608,998	(58,532)

Cash and cash equivalents, at beginning of year	749,302	656,822	1,265,820

Cash and cash equivalents, at end of year	656,822	1,265,820	1,207,288

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Income taxes	79,860	52,821	11,032
Interest	32,396	29,920	53,488
Non-cash financing and investing transactions:
Assets acquired as capital lease	6,010	3,606	427

The accompanying notes are an integral part of these consolidated financial statements.

A-F-6

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of U.S. dollars – US$)

	Capital				Additional paid-up capital Stock option	Legal reserve	Retained earnings (restricted)	Accumulated other comprehensive (loss) income	Total

	Common		Preferred

	Shares	Amount	Shares	Amount

BALANCE AS OF DECEMBER 31, 2001	242,544,448	50,263	468,168,594	380,317	8,353	59,162	523,834	(1,573)	1,020,356
Capital increase	—	—	2,261,313	1,194	—	—	—	—	1,194
Capitalization of reserves	—	156,751	—	302,567	—	—	(459,318)	—	—
Net income	—	—	—	—	—	—	222,592	—	222,592
Legal reserve	—	—	—	—	—	17,010	(17,010)	—	—
Dividends / Interest on equity	—	—	—	—	—	—	(146,713)	—	(146,713)
Expired dividends	—	—	—	—	—	—	14	—	14
Currency translation adjustment	—	—	—	—	—	—	—	(7,263)	(7,263)

BALANCE AS OF DECEMBER 31, 2002	242,544,448	207,014	470,429,907	684,078	8,353	76,172	123,399	(8,836)	1,090,180

Capital increase	—	—	3,071,228	3,961	—	—	—	—	3,961
Net income	—	—	—	—	—	—	136,044	—	136,044
Legal reserve	—	—	—	—	—	11,196	(11,196)	—	—
Dividends / Interest on equity	—	—	—	—	—	—	(67,517)	—	(67,517)
Expired dividends	—	—	—	—	—	—	11	—	11
Currency translation adjustment	—	—	—	—	—	—	—	6,546	6,546

BALANCE AS OF DECEMBER 31, 2003	242,544,448	207,014	473,501,135	688,039	8,353	87,368	180,741	(2,290)	1,169,225

Capital increase	—	—	2,296,285	3,250	—	—	—	—	3,250
Capitalization of reserves	—	33,187	—	64,849	—	—	(98,036)	—	—
Net income	—	—	—	—	—	—	380,206	—	380,206
Legal reserve	—	—	—	—	—	24,075	(24,075)	—	—
Dividends / Interest on equity	—	—	—	—	—	—	(203,998)	—	(203,998)
Expired dividends	—	—	—	—	—	—	11	—	11
Currency translation adjustment	—	—	—	—	—	—	—	5,174	5,174

BALANCE AS OF DECEMBER 31, 2004	242,544,448	240,201	475,797,420	756,138	8,353	111,443	234,849	2,884	1,353,868

The accompanying notes are an integral part of these consolidated financial statements

A-F-7

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

1.	THE COMPANY AND ITS OPERATIONS

Embraer - Empresa Brasileira de Aeronáutica S.A. (the “Company”) is a publicly-held company incorporated under the laws of the Federative Republic of Brazil. Originally formed in 1969 by the Brazilian government, the Company was privatized in 1994.

The Company has grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a public company that produces aircraft for commercial, business jet and defense purposes. Through its evolution, the Company has obtained, developed and enhanced its engineering and technological capabilities through its own development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects. The Company has applied these capabilities that it gained from its defense business to develop its commercial aircraft business.

The Company has wholly-owned consolidated subsidiaries and/or commercial representative offices located in Brazil, the United States, France, Spain, the United Kingdom, China, Singapore and Australia, mainly engaged in sales marketing and post sales/maintenance services.

In December 2004, a consortium formed by the Company and the European Aeronautic Defense and Space Company (“EADS”) was declared the winner in the privatization of Ogma – Indústria Aeronáutica de Portugal S.A. (“OGMA”). For this purpose, Embraer and EADS formed a holding company, AIRHOLDING, SGPS, S.A., controlled by Embraer, owning 99%, and EADS owning 1%. In the future, EADS has the option to increase its interest in this company up to 30%. Conclusion of this acquisition was subject to final approval from the relevant European antitrust authorities, which occurred in March 2005. Therefore, the entity was not consolidated with the Company as of December 31, 2004. The stake to be acquired through AIRHOLDING SGPS, S.A., represents 65% of OGMA´s total capital and the total consideration amounted to € 11.4 million, equivalent to $15,417, which was deposited in an escrow account (Note 12) as of December 31, 2004. In addition, the € 11.4 million may be adjusted in a form of cash compensation, and is subject to certain of  OGMA´s debt and working capital levels limited up to 12% of the amount deposited in the escrow account.

In March 2002, the Company concluded the acquisition of a business located in Nashville, Tennessee, U.S.A., which is mainly engaged in providing aircraft maintenance services. This transaction was accounted for as a business acquisition; total consideration paid amounted to $13,178, which was fully allocated into the assets and liabilities acquired, without recognition of goodwill.

2.	PRESENTATION AND CONSOLIDATION OF FINANCIAL STATEMENTS

(i)

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), which differ in certain respects from accounting principles applied by the Company in its financial statements prepared in accordance with Brazilian accounting practices (“BR GAAP”).

A-F-8

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

(ii)

The consolidated financial statements include the accounts of (i) the Company and all majority-owned subsidiaries in which the Company directly or indirectly has either a majority of the equity of the subsidiary or otherwise has management control and (ii) the special purpose entities – SPEs for which the Company was considered to be the primary beneficiary according to FIN 46-R – “Consolidation of Variable Interest Entities”. All intercompany accounts and transactions arising from consolidated entities have been eliminated.

(iii)

A substantial portion of the Company’s sales is destined for export and a substantial level of financing is denominated in U.S. dollars (US$). The Company presents its financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52 - “Foreign Currency Translation”. The Company’s Board of Directors  and management have historically considered the U.S. dollar as its functional currency as the U.S. dollar has been, and remains in their opinion, the currency in which the Company principally operates. Accordingly, the Company’s management has concluded that the functional currency is currently the U.S. dollar.

	(iv)	For US GAAP purposes, the Company has elected the U.S. dollar as its reporting currency, as it believes such presentation is more meaningful to readers.

(v)

For subsidiaries for which the particular functional currency is other than the U.S. dollar, asset and liability accounts are translated into the Company’s reporting currency using exchange rates in effect at the date of the balance sheet and income and expense items are translated using weighted average exchange rates. Resulting translation adjustments are reported in a separate component of shareholders’ equity, as a cumulative translation adjustment - CTA.

	(vi)	The Company has reclassified certain prior year amounts to conform to this year’s presentation.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	a)	Cash and cash equivalents

Cash and cash equivalents consist of cash on hand in banks and highly liquid investments, such as certificates of deposit, time deposits, treasury notes and other money market investments.

	b)	Temporary cash investments

As part of its analysis of variable interest entities under FIN 46-R, the Company concluded that the private investment funds used by the Company to invest in underlying investments include certain debt securities that should be included in temporary cash investments. All other underlying investments are classified as cash equivalents.

A-F-9

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

c)	Allowance for doubtful accounts

The allowance for doubtful accounts is recorded based on an analysis of accounts receivable in an amount considered sufficient to cover probable losses on uncollectible accounts receivable.

d)	Inventories

Inventories are stated at the lower of average production or acquisition cost or market value. Inventories of work in process and finished goods are reduced, when applicable, to net realizable value after deduction for costs, taxes and selling expenses. An allowance is established for potential losses when items are determined to be obsolete or are held in quantities that are in excess of projected usage based on management’s estimate of net realizable values.

Exchange Pool inventories are segregated and placed into the Exchange Pool for exclusive use by customers who participate in the program. Costs to refurbish parts are expensed as incurred. The Exchange Pool inventory is depreciated using the straight-line method over an estimated useful life of 7 to 10 years and an estimated residual value of 20% to 50%, which the Company believes approximates the usage and change in value of the Exchange Pool each year. The Exchange Pool inventory is classified as long-term in the consolidated balance sheets.

e)	Customer and commercial financing

Customer and commercial financing consists of notes receivable originated from financed aircraft sales, and used aircraft assets either under operating leases or available for lease and/or sale.

Notes receivable are stated at cost plus accrued interest and reduced by valuation allowances, when necessary, which are determined by the Company considering the customer credit rating and related collateral attached to the respective notes receivable, if any.

Aircraft under operating leases are recorded at cost, net of accumulated depreciation, which is calculated from the beginning of the lease term using the straight-line method over the estimated useful life and considering a residual value at the end of the lease term. Income from operating leases is recognized ratably over the lease term and recorded as net sales in other related businesses.

The Company reviews aircraft under operating leases for impairment when events or circumstances indicate that the carrying amount of these assets may not be recoverable. An asset under operating lease is considered impaired when the expected undiscounted cash flow over the remaining useful life is less than the book value. Various assumptions are used when determining the expected undiscounted cash flow. These assumptions include lease rates, lease terms, periods in which the asset may be held in preparation for a follow-on lease, maintenance costs, remarketing costs and the expected life of the asset. The determination of expected lease rates is generally based on outside publications and observing similar aircraft in the secondary market. The Company uses historical information and current economic trends to determine the remaining assumptions. When impairment is indicated for an asset, the amount of impairment loss is the excess of carrying value over fair value.

A-F-10

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Used aircraft available for lease are stated at their acquisition cost. The Company performs a comparison between the individual aircraft cost and its estimated market value, based on appraisal estimates for each aircraft, recording any deficiencies as other operating expenses.

f)	Property, plant and equipment

Property, plant and equipment are stated at cost including applicable construction-period interest. Materials allocated to specific projects are added to construction in progress and, in accordance with the provisions of SFAS No. 34, “Capitalization of Interest Costs”, interest incurred on borrowings is capitalized to the extent that borrowings do not exceed construction in progress. The credit is a reduction of interest expense. Interest costs capitalized in 2002, 2003 and 2004 were immaterial.

Assets acquired through capital lease arrangements are capitalized and depreciated over the expected useful lives of the assets, in accordance with SFAS No. 13 – “Accounting for Leases”.

The costs incurred for the development of computer software for internal use are capitalized in accordance with Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets as described in Note 13. Improvements to existing property that significantly extend the useful life or the utility of the asset are capitalized, while maintenance and repair costs are charged to expense as incurred.

As of January 1, 2002, the Company adopted SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Long-lived assets deemed held for sale are stated at the lower of cost or fair value. Long-lived assets held for use are subject to an impairment assessment if the carrying value is no longer recoverable based upon the undiscounted future cash flows of the asset. The amount of the impairment is the difference between the carrying amount and the fair value of the asset. No impairment on fixed assets was recorded in 2002, 2003 or 2004.

g)	Marketing and advertising expenses

The Company expenses the costs of marketing and advertising as incurred and such expenses amounted to $9,540, $6,577 and $7,350 for 2002, 2003 and 2004, respectively. These amounts are reported in the consolidated statements of income and comprehensive income as selling expenses.

A-F-11

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

h)	Investments

The Company uses the equity method of accounting for its long-term investments for which it owns more than 20% but less than 50% of the investee’s voting stock and has the ability to exercise significant influence over the operating and financial policies of the investee. The equity method requires periodic adjustments to the investment account to recognize the Company’s proportionate share in the investee’s results, reduced by receipt of investee dividends.

Certain investments are accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Investments in marketable securities classified as held-to-maturity are those securities which the Company has the ability and intent to hold until maturity and are reported at amortized cost. Other Investments are mainly trading debt securities that are marked to market with the effects of change in fair value recorded on the income statements. Declines in the fair value of held-to-maturity securities below their cost that are deemed to be other-than-temporary are reflected on the income statements. The Company’s held-to-maturity securities represent investments in Brazilian government securities (“NTNs”) and the Company has not experienced, nor does it expect to have, any other-than-temporary impairment on such securities.

i)	Product warranties

Warranty expense related to aircraft and parts is recognized as a selling expense at the time of sale based on estimated amounts of warranty costs anticipated to be incurred, typically expressed as a percentage of revenue. These estimates are based on factors that include, among other things, historical warranty claims and cost experience, warranty coverage available from suppliers, type and duration of warranty coverage, and the volume and mix of aircraft sold and in service. The warranty period typically ranges from two years for spare parts up to five years for aircraft components.

Provision for warranties is included in “other payable and accrued liabilities” (Note 15).

j)	Contingencies

Losses for contingencies related to labor, tax, civil and commercial litigation are recorded when they are determined to be probable and can be reasonably estimated. These estimates are based on legal advice and management’s estimate as to the likely outcome of the outstanding matters and the estimated amount of loss at the balance sheet date.

A-F-12

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

In November 2002, the FASB issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others”, which clarifies the requirements of SFAS No. 5, “Accounting for Contingencies”, relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. It also requires certain guarantees that are issued or modified after December 31, 2002, including third-party guarantees, to be initially recorded on the balance sheet at fair value. For guarantees issued on or before December 31, 2002, liabilities are recorded when and if payments become probable and estimable. FIN 45 has the general effect of delaying recognition for a portion of the revenue for product sales that are accompanied by certain third-party guarantees. The financial statement recognition provisions became effective prospectively beginning January 1, 2003. During 2003 and 2004, the fair value of guarantees recorded by the Company was $12,238 and $11,865, respectively.

k)	Post-retirement benefits

The Company participates in a defined contribution pension plan that provides pension benefits for its employees. Expense is recognized as the amount of the required contribution for the period and is recorded on the accrual basis.

Certain wholly-owned subsidiaries in the United States of America sponsor defined benefit pension and medical care plans. The Company accounts for those benefits according to SFAS No. 87 - “Employers’ Accounting for Pensions” and SFAS No. 106 – “Employers’ Accounting for Post-retirement Benefits Other Than Pensions”, respectively. The net periodic cost of the Company’s defined benefit pension and other post-retirement plans is determined using the projected unit credit method and several actuarial assumptions, the most significant of which are the discount rate, the long-term rate of asset return, and medical trend (rate of growth for medical costs).

l)	Employee profit sharing plan

The Company maintains a profit sharing plan linked to dividend payments to shareholders and to action plans and specific goals, established and agreed upon yearly, that provides employees of the Company and its subsidiaries the right to share in the Company’s profits. The amounts recorded for profit sharing expense are accrued in accordance with the variable compensation policy approved by the Board of Directors in April 1996.

m)	Revenue recognition

The Company recognizes revenues from the regional and business jet segments when the aircraft is delivered to customers.

In the defense segment, operations consist principally of performing work under long-term development contracts for the Brazilian and foreign governments; the Company recognizes revenues in accordance with the percentage of completion (“POC”) method. Certain contracts contain provisions for the re-determination of price based upon future economic conditions. Anticipated losses on contracted sales in the defense aircraft segment are recognized when they become known and are recorded based on management’s estimate of such losses.

A-F-13

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

The Company maintains a pool of spare parts for exclusive use by customers (the “Exchange Pool”). Customers may withdraw for use an equivalent functioning part, as defined, from the Exchange Pool in exchange for an unserviceable part, as needed. Revenues under the Exchange Pool program are recognized monthly over the contract term and consist partly of a fixed fee and partly of a variable fee, directly related to actual flight hours of the covered aircraft. During 2002, 2003 and 2004, the Company recognized $9,604, $10,990 and $13,626, respectively, in revenue related to the Exchange Pool, which is included in net sales in the accompanying consolidated statements of income and comprehensive income (other related businesses segment).

n)	Research and development

Research and development costs are expensed when incurred and are recorded net of amounts contributed by risk-sharing suppliers. Amounts received from risk-sharing suppliers as contributions for research and development activities are classified as contribution from suppliers and recognized as revenue only when the Company has met its obligations under the provisions of the related supply agreements. Net research and development expense was $158,499, $173,216 and $44,506 for 2002, 2003 and 2004, respectively. In 2004, Embraer recognized an operating income of $108,640 in payments previously received from the Company´s risk-sharing partners related to the certification of the EMBRAER 170 and EMBRAER 175 and the fulfillment of certain contractual milestones.

o)	Stock compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related interpretations. Accordingly, the Company records an expense in an amount equal to the excess of the quoted market price over the option exercise price on the grant date.

p)	Income taxes

Income taxes in Brazil are comprised of federal income tax and social contribution tax, as recorded in the Company’s statutory accounting records. There is no state or local income tax in Brazil. The income tax statutory rates applicable for the years ended December 31, 2002, 2003 and 2004 are presented as follows:

Federal income tax rate	25%
Social contribution tax rate	9%

Combined tax rate	34%

A-F-14

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

For the purposes of these financial statements, the Company has applied SFAS No. 109, “Accounting for Income Taxes”, for all years presented. The effects of adjustments made to reflect the US GAAP requirements, as well as the differences between the tax basis and the amounts included in the BR GAAP have been recognized as temporary differences for the purpose of recording deferred income taxes, except that, in accordance with paragraph 9(f) of SFAS No. 109, deferred taxes have not been recorded for differences relating to certain assets and liabilities that are remeasured from Brazilian reais to US$ at historical exchange rates and that result from changes in exchange rates or indexing to inflation in local currency for tax purposes.

q)	Derivative financial instruments

The Company accounts for derivative financial instruments pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended. This standard requires that all derivative instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative instruments are recognized periodically in either income or shareholders’ equity (as a component of accumulated other comprehensive income), depending on their use and designation. The Company’s derivative financial instruments have not qualified for hedge accounting designation for purposes of SFAS No. 133. Changes in the fair value of these derivative financial instruments are recorded in income and are classified as a component of interest income (expenses), net in the consolidated statements of income and comprehensive income (Note 21).

r)	Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income of the Company consists of net income and the effects of foreign currency translation adjustments.

s)	Compensated absences

The liability for future compensation for employee vacations earned is fully accrued as benefits are earned.

t)	Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and adopt assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

A-F-15

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

4.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS - NOT YET ADOPTED

At its March 31, 2004 meeting, the Emerging Issues Task Force (EITF) reached final consensus on EITF Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128, Earnings per Share”. Typically, a participating security is entitled to share in a company’s earnings, often via a formula tied to dividends on the company’s common stock. The issue clarifies what is meant by the term participating security, as used in Statement 128. When an instrument is deemed to be a participating security, it has the potential to significantly reduce basic earnings per common share because the two-class method must be used to compute the instrument’s effect on earnings per share. The consensus also covers other instruments whose terms include a participation feature. The consensus also addresses the allocation of losses. If undistributed earnings must be allocated to participating securities under the two-class method, losses should also be allocated. However, EITF 03-6 limits this allocation only to situations when the security has (1) the right to participate in the earnings of the company, and (2) an objectively determinable contractual obligation to share in net losses of the company. The consensus reached in EITF 03-6 is effective for fiscal periods beginning after March 31, 2004 (effectively the second fiscal quarter for calendar year-end companies). EPS in prior periods must be retroactively adjusted in order to comply with the consensus decisions reached in EITF 03-6. The Company does not expect that this consensus will have any impact on its calculation of basic and diluted EPS.

In September 2004, the FASB issued FSP EITF Issue 03-1-1, which delayed the effective date of paragraphs 10-20 of EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. Paragraphs 10-20 of EITF Issue No. 03-1 give guidance on how to evaluate and recognize an impairment loss that is other-than-temporary. Application of these paragraphs has been deferred pending issuance of proposed FSP Issue 03-1a. Management is analyzing whether the adoption of this new EITF will have any significant impact on the Company´s financial position, results of operations or cash flows.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs - an amendment of ARB No. 43.” This Standard requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) to be recognized as current period charges. Additionally, it requires that allocation of fixed production overhead costs be allocated to inventory based on the normal capacity of the production facility. The provisions of this Standard apply prospectively and are effective for us for inventory costs incurred after January 1, 2006. While the Company believe this Standard will not have a material effect on its financial statements, the impact of adopting these new rules is dependent on events that could occur in future periods, and as such, an estimate of the impact cannot be determined until the event occurs in future periods.

A-F-16

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of  Non-monetary Assets”, an amendment of APB No. 29. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Statement specifies that a non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for non-monetary asset exchanges occurring in fiscal periods beginning after the date this Statement was issued. Retroactive application is not permitted. Management will apply this Statement in the event exchanges of non-monetary assets occur after December 31, 2005.

In December 2004, the FASB issued SFAS No.123 (revised 2004), “Share-Based Payments”, or SFAS 123R. This statement eliminated the option to apply the intrinsic value measurement provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”, to stock compensation awards issued to employees. Instead, SFAS 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS 123R will be effective for the Company´s fiscal year ending December 31, 2006. The Company has not yet quantified the effect of the future adoption of SFAS 123R on a going forward basis.

In March 2005, the FASB issued Interpretation No. 47. This interpretation clarifies that the term conditional asset retirement obligation as used in FASB Statement No.143, “Accounting for Asset Retirement Obligations”, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The Interpretation was issued in order to minimize the diverse accounting practices that have developed with respect to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event.  This Interpretation clarifies that an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation when it is incurred if the liability’s fair value can be reasonably estimated. The Interpretation is effective no later than the end of the fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises). Management has previously evaluated the application of FASB Statement No. 143 to its operations and concluded that no material effects would be expected. Management will consider this Interpretation in 2005 in the event a conditional asset retirement obligation arises.

In May 2005, the FASB issued Statement No. 154.  This statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle.  The Statement applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. Contrary to Opinion 20 that previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle, this Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change.

A-F-17

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement.  When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement carries forward without change the guidance contained in Opinion 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate.  This Statement also carries forward the guidance in Opinion 20 requiring justification of a change in accounting principle on the basis of preferability. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued.  Management will apply this statement in the event that exchanges of non-monetary assets occur in fiscal periods beginning after December 15, 2005.

A-F-18

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

5.	CASH AND CASH EQUIVALENTS

	2003	2004

Cash and bank accounts
In Brazilian reais – R$	4,096	3,392
In U.S. dollar - US$	67,016	66,459
In other currencies	3,062	9,715
Cash equivalents
Denominated in US$ (i)	302,115	653,282
Denominated in R$ (ii)	889,341	473,798
Denominated in other currencies	190	642

	1,265,820	1,207,288

	(i)	Represents time deposits and overnight funds deposited overseas by consolidated subsidiaries; the average annualized interest rate for the year ended December 31, 2004 was 1.85% (2003 - 1.09%).

(ii)

Mainly represented by money market funds at several financial institutions, primarily comprised of debt instruments classified as trading under SFAS 115. These funds are exclusively for the benefit of the Company and managed by third parties who charge a monthly commission fee. The funds are comprised of investments that have daily liquidity, and are marked-to-market on a daily basis with changes in fair value reflected in results of operations. The target returns are specified with each financial institution based on a percentage of the CDI (The Brazil Interbank Deposit Rate). In 2004, the weighted average annualized interest income rate was 14.41% (2003 - 24.29%) compared to 16.17% of the CDI in the same period (2003 - 23.25%).

6.	TEMPORARY CASH INVESTMENTS

	At December 31,

	2003	2004

Temporary cash investments (i)	—	153,488
Debentures	4,320	—

	4,320	153,488

At December 31, 2004 and 2003, the Company held investments in private investment funds primarily comprised of debentures issued by private companies and notes issued by the Brazilian federal government. The securities included in the portfolio of the private investment funds have daily liquidity and are marked to market on a daily basis. The Company considers these investments as securities held for trading, with changes in the fair value reflected in results of operations.

These private investment funds do not have significant financial obligations. Any financial obligations are limited to service fees to the asset management company employed to execute investment transactions, audit fees and other similar expenses. There are no consolidated assets of the Company that are collateral for these obligations and the creditors of the funds do not have recourse against the general credit of the Company.

A-F-19

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

(i)

$45,702 refers to Enhanced Equipment Trust Certificates (“EETCs”) collateralized by security in the related asset. Such certificates earn 9.75% per annum and mature in 2019. The Company has the intention to sell the EETCs in the near term and, therefore, they are marked-to-market and classified as temporary cash investments available for trading. $106,750 refers to investments in private investments funds including certain debt securities.

7.	TRADE ACCOUNTS RECEIVABLE

	2003	2004

Commercial	282,260	528,691
Defense
- Brazilian Air Force	25,287	43,216
- Other	27,535	26,792
Other related businesses	45,578	110,603

	380,660	709,302
Less allowance for doubtful accounts receivable	24,259	23,497

	356,401	685,805

Less - current portion	356,401	566,127
Long-term portion	—	119,678

Unbilled accounts receivable totaled $20,740 (2003 - $39,618) referring to revenues from long-term defense contracts recognized under the percentage of completion method.
The allowance for doubtful accounts is summarized as follows:

	2002	2003	2004

Beginning balance	23,700	24,490	24,259
Write-offs	(646)	(4,762)	(6,033)
Additions	1,436	4,531	5,271

Ending balance	24,490	24,259	23,497

A-F-20

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Major customers

In 2002, 2003 and 2004, the Company had sales to customers that individually accounted for more than 10% of the Company’s sales for the respective year. Shown below is the percentage of total net sales and accounts receivable for each customer.

	Net Sales (%)			Accounts receivable (%)

	2002	2003	2004	2003	2004

Commercial Airline
Continental/ExpressJet	37.3	32.9	12.4	—	7.6
American Eagle	17.5	17.2	19.8	—	—
Republic/Chautauqua	6.8	12.6	14.3	52.4	40.7
Trans States	—	2.4	3.7	0.7	9.7
US Airways	—	—	13.6	—	18.3

US Airways filed for bankruptcy protection in September 2004 and deliveries to that airline have been suspended since then. Prior to September, Embraer had delivered 22 EMBRAER 170 aircraft to US Airways, 15 of which had been financed by GECAS – GE Capital, and the remaining seven aircraft have been temporarily financed by the Company, with interest rates ranging from 5.11% to 7.87% per annum and final maturities in 2019. This interim sales financing has been accounted for as trade accounts receivable, $6,140 as current and the remaining $119,678 in long-term.

A-F-21

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

8.	CUSTOMER AND COMMERCIAL FINANCING

Customer and commercial financing at December 31 consisted of the following:

	2003	2004

Notes receivable (i)	12,315	15,068
Operating lease equipment, at cost, less accumulated depreciation of $11,601 and $18,967 as of December 31, (ii)	143,710	316,649

	156,025	331,717
Current portion (classified as other assets)	1,022	12,130

Long-term portion	155,003	319,587

(i) Notes receivable represent sales financing for two EMB 120, indexed to 6-month LIBOR plus 3.5% per annum, with maturities through 2013. The maturity schedule is as follows:

Year	2004

2005	2,854
2006	1,601
2007	1,601
2008	1,601
2009	1,601
Thereafter	5,810

Total	15,068

(ii) Operating lease equipment includes used turboprop and jet aircraft which are either under operating lease agreements or available for re-lease. Upon the termination of a lease transaction structured through an SPE during 2004, a Latin American operator returned 15 ERJ 145s, which resulted in a classification of $105,542 from collateralized accounts receivable to customer and commercial financing. Rental income for leased aircraft amounted to $3,774, $5,569 and $16,006 for 2002, 2003 and 2004, respectively.

Minimum future rentals on noncancelable operating leases for each of the five succeeding years are as follows:

Year	2004

2005	25,287
2006	20,920
2007	14,972
2008	14,513
2009	5,938

A-F-22

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

9.	COLLATERALIZED ACCOUNTS RECEIVABLE AND NON-RECOURSE AND RECOURSE DEBT

Some of the Company’s sales transactions are structured financing through which a SPE purchases the aircraft, pays the Company the purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer. A third-party financial institution facilitates the financing of the aircraft purchase through a SPE, and a portion of the credit risk remains with the third party. The Company may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring process.

Prior to 2004, the Company had been consolidating certain SPEs owned by third parties that lacked the minimum amount of equity capital investment (“capital at risk”) as defined in EITF Topic D-14 and EITF 90-15.  Under FIN 46-R (“Consolidation of Variable Interest Entities an interpretation of ARB 51”), an enterprise shall consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. Therefore, the Company has continued consolidating certain SPEs owned by third parties where the Company is the primary beneficiary.

Generally, the underlying lease transactions qualify as sales-type leases and, as a result, the consolidation of these SPEs results in an amount of investments in minimum lease payments receivable and residual value, gross of unearned income, of $2,284,008 and $1,348,581, and a net amount of $1,750,959 and $840,040 as of December 31, 2003 and 2004, respectively, which are being presented as collateralized accounts receivable.

Such consolidation has also resulted in an amount of non-recourse debt of $1,492,424 and $779,304 and an amount of recourse debt of $258,535 and $226,392, as of December 31, 2003 and 2004, respectively.

The Company sold collateralized accounts receivable and its respective non-recourse debt to third parties. Also, upon the termination of a lease transaction structured through an SPE during 2004, a Latin American operator returned 15 ERJ 145s, which resulted in a reclassification of $105,542 from collateralized accounts receivable to customer and commercial financing.

The components of investment in sales-type leases at December 31 were as follows:

	2003	2004

Minimum lease payments receivable	1,810,168	892,824
Estimated residual value of leased assets	473,840	455,757
Unearned income	(533,049)	(508,541)

Investments in sales-type lease	1,750,959	840,040
Less - current portion	102,110	70,599

Long-term portion	1,648,849	769,441

A-F-23

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Maturities of minimum lease payments receivable are summarized as follows:

	At December 31,

Year	2003	2004

2004	102,209	—
2005	189,133	65,114
2006	184,130	65,439
2007	164,311	72,651
2008	193,679	69,016
2009	151,270	58,457
After 2010	825,436	562,147

	1,810,168	892,824

10.	INVENTORIES

	2003	2004

Finished goods	52,754	91,180
Work-in-process (i)	495,267	628,036
Raw materials	513,746	648,578
Inventory in transit	60,867	110,198
Advances to suppliers	105,608	28,837
Exchange pool	25,818	33,922
Other	7,122	—
Allowances for obsolescence and depreciation of exchange pool inventories	(88,352)	(112,469)

	1,172,830	1,428,282
Less- Current portion	1,158,060	1,408,608

Long-term portion	14,770	19,674

(i)

Including $199,655 related to 14 pre-series aircraft ($111,215 in 2003 - 10 aircraft) of the EMBRAER 170/190 family and one Legacy, which were in construction or in use under the certification campaign.

The allowance for obsolescence is summarized as follows:

A-F-24

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

	2002	2003	2004

Allowance:
Beginning balance	101,004	107,269	88,352
Additions, net of reversals	22,061	2,856	32,085
Write-off	(15,796)	(21,773)	(7,968)

Ending balance	107,269	88,352	112,469

11.	OTHER ASSETS

	At December 31,

	2003	2004

Guarantee deposits (i)	473,962	479,839
Restricted cash from consolidated sales type leases	—	10,238
Credits with suppliers (ii)	11,156	11,491
Prepaid expenses (iii)	11,337	12,909
Recoverable taxes	16,987	35,223
Advances to employees	6,460	6,428
Export credit insurance	22,578	—
Compulsory loans, guarantee and other deposits	4,261	10,796
Current portion of customer and commercial financing	1,022	12,130
Commission advances	4,520	2,853
Escrow deposits	13,079	17,166
Insurance premium paid	21,781	18,204
Unrealized gains on derivatives (Note 33)	2,629	6,272
Other	22,899	28,008

	612,671	651,557
Less- Current portion	344,760	364,982

Long-term portion	267,911	286,575

(i)	Guarantee deposits are mainly represented by:

(a)

$231,051 refers to amounts deposited in escrow accounts as collateral for financing and residual value guarantees of certain aircraft sold (see note 34) (2003 - $192,765). If the guarantor of the debt (an unrelated third party) is required to pay the creditors of such financing arrangement or the residual value guarantee, the guarantor has the right to withdraw from the escrow account. The deposited amounts will be released when the financing contracts mature (from 2013 to 2021) if no default by the buyers of the aircraft occurs or the aircraft market price is above the residual value guarantee. The interest earned on the escrow funds is added to the balance in escrow and is recorded as interest income by the Company. In order to earn a better interest rate on such guarantee deposits, in 2004, the Company structured a $42,200 note with the depositary bank which generated interest in the amount of $731 in 2004, which was added to the principal amount and recognized in the consolidated statements of income and comprehensive income.

A-F-25

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

This yield enhancement was obtained through a credit default swap (CDS) transaction which provides to the note holder the right of early redemption of the note in case of a credit event by the Company. Upon such credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss of all interest accrued on such note to date.

		(b)	$226,174 (2003 -$258,451) relates to amounts deposited with a third party financial institution as a pledge under a specific sales financing structure.

	(ii)	Credits with suppliers represent price discounts, rebates and free aircraft parts to be received from suppliers in connection with purchases made.

(iii)

Prepaid expenses represent credits for parts and the training of pilots, mechanics and flight attendants granted to customers in connection with the sale of aircraft. Such credits are stated in the sales contract in terms of number of aircraft sold and are included in the overall sales price of the aircraft. The actual delivery of such parts and services may be different from that of the aircraft. The amounts reflect the cost of such concessions provided in advance of the aircraft delivery. These amounts will be recognized as selling expense over the related period of the sales contract as aircraft deliveries are made with the corresponding revenue.

12.	INVESTMENTS

	At December 31,

	2003	2004

Debentures	6,363	11,990
(-) Allowance for losses on debentures (i)	—	(11,990)
Held-to-maturity securities - NTNs (ii)	25,655	28,054
OGMA (iii)	—	15,417
Investment accounted for under the equity method Expressprop LLC (iv)	4,796	4,796

	36,814	48,267

(i)	Refers to allowance that was made for losses on debentures and the amount was charged to financial expenses.

(ii)

Refers to receivables, represented by National Treasury Notes, acquired by the Company from customers, related to the equalization of interest rates to be paid by the Export Financing Program - PROEX between the 11th and 15th year after the sale of the related aircraft, recorded at its present value. The interest earned is added to the balance and recorded as interest income, as the Company has the intent to hold these securities until maturity.

A-F-26

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

(iii)

Investment in OGMA was made in December 2004 but the Company did not obtain effective control until March 2005, when legal authorities approved the acquisition (See Note 1). The invested amount, as well as OGMA’s shares subject to the acquisition, were deposited in an escrow account with a third party. The transaction will be accounted for as a business combination according to SFAS 141 in 2005.

(iv)

Embraer owns 25% of the Expressprop LLC capital stock. This affiliate provides support for the sale of used EMB 120 Brasília aircraft. The Company’s investment is accounted for under the equity method. The net income of this affiliate was $1,552, $204 and $0 for 2002, 2003, and 2004, respectively.

13.	PROPERTY, PLANT AND EQUIPMENT, NET

	Estimated useful life (years)	2003			2004

		Cost	Accumulated depreciation	Net	Cost	Accumulated depreciation	Net

Land	—	2,499	—	2,499	2,504	—	2,504
Buildings and land improvements	10 to 48	173,428	50,535	122,893	183,303	56,526	126,777
Installations	10 to 31	80,235	52,412	27,823	84,905	58,403	26,502
Machinery and equipment	5 to 17	166,827	112,128	54,699	182,109	124,012	58,097
Tooling	10	112,905	32,214	80,691	121,542	38,770	82,772
Furniture and fixtures	5 to 10	17,967	10,605	7,362	20,108	12,285	7,823
Vehicles	5 to 14	4,645	3,291	1,354	5,050	3,656	1,394
Aircraft (*)	5 to 20	39,597	11,806	27,791	28,951	17,297	11,654
Computers and peripherals	5	83,987	57,885	26,102	87,382	69,829	17,553
Software	5	62,579	28,610	33,969	60,898	36,222	24,676
Others	5	6,545	1,259	5,286	11,473	1,999	9,474
Construction in progress	—	12,194	—	12,194	12,039	—	12,039

		763,408	360,745	402,663	800,264	418,999	381,265

           (*) These aircraft are used for external demonstration and for internal use purposes.

14.	CONTRIBUTION FROM SUPPLIERS

The Company has agreements with certain key suppliers for the participation in research and development activities. Certain supply agreements require that such suppliers provide cash contributions to the Company as compensation for their participation as suppliers in such programs. As part of the related supply agreements, these contributions are subject to the Company meeting certain performance milestones, including successful certification of the aircraft, first delivery and minimum number of aircraft deliveries. The Company records such contributions as a liability when received and as income when contractual milestones are achieved.

A-F-27

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

15.	OTHER PAYABLES AND ACCRUED LIABILITIES

	2003	2004

Due to Brazilian Air Force (i)	2,028	2,109
Product warranties (ii)	79,724	76,088
Product improvement liabilities (ii)	42,971	38,392
Commercial incentives (iii)	4,064	12,815
Customer credits (iii)	13,095	6,596
Technical assistance and training (iii)	16,169	27,044
Accrued payroll and related charges	39,009	55,903
Accrued employee profit sharing	12,458	32,248
Post-retirement benefits (Note 22)	2,507	2,608
Unrealized losses on derivatives	52,488	19,362
Reserve for losses under contractual obligations	1,514	103
Insurance	5,283	5,591
Provision related to financial guarantees (Note 34)	67,466	24,103
Deferred income (iv)	—	61,867
Accounts payable (v)	17,710	15,343
Trade accounts payable (long-term)	—	3,450
Other	14,105	34,718

	370,591	418,340
Less-Current portion	336,185	310,269

Long-term portion	34,406	108,071

(i)	Amounts payable to the Brazilian Air Force represent materials related to the delivery of AM-X aircraft.

(ii)	Represent accruals for product liability programs including warranty and contractual obligations to implement improvements in aircraft sold to meet contractual performance indices.

(iii)	Amounts represent accruals for customer sales concessions and allowances including spare parts, commercial rebates and services related to technical assistance and training of mechanics and crews.

(iv)	Refers to certain aircraft sales that, due to contractual contingent obligations, are accounted for as operating leases.

(v)	Mainly represents expenses incurred in December for which the payments will be paid in the following period.

A-F-28

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

16.	ADVANCES FROM CUSTOMERS

	At December 31,

	2003	2004

Denominated in:
US$	543,402	465,129
Brazilian reais	15,785	14,034

	559,187	479,163
Less-Current portion	448,648	375,548

Long-term portion	110,539	103,615

The foreign currency advances denominated in Brazilian reais are presented in US$ in the above table at the exchange rates prevailing at the respective balance sheet dates. The allocation between current and long-term portions is based on the contractual terms for delivery of the related aircraft.

17.	TAXES AND PAYROLL CHARGES PAYABLE

	At December 31,

	2003	2004

Refinanced INSS (social security contribution on payroll)	16,288	16,099
Current taxes (other than on income)	14,802	27,918
Other	4,863	4,486

	35,953	48,503
Less-Current portion	21,632	34,355

Long-term portion	14,321	14,148

18.	CONTINGENCIES

Based on a case by case analysis of each issue and consultation with its outside legal counsel, the Company has recognized provisions for probable losses for its legal proceedings involving tax, labor and civil matters, as shown below:

A-F-29

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

	At December 31,

	2003	2004

Labor contingencies (i)	13,209	15,738
Tax contingencies (ii)	313,783	458,047
Civil	1,375	1,900

	328,367	475,685
Less-Current portion	301,906	89,589

Long-term portion	26,461	386,096

(i)

The labor lawsuits relate to claims brought by unions on behalf of employees or by individuals, in which former employees are individually claiming overtime, productivity premiums, reinstatement, allowances, and retroactive salary increases and adjustments.

A lawsuit claiming a retroactive salary increase was brought by the labor union in June 1991 in the name of all employees of the Company until November 1990. The objective of the claim is to make the salary increase granted by the Company in January and February 1991 retroactive to November and December 1990, through an agreement with the employees’ union. As of December 31, 2004, approximately 97% of current and former employees have agreed to settlements. Another claim relates to monetary restatements of “Plano Collor” and “Plano Verão”(Brazilian economic plans) of the FGTS (severance pay fund) penalty paid by the Company for employees dismissed between December 1988 and April 1990.

(ii)

The Company is challenging in court the merit and constitutionality of several taxes and has obtained writs of mandamus or injunctions to avoid payments of such taxes. While awaiting a final decision on each of those cases, the Company is recognizing as expense the total amount of the obligation and accruing interest calculated at the SELIC (Central Bank overnight rate) on those liabilities, as it would be required to do if the Company is unsuccessful in these lawsuits. Considering the actual stage of the lawsuits, the Company and its tax consultants and legal counsel reassessed the timeframe of each lawsuit, classifying part of such liabilities in long-term. SELIC represented a nominal variation of 16.25% in 2004 (2003 - 23.22%). The principal taxes under discussion in court are as follows:

•

The Company is contesting in court certain changes in the rates and rules for the calculation of the PIS (tax on revenue) and COFINS (tax on revenue), determined by Law 9718/98 from January 1, 1999. The Company obtained a preliminary injunction suspending the payment of the related taxes and has accrued since then the total amount of $129,622 (2003 - $114,916).

•

The Company is required to pay the government a tax called SAT (Workers Compensation Insurance) at a rate of 3% of wages. In December 1998, the Company obtained a preliminary injunction to reduce the tax rate from 3% to 1%, and the difference has been accrued in the amount of $26,670 (2003 - $17,628).

A-F-30

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

•

In April 1999, the Company obtained a writ of mandamus to offset tax payments (INSS - social security contribution), which were made in August, September and October 1989, against future payments due to a rate increase from 10% to 20%, which was considered unconstitutional. The amount of $59,014 (2003 - $40,386) was accrued as of December 31, 2004.

•

Income and social contribution taxes - The Company is claiming the  right to offset income and social contribution taxes against IPI (federal VAT) credits on the acquisition of non-taxable or zero-rate raw materials. The amount of such taxes accrued as of December 31, 2004 is $114,404 (2003 - $64,838).

•

The Company is challenging the payment of social contribution tax on export sales and in 2003 obtained a favorable court decision. While awaiting a final and definitive decision from higher Brazilian courts, the Company is accruing the total contingency, amounting to $102,800 as of December 31, 2004 (2003 - $55,388).

A-F-31

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

19.     LOANS AND FINANCING
          Summary

Description	Final Maturity	Currency	Annual interest rate -%	2003	2004

Foreign Currency
Materials acquisition	2009	U.S. dollar	4.12 to 7.50;
			LIBOR plus 2.00 to 5.50	273,571	372,418
	2006	Japanese yen	JIBOR plus 1.05	134,114	72,513
Export financing	2005	U.S. dollar	LIBOR plus 1.50	10,209	—
Advances on foreign exchange contracts	2005	U.S. dollar	2.50 to 4.95	180,264	48,035
Project development	2008	U.S. dollar	LIBOR + 3.00; BNDES basket of currencies plus 3.00	8,158	4,165
Working capital	2005	Euro	2.00 to 6.00	8,571	6,094
	2010	U.S. dollar	3.12 to 11.93;
			LIBOR plus 2.15 to 2.97	365,794	496,277
Property and equipment additions	2005	U.S. dollar	10.15	40,086	2,485

Subtotal				1,020,767	1,001,987

Local Currency
Project development	2011		TJLP plus 1.00 to 6.00	21,199	19,545
Export financing	2005		TJLP plus 2.4	—	310,702
Working capital	2007		115% of the CDI	—	5,085
Property and equipment additions	2008		TJLP plus 3.00 to 3.90	1,776	1,410

Subtotal				22,975	336,742

Total debt				1,043,742	1,338,729
Less-Current portion				517,014	513,281

Long-term portion				526,728	825,448

LIBOR means London Interbank Offered Rate

The annualized TJLP (Government nominal long-term interest rate), fixed quarterly, was 9.75% at December 31, 2004 (2003 - 11%)

JIBOR means Japanese Interbank Offered Rate

The foreign currency exchange rates (expressed in units per US$1.00) related to the above debt instruments were as follows:

	2003	2004

Brazilian reais	2.8892	2.6544
Euro	1.2635	1.3612
Japanese yen	107.1740	102.5510

A-F-32

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Maturities of long-term debt, including accrued interest, are as follows:

Year	2004

2006	200,304
2007	298,382
2008	167,119
2009	132,538
2010 and thereafter	27,105

825,448

The table below provides the weighted average interest rates on loans by currency as of December 31, 2004:

	2003	2004

U.S. dollars	5.19%	5.75%
Brazilian reais	14.66%	12.35%
Japanese yen	1.26%	1.14%
Euro	3.48%	2.80%

Of the total $1,338,729 indebtedness of the Company as of December 31 2004, $200,152 is collateralized. Of this collateralized amount, $68,738 is related to mortgages on real estate, $27,743 is related to mortgages on machinery, equipment and inventories, $101,187 is guaranteed with bank guarantees and $2,484 is secured by pledge of bank investments.

Restrictive covenants

Loan agreements with certain financial institutions, representing $639,832 at December 31, 2004 (2003 - $440,459), $563,790 of which was classified as long-term (2003 - $371,734), contain certain restrictive covenants, in connection with usual market practices, which require that the ratio between net debt and EBITDA (earnings before interest, taxes, depreciation and amortization - measured using BR GAAP figures) ratio cannot be higher than 3:1, and the debt service coverage based on the ratio between EBITDA and net financial expenses ratio must be higher than 3:1.

In addition, there are other general restrictions related to financial leverage levels, subsidiaries’ level of indebtedness, new pledges of assets, significant changes in ownership control of the Company, sale of assets, dividend payments in case of financing defaults and transactions with affiliates. Under a specific financing contract, there is also a requirement that the Company must have at least 100 firm orders of new aircraft in its backlog.

As of December 31, 2004, the Company was in compliance with all the restrictive covenants.

A-F-33

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

20.	OPERATING AND CAPITAL LEASE OBLIGATIONS

The Company and its subsidiaries lease certain land, equipment, computers and peripherals under non-cancelable agreements classified as operating leases. Rental expense for leased properties under operating leases was $2,118, $2,558 and $2,698 for 2002, 2003 and 2004, respectively.

Future minimum operating lease payments under non-cancelable lease agreements are as follows:

Year	2004

2005	2,377
2006	1,225
2007	731
2008	445
2009	448
Thereafter	3,594

8,820

The installations of Embraer Aircraft Customer Services Inc. (“EACS”) are located on land leased under a lease extending through the year 2020. The lease includes a clause which requires EACS to make investments totaling $10 million. This requirement has been fully satisfied and the investment, recorded as property plant and equipment, has been depreciated over the lease term.

Obligations under capital leases mainly relate to the lease of software and equipment with terms ranging from 2005 to 2009 and implicit interest rates which range from 6.9% to 10.1% per annum. The related software and equipment is being depreciated over 5 years. Future minimum lease payments under this lease agreement, including implicit interest, are as follows:

Year	2004

2005	2,815
2006	1,383
2007	188
2008	108
2009	81

Total	4,575
Less-Implicit interest	674

Capital lease obligations	3,901
Less-Current portion	2,437

Long-term portion	1,464

A-F-34

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

21.	INTEREST INCOME (EXPENSES), NET
Interest income and expenses are comprised of:

	2002	2003	2004

Interest expenses:
Interest and commissions on loans	(27,597)	(44,659)	(56,234)
Interest on taxes and payroll charges under litigation (Notes 17 and 18)	(22,719)	(57,215)	(32,420)
CPMF (tax on bank account transactions)	(12,063)	(12,227)	(13,919)
Interest on refinanced taxes	(903)	(450)	(425)
Amortization of deferred credit insurance	(2,291)	(4,655)	(25,584)
Provision for losses on marketable securities	—	—	(18,251)
Structured financing costs	(5,401)	(4,767)	(3,385)
Tax on interest on foreign loan	(967)	(1,961)	(2,794)
Other	(10,026)	(3,761)	(12,158)

	(81,967)	(129,695)	(165,170)

Interest income:
Temporary cash investments	82,097	94,562	104,002
Gain on early extinguishment of loans	—	—	8,128
Interest on NTN, trade accounts receivable, collateralized accounts receivable and guarantee deposits (Notes 9, 11 and 12)	15,637	11,652	44,333
Discount on advance payments	732	3,841	1,581
Other	5,128	4,271	3,055

	103,594	114,326	161,099

Monetary and exchange variations, net of gain (loss) on derivatives	58,829	(125,386)	(33,929)

Interest income (expenses), net	80,456	(140,755)	(38,000)

22.	POST-RETIREMENT BENEFITS

Defined Contribution Pension Plan

The Company and certain subsidiaries sponsor a defined contribution pension plan for their employees. The plan is a private, defined contribution plan where participation is optional. The plan is administered by a Brazilian pension fund controlled by Banco do Brasil, which is a Company related party. The Company’s and its subsidiaries’ contributions to the plan in 2002, 2003 and 2004 were $5,169, $5,737 and $7,500, respectively.

A-F-35

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Defined Benefit Plans

Embraer Aircraft Holding Inc. - EAH, and some of its subsidiaries, sponsor a defined benefit plan for their employees, which includes a pension plan and a post-retirement health care plan.  The pension plan (“Plan”) was amended and restated, effective January 1, 2002, for changes effected by the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). The amended and restated plan provides that an employee is not eligible to participate in the Plan if the employee was not first employed by the Company prior to October 1, 2001. In addition, the name of the Plan was changed to the Embraer Aircraft Holding, Inc. Defined Benefit Pension Plan (formerly named the Embraer Aircraft Corporation Defined Benefit Pension Plan). All employees currently enrolled in these plans will be eligible to receive benefits as defined in the respective plans. Retirement benefits are based on compensation levels and the number of years of covered service. The Company makes contributions to the plans as required to meet Internal Revenue Service funding standards.

On September 12, 2003 the pension plan was amended to freeze all accrued benefits and cease all accruals effective December 31, 2003 (the “Curtailment”), as a result there exists a curtailment ratio of 100%. The Curtailment reduced the projected benefit obligation by $7,728 down to the accumulated benefit obligation as of December 31, 2003. This reduction was applied to eliminate the unrecognized transition obligation, the unrecognized service cost and the unrecognized new actuarial loss. The remaining balance was applied to reduce the net periodic benefit cost, which resulted in a positive accrued benefit cost of $608 for the year ended December 31, 2003.

Subsequent to the year ended December 31, 2004, the Company approved the termination of the Embraer Aircraft Holding Defined Benefit Plan. Upon termination, the Plan’s participants will become 100% vested in their accounts and the Plan’s net assets will be distributed to the Plan participants. A termination date will be determined upon regulatory approval.

The expected costs of providing post-retirement medical benefits to an employee and the employee’s beneficiaries and covered dependents are accrued during the years that employees render the necessary service.

A-F-36

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

The change in benefit obligation for the years ended December 31, 2003 and 2004 is as follows:

	Pension benefits		Other post-retirement benefits

	2003	2004	2003	2004

Benefit obligation - beginning of year	16,236	7,965	4,750	4,913
Service cost	2,020	—	575	691
Interest cost	955	479	336	362
Plan amendments	6	—	(691)	—
Effect of curtailment	(7,728)	—	—	—
Actuarial (gain) loss	(1,233)	115	67	1,295
Participant contributions	—	—	12	8
Benefits paid to participants	(2,291)	(843)	(136)	(149)

Benefit obligations - end of year	7,965	7,716	4,913	7,120

The change in plan assets for the years ended December 31, 2003 and 2004 is as follows:

	Pension benefits		Other post-retirement benefits

	2003	2004	2003	2004

Fair value of plan assets - beginning of year	8,245	8,573	1,798	1,928
Employer contributions	1,219	654	—	—
Actual return on plan assets	1,400	833	254	181
Participant contributions	—	—	12	8
Benefits paid to participants	(2,291)	(843)	(136)	(149)

Fair value of plan assets - end of year	8,573	9,217	1,928	1,968

The components of accrued benefit cost as of December 31, 2003 and 2004 are as follows:

	Pension benefits		Other post-retirement benefits

	2003	2004	2003	2004

Funded status	608	1,501	(2,985)	(5,152)
Unamortized prior service cost	—	—	(669)	(623)
Unrecognized net (gain) loss	—	(62)	539	1,728

Prepaid (accrued) benefit cost	608	1,439	(3,115)	(4,047)

The prepaid (accrued) benefit cost as of December 31, 2003 and 2004 is included in the caption “other payables and accrued liabilities” in the accompanying balance sheets.

A-F-37

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

The weighted average assumptions at December 31, 2003 and 2004 are as follows:

	Pension benefits (%)		Other post-retirement benefits (%)

	2003	2004	2003	2004

Average discount rate	6.25	6.00	6.50	6.00
Expected return on plan assets	7.75	7.75	7.75	7.75
Rate of compensation increase	5.50	N/A	5.50	N/A

In the determination of the expected return on plan assets, the long-term rate of return on plan assets was assumed to be 7.75%. The Company developed this assumption by calculating an asset-weighted average capital market assumption for each asset class represented in the investment policy and adjusting for investment-related expenses.

The actual allocations for the plan assets by asset category as of December 31, 2004 and 2003 are as follows:

	Pension benefits		Other post-retirement benefits

Asset category	2003	2004	2003	2004

Mutual funds invested primarily in Equity	46%	50%	44%	50%
Mutual funds invested primarily in Debt	54%	50%	56%	50%
Total	100%	100%	100%	100%

As of January 1, 2004 the Company’s investment policy was to invest no more than 50% of the total in diversified mutual funds which are invested primarily in equities and no less than 55% in diversified mutual funds which are invested primarily in fixed-income securities. This investment policy is now being revisited considering the December 31, 2003 pension plan freeze and the effect of emerging liabilities on the benefits.

The Company does not expect any employer contribution to be made during 2005 either to the pension or the medical post-retirement health care plans. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid to participants:

	Pension benefits	Other post- retirement benefits

2005	165	150
2006	279	184
2007	285	199
2008	215	225
2009	886	249
2010 - 2014	3,598	2,185

A-F-38

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

The components of net periodic benefit cost as of December 31, 2002, 2003 and 2004 are as follows:

	Pension benefits			Other post-retirement benefits

	2002	2003	2004	2002	2003	2004

Service cost	1,501	2,020	—	359	575	691
Interest cost	819	955	479	260	336	362
Expected return on plan assets	(491)	(671)	(655)	(151)	(134)	(144)
Amortization of transition obligation	37	38	—	—	—	—
Amortization of prior service cost	45	44	—	(7)	(46)	(46)
Amortization of loss	57	309	—	25	41	69
Effect of curtailment	—	(2,856)	—	—	—	—

Net periodic benefit cost(benefit)	1,968	(161)	(176)	486	772	932

The net benefit cost (benefit) is included in selling, general and administrative expenses in the accompanying consolidated statements of income and comprehensive income.

For measurement purposes, an annual rate of increase in the per capita cost of covered health and dental care benefits of 14%, 10% and 10% was assumed for 2002, 2003 and 2004, respectively. The rate is expected to decrease gradually to 5% up to 2009.

Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:

	One percentage point

	Increase	Decrease

Effect on total of service and interest cost components	272	(214)
Effect on the post-retirement benefit obligation	1,107	(779)

23.	SHAREHOLDERS’ EQUITY

The Company’s preferred shares do not have voting rights but have priority in capital redemption and, in accordance with prevailing corporate law, are entitled to dividends in an amount 10% greater than those payable to the common shares. In connection with the 4th Series Debenture, as stipulated in the debenture indenture, $28,090 of the statutory preferred share capital is legally designated as a capital reserve due to the conversion of such Debentures.

A-F-39

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Special common share - golden share

One special common share (golden share) is held by the Brazilian government. As holder of the golden share, the Brazilian government is entitled to the same voting rights as the other holders of common shares. In addition, the golden share carries veto power over the following actions:

•	Change of the Company name and corporate purpose.

•	Amendment to and/or extension of the Company logo.

•	Creation or alteration of military programs, whether or not involving the Federative Republic of Brazil.

•	Third-party training in technology for military programs.

•	Discontinuance of supply of military airplane maintenance and replacement parts.

•	Transfer of share control.

•

Any change to the list of corporate actions over which the golden share carries veto power, to the structure and composition of the Board of Directors, and to the rights attributed to the golden share.

Legal reserve

Brazilian corporations are required to allocate 5% of annual net income to a legal reserve until that reserve equals 20% of capital, or that reserve plus other capital reserve equals 30% of capital; thereafter, allocations to this reserve are not mandatory. This reserve can only be used to increase share capital or to offset accumulated losses.

Retained earnings (restricted)

Retained earnings are statutorily restricted by a reserve for discretionary appropriations (“Reserve for Investments and Working Capital”), which was ratified by the Company’s shareholders for plant expansion and other capital projects. The amount restricted is based on an approved capital budget presented by management. After completion of such projects, the Company may elect to retain the amounts in this reserve until the shareholders vote to transfer all or a portion of the reserve to capital or to retained earnings, from which a cash dividend may then be paid.

At their annual meeting, the Company’s shareholders approved the appropriation of 100% of net income for the year, after allocation to the legal reserve and for dividend distribution, as a reserve for investments and working capital, mainly designated for:

•	Research and development - Development of the EMBRAER 170/190 family, new versions and modifications for the ERJ 145 family and Legacy business jet.

•	New technologies, processes and management models in order to improve the Company’s results, competencies and productivity, and investments in subsidiaries.

A-F-40

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

24.	DIVIDENDS

Brazilian law permits the payment of cash dividends only from retained earnings and certain reserves entered in the Company’s statutory accounting records. As of December 31, 2004, the earnings and reserves available for distribution as dividends, upon approval by the Company’s shareholders, were $234,849 ($180,741 – 2003). The dividends are calculated using the Brazilian GAAP figures and are paid in Brazilian reais.

In conformity with the Company’s bylaws, shareholders are entitled to minimum dividends equivalent to 25% of annual net income computed in accordance with the BR GAAP. The Company’s preferred shares do not have voting rights but have priority in capital redemption and, in accordance with prevailing corporate law, are entitled to dividends in an amount 10% greater than those payable to the common shares.

The Company has elected to pay interest on shareholders’ equity, calculated on a quarterly basis in accordance with Article 9 of Law No. 9249/95 based on the TJLP (Brazilian long-term interest rate), for deductibility purposes in computing income and social contribution taxes, and charged directly to shareholders’ equity for reporting purposes, in compliance with CVM Instruction No. 207/96. The amount paid to shareholders as interest on shareholders´ equity, net of any withholding tax, may be included as part of any mandatory distributable dividend amount.

A-F-41

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Dividends paid are as follows:

	Amounts (in thousands)		Dividends per share

			Common		Preferred

Approval date	US$ (*)	R$	US$	R$	US$	R$

2002:
March 19, 2002 - dividends	43,100	100,010	0.0571	0.1326	0.0628	0.1459
March 19, 2002 - interest on capital	25,353	58,910	0.0335	0.0778	0.0368	0.0855
June 14, 2002 - interest on capital	20,929	59,530	0.0276	0.0786	0.0304	0.0864
September 13, 2002 - interest on capital	17,022	66,300	0.0224	0.0874	0.0247	0.0961
December 13, 2002 - interest on capital	19,804	69,974	0.0261	0.0921	0.0287	0.1013
December 13, 2002 - interest on capital	20,505	72,450	0.0270	0.0954	0.0297	0.1049

Total dividends in 2002	146,713	427,174

2003:
June 16, 2003 - interest on capital	26,503	76,700	0.0349	0.1009	0.0386	0.1103
December 12, 2003 - interest on capital	41,014	118,500	0.0537	0.1552	0.0591	0.1707

Total dividends in 2003	67,517	195,200

2004:
March 12, 2004 - interest on capital	34,723	100,998	0.0455	0.1322	0.0500	0.1454
June 25, 2004 - interest on capital	51,489	160,002	0.0673	0.2092	0.0741	0.2301
September 20, 2004 - interest on capital	55,959	160,058	0.0731	0.2091	0.0805	0.2300
December 17, 2004 - interest on capital	61,827	164,115	0.0807	0.2143	0.0888	0.2357

Total dividends in 2004	203,998	585,173

(*)	Dividends are calculated and paid in Brazilian reais. Amounts in US$were converted using the exchange rate in effect at each approval date.

25.	EARNINGS PER SHARE

Because the preferred and common shareholders have different dividend, voting and liquidation rights, basic and diluted earnings per share have been calculated using the two-class method. The two-class method is an earnings allocation formula that determines earnings per share for preferred and common shares according to the dividends to be paid as required by the Company’s bylaws and participation rights in undistributed earnings. Effective January 1, 1997, preferred shareholders are entitled to receive per share dividends of at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share, allocated undistributed earnings differ for each calculation.

A-F-42

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Net income available to common shareholders is computed by deducting distributed and undistributed net income available to preferred shareholders from net income. Net income available to preferred shareholders is the sum of the preferred stock dividends and the preferred shareholders’ portion of undistributed net income. Undistributed net income is computed by deducting total dividends (the sum of preferred and common stock dividends, including the premiums accrued related to redeemable preferred stock) from net income.

Diluted earnings per share is computed similarly to basic earnings per share except that the outstanding shares are increased to include the number of additional shares that would have been outstanding if the potential dilutive shares attributable to stock options had been issued during the respective periods, utilizing the treasury stock method.

A-F-43

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The computation of basic and diluted earnings per share is as follows:

	In thousands, except per share data and percentages

	At December 31, 2002			At December 31, 2003			At December 31, 2004

	Common	Preferred	Total	Common	Preferred	Total	Common	Preferred	Total

Basic numerator:
Actual dividends declared/paid	47,932	98,781	146,713	21,522	45,995	67,517	64,675	139,323	203,998
Basic allocated undistributed earnings (a)	24,790	51,089	75,879	21,844	46,683	68,527	55,864	120,344	176,208

Allocated net income available for common and preferred shareholders	72,722	149,870	222,592	43,366	92,678	136,044	120,539	259,667	380,206

Basic denominator:
Weighted average shares	242,544	454,414		242,544	471,228		242,544	474,994

Basic earnings per share	0.2998	0.3298		0.1788	0.1967		0.4970	0.5467

Diluted numerator:
Actual dividends declared/paid	47,932	98,781	146,713	21,522	45,995	67,517	64,284	139,714	203,998
Diluted allocated undistributed earnings (a)	24,607	51,272	75,879	21,730	46,797	68,527	55,527	120,681	176,208

	72,539	150,053	222,592	43,252	92,792	136,044	119,811	260,395	380,206
Allocated net income available for common and preferred shareholders	72,186	150,406	222,592	43,252	92,792	136,044	119,811	260,395	380,206

Allocated diluted net income available for common and preferred shareholders	72,186	150,406	222,592	43,252	92,792	136,044	119,811	260,395	380,206

Diluted denominator:
Weighted average shares outstanding	242,544	454,414		242,544	471,228		242,544	474,994
Dilutive effects of stock options (b)	—	5,001		—	3,612		—	4,223

Diluted weighted average shares (c)	242,544	459,415		242,544	474,840		242,544	479,217

Diluted earnings per share	0.2976	0.3274		0.1779	0.1957		0.4940	0.5434

(a)

The Company calculates earnings per share on common and preferred shares under the two-class method. Effective January 1, 1997, preferred shareholders are entitled to receive per share dividends at least 10% greater than the per share dividends paid to common shareholders. Undistributed earnings, therefore, from January 1, 1997 forward have been allocated to common and preferred shareholders on a 100 to 110 basis, respectively, based upon the weighted average number of shares outstanding during the period to total shares (allocation percentage). Because the allocation percentage for each class differs for basic and diluted earnings per share purposes, allocated undistributed earnings differ for such calculations.

(b)

For purposes of computing diluted earnings per share, the convertible debt (including subscription warrants) and outstanding stock options are assumed to be converted into common and preferred shares using the treasury stock method.

(c)	The effect of the preferred stock dividend is reflected retroactively for all of the periods presented for purpose of computing basic and diluted Earnings per Share “EPS”.

A-F-44

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

26.	STOCK COMPENSATION

On April 17, 1998, the Company’s shareholders approved a stock option plan for management and employees, including those of the Company’s subsidiaries, subject to restrictions based on continuous employment with the Company for at least two years. The Administration Committee, which was appointed by the Board of Directors on the same date, is responsible for managing the plan.

Under the terms of the plan, options for 25,000,000 preferred shares were authorized to be granted up to May 2003. Options were granted with an exercise price equal to the weighted average price of the Company’s preferred shares traded on the BOVESPA (São Paulo Stock Exchange) in the 60 trading days prior to the grant date, increased or decreased by 30%, as defined by the Administration Committee. Such percentage is deemed to offset unusual fluctuations in the market price during this 60-day period. These options generally vest 30% after three years, 30% after four years, and 40% after five years, if the employee is still employed by the Company on each date. The options expire seven years from the date of grant. The right to grant options under the plan terminated five years after the date of the first grant.

As of December 31, 2004, the Administration Committee had made seven grants, equivalent to 400 lots of 50,000 shares each, totaling 19,525,000 preferred shares, net of 475,000 shares which were forfeited, as the grantees are no longer employees of the Company.

During 2002, 2003 and 2004, 2,261,313, 3,056,228 and 2,296,285 options were exercised, in the total amount of $1,194, $3,961 and $3,250, respectively.

In connection with the 14.2106% stock dividend approved at the Extraordinary Shareholders’ Meeting on March 1, 2002, the Administration Committee granted additional 25,576 options to purchase preferred shares to holders of vested options as of the record date. In addition, all non-vested option holders were offered an additional grant of 14.2106% of the options held. The total number of additional options granted was 637,318, with an exercise price of R$14.99 (which was higher than the market price of the preferred stock on the date of grant).

Information regarding options granted to management and employees is shown in the following table (options in thousands):

A-F-45

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

	2002		2003		2004

	Thousands of options	Weighted average exercise price (R$)	Thousands of options	Weighted average exercise price (R$)	Thousands of options	Weighted average exercise price (R$)

Outstanding at beginning of year	14,815	7.63	13,132	8.98	9,985	10.55
Granted	—	—	—	—	—	—
Adhesion of the bonus (March 1st)	663	14.99	—	—	—	—
Exercised	(2,261)	1.76	(3,056)	3.77	(2,296)	4.15
Canceled or expired	(85)	8.73	(91)	13.51	(50)	23.00

Outstanding at end of year	13,132	8.98	9,985	10.55	7,639	12.37

Exercisable at end of year	812	3.56	2,032	6.78	3,946	10.22

The weighted average grant date fair value of options granted in 2001, the last year in which options were granted, was $5.83. The estimated fair values of the options were computed using the Black-Scholes option pricing model based on the U.S. dollar to Brazilian real exchange rates in effect on the date of grant and using the following weighted average assumptions: 5 years of expected option life; 60% of expected volatility; 3% of dividend yield and 13.4% of risk-free interest rate.

The following table summarizes information about stock options outstanding at December 31, 2004 (options in thousands):

Exercise price (R$)	Number of outstanding stock options	Options exercisable	Weighted average remaining contractual life (years)

0.75	120	120	0.3
1.65	302	302	1.3
5.22	755	755	1.9
8.11	2,945	1,365	2.4
13.70	1,085	585	2.9
14.99	582	264	2.9
23.00	1,850	555	3.4

The following table summarizes information about outstanding stock options by anticipated vesting date and at December 31, 2004 (options in thousands):

A-F-46

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Grant dates	Vesting date	Expiration date	Weighted average exercise price (R$)	Number of outstanding stock options (thousands)

May 1998 and 1999	May 2002	May 2005 and 2006	1.65	15
November 1998 and 1999	November 2002	November 2005 and 2006	6.02	131
May 1998, 1999 and 2000	May 2003	May 2005, 2006 and 2007	6.62	825
November 1998, 1999 and 2000	November 2003	November 2005, 2006 and 2007	11.41	361
May 1999, 2000 and 2001	May 2004	May 2006, 2007 and 2008	12.96	1,634
November 1999 and 2000	November 2004	November 2006 and 2007	8.94	981
May 2000 and 2001	May 2005	May 2007 and 2008	12.17	2,282
November 2000	November 2005	November 2007	13.85	565
May 2001	May 2006	May 2008	22.0	845

Total				7,639

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Since there were no options granted in 2002, 2003 and 2004, there would be no impact if the Company had applied the provisions of SFAS No. 123 “Accounting for Stock-based Compensation”.

27.	INCOME TAXES
The following is an analysis of the income tax expense:

	2002	2003	2004

Current	(167,448)	(7,686)	(107,628)
Deferred-
Temporary differences-
Additions	(5,535)	28,653	1,505
Tax loss carryforwards
Utilized to offset taxable income for the year	(10,651)	9,261	(5,650)
Change in valuation allowance	(4,868)	(2,238)	(366)

Total deferred	(21,054)	35,676	(4,511)

Income tax (expense) benefit	(188,502)	27,990	(112,139)

A-F-47

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following is a reconciliation of the reported income tax expense (benefit) and the amount calculated by applying the combined statutory tax rate:

	2002	2003	2004

Income before taxes as reported in the accompanying consolidated financial statements	412,977	108,271	493,651
Combined statutory income tax rate	34%	34%	34%

Tax expense at statutory income tax rate	140,412	36,812	167,841
Permanent differences:
Nondeductible expenses	2,299	4,130	1,548
Translation effects	83,110	(49,730)	10,238
Dividends paid as interest on capital	(35,453)	(22,956)	(69,359)
Change in valuation allowance for deferred tax assets	4,868	2,238	366
Reversal of tax incentives	(12,822)	(180)	(1,029)
Income tax rate differences	3,085	—	—
Other	3,003	1,696	2,534

Income tax expense (benefit) as reported in the income statement	188,502	(27,990)	112,139

A-F-48

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The Company’s deferred tax assets and liabilities are comprised of tax loss carryforwards and effects resulted from temporary differences as follows:

	2003	2004

Deferred tax assets on:
Tax loss carryforwards (i)	20,821	15,167
Temporary differences:
Accrual for product warranties and improvements	42,100	38,619
Accrued taxes other than taxes on income	50,223	70,802
Deferred charges, except research and development	109,923	123,865
Other accrued expenses not deductible for tax purposes	53,770	73,439
Difference in bases of property, plant and equipment	28,193	8,646
Inventory allowances	15,895	21,803
Post-retirement benefits accrual	846	883
Other	13,443	26,122
Valuation allowance (ii)	(12,160)	(12,526)

Total deferred tax assets	323,054	366,820

Deferred tax liabilities on:
Temporary differences:
Difference in bases of property, plant and equipment	(23,032)	(20,319)
Research and development	(95,658)	(131,534)
Other	(5,847)	(20,961)

Total deferred tax liabilities	(124,537)	(172,814)

Net deferred tax asset	198,517	194,006

(i)	Tax loss carryforwards are derived from:

	At December 31,

	2003	2004

Brazilian entities	8,661	2,641
Foreign subsidiaries	12,160	12,526

Total	20,821	15,167

Tax losses originated from the Brazilian entities do not have expiration dates but utilization is limited to 30% of the taxable income for each period.

(ii)	Valuation allowance relates to tax loss carryforwards of foreign subsidiaries, which cannot be offset against taxable income in Brazil.

Management believes that the recorded valuation allowance reduces deferred tax assets to an amount that is more likely than not to be realized. Based on internal studies and projections, management believes that the present net amounts should be realized within five years.

A-F-49

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

28.	OTHER OPERATING EXPENSES, NET

Other operating expenses, net are composed of the following income (expense) items:

	For the year ended December 31,

	2002	2003	2004

Production process improvements	—	(13,647)	—
Product modifications	(961)	(99)	(50)
Preoperationg cost of Gavião Peixoto	(3,856)	(858)	(31)
Education, training and professional development (i)	(12,963)	(13,316)	(3,536)
Provision for contingencies	(6,185)	(4,368)	(22,342)
Market value adjustments on used aircraft	(464)	(10,434)	(529)
Contractual fines	4,117	17,237	1,258
Expense reimbursement	4,692	2,249	2,422
Other operating expenses from consolidated sales-type leases, net (ii)	—	—	(20,766)
Net gain on sale of equity interest in sales-type lease investments	—	—	3,645
Insurance recoveries	88	666	2,210
Other	(4,577)	(6,439)	(3,553)

	(20,109)	(29,009)	(41,272)

(i)	Refers to training and professional development of the Company’s employees.

(ii)

Of this amount, $24,848 represents a loss from recognized valuation allowance on sales-type lease investments and $4,082 represents a gain related to other revenues earned by sales-type lease transactions.

29.	EXCHANGE GAIN (LOSS), NET

Exchange gains and losses result from the remeasurement of the balance sheet accounts from the local currency to the functional currency as follows:

	2002	2003	2004

Assets:
Cash and cash equivalents	(211,482)	38,240	50,728
Trade accounts receivable	(3,574)	3,394	136
Other assets	(17,698)	3,550	(354)

Exchange gain (loss) on assets	(232,754)	45,184	50,510

Liabilities:
Trade accounts payable	62,492	(45,208)	(51,304)
Income taxes	4,208	(363)	(548)
Dividends	(256)	(161)	52
Provisions	17,777	(11,026)	(6,798)
Other liabilities	12,886	(4,926)	(4,130)

Exchange gain (loss) on liabilities	97,107	(61,684)	(62,728)

Exchange loss, net	(135,647)	(16,500)	(12,218)

A-F-50

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

30.	RELATED-PARTY TRANSACTIONS

Brazilian Government

PREVI, one of the Company’s controlling shareholders, is controlled by Banco do Brasil, which is controlled by the Brazilian government. As a result, the Company considers Banco do Brasil to be a related party, as well as the Brazilian Air Force and BNDES (National Bank for Economic and Social Development), which are also controlled by the Brazilian government.

The Brazilian government, principally through the Brazilian Air Force, has participated in the development of Embraer since its inception.  For the years ended December 31, 2002, 2003 and 2004, the Brazilian Air Force accounted for approximately 2.1%, 4.4% and 7.1% of the Company’s net sales, respectively. The Company expects to continue to be the primary source of new aircraft and spare parts and services for the Brazilian government.

BNDES and Banco do Brasil have several transactions with the Company, mainly represented by support in debt financing and other ordinary bank transactions, such as being the depositary for part of the Company’s cash equivalents and a provider of certain credit line facilities.

A-F-51

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(Amounts in thousands of U.S. dollars, unless otherwise stated)

Transactions with such related parties are summarized as follows:

	December 31, 2004

	Brazilian Air Force	Banco do Brasil S.A.	BNDES	Total

Assets
Cash and cash equivalents	—	687,979	55,297	743,276
Trade accounts receivable	43,216	—	—	43,216
Other assets	—	226,174	2,700	228,874
Liabilities
Loans and financing		155,730	327,080	482,810
Recourse and non-recourse debt (i)	—	226,392	779,304	1,005,696
Advances from customers	37,404	—	—	37,404
Other payables and accrued liabilities	2,109	—	—	2,109
Results of operations (for the year ended December 31, 2004)
Net sales	246,104	—	—	246,104
Interest income	—	23,186	—	23,186
Interest expenses	—	10,264	6,213	16,477

(i) Company sold certain collateralized accounts receivable and its respective non-recourse debt to third parties.

	December 31, 2003

	Brazilian Air Force	Banco do Brasil S.A.	BNDES	Total

Assets
Cash and cash equivalents	—	534,061	—	534,061
Trade accounts receivable	25,287	—	—	25,287
Other assets	—	258,451	—	258,451
Liabilities
Loans and financing	—	116,671	66,714	183,385
Recourse and non-recourse debt	—	258,535	1,492,424	1,750,959
Advances from customers	95,588	—	—	95,588
Trade accounts payable	2,028	—	—	2,028
Results of operations (for the year ended December 31, 2003)
Net sales	106,967	—	—	106,967
Interest income	—	27,786	—	27,786
Interest expenses	—	6,921	4,018	10,939

A-F-52

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

	December 31, 2002

	Brazilian Air Force	Banco do Brasil S.A.	BNDES	Total

Assets
Cash and cash equivalents	—	84,079	—	84,079
Trade accounts receivable	12,704	—	—	12,704
Other assets	—	138,346	—	138,346
Liabilities
Loans and financing	—	74,291	36,205	110,496
Recourse and non-recourse debt	—	138,401	803,517	941,918
Advances from customers	99,290	—	—	99,290
Trade accounts payable	2,239	—	—	2,239
Results of operations (for the year ended December 31, 2002)
Net sales	53,167	—	—	53,167
Interest income	—	14,307	—	14,307
Interest expenses	—	2,927	3,853	6,780

European Aerospace and Defense Group

We also entered into commercial transactions with other shareholders, Thales TM, Dassault Aviation, EADS and SNECMA, which together form the European Aerospace and Defense Group (“EADG”). EADG holds approximately 20% of our outstanding voting shares and the right to appoint two members to our Board of Directors. Such transactions represented the purchase of certain equipment and services in the ordinary course of our business and amounted to $11,796, $14,474 and $3,672 for 2002, 2003 and 2004, respectively.

31.	FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Overview

The Company is primarily engaged in the assembly and sale of aircraft to various markets throughout the world. More than 90% of the Company’s sales are exported and are U.S. dollar-denominated, which is the Company’s functional currency. Nevertheless, a significant portion of the Company’s labor costs and other local overheads are Brazilian real-denominated. Therefore, the Company maintains certain monetary assets and liabilities, mainly represented by recoverable and payable taxes, cash equivalents and loans in Brazilian reais, targeting to balance its non-U.S. dollar-denominated assets against its non- U.S. dollar-denominated liabilities plus shareholders’ equity in relation to its forecasts of future cash flows.

A-F-53

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The Company’s primary market risks include fluctuations in interest rates and foreign currency exchange rates. The Company has established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk. These procedures include monitoring the Company’s level of exposure to each market risk, including the analysis of the amounts based on a forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities. These procedures may also include the use of derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce the exposure to exchange rate risk. By using derivative instruments the Company exposes itself to credit risk, as further discussed in Note 32.

Interest rate risk management

Interest rate risk is the risk that the Company will incur economic losses due to adverse changes in interest rates. This interest rate exposure principally relates to changes in the market interest rates affecting the Company’s loans.

The Company’s U.S. dollar-denominated debt bears interest at fixed or variable interest rates based on 6-month or 12-month LIBOR. The Company’s foreign currency debt is primarily denominated in Brazilian reais and Japanese yen. The Brazilian real-denominated debt bears interest at a variable rate based on TJLP, the long-term interest rate in Brazil, and the Japanese yen-denominated debt bears interest at fixed rates or variable rates based on JIBOR.

The Company’s interest rate risk management strategy may use derivative instruments to reduce earnings fluctuations attributable to interest rate volatility.

Exchange rate risk management

Exchange rate risk is the risk that changes in foreign currency exchange rates may cause the Company to incur losses, leading to a reduction in assets or an increase in liabilities. The Company’s primary exposures to foreign currency exchange fluctuations are the Brazilian real/U.S. dollar and Japanese yen/U.S. dollar exchange rates. As previously discussed in the overview section of this Note, the Company aims to hedge its exposure in foreign currencies through (i) balancing its non-U.S. dollar-denominated assets against its non-U.S. dollar-denominated liabilities and (ii) using derivative instruments. The Company typically uses derivatives such as foreign currency forward and swap contracts to implement this strategy.

A-F-54

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Derivative financial instruments

Derivative instruments outstanding as of December 31 are as follows:

2004

Purpose	Type	Notional amount	Maturity date	Agreed average rate	Gain/ (loss)

					Fair value

Import financing	Swap (interest + US$ into R$ + CDI +Fixed interest rate)	52,486	2005 to 2008	66.21% of CDI	(14,585)
Working capital / Import financing	Swap (variable interest into fixed interest – US$)	363,706	2007 to 2010	7.78%	(4,120)
Import financing	Swap (JIBOR + JPY into US$ + fixed interest rate)	67,083	2006	4.31%	5,615

Total					(13,090)

2003

Purpose	Type	Notional amount	Maturity date	Agreed average rate	Gain/ (loss)

					Fair value

Import financing	Swap (interest + JPY into R$ + % CDI)	26,118	2004	86.17% of CDI	(7,240)
Import financing	Swap (interest + US$ into R$ + % CDI)	190,163	2004 to 2006	75.07% of CDI	(44,888)
Import financing	Swap (JIBOR + JPY into US$ + fixed interest rate)	110,666	2004 to 2008	4.44% per year	2,269

Total					(49,859)

32.	CONCENTRATION OF CREDIT RISK

Credit risk is the risk that the Company may incur losses if counterparties to the Company’s contracts do not pay amounts owed to the Company. The Company’s primary credit risk derives from the sales of aircraft, spare parts and related services to its customers, including the financial obligations related to these sales discussed in Notes 9 and 34.

A-F-55

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002
(In thousands of U.S. dollars, unless otherwise stated)

Financial instruments which may potentially subject the Company to concentrations of credit risk include (i) cash and cash equivalents, (ii) trade and other accounts receivable, (iii) advances to suppliers and (iv) financial derivative contracts. The Company limits its credit risk associated with cash and cash equivalents by placing its investments with investment grade rated institutions in short-term securities and mutual funds. With respect to trade accounts receivable, the Company limits its credit risk by performing ongoing credit evaluations. All such customers are meeting current commitments, are operating within established credit limits and are considered by management to represent an acceptable credit risk level. The Company believes that no additional credit risk beyond amounts provided for collection losses is inherent in the Company’s trade accounts receivable. Advances to suppliers are made only to select long-standing suppliers. The financial condition of such suppliers is analyzed on an ongoing basis to limit credit risk. The Company addresses credit risk related to derivative instruments by restricting the counterparties of such derivative to major financial institutions.

The Company may also have credit risk related to the sale of aircraft while its customers are finalizing the financing structures for their purchases from the Company. To minimize these risks, customer credit analyses are continuously monitored and the Company works closely with the financial institutions to help facilitate customer financing.

33.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

The carrying amounts for cash and cash equivalents, trading debt securities, accounts and notes receivable and current liabilities approximates their fair values. The fair value of held-to-maturity securities is estimated using the discounted cash flows method. The fair value of long-term debt is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for debt with similar characteristics and remaining maturities.

A-F-56

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The estimated fair values of financial instruments are as follows:

	2003		2004

	Carrying amounts	Fair Value	Carrying amounts	Fair value

Financial assets:
Cash and cash equivalents	1,265,820	1,265,820	1,207,288	1,207,288
Temporary cash investments	4,320	4,320	153,488	153,488
Trading debt securities, net	10,683	10,683	—	—
Trade accounts receivable, net	356,401	356,401	685,805	685,805
Guarantee deposits (Note 11)	473,714	473,714	490,077	490,077
Held-to-maturity securities	25,655	26,549	28,054	26,481
Derivatives	2,629	2,629	6,272	6,272
Financial liabilities:
Loans and financing	1,043,742	1,035,054	1,338,729	1,298,751
Trade accounts payable	404,065	404,065	559,942	559,942
Derivatives	52,488	52,488	19,362	19,362

34.	OFF-BALANCE SHEET ARRANGEMENTS

In the normal course of business, the Company participates in certain off-balance sheet arrangements, including guarantees, repurchase obligations, trade-in and product warranty commitments, as discussed below:

Guarantees

Financial guarantees are triggered if customers do not perform their obligation to serve the debt during the term of the financing under the relevant financing arrangements. Financial guarantees provide credit support to the guaranteed party to mitigate default-related losses. The underlying assets collateralize these guarantees. The value of the underlying assets may be adversely affected by an economic or industry downturn. Upon an event of default, the Company usually is the agent for the guaranteed party for the refurbishment and remarketing of the underlying asset. The Company may be entitled to a fee for such remarketing services. Typically a claim under the guarantee shall be made only upon surrender of the underlying asset for remarketing.

Residual Value Guarantees provide a third party with a specific guaranteed asset value at the end of the financing agreement. In the event of a decrease in market value of the underlying asset, the Company shall bear the difference between the specific guaranteed amount and the actual fair market value. The Company’s exposure is mitigated by the fact that, in order to benefit from the guarantee, the guaranteed party has to make the underlying assets meet tight specific return conditions.

A-F-57

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following table provides quantitative data regarding the Company’s guarantees to third parties. The maximum potential payments represent the worst-case scenario, and do not necessarily reflect the results expected by the Company. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets the Company could liquidate or receive from other parties to offset its payments under guarantees.

Description	2003	2004

Maximum financial guarantees	1,229,811	1,710,251
Maximum residual value guarantees	627,015	835,760
Mutually exclusive exposure (*)	(392,123)	(418,094)
Provisions and liabilities recorded	(67,466)	(97,718)

Off-balance sheet exposure	1,397,237	2,030,199
Estimated proceeds from performance guarantees and underlying assets	1,650,321	2,038,344

(*)

In the event both guarantees were issued for the same underlying asset, the residual value guarantees can only be exercised if the financial guarantees have expired without having been triggered, and therefore, their distinct effects have not been combined to calculate the maximum exposure.

As discussed in Note 10, as of December 31, 2003 and 2004, the Company maintained escrow deposits in the total amount of $192,765 and $231,051, respectively, in favor of third parties for whom it has provided financial and residual value guarantees in connection with certain aircraft sales financing structures.

Aircraft Repurchase Options

The Company was contingently liable for repurchasing a number of aircraft sold under sales contracts that provided the customer with the right to sell the aircraft back to the Company in the future, according to defined price rules. These repurchase commitments were canceled in 2004 pursuant to formal amendments entered into with the holders of such options.

Aircraft Trade-In Options

In connection with the signing of a purchase contract for new aircraft, the Company may provide trade-in options to its customers.  These options provide a customer with the right to trade-in existing aircraft upon the purchase of a new aircraft.  As of December 31, 2004, six commercial aircraft were subject to trade-in options, and additional aircraft may become subject to trade-in options upon delivery. The trade-in price is based on third-party appraisals related to the forecasted fair value to each specific aircraft.

A-F-58

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Product Warranties

The Company provides product warranties in conjunction with certain product sales.

Generally, aircraft sales are accompanied by a standard warranty for systems, accessories, equipment, parts, and software manufactured by the Company. Warranty expense related to aircraft and parts is recognized at the time of sale based on estimated amounts of warranty costs anticipated to be incurred, typically expressed as a percentage of revenue. These estimates are based on factors that include, among other things, historical warranty claim and cost experience, warranty coverage available from suppliers, type and duration of warranty coverage, and the volume and mix of aircraft sold and in service. The warranty period typically ranges from two to five years.

The following table summarizes changes in product and performance provisions during 2004, which are included in other payables and accrued liabilities:

(US$ million)	December 31, 2003	Additions	Reductions for payments made/reversals	At December 31, 2004

Product warranties	79,724	40,742	(44,378)	76,088
Product improvement liabilities	42,971	8,707	(13,286)	38,392

35.	SEGMENT INFORMATION

The Company is organized based on the products and services it offers. Under this organizational structure, the Company operates in the following four principal segments: commercial airline, defense, business jet and other related businesses.

A-F-59

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Commercial airline segment

The Commercial airline segment’s operations principally involve the development, production and marketing of commercial jet aircraft and provision of related support services, principally to the regional airline industry worldwide. The Company’s products in the commercial airline segment are organized around product families, including the ERJ 135/140/145 family, the EMBRAER 170/190 family and the EMB 120 Brasília.

The ERJ 145 family is composed of the ERJ 135, ERJ 140 and ERJ 145 aircraft, certified to operate with 37, 44 and 50 seats, respectively. These aircraft share approximately 96% of common parts and components. The Company relies on a limited number of customers for a substantial portion of its total net sales. The Company’s largest customers for these aircraft are ExpressJet, Republic/Chautauqua and American Eagle.

The Company is continuing to develop a new family of commercial jets composed of the EMBRAER 170 for 78 passengers, EMBRAER 175 for 86 passengers, EMBRAER 190 for 106 passengers and EMBRAER 195 for 118 passengers. As of December 31, 2004, the Company had 297 firm orders for this aircraft family. The first model to reach full development is the EMBRAER 170, the final certification of which occurred in February 2004. The second model to reach full development is the EMBRAER 175, which was certified in December 2004 by the Brazilian aviation authority and in January 2005 by the European Aviation Safety Agency – EASA.

The EMB 120 Brasília is a 30-seat turboprop aircraft that has been operating since 1985. As of December 31, 2004, 352 of these aircraft had been delivered.

The commercial airline segment is subject to both operational and external business environment risks. Operational risks that can seriously disrupt the Company’s ability to make timely delivery of its commercial jet aircraft and meet its contractual commitments include execution of internal performance plans, regulatory certifications of the Company’s commercial aircraft by the U.S. Government and foreign governments, collective bargaining labor disputes and performance issues with key suppliers and subcontractors.

The Company’s principal operations are in Brazil, with some key suppliers and subcontractors located in the United States, Europe and South America. External business environment risks include adverse governmental export and import policies, factors that result in significant and prolonged disruption to air travel worldwide, and other factors that affect the economic viability of the commercial airline industry. Examples of factors relating to external business environment risks include the volatility of aircraft fuel prices, global trade policies, worldwide political stability and economic growth, acts of aggression that impact the perceived safety of commercial flight and a competitive industry environment.

A-F-60

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Defense segment

Operations in the defense segment principally involve research, development, production, modification and support of military defense aircraft, products and related systems. Although some military defense aircraft products are contracted in the commercial environment, the Company’s primary customer is the Brazilian Air Force. In the defense segment, the Company has the following products:

• The EMB 312, in two platforms, the basic Tucano and the Super-Tucano - EMB 314. Also, the Super Tucano is being used as a platform of the AL-X, aircraft developed for the Brazilian Air Force.

• The AM-X, an advanced ground attack jet, developed and manufactured through an industrial cooperation agreement between Brazil and Italy.

•

A modified platform of the ERJ 145 has been developed (EMB 145 AEW&C - Airborne Early Warning and Control aircraft, EMB 145 RS - Remote Sensing aircraft and EMB 145 MP - Marine Remote Sensing aircraft) for use by the Brazilian, Mexican and Greek governments.

The Brazilian Air Force is the major customer of the Company’s defense aircraft products. A decrease in defense spending by the Brazilian government due to defense spending cuts and general budgetary constraints or other factors could materially adversely affect the Company’s defense sales and defense research and development.

Business Jet segment

The Company developed a line of business jets, based on the ERJ 135 regional jet. The Legacy, as the business jet is named, is being marketed by the Company to businesses, including fractional ownership companies, in two versions - the executive version and corporate shuttle version.

Other related businesses

The other related businesses segment relates mainly to (i) after-sales customer support services, including maintenance and training, (ii) aircraft operating leases and (iii) the manufacture and marketing of spare parts for the Company’s aircraft.  In addition, the Company sells structural parts and mechanical and hydraulic systems to certain specified customers. The Company also manufactures, on a limited basis and upon customer request, general aviation propeller aircraft and crop dusters.

Segment financial information

The information in the following tables is derived directly from the Company’s internal financial reports used for corporate management purposes. The expenses, assets and liabilities attributable to corporate activities are not fully allocated to the operating segments.

Other unallocated costs include corporate costs not allocated to the operating segments and include costs attributable to stock-based compensation. Unallocated capital expenditures and depreciation relate primarily to shared services assets.

A-F-61

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following table provides geographic information regarding net sales. The geographic allocation is based on the location of the operator of the aircraft.

Net sales by geographic area	2002	2003	2004

The Americas without Brazil-
Commercial Airline	1,772,226	1,457,814	2,189,405
Defense	13,257	106,643	92,135
Business Jet	86,579	139,203	204,914
Other related businesses	78,186	94,715	130,054

	1,950,248	1,798,375	2,616,508
Brazil-
Commercial Airline	—	—	—
Defense	40,534	102,494	246,104
Other related businesses	20,063	18,475	51,332

	60,597	120,969	297,436
Europe-
Commercial Airline	290,548	68,597	296,885
Defense	73,478	52,560	20,906
Business Jet	58,307	36,152	—
Other related businesses	43,189	65,260	54,372

	465,522	222,569	372,163
Others-
Commercial Airline	47,592	—	93,159
Defense	—	718	6,622
Business Jet	—	—	40,800
Other related businesses	1,841	829	13,845

	49,433	1,547	154,427

Total	2,525,800	2,143,460	3,440,533

A-F-62

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

The following table presents income statement information by operating segment:

Operating income	2002	2003	2004

Net sales-
Commercial Airline	2,110,266	1,526,373	2,579,449
Defense	127,269	262,411	365,767
Business Jet	144,886	175,355	245,714
Other related businesses	143,379	179,321	249,603

	2,525,800	2,143,460	3,440,533
Cost of sales and services-
Commercial Airline	(1,243,925)	(924,938)	(1,613,028)
Defense	(79,504)	(205,793)	(291,400)
Business Jet	(104,561)	(124,377)	(181,457)
Other related businesses	(103,730)	(79,924)	(181,445)

	(1,531,720)	(1,335,032)	(2,267,330)
Gross profit-
Commercial Airline	866,341	601,435	966,421
Defense	47,765	56,618	74,367
Business Jet	40,325	50,978	64,257
Other related businesses	39,649	99,397	68,158

	994,080	808,428	1,173,203
Operating expenses-
Commercial Airline	(335,584)	(345,704)	(348,115)
Defense	(15,747)	(15,719)	(59,782)
Business Jet	(28,375)	(38,568)	(28,556)
Other related businesses	(31,164)	(34,116)	(36,455)
Unallocated corporate expenses	(113,648)	(109,506)	(156,309)

	(524,518)	(543,613)	(629,217)

Income from operations	469,562	264,815	543,986

The following tables present other information about the Company’s operating segments:

Property, plant and equipment, net	2003	2004

Commercial Airline	34,748	59,471
Defense	41,200	65,220
Other related businesses	8,799	11,956
Unallocated	317,916	244,618

Total	402,663	381,265

A-F-63

EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004
(In thousands of U.S. dollars, unless otherwise stated)

Trade accounts receivable, net	2003	2004

Commercial Airline	282,260	528,691
Defense	52,822	70,008
Other related businesses	21,319	87,106

Total	356,401	685,805

Advances from customers	2003	2004

Commercial Airline	316,357	346,737
Defense	188,304	87,731
Business Jet	16,350	17,180
Other related businesses	38,176	27,515

Total	559,187	479,163

* * *

A-F-64

ANNEX B
Free Translation
From the Portuguese

PROTOCOL OF MERGER AND JUSTIFICATION OF
EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A. WITH AND
INTO RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Under this private agreement, the managers of the companies below,

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A., a public company with head offices in the City of São José dos Campos, State of São Paulo, at Av. Brigadeiro Faria Lima, 2,170, enrolled with CNPJ/MF under no. 60.208.493/0001-81, with articles of incorporation filed with the Commercial Registry of the State of São Paulo – JUCESP, under NIRE 35.300.026.420, represented herein in accordance with its By-laws (“Embraer” or “Merged Company”); and

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a closed company with head offices in the City of São José dos Campos, State of São Paulo, at Av. Brigadeiro Faria Lima, 2,170, building F56, ground floor, room 2,565, enrolled with the CNPJ/MF under no. 07.689.002/0001-89, with articles of incorporation filed with the Commercial Registry of the State of São Paulo – JUCESP under NIRE 35.300.325.761, represented herein in accordance with its By-laws (“Rio Han”, “New Embraer” or “Mergor Company” and, together with Embraer, the “Companies”),

WHEREAS:

(A)          The development of new products by Embraer, as well as the sustainability, growth and continuity of its businesses and activities depends on the improvement of its capacity to access the national and international capital markets, to allow for the raising of funds;

(B)          The current capital structure of Embraer not only limits such access to the capital markets, but also precludes the obtaining of higher stock liquidity, since it restricts the adoption of higher corporate governance standards, including, for example, the granting of voting rights to all shareholders and the strengthening and independence of its management;

(C)          As a result of the transaction described herein, New Embraer will become the first major Brazilian company with dispersed capital and decision-making powers only exercised by Brazilian shareholders. The new structure will also allow the Rio Han to be listed on the BOVESPA’s Novo Mercado segment, thus increasing the liquidity and market valuation of its shares, by improving the corporate governance standards arising from the extension of voting rights to all shareholders of New Embraer (the “Restructuring”);

(D)          The above mentioned proposal, as structured by the management of the Companies, will represent a landmark in the Brazilian capital market, not only for mechanisms introduced to restrict the acquisition of control and hostile take over, but also due to the high levels of corporate governance to be implemented, both initiatives without precedent in Brazil;

(E)          Rio Han is a privately-held company, whose only shareholders are Cia. Bozano (“Bozano”), Caixa de Previdência dos Funcionários do Banco do Brasil – PREVI (“Previ”) and Fundação Sistel de Seguridade Social (“SISTEL” and, collectively, the “Controlling Shareholders”), which was specifically organized to serve as a vehicle for the transactions described herein; and

(F)          The management of Rio Han and Embraer, after conducting the necessary studies, believes that the implementation of the transactions described herein will benefit the Companies, their shareholders and the market in general;

the Companies hereby DECIDE, based on articles 224, 225, 227 and 264 of Law 6,404/76 (the “Brazilian Corporation Law”) and CVM Instruction no. 319/99, to enter into this Protocol of Merger and Justification of Embraer – Empresa Brasileira de Aeronáutica S.A. into Rio Han Empreendimentos e Participações S.A. (the “Merger Agreement”), which terms and conditions shall guide the proposal of the Merger to be submitted to the shareholders of each of the Companies, as follows:

1.	DESCRIPTION OF THE TRANSACTION

1.1.

This Protocol provides for the merger of Embraer with and into its controlling shareholder, Rio Han, which will succeed Embraer in all its rights and obligations, pursuant to articles 224, 225, 227 and 264 of the Brazilian Corporate Law (the “Merger”).

1.2.

As a preliminary measure to the Merger, the Controlling Shareholders, as sole shareholders of Rio Han, approved, on January 18, 2006, the capital increase of Rio Han, through the transfer of all the total common shares subject to the Shareholders’ Agreement of Embraer, entered into on July 24, 1997, as amended (“Control Shares” and “Shareholders’ Agreement”, respectively). As a result of such capital increase, Rio Han currently holds 60% of the voting capital and 20.16% of the total capital stock of Embraer, and holds the control of Embraer.

1.3.

Upon approval of the Merger, both the Shareholders’ Agreement and Embraer will automatically cease to exist. The shareholders and holders of American Depositary Shares – ADS of the Merged Company, regardless of the type of shares held, will receive, respectively, common shares or ADS issued by New Embraer, according to the exchange ratio set forth in Section 6.4 below. The golden share issued by Embraer and held by the Federal Government (“Golden Share”) will be replaced by another golden share issued by New Embraer.

1.4.	The common and preferred shares issued by Embraer, as well as the ADS, will be replaced by voting common shares or ADS, as the case may be, issued by New Embraer.

1.5.	The By-laws of New Embraer will prohibit the issuance of preferred shares.

2.	RATIONALE, PURPOSES AND INTERESTS OF THE COMPANIES IN THE IMPLEMENTATION OF THE TRANSACTION

2.1.

The primary purpose of the Restructuring is to create a basis for the sustainability, growth and continuity of the business of Embraer, through its successor, New Embraer. Such goals will be achieved through a greater access of New Embraer to the capital markets, increase of its capacity for fund raising for the development of new products and expansion of its businesses and markets.

2.2.	The management of the Companies expect that the following benefits will result from the Restructuring:

(A)	Benefits to Embraer resulting from the Restructuring, after its merger into New Embraer:

(i)

To enhance the capacity to attract resources to support its expansion programs because of increased access to capital markets, currently limited due to: (a) the share control structure of the Embraer; and (b) the maximum proportion allowed by the Brazilian Corporate Law between common and preferred shares;

	(ii)	Possibility of use of New Embraer’s shares as acquisition currency of assets, which shall allow its potential international expansion.

(B)	Benefits to the current shareholders of Embraer:

(i)

Extension of voting rights to all shareholders – including to the depositary of the ADR program, which will vote instructed by the ADS holders – since the shares of New Embraer will be common shares, thus allowing New Embraer’s admission to BOVESPA’s Novo Mercado segment;

	(ii)	Potential liquidity of shares, thus impacting its quotation on the stock exchanges;

	(iii)	Improvement of the corporate governance practices and higher transparency in the management of New Embraer; and

(iv)

For the Current Controlling Shareholders, establishment of a premium for the termination of the Shareholders’ Agreement and relinquishing of the control of Embraer. Based on the Restructuring proposal, such premium shall be attributed to the Control Shares upon the attribution of a differentiated exchange ratio when compared to that attributed to the other shares issued by Embraer, at the moment of the Merger.

(C)	Benefits to the Brazilian Capital Markets:

(i)

creation of the first major Brazilian company with dispersed corporate control and adequate structure to be listed on BOVESPA’s Novo Mercado, creating a standard that may be used as model for similar transactions; and

	(ii)	creation of a new corporate governance benchmark.

	(D)	Benefits to the Federal Government:

		(i)	maintenance of the rights attributed to the Golden Share and improvement of the conditions for its application;

(ii)

assurance of the majority of voting rights being held by Brazilian shareholders, due to the limitation of foreign shareholders’ voting rights set forth in the By-Laws of New Embraer, in order to maintain the principle established in the Privatization Notice of Embraer;

		(iii)	control over the concentration of equity interest in the capital stock of New Embraer equal to or greater than 35%;

(iv)

statutory assurance of maintenance of a capital dispersed structure, due to the adoption of mechanisms restricting the number of votes that can be casted by each shareholder or group of shareholders; and

(v)

assurance that New Embraer will remain as the technological and industrial partner of the Brazilian Army strategic actions, thus taking into consideration the maintenance of the control of New Embraer with Brazilian shareholders and the strengthening of the rights of the Golden Share.

3.	NECESSARY APPROVALS

3.1.

On the date hereof, the Conselho Fiscal of Embraer analyzed the terms of the transaction and rendered a favorable opinion regarding the Merger and the contents of all documents related to the Proposal of the Executive Committee dated as of January 13, 2006 (“Proposal of the Executive Committee”), whose minutes were provided, as set forth in art. 163 of the Brazilian Corporate Law.

3.2.

Also on the date hereof, the Board of Directors of Embraer approved the execution of this Merger Agreement and all other documents related to the transaction, whose minutes were provided for further submission to the General Shareholders’ Meeting, in accordance with the Proposal of the Executive Committee of the Merged Company, dated as of January 13, 2006, as filed in the head offices of Embraer. On the same occasion, the Board of Directors decided to call the shareholders of the Embraer to approve the Merger proposal.

3.3.

The Merger will be submitted to the General Meetings of Embraer and Rio Han shareholders, which shall be called and convened as set forth in the Brazilian Corporate Law and the respective By-laws of the Companies.

3.4.

The effective holding of the General Shareholders’ Meetings of the Companies to approve the Restructuring and the subsequent issue of new shares and ADS by the Mergor Company is conditioned upon the registration of such securities with the U.S. Securities and Exchange Commission – SEC.

4.	CAPITAL STOCK OF THE COMPANIES

4.1.	On the date hereof, the capital stock of Rio Han, fully paid-in, amounts to R$962,017,769.89, divided into 162,306,763 nominative common shares, no par, entirely held by the Controlling Shareholders.

4.2.

As set forth in Whereas “E” above, Rio Han has the sole purpose to serve as vehicle for implementation of the Restructuring, and has as its sole asset the Control Shares, not having any liability or obligation of any kind that could adversely impact its net equity.

4.3.

Rio Han holds, on the date hereof, 145,527,000 common shares issued by Embraer, corresponding to 60% of its voting capital and 20.16% of its total capital. These shares will be cancelled as a result of the Merger.

4.4.

On the date hereof, the capital stock of Embraer, fully paid-in, amounts to R$3,592,804,215.87 and comprises 721,832,057 nominative book-entry shares, no par, from which 242,544,447 are common shares, one is the Golden Share and 479,287,609 are preferred shares.

4.5.

On the date hereof, the Controlling Shareholders hold common and preferred shares of Embraer not subject to the Shareholders’ Agreement. These shares, as well as the other currently existing shares, will be cancelled as a result of the Merger and replaced by common shares issued by Rio Han, in observance with the exchange ratio established in Section 5.6 herein.

5.	VALUATION REPORTS AND EXCHANGE RATIO

Valuation Report of Market Value of Shareholders’ Equity

5.1.

As set forth in article 264 of the Brazilian Corporate Law, the valuation report of market value of shareholders’ equity of Embraer and Rio Han, for purposes of calculation of the withdrawal price described in item 9.7 below, was conducted by Acal Consultoria e Auditoria S/S (“ACAL”), with head offices in the City of São Paulo, State of São Paulo, at Av. Paulista, 2,300, Pilotis, Cj. 60, enrolled with CNPJ/MF under no. 28.005.734/0003-44, on January 18, 2006, according to the valuation reports attached hereto as Exhibits I and II. Such valuation reports were prepared according to the same criteria and same base date (September 30, 2005), based on the duly audited financial statements of the Merged Company and Rio Han. For such purposes, ACAL accounted the necessary adjustments in the balance sheets of Rio Han, in order to reflect the transfer of the Control Shares into its capital stock, dated as of January 18, 2006, having as assumptions that Rio Han: (i) has the Control Shares as its sole assets; and (ii) does not have any liability or obligations that could adversely affect its net equity. The results of the valuation carried out by ACAL are presented as follows:

EXCHANGE RATIO – MARKET VALUE	EMBRAER	RIO HAN

Valuation of market value (in thousands of reais)	2,756,720.00	555,776.40
Shares comprising the capital stock	721,832,057	162,306,763
Exchange ratio of the common and preferred shares based on the valuation of market value	1.11543 shares of Rio Han for 1 share of Embraer

Valuation Report of Shareholders’ Equity

5.2.

The capital increase of Rio Han resulting from the Merger, as set forth in Section 7 below, will be calculated based on the Valuation Report of Shareholders’ Equity of Embraer, as prepared on January 18, 2006 by ACAL, above qualified, attached hereto as Exhibit III. The valuation carried out by ACAL was prepared based on the accounting net equity of Embraer, according to its balance sheet dated as of September 30, 2005, duly audited by Deloitte Touche Tohmatsu Auditores Independentes. According to this accounting valuation report, Embraer’s net equity on September 30, 2005 amounted to R$4,771,725,554.66.

Financial Analyses

5.3.

In order to support the determination of the exchange ratio between the shares issued by Embraer for those issued by Rio Han, Goldman, Sachs & Companhia, with head offices in the City of São Paulo, State of São Paulo, at Av. Presidente Juscelino Kubitschek, 510, 6th floor, enrolled with the CNPJ/MF under no. 30.892.178/0001-55 (“Goldman Sachs”) was retained to prepare the financial analyses of Embraer (“Financial Analysis”) attached hereto as Exhibit IV.

5.4.

The management of the Companies understand that, among the several valuation methods addressed in the Financial Analysis, the discounted cash flow method is the one which best reflects the value of the Merged Company and, consequently, of the Mergor Company, since the assets of the latter comprise exclusively the Control Shares held by the Controlling Shareholders.

5.5.

Considering that New Embraer: (i) has the sole purpose to serve as a vehicle for implementation of the Restructuring; (ii) has as sole assets the Control Shares; and (iii) does not have any liability or obligation of any kind which could adversely affect its net equity, the management of the Companies concluded that each share or ADS issued by Embraer not subject to the Shareholders’ Agreement, regardless of the type of share, will correspond to one common share or ADS issued by Rio Han.

5.6.

Consequently, the management of the Companies recommend that all shares or ADS issued by Embraer and not subject to the Shareholders’ Agreement be replaced by shares or ADSs issued by the Mergor Company, as follows:

SHAREHOLDER/HOLDER OF ADS OF EMBRAER	TYPE AND NUMBER OF SHARES/ADS ISSUED BY RIO HAN TO BE RECEIVED

Shareholder owner of one common share of Embraer	One common share of Rio Han
Shareholder owner of one preferred share of Embraer	One common share of Rio Han
Holder of one ADS of Embraer	One ADS of Rio Han

6.	PREMIUM PERCEIVED BY EMBRAER’S SHARES SUBJECT TO THE SHAREHOLDERS’ AGREEMENT

6.1.

Based on the contents of the Financial Analysis, the management of the Companies understands that there is a legitimate and justified expectation of the Current Controlling Shareholders that the Control Shares receive an amount higher than that applied to the other shares that are not subject to the Shareholders’ Agreement. The Merger will result in the dilution of New Embraer’s shareholding composition and, therefore, will equalize the amount of all New Embraer shares, granting to its shareholders, indistinctly, higher chances of influencing management.

6.2.

The Financial Analysis examines the elements that would justify the payment of a premium of up to 24.4% to the holders of the Control Shares, on the valuation value of the shares of Embraer not subject to the Shareholders’ Agreement, regardless of their type.  The management of the Companies understands that the approval of the Restructuring proposal by the Current Controlling Shareholders provides incentives that justify the waiver of rights currently set forth in the Shareholders’ Agreement and the power to control the Company.

6.3.

On the other hand, the management of the Companies must consider the best interests of the Companies and the group represented by all their shareholders, without favoring any group, whether controlling or minority. Due to the assumptions above, and based on the opinions of the most renowned Brazilian scholars, the management of the Company and Rio Han proposed the implementation of the Restructuring, based on the following exchange ratio:

SHARE/ADS OF EMBRAER	TYPE AND NUMBER OF SHARES/ADS ISSUED BY RIO HAN TO BE RECEIVED

1 Control Share	1.1153 common shares
1 share/ADS not subject to the Shareholders’ Agreement	1 common share or ADS

6.4.

Due to the Restructuring: (i) the transfer of the Control Shares to the capital stock of the Mergor Company will be made at the ratio of 1.1153 share of New Embraer for each Control Share; and (ii) the Proposal of the Executive Committee and the Merger Agreement determine that, upon the Merger, each ADS or share of the Company not subject to the Shareholders’ Agreement, regardless of the type, will be replaced by one ADS or common share of New Embraer, as the case maybe, such proposal to be submitted to the shareholders of Embraer includes the concession of a premium of 9.0%, exclusively to the Control Shares.

6.5.

The implementation of the Restructuring will result in the increase in the interest participation of the Control Shares, from 20.16% of the Company’s capital stock to 21.97% of New Embraer’s capital stock. On the other hand, the interest of the shares not subject to the Shareholders’ Agreement, including those held by the Current Controlling Shareholders, will be reduced from 79.84% of the Company’s capital stock to 78.03% of New Embraer’s capital stock, resulting in a dilution of 2.3%.

6.6.

Embraer’s common and preferred shares held by the Current Controlling Shareholders, but not subject to the Shareholders’ Agreement, will not be entitled to the premium referred to above and will receive the same treatment given to the shares held by the non-controlling shareholders.

7.	CAPITAL INCREASE OF RIO HAN

7.1.

The Merger will be effected by transferring the net assets of Embraer to Rio Han, as valued by ACAL based on the balance sheets of Embraer dated as of September 30, 2005, duly audited by Deloitte Touche Tohmatsu Auditores Independentes. The balances of the accounts of assets and liabilities of Embraer will be recorded in the accounting books of Rio Han with the necessary adjustments. The shares issued by Embraer and held by Rio Han will be cancelled.

7.2.

According to the valuation report prepared by ACAL, the net equity of Embraer to be merged into Rio Han, based on the balance sheet prepared on September 30, 2005, amounts to R$3,809,708,284.77, corresponding to the total net equity of Embraer, less the portion corresponding to the investment of Rio Han in Embraer’s capital stock. The net equity variation verified at Embraer between September 30, 2005, and the date the General Shareholders’ Meeting approves the Merger, will be appropriated by the Mergor.

7.3.

As a result of the Merger, Rio Han will succeed Embraer in all its assets, rights and obligations, without interruption of corporate continuity. Upon the approval of the Merger, Embraer will cease to exist for all legal purposes. The shareholders of Embraer will become shareholders of Rio Han based on the exchange rate determined herien and proportionally to their equity interest.

7.4.

Therefore, as a result of the Merger, the capital stock of Rio Han will be increased by R$3,809,708,284.77, from R$962,017,769.89 to R$4,771,726,054.66, and the shares issued by Rio Han subscribed by Embraer, to be distributed amongst the shareholders of the latter, may vary based on the decision of the common shareholders of Embraer to exercise or not exercise their withdrawal right due to the Merger.

7.5.	After the Merger, the capital stock of New Embraer will comprise 738,611,819 common shares and one Golden Share, all nominative, book-entry and with no par value.

8.	SHARES TO BE RECEIVED BY THE PREFFERRED SHAREHOLDERS OF EMBRAER DUE TO THE MERGER

8.1.

The common and preferred shares issued by Embraer, as well as the ADS, will be exclusively replaced by common shares or ADS, as the case may be, issued by Rio Han; therefore, the preferred shareholders of Embraer will no longer be granted, as of the Merger, with the following rights: (i) priority in capital reimbursement; and (ii) priority in receiving dividends per share 10% higher than those granted to the common shares, acquiring, however, voting rights.

8.2.

The management of the Companies consider equitable the application of the same exchange rate between the Company’s common and preferred shares (ADS included) and New Embraer’s shares and ADS, since the equity losses suffered by the preferred shares (including those in form of ADS) of Embraer will be offset against the acquisition of the voting rights granted to the shareholders of Rio Han.

8.3.

New Embraer’s shares and ADS issued on behalf of the Company’s shareholders as a result of the Merger will be entitled to all rights prescribed in New Embraer’s By-Laws, and will have full participation in the financial results for 2006.

9.	DISSENTERS’ OR APPRAISAL RIGHTS

9.1.

The Merger will grant appraisal rights to the shareholders of the Merged Company who expressly disagree with the proposal within 30 days as from the publication of the minutes of the General Shareholders’ Meeting which approves the Merger Agreement, and the payment of the respective reimbursement will depend on the effective conclusion of the transaction, as set forth in article 230 of the Brazilian Corporate Law.

9.2.

In accordance with article 137, item II of the Brazilian Corporate Law, the withdrawal rights are not granted to holders of shares of any type that cumulatively presents: (i) liquidity, typified by the listing of such shares in a trading index; and (ii) dispersed ownership, in which case the controlling shareholder, the controlling company or other companies under its control, hold less than half of the shares of such type or class.

9.3.

Both Embraer’s common shares and preferred shares are listed in the Bovespa Index, but only preferred shares are dispersely held. Accordingly, appraisal rights will be assured to the shareholders of Embraer’s common shares who timely and formally express their disagreement with the Merger, being these shareholders entitled to claim the auditing of the special balance sheet of Embraer, as set forth in paragraph 2 of article 45 of Law 6,404/76, for purposes of calculation of the reimbursement price.

9.4.

The express disagreement will be considered as timely if received within 30 days as from the publication of the minutes of the General Shareholders’ Meeting of the Company that approves the Merger. In the cases in which auditing of the special balance sheet is requested, according to paragraph 2 of article 45 of the Brazilian Corporate Law, the shareholder will receive 80% of the reimbursement price, and the balance, if any, will be paid within 120 days from the date of the resolution in the respective Meeting, as set forth in paragraph 3 of article 137 of the Brazilian Corporate Law.

9.5.

The appraisal rights of Embraer’s shareholders dissenting from the Merger will be limited to the shares held by these shareholders until the day of the first publication of the call notice to the General Shareholders’ Meeting, and cannot be exercised in relation to the shares purchased afterwards, as set forth in paragraph 1 of article 137 of the Brazilian Corporate Law.

9.6.

Since the Merger involves two companies respectively controlled by and controller of each other, pursuant to article 264 of the Brazilian Corporate Law, ACAL must determine, based on the valuation report mentioned in item 5.1 above, the shareholders’ equity of the Companies on the base date September 30, 2005, as indicated in line “1” of the following chart:

		EMBRAER	RIO HAN

(1)	Market value per share	R$3.82	R$3.42
(2)	Exchange ratio at market value (article 264 of the Brazilian Corporation Law)	1 share of Embraer for each 1,1153 shares of New Embraer
(3)	Exchange ratio proposed at economic value (per share)	1 share of New Embraer for each share of Embraer
(4)	Reimbursement price per share calculated based on the Embraer’s book value	R$6.61
(5)	Reimbursement price per share calculated based on the Embraer’s market value	R$3.82

9.7.

As set forth in the main section and paragraph 3 of article 264 of the Brazilian Corporate Law and considering that the exchange ratio of Embraer’s shares for New Embraer’s shares proposed in line 2 above is more benefic than the one proposed in line 3 above, the reimbursement to the shareholders of Embraer that timely and formally express their disagreement with the Merger will be guaranteed and made based on the greater of the following amounts: (i) Embraer’s book value, calculated on September 30, 2005, as presented in line “4” of the chart above; and (ii) Embraer’s market value, calculated on September 30, 2005, as presented in line “5” of the chart above.

10.	PROPOSAL REGARDING RENAMING OF RIO HAN

10.1.

Upon approval of the Merger, Rio Han will be renamed as “Embraer – Empresa Brasileira de Aeronáutica S.A.”, thus assuming the name of the Merged Company, provided that such change is subject to the approval of the General Shareholders’ Meeting of Rio Han that approves the Merger, in accordance with the Brazilian Corporation Law.

11.	BOARD OF DIRECTORS OF RIO HAN – GENERAL RULE AND TRANSITION PERIOD

11.1.

The proposed By-laws of New Embraer sets forth that, after the Merger, the Board of Directors of New Embraer will be comprised of 11 members and respective alternates.  The Federal Government, as holder of the Golden Share, will have the right to appoint one member and respective alternate, and the employees of New Embraer will have the right to appoint two (2) members and their alternates. The eight (8) remaining members and their alternates will be elected by the other shareholders, gathered at the General Shareholders’ Meeting, in due observance to the vote limitations mentioned in Section 14 below.

11.2.

According to the Novo Mercado Regulation, the members of the Board of Directors will have a unified two year term.  However, in order to ensure the stability of the social businesses and the continuity of management guidelines during the period immediately subsequent to the Restructuring approval, the first term of the Board of Directors will be of three (3) years, ending at the Annual General Shareholders’ Meeting which approves the financial statements for the fiscal year ended in 2008. This measure intends to avoid any breach in short and medium-term strategies already planned by the current management, in addition to provide for the Company’s transition to the new structure without prejudice to the its business.

11.3.

Additionally, in order to ensure the stability and continuity of the management during the transition period above mentioned, the members of the Board of Directors of New Embraer will be elected at the General Shareholders’ Meeting of Rio Han immediately before the decision on the approval of the Merger.

11.4.

The first term of office of the Board of Directors will comprise the transition period following the Merger.  The management of Rio Han believes that its shareholders will appoint Mr. Maurício Novis Botelho (Brazilian, married, engineer, resident and domiciled in the city of São Paulo, State of São Paulo, bearer of the identity card RG no. 01.641.893-1 IFP/RJ, enrolled before the CPF/MF under no. 044.967.107-06 – current Chief Executive Officer of the Company) as the Chairman of the Board of Directors of Rio Han, who will then also being appointed as Chief Executive Officer of Rio Han, in accordance with the rules mentioned above.  The other positions in the Board of Directors will be filled by one member appointed by the Federal Government; two members appointed by the Company’s employees; and one member will be appointed by each one of the Current Controlling Shareholders.  Four members shall be independent, thus not related to Rio Han, the Company or the Current Controlling Shareholders, following the criteria set forth in the Novo Mercado Regulation.

11.5.

After the approval of the Merger by the General Shareholders’ Meeting of Rio Han, a meeting of the Board of Directors of Rio Han will be held for the election of the Officers. The Officers’ term will follow the same criteria applicable to the Board of Directors, including in what concerns the initial period of three years after the Restructuring.  After the transition period, the terms of the members of the Board of Directors and Executive Board will be of two years and necessarily concurring.  Until the Annual Shareholders’ Meeting to be held in 2009, the quorum for dismissal of members of the Executive Committee shall be the majority of the members of the Board of Directors.

11.6.

The Chairman of the Board of Directors of New Embraer, Mr. Maurício Novis Botelho, above qualified, will also be its Chief Executive Officer until the Ordinary General Meeting at which it will decide on the financial statements for the fiscal year ended on December 31, 2006, as part of the procedures to ensure the coordinated and stable transition of New Embraer to the dispersed control environment.  After the mentioned Shareholders’ Meeting, the Board of Directors of New Embraer will appoint a new Chief Executive Officer, and it will be expressly prohibited to accumulate seats in Board of Directors and Executive Committee of said company.

12.	PROPOSAL FOR LISTING OF RIO HAN AS A PUBLIC COMPANY

12.1.

Upon implementation of the Merger described herein, and as the last step in the Restructuring process, a proposal for listing of New Embraer as a public company with be submitted to its General Shareholders’ Meeting. The listing of New Embraer shall be implemented within 120 days as of the General Shareholders’ Meeting that approves the Merger, pursuant to paragraph 3 of article 223 of the Brazilian Corporate Law.

12.2.	The shares issued by New Embraer will be listed at BOVESPA’s Novo Mercado segment, and the ADSs program currently in force in Embraer will be implemented in New Embraer.

13.	PROPOSAL FOR LOCK UP OF THE SHARES HELD BY THE CONTROLLING SHAREHOLDERS AND ADMINISTRATORS

13.1.

Immediately after the approval of the Merger, a proposal will be submitted to the General Shareholders’ Meeting of New Embraer, in order to confirm that, within six months as from the Merger, the Current Controlling Shareholders, as shareholders of New Embraer, and the Management of New Embraer cannot trade the shares held by them in the capital stock of New Embraer.

13.2.

Besides showing to the market that the Current Controlling Shareholders and the management remain committed to New Embraer and believe in its future, this measure intends to prevent the sale of a volume of shares of New Embraer immediately after approval of the transaction which may adversely impact the quotation of its shares in the market.

14.	PROPOSED RESTATEMENT OF THE BYLAWS OF NEW EMBRAER

14.1.

Before the approval of the Merger, the General Shareholders’ Meeting of Rio Han will resolve on the approval of the new By-laws of New Embraer, in accordance with the proposed By-laws attached hereto as Exhibit V.

14.2.

After the Restructuring, the By-laws of New Embraer will have provisions to assure: (i) the adoption of best practices of corporate governance; (ii) the maintenance of the shareholding control dilution among its shareholders; and (iii) the limitation to the participation of foreign shareholders in the social meetings, thus ensuring that the Brazilian Shareholders will maintain the majority of the voting rights therein, in accordance with the restrictions created when Embraer was privatized.

14.3.	Among other matters, including those related to the management of New Embraer, as described in Clause 11 above, the By-laws after the Merger will include the following provisions:

(A)

General Limitation to the Exercise of Voting Rights at General Meetings. The maximum number of votes allowed to any shareholder (or group of shareholders) at any General Shareholders’ Meeting of New Embraer will correspond to 5% of the capital stock, regardless of the number of shares or ADS held by such shareholder. This measure, set forth based on article 110, paragraph 1 of the Brazilian Corporate Law, intends to avoid the excessive concentration of shares in the hands of a sole shareholder or group of shareholders. With due observance to the privileges granted to the Golden Share, which aims to avoid the excessive concentration of shares in the hands of one shareholder or group of shareholders, as set forth in item (C) hereunder, this restriction does not impose any limitation to the ownership of shares or to the economical rights of the shares, including in relation to the distribution of dividends.

(B)

Limitation to the Exercise of the Voting Rights of Foreign Shareholders at General Meetings. In addition to the limitation described above, imposed to all shareholders of New Embraer, the total votes that may be cast in any General Shareholders’ Meeting by foreign shareholders, individually or collectively, will be limited to 40% of the total votes present at such meeting. The inclusion of such limitation in the By-Laws of New Embraer takes into consideration the principles established in the Privatization Notice of Embraer, as published in the Official Gazette dated April 4, 1994, and ratified by the Attorney General’s Office in the Opinion GQ-215, of January 6, 2000, approved by the Presidency of the Federative Republic of Brazil on January 17, 2000, according to the order published in the Official Gazette dated January 20, 2000, which limits the participation of foreign shareholders to 40% of Embraer’s voting capital. Therefore, the limitation to the exercise of the political rights of the foreign shareholders of New Embraer will be maintained, however without any prejudice or limitation to the free float of these shares, or the economical and equity rights inherent to them.

(C)

Federal Government Approval for Acquisition of Equity Interest Equal or Higher than 35% of the Capital Stock and Requirement of a Public Tender Offering for Acquisition of Shares. The acquisition of interest in amounts equal or higher than 35% of the capital stock of New Embraer, whether in shares or ADS, by any shareholder or group of shareholders, will be subject to the approval of the Federal Government. In case an authorization by the Federal Government is obtained, such increase in participation will also be subject to a Public Tender Offer for Acquisition of Shares (OPA) of the total shares and ADS of New Embraer, at the price calculated based on the criteria established in the By-Laws. This mechanism ensures, at once, that: (i) the Federal Government will have the control over the acquisition of interest equal or higher than 35% of the capital stock of New Embraer; and (ii) in case such authorization is granted, the other shareholders of New Embraer may sell their shares to the offering shareholder.

(D)

Rights of the Golden Share. Besides the provisions set forth in item (C) above, the By-Laws of New Embraer maintain all prerogatives currently granted to the Federal Government, as holder of the Golden Share, as established in the Privatization Notice, and, furthermore, assures the veto right, by the Federal Government, in any decision related to: (i) changes in the vote restrictions described in items (A) and (B) above; (ii) statutory amendments involving changes to the rights granted to the Golden Share; and (iii) statutory changes to the provisions related to the acquisition of interest equal or higher than 35% of the capital stock.

(E)

Monitoring of Equity Shareholdings. Without prejudice to the other legal duties, the Officer of Investor Relations of New Embraer will be responsible to coordinate a force task in charge of monitoring alterations in New Embraer’s shareholding composition, whether in relation to the equity interest held by each shareholder or group of shareholders (including ADS holders) of New Embraer, or in relation to the shareholders’ nationality, alerting to the proper authorities possible breaches to the By-Laws.

(F)

Breaches to Legal and Statutory Provisions. Pursuant to article 120 of the Brazilian Corporate Law, the violations with the law or the By-Laws of New Embraer will subject the violating shareholder to the suspension of its political rights (i.e., the temporary loss of its voting rights), upon decision of the General Shareholders’ Meeting in this sense, such suspension to be ceased as soon as the obligation is complied with. The provision mentioned above is also included in the proposed By-Laws of New Embraer, in order to emphasize that such measure may also be adopted upon proposal of the management of New Embraer, in case of breach to the statutory provisions, especially those mentioned in items (A), (B), (C) and (D) above.

14.4.	The By-laws of New Embraer will prohibit issuance of preferred shares.

15.	GENERAL PROVISIONS

15.1.

The Companies may reconsider the Merger proposal described herein in the case the reimbursement price to be paid deriving from the withdrawal rights exercised by the disagreeing common shareholders of Embraer risks the financial stability of the merged company resulting from the Merger, as set forth in paragraph 3, article 137, of the Brazilian Corporate Law.

15.2.	Upon approval of the Merger by the shareholders of the Companies, the related managements shall register and publish all acts related to the Merger.

15.3.	All valuations, evaluations, opinions, documents, proposals and proposed By-laws related to the Merger are attached to and are an integral part of this Protocol for all legal purposes.

15.4.	The Companies and their respective managements hereby elect the Forum of São Paulo for settlement of any doubts that may result from this Merger Agreement.

São José dos Campos, January 19, 2006.

/s/Antonio Luiz Pizarro Manso
EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

/s/Antonio Luiz Pizarro Manso
RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

Witnesses:

1. _____________________________________
Name:
Id.:
CPF/MF:

2. _____________________________________
Name:
Id.:
CPF/MF:

EXHIBIT I

VALUATION REPORT OF MARKET VALUE OF SHAREHOLDERS’ EQUITY
OF EMBRAER PREPARED BY ACAL

EXHIBIT II

VALUATION REPORT OF MARKET VALUE OF SHAREHOLDERS’ EQUITY
OF RIO HAN PREPARED BY ACAL

EXHIBIT III

SHAREHOLDERS’ EQUITY VALUATION REPORT OF EMBRAER PREPARED BY ACAL

EXHIBIT IV

FINANCIAL ANALYSES REGARDING THE RESTRUCTURING OF THE
CAPITAL STOCK OF EMBRAER PREPARED BY GOLDMAN SACHS

EXHIBIT V

PROPOSED BY-LAWS OF RIO HAN AFTER THE MERGER

ANNEX C

Financial Analyses
Regarding the Restructuring of the Capital Stock of Embraer

Goldman Sachs & Cia.
January-2006

Disclaimers

Goldman Sachs & Co. together with Goldman, Sachs & Cia. (“Goldman Sachs”) has been engaged by EMBRAER – Empresa Brasileira de Aeronáutica S.A. (“Embraer”, or the “Company”) as financial advisor to assist the Company in its analysis and consideration of a potential restructuring of the capital stock of the Company which would result in the consolidation of the Company’s voting shares (ONs) and non-voting shares (PNs) into a single, voting (ON) class (the “Transaction”).  In connection with our engagement, we have been requested to perform financial analyses (the “Financial Analyses”) for the consideration of the Board of Directors of Embraer in its determination of a proposed exchange ratio applicable to the shares of the Company held by Cia. Bozano (“Bozano”), Previ – Caixa de Previdência dos Funcionários do Banco do Brasil (“Previ”) and Fundação Sistel de Seguridade Social (“Sistel”, and together with Bozano and Previ, the “Controlling Shareholders”) that are party to of a Shareholders’ Agreement between the Controlling Shareholders, dated as of July 24, 1997, as amended (the “Control Shares”), relative to the remaining shares of the Company (the “Non-control Shares”).  References herein to “Shares” shall include both the ONs and the PNs.

Our Financial Analyses have been prepared for the exclusive use of Embraer’s Board of Directors in connection with its analysis of the Transaction, as described above, and should not be used for any other purposes, including, without limitation, for capital formation under the terms of the Corporation Law, including, but not limited to, its Article 8.  This Report should is not, and should not be construed as, an opinion as to the fairness of the Transaction, from a financial point of view, to the holders of Non-control shares or to the Controlling Shareholders.  Our Financial Analyses have been prepared in both the Portuguese and English languages, and the Portuguese version shall prevail for all purposes.

In connection with preparing our analyses, we have reviewed, among other things: (i) certain internal financial analyses and forecasts for the Company prepared and approved by its senior management; (ii) publicly available financial statements for the years ended December 31, 2002, 2003 and 2004 of the Company, which were audited by Deloitte Touche Tohmatsu - Auditores Independentes (“Auditors”); (iii) certain other financial information with respect to the Company, including the cash and bank balances, loans and other debt obligations and hedging and contingencies provisions of the Company as of September 30, 2005 reflecting the best judgment of the Auditors in conformity with generally accepted accounting procedures in Brazil. We also have held discussions with members of the senior management of the Company with respect to its assessment of the past and current business operations, financial condition and prospects of the Company.

In preparing our Financial Analyses, we have assumed and relied, with the express consent of the Company and without independent verification, on the accuracy, content, truthfulness, consistency, completeness, sufficiency and integrity of the financial, accounting, legal, tax and other information reviewed by or discussed with us, and we have not assumed, and do not hereby assume, any responsibility to independently verify any of the information or to make an independent verification or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we examined the solvency or fair value of the Company under any laws concerning bankruptcy, insolvency or similar matters.  To this effect, we assume no responsibility or liability with respect to the accuracy, truthfulness, integrity, consistency, or sufficiency of such information, for which the Company is solely and exclusively responsible. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company.  With your consent, we have assumed that the financial analyses and forecasts prepared by the senior management of the Company, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company.

Disclaimers

(Continued)

Our Financial Analyses assume a stable macroeconomic scenario for Brazil.  The Financial Analyses and the results therefrom do not purport to reflect the prices at which the Company or its securities could be sold, nor do they take into account any element of value that may arise from the accomplishment or expectation of the proposed Transaction.  You should further note that we are not an accounting firm and we did not provide accounting or audit services in connection with these Financial Analyses.  In addition, because these analyses are based upon forecasts of future financial results, they are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses.  Given, further, that these analyses are intrinsically subject to uncertainties and various events or factors outside the control of the Company and Goldman Sachs, neither Goldman Sachs, nor any of its affiliates and representatives, assume any responsibility or liability if future results differ substantially from the projections presented in the Financial Analyses and make no representation or warranty with respect to such projections.

Our Financial Analyses are necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.  As a result, the analyses are valid exclusively as of the date hereof as future events and developments may affect their conclusions.  We do not assume any obligation to update, review, revise or revoke the Financial Analyses as a result of any subsequent event or development. With respect to the Financial Analyses, Embraer and its Board of Directors have not authorized us to solicit, nor have we solicited, any indication of interest from third parties to acquire, in whole or in part, any of the Shares. As a result, the results determined in the Financial Analyses do not necessarily correspond to, and should not be construed as representative of, the prices at which any Company could be sold in a third-party acquisition transaction, at which any of the Shares trade on the date hereof or will trade at any future time, or at which the ON shares of Embraer will trade after the Transaction.

The preparation of economic and financial analyses such as those conducted in the preparation of the Financial Analyses is a complex process that involves subjective judgment and is not susceptible to partial analysis or summary description. In arriving at its conclusions, Goldman Sachs did not attribute any particular weight to any particular factor considered by it; rather, Goldman Sachs made qualitative judgments as to the importance and relevance of all the factors considered therein. Accordingly, Goldman Sachs believes that the Financial Analyses should be considered as a whole and that selecting portions of its analyses or the factors considered therein could result in an incomplete and incorrect understanding of the conclusions of the Financial Analyses.  The results presented herein refer solely to the Transactions and do not extend to any other present or future matters or transactions regarding the Company, the economic group to which they belong or to the sector in which they operate.

The Financial Analyses are exclusively addressed to Embraer and do not address the underlying business decision by Embraer to engage in the Transaction and do not constitute a recommendation to the Company and/or the holders of the Shares (including, but not limited to, as to whether any such holder should vote in favor of the Transaction or exercise any appraisal rights or other rights with respect thereto). In addition, the Financial Analyses (i) treat the Company as stand-alone operations and therefore, the Financial Analyses do not include any operational, tax or other benefits or losses, or synergies, incremental value and/or costs for the Company, if any, which may arise from the consummation of the Transaction and (ii) do not address the treatment of the different classes of  Shares, and any adjustments intended to offset, or that may reflect, any specific rights associated with any specific class of Shares. We are therefore not expressing, and the Financial Analyses do not contain, any views relating to the distribution of economic value among the various classes of Shares.

Disclaimers

(Continued)

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by Embraer and we will receive a fee for the services provided by us. Moreover, Embraer has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise as a result of our engagement.  We also may provide investment banking services to the Company and its affiliates in the future.  In connection with the above-described services we have received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals.  In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to the Company and its affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and its affiliates for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Goldman Sachs does not have a direct or indirect interest in the Transaction, provided however that, in accordance with usual market practice, part of the compensation payable by the Company in connection with the services rendered by Goldman Sachs depends on the implementation of the Transaction. Except as may result from the activities described in the first and second sentences of this paragraph, Goldman Sachs does not have a direct or indirect interest in the Company. Without limiting any other statement set forth herein, to the best of our knowledge, neither the Controlling Shareholders nor the managers of the Company have directed, limited, obstructed or otherwise taken any action that has or could have compromised the access to, or use or knowledge of, information, documents or work methodologies relevant to the quality of the Financial Analyses.

In preparing the Financial Analyses, in accordance with applicable laws and regulations, we did not take into account (i) the tax consequences of the Transaction for the holders of the Shares, and (ii) the impact of any fees and expenses that may result from the consummation of the Transaction, including, but not limited to, those related to any depositary services that may be charged to the holders of the Company’s ADRs. The financial calculations contained in the Financial Analyses may not always result in a precise sum due to rounding.

GOLDMAN SACHS & COMPANHIA

Table of Contents

I.	Considerations on Control Premium

II.	Discounted Cash Flow Valuation Analysis

III.	Historical Transactions

IV.	Historical Valuation Parameters for Embraer

V.	Impact of Transaction to Current Shareholders

I. Considerations on Control Premium

Summary of Premium Analyses

Methodology		Description	Implied premium

Discounted Cash Flow Analyses (DCF)	•	The DCF method is utilized to determine the intrinsic value of the company based on its projected cash flows	Implied premium over: 60-day average of ADR price: 1.6% – 24.4%

•

The DCF analyses treat the Company as a stand-alone operation and therefore do not include any benefits or losses which may arise from the consummation of the Transaction, such as operating benefits, fiscal benefits, synergies etc.

	•	The DCF analyses performed for Embraer were based on forecasts provided by and discussed with its management. Management projections were expressed in US dollars and based in projections in US GAAP	30-day average of ADR price: (0.9%) – 21.4%

•

The DCF analyses do not consider the differences among the classes of shares of the Company, and any adjustments intended to offset any specific rights associated with any specific class of shares of the Company.  We are not expressing any views relating to the distribution of economic value among the various classes of shares of the Company

Current ADR price: (3.1%) – 18.6%

•

The implied values per ADR were obtained by subtracting the net financial debt and minority interest of Embraer as of September 30, 2005 from the range of the Company’s Enterprise Value, and dividing the result by the number of ADRs outstanding

•

The range of Enterprise Values was obtained by the sum of (i) the present value of the unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, less increases in working capital and less capital expenditures) that Embraer projects to generate from 2005 and 2014, using a range of discount rates between 11.3% and 12.3%; and (ii) the present value of the terminal value of Embraer in 2014 using a perpetuity growth rate between 4.0% and 5.0%.  DCF valuation analyses were performed as of September 30, 2005

	•	The DCF valuation analyses result in an indicative ADR value range between US$39.92 and US$48.87

	•	For more information and details on the DCF valuation analyses, please refer to Section II of this document

Note: Implied premium as of 13-Jan-2005

Summary of Premium Analyses

Methodology		Description	Implied Premium

Analysis of Historical Share Reclassification Transactions	•	We identified and analyzed 17 reclassification transactions of international companies occurring among publicly traded companies from 2000 to 2005	With relinquishment of control: 0.0% – 19.4%

	•	In each reclassification transaction, two classes of stock of a single company with different voting rights were reclassified or combined into a single class of common stock	Without change in control: 0.0% – 8.2%

•

For each of the companies identified for the reclassification transaction analysis, we determined the premium paid to the high-vote shares or controlling shareholder by dividing the total value that those shares represented after and before the transaction, respectively

•

In transactions where a payment or a targeted repurchase was made by the company, we added the cash component to the value received by the high-vote shares or controlling shareholder, and adjusted the proforma market capitalization of the company to reflect the cash payment and shares repurchased

	•	The analysis of Share Reclassification Transactions aims at identifying similar precedents to the Transaction and verifies the range of premium historically paid in this kind of transaction

•

We have divided the universe of selected transactions in two groups: (i) situations in which a controlling shareholder with more than 50% of the votes reduced its voting power to less than 50% after the reclassification, and (ii) situations in which there was no controlling shareholder

•

Of the transactions examined in the reclassification transaction analysis, 4 transactions involved a controlling shareholder with greater than 50% of the votes reducing its voting power to less than 50%.  The premium paid for the controlling shareholder in these transactions varied from 0.0% to 19.4%, and the average is 7.6%

•

13 of the transactions analyzed did not involve a change of control.  Of these, 11 transactions had no implied premium to the high-vote shares.  The premium paid for the high-vote shares in these transactions varied from 0.0% to 8.2%, and the average is 1.1%

•

No company utilized in the analysis of historical reclassification transactions is identical to the Company. In evaluating historical reclassification transactions, we have made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of such companies

Summary of Premium Analyses

Methodology		Description	Implied Premium

Analysis of Multiples of Selected Private Market Transactions in the Aerospace Industry	•	We selected and examined 16 change-of-control transactions in the aerospace and defense industry	Implied premium over: 60-day average of ADR price: (23.2%) – 11.5%

•

We applied the implied EV/LTM EBITDA[1] multiples resulting from those transactions to the LTM EBITDA figures of Embraer and translated the resulting range of per share prices into implied premiums over the 60-day average, 30-day average and current Embraer’s ADR prices as of January 13, 2006

30-day average of ADR price: (25.0%) – 8.8%
•

The EV/LTM EBITDA multiple of private change of control transactions is a metric that depends, among other things, on the potential growth of the target company, competition for target (if existent) and potential synergies forecasted by the acquirer

•

No company utilized in the private market transactions analyses is identical to the Company. In evaluating private market transactions, we have made judgments and assumptions with regard to, among other things, the capital structure and shareholder base of such companies

Current ADR price: (26.8%) – 6.3%

Note: Implied premium as of 13-Jan-2006

[1] EBITDA = Earnings before interest, tax, depreciation and amortization

Summary of Premium Analyses
Considerations on Control Premium and Implied Exchange Ratio[4]

[1]

DCF valuation range assumes a WACC from 11.3% to 12.3% and a perpetuity growth rate from 4.0% to 5.0%. Premium determined by the comparison of the following share prices as of 13-Jan-06: current (US$41.2), 30-days average (US$40.3) and 60-days average (US$39.3)

[2]	Based on the range of implied premiums in selected share reclassification transactions
[3]

Share price based on the range of EV / LTM EBITDA multiples from 9.0x to 13.1x, applied to Embraer’s LTM EBITDA of US$599mm. Assumes net debt (including minority interest) of US$51mm, and 180.5mm shares outstanding. Premium determined by the comparison of the following share prices as of 13-Jan-06: current (US$41.2), 30-days average (US$40.3) and 60-days average (US$39.3)

[4]

Implied exchange ratio to Control Shares relative to that of Non-control Shares, which results in corresponding premium. Note that, if as a result of the Transaction New Embraer ends up with more than shares than Embraer, a premium of Z% requires an exchange ratio greater than (1+Z/100):1. If p is the premium, y the implied exchange ratio to Control Shares relative to that of Non-control Shares, St the number of total shares of the Company and Sc the number of Control Shares, then y = [(1+p) x (St - Sc)] / [St - (1+p) x Sc)]

Control Premium in the Brazilian Corporation Law

•

The new Brazilian Corporation Law (Lei 10,303), enacted in 2001, establishes that, in the event of change of control, minority ON (voting) shareholders have the right to receive 80% of the price per share received by controlling shareholders

	—	In effect, this provision of the Brazilian Corporation Law implies in a control premium of 25% (i.e. 100/80 -1)

	—	Non-voting (PN) shares have no tag-along rights in the event of change of control

—

The acquiring party is obliged to launch a mandatory tender offer to acquire all of the outstanding non-control ON shares within 30 days of the closing of the control acquisition.  Minority ON shareholders have to be offered the same conditions offered to the controlling shareholders

•

Companies listed in Bovespa’s “Nível 2” of corporate governance have to extend tag-along at 70% of the price per share paid to the controlling shareholder to all its PN shareholders.  Companies listed in Bovespa’s “Novo Mercado” segment (which allows for ON shares only) must offer a 100% tag-along to all shareholders in the event of change of control

•

Prior to 1997, the Brazilian Corporation Law established a 100% tag-along right for ONs and PNs.  That provision was eliminated in order to make privatizations viable, and the 80% tag-along provision for ONs was reintroduced in 2001

II. Discounted Cash Flow Valuation Analysis

Discounted Cash Flow Valuation Analyses
Methodology

•

Valuation analyses were performed as of September 30, 2005 based on a projection period from 2005 to 2014.  All projections used for purposes of the valuation of the Company were prepared by the senior management of that company

•	Unlevered free cash flows (before financing costs) were projected by the Company in US Dollars and based on financial statements of the Company in US GAAP

•	Illustrative enterprise values of each of the Companies were determined by the sum of:

	—	Net present value indication calculated as of September 30, 2005 with respect to the unlevered free cash flows for the projection period, and

—

Net present value indication calculated as of September 30, 2005 with respect to the illustrative terminal value, determined using the perpetuity growth methodology applied to a normalized unlevered free cash flow (capex equal to depreciation and excluding temporary tax benefits)

•

The illustrative present value of the unlevered free cash flows was calculated using a weighted average cost of capital (“WACC”) between 11.3% and 12.3%. The perpetuity growth rate for the unlevered free cash flow was between 4.0% and 5.0%

•

The equity value indications calculated for the Company were determined by subtracting from the illustrative enterprise value previously calculated the total value of the net debt and minority interest, as set forth in the audited balance sheets as of September 30, 2005

•	The indicative equity value indication per share for each of the Company was determined by dividing the equity value indication by the total number of shares outstanding

	—	Total shares outstanding: 721,832,057

	—	Control Shares outstanding: 145,527,000

•

The valuation analyses result in aggregate equity value indication for the Company and do not allocate value between any classes of shares. No adjustments were made as to potential benefits that may arise from the transaction, such as synergies or tax gains

Summary of Discounted Cash Flow Valuation

	Indicative Range of Enterprise Values (US$ MM)			Indicative Range of Equity Values (US$ MM) (1)

	Perpetuity Growth Rate (%)			Perpetuity Growth Rate (%)

WACC	4.0%	4.5%	5.0%	4.0%	4.5%	5.0%

11.3%	8,069	8,392	8,767	8,119	8,443	8,818
11.6%	7,817	8,114	8,456	7,868	8,165	8,507
11.8%	7,582	7,854	8,167	7,633	7,905	8,218
12.1%	7,361	7,612	7,898	7,412	7,663	7,949
12.3%	7,153	7,385	7,648	7,204	7,436	7,699

	Indicative Range of Equity Values per ADR (US$) (2)			Indicative Range of Implied Premium over ADR Market Price (3)

	Perpetuity Growth Rate (%)			Perpetuity Growth Rate (% )

WACC	4.0%	4.5%	5.0%	4.0%	4.5%	5.0%

11.3%	45.0	46.8	48.9	14.5%	19.1%	24.4%
11.6%	43.6	45.2	47.1	11.0%	15.1%	20.0%
11.8%	42.3	43.8	45.5	7.6%	11.5%	15.9%
12.1%	41.1	42.5	44.0	4.5%	8.1%	12.1%
12.3%	39.9	41.2	42.7	1.6%	4.9%	8.6%

(1)	Equity value after net cash of US$97.0mm and minority interest of US$46.1mm as of 30-September-2005. Source: Embraer's audited financial statements in US GAAP as of 30-September-2005
(2)	Assumes 721.8mm shares outstanding as of 30-September-2005, equivalent to 180.5mm ADRs
(3)	Indicative implied premium over the average ADR price of US$39.3 (ticker ERJ) during the last 60 days as of January 13, 2006

Macroeconomic Assumptions

	Projected Fiscal Year Ending December 31,

	2006	2007	2008	2009	2010	2011	2012	2013	2014

Inflation
US Inflation (CPI %)	2.9%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%	2.2%
US Inflation (PPI %)	3.4%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
Brazilian Inflation (IPC-A %)	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%	4.5%
Inflation Differential (IPC-A vs. US CPI)	1.6%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%	2.3%
Interest Rates
Nominal Interest Rate (Selic / EOP)	15.0%	13.5%	13.0%	12.5%	11.5%	11.5%	11.5%	11.5%	11.5%
Exchange Rate
EOP Rate (R$/US$)	2.40	2.55	2.68	2.80	2.85	2.92	2.98	3.05	3.12
Average Rate (R$/US$)	2.35	2.45	2.59	2.74	2.82	2.88	2.95	3.01	3.08

Source: Pesquisa Focus do Banco Central do Brasil as of December 30, 2005, GS Economic Research

Cost of Capital Calculation Assumptions

Discount rates used for the purpose of the Discounted Cash Flow Analyses set forth herein are based on the WACC methodology (“Weighted Average Cost of Capital”)

•	Basic WACC formula for emerging countries

•	Cost of debt component: estimation of the expected cost of the company’s marginal financing sources

•	Cost of equity component: estimated by the CAPM (“Capital Asset Pricing Model”)

	—	The opportunity cost of capital is equal to the return of the risk-free bonds plus the company’s systematic risk (beta), multiplied by the market risk premium

	—	Adjustment for the calculation of the country risk, considering the difference between the expected average yield of the Brazilian Global 40 bond (callable in 2015) and the equivalent US Treasury Bond

Cost of Capital Calculation for Embraer

Risk-Free Rate

10-year US Treasury (a)	4.4%
(+) Brazil Sovereign Spread Average (b)	4.4%

(=) Assumed Risk-Free Rate	8.9%

Cost of Equity

US Equity Risk Premium (c)	5.6%
Beta (d)	0.95
(+) Assumed Risk-Free Rate	8.9%

(=) Cost of Equity	14.2%

Cost of Debt

Pre-tax Cost of Debt (e)	6.9%
(x) Marginal Tax Rate	34.0%

(=) Cost of Debt	4.5%

WACC Calculation

Target Debt / Total Capitalization	25.0%
Target Equity / Total Capitalization	75.0%

WACC (Nominal US$)	11.8%

(a)	Average yield of the 10 year on-the-run U.S. Treasury Bond in January 13, 2005 (average for the last 3 months) (Source: Factset)
(b)	Average spread of the 2040 Brazilian Government Bond (callable in 2015) over the 10 year on-the-run US Treasury Bond in January 13, 2005 (average for the last 3 months) (Source: Factset)
(c)	Equity Risk Premium based on US Long-Horizon Equity Risk Premia in US dollars from 1974 to 2003 (Source: “International Equity Risk Premia Report 2004” Ibbotson 2004 report)
(d)	Predicted levered beta (Source: BARRA as of November 30, 2005)
(e)	Assumes a negative spread of 200 bps between Company’ cost of debt and the Brazilian Government Bond

Summary of Discounted Cash Flow Valuation
Main Valuation Assumptions

Base of Projections	•	Discounted cash flow analyses were based on Embraer’s business plan (“Plano de Ação”) as of December 2005, as well as public information and discussions with Embraer’s management

	•	Analyses reflect valuation of Embraer on a stand-alone basis

	•	Currency: nominal US$

	•	Financial statements: based on the company’s financials in US GAAP, as of September 30, 2005

	•	Projection period: 2005 to 2014

Revenue and Cost Build-up	•	Aircraft delieveries based on Embraer’s current backlog for the commercial, corporate and defense segments, as well as the Company’s 20-year market study

	•	Evolution of prices according to Embraer contracts, linked to the US PPI

	•	Defense revenue accrued throughout project life

	•	Cost of goods sold reflect specific margins for each of Embraer product segment

Capex and Research & Development	•

Projections include capex and R&D expenses related to the maintenance of Embraer’s current commercial and corporate product line. Projections do not assume development of new products for these segments

	•	Capex and R&D for the defense sector is accounted for as cost of goods sold and accrued throughout the project life

•

R&D includes expenses for new project of Light Jets / Very Light Jets, from 2005 to 2010. R&D expense in DCF model include only Embraer’s share of the total disbursement; approximately 50% of total investment is being made by the contributing partners

	•	Capex in perpetuity assumed as 3% of 2014E net revenues, to reflect management’s projections of future investment needs

Working Capital	•	Working capital assumptions reflect Embraer’s cash cycle and company policy related to aircraft financing

Summary DCF Projections

				Compounded Annual Growth Rate (%)

	2005E	2006E	2007E	2008E - 2014E

Financial Projections (US$mm)

Consolidated Net Revenues	$3,772	$4,243	$4,534	5.7%

Gross Profit	1,129	1,339	1,432	6.1%

Operating Expenses	(632)	(727)	(750)	2.6%

EBIT	496	612	683	9.0%

EBITDA	560	682	757	7.9%

Projected Deliveries (Number of Airplanes)

Commercial aviation	118	122	126

Corporate aviation (1)	14	19	21

Defense (2)	9	4	3

Total	141	145	150

Source: Projections provided by the management of the Company

[1] Includes new Light Jets segment
[2] Only includes transportation aircrafts

Summary DCF Projections

(US$ mm)

	For the Fiscal Year Ending on December 31

	2005E	2006E	2007E	2008E	2009E	2010E	2011E	2012E	2013E	2014E

Unlevered Operating Income (1)	351	441	494	574	681	763	812	868	911	974
(+) Depreciation and Amortization	64	69	74	79	83	88	56	38	43	48
(-) Capex	(59)	(72)	(62)	(62)	(62)	(62)	(63)	(65)	(66)	(68)
(-) Change in Working Capital	118	202	(1)	(13)	(60)	(51)	(33)	(12)	(55)	(48)
Free Cash Flow	473	641	504	577	642	737	772	829	833	906
Terminal Year Free Cash Flow (2)										727

Source: Projections provided by the management of the Company

[1]	Net Income before interest, depreciation and amortization less adjusted taxes
[2]	Free Cash Flow for terminal value indication adjusted to (i) eliminate temporary tax benefits and (ii) normalized Capex with index Capex / Net Revenues equal to 3.0%

III. Historical Transactions

Selected Reclassification Transactions
Simplification of Share Classes with Differentiated Voting Rights

Date	Company	Consideration	Ratio		Premium	Minority Shareholders

Transactions with Relinquishment of Control

Sep-05	Sotheby’s	Stock + Cash	1.00	x	19.4%	(5.5	) %

Mar-05	Royal Group	Stock + Cash (1)	1.00	x	5.6%	(1.1	) %

Oct-02	Reader’s Digest	Stock + Cash	1.22	x	5.3%	(1.1	) %

Jun-00	Mitchell Energy	Stock	1.00	x	0.0%	0.0%

Max			1.22	x	19.4%	0.0%
Average			1.06	x	7.6%	(1.9	) %
Median			1.00	x	5.4%	(1.1	) %
Min			1.00	x	0.0%	(5.5	) %

Transactions without Change of Control

Jun-05	Gartner , Inc.	Stock	1.00	x	0.0%	0.0%

Feb-04	Gildan Activewear	Stock	1.00	x	0.0%	0.0%

Nov-03	MIPS Technologies	Stock	1.00	x	0.0%	0.0%

Nov-03	Jo-Ann Stores	Stock	1.15	x	6.6%	(7.3	) %

Sep-03	Commonwealth Telephone Enterprises	Stock	1.09	x	8.2%	(0.8	) %

May-03	Florida East Coast Industries	Stock	1.00	x	0.0%	0.0%

May-03	Home Capital Group	Stock	1.00	x	0.0%	0.0%

May-02	Cabot Oil & Gas	Stock	1.00	x	0.0%	0.0%

May-02	Freeport McMoRan Copper & Gold	Stock	1.00	x	0.0%	0.0%

Sep-01	Conoco Phillips	Stock	1.00	x	0.0%	0.0%

May-01	Waddell & Reed Financial	Stock	1.00	x	0.0%	0.0%

May-01	Raytheon	Stock	1.00	x	0.0%	0.0%

May-01	SAP	Stock	1.00	x	0.0%	0.0%

Max			1.15	x	8.2%	0.0%
Average			1.02	x	1.1%	(0.6)%
Median			1.00	x	0.0%	0.0%
Min			1.00	x	0.0%	(7.3)%

Source: Press releases issued at a announcement and companies’ financial statements

[1]	Value to controlling shareholder includes shares and the cancellation of certain consideration owned to the company

Selected Private Transactions
Transactions above US$ 500 mm in the Aerospace & Defense Sector

Announcement		Acquiror	Target	Descripton of Target’s Sector	Transaction Value (US$ milhões)	EV / LTM EBITDA Multiple	Premium - 1 day before announcement

Recent Selected Transactions

2005	Sep-05	DRS Technologies	Engineered Support Systems Inc	Manufacturer of Military Equipment	1,852	12.1 x	28.9%
	Jul-05	Zodiac SA	C&D Aerospace Group	Aircraft accessories	600	NA	NA
	Mar-05	BAE Systems	United Defense Industries	Ammunition and Combat Vehicles	4,192	12.7 x	28.7%
	Feb-05	Pratt & Whitney	Boeing Rocketdyne Propulsion and Power	Rocket Engine Developer and Builder	700	NA	NA
	Feb-05	Onex Corporation	Boeing Commercial Airplanes-Tulsa Div.	Commercial Airplane Facilities	1,200	NA	NA

2004	Nov-04	Aurora Capital	K&F Industries	Aircraft Components	1,006	NA	NA
	Jul-04	Meggitt/Carlyle	Dunlop Standard	Aerospace and Defense Components	1,442	9.2 x	NA
	Jun-04	BAE	Alvis	Armored Vehicles Manufacturer	729	13.1 x	15.5%
	May-04	Finmeccanica	AgustaWestland	Helicopters	1,902	NA	NA

2003	Dec-03	Kohlberg Kravis Roberts	MTU Aero Engines (Daimler Chrysler)	Aircraft Engines	1,729	NA	NA
	Aug-03	Precision Castparts	SPS Technologies	Aircraft Components	729	9.0 x	27.6%
	Aug-03	DRS	Integrated Defense	Defense Electronics	550	11.3 x	16.7%
	Jun-03	Warburg Pincus	TransDigm	Aircraft Components	1,100	9.7 x	NA

Aircraft Manufacturers Selected Transactions

1999	Oct-99	EU Consortium	Embraer	Aircraft Manufacturer	834	11.0 x	25.0%
	May-99	General Dynamics	Gulfstream	Aircraft Manufacturer	4,800	10.2 x	27.3%

1996	Dec-96	Boeing	McDonnell Douglas	Aircraft Manufacturer	13,343	9.6 x	26.4%

				Max:	$4,192	13.1 x	28.9%
				Average:	1,364	11.0 x	23.5%
				Median:	1,100	11.3 x	27.6%
				Min:	550	9.0 x	15.5%

Source: Companies press releases and financial reports

IV. Historical Valuation Parameters for Embraer

Comparison of Selected Companies in the Aerospace and Defense Sector

US$ mm

					Enterprise Value Multiples (1)								Calendarized P/E Multiples (2)				5-Year EPS CAGR (2)	2007 PE/5-Year EPS CAGR		LTM Margins (1) EBITDA
	Closing Price 01/13/06	% of 52 Week High	Equity Market Cap (1)	Enterprise Value (1)
					Sales		EBITDA

					LTM		LTM		2006		2007		2006		2007

Aircraft Manufacturers

Boeing (3)(4)	$69.48	97%	$56,709	$55,497	1.0	x	16.2	x	9.2	x	8.5	x	21.1	x	16.8	x	14.0%	1.2	x	6.3%

Bombardier (4)	2.49	80	4,355	6,072	0.5		7.3		6.3		5.5		23.2		18.9		NA	NA		6.1

EADS	38.19	95	31,529	29,029	0.7		5.0		6.8		6.1		18.8		16.1		10.9	1.5		14.3

Embraer	41.21	99	7,437	7,386	2.1		12.3		9.8		9.7		17.3		15.2		16.7	0.9		16.7

Aircraft Components

BE Aerospace (5)	$21.20	96%	$1,341	$1,933	2.3	x	15.6	x	15.6	x	11.9	x	19.1	x	18.4	x	17.5%	NA		14.7%

Heico (5)	25.45	96	691	758	2.7		13.6		10.4		9.0		23.5		20.0		18.0	1.1		19.7

Hexcel (5)	19.56	98	1,425	1,903	1.6		10.9		9.1		7.8		20.8		17.0		10.0	1.7		14.7

K&F Industries (5)	16.60	93	657	1,407	3.7		9.5		9.1		8.4		13.8		11.9		16.0	NA		38.9

	Max	99%	$56,709	$55,497	3.7	x	16.2	x	15.6	x	11.9	x	23.5	x	20.0	x	18.0%	1.7	x	38.9%

	Average	94	13,018	12,998	1.8		11.3		9.5		8.4		19.7		16.8		14.7	1.3		16.4

	Median	96	2,890	4,003	1.8		11.6		9.1		8.4		19.9		16.9		16.0	1.2		14.7

	Min	80	657	758	0.5		5.0		6.3		5.5		13.8		11.9		10.0	0.9		6.1

Defense

General Dynamics	$117.20	97%	$23,906	$25,449	1.2	x	10.4	x	8.7	x	8.1	x	14.6	x	13.2	x	10.0%	1.3	x	11.9%

Northrop Grumman	60.94	99	21,883	25,671	0.8		8.8		7.8	x	8.0	x	14.3		13.2		10.3	1.3		9.5

Raytheon	40.86	100	18,253	22,991	1.1		11.0		9.5	x	9.0	x	16.3		14.1		12.0	1.2		9.8

	Max	100%	$23,906	$25,671	1.2	x	11.0	x	9.5	x	9.0	x	16.3	x	14.1	x	12.0%	1.3	x	11.9%

	Average	99	21,348	24,704	1.0		10.0		8.7		8.3		15.1		13.5		10.8	1.3		10.4

	Median	99	21,883	25,449	1.1		10.4		8.7		8.1		14.6		13.2		10.3	1.3		9.8

	Min	97	18,253	22,991	0.8		8.8		7.8		8.0		14.3		13.2		10.0	1.2		9.5

[1]	Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding. Enterprise Value includes minority interest
[2]	Source: IBES estimates
[3]	Includes equity gain (loss) in income from affiliates
[4]	Includes finance operations, but excludes finance-related debt
[5]	EV/LTM Sales EV/LTM EBITDA multiples reflect latest 2005E figures for revenues and EBITDA as of January 13, 2006 as per the latest IBES consensus

Volatility Analysis of Embraer’s ADRs
Historical Daily Return

Source:  Factset

Embraer’s Stock Price Performance
Local Market (EMBR 3, EMBR 4 in R$)
R$

Source: Factset

Embraer’s Stock Price Performance
ADR Performance (US$)
US$

Source: Factset

V. Impact of Transaction to Current Shareholders

Impact of Transaction to Current Shareholders
Share Exchange Analysis – Assumes No Change in Market Value Post-Transaction
US$ MM, except per share data

	Premium for Control Shares to Current Price

	0.0%		5.0%		10.0%		15.0%		20.0%

Implied price per Control Share	$39.3		$41.3		$43.2		$45.2		$47.2

Implied Exchange ratio	1.00	x	1.06	x	1.13	x	1.20	x	1.26	x

Pro-forma number of shares

Control - ON Control Shares (1)	36.4		38.7		41.1		43.5		46.0

Control - Others (2)	23.8		23.8		23.8		23.8		23.8

Minorities (2)	120.3		120.3		120.3		120.3		120.3

Total number of shares (mm ADRs)	180.5		182.8		185.1		187.6		190.1

Current market cap (3)	$7,091		$7,091		$7,091		$7,091		$7,091

Implied price per share affected by transaction	$39.3		$38.8		$38.3		$37.8		$37.3

Control Group

Value $ of ON Control Shares	$1,430		$1,501		$1,573		$1,644		$1,716

Additional ON shares	0.0		2.3		4.7		7.1		9.6

Number of shares - ON Control Shares	36.4		38.7		41.1		43.5		46.0

Number of shares - PN + ON outside Shareholders Agreement	23.8		23.8		23.8		23.8		23.8

Number of shares (mm ADRs)	60.1		62.4		64.8		67.2		69.7

Total $ value of stake	$2,363		$2,423		$2,482		$2,542		$2,602

Difference from current value	0		60		119		179		239

Equivalent current share price - $(4)	39.3		40.3		41.3		42.3		43.3

Premium/(discount) %	0.0%		2.5%		5.1%		7.6%		10.1%

Implied 2006E EBITDA multiple (5)	10.3	x	10.6	x	10.9	x	11.1	x	11.4	x

% Ownership	33.3%		34.2%		35.0%		35.8%		36.7%

Minorities - Others	180.5		182.8		185.1		187.6		190.1

Number of shares (mm ADRs)	120.3		120.3		120.3		120.3		120.3

Total $ value of stake	$4,728		$4,668		$4,609		$4,549		$4,489

Difference from current value	0		(60)		(119)		(179)		(239)

Equivalent current share price - $ (4)	39.3		38.8		38.3		37.8		37.3

Premium/(discount)%	0.0%		(1.3)%		(2.5)%		(3.8)%		(5.1)%

Implied 2006E EBITDA multiple (5)	10.3	x	10.2	x	10.1	x	9.9	x	9.8	x

% Ownership	66.7%		65.8%		65.0%		64.2%		63.3%

EV/2006E EBITDA multiple expansion to breakeven	0.0	x	0.1	x	0.3	x	0.4	x	0.6	x
Share Price appreciation post transaction to breakeven	0.0%		1.3%		2.6%		3.9%		5.3%

[1]	Assumes controlling group to be Bozano, Sistel and Previ (ON Control Shares only).
[2]

Assumes minority group to be remaining ON shareholders and all of PN shareholdes. If premium is different from 0%, analysis assumes market cap is unchanged and minorities decrease their number of shares.

[3]	Current market cap assumes 180.5mm SDR equivalent shares and 60-days average share price of US$39.3, as of 1/13/2006.
[4]	Total US$ value of stake/initial number of shares.
[5]	Assumes market cap to be implied current share price x initial number of shares, net cash of US$46mm and 2006E EBITDA of US$682mm as per Company’s projections.

ANNEX D

VALUATION REPORT OF MARKET VALUE OF SHAREHOLDERS’ EQUITY
EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
CNPJ/MF 60.208.493/0001-81

          ACAL CONSULTORIA E AUDITORIA S/S, a company specialized in valuations, with office at Avenida Paulista 2300, andar Pilotis – conj. 60, São Paulo – SP, registered with the CRC/SP (Regional Accounting Council of São Paulo State) under number 2RJ001144/F-4, and registered in the CNPJ (National Register of Legal Entities) of the Ministry of Finance under number 28.005.734/0003-44, and whose technical person in charge is Mr. Elias da Silveira Cerqueira, after having conducted the necessary studies and research, hereby presents the Valuation Report of the Market Value of the Shareholders’ Equity of EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A, a corporation with principal place of business at Av. Brigadeiro Faria Lima, 2.170, – São José dos Campos - SP, registered in the CNPJ/MF under number 60.208.493/0001-81, for purposes of its merger with and into the holding company Rio Han Empreendimentos e Participações S.A.

This valuation report is divided into sections as follows:

•	Objectives
•	Bases and Approaches for the Valuation
•	Approach Adopted and Summary of Work Performed
•	Conclusion

I.     OBJECTIVES

          The purpose of this Valuation Report is to record the valuation, at market value, of the shareholders’ equity of EMBRAER for purposes of its merger with and into the holding company (Rio Han), as a result of a corporate reorganization, of EMBRAER in accordance with the requirement of article 264 of Law No. 6404/76, and according to the methodology established in article 183, § 1, of the same law. There were also observed, the technical requirements from the Instruction CVM No. 319 issued on December 3rd 1999, and the related update from the Instructions CVM No. 320/99 and 349/01.

II.     BASES AND APPROACHES FOR THE VALUATION

          Determining the value of a company’s shares is subject to different variables, as well as various uncontrollable factors, considering that it will always take certain subjective aspects into account. As examples, we cite some of the main aspects that affect such determination:

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

(a)	The perspectives of the owners versus the perspectives of a potential buyer;
(b)	The economic conditions that allowed for past results may be better or worse in the future;
(c)	Political and economic conditions, which may fluctuate completely out of control;
(d)	The strategic interests of economic groups or specific programs, such as the privatization program;
(e)	The existence of several valuation approaches that generate quite different results.

          Accordingly, the work of determining the value of shares in capital is not precise, and contains subjective aspects, depending on the owner’s expectations and the use of the shares.

          However, there are various approaches used to estimate the fair value of shares. Although such approaches vary in their applicability, depending on specific facts and circumstances, they may at least indicate a range of reasonable values for a preliminary determination of such value.

2.1.     EXAMPLES OF APPROACHES BASED ON THE VALUE OF NET ASSETS

Equity Valuation

This valuation approach is used to determine the fair market value of specific assets, provide a basis for certain adjustments to net book value (as mentioned above) and as a starting point to estimate the liquidation value. In addition, equity valuation also provides an adequate basis for the business’ value and is frequently used in negotiations of companies, with the value being adjusted according to applicable depreciations and obsolescence.

Liquidation Value

The liquidation value has been used as a basis for negotiations of prices and, therefore, represents an initial range of interest to both buyers and sellers.

The liquidation value is determined through the estimate of the value of the company’s assets, assuming its conversion into currency in a reasonably short period of time, deducting all the company’s obligations, as well as the liquidation cost of the business, including valuation fees, brokerage commissions, taxes and legal fees.

The liquidation value may be determined considering both an orderly liquidation as well as a faster and forced liquidation of the business. This last approach will obviously result in a lower value.

However, this criterion would not be the most adequate one for purposes of valuation of shares in companies with ongoing operating activities.

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

2.2.     EXAMPLES OF METHODS BASED ON RETURN ON INVESTMENT

Price/Profit Ratio

For publicly-trade companies, the price/profit ratio is known and could easily be used to obtain the estimated value of the shares of such companies, through the multiplication of the price/profit by the expected aggregated results. The average price/profit for the industry or for several comparable publicly-trade companies may be used to arrive at an indication of the value. Often, a shareholder control premium is added to this estimated value.

A valuation through the price/profit approach may also be used to estimate the value of a certain company. Assuming a profit growth rate estimated by the current shareholders and a return on investment desired by the acquirer, the latter may determine the multiple of profit that would still allow it to achieve its return target. This approach allows the buyer to determine the price it is willing to pay, to compare it with that desired by the seller.

Discounted Net Cash Flow

The analysis of discounted net cash flow may be used to estimate the value of a company and, consequently, its shares, based on the present value of its cash flow estimates. In theory, this approach should result in the same value as that determined using the price/profit ratio, since the latter reflects the current perception of how much a company will be worth in the future.

In practice, this analysis is growingly used to determine a company’s value because it is based on an effective estimate of cash flows, incorporating factors such as cost reductions due to synergies, product development, etc., and not on the simple market perception of future profits for the company. Other factors that affect the stock market and, consequently, the price/profit ratio, are also eliminated in the analysis of the discounted cash flow.

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

III.     APPROACH ADOPTED AND SUMMARY OF WORK PERFORMED

          As mentioned previously, there are various approaches to determine a company’s market value.

          To determine the value of EMBRAER’s shareholders’ equity at market prices, as of September 30, 2005, considering its characteristics as an operating company and a holding company, the application of the usual criteria for valuation of assets inevitably entails determining the value of the investments that the company holds in its subsidiaries EMBRAER Aircraft Holding, EMBRAER Liebherr Equip. Brasil, EMBRAER Representation LLC, EMBRAER Spain Holding CO and HARBIM Embraer Airc. Ind. Co. These investments, in the amount of R$ 948,770,000, as of the valuation date, equal 6.74% of the company’s total assets, therefore being significant assets in the value of the shareholders’ equity of the investor (EMBRAER).

          For purposes of this Report, we adopted as valuation criterion, as prescribed by  article 264 of the Law 6.404/76, the adjustment to market value of EMBRAER`s and its subsidiaries net assets, on the base date September 30 2005, and the recognition of these adjustments, under the equity method, in the shareholders’ equity of EMBRAER.

          The market value adjustment of the net assets of the parent company EMBRAER and its subsidiaries took into consideration legal definitions and precepts, notably article 264 of Law No. 6404/76, and according to the approach established in article 183, § 1, of the same law. That methodology consider that the assets have to be evaluated by their net market value for the purpose to be sold to a third party, assuming that the company will stop its operations immediately.

          Under the provisions of this article, market value is considered:

(a)	For raw materials and storeroom supplies, the price at which they may be replaced, through purchase in the market;
(b)	For goods and rights intended for sale, the net realization price through sales to the market, less taxes and other expenses necessary for the sale, and the profit margin;
(c)	For investments, the net value at which they can be sold to third parties.

          Within the parameters defined for the preparation of this valuation, the determination of the equity value – net value at market prices – of the shareholders’ equity of EMBRAER and its subsidiaries, as of the base date of September 30, 2005, is also based on a limited review performed by our firm on these companies’ financial statements, as of that date.

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

This procedure was performed according to certain generally accepted auditing standards and, accordingly, included tests on the accounting records necessary in the circumstances for the specific purpose of determining the equity value – at market prices of said equity. These examinations found that the aforementioned records and elements were in accordance with all legal formalities, including regarding the observance of generally accepted accounting principles, being uniform and consistently applied by the entity. In addition, the financial statements of the parent company EMBRAER and its subsidiaries have been examined by other independent auditors as of September 30, 2005, whose Auditor’s Reports dated November 10th 2005 were unqualified.

          These audited financial statements, as of the aforementioned base date, with the purpose of showing the assets stated with the respective realization values, already contain, for example, the following provisions:

–	Allowance for doubtful accounts;
–	Provision for adjustment to realization value;
–	Provision for depreciation; and
–	Provision for amortization.

          In addition, in order to adjust the aforementioned financial statements to market price, as shown in the following table, we added adjustments in the following accounts:

–	Prepaid expenses
–	Deferred tax assets calculated on tax losses, available for offset against future income
–	Unamortized goodwill/negative goodwill on the acquisition of investments
–	Deferred assets

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

The adjustments performed by us are as follows:

Description	Value - R$1,000.00

Value of Book Shareholders’ Equity of EMBRAER as of 09/30/2005	4,771,726
(-) Debit Adjustments to Shareholders’ Equity:	(2,146,399)
Write-off of deferred income tax and social contribution(Current Assets)	(207,816)
Write-off of prepaid expenses (Current Assets)	(239,021)
Write-off of deferred income and social contribution taxes (Long-Term Liabilities)	(294,547)
Write-off of prepaid expenses (Long-Term Liabilities)	(151,442)
Write-off of deferred assets	(1,149,861)
Equity loss on adjustments to shareholders’ equity of Harbim	(134)
Equity loss on adjustments to shareholders’ equity of Liebherr	(31,048)
Equity loss on adjustments to shareholders’ equity of Aircraft	(23,128)
Equity loss on adjustments to shareholders’ equity of Aviation Europe	(3,370)
Write-off of unrecoverable escrow deposits	(46,032)
(+) Credit Adjustments to Shareholders’ Equity:	131,393
Equity gain on adjustments to shareholders’ equity of Spain Holding	50,903
Tools recorded in deferred charges	80,490

Value of shareholders’ equity of EMBRAER adjusted to market value as of 09/30/2005	2,756,720

          In light of the above, and considering the provisions of Article 8 of Law No. 6404, of December 15, 1976, and subsequent amendments, verifications were performed on the accounting books and records that gave rise to the Balance Sheet, as well as the respective documents that gave rise to it, although based on selective tests and by sampling.

          For all legal purposes, ACAL states that: (i) it has no direct or indirect interest in any of the companies involved in this work or in their operations, and there is no significant circumstance that may characterize a conflict of interest for the issuance of this Report; and (ii) there has been no attempt by EMBRAER’s controlling shareholders or management to direct, limit, hinder, or perform any action that might have affected the access to and the use and knowledge of any information, assets, documents or work methodologies relevant to our conclusions.

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

IV.     CONCLUSION

          After the due technical examinations and verifications we performed on EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A., and based on the data referred to in this Valuation Report, we consider that the company’s shareholders’ equity, valued based on the equity value approach – net value at market prices, as of September 30, 2005 is two billion, seven hundred fifty-six million, seven hundred twenty thousand Brazilian reais (R$2,756,720,000.00).

          The document referred to as Appendix I – Shareholders’ Equity at Market Price of EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. - as of September 30, 2005, is an integral part of this Valuation Report.

          This being our best technical understanding, we hereunder sign this Valuation Report.

São Paulo, January 18, 2006.

ACAL Consultoria e Auditoria S/S
CRCSP- 2RJ001144/F-4

Elias da Silveira Cerqueira
Partner in Charge
Certified Accountant CRCSP – 1RJ053136/T-O

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

APPENDIX I

EMBRAER – Empresa Brasileira de Aeronáutica S.A.

SHAREHOLDERS’ EQUITY AT MARKET PRICES
(Amounts in thousands of Brazilian reais – R$1,000.00)
As of September 30, 2005

		ADJUSTMENTS
	Book Value					Market Price
		Debit		Credit

ASSETS
Total current assets	6,667,009	—		446,837		6,220,172
Cash and Cash Equivalents	893,618					893,618
Trade accounts receivable	1,629,432					1,629,432
Allowance for doubtful accounts	(10,434)					(10,434)
Recoverable taxes	88,150					88,150
Other Credits	211,729					211,729
Inventories	3,407,677					3,407,677
Deferred income taxes	207,816			207,816	(a)	—
Prepaid expenses	239,021			239,021	(b)	—
Total long-term assets	4,682,165	—		492,021		4,190,144
Recoverable Taxes	1,660					1,660
Accounts receivable from subsidiaries	4,092,601					4,092,601
Guarantee deposits	78,176					78,176
Other credits	63,739			46,032	(k)	17,707
Deferred income taxes	294,547			294,547	(c)	—
Prepaid expenses	151,442			151,442	(d)	—
Total fixed assets	2,727,624	131,393		1,207,541		1,651,476
Investments	948,770			134	(f)	941,993
				31,048	(g)
		50,903	(h)
				23,128	(i)
				3,370	(j)
Property, Plant and Equipment	628,993	80,490	(l)			709,483
Deferred charges	1,149,861			1,149,861	(e)	—

TOTAL ASSETS	14,076,798	131,393		2,146,399		12,061,792

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

	Book Value	ADJUSTMENTS				Market Price

		Debit		Credit

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	4,684,033	—		—		4,684,033
Loans	1,164,902					1,164,902
Suppliers	1,140,766					1,140,766
Accounts Payable	117,315					117,315
Contributions from partners	10,008					10,008
Accounts payable to subsidiaries	231,864					231,864
Advances from Customers	865,866					865,866
Taxes and social Charges Payable	71,123					71,123
Other Provisions	685,593					685,593
Contingencies	170,987					170,987
Dividends	100,730					100,730
Deferred income taxes	124,879					124,879
Total long-term liabilities	4,621,039	—		—		4,621,039
Loans	2,319,175					2,319,175
Accounts Payable	12,345					12,345
Accounts Payable to Subsidiaries	238,286					238,286
Contributions from Partners	231,722					231,722
Advances from Customers	229,776					229,776
Long-term refinanced taxes	104,732					104,732
Contingencies	1,139,468					1,139,468
Deferred income taxes	345,535					345,535
Total shareholders’ equity	4,771,726	2,146,399		131,393		2,756,720
Capital	3,580,851					3,580,851
Capital Reserves	142,250					142,250
Income Reserves	903,500					903,500
Retained earnings	145,125	207,816	(a)	50,903	(h)	(1,869,881)
		239,021	(b)	80,490	(l)
		294,547	(c)
		151,442	(d)
		1,149,861	(e)
		134	(f)
		31,048	(g)
		23,128	(i)
		3,370	(j)
		46,032	(k)

TOTAL LIABILITIES	14,076,798	2,146,399		131,393		12,061,792

EMBRAER Empresa Brasileira de Aeronáutica S.A.
Shareholders’ Equity Valuation Report – Market Value
Base Date September 30, 2005

Nature of Adjustments:

a)	Write-off of deferred income and social contribution taxes (Current Assets)
b)	Write-off of prepaid expenses (Current Assets)
c)	Write-off of deferred income and social contribution taxes (Long-Term Assets)
d)	Write-off of prepaid expenses (Long-Term Assets)
e)	Write-off of deferred assets
f)	Equity loss on adjustments to shareholders’ equity of Harbim
g)	Equity loss on adjustments to shareholders’ equity of Liebherr
h)	Equity gain on adjustments to shareholders’ equity of Spain Holding
i)	Equity loss on adjustments to shareholders’ equity of Aircraft Holding
j)	Equity loss on adjustments to shareholders’ equity of Aviation Europe
k)	Write-off of unrecoverable escrow deposits
l)	Tools recorded in deferred assets.

*********

ANNEX E

VALUATION REPORT OF MARKET VALUE OF SHAREHOLDERS’ EQUITY
OF RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.
CNPJ/MF 07.788.085/0001-63

          ACAL CONSULTORIA E AUDITORIA S/S, a company specialized in valuations, with office at Avenida Paulista 2300, andar Pilotis - conj. 60, São Paulo – SP, registered with the CRC/SP (Regional Accounting Council of São Paulo State) under number 2RJ001144/F-4, and registered in the CNPJ (National Register of Legal Entities) of the Ministry of Finance under number 28.005.734/0003-44, and whose technical person in charge is Mr. Elias da Silveira Cerqueira, after having conducted the necessary studies and research, hereby presents the Valuation Report of the Market Value of the Shareholders’ Equity of RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a corporation with principal place of business at Av. Brigadeiro Faria Lima, 2.170, prédio F56, sala 2656, São José dos Campos - SP, registered in the CNPJ/MF under number 07.689.002/0001-89 (“Rio Han”), to establish the merger with one of the Company’s subsidiaries – Embraer – Empresa Brasileira de Aeronáutica S.A.

This valuation report is divided into sections as follows:

•	Objectives
•	Bases and Approaches for the Valuation
•	Approach Adopted and Summary of Work Performed
•	Conclusion

I.          OBJECTIVES

          The purpose of this Valuation Report is to record the valuation, at market value, of the shareholders’ equity of Rio Han for purposes of merger with a subsidiary (Embraer), due to a corporate reorganization involving Rio Han and Embraer, in accordance with the requirement of article 264 of Law No. 6404/76, and according to the methodology established in article 183, § 1, of the same law. The provisions contained in CVM Instruction No. 319, of December 3, 1999, with the due amendments enacted by CVM Instructions No. 320/99 and 349/01, were also observed.

II.          BASES AND APPROACHES FOR THE VALUATION

          Determining the value of a company’s shares is subject to different variables, as well as various uncontrollable factors, considering that it will always take certain subjective aspects into account. As examples, we cite some of the main aspects that affect such determination:

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

(a)	The perspectives of the owners versus the perspectives of a potential buyer;

(b)	The economic conditions that allowed for past results may be better or worse in the future;

(c)	Political and economic conditions, which may fluctuate completely out of control;

(d)	The strategic interests of economic groups or specific programs, such as the privatization program; and

(e)	The existence of several valuation approaches that generate quite different results.

          Accordingly, the work of determining the value of shares in capital is not precise, and contains subjective aspects, depending on the owner’s expectations and the use of the shares.

          However, there are various approaches used to estimate the fair value of shares. Although such approaches vary in their applicability, depending on specific facts and circumstances, they may at least indicate a range of reasonable values for a preliminary determination of such value.

2.1.     EXAMPLES OF APPROACHES BASED ON THE VALUE OF NET ASSETS

Equity Valuation

This valuation approach is used to determine the fair market value of specific assets, provide a basis for certain adjustments to net book value (as mentioned above) and as a starting point to estimate the liquidation value. In addition, equity valuation also provides an adequate basis for the business’ value and is frequently used in negotiations of companies, with the value being adjusted according to applicable depreciations and obsolescence.

Liquidation Value

The liquidation value has been used as a basis for negotiations of prices and, therefore, represents an initial range of interest to both buyers and sellers.

The liquidation value is determined through the estimate of the value of the company’s assets, assuming its conversion into currency in a reasonably short period of time, deducting all the company’s obligations, as well as the liquidation cost of the business, including valuation fees, brokerage commissions, taxes and legal fees.

The liquidation value may be determined considering both an orderly liquidation as well as a faster and forced liquidation of the business. This last approach will obviously result in a lower value.

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

However, this criterion would not be the most adequate one for purposes of valuation of shares in companies with ongoing operating activities.

2.2     EXAMPLES OF METHODS BASED ON RETURN ON INVESTMENT

Price/Profit Ratio

For publicly-traded companies, the price/profit ratio is known and could easily be used to obtain the estimated value of the shares of such companies, through the multiplication of the price/profit by the expected aggregated results. The average price/profit for the industry or for several comparable publicly-traded companies may be used to arrive at an indication of the value. Often, a shareholder control premium is added to this estimated value.

A valuation through the price/profit approach may also be used to estimate the value of a certain company. Assuming a profit growth rate estimated by the current shareholders and a return on investment desired by the acquirer, the latter may determine the multiple of profit that would still allow it to achieve its return target. This approach allows the buyer to determine the price it is willing to pay, to compare it with that desired by the seller.

Discounted Net Cash Flow

The analysis of discounted net cash flow may be used to estimate the value of a company and, consequently, its shares, based on the present value of its cash flow estimates. In theory, this approach should result in the same value as that determined using the price/profit ratio, since the latter reflects the current perception of how much a company will be worth in the future.

In practice, this analysis is growingly used to determine a company’s value because it is based on an effective estimate of cash flows, incorporating factors such as cost reductions due to synergies, product development, etc., and not on the simple market perception of future profits for the company. Other factors that affect the stock market and, consequently, the price/profit ratio, are also eliminated in the analysis of the discounted cash flow.

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

III.          APPROACH ADOPTED AND SUMMARY OF WORK PERFORMED

          As mentioned previously, there are various approaches to determine a company’s market value.

          For the purpose of this report, we adopted as valuation criterion, in accordance with article 264 of Law No. 6.404/76 the adjustment to market value of the net assets of Rio Han, as of September 20, 2005, except in regard to Rio Han’s interest in Embraer, adding to 145,527,000 registered common shares, which make up its control block and represent 20.16% of its capital. These shares have been transferred to the company’s capital valuated on the date this report was written. Thus, this Report contemplates Rio Han’s net assets as of September 30, 2005, adjusted by the effect of the capital subscription of Issued Embraer shares on that date.

          Within the parameters defined for the preparation of this valuation, the determination of the market value of the shareholders’ equity of Rio Han, as of September 30, 2005, is also based on a limited review performed by us on the company’s financial statements, duly audited as of that date. This procedure was performed according to certain generally accepted auditing standards and, accordingly, included tests on the accounting records necessary in the circumstances for the specific purpose of determining the equity value – at market prices of said equity. These examinations found that the aforementioned records and elements were in accordance with all legal formalities, including regarding the observance of generally accepted accounting principles, being uniform and consistently applied by the entity. In addition, the financial statements of the subsidiary Embraer and its main investees have been audited by other independent auditors as of September 30, 2005, whose opinion thereon, dated November 10, 2005, was unqualified.

          These reviewed financial statements, as of the aforementioned base date, with the purpose of showing the assets stated with the respective realization values, already contain, for example, the following provisions:

-	Allowance for doubtful accounts;
-	Provision for adjustment to realization value;
-	Provision for depreciation; and
-	Provision for amortization.

          Additionally, with the purpose of adjusting the said financial statements to the valuation criterion of the shareholders’ equity at market prices, as shown in the chart below, we have adjusted the amounts related to the investments in Embraer (shares transferred to Rio Han’ shareholders), owing to adjustments to the following financial accounts of that company:

-	Prepaid expenses
-	Deferred tax assets calculated on tax losses, available for offset against future income
-	Unamortized goodwill/negative goodwill on the acquisition of investments
-	Deferred assets

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

The adjustments performed by us are as follows:

Description	Value - R$1.00

Book Value of Rio Han’s Shareholders’ equity as of 09/30/2005	50.00
(-) Adjustments to Debit of Net Assets:	(406,240,912.29)
Adjustment to Market Price of Shares Paid in - EMBRAER	(406,240,912.29)
(+) Adjustments to Credit of Net Assets:	962,017,269.89
Value of EMBRAER’s shares relate to 20.16% of total capital	962,017,269.89

Value of Rio Han’s Shareholder’s equity adjusted to market as of 09/30/2005	555,776,407.60

          In light of the above, and considering the provisions of Article 8 of Law No. 6404, of December 15, 1976, and subsequent amendments, verifications were performed on the accounting books and records that gave rise to the Balance Sheet, as well as the respective documents that gave rise to it, although based on selective tests and by sampling.

          For all legal purposes, ACAL states that: (i) it has no direct or indirect interest in any of the companies involved in this work or in their operations, and there is no significant circumstance that may characterize a conflict of interest for the issuance of this Report; and (ii) there has been no attempt by Rio Han’s controlling shareholders or management to direct, limit, hinder, or perform any action that might have affected the access to and the use and knowledge of any information, assets, documents or work methodologies relevant to our conclusions.

IV.          CONCLUSION

          After the due technical examinations and verifications we performed on RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A., and based on the data referred to in this Valuation Report, we consider that the company’s shareholders’ equity, valued based on the equity value approach – net value at market prices, as of September 30, 2005, and adjusted to the effect of the capital transfer of Embraer’s shares, on January 18, 2006 is five hundred fifty-five million, seven hundred seventy-six thousand, four hundred and seven Brazilian reais and sixty cents (R$ 555,776,407.60).

          This being our best technical understanding, we hereunder sign this Valuation Report.

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

São Paulo, January 18, 2006.

ACAL Consultoria e Auditoria S/S
CRCSP- 2RJ001144/F-4

Elias da Silveira Cerqueira
Partner in Charge
Certified Accountant CRCSP - 1RJ053136/T-O

Rio Han Empreendimentos e Participações S.A.
Valuation Report of Market Value of Shareholders’ Equity (Pro-forma)
As of September 30, 2005

Rio Han Empreendimentos e Participações S.A.

SHAREHOLDERS’ EQUITY AT MARKET PRICES–(PRO-FORMA)
(Amounts expressed in Brazilian reais)
Base date – September 30, 2005 (except with regard to the transfer of EMBRAER’s shares on January 18, 2006).

		ADJUSTMENTS
	Book Value					Market Value
		Debtors		Creditors

ASSETS
Current Assets	50	—		—		50
Cash and banks	50					50
Permanent Assets	—	961,933,470		406,205,577		555,727,893
Investments	—	961,933,470	(a)	406,205,577	(b)	555,727,893

TOTAL ASSETS	50	961,933,470		406,205,577		555,727,943

LIABILITIES
Shareholders’ Equity	50	406,205,577		961,933,470		555.,27,943
Paid in Social Capital	50	406,205,577	(b)	961,933,470	(a)	555,727,943

TOTAL LIABILITIES	50	406,205,577		961,933,470		555,727,943

Nature of the adjustments:

a)	Value of EMBRAER’s shares, which related to the 20.16% of the total capital, to be paid in on January 18, 2006.
b)	Adjustment to market value of the shares to be paid in.

*********

ANNEX F

SHAREHOLDERS’ EQUITY VALUATION REPORT
EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
CNPJ/MF 60.208.493/0001-81

          ACAL CONSULTORIA E AUDITORIA S/S, a company specialized in valuations, with office at Avenida Paulista 2300, andar Pilotis - conj. 60, São Paulo – SP, registered with the CRC/SP (Regional Accounting Council of São Paulo State) under number 2RJ001144/F-4, and registered in the CNPJ (National Register of Legal Entities) of the Ministry of Finance under number 28.005.734/0003-44, and whose technical person in charge is Mr. Elias da Silveira Cerqueira, after having conducted the necessary studies and research, hereby presents the Valuation Report of the Market Value of the Shareholders’ Equity of EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A., a corporation with principal place of business at Av. Brigadeiro Faria Lima, 2.170, – São José dos Campos - SP, registered in the CNPJ/MF under number 60.208.493/0001-81, for purposes of its merger with and into the holding company Rio Han Empreendimentos e Participações S.A.

 This valuation report is divided into sections as follows:

•	Objectives
•	Bases and Approaches for the Valuation
•	Approach Adopted and Summary of Work Performed
•	Conclusion

I.          OBJECTIVES

          The purpose of this Valuation Report is to record the valuation, at book value, of the shareholders’ equity of EMBRAER for purposes of its merger with and into the holding company (Rio Han), as a result of a corporate reorganization of EMBRAER in accordance with the requirement of article 264 of Law No. 6404/76, and according to the methodology established in article 183, § 1, of the same law. The provisions contained in CVM Instruction No. 319, of December 3, 1999, with the due amendments enacted by CVM Instructions No. 320/99 and 349/01, were also observed.

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

II.          BASES AND APPROACHES FOR THE VALUATION

          Determining the value of a company’s shareholders’ equity is subject to different variables, as well as various uncontrollable factors, considering that it will always take certain subjective aspects into account. As examples, we cite some of the main aspects that affect such determination:

(a) The perspectives of the owners versus the perspectives of a potential buyer;
(b) The economic conditions that allowed for past results may be better or worse in the future;
(c) Political and economic conditions, which may fluctuate completely out of control;
(d) The strategic interests of economic groups or specific programs, such as privatization programs;
(e) The existence of several valuation approaches that generate quite different results.

          Accordingly, the work of determining the value of shares in capital is not precise, and contains subjective aspects, depending on the owner’s expectations and the use of the shares.

          However, there are various approaches used to estimate the fair value of shares. Although such approaches vary in their applicability, depending on specific facts and circumstances, they may at least indicate a range of reasonable values for a preliminary determination of such value.

2.1.     EXAMPLES OF APPROACHES BASED ON THE VALUE OF NET ASSETS

Equity Valuation

          This valuation approach is used to determine the fair market value of specific assets, provide a basis for certain adjustments to net book value (as mentioned above) and as a starting point to estimate the liquidation value. In addition, equity valuation also provides an adequate basis for the business’ value and is frequently used in negotiations of companies, with the value being adjusted according to applicable depreciations and obsolescence.

Liquidation Value

          The liquidation value has been used as a basis for negotiations of prices and, therefore, represents an initial range of interest to both buyers and sellers.

          The liquidation value is determined through the estimate of the value of the company’s assets, assuming its conversion into currency in a reasonably short period of time, deducting all the company’s obligations, as well as the liquidation cost of the business, including valuation fees, brokerage commissions, taxes and legal fees.

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

          The liquidation value may be determined considering both an orderly liquidation as well as a faster and forced liquidation of the business. This last approach will obviously result in a lower value.

          However, this criterion would not be the most adequate one for purposes of valuation of shares in companies with ongoing operating activities.

2.2     EXAMPLES OF METHODS BASED ON RETURN ON INVESTMENT

Price/Profit Ratio

          For publicly-traded companies, the price/profit ratio is known and could easily be used to obtain the estimated value of the shares of such companies, through the multiplication of the price/profit by the expected aggregated results. The average price/profit for the industry or for several comparable publicly-traded companies may be used to arrive at an indication of the value. Often, a shareholder control premium is added to this estimated value.

          A valuation through the price/profit approach may also be used to estimate the value of a certain company. Assuming a profit growth rate estimated by the current shareholders and a return on investment desired by the acquirer, the latter may determine the multiple of profit that would still allow it to achieve its return target. This approach allows the buyer to determine the price it is willing to pay, to compare it with that desired by the seller.

Discounted Net Cash Flow

          The analysis of discounted net cash flow may be used to estimate the value of a company and, consequently, its shares, based on the present value of its cash flow estimates. In theory, this approach should result in the same value as that determined using the price/profit ratio, since the latter reflects the current perception of how much a company will be worth in the future.

          In practice, this analysis is growingly used to determine a company’s value because it is based on an effective estimate of cash flows, incorporating factors such as cost reductions due to synergies, product development, etc., and not on the simple market perception of future profits for the company. Other factors that affect the stock market and, consequently, the price/profit ratio, are also eliminated in the analysis of the discounted cash flow.

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

III.          APPROACH ADOPTED AND SUMMARY OF WORK PERFORMED

          As mentioned previously, there are various approaches to determine a company’s value.

          To determine the book value of EMBRAER’s shareholders’ equity, as of September 30, 2005, we chose the book valuation approach, since it seems to be the most adequate one under the circumstances - a merger of companies of the same business group - and since the shares that represent this equity have not been exposed to any fact that may be used to justify their overvaluation.

          Within the parameters defined for the preparation of this valuation, the determination of the book value of the shareholders’ equity of EMBRAER, as of September 30, 2005, is also based on a limited review performed by us of the company’s financial statements, as of that date. This procedure was performed according to certain generally accepted auditing standards and, accordingly, included tests on the accounting records necessary in the circumstances for the specific purpose of determining the book value of said equity. These examinations found that the aforementioned records and elements were in accordance with all legal formalities, including regarding the observance of generally accepted accounting principles, being uniform and consistently applied by the entity, including the fact that the book value did not exceed the market value. In addition, the financial statements of the parent company EMBRAE R and its main subsidiaries have been audited by other independent auditors as of September 30, 2005, whose opinion thereon, dated November 10, 2005, was unqualified.

          In light of the above, and considering the provisions of Article 8 of Law No. 6404, of December 15, 1976, and subsequent amendments, verifications were performed on the accounting books and records that gave rise to the Balance Sheet, as well as the respective documents that gave rise to it, although based on selective tests and by sampling.

          For all legal purposes, ACAL states that: (i) it has no direct or indirect interest in any of the companies involved in this work or in their operations, and there is no significant circumstance that may characterize a conflict of interest for the issuance of this Report; and (ii) there has been no attempt by EMBRAER’s controlling shareholders or management to direct, limit, hinder, or perform any action that might have affected the access to and the use and knowledge of any information, assets, documents or work methodologies relevant to our conclusions.

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

IV.          CONCLUSION

          After the due technical examinations and verifications performed by us, and based on the data referred to in this Valuation Report, we consider that the shareholders’ equity of EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A., due to a corporate reorganization, as of September 30, 2005, is four billion, seven hundred seventy-one million, seven hundred twenty-five thousand, five hundred fifty-four Brazilian reais, and sixty six cents (R$4,771,725,554.66).

The document referred to as Appendix I – Shareholders’ Equity at Book Value of EMBRAER - EMPRESA BRASILEIRA DE AERONÁUTICA S.A. - as of September 30, 2005, is an integral part of this Valuation Report.

          This being our best technical understanding, we hereunder sign this Valuation Report.

São Paulo January 18, 2006.

ACAL CONSULTORIA E AUDITORIA S/S
CRCSP- 2RJ001144/F-4

Elias da Silveira Cerqueira
Partner in Charge
Certified Accountant CRCSP - 1RJ053136/T-O

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

APPENDIX I

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholders’ Equity at Book Value as of
September 30, 2005
(Amounts expressed in thousands of Brazilian reais – R$1,000.00)

ASSETS
Total current assets	6,667,009

Cash and cash equivalents	893,618
Trade accounts receivable	1,629,432
Allowance for doubtful accounts	(10,434)
Recoverable taxes	88,150
Other credits	211,729
Inventories	3,407,677
Deferred Income Taxes	207,816
Prepaid expenses	239,021
Total long-term assets	4,682,165

Recoverable taxes	1,660
Accounts Receivable from subsidiaries	4,092,601
Guarantee deposits	78,176
Other credits	63,739
Deferred Income Taxes	294,547
Prepaid expenses	151,442
Total fixed assets	2,727,624

Investments	948,770
Property, plant and equipment	628,993
Deferred charges	1,149,861

TOTAL ASSETS	14,076,798

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.
Shareholder’s Equity Valuation Report – As of September 30,  2005

LIABILITIES
Total current liabilities	4,684,033

Loans	1,164,902
Suppliers	1,140,766
Accounts payable	117,315
Contribuitions from partners	10,008
Accounts Payable to subsidiaries	231,864
Advances from customers	865,866
Taxes and social charges payable	71,123
Other provisions	685,593
Contingencies	170,987
Dividends	100,730
Deferred Income Taxes	124,879

Total long-term liabilities	4,621,039

Loans	2,319,175
Accounts payable	12,345
Accounts Payable to Subsidiaries	238,286
Contributions from partners	231,722
Advances from customers	229,776
Long-term refinanced taxes	104,732
Contingencies	1,139,468
Deferred Income taxes	345,535
Total shareholders’ equity	4,771,726

Capital	3,580,851
Capital reserves	142,250
Income reserves	903,500
Retained earnings	145,125
TOTAL LIABILITIES	14,076,798

**********

ANNEX G

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

February 15, 2006

The Board of Directors
Embraer - Empresa Brasileira de Aeronáutica S.A.
Avenida Brigadeiro Faria Lima, 2170
12227-901 São José dos Campos, São Paulo, Brazil

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Embraer Non-Voting Shares (as defined below), other than the Controlling Shareholders (as defined below) and their respective affiliates, of the NVS Exchange Ratio (as defined below) provided for in the Protocol of Merger and Justification of Embraer - Empresa Brasileira de Aeronáutica S.A. into Rio Han Empreendimentos e Participações S.A., dated January 19, 2006 (the “Merger Agreement”), between Embraer - Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and Rio Han Empreendimentos e Participações S.A. (“Rio Han”), a special purpose vehicle which was formed to implement the Restructuring Merger (as defined below) and which currently holds as its sole asset 145,527,000 common shares, without par value, of Embraer (“Embraer Common Shares” and, such Embraer Common Shares held by Rio Han, the “Control Shares”) previously contributed to Rio Han by its current shareholders (the “Controlling Shareholders”) in exchange for 162,306,263 common shares, without par value, of Rio Han (“Rio Han Common Shares”).  As more fully described in the Merger Agreement, Embraer will merge with and into Rio Han (the “Restructuring Merger”) and all outstanding Embraer Common Shares (other than the “golden share,” a special class of common share of Embraer held by the Federative Republic of Brazil (the “Embraer Golden Share”)), preferred shares, without par value, of Embraer (“Embraer Preferred Shares”) and American Depositary Shares of Embraer (“Embraer ADSs” and, together with Embraer Preferred Shares, “Embraer Non-Voting Shares”), each such Embraer ADS representing four Embraer Preferred Shares, will be replaced by Rio Han Common Shares and American Depositary Shares of Rio Han (“Rio Han ADSs” and, together with Rio Han Common Shares, the “Rio Han Shares”), each such Rio Han ADS representing four Rio Han Common Shares.  The Merger Agreement provides that, pursuant to the Restructuring Merger, (i) the Embraer Golden Share will be replaced by a “golden share” of Rio Han, (ii) each outstanding Control Share will be cancelled, (iii) each outstanding Embraer Common Share (other than the Embraer Golden Share and Control Shares) will be replaced by one Rio Han Common Share and (iv) each outstanding Embraer Preferred Share and Embraer ADS will be replaced by one (the “NVS Exchange Ratio”) Rio Han Common Share and Rio Han ADS, respectively.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Embraer concerning the business, operations and prospects of Embraer.  We examined certain publicly available business and financial information relating to Embraer as well as certain financial forecasts and other information and data relating to Embraer which were provided to or otherwise discussed with us by the management of Embraer.  We reviewed the financial terms of the Restructuring Merger as set forth in the Merger Agreement in relation to, among other things:  current and historical market prices of Embraer Non-Voting Shares and Embraer Common Shares (other than the Embraer Golden Share and Control Shares); the dividend preference attributable to Embraer Non-Voting Shares; historical returns on equity of Embraer Non-Voting Shares and Embraer Common Shares; historical and projected earnings and other operating data of Embraer; and the capitalization and financial condition of Embraer.  We considered certain stock market information of certain other Brazilian publicly traded companies and, to the extent publicly available, the financial terms of certain share reclassifications and Brazilian change of control transactions which we considered relevant.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

The Board of Directors
Embraer - Empresa Brasileira de Aeronáutica S.A.
February 15, 2006

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Embraer that it is not aware of any relevant information that has been omitted or that remains undisclosed to us.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Embraer, we have been advised by the management of Embraer and have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Embraer as to the future financial performance of Embraer.

We have assumed, with your consent, that the Restructuring Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Restructuring Merger, no delay, limitation, restriction or condition has been or will be imposed that would have an adverse effect on Embraer, Rio Han or the Restructuring Merger.  We have assumed, with your consent, that neither Embraer nor Rio Han will incur any Brazilian income tax liabilities as a result of the Restructuring Merger.  Our opinion with respect to the NVS Exchange Ratio, as expressed herein, relates to the pro forma dilutive impact of the Restructuring Merger on Embraer Non-Voting Shares.  Our opinion does not address any terms or other aspects or implications of the Restructuring Merger (other than the NVS Exchange Ratio to the extent expressly specified herein), including, without limitation, the number of Rio Han Common Shares that have been or will be issued in the Restructuring Merger or related transactions in exchange for securities of Embraer other than the Embraer Non-Voting Shares or the relative fairness of such exchanges to the holders of Embraer Non-Voting Shares.  We are not expressing any opinion as to the actual value of Rio Han Shares when issued or the prices at which Embraer Non-Voting Shares, Embraer Common Shares or Rio Han Shares will trade or otherwise be transferable at any time.  Our opinion does not address, and we did not consider, any operational, tax or other benefits, synergies, losses or costs, if any, that may result from the consummation of the Restructuring Merger.  We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Embraer nor have we made any physical inspection of the properties or assets of Embraer.  We express no view as to, and our opinion does not address, the underlying business decision of Embraer to effect the Restructuring Merger, the relative merits of the Restructuring Merger as compared to any alternative business strategies that might exist for Embraer or the effect of any other transaction in which Embraer might engage.  We were not requested to, and we did not, solicit third party indications of interest in the acquisition of Embraer or any securities thereof nor were we requested to, and we did not, participate in the negotiation or structuring of the Restructuring Merger.  Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

The Board of Directors
Embraer - Empresa Brasileira de Aeronáutica S.A.
February 15, 2006

Citigroup Global Markets Inc. has been engaged by Embraer solely for purposes of rendering an opinion in connection with the Restructuring Merger and will receive a fee in connection with the delivery of this opinion.  Certain of our Brazilian affiliates in the past have provided and currently are providing corporate banking and other financial services to Embraer, and in the future may provide services to Rio Han, unrelated to the proposed Restructuring Merger, for which services such affiliates have received and expect to receive compensation.  In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Embraer, and in the future may actively trade or hold the securities of Rio Han, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Embraer and affiliates of Embraer and Rio Han.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Embraer in connection with the proposed Restructuring Merger, and our opinion is not intended to be and does not constitute a recommendation to any security holder as to how such security holder should vote or act on any matters relating to the proposed Restructuring Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the NVS Exchange Ratio is fair, from a financial point of view, to the holders of Embraer Non-Voting Shares, other than the Controlling Shareholders and their respective affiliates.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

ANNEX H
Free Translation
from the Portuguese

BY-LAWS OF

EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

CHAPTER I

CORPORATE NAME, HEAD OFFICES, BUSINESS PURPOSE

AND TERM OF DURATION

ARTICLE 1 –	EMBRAER – Empresa Brasileira de Aeronáutica S.A. (“Company”) is a joint stock company that is governed by these By-Laws and by applicable legislation.

Sole Paragraph – The Company was incorporated as a publicly-held company with private participation, authorized by Decree-Law No. 770, of August 19, 1969, and was privatized pursuant to Law No. 8031, of April 12, 1990, and to Public Notice No. PND-A-05/94-Embraer, of the Executive Committee of the National Privatization Program, published in the Official Gazette, Session 3, on pages 5774 to 5783.

HEAD OFFICES

ARTICLE 2 –

The Company has its head offices and jurisdiction in the City of São José dos Campos, State of São Paulo, and may incorporate subsidiaries and open branches, offices or agencies, as well as appoint agents or representatives in any part of Brazil or abroad, subject to resolution by the Board of Directors.

BUSINESS PURPOSE

ARTICLE 3 –	The Company has as its business purpose:

I.	To project, build and commercialize aircraft and aerospace materials and respective accessories, components and equipment, maintaining the highest standards of technology and quality;

II.	To promote and carry out technical activities related to the production and maintenance of aerospace material;

III.	To contribute to the development of skilled technical personnel as required by the aerospace industry; and

IV.	To carry out other technological, industrial and commercial activities, as well as provide services that are related to the aerospace industry.

PRINCIPLES

ARTICLE 4 –	The organization and operation of the Company shall observe the following principles:

I.

The securities issued by the Company shall be traded on the national and/or international capital markets, with due observance to all the legal requisites and the requirements of the institutions of such markets, in order to secure in such markets the financial resources that are necessary for its growth, maintenance of its competitiveness and continuation;

II.	The capital stock of the Company shall be solely represented by common shares;

III.	In the resolutions of the Shareholders’ Meeting:

	a)	no shareholder or group of shareholders, whether Brazilian or foreign, may exercise voting rights representing more than 5% of the number of shares into which the capital stock is divided; and

b)

foreign shareholders and groups of foreign shareholders shall not exercise voting rights representing more than 2/3 of the total of the votes conferred on the entirety of Brazilian shareholders present;

IV.

With due regard for the provisions of Article 55, the pre-establishment of majority of shareholders in the Shareholders’ Meeting by means of shareholders agreements concerning the exercise of voting rights, in order to form scales with a number of votes greater than the individual limit established in letter “a” of item III of this Article shall be prohibited;

	V.	The resolutions and acts of the bodies of the Company referred to in Article 9 herein shall be subject to the veto of the Federal Government; and

	VI.	The issuance of founders’ shares is prohibited.

ARTICLE 5 –	The Company shall have indefinite term of duration.

CHAPTER II

CAPITAL STOCK AND SHARES

CAPITAL STOCK

ARTICLE 6 –	The capital stock of the Company, fully subscribed and paid in, amounts to [•] Reais [R$ [•]], divided into [•] ([•]) common shares and one common Golden share (article 9), all with no par value.

PARAGRAPH ONE – The capital stock shall always and exclusively be divided into common shares, being prohibited the issuance of preferred shares.

PARAGRAPH TWO – The Golden share held by the Federal Government shall always comprise one single share, which shall preserve all of its prerogatives for as long as it is held by the Federal Government (pursuant to Article 8 of Law No. 9491/97).

ARTICLE 7 –

The capital stock may be increased, pursuant to Article 168 of Law No. 6404/76, upon issuance of up to 1,000,000,000 new common shares, by resolution of the Board of Directors, without any amendment to theses By-laws.

PARAGRAPH ONE – The Board of Directors shall establish the price and the number of shares to be issued, as well as the timeframe and the conditions for payment, provided, however, that a capital increase to be subscribed for and paid in upon contribution of assets shall be contingent upon approval of the appraisal report by the Shareholders’ Meeting, as set forth in the law.

PARAGRAPH TWO – Within the limit of the authorized capital, the Board of Directors may:

a)	resolve on the issuance of subscription bonus; and

b)

based on the plan approved by the Shareholders’ Meeting, grant stock options to the administrative officers or employees of the Company, or of a company that it controls, and the shareholders shall have no right of first refusal for acquisition of such shares; and

c)	approve an increase of capital stock by means of capitalization of profits or reserves, with or without bonification in shares.

TYPES OF SHARES

ARTICLE 8 –

All shares of the Company shall be registered as book-entry shares, maintained in deposit accounts in the name of the respective shareholders with a financial institution authorized by the Comissão de Valores Mobiliários – CVM and chosen by the Board of Directors.

PARAGRAPH ONE – The depositary of the book-entry shares shall charge directly to the Company the cost of the services for book-entry of shares.

PARAGRAPH TWO – The depositary shall maintain control of the number of shares held by Brazilian and foreign individuals or legal entities, with due regard for the provisions of Paragraph Two of Article 11.

GOLDEN SHARE HELD BY THE FEDERAL GOVERNMENT

ARTICLE 9 –	The Golden common share grants to the Federal Government veto powers regarding the following matters:

	I.	Change of the corporate name or business purpose of the Company;

	II.	Alteration and/or application of the Company’s logo;

	III.	Creation and/or alteration of military programs, whether or not involving the Federative Republic of Brazil;

	IV.	Development of third parties’ skills in technology for military programs;

	V.	Interruption of the supply of maintenance and replacement parts for military aircraft;

	VI.	Transfer of the equity control of the Company;

VII.

Any amendments: (i) to the provisions of this Article, of Articles 4, 15 and 16, of item III of Article 19, of paragraphs 1 and 2 of article 28, of item X, of Article 34, of item XII, of Article 40 or of Chapter VII; or further, (ii) the rights granted by these By-Laws on the Golden share.

PARAGRAPH ONE – The conduction of any public offering for acquisition of shares, as referred to in Article 55 hereof, shall be subject to prior approval of the Federal Government, as holder of the common Golden share.

PARAGRAPH TWO – With due regard for the provisions of Law No. 6404/76 and of Article 19, item III hereof, the matters listed hereinabove shall be subject to resolution by the Board of Directors of the Company, with observance to the following procedure:

I. The matter shall be subject to approval by the Board of Directors.

II. If approved by the Board of Directors, the Chairmain shall notify the member elected by the Federal Government so that the latter can exercise veto right or express its agreement in relation to of the matter within 30 days counting as from receipt of the mentioned notice.

III. Upon expiration of the period mentioned in item II above, a new meeting of the Board of Directors shall be held in order to: (i) reconsider the resolution, if the Federal Government has exercised its veto right in relation thereto; or (ii) ratify the resolution, if the Federal Government has expressed its agreement in relation or has not issued any intention or veto right within the timeframe set forth above.

IV. If the resolution is ratified by the Board of Directors, the matter shall be submitted for approval of the Shareholders’ Meeting, if so required by law, in which meeting the Federal Government may still exercise its veto power on the terms of this Article.

PARAGRAPH THREE – Without detriment to the procedure established in Paragraph Two above, the matters subject to veto rights of the Federal Government, as holder of the Golden share which are to be resolved by the Board of Directors, shall also be subject of prior notice sent by the Company to the Ministry of Finance, which notice shall be sent together with the notice mentioned in item II above, for pronouncement within 30 days counted from the receipt of the notice referred to in item II above.

EXCLUSION OF THE RIGHT OF FIRST REFUSAL

ARTICLE 10 –

The issuance of shares for increase of capital stock, which placement shall be effected by means of sale in a stock exchange or by a public subscription offering, may exclude the right of first refusal for former shareholders, or may reduce the term for exercise thereof.

SOLE PARAGRAPH. The provisions of this Article also apply to the issuance of debentures convertible into shares and of subscription bonuses, except if the latter are ascribed as an additional advantage to subscribers of shares or of debentures convertible into shares.

CHAPTER III

SHAREHOLDERS

BRAZILIAN SHAREHOLDERS

ARTICLE 11 –	For purposes of these By-Laws, the following are considered to be Brazilian shareholders (“Brazilian Shareholders”):

I – Brazilian individuals, whether native or naturalized, resident in Brazil or abroad;

II – legal private entities organized under the laws of Brazil that have their administrative head offices in Brazil and:

a) do not have foreigners as their controlling shareholders or as their controlling parent company, unless the latter is comprised under letter “b” of this item;

b) are controlled either directly or indirectly by one or more of the individuals referred to in item I;

III – investment funds or clubs organized under the laws of Brazil that have their administrative head offices in Brazil and whose managers and/or quotaholders holding the majority of their quotas are persons/entities referred to in items I and II.

PARAGRAPH ONE – The Company shall maintain records of the Brazilian Shareholders and Foreign Shareholders, as defined in this Article and in Article 12.

PARAGRAPH TWO – Brazilian Shareholders shall give evidence to the Company and to the depositary responsible for the book-entry shares that it fulfills the requirements of this Article and only after such evidence is given, shall it be included in the records of Brazilian Shareholders.

FOREIGN SHAREHOLDERS

ARTICLE 12 –

For purposes of these By-Laws, foreign shareholders (“Foreign Shareholders”) shall be persons or legal entities, investment funds or clubs and any other entities not comprised in the provisions of Article 11 and that cannot evidence, on the terms of Paragraph Two of Article 11, that they fulfill such requirements in order to be registered as Brazilian Shareholders.

GROUPS OF SHAREHOLDERS

ARTICLE 13 –	For purposes of these By-Laws, two or more shareholders of the Company shall be considered to be a group of shareholders (“Group of Shareholders”) in case:

I – They are parties to a voting agreement;

II – One of them is either directly or indirectly a controlling shareholder or controlling parent company of the other, or of the others;

III – They are companies directly or indirectly controlled by the same person/entity, or group of persons/entities, who may or may not be shareholders; or

IV – They are companies, associations, foundations, cooperatives and trusts, investment funds or portfolios, universalities of rights or any other forms of organization or undertaking (a) with the same administrators or managers, or further, (b) whose administrators or managers are companies that are directly or indirectly controlled by the same person/entity or group of persons/entities, which may or may not be shareholders.

PARAGRAPH ONE – In case of investment funds having a common administrator, only those whose policies of investment and of exercise of votes in Shareholders’ Meetings, on the terms of the respective regulations, falls under responsibility of the administrator on a discretionary basis, shall be considered to be a Group of Shareholders.

PARAGRAPH TWO – For purposes of these By-Laws, the holders of securities issued within the scope of the Company’s Depositary Receipts program shall not be considered to be a Group of Shareholders, unless they fall under any of the cases set forth in the main provision of this Article.

PARAGRAPH THREE – A Group of Shareholders shall be considered to be foreign whenever one or more of its members is a Foreign Shareholder.

PARAGRAPH FOUR – In addition to what is set forth in this Article, any shareholder in a given Shareholders’ Meeting represented by one same proxy, administrator or representative on any account, shall be considered as being a Group of Shareholders, except for the case of holders of securities issued within the scope of the Company’s Depositary Receipts program, when represented by the relevant Depositary Bank.

PARAGRAPH FIVE – In case of shareholders agreements that address the exercise of voting rights, all of their signatories shall be considered, on the terms of this Article, as members of one Group of Shareholders, for purposes of application of the voting limitation referred to in Article 15.

DISCLOSURE OBLIGATION

ARTICLE 14 –

All shareholders or Group of Shareholders are required to disclose, through notice to the Company and to the stock exchanges in which the securities issued by the Company are traded, the acquisition of shares that, together with those already held by it, exceed 5% of capital stock of the Company or multiples of such percentage.

PARAGRAPH ONE –The same requirement applies to holders of debentures convertible into shares and of subscription bonuses that entitle their holders to the acquisition of shares in the quantities provided under this Article.

PARAGRAPH TWO – Violation of the provisions of this Article shall give rise to application of the penalties described in Article 17 below.

VOTING RIGHTS

ARTICLE 15 –	Each common share shall grant the right to one vote in the resolutions of the Shareholders’ Meetings, with observance of the following limits:

I – no shareholder, or Group of Shareholders, whether Brazilian or foreign, may exercise votes representing more than 5% of the quantity of shares into which the capital stock of the Company is divided;

II – the totality of Foreign Shareholders present may not exercise, in each Shareholders’ Meeting, votes representing more than 2/3 of the votes that can be exercised by the Brazilian Shareholders present.

SOLE PARAGRAPH – Votes that exceed the limits established in this Article shall not be counted in the resolutions of the Shareholders’ Meeting.

ARTICLE 16 –	For purposes of compliance with the provisions of item II of Article 15, upon installation of each Shareholders’ Meeting:

I – the total number of votes that may be exercised by the Brazilian Shareholders and by the Foreign Shareholders present shall be assessed, based on the attendance list, and shall be disclosed by the Chairman of the Meeting (as established in Article 23, Paragraph Three below), with due regard for the provisions of items I and II of Article 15;

II – if the total votes of Foreign Shareholders exceeds two thirds (2/3) of the votes that may be exercised by Brazilian Shareholders, the number of votes of each Foreign Shareholder shall be proportionally reduced until elimination of the exceeding percentage, so that the total votes of foreigners do not exceed the limit of 40% of the total votes that can be exercised in the referred Shareholders’ Meeting.

PARAGRAPH ONE – The above limits shall be applied jointly and successively in relation to Foreign Shareholders and Groups of Foreign Shareholders.

PARAGRAPH TWO – The Chairman of the Shareholders’ Meeting shall inform the number of votes that may be exercised by each shareholder present, after application of the rules set forth in Article 15 and in this Article.

SUSPENSION OF EXERCISE OF RIGHTS

ARTICLE 17 –

The Shareholders’ Meeting may suspend the exercise of rights, including voting rights, of a shareholder that fails to comply with an obligation imposed by law, its regulation and by these By-Laws, including the requirement of showing evidence of Brazilian nationality as referred to in Paragraph Two of Article 11.

PARAGRAPH ONE – The suspension above mentioned may be determined by the Shareholders’ Meeting in any meeting, either annual or special, in which the matter is included in the agenda.

PARAGRAPH TWO – Shareholders that represent at least 5% of capital stock may call a Shareholders’ Meeting if the Board of Directors fails to respond, within a period of eight days, to a request for a call notice presented by them, with indication of the non-compliance with an obligation and of the identity of the violating shareholder.

PARAGRAPH THREE – The Shareholders’ Meeting shall be competent to approve the suspension of the political rights of the violating shareholder, and also to establish, in addition to other aspects, the extent and the period of suspension, provided that suspension of the rights of inspection and of request for information of the Company assured by law is hereby prohibited.

PARAGRAPH FOUR – The suspension of rights shall cease as soon as the referred obligation has been complied with.

SHAREHOLDERS’ AGREEMENT

ARTICLE 18 –	Any shareholders’ agreement concerning the exercise of voting rights that conflicts with the provisions of these By-Laws shall not be filed by the Company.

CHAPTER IV

SHAREHOLDERS’ MEETING

ATTRIBUTIONS

ARTICLE 19 -	It is exclusively incumbent upon the Special Shareholders’ Meeting, in addition to the attributions of Article 122 and other provisions of Law No. 6404/76:

	I.	To elect and dismiss the members of the Board of Directors;

	II.	To elect and dismiss the members of the Fiscal Committee and establish their remuneration;

III.

To resolve, when so required by applicable legislation, on matters that are subject to veto by the Federal Government, in its capacity of holder of the Golden share, as set forth in Article 9 of these By-Laws;

	IV.	To establish the total annual remuneration of the Company’s administrators and of the members of the Committees created by the Board of Directors;

	V.	To resolve on the proposal of withdrawal of the Company from the “Novo Mercado” (“Novo Mercado”) – of the São Paulo Stock Exchange - BOVESPA (“BOVESPA”);

VI.

To choose the specialized company responsible for the appraisal of the Company and preparation of the relevant report, in case of cancellation of its registration as a public company or its delisting from the Novo Mercado, as provided under Chapter VIII below;

VII.	To approve the granting of stock options plans to the administrators and/or employees of the Company or of companies controlled by it, according to Article 7, Paragraph Two, letter “b” hereto;

VIII.	To attribute profit sharing participation to the management and/or employees of the Company, with observance of the legal limits and of the Company’s human resources policy;

IX.	To resolve on any proposal for allocation of profits and for distribution of dividends by the Company, as submitted by the management of the company; and

X.	To appoint the liquidator, as well as the Conselho Fiscal that shall operate during the period of liquidation of the Company.

CALL NOTICE

ARTICLE 20 –

The Shareholders’ Meetings shall be called by the Board of Directors or, in the cases provided by law, by shareholders or by the Conselho Fiscal, being the first call published with at least 30 days advance counting as from its first publication of the notice; if the Meeting is not held, a notice of second call shall be published with at least 15 days advance; and, if again the Meeting is not held, the third call shall be published with at least 8 days advance.

LEGITIMATION AND REPRESENTATION

ARTICLE 21 –

The parties present at the Meeting shall present evidence of their capacity as Brazilian Shareholders (Article 11) or Foreign Shareholders (Article 12), by presenting a legally qualified document of their identity and shall evidence, or shall deposit in the Company, no later than 48 hours prior to the time set forth for the Meeting, a document of proof of ownership of shares issued by the depositary of the book-entry shares, or the custodian thereof, on the terms of Article 41 of Law No. 6404/76.

PARAGRAPH ONE – The Company shall waive presentation of the document of proof by any holder of book-entry shares that has been included in the list of shareholders provided by the depositary.

PARAGRAPH TWO – A shareholder may be represented in a Shareholders’ Meeting by an attorney-in-fact appointed in accordance with Paragraph One of Article 126 of Law No. 6404/76, provided that the relevant instrument of power of attorney has been deposited in the head offices of the Company no later than 48 hours prior to the Shareholders’ Meeting.

INSTALLATION QUORUM

ARTICLE 22 –

Shareholders’ Meetings shall be installed on first call upon presence of shareholders representing at least 35% of the capital stock, except if the law requires a higher quorum; and shall be installed on second call upon presence of shareholders representing at least 25% of the capital stock; and, on third call, with any number of shareholders.

REGISTER OF ATTENDANCE

ARTICLE 23 –

Prior to the commencement of the meeting, the shareholders shall sign the “Attendance Book”, by stating their name and residence, the quantity of shares that they hold and their qualification as Brazilian Shareholders (Article 11) or Foreign Shareholders (Article 12).

PARAGRAPH ONE – The list of present shareholders shall be finalized by the Chairman of the Meeting immediately upon installation of the Meeting.

PARAGRAPH TWO – Shareholders that arrive at the Meeting after finalization of the list may participate in the meeting, although they shall not be granted voting rights in any corporate resolution. In addition, their shares shall not be counted for determination of the total of votes attributed to Brazilian Shareholders and to Foreign Shareholders.

PARAGRAPH THREE – Upon finalization of the list of shareholders, the Chairman of the Meeting shall inform the number of votes that may be exercised by each Brazilian Shareholder and by each Foreign Shareholder, with due regard for the provisions of Articles 15 and 16.

DESK

ARTICLE 24 –

The Shareholders’ Meeting shall be presided by the Chairman of the Board of Directors or, in case of its absence or vacancy, by the Vice-Chairman of the body; and in the case of absence or vacancy of both, by a shareholder elected by the Meeting amongst those present.

PARAGRAPH ONE – The Secretary of the Meeting shall be designated by the Chairman.

PARAGRAPH TWO – The Investor Relations Executive Officer, or a person designated by him, shall necessarily be present at the Shareholders’ Meeting in order to provide any clarifications and information for the shareholders and for the Presiding Officers concerning the matters comprised in the functions that are attributed to him under these By-Laws. Notwithstanding, it shall be exclusively incumbent upon the Chairman, with due regard for the rules established in these By-Laws, to take any decisions concerning the number of votes of each shareholder or as to the qualification of any shareholder as a Brazilian Shareholder or Foreign Shareholder.

VOTING

ARTICLE 25 –

For voting on resolutions of the Shareholders’ Meetings, the votes of Brazilian Shareholders and Foreign Shareholders (Articles 11 and 12) shall be computed separately, with due regard for the voting limits referred to in Articles 15 and 16.

SOLE PARAGRAPH –The Shareholders’ Meetings shall only resolve on matters that have been expressly provided for in the agenda, as contained in the relevant call notices, and is hereby prohibited to approve matters under a generic title.

CHAPTER V

BOARD OF DIRECTORS, EXECUTIVE COMMITTEE AND CONSELHO FISCAL

MANAGEMENT OF THE COMPANY

ARTICLE 26 –	The Company shall be managed by the Board of Directors and by the Executive Committee.

SOLE PARAGRAPH – The Board of Directors is the body of collegiate resolutions of the Company, while representation of the Company shall be exclusively conducted by the Executive Officers.

INVESTITURE

ARTICLE 27 –

The directors, executive officers and members of the Conselho Fiscal shall be vested in office through execution of the instrument of investiture, as drawn up in the Book of Register of Minutes of the Board of Directors or of the Executive Committee, or the Register of Minutes and Opinions of the Conselho Fiscal, as the case may be, as well as in any instrument of consent, by means of which they shall commit to comply with the terms and conditions of the Agreement for Participation in the Novo Mercado, as executed by the Company.

SECTION I

BOARD OF DIRECTORS

COMPOSITION

ARTICLE 28 –

The Board of Directors shall be composed of eleven members and respective alternates, all shareholders, elected by the Shareholders’ Meeting with a unified term of office of two years, reelection being allowed.

PARAGRAPH ONE – The Federal Government, in its capacity as holder of the Golden share, is entitled to elect one member of the Board of Directors and respective alternate.

PARAGRAPH TWO – The employees of the Company shall have the right to separately appoint two members of the Board of Directors and the respective alternates, being one member and the respective alternate appointed by the CIEMB (Embraer Employees’ Investment Club), and the other member and the respective alternate appointed by the employees that are not shareholders of the Company.

PARAGRAPH THREE – The other eight members shall be elected by the remaining shareholders of the Company, with due regard for the provisions of Articles 32 and 33. The Chairman of the Shareholders’ Meeting shall conduct the procedures related to the appointment of the members of the Board of Directors, and shall determine the voting mechanism concerning the election of directors referred to in this Paragraph (Article 32 or Article 33).

PARAGRAPH FOUR – The Chief Executive Officer of the Company, or the Executive Officer designated to substitute him/her, shall participate in all meetings of the Board of Directors provided, however that he/she shall not vote in respect of the resolutions thereof. It is prohibited for any member of the Board of Directors to simultaneously hold office as an Executive Officer of the Company.

ARTICLE 29 –	The Board of Directors shall have a Chairman and a Vice-Chairman, who shall be chosen by the Shareholders’ Meeting immediately upon appointment of the directors of the Company.

ARTICLE 30 –	Replacement of the members of the Board of Directors, either on a temporary basis or as a result of permanent vacancy of the seat, shall be conducted as follows:

	I.	In case of incapability of an effective member, its alternate shall take office until the moment such incapability ceases;

II.

In case of permanent vacancy of an effective member, its alternate shall take office until the following first Annual Shareholders’ Meeting is held, in which the effective new member to the vacant seat shall be appointed;

III.

In case of vacancy, either simultaneous or successive, of the offices of effective member and the respective alternate, the other members of the Board of Directors shall designate the corresponding substitutes, who shall serve up to the following first Shareholders’ Meeting, in which their definite substitutes shall be appointed;

	IV.	In case of temporary absence or incapability of the Chairman of the Board, its functions shall be exercised on a temporary basis by the Vice –Chairman of the Body; and

V.

In case of vacancy of the Chairman of the Board of Directors, the Vice –Chairman of the Board shall assume as Chairman of the body on an interim basis and shall immediately call a Shareholders’ Meeting to appoint the substitute for the vacant office and to appoint a new Chairman of the Board of Directors.

MEMBERS OF THE BOARD OF DIRECTORS

ARTICLE 31 –	The members of the Board of Directors shall have fair reputation and, except if otherwise waived by the Shareholders’ Meeting, will not be elected if:

I – they hold positions in companies that could be considered as competitors of the Company; or

II – they have or represent an interest that conflicts which the interest of the Company.

PARAGRAPH ONE – For purposes of the provisions of Article 115 of Law No. 6,404/76, a vote cast by a shareholder aiming at the election of a member of the Board of Directors that does not satisfy the requirements of this Article shall be considered abusive.

PARAGRAPH TWO – No member of the Board of Directors may have access to information, participate in meetings of the body or exercise any vote on matters in which it has or could have an interest that conflicts with the interests of the Company.

PARAGRAPH THREE – For the election of the members of the Board of Directors and respective alternates, as referred to in Paragraph Three of Article 28, and regardless of the process of election that may be adopted (Article 32 or Article 33), any shareholder that wishes to recommend a candidate and/or alternate that is/are not a member(s) of the Board of Directors, shall notify the Company in this regard in writing no later than ten days prior to the date when a Shareholders’ Meeting shall be held, and indicate the name, qualification and professional résumé of each candidate, together with a document signed by the candidate attesting its acceptance to run for the seat. The Company shall publish, no later than 8 days prior to the date of the Shareholders’ Meeting, a notice informing the shareholders the place where they can obtain the list of all candidates presented on the terms of this Paragraph and a copy of their qualifications and professional résumés.

ELECTION BY SCALE VOTING

ARTICLE 32 –

With due regard for the provisions of Article 33, the election of the members of the Board referred to in Paragraph Three of Article 28 shall be conducted under a system of scale voting, whereby voting on individual candidates shall not be allowed.

PARAGRAPH ONE – The Board of Directors shall always propose to the shareholders’ meeting the appointment of a scale to the Board of Directors composed by the current effective members of the Board and their respective alternates, with observance of the following rules:

a) if any Director voluntarily decides not to or is incapable to take part in the proposed scale, the Board of Directors shall occupy the vacancy seat for purposes of the proposal;

b)  the Company’s management, within no later than 30 days prior to the date set for the Shareholders’ Meeting, shall send to the stock market, insert in the company’s website and make available for the shareholders at the Company’s head offices, a document with the names, qualifications and résumés of the candidates for members and alternates that compose the scale established on the terms of this Paragraph.

PARAGRAPH TWO – Any other shareholder or group of shareholders has the right to propose other scales to compose the Board of Directors, with observance to the following:

a)  the proposal must be sent in writing to the Company within ten days prior to the date for which the Shareholders’ Meeting has been called, being forbidden for the same shareholder or group of shareholders to present more than one scale;

b) the notification must contain the information and documents mentioned in Paragraph Three of Article 31, and shall specify the effective members and respective alternates;

c)  until eight days prior to the date for which the Shareholders’ Meeting has been called, the Company shall publish a notice, to be available on a website in the company’s website, informing the place where the shareholders can obtain copies of the scales’ proposals.

PARAGRAPH THREE – A person may participate in two or more different scales, including the one referred to in Paragraph One.

PARAGRAPH FOUR – Each shareholder may only vote on one scale, and votes shall be counted with observance of the limits provided under Articles 15 and 16; the candidates of the scale that receives the higher number of votes in the Shareholders’ Meeting shall be declared elected.

ELECTION BY CUMMULATIVE VOTE

ARTICLE 33 –

In the election of the members of the Board of Directors and their respective alternates, referred to in Paragraph Three of Article 28, shareholders representing at least 5% of the corporate capital may request the election by cumulative voting no later than 48 hours prior to the date for which the Shareholders’ Meeting has been called.

PARAGRAPH ONE – Immediately upon receipt of request, the Company must publish a notice to the shareholders informing that the election shall be conducted by the cumulative voting process.

PARAGRAPH TWO – Upon installation of the meeting, the Desk, based on Brazilian Shareholders and Foreign Shareholders that have signed the Attendance Register and the number of shares they hold, shall count the number of votes entrusted to each shareholder, Brazilian and foreign, in accordance to the following terms:

a)

firstly, the number of votes to be cast by each shareholder shall be assessed, according to the provisions of item I of Article 15, being ascribed to each share, not to exceed the limit of 5% of the total shares of the Company, as many votes as the number of members of the Board to be elected;

b)

if the total Foreign Shareholders’ votes exceed 2/3 of the total of  the Brazilian Shareholders votes, a percentage shall be established to reduce the votes of each Foreign Shareholder in order to comply with the limit set forth in item II of Article 15.

PARAGRAPH THREE – The following persons shall be candidates for office as members and their respective alternates of the Board of Directors:

a)	members of the scale referred to in Paragraphs One and Two of Article 32; and

b)	any candidate and respective alternate that is not a member of the Board of Directors, but that has been indicated by a shareholder under the terms of Paragraph Three of Article 31.

PARAGRAPH FOUR – Each shareholder shall have the right to cumulate the votes entitled to it pursuant to the terms of Paragraph Two on one single candidate and respective alternate, or to distribute them among several candidates. The members and respective alternates that receive the higher number of votes shall be declared elected.

PARAGRAPH FIVE – Any vacant offices that have not been filled due to a tie, shall be subject to a new voting, under the same process, after adjustment is made to the number of votes entitled to each shareholder based on the number of seats to be filled.

PARAGRAPH SIX – Whenever the election is conducted under this process of cumulative voting, the dismissal of any member of the Board of Directors by the Shareholders’ Meeting shall immediately result in the dismissal of all the other members, thus requiring a new election; in other cases of vacancy, if there is no alternate, the first following Shareholders’ Meeting shall proceed with the new election of the entire Board of Directors.

PARAGRAPH SEVEN – Paragraph Four of Article 141 of Law No. 6,404/76 shall only be applicable in case the Company comes to have a controlling shareholder.

ATTRIBUTIONS

ARTICLE 34 –	The Board of Directors shall be competent:

	I.	To establish the general business guidelines of the Company;

	II.	To elect and dismiss the executive officers of the Company and establish their attributions, with due regard for the provisions of these By –Laws;

III.

Respecting the authority of the Executive Committee, to establish the functions and responsibilities of the Company’s Executive Officers, indicating among them the Investors Relations Executive Officer, in accordance with CVM’s regulations;

IV.

To control the management by the Company’s Executive Officers, examining at any time the Company’s books and documents, requesting information on agreements executed or to be executed, and on any other acts;

	V.	To evaluate the quarterly results of the Company’s operations;

	VI.	To evaluate the Management Report and the Accounts of the Executive Committee, resolving on their submission to the Shareholders’ Meeting;

	VII.	To call the independent auditors to provide any clarifications deemed necessary about the Company;

	VIII.	To call the Company’s Annual Shareholders’ Meetings and, whenever necessary, the General Special Shareholders’ Meeting;

	IX.	To approve the annual and pluriannual budgets, the strategic guidelines, the expansion projects and the Company’s investment programs, as well as to monitor their implementation;

X.	To resolve on the matters subject to veto by the Federal Government, submitting them to the appreciation of the Shareholders’ Meeting, whenever required by Law No. 6,404/76;

XI.	To issue prior opinion on any matter to be submitted to the Shareholders’ Meeting;

XII.	To resolve on:

	a)	the issuance of shares within the authorized capital, as set forth in Article 7 and its Paragraph One;

	b)	the issuance of subscription bonuses and, as set forth in Paragraph Two of Article 7 and the granting of stock option plans approved by the Shareholders’ Meeting, as referred to therein;

	c)	the acquisition by the Company of shares of its own issuance, to be kept in treasury or for subsequent cancellation or sale;

XIII.	To approve the sale or encumbrance of permanent assets, being able to establish limits of authority for the Executive Committee to carry out such transactions regardless of specific approval;

XIV.	To resolve on the issuance by the Company of common non –convertible debentures and without real estate collateral;

XV.

To authorize the issuance by the Company of any credit instruments for funds raising, whether bonds, notes, commercial papers or others, as commonly used in the market, resolving also on the conditions for their issuance and redemption;

XVI.	To approve the incorporation of subsidiaries and participation of the Company in the corporate capital of other companies or enterprises of any kind, in Brazil or abroad;

XVII.	To authorize the opening, transfer or closing of offices, branches, premises or other establishments of the Company;

XVIII.	To authorize the Company to pledge guarantees and to grant credit facilities to third parties, except as set forth in item XI of Article 40 below;

XIX.	To approve the contracting of the financial institution that shall render the book –entry share services;

XX.	To approve the Company’s policy of salary and human resources, including the criteria for compensation, rights and benefits, as well as the individual remuneration of the management;

XXI.	To authorize the transfer of the Company’s funds to employees’ associations, welfare and recreational entities, private pension funds and foundations;

XXII.	To hire and dismiss the Company’s independent auditors, with observance to the recommendations of the Conselho Fiscal;

XXIII.	To determine the conduction of inspections, auditing of or settlement of accounts at the Company’s subsidiaries, controlled or affiliated companies, as well as at foundations that it sponsors;

XXIV.

To previously approve the execution of all acts or any agreements or transactions of any kind involving, on one side, the Company and, on the other side: (i) any shareholder of the Company that holds more than 5% of its capital stock; (ii) any managers of the Company, whether effective or alternate, as well as their respective spouses and relatives up to the 4th degree; or (iii) any companies that are controlled by, controllers of, affiliates of or under common control with any one of the parties mentioned in items “i” and “ii”;

XXV.

To define the triple list of specialized companies, from which the Shareholders’ Meeting shall choose the one that shall conduct the economic appraisal of the Company and prepare the respective report, in the event of delisting of the Company as a public company from BOVESPA’s Novo Mercado;

XXVI.	With due regard for these By –Laws and the applicable legislation, to provide on the priorities of its works and to adopt or establish procedural rules for the operation of the Company; and

XXVII.

To exercise the normative functions for the activities of the Company, being allowed to undertake responsibility for any matter that is not comprised within the exclusive authority of the Shareholders’ Meeting or the Executive Committee.

PARAGRAPH ONE – The dismissal of members of the Executive Committee shall depend on affirmative votes of at least seven members of the Board of Directors.

PARAGRAPH TWO – With due regard for the maximum limit established by the General Shareholders’ Meeting, the Board of Directors shall determine the remuneration of each one of its members, of each one of the members of the Special Committees (Articles 35 and 36) and of each Officer of the Company, taking into account their responsibilities, the time dedicated to their functions, their competence, their professional reputation and the value of their services in the market.

PARAGRAPH THREE – The Chairman of the Board of Directors shall, in addition to other responsibilities provided in these By –Laws, call and preside the meetings of the Board of Directors and the General Shareholders’ Meetings.

SPECIAL COMMITTEES OF THE BOARD

ARTICLE 35 –	The Board of Directors shall designate a permanent Special Committee composed of up to four members, having no resolution or management powers, in order to assist in the performance of its functions.

PARAGRAPH ONE – Members of the Company’s Board of Directors, either effective or alternates, or of the Executive Committee, may compose the Special Committee.

PARAGRAPH TWO – In case of appointment of members of the Executive Committee to compose the Special Committee, such Officer accumulating functions in both the Executive committee and in the Special Committee shall be entitled only to the greatest remuneration among the seats occupied. The members of the Board of Directors appointed to compose the Executive Committee may accumulate the remunerations that are applicable to both seats occupied.

ARTICLE 36 –

The Board of Directors may create Advisory Committees to the management of the Company, with restricted and specific purposes and with a limited duration, appointing the members thereto and establishing their remuneration, if applicable, with observance to the total limit established by the General Shareholders’ Meeting.

PARAGRAPH ONE – Members of the Company’s Board of Directors, effective or alternate, or members of the Executive Committee, may be appointed to compose the Advisory Committees.

PARAGRAPH TWO – In case of appointment of members of the Executive Committee to compose the Advisory Committees, the Officer accumulating functions shall be entitled only to the greatest remunerations applicable to each one of the seats occupied. The members of the Board of Directors appointed to compose such body may accumulate the remunerations applicable to both seats occupied.

SECTION II

EXECUTIVE COMMITTEE

COMPOSITION

ARTICLE 37 –

The Executive Committee shall be composed of at least four and at most eleven Officers, one of whom shall be the Chief Executive Officer, all of them with a term of office of two years, reelection being permitted. The designations and attributions of each Officer shall be determined by the Board of Directors, which shall designate the Officer that shall serve as Officer of Investor Relations.

PARAGRAPH ONE – The Chief Executive Officer shall be substituted in the event of incapability or absence by one of the Officers that it comes to designate, who shall then accumulate such functions.

PARAGRAPH TWO – In the event of vacancy as the office of Chief Executive Officer, one of the other Officers, as designated by the Chairman of the Board of Directors, shall assume on an interim basis, until the first following meeting of the Board of Directors, which shall then designate the new Chief Executive Officer.

PARAGRAPH THREE – In the event of temporary absence or incapability, the remaining Officers shall be replaced by another Officer, as chosen by the Chief Executive Officer.

PARAGRAPH FOUR – In the event of permanent vacancy of an Officer, one of the other Officers, as designated by the Chief Executive Officer, shall assume on an interim basis, accumulating its functions until the first following meeting of the Board of Directors.

PARAGRAPH FIVE – The Officer that replaces the Chief Executive Officer or any of the other Officers on the terms of this Article shall not be entitled to any additional remuneration.

ATTRIBUTIONS OF THE OFFICERS

ARTICLE 38 –

The Officers shall comply with and assure the compliance with these By –Laws, the resolutions of the Board of Directors and of the General  Shareholders’ Meeting, and practice, within the limits of their attributions, all acts necessary to the regular operations of the Company.

PARAGRAPH ONE – The Chief Executive Officer shall be competent:

a) to convene and preside the meetings of the Executive Committee;

b) to propose to the Board of Directors the composition of the Executive Committee;

c) to propose to the Board of Directors the distribution of the functions of the other Officers;

d) to guide and coordinate the activities of the other Officers;

e) to direct the activities related to the general planning of the Company and of its controlled subsidiaries;

f) to maintain the members of the Board of Directors informed on the activities and the progress of the operations of the Company; and

g) to perform other attributions assigned to it by the Board of Directors.

PARAGRAPH TWO – The other Officers shall assist and aid the Chief Executive Officer in the management of the Company’s business and, under orientation and coordination of the Chief Executive Officer, perform the functions attributed by the Board of Directors.

AUTHORITY AND ATTRIBUTIONS OF THE EXECUTIVE COMMITTEE

ARTICLE 39 –

The Executive Committee shall have powers to practice all acts necessary for the achievement of the corporate purposes, with due observation to all legal provisions and to these By –Laws, as well as to the resolutions of the General Shareholders’ Meeting and of the Board of Directors.

ARTICLE 40 –	In addition to other functions provided for by law and by these By –Laws, the Executive Committee shall be competent:

	I.	To comply and ensure compliance with these By–Laws and with the resolutions of the Board of Directors and of the Shareholders’ Meeting;

II.

To prepare and submit to the Board of Directors on an annual basis the Company’s business plan and general budget, as well as the strategic plan and its annual updates, and to coordinate its implementation;

	III.	To propose to the Board of Directors the essential guidelines for the Company’s corporate business policy;

IV.

To annually submit for appreciation of the Board of Directors the Management Report and the Accounts of the Executive Committee accounts, together with the independent auditors’ report, as well as a proposal for allocation of the profits assessed in the previous fiscal year;

	V.	To create and eliminate the Company’s operational units;

	VI.	To recommend and provide for the dismissal of managers of the subsidiaries and to appoint and dismiss the manager of the Company’s operational units;

	VII.	To prepare on an annual basis the Executive Committee’s Actions and Targets Plan, submitting it to the Board of Directors in its regular meetings, together with the performance and results achieved;

	VIII.	To present to the Board of Directors and to the Fiscal Committee, on a quarterly basis, the detailed economic, financial and equity balance sheet of the Company;

	IX.	To propose to the Board of Directors the establishment or closing of subsidiaries, branches, offices and agencies of the Company, in Brazil and abroad;

	X.	To develop and submit to the Board of Directors the policy for salary of the Company and its subsidiaries;

XI.

To authorize the Company to pledge guarantees and grant financing to its subsidiaries, specific purpose companies and others that either directly or indirectly are under control of the Company, as duly restated in its financial statements; and

XII.

To submit for appreciation of the Board of Directors the matters that are subject to veto by the Federal Government, as holder of the Golden share, pursuant to Article 9 and of item III of Article 19 of these By–Laws.

REPRESENTATION OF THE COMPANY

ARTICLE 41 –

Except for the cases provided in the paragraphs of this article, the Company shall be validly bound whenever represented by two members of the Executive Committee, by the signature of a member of the Executive Committee together with one attorney–in–fact, or by two attorneys–in–fact, within the limits of their respective powers of attorney.

PARAGRAPH ONE – The acts for which these By–Laws require prior authorization from the Board of Directors shall only be valid once such requirement is fulfilled.

PARAGRAPH TWO – The Company may be represented by only one Officer or one attorney–in–fact in the following acts:

	I.	receiving acquittance of amounts owed by the Company;

	II.	issuance, trading, endorsement and discount of trade bills related to its sales;

	III.	signature on correspondence that does not create obligations for the Company;

IV.	representation of the Company in shareholders’ and quotaholders’ meetings of companies in which it holds equity interest;

V.	granting of a power of attorney for legal counseling for representation in court or in administrative proceedings;

VI.	representation of the Company in court, except for the performance of acts that imply waiver of rights; and

VII.

performance of acts relating to simple administrative routine, including in respect to government agencies, mixed –capital companies, commercial registries, Labor Courts, INSS (National Social Security Institute), FGTS (Unemployment Compensation Fund) and their collecting banks, and other entities of the same nature.

PARAGRAPH THREE – The Board of Directors may authorize the performance of specific acts binding the Company by the signature of only one Officer or of one regularly appointed attorney –in –fact; or further, establish jurisdiction and limits of authority for the performance of acts by one single representative.

PARAGRAPH FOUR – For the appointment of attorneys –in –fact, the following rules shall be observed:

I.

all powers of attorney shall be granted by the Chief Executive Officer, or by its substitute, jointly with another Officer, and shall have defined purposes and term of effectiveness, except if concerning ad judicia powers, in which case the term of effectiveness may be indefinite; and

II.

whenever the power of attorney has as an objective, the performance of an act that depends on prior authorization by the Board of Directors, it shall only be granted upon such authorization, which shall be mentioned in the instrument of power of attorney.

SECTION III

CONSELHO FISCAL

ARTICLE 42 –

The Company’s Conselho Fiscal shall operate on a permanent basis and shall be composed of five members and an equal number of alternates, shareholders or not, resident in Brazil and appointed by the General Shareholders’ Meeting, with the attributions as provided for by law.

PARAGRAPH ONE – For the appointment of members of the Conselho Fiscal, the rules set forth in Article 32 regarding appointment of the members of the Board of Directors shall apply, to the extent that they are pertinent and do not conflict with the rules of this Article.

PARAGRAPH TWO – The Shareholders’ Meeting shall designate the Chairman of the body and its alternate, amongst the members elected.

PARAGRAPH THREE – With due regard for legal requirements, one of the members of the Conselho Fiscal and its alternate shall be independent from management, a non –shareholder with indisputable reputation and knowledgable on accounting, including U.S. accounting practices (US GAAP) (the “Specialist Member”); the Executive Committee shall suggest to the Shareholders’ Meeting a list of persons that fulfill these requirements, but the General Shareholders’ Meeting may elect persons that are not included in the list, provided that they fulfill the requirements hereof.

PARAGRAPH FOUR – In the event that the Company, as set forth in Article 55, comes to be controlled by a controlling shareholder or controlling company, as defined by law, then the minority shareholders shall have the right to separately elect one member and the respective alternate to the Conselho Fiscal, provided that such minority shareholders jointly represent 10% or more of the shares.

PARAGRAPH FIVE – The remuneration of the members of the Conselho Fiscal shall be established by the Shareholders’ Meeting that appoints them, with observance of legal requirements and limits and taking into account their experience, background and reputation. If the Shareholders’ Meeting deems convenient, the Specialist Member may receive remuneration that is differentiated from the other members, in order to make it compatible with the market remuneration paid to professionals with similar experience and level of specialization.

ARTICLE 43 –

The Conselho Fiscal shall meet on a regular basis every quarter of the fiscal year to analyze the quarter balance sheets and other financial statements periodically prepared by the Company, and on a special basis whenever convened by its Chairman, by its own initiative or upon request of any one of its members.

PARAGRAPH ONE – The special meetings shall be called by means of a written communication containing the place, date and time of the meeting, as well as its agenda.

PARAGRAPH TWO – The meetings of the Fiscal Committee shall be installed with the presence of at least three members or alternates, and the Conselho Fiscal shall resolve by vote of the majority of the members present.

ARTICLE 44 –	The legal provisions and the provisions of these By –Laws concerning the Conselho Fiscal shall be regulated by its internal regulations, to be approved by such body.

PARAGRAPH ONE  – The Chairman of the Conselho Fiscal shall transmit to all members of the body the communications received from the administrative bodies and from the independent auditors, and forward to the administrative bodies requests received from its members.

PARAGRAPH TWO – The members of the Conselho Fiscal shall perform their functions in the interest of the Company, even if elected by a group or class of shareholders.

PARAGRAPH THREE  – Based on the illegality of the act and upon a justified decision, the Conselho Fiscal may refuse to transmit a request for information, clarification, special financial statements or assessment of specific facts.

PARAGRAPH FOUR  – The Conselho Fiscal shall perform the functions of “Audit Committee” as set forth in U.S. legislation, particularly the Sarbannes –Oxley Act. For this purpose, it shall also perform the following functions, in addition to the attributions ascribed to it by Law No. 6,404/76:

	a)	to present recommendations to the Board of Directors for the choice or replacement of the external auditing company, and in what concerns its remuneration;

	b)	to supervise the work of the external auditors and to render opinion on the contracting of other services with the external auditing company;

	c)	to take initiatives and measures necessary for acknowledgement and assessment of complaints related to matters concerning the financial statements, internal controls and external auditing; and

	d)	to mediate any conflicts and controversies between the Company’s Management and the independent auditors.

SECTION IV

MEETINGS OF THE ADMINISTRATIVE BODIES

PERIODICITY OF THE MEETINGS

ARTICLE 45 –

All administrative bodies of the Company shall meet on a regular basis four times a year, according to a schedule to be disclosed always in the first month of each fiscal year by the Chairman of the respective body, and on a special basis whenever necessary.

CONVENANCE

ARTICLE 46 –

The administrative officers of the Company shall be called personally, in writing, for the respective meetings of the bodies with at least five days advance, by means of a letter, telegram, fax, email or any other form that enables proof of receipt of the call notice by the addressee.

PARAGRAPH ONE – The call notice shall be accompanied by the agenda to be discussed and examined in the meeting, as well as all of the support documents that may be necessary.

PARAGRAPH TWO – The meetings of administrative bodies may be installed regardless of call if all members of the body are present to it.

QUORUM FOR INSTALLATION AND RESOLUTION

ARTICLE 47 –

The meetings of the administrative bodies may only be installed and may only resolve upon the presence of the majority of its respective members; an administrative officer shall be considered present at the meeting if it participates by telephone conference call, or any other means that enables identification of the Board Member and simultaneous communication with all of the other persons present to the meeting.

ARTICLE 48 –	With due regard to exceptions set forth in these By –Laws, the resolutions of the meetings of the administrative bodies shall be taken by majority vote of the parties present.

CHAPTER VI

FINANCIAL STATEMENTS AND

DISTRIBUTION OF PROFITS

FISCAL YEAR AND FINANCIAL STATEMENTS

ARTICLE 49 –	The fiscal year begins on January 1 and ends on December 31 of each year.

PARAGRAPH ONE – At the end of each fiscal year, the Executive Committee shall provide for the preparation of the following financial statements, in observance with the applicable legal provisions:

	I.	balance sheet;

	II.	statement of changes in net worth;

	III.	statement of income of the fiscal year;

	IV.	statement of origin and application of funds; and

	V.	statement of cash flow.

PARAGRAPH TWO – Together with the financial statement for the fiscal year, the Board of Directors shall present to the Annual Shareholders’ Meeting a proposal for allocation to be given for the Company’s net profits, in observance with the provisions of these By –Laws and of the law.

MANDATORY DIVIDEND

ARTICLE 50 –

The shareholders shall be entitled to receive, in each fiscal year, a mandatory dividend corresponding to a percentage equivalent to 25% of the net income for the fiscal year, adjusted according to the following rules:

I – The net income for the fiscal year shall be reduced or increased by the following amounts:

a) the amount allocated for accrual of the legal reserve; and

b) the amount allocated for accrual of the reserve for contingencies and reversal of such reserve accrued in previous fiscal years;

II – The payment of the dividend determined on the terms of item I may be limited to the amount of the net income that has been realized for the period, provided that the difference is recorded as reserve for profits to be realized;

III – The profits recorded in the reserve for profits to be realized, when realized and when not absorbed by losses in previous periods, shall be added to the first dividend declared after the realization.

PARAGRAPH ONE – The dividend provided for in this Article shall not be mandatory for a fiscal year when the Board of Directors informs the Annual Shareholders’ Meeting that it is incompatible with the financial situation of the Company; the Conselho Fiscal shall render an opinion in that sense and the Company’s management shall send to the CVM, within five days following the Shareholders’ Meeting, a presentation justifying the information transmitted to the Shareholders’ Meeting.

PARAGRAPH TWO – Any profits that are not distributed on the terms of Paragraph One shall be recorded as a special reserve and, if not absorbed by losses in subsequent periods, shall be distributed as dividend as soon as the Company’s financial situation allows.

PARAGRAPH THREE – The Board of Directors may pay or credit interest on equity in each fiscal year, as set forth in the income tax legislation, upon ratification of the Annual Shareholders’ Meeting that examines the financial statements for the period.

PARAGRAPH FOUR – Interest on equity shall be attributed to the dividends declared by the Company.

RESERVE FOR INVESTMENT AND WORKING CAPITAL

ARTICLE 51 –

The Company shall maintain an Investment Reserve, which formation may, upon proposal by the Board of Directors correspond to a portion of up to 75% of the adjusted net income for each period, with the purpose to: (i) ensure funds for investments in permanent assets, without prejudice to the retention of profits pursuant to Article 196 of Law No. 6,404/76; (ii) strengthen working capital; and, (iii) utilize in redemption, reimbursement or acquisition of shares of the Company’s capital.

PARAGRAPH ONE – With observance to the legal applicable limit, the reserve may not exceed 80% of the Company’s capital stock.

PARAGRAPH TWO – Upon proposal of the Board of Directors, the Shareholders’ Meeting may at any time distribute dividends to be paid against the reserve referred to in this Article, or allocate its balance, either totally or in part, to the increase of capital stock, including upon bonification of shares.

INTERIM DIVIDENDS

ARTICLE 52 –

The Board of Directors may prepare semi –annual balance sheets and declare interim dividends. It may also prepare balance sheets and distribute dividends at shorter intervals, provided that all of the dividends paid in each six –month periods of the fiscal year do not exceed the amount of the capital reserves.

SOLE PARAGRAPH – The Board of Directors may declare dividends to be charged against the retained earnings account or to profit reserves existing in the previous annual or semi –annual balance sheet.

PROFIT SHARING

ARTICLE 53 –	The Shareholders’ Meeting may ascribe to profit sharing to the Company’s management, provided that it is in observance with the legal limit.

PARAGRAPH ONE – The profit sharing may only be ascribed to in a period in which the mandatory dividend referred to in Article 50 is distributed to the shareholders.

PARAGRAPH TWO – Whenever the Company pays interim dividends based on the profit assessed in a semi –annual balance sheet, which corresponds to an amount of at least 25% of the net income for the period, calculated as set forth in Article 52, the Board of Directors may resolve, upon ratification of the Shareholders’ Meeting, to share profits with the managers regarding such six –month period.

CHAPTER VII

PROTECTION MECHANISMS

MONITORING OF EQUITY INTERESTS

ARTICLE 54 –

In addition to Paragraph Two of Article 8 and Paragraph Two of Article 11, and without prejudice to the other provisions of these By –Laws, the Company, through a task force coordinated by the Officer for Investor Relations, shall monitor the changes in the equity interests held by the Company’s shareholders, thus preventing and, as the case may be, denouncing, on the terms of Paragraph One below, violation to these By –Laws and to the applicable legal and regulatory provisions, as well as to suggesting to the Shareholders’ Meeting the application of the penalties provided under Article 17 of these By –Laws.

PARAGRAPH ONE – If at any time the Officer for Investor Relations identifies a violation to any of the restrictions concerning the limit of shares held by one same shareholder or Group of Shareholders, it shall immediately inform such circumstances: (i) to the Chairman of the Board of Directors; (ii) to the Director appointed by the Federal Government, as holder of the common Golden share; (iii) to the Chief Executive Officer; (iv) to the members of the Conselho Fiscal; (v) to BOVESPA; and (vi) to CVM.

PARAGRAPH TWO – The Officer of Investor Relations has the right to request that the shareholders or Groups of Shareholders of the Company inform the composition of their direct and/or indirect equity holding, as well as the composition of their direct and/or indirect block of control and, if applicable, the actual or legal corporate and business group to which they belong.

PUBLIC TENDER OFFER IN CASE OF SUBSTANTIAL

ACQUISITION OF EQUITY INTEREST

ARTICLE 55 –

Any shareholder or Group of Shareholders that acquires or becomes the holder, for any reason of: (i) 35% or more or the total shares issued by the Company; or (ii) of other rights, including usufruct and trust, over shares issued by the Company that represent more than 35% of its capital (“Acquiring Shareholder”), shall, within a maximum period of 15 days from the date of acquisition or of the event that results in the ownership of the shares or rights in a quantity greater than the stipulated limits, submit to the Federal Government, as holder of the common Golden share, through the Ministry of Finance, a request to make of a public tender offer for acquisition of the totality of the shares issued by the Company, with observance of the provisions of applicable regulations, the regulations of BOVESPA and the terms herein.

PARAGRAPH ONE – The Federal Government, as holder of the common Golden share, shall have full discretion to accept or deny the request for conduction of the public offer. If the request is accepted, the Acquiring Shareholder shall make the tender offer within 60 days as of the date of approval, proceeding as set forth herein. If the request is denied, the Acquiring Shareholder, within a period of 30 days from the communication of the denial, shall sell all of the shares that exceed the limit established in the main provision of this Article.

PARAGRAPH TWO – The Acquiring Shareholder shall send to the Chief Executive Officer of the Company a copy of all documents related to the request to make a public tender offer that were delivered to the Federal Government or that were sent by the latter.

PARAGRAPH THREE – During the period comprised between the request to make the public tender offer and the reply from the Federal Government, whether positive or negative, the Acquiring Shareholder may not acquire or sell any shares or convertible securities issued by the Company.

PARAGRAPH FOUR – The price for acquisition in the public tender offer for each share issued by the Company may not be inferior to the result obtained from the application of the following formula:

OPA Price = Value of the Share + Premium

where:

“OPA PRICE” corresponds to the acquisition price for each share issued by the Company in the public tender offer of shares provided under this Article.

“VALUE OF THE SHARE” corresponds to the greater value  between: (i) the highest unit quotation of the shares issued by the Company during the 12 –month period prior to the conduction of the OPA (Public Tender Offer of Shares) among values recorded in any stock exchange in which the mentioned shares were traded; (ii) the highest price paid by the Acquiring Shareholder, during the 36 –month period prior to the conduction of the OPA, for a share or tranche of shares issued by the Company; (iii) the amount equivalent to 14.5 times the Consolidated Average EBITDA of the Company, as defined below, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares that it has issued; and (iv) the amount equivalent to 0.6 times the amount of firm backlog orders of the Company, according to the last information disclosed by the latter, reduced by the net consolidated indebtedness of the Company, divided by the total number of shares issued by the Company.

“PREMIUM” corresponds to 50% of the Value of the Share.

“RESTATED EBITDA OF THE COMPANY” means the restated operating profit of the Company before net financial expenses, income tax and social contribution, depreciation, depletion and amortization, as assessed based on the restated financial statements for the most recent complete  fiscal year of the Company, already audited and published.

“AVERAGE RESTATED EBITDA OF THE COMPANY” means the arithmetic average of the restated EBITDAs of the Company for the two most recent complete fiscal years.

PARAGRAPH FIVE – For purposes of Paragraph Four above, in the case of shares represented by depositary receipts (including shares related to the Depositary Receipt programs), the unit quotation for the share shall be determined by the division: (i) of the quotation for the respective deposit receipt in the market in which it is being traded; by (ii) the number of shares represented by the receipt.

PARAGRAPH SIX – The launch of the public tender offer of shares mentioned in the main provision of this Article does not preclude the possibility of another shareholder of the Company to launch a competing tender offer, as set forth in the applicable regulations.

PARAGRAPH SEVEN – The Acquiring Shareholder shall comply with any requests or requirements sent to CVM within the timeframes prescribed in the applicable regulations.

PARAGRAPH EIGHT – The public tender offer shall necessarily observe the following principles and procedures, in addition to others expressly provided in Article 4 of CVM Instruction No. 361, of March 5, 2002, as the case may be:

I.	be addressed indistinctively to all shareholders of the Company;

II.	be carried out in an auction to be conducted in the BOVESPA;

III.

be conducted in a way that assures equal treatment for the addressees, by providing them with adequate information concerning the Company and the offering party, and with the elements necessary for taking a considered and independent decision as to acceptance of the public offer;

IV.	be immutable and irrevocable after publication of the public notice for the offer, pursuant to CVM Instruction No. 361/02;

V.

be launched at the price determined according to the provisions of this Article and paid in Brazilian legal currency, in consideration for the acquisition of the shares issued by the Company in the public offer; and

VI.

be supported by an appraisal report of the Company, prepared by an institution with international reputation, independence and proven experience in the economic/financial valuation of public companies, prepared in accordance with the criteria set forth in Article 8 of CVM Instruction No. 361/02, with observance of the criteria established in Paragraph Four above for determination of the minimum price for the offer.

PARAGRAPH NINE – In the event that the Acquiring Shareholder fails to comply with the obligations set forth herein, including in what concerns the compliance with deadlines: (i) for request of authorization by the Federal Government to make the public tender offer; (ii) to conduct the public offering for purchase of shares; or (iii) for compliance with any requests or requirements of CVM, the Board of Directors of the Company shall convene a Special Shareholders’ Meeting in which the shareholder or Group of Shareholders in question shall be hindered from voting, to resolve on the suspension of the exercise of its shareholder’s rights, as provided under Article 17 of these By –Laws.

PARAGRAPH TEN – For purposes of calculation of the 35% percent of the total of the shares issued by the Company described in the main provision of this Article, the involuntary percentage increases in participation in the capital stock resulting from cancellation of treasury shares shall not be computed.

CHAPTER VIII

DELISTING AND

WITHDRAWAL FROM THE NOVO MERCADO

ARTICLE 56 –

The cancellation of registration of the Company with the CVM as a public company shall be subject to compliance with the provisions of Article 4 of Law No. 6,404/76, of the regulations of CVM and of the regulations of BOVESPA’s Novo Mercado.

CHAPTER IX

ARBITRATION TRIBUNAL

ARTICLE 57 –

Any dispute or controversy related to the construction or application of rules and provisions of the Regulations for Listing in BOVESPA’s Novo Mercado, of these By –Laws, of Law No. 6404, of December 5, 1976, of normative acts issued by  Conselho Monetário Nacional, by the Central Bank of Brazil and by CVM, as well as BOVESPA Regulations and other rules applicable to the operation of the capital markets in general, or deriving therefrom, shall be resolved through an arbitration proceeding conducted in accordance with the Regulations of the Chamber of Arbitration of the Market instituted by the BOVESPA.

SOLE PARAGRAPH – The provisions of this Article shall not apply in the event of a dispute or controversy related to or deriving from the common Golden share held by the Federal Government, or concerning its rights and prerogatives, on the terms of the Law or of these By –Laws, which shall be submitted to the jurisdiction of the Central Courts of the Judicial District of Brasília (Federal District).

CHAPTER X

TEMPORARY PROVISIONS

ARTICLE 58 –

The Board of Directors, elected on the date of approval of these By –laws shall have a term of office of three years, until the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As from such Shareholders’ Meeting, the term of office of the Board of Directors shall be that established in Article 28 above.

ARTICLE 59 –

The Executive Committee, elected on the first meeting of the Board of Directors held after the approval of these By –laws shall have a term of office of three years, until the Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008. As of that Meeting, the term of office of the Executive Committee shall be the one established in Article 37 above.

PARAGRAPH ONE – The Chairman of the Board of Directors, elected pursuant to Article 58, shall accumulate the office of Chief Executive Officer until the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2006, when the Board of Directors shall elect the new Chief Executive Officer, for a term of office lasting until the first Meeting of the Board of Directors to be held after the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended December 31, 2008.

PARAGRAPH TWO – Until the Annual Shareholders’ Meeting that approves the financial statements for the fiscal year ended on December 31, 2006, the quorum set forth in Paragraph One of Article 34 regarding dismissal of Executive Officers, shall be the majority of the members of the Board of Directors.

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

          Neither the laws of Brazil nor the Registrant’s bylaws or other constitutive documents provide for indemnification of directors or officers.  However, the Registrant maintains liability insurance, which insures and indemnifies its directors or officers against liability that he or she may incur in his or her capacity as such.

Item 21. Exhibits

(a)	Exhibits

The following documents are filed as part of this Registration Statement:

Exhibit Number	Description

2.1

Protocol of Merger and Justification of Embraer-Empresa Brasileira de Aeronáutica S.A. with and into Rio Han Empreendimentos e Participações S.A. dated January 19, 2006, and exhibits thereto, or Merger Agreement (English translation) included as Annex B to the prospectus.

3.1	Current bylaws of Rio Han Empreendimentos e Participações S.A. (English translation).

3.2	Proposed bylaws of Rio Han Empreendimentos e Participações S.A. (English translation), included as Annex H to the prospectus.

4.1*	Amended and Restated Deposit Agreement dated [______], 2006 among Rio Han Empreendimentos e Participações S.A., JPMorgan Chase Bank, N.A., as depositary, and Holders of American Depositary Receipts.

5.1*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados regarding the common shares and American Depositary Shares of Rio Han Empreendimentos e Participações S.A.

8.1*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados regarding tax matters.

8.2*	Opinion of Shearman & Sterling LLP regarding tax matters.

15.1	Letter regarding unaudited condensed consolidated interim financial information from Deloitte Touche Tohmatsu Auditores Independentes.

21.1	List of subsidiaries of Rio Han Empreendimentos e Participações S.A.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados (included as part of Exhibit 5.1).

23.3	Consent of Shearman & Sterling LLP (included as part of Exhibit 8.2).

24.1	Powers of Attorney (included in signature page).

99.1	Consent of Goldman Sachs & Companhia and Goldman Sachs & Co.

99.2	Consent of ACAL Consultoria e Auditoria S/S.

99.3	Consent of Citigroup Global Markets Inc.

*	To be filed by amendment

There are omitted from the exhibits filed with this registration statement instruments and agreements with respect to Embraer’s long-term debt, none of which is in a total amount that exceeds 10% of Embraer’s total assests.  The Registrant hereby agrees to furnish to the Commission copies of any such omitted promissory notes or other instruments or agreements as the Commission requests.

(b) Financial Statement Schedules

None.

Item 22. Undertakings

          The undersigned Registrant hereby undertakes:

          1 - To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          2 - That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3 - To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4 - To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

          5 - That, for the purpose of determining liability under the Securities Act to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          6 - The undersigned Registrant hereby undertakes:

          (i)          That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

          (ii)         (a) That is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposed of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          7 - Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São José dos Campos, State of São Paulo, Brazil, on February 22, 2006.

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

By:	/s/ ANTONIO LUIZ PIZARRO MANSO

Name:	Antonio Luiz Pizarro Manso
Title:	Attorney-in-fact

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Antonio Luiz Pizarro Manso, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments (including post effective amendments) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or her might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on February 22, 2006 in the capacities indicated:

Name	Title

/s/VITOR SARQUIS HALLACK	Officer

Vitor Sarquis Hallack

/s/ CARLOS ALBERTO CARDOSO MOREIRA	Officer

Carlos Alberto Cardoso Moreira

/s/ JOANNE CASWELL	Authorized Representative in the United States

National Registered Agents, Inc.
Joanne Caswell

EXHIBIT INDEX

Exhibit Number	Description

2.1

Protocol of Merger and Justification of Embraer-Empresa Brasileira de Aeronáutica S.A. with and into Rio Han Empreendimentos e Participações S.A. dated January 19, 2006, and exhibits thereto, or Merger Agreement (English translation) included as Annex B to the prospectus.

3.1	Current bylaws of Rio Han Empreendimentos e Participações S.A. (English translation).

3.2	Proposed bylaws of Rio Han Empreendimentos e Participações S.A. (English translation), included as Annex H to the prospectus.

4.1*	Amended and Restated Deposit Agreement dated [______], 2006 among Rio Han Empreendimentos e Participações S.A., JPMorgan Chase Bank, N.A., as depositary, and Holders of American Depositary Receipts.

5.1*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados regarding the common shares and American Depositary Shares of Rio Han Empreendimentos e Participações S.A.

8.1*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados regarding tax matters.

8.2*	Opinion of Shearman & Sterling LLP regarding tax matters.

15.1	Letter regarding unaudited condensed consolidated interim financial information from Deloitte Touche Tohmatsu Auditores Independentes.

21.1	List of subsidiaries of Rio Han Empreendimentos e Participações S.A.

23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.

23.2	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados (included as part of Exhibit 5.1).

23.3	Consent of Shearman & Sterling LLP (included as part of Exhibit 8.2).

24.1	Powers of Attorney (included in signature page).

99.1	Consent of Goldman Sachs & Companhia and Goldman Sachs & Co.

99.2	Consent of ACAL Consultoria e Auditoria S/S.

99.3	Consent of Citigroup Global Markets Inc.

*	To be filed by amendment